As filed with the Securities and Exchange Commission on June 8, 2020

No. 333-237702

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Immatics B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Paul-Ehrlich-Straße 15

72076 Tübingen, Federal Republic of Germany

Tel: +49 (7071) 5397-0

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Jordan Silverstein

Immatics US, Inc.

2130 W. Holcombe Blvd., Suite 900

Houston, Texas 77030

Tel: (281) 810-7545

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jocelyn M. Arel, Esq. Mitchell S. Bloom, Esq. Michael R. Patrone, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Christian O. Nagler, Esq. Peter S. Seligson, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value €0.01 per share	59,681,117(1)	$10.00	$596,811,170(2)	$77,466.09(3)
TopCo Public Warrants to purchase Ordinary Shares	7,187,500(4)	$1.91	$13,728,125(5)	$1,781.91(3)
Aggregate Fee			$610,539,295	$79,248.00(6)

(1)

Represents ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”), of the registrant (“TopCo”) to be issued upon completion of the business combination described in the proxy statement/prospectus contained herein (the “Business Combination”), and includes (a) 14,375,000 Ordinary Shares to be issued to holders of Class A ordinary shares of ARYA Sciences Acquisition Corp. (“ARYA”), (b) 3,593,750 Ordinary Shares to be issued to holders of Class B ordinary shares of ARYA, (c) up to 34,524,867 Ordinary Shares comprised of (i) 33,093,838 Ordinary Shares to be issued to the current shareholders of Immatics Biotechnologies GmbH (“Immatics”), (ii) 627,611 Ordinary Shares to be issued in exchange for outstanding vested Immatics employee SARs, (iii) 105,987 Ordinary Shares to be issued in exchange for shares outstanding under the Immatics board incentive program and (iv) 697,431 Ordinary Shares to be issued to the University of Texas MD Anderson Cancer Center in exchange for its shares of Immatics US, Inc. and (d) 7,187,500 Ordinary Shares issuable upon exercise of warrants of TopCo to be issued to holders of public warrants of ARYA, each in connection with the Business Combination.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.00 (the implied price of the Class A ordinary shares of ARYA) multiplied by (ii) 59,681,117 Ordinary Shares issuable in connection with the Business Combination.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001298.
(4)	Represents warrants of TopCo to be issued to holders of public warrants of ARYA in connection with the Business Combination.
(5)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $1.91 (the average of the high and low prices of the public warrants of ARYA as reported on NASDAQ on April 13, 2020) multiplied by (ii) 7,187,500 public warrants.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION, DATED JUNE 8, 2020

LETTER TO SHAREHOLDERS OF ARYA SCIENCES ACQUISITION CORP.

ARYA Sciences Acquisition Corp.

c/o Perceptive Advisors

51 Astor Place, 10th Floor

New York, New York 10003

Dear ARYA Sciences Acquisition Corp. Shareholder:

You are cordially invited to attend an annual general meeting of ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (“ARYA”), which will be held on                 , 2020 at 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022 (the “General Meeting”).

On March 17, 2020, ARYA, Immatics Biotechnologies GmbH, a German limited liability company (“Immatics”), Immatics B.V., a Dutch private limited liability company (“TopCo”), Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”), entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), pursuant to which several transactions will occur, and in connection therewith, TopCo will be the ultimate parent company of Immatics and ARYA (the “Business Combination”).

At the General Meeting, ARYA shareholders will be asked to consider and vote upon a proposal, as a special resolution (the “Business Combination Proposal” or “Proposal No. 1”), to adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, approve the First Merger and the plan of merger between ARYA and ARYA Merger Sub in the form tabled at the General Meeting, which will be substantially in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Plan of First Merger”), and approve the Second Merger and the plan of merger between the First Surviving Company (as defined below) and IB Merger Sub in the form tabled at the General Meeting, which will be substantially in the form attached to the accompanying proxy statement/prospectus as Annex C (the “Plan of Second Merger” and, together with the Plan of First Merger, the “Plans of Merger”).

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•

each of the shareholders of Immatics that duly executed and delivered a shareholder undertaking agreeing to participate in the transaction prior to Closing (collectively, the “Participating Shareholders”) will exchange (the “Exchange”) their equity interests in Immatics for ordinary shares, nominal value €0.01 per share, of TopCo (“TopCo Shares”);

•

immediately after the Exchange, TopCo will change its legal form from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap);

•	ARYA Merger Sub will merge with and into ARYA (the “First Merger”), with ARYA as the surviving company (the “First Surviving Company”) in the merger and will become a wholly owned subsidiary of TopCo;

•

in connection with the First Merger, (a) each Class A Share and Class B Share (collectively, the “ARYA Ordinary Shares”) will be automatically exchanged for one TopCo Share, (b) each outstanding public warrant to purchase Class A Shares (as defined below) (the “ARYA Public Warrants”) will be converted into a warrant to purchase one TopCo Share (the “TopCo Public Warrants”) and (c) the 5,953,125 outstanding warrants (the “Private Placement Warrants”) held by ARYA Sciences Holdings, a Cayman Islands exempted company (“ARYA Sponsor”), will be forfeited for no consideration and cancelled pursuant to the Sponsor Letter Agreement (as defined below); and

•

on the first business day following the closing date of the Business Combination, the First Surviving Company will merge with and into IB Merger Sub, with IB Merger Sub as the surviving company in the merger, and each ordinary share of the First Surviving Company will be automatically converted into one ordinary share of IB Merger Sub.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ARYA and TopCo entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 10,415,000 TopCo Shares at $10.00 per share for gross proceeds of $104,150,000 (the “PIPE Financing”) on the Closing Date, $25,000,000 of which will be funded by an affiliate of ARYA Sponsor (the “Sponsor PIPE Entity”). The TopCo Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Additionally, in connection with their entry into the Business Combination Agreement, ARYA and TopCo entered into a letter agreement (the “Sponsor Letter Agreement”) with ARYA Sponsor and the current independent directors of ARYA (the “ARYA Initial Shareholders”) pursuant to which (a) each ARYA Initial Shareholder agreed to vote to adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger, (b) ARYA Sponsor agreed to forfeit the Private Placement Warrants issued to it at the time of the ARYA IPO and (c) each ARYA Initial Shareholder agreed to waive any adjustment to the conversion rate at which their Class B ordinary shares (the “Founder Shares”) would convert into Class A ordinary shares (the “Class A Shares”) as a result of the PIPE Financing as provided for in the ARYA amended and restated memorandum and articles of association or any similar anti-dilution or similar protection.

In addition to the Business Combination Proposal, ARYA shareholders are being asked to consider and vote on a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the General Meeting is scheduled, there are insufficient ARYA Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of the Business Combination Proposal, or (C) if ARYA shareholders redeem an amount of Class A Shares such that the condition (the “Aggregate TopCo Transaction Proceeds Condition”) to each party’s obligation to consummate the Business Combination that the amount of cash in the Trust Account (net of the aggregate amount of cash required to satisfy any exercise by ARYA shareholders of their right to have ARYA redeem their Class A Shares in connection with the Business Combination (the “Cash Redemption Amount”) together with the proceeds from the PIPE Financing (the “Aggregate PIPE Proceeds”) (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) is not at least $150,000,000 (the “Adjournment Proposal” or “Proposal No 2”). The Adjournment Proposal will only be presented to ARYA shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied. Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

The Class A Shares, ARYA Public Units and ARYA Public Warrants are currently listed on the NASDAQ Capital Market (“NASDAQ”) under the symbols “ARYA,” “ARYAU” and “ARYAW,” respectively. Upon the closing of the Business Combination, the ARYA securities will be delisted from NASDAQ. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants on NASDAQ under the symbols “IMTX” and “IMTXW,” respectively, upon the closing of the Business Combination. We cannot assure you that the TopCo Shares or TopCo Public Warrants will be approved for listing on NASDAQ.

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TopCo is an “emerging growth company” under applicable United States federal securities laws and will be subject to reduced public company reporting requirements. Investing in TopCo’s securities involves a high degree of risk. See “Risk Factors” beginning on page 43 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in TopCo’s securities.

With respect to ARYA and the holders of the ARYA Ordinary Shares, the accompanying proxy statement/prospectus serves as a:

•

proxy statement for the general meeting of ARYA shareholders being held on                , 2020, where ARYA shareholders will vote on, among other things, a proposal to adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger; and

•	prospectus for the TopCo Shares and TopCo Public Warrants that ARYA shareholders and public warrant holders will receive in the Business Combination.

Pursuant to the ARYA amended and restated memorandum and articles of association, ARYA is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of the ARYA IPO and certain of the proceeds of the sale of the Private Placement Warrants. Redemptions referred to herein shall take effect as repurchases under the ARYA amended and restated memorandum and articles of association. The per-share amount ARYA will distribute to investors who properly redeem their Class A Shares will not be reduced by the aggregate deferred underwriting commission of $4,671,875 that ARYA will pay to the underwriters of the ARYA IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $                as of                 , 2020, the estimated per Class A Share redemption price would have been approximately $                . The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Class A Shares (i.e., in excess of 2,156,250 Class A Shares). ARYA has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by ARYA’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. In addition, in no event will ARYA redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the ARYA amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding ARYA Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that (i) none of ARYA’s public shareholders exercise

iii

their redemption rights with respect to their Class A Shares, (ii) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, (iii) the recipients of cash proceeds from the conversion of Immatics’ stock appreciation rights who are required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will re-invest such proceeds as set forth in the Business Combination Agreement, and (iv) the options issued to holders of Immatics’ stock appreciation rights that would vest on or after January 1, 2021, as contemplated by the Business Combination Agreement, are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method. For more information about the factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of TopCo.”

The ARYA Initial Shareholders have agreed to waive their redemption rights with respect to any ARYA Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the ARYA Initial Shareholders own 20% of the issued and outstanding ARYA Ordinary Shares, including all of the Founder Shares. The ARYA Initial Shareholders, and the other directors and officers of ARYA have agreed to vote any ARYA Ordinary Shares owned by them in favor of the Business Combination and the transactions contemplated thereby. The Founder Shares are subject to transfer restrictions. The ARYA amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of Class A Shares one day after the closing of the Business Combination, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the issued and outstanding ARYA Ordinary Shares after giving effect to the PIPE Financing. However, the ARYA Initial Shareholders have agreed to waive such conversion adjustment pursuant to the Sponsor Letter Agreement. As a result, each remaining Founder Share will be exchanged for one TopCo Share at the closing of the Business Combination, such that the ARYA Initial Shareholders will hold approximately 5.7% of the total number of TopCo Shares outstanding after the consummation of the Business Combination. Please see the section entitled “Frequently Used Terms and Basis of Presentation” in the accompanying proxy statement/prospectus for assumptions relating to this calculation.

ARYA is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournments or postponements of the General Meeting. Information about the General Meeting, the Business Combination and other related business to be considered by the ARYA shareholders at the General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the General Meeting, all ARYA shareholders are urged to read carefully the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of TopCo, ARYA and Immatics carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 43 of the accompanying proxy statement/prospectus.

After careful consideration, the ARYA Board has approved the Business Combination Agreement and the Business Combination, and recommends that ARYA shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination, the First Merger, the Second Merger, and the Plans of Merger, and “FOR” all other proposals presented to ARYA shareholders in the accompanying proxy statement/prospectus. When you consider the ARYA Board’s recommendation of these proposals, you should keep in mind that certain ARYA directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting.

iv

Your vote is very important. Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal is approved at the General Meeting. The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT ARYA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE GENERAL MEETING. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the ARYA Board, I would like to thank you for your support of ARYA Sciences Acquisition Corp. and look forward to a successful completion of the Business Combination.

Sincerely,

                , 2020

Joseph Edelman

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                , 2020, and is expected to be first mailed or otherwise delivered to ARYA shareholders on or about                , 2020.

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ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by TopCo, ARYA or Immatics. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of TopCo, ARYA or Immatics since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

vi

NOTICE OF ANNUAL GENERAL MEETING

OF ARYA SCIENCES ACQUISITION CORP.

TO BE HELD                , 2020

To the Shareholders of ARYA Sciences Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an annual general meeting of ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (“ARYA”), will be held on                 at 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022 (the “General Meeting”). You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.

Business Combination Proposal — RESOLVED, as a special resolution (the “Business Combination Proposal” or “Proposal No. 1”) (i) that the Business Combination Agreement, dated as of March 17, 2020 (as it may be amended from time to time, the “Business Combination Agreement,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex A), by and among ARYA, Immatics Biotechnologies GmbH, a German limited liability company (“Immatics”), Immatics B.V., a Dutch private limited liability company (“TopCo”), Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”), pursuant to which several transactions will occur, and in connection therewith, TopCo will be the ultimate parent company of Immatics and ARYA (the “Business Combination”), and ARYA’s entry into the Business Combination Agreement and transactions contemplated thereby be confirmed, ratified and approved in all respects; (ii) that: (a) ARYA be authorised to merge with ARYA Merger Sub so that ARYA be the surviving company and all the undertaking, property and liabilities of ARYA Merger Sub vest in ARYA by virtue of such merger pursuant to the Companies Law (2020 Revision) of the Cayman Islands; (b) the plan of merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex B, the “Plan of First Merger”) be authorised, approved and confirmed in all respects; and (c) ARYA be authorised to enter into the Plan of First Merger and (iii) that: (a) ARYA be authorised to merge with and into IB Merger Sub so that IB Merger Sub be the surviving company and all the undertaking, property and liabilities of ARYA vest in IB Merger Sub by virtue of such merger pursuant to the Companies Law (2020 Revision) of the Cayman Islands; (b) the plan of merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex C, the “Plan of Second Merger,” and together with the Plan of First Merger, the “Plans of Merger”) be authorised, approved and confirmed in all respects; and (c) ARYA be authorised to enter into the Plan of Second Merger; and

2.

Adjournment Proposal — RESOLVED, as an ordinary resolution, to adjourn the General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the General Meeting is scheduled, there are insufficient ARYA Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (B) in order to solicit additional proxies from ARYA shareholders in favor of the Business Combination Proposal, or (C) if ARYA shareholders redeem an amount of Class A Shares such that the condition (the “Aggregate TopCo Transaction Proceeds Condition”) to each party’s obligation to consummate the Business Combination that the amount of cash in the Trust Account (net of the aggregate amount of cash required to satisfy any exercise by ARYA shareholders of their right to have ARYA redeem their Class A Shares in connection with the Business Combination (the “Cash Redemption Amount”)) together with the proceeds from the PIPE Financing (the “Aggregate PIPE Proceeds”) ( net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) is not at least $150,000,000 (the “Adjournment Proposal” or “Proposal No 2”).

3.	Consideration of the financial statements of ARYA for the year ended December 31, 2019.

The record date for the General Meeting for ARYA shareholders that hold their shares in “street name” is May 29, 2020. For ARYA shareholders holding their shares in “street name”, only shareholders at the close of

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business on that date may vote at the General Meeting or any adjournment thereof. For the avoidance of doubt, the record date does not apply to ARYA shareholders that hold their shares in registered form and are registered as shareholders in ARYA’s register of members. ARYA shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each ARYA Ordinary Share held on the date of the General Meeting.

As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•

each of the shareholders of Immatics that duly executed and delivered a shareholder undertaking agreeing to participate in the transaction prior to Closing (collectively, the “Participating Shareholders”) will exchange (the “Exchange”) their equity interests in Immatics for ordinary shares, nominal value €0.01 per share, of TopCo (“TopCo Shares”);

•

immediately after the Exchange, TopCo will change its legal form from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap);

•	ARYA Merger Sub will merge with and into ARYA (the “First Merger”), with ARYA as the surviving company (the “First Surviving Company”) in the merger and will become a wholly owned subsidiary of TopCo;

•

in connection with the First Merger, (a) each Class A Share and Class B Share (collectively, the “ARYA Ordinary Shares”) will be automatically exchanged for one TopCo Share, (b) each outstanding public warrant to purchase Class A Shares (as defined below) (the “ARYA Public Warrants”) will be converted into a warrant to purchase one TopCo Share and (c) the 5,953,125 outstanding warrants (the “Private Placement Warrants”) held by ARYA Sciences Holdings, a Cayman Islands exempted company (“ARYA Sponsor”), will be forfeited for no consideration and cancelled pursuant to the Sponsor Letter Agreement (as defined below); and

•

on the first business day following the closing date of the Business Combination, the First Surviving Company will merge with and into IB Merger Sub, with IB Merger Sub as the surviving company in the merger, and each ordinary share of the First Surviving Company will be automatically converted into one ordinary share of IB Merger Sub.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ARYA and TopCo entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 10,415,000 TopCo Shares at $10.00 per share for gross proceeds of $104,150,000 (the “PIPE Financing”) on the Closing Date, $25,000,000 of which will be funded by an affiliate of ARYA Sponsor (the “Sponsor PIPE Entity”). The TopCo Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Additionally, in connection with their entry into the Business Combination Agreement, ARYA and TopCo entered into a letter agreement (the “Sponsor Letter Agreement”) with the ARYA Initial Shareholders (as defined below) pursuant to which (a) each ARYA Initial Shareholder agreed to vote to adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger, (b) ARYA Sponsor agreed to forfeit the Private Placement Warrants issued to it at the time of the ARYA IPO and (c) each ARYA Initial Shareholder agreed to waive any adjustment to the conversion rate at which their Class B ordinary shares (the “Founder Shares”) would convert into Class A ordinary shares (the “Class A Shares”) as a result of the PIPE Financing as provided for in the ARYA amended and restated memorandum and articles of association or any similar anti-dilution or similar protection.

ii

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of TopCo, ARYA and Immatics.

Pursuant to the ARYA amended and restated memorandum and articles of association, ARYA is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of the ARYA IPO and certain of the proceeds of the sale of the Private Placement Warrants. Redemptions referred to herein shall take effect as repurchases under the ARYA amended and restated memorandum and articles of association. The per-share amount ARYA will distribute to investors who properly redeem their Class A Shares will not be reduced by the aggregate deferred underwriting commission of $4,671,875 that ARYA will pay to the underwriters of the ARYA IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $                as of                 , 2020, the estimated per Class A Share redemption price would have been approximately $                . The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding Class A Shares (i.e., in excess of 2,156,250 Class A Shares). ARYA has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by ARYA’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. In addition, in no event will ARYA redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the ARYA amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding ARYA Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that (i) none of ARYA’s public shareholders exercise their redemption rights with respect to their Class A Shares, (ii) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, (iii) the recipients of cash proceeds from the conversion of Immatics’ stock appreciation rights who are required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will re-invest such proceeds as set forth in the Business Combination Agreement, and (iv) the options issued to holders of Immatics’ stock appreciation rights that would vest on or after January 1, 2021 as contemplated by the Business Combination Agreement, are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method. For more information about the factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of TopCo.”

iii

ARYA Sponsor and the current independent directors of ARYA (the “ARYA Initial Shareholders”), as well as ARYA’s officers and other current directors, have agreed to waive their redemption rights with respect to any ARYA Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the ARYA Initial Shareholders own 20% of the issued and outstanding ARYA Ordinary Shares, including all of the Founder Shares. The ARYA Initial Shareholders, and the other directors and officers of ARYA have agreed to vote any ARYA Ordinary Shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions. The ARYA amended and restated memorandum and articles of association includes a conversion adjustment which provides that the Founder Shares will automatically convert at the time of the Business Combination into a number of Class A Shares one day after the closing of the transactions contemplated by the Business Combination Agreement, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the issued and outstanding ARYA Ordinary Shares after giving effect to the PIPE Financing. However, the ARYA Initial Shareholders have agreed to waive such conversion adjustment pursuant to the Sponsor Letter Agreement. As a result, each remaining Founder Share will be exchanged for one TopCo Share at the closing of the Business Combination, such that the ARYA Initial Shareholders will hold approximately 5.7% of the total number of TopCo Shares outstanding after the consummation of the Business Combination. Please see the section entitled “Frequently Used Terms and Basis of Presentation” in the proxy statement/prospectus for assumptions relating to this calculation.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. The ARYA Board recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Joseph Edelman

Chairman of the Board of Directors

New York, New York

                , 2020

iv

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by TopCo (File No. 333-237702), constitutes a prospectus of TopCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the TopCo securities to be issued to ARYA shareholders and Immatics equityholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the general meeting of ARYA shareholders at which ARYA shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger by the approval and adoption of the Business Combination Proposal, among other matters.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

•	“€,” “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Immatics’ audited financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The Immatics logo , Immatics®, XPRESIDENT®, ACTengine®, ACTallo®, ACTolog®, XCEPTOR™, TCER™, AbsQuant™, IMADetect™ and other trademarks or service marks of Immatics appearing in this prospectus are the property of the Company. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

In this proxy statement/prospectus:

“Active Employee” means any active employee of Immatics or any of its subsidiaries, other than a Management Member, as of March 31, 2020.

“Aggregate PIPE Proceeds” means the cash proceeds to be actually received by TopCo or any of its Affiliates in respect of the PIPE Financing.

“Aggregate TopCo Transaction Proceeds Condition” means the condition to each party’s obligation to consummate the Business Combination if the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) is not at least $150,000,000.

“Ancillary Documents” means, collectively, the Sponsor Letter Agreement, the Investor Rights Agreement and the Subscription Agreements.

“ARYA” means ARYA Sciences Acquisition Corp., a Cayman Islands exempted company.

“ARYA amended and restated memorandum and articles of association” means the amended and restated memorandum and articles of association of ARYA, effective October 4, 2018.

“ARYA Board” means the board of directors of ARYA.

“ARYA Initial Shareholders” means ARYA Sponsor, Kevin Conroy, Dr. David Hung and Dr. Todd Wider.

“ARYA IPO” means ARYA’s initial public offering, consummated on October 10, 2018, of 14,375,000 ARYA Public Units (including 1,875,000 units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per unit, with each unit consisting of one Class A Share and one ARYA Public Warrant.

“ARYA Merger Sub” means Immatics Merger Sub 1, a Cayman Islands exempted company.

“ARYA Ordinary Shares” means collectively the Class A Shares and the Class B Shares.

“ARYA Public Units” means the units issued in the ARYA IPO, consisting of one Class A Share and one-half of one ARYA Public Warrant.

“ARYA Public Warrants” means warrants to acquire Class A Shares, issued as part of units in the ARYA IPO, at an initial exercise price of $11.50 per share.

“ARYA shareholder” means any holder of ARYA Ordinary Shares.

“ARYA Sponsor” means ARYA Sciences Holdings, a Cayman Islands exempted company and an affiliate of Perceptive.

“Business Combination” means all of the transactions contemplated by the Business Combination Agreement, including (i) the First Merger; (ii) the Exchange; (iii) the Conversion; and (iv) the Second Merger. For accounting and financial reporting purposes, the Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on IFRS 2 (“Share-based Payment”).

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of March 17, 2020, by and among ARYA, Immatics, TopCo, ARYA Merger Sub and IB Merger Sub which is attached hereto as Annex A, and as may be amended from time to time.

“Cash Redemption Amount” means the aggregate amount of cash required to satisfy any valid exercise by ARYA shareholders of their right to have ARYA redeem their Class A Shares in connection with the Business Combination.

“Cayman Islands Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands, as amended, modified, re-enacted or replaced from time to time.

“Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of ARYA.

“Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of ARYA.

“Conversion” means the transactions whereby TopCo will change its legal form from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap).

“DCGC” means the Dutch Corporate Governance Code, as of December 8, 2016 and as amended from time to time.

“Converted Options” means the options issued to holders of Unvested Immatics SARs, as contemplated by the Business Combination Agreement.

“Exchange” means the exchange by the shareholders of Immatics that have agreed to participate in the transaction of their equity interests in Immatics to TopCo in exchange for TopCo Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“First Merger” means the merger of ARYA with and into ARYA Merger Sub, with ARYA being the surviving company.

“Former Employees” means any former employee of Immatics whose service relationship with Immatics ended on or before March 31, 2020 and any Active Employee who tendered their resignation on or before March 31, 2020.

“Founder Shares” means the aggregate 3,593,750 Class B Shares that are currently owned by the ARYA Initial Shareholders, of which 3,503,750 shares are held by ARYA Sponsor and 30,000 shares are held by each of Mr. Kevin Conroy, Dr. Todd Wider and Dr. David Hung (for a combined total of 90,000 shares).

“First Anniversary of Closing” means the day one year after the consummation of the Business Combination.

“General Meeting” means the annual general meeting of ARYA that is the subject of this proxy statement/prospectus.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IB Merger Sub” means Immatics Merger Sub 2, a Cayman Islands exempted company.

“Immatics” means Immatics Biotechnologies GmbH, a German limited liability company, and, unless the context otherwise requires, its consolidated subsidiaries.

“Immatics Equity Plan” means each of the Immatics Biotechnologies GmbH Stock Appreciation Program 2010, the Immatics Biotechnologies 2016 Equity Incentive Plan and each other plan that provides for the award of rights of any kind to receive any share or any benefit measured in whole or in part by reference to any share of Immatics or any of its subsidiaries.

“Immatics SAR” means a stock appreciation right or tandem award in respect of Immatics Shares granted under an Immatics Equity Plan or otherwise.

“Immatics SAR Holders” means the holders of Immatics SARs.

“Immatics Shares” means ordinary shares of Immatics.

“Immatics US” means Immatics US, Inc., a Delaware corporation.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into by and among TopCo, the ARYA Initial Shareholders and certain investors, which shall be effective as of the closing of the Business Combination and which shall be substantially in the form attached hereto as Annex E.

“IRS” means the U.S. Internal Revenue Service.

“Management Members” means certain members of management of Immatics as set forth in the Schedules.

“Matching Stock Options” means the two (2) options to purchase one (1) TopCo Share each, with an exercise price equal to $10 (or higher, as necessary to comply with Section 409A of the U.S. Tax Code), granted by TopCo under the TopCo Equity Plan for each TopCo Share purchased by each holder of Vested Immatics SAR reinvesting a portion of his or her SAR Cash Proceeds.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Morrow” means Morrow Sodali LLC, proxy solicitor to ARYA.

“NASDAQ” means NASDAQ Stock Market LLC.

“Other Founder” means a co-founder of Immatics US affiliated with University of Texas MD Anderson Cancer Center.

“Participating Shareholders” means each of the shareholders of Immatics that duly executed and delivered the Shareholder Undertaking (as defined in the Business Combination Agreement) agreeing to participate in the transaction prior to Closing.

“Perceptive” means Perceptive Advisors LLC and, where applicable, its affiliates.

“PIPE Financing” means the private placement of 10,415,000 TopCo Shares to the PIPE Investors pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, for gross proceeds to TopCo in an aggregate amount of approximately $104,150,000, pursuant to the Subscription Agreements.

“PIPE Investors” means the investors (including the Sponsor PIPE Entity) in the PIPE Financing pursuant to the Subscription Agreements.

“Plan of First Merger” means, in connection with the First Merger, the plan of merger between ARYA and ARYA Merger Sub in the form tabled at the General Meeting, which will be substantially in the form attached hereto as Annex B.

“Plans of Merger” means, collectively, the Plan of First Merger and the Plan of Second Merger.

“Plan of Second Merger” means, in connection with the Second Merger, the plan of merger between the First Surviving Company and IB Merger Sub in the form tabled at the General Meeting, which will be substantially in the form attached hereto as Annex C.

“Private Placement Warrants” means the warrants held by ARYA Sponsor that were issued to ARYA Sponsor in a private placement at the time of the ARYA IPO, each of which is exercisable for one Class A Share at an exercise price of $11.50 per share.

“public shareholders” means holders of public shares, including the ARYA Initial Shareholders and the directors and officers of ARYA to the extent they hold public shares, provided, that any of the ARYA Initial Shareholders or the directors and officers of ARYA will be considered a “public shareholder” only with respect to any public shares held by them.

“public shares” means Class A Shares included in the units issued in the ARYA IPO.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” means the merger of ARYA into IB Merger Sub, with IB Merger Sub as the surviving entity.

v

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Letter Agreement” means the letter agreement, dated as of March 17, 2020, by and between the ARYA Initial Shareholders, TopCo and ARYA, attached hereto as Annex F.

“Sponsor PIPE Entity” means the entity that is an affiliate of ARYA Sponsor that is invested in the PIPE Financing.

“Subscription Agreements” means those certain subscription agreements entered into on March 17, 2020, among ARYA, TopCo and the PIPE Investors named therein relating to the PIPE Financing.

“TopCo” means Immatics B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will, at or prior to consummation of the Business Combination, be converted into a Dutch public limited liability company (naamloze vennootschap) and will change its name to Immatics N.V., and, unless the context otherwise requires, includes its consolidated subsidiaries for periods following the Business Combination.

“TopCo Articles of Association” means the articles of association of TopCo, to be effective as of the consummation of the Business Combination, which are attached hereto as Annex D.

“TopCo Board” means the TopCo Supervisory Board and the TopCo Management Board and, from and after the First Anniversary of Closing, the board of directors of TopCo.

“TopCo Director” means a TopCo Executive Director or a TopCo Non-Executive Director.

“TopCo Equity Plan” means the omnibus equity incentive plan of TopCo to be approved and adopted by the board of directors and shareholder(s) of TopCo, in consultation with Immatics and ARYA, to be effective prior to the closing date of the Business Combination.

“TopCo Management Board” means the TopCo management board until the First Anniversary of Closing.

“TopCo Managing Director” means a member of the TopCo Management Board.

“TopCo Executive Director” means an executive member of the TopCo Board.

“TopCo Non-Executive Director” means a non-executive member of the TopCo Board.

“TopCo Financing Preferred Shares” means the cumulative preferred shares, nominal value €0.01 per share, of TopCo.

“TopCo Public Warrants” means warrants to acquire TopCo Shares on substantially equivalent terms and conditions as the ARYA Public Warrants.

“TopCo Shares” means the ordinary shares, nominal value €0.01 per share, of TopCo.

“TopCo Supervisory Board” means the board of directors of TopCo after First Anniversary of Closing.

“TopCo Supervisory Director” means a member of the TopCo Supervisory Board.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of ARYA that holds the proceeds from the ARYA IPO and certain of the proceeds from the sale of the Private Placement Warrants.

“Trust Agreement” means the Investment Management Trust Account Agreement, dated October 10, 2018, between ARYA and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Unvested Immatics SAR” means, solely with respect to Immatics SARs held by Active Employees and Management Members, any Immatics SARs that would vest on or after January 1, 2021.

“Vested Immatics SAR” means: (a) with respect to Immatics SARs held by Former Employees and former non-employee service providers, any Immatics SARs that vested as of such Former Employee’s termination of service relationship with Immatics; and (b) with respect to Immatics SARs held by Active Employees, Management Members and the Other Founder, any Immatics SARs that have vested or would vest by December 31, 2020 in accordance with their terms as of the date hereof.

“Warrant Agreement” means the Warrant Agreement, dated as of October 10, 2018, between ARYA and the Trustee.

Unless otherwise specified, all share calculations assume: (i) no exercise of redemption rights by public shareholders; (ii) prior to the consummation of the Business Combination, no inclusion of the 13,140,625 Class A Shares issuable upon the exercise of 7,187,500 ARYA Public Warrants or 5,953,125 Private Placement Warrants; (iii) after the consummation of the Business Combination, no inclusion of the 7,187,500 TopCo Shares issuable upon the exercise of 7,187,500 TopCo Public Warrants; (iv) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics; (v) the recipients of cash proceeds from the conversion of Immatics’ stock appreciation rights who are required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will re-invest such proceeds as set forth in the Business Combination Agreement; (vi) the options issued to holders of Immatics’ stock appreciation rights that would vest on or after January 1, 2021, as contemplated by the Business Combination Agreement, are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method; and (vii) no inclusion of the TopCo Shares available for issuance under the TopCo Equity Plan (other than the treatment of Unvested Immatics SARs noted in clause (vi)).

For more information about factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of TopCo.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE GENERAL MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the General Meeting and the proposals to be presented at the General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ARYA shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the General Meeting, which will be held on                , 2020 at 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.

Q:	Why am I receiving this proxy statement/prospectus?

A:

ARYA shareholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger, among other proposals. ARYA has entered into the Business Combination Agreement, providing for, among other things:

•

the First Merger, pursuant to which (a) each ARYA Ordinary Share will be automatically exchanged for one TopCo Share and (b) each outstanding ARYA Public Warrant to purchase a Class A Share will be converted into a TopCo Public Warrant;

•	the Exchange;

•	the Conversion; and

•	the Second Merger.

These transactions are collectively referred to as the Business Combination. You are being asked to vote on the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the General Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the General Meeting?

A:	The General Meeting will be held on , 2020 at 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.

Q:	What are the specific proposals on which I am being asked to vote at the General Meeting?

A:	ARYA shareholders are being asked to approve the following proposals:

1.	Business Combination Proposal — To adopt the Business Combination Agreement and approve the Business Combination the First Merger, the Second Merger and the Plans of Merger (Proposal No. 1); and

2.

Adjournment Proposal — To consider and vote upon a proposal to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal

(Proposal No. 2). The Adjournment Proposal will only be presented to ARYA shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

We intend to hold the General Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website                , and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	Are the proposals conditioned on one another?

A:

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then ARYA will not consummate the Business Combination. If ARYA does not consummate the Business Combination and fails to complete an initial business combination by October 10, 2020, ARYA will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its public shareholders.

Q:	Why is ARYA proposing the Business Combination?

A:

ARYA is a blank check company incorporated as a Cayman Islands exempted company on June 29, 2018 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. Although ARYA may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, ARYA has focused on North American or European companies in the life sciences and medical technology sectors. ARYA is not permitted under its amended and restated memorandum and articles of association to effect a business combination with a blank check company or a similar type of company with nominal operations.

ARYA has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. ARYA has sought to acquire companies that: have a scientific or other competitive advantage in the markets in which they operate and which can benefit from access to additional capital as well as ARYA’s industry relationships and expertise; are ready to be public, with strong management, corporate governance and reporting policies in place; will likely be well received by public investors and are expected to have good access to the public capital markets; have significant embedded and/or underexploited growth opportunities; exhibit unrecognized value or other characteristics that ARYA believes have been misevaluated by the market based on its rigorous analysis and scientific and business due diligence review; and will offer attractive risk-adjusted equity returns for ARYA shareholders.

Based on its due diligence investigations of Immatics and the industry in which it operates, including the financial and other information provided by Immatics in the course of negotiations, ARYA believes that Immatics meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination — The ARYA Board’s Reasons for the Business Combination” for additional information.

Q:	Why is ARYA providing shareholders with the opportunity to vote on the Business Combination?

A:

The approval of the Business Combination is required under the ARYA amended and restated memorandum and articles of association, and the First Merger requires the approval of ARYA shareholders under Cayman Islands law. In addition, such approvals are also conditions to the closing of the Business Combination under the Business Combination Agreement. Additionally, under its amended and restated memorandum and articles of association, ARYA must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, ARYA has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Therefore, ARYA is seeking to obtain the approval of its shareholders of the Business Combination Proposal and also allow its public shareholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination in accordance with the ARYA amended and restated memorandum and articles of association.

Q:	What other matters will be brought before the General Meeting?

A:

In addition to consideration of the proposals described above, ARYA shareholders will have the opportunity to consider the financial statements of ARYA for the year ended December 31, 2019 and ask questions of ARYA’s management. Holders of the Class B Shares will also vote on the election of ARYA’s Class I directors, Michael Altman and Dr. Todd Wider.

Q:	Will I have the opportunity to vote in the election of ARYA’s directors if I only hold Class A Shares?

A:

No. Pursuant to the ARYA amended and restated memorandum and articles of association, prior to an initial business combination only holders of Class B Shares are entitled to vote in the election of ARYA’s directors. Holders of only Class A Shares are not entitled to vote in the election of ARYA’s directors.

Q:	What revenues and profits/losses has Immatics generated in the last two years?

A:

For the quarters ended March 31, 2020 and 2019, Immatics had total revenue of €7.0 million and €3.6 million, and net losses of €8.6 million and €5.9 million, respectively. At the end of quarter ended March 31, 2020, Immatics’ total assets were €121.8 million and its total liabilities were €171.8 million. For the fiscal years ended December 31, 2019 and 2018, Immatics had total net revenues of €18.4 million and €3.8 million, and net losses of €32.5 million and €32.4 million, respectively. At the end of fiscal year 2019, Immatics’ total assets were €134.3 million and its total liabilities were €175.0 million. For additional information, please see the sections entitled “Selected Historical Financial Data of Immatics” and “Immatics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:	What impact will the COVID-19 pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of ARYA, Immatics and TopCo, and there is no guarantee that efforts by ARYA, Immatics and TopCo to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If ARYA or Immatics are unable to recover from a business disruption on a timely basis, the Business Combination and TopCo’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of ARYA, Immatics and TopCo may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, ARYA and Immatics will effect a transaction that would replicate the economics of a merger of ARYA and Immatics through a series of mergers and equity contributions and exchanges, which is collectively referred to as the Business Combination. To effect the Business Combination, among other things, (i) the First Merger will be effected; (ii) the Exchange will be effected; (iii) the Conversion will be effected; and (iv) the Second Merger will be effected. As a result of the Business Combination, TopCo will be the ultimate parent company of ARYA and Immatics (following the Exchange) and Immatics’ direct and indirect subsidiaries. Please see the section entitled “The Business Combination” for additional information.

TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants on NASDAQ under the symbols “IMTX” and “IMTXW,” respectively, upon the closing of the Business Combination. We cannot assure you that the TopCo Shares or TopCo Public Warrants will be approved for listing on NASDAQ. In addition, TopCo will be a “foreign private issuer” and as a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. As a foreign private issuer, TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the TopCo Shares and TopCo Public Warrants. See “Risk Factors—As a foreign private issuer , TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the TopCo Shares and TopCo Public Warrants.”

Q:	How has the announcement of the Business Combination affected the trading price of ARYA’s Class A Shares?

A:

On March 16, 2020, the last trading date before the public announcement of the Business Combination, the ARYA Public Units, Class A Shares and ARYA Public Warrants closed at $11.20, $9.84 and $2.12, respectively. On                , 2020, the trading date immediately prior to the date of this proxy statement/prospectus, the ARYA Public Units, Class A Shares and ARYA Public Warrants closed at $                , $                and $                , respectively.

Q:	Following the Business Combination, will ARYA’s securities continue to trade on a stock exchange?

A:

No. ARYA anticipates that, following consummation of the Business Combination, the ARYA Public Units will automatically separate into their component parts, the Class A Shares and ARYA Public Warrants will be delisted from NASDAQ and ARYA will be deregistered under the Exchange Act. However, TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants on NASDAQ under the symbols “IMTX” and “IMTXW,” respectively, upon the closing of the Business Combination.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. ARYA does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Immatics to access the U.S. public markets.

Q:	Will the management of Immatics change in the Business Combination?

A:

The current executive officers of Immatics are Dr. Harpreet Singh, the Chief Executive Officer, Mr. Thomas Ulmer, the Chief Financial Officer, Dr. Cedrik Britten, the Chief Medical Officer, Dr. Carsten Reinhardt, the Chief Development Officer, Dr. Rainer Kramer, the Chief Business Officer, Dr. Toni Weinschenk, the Chief Innovation Officer, and Dr. Steffen Walter, the Chief Technology Officer. These individuals are intended to continue to serve as TopCo’s executive officers upon consummation of the Business Combination.

Upon the closing of the Business Combination, TopCo will be governed through a two-tier board structure which consists of a supervisory board and a management board. The Management Board consists of one Managing Director and the Supervisory Board consists of seven Supervisory Directors:

•	the Managing Director will be Harpreet Singh;

•

the Class I Supervisory Directors are Michael G. Atieh, a designee of the ARYA Initial Shareholders and Paul R. Carter, a designee of dievini, and their terms will expire at the first annual meeting of shareholders following the date of the consummation of the Business Combination;

•

the Class II Supervisory Directors are Peter Chambré and Heather L. Mason, and their terms will expire at the second annual meeting of shareholders following the date of the consummation of the Business Combination; and

•

the Class III Supervisory Directors are Adam Stone, a designee of the ARYA Initial Shareholders, and Christof Hettich, a designee of dievini, and their terms will expire at the third annual meeting of shareholders following the date of the consummation of the Business Combination.

Pursuant to the Business Combination Agreement, on the one year anniversary of the consummation of the Business Combination, the TopCo Board will automatically convert into a single-tiered board of directors comprised of nine members and divided into three classes, with each director serving a staggered, three-year term. The Supervisory Directors will retain their designated class upon the transition to the one-tier board.

For an explanation of the roles and responsibilities at each tier of our two-tierd board of directors, please see the section entitled “Management of TopCo After the Business Combination”.

Q:	What will ARYA shareholders receive in the Business Combination?

A:	Upon consummation of the First Merger, each Class A Share and Class B Share will be automatically exchanged for one TopCo Share.

Q:	What will ARYA warrant holders receive in the Business Combination?

A:	Upon consummation of the First Merger, each ARYA Public Warrant will automatically become a TopCo Public Warrant.

Pursuant to the Sponsor Letter Agreement, ARYA Sponsor will forfeit its Private Placement Warrants for no consideration and such Private Placement Warrants will be cancelled.

Q:	What will ARYA unitholders receive in the Business Combination?

A:

In connection with the consummation of the Business Combination, the ARYA Public Units will automatically separate into their component parts, and holders of ARYA Public Units will receive one TopCo Share for each Class A Share and one TopCo Public Warrant for each ARYA Public Warrant.

Q:	What will Immatics equityholders receive in the Business Combination?

A:

Upon consummation of the Exchange, holders of Immatics equity will receive TopCo Shares. Subject to the terms and conditions of the Business Combination Agreement, the consideration received by the Immatics equityholders will be an aggregate number of TopCo shares equal to (a) $350,000,000 (subject to certain downward adjustments set forth in the Business Combination Agreement), divided by (b) $10. See “Summary—Consideration to Immatics Equityholders in the Business Combination” for information on the consideration to be received by Immatics equityholders, including the assumptions on which this calculation is based.

Q:	What is the PIPE Financing?

A:

In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement, ARYA and TopCo entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed to subscribe for and purchase, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 10,415,000 TopCo Shares for gross proceeds of $104,150,000, at a purchase price of $10.00 per share, $25,000,000 of which will be funded by Sponsor PIPE Entity.

Q:	What equity stake will the current shareholders of ARYA, the PIPE Investors and the current shareholders of Immatics hold in TopCo after the closing of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination: (i) ARYA’s public shareholders (other than the PIPE Investors) will own approximately 22.7% of TopCo; (ii) the PIPE Investors (including certain Immatics equityholders and the Sponsor PIPE Entity) will own approximately 16.4% of TopCo; (iii) the ARYA Initial Shareholders (including ARYA Sponsor but not including the Sponsor PIPE Entity) will own approximately 5.7% of TopCo; and (iv) the Immatics equityholders (not including the equityholders participating in the PIPE Financings) will own approximately 55.2% of TopCo. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by ARYA’s public shareholders (B) that 10,415,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing, (C) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, (D) the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement, and (E) the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method.

The ownership percentages with respect to TopCo following the Business Combination do not take into account the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will immediately be exchanged for an equivalent number of TopCo Shares at the closing of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentages in TopCo will be different. For more information, please see the sections entitled “The Business Combination — Ownership of TopCo” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Will ARYA obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that ARYA will have sufficient funds to consummate the Business Combination?

A:

Yes. ARYA will obtain new equity financing through a private placement of TopCo Shares in the PIPE Financing. TopCo will use the Aggregate PIPE Proceeds, together with the proceeds received from the Trust Account, for general corporate purposes. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination. Unless waived by ARYA or Immatics, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) equaling or exceeding $150,000,000.

Q:	Why is ARYA proposing the Adjournment Proposal?

A:

ARYA is proposing the Adjournment Proposal to allow the ARYA Board to adjourn the General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the General

Meeting is scheduled, there are insufficient ARYA Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (ii) in order to solicit additional proxies from ARYA shareholders in favor of the Business Combination Proposal, or (iii) if ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied. The Adjournment Proposal will only be presented to ARYA shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied. Please see the section entitled “Proposal No. 2 — The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Class A Shares before the General Meeting?

A:

The record date for the General Meeting for ARYA shareholders that hold their shares in “street name” is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Shares after the record date for ARYA shareholders that hold their shares in “street name,” but before the General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the General Meeting. However, you will not be able to seek redemption of your Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Class A Shares prior to the record date for ARYA shareholders that hold their shares in “street name,” you will have no right to vote those shares at the General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the General Meeting?

A:

The approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, an ARYA shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of ARYA Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The ARYA Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the ARYA IPO in favor of the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, an ARYA shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of ARYA Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:	If the Business Combination Proposal is not approved and ARYA does not consummate a business combination by October 10, 2020, ARYA will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the General Meeting?

A:	ARYA shareholders that hold their shares in “street name” are entitled to one vote on each proposal presented at the General Meeting for each ARYA Ordinary Share held of record as of May 29, 2020, the record date for the General Meeting. As of the close of business on the record date, there were 17,968,750 outstanding ARYA Ordinary Shares. For the avoidance of doubt, the record date does not apply to ARYA shareholders that hold their shares in registered form and are registered as shareholders in ARYA’s register of members. ARYA shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each ARYA Ordinary Share held on the date of the General Meeting.

Q:	What constitutes a quorum at the General Meeting?

A:

One or more shareholders who together hold 50% of the issued and outstanding ARYA Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The ARYA Initial Shareholders, who currently own 20% of the issued and outstanding ARYA Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting for ARYA shareholders that hold their shares in “street name,” the presence of 8,984,375 ARYA Ordinary Shares would be required to achieve a quorum.

Q:	How will the ARYA Initial Shareholders and ARYA’s other current directors and officers vote?

A:

Prior to the ARYA IPO, ARYA entered into agreements with the ARYA Initial Shareholders and each of its other directors and officers, pursuant to which each agreed to vote any ARYA Ordinary Shares owned by them in favor of a proposed initial business combination. None of the ARYA Initial Shareholders nor any of ARYA’s other current directors or officers has purchased any ARYA Ordinary Shares during or after the ARYA IPO and, as of the date of this proxy statement/prospectus, neither ARYA nor the ARYA Initial Shareholders or any of ARYA’s other directors or officers have entered into agreements and are not currently in negotiations to purchase ARYA Ordinary Shares prior to the consummation of the Business Combination. Currently, the ARYA Initial Shareholders own 20% of the issued and outstanding ARYA Ordinary Shares, including all of the Founder Shares, and will be able to vote all of such shares at the General Meeting.

Q:	What interests do the ARYA Initial Shareholders and ARYA’s other current officers and directors have in the Business Combination?

A:

The ARYA Initial Shareholders and ARYA’s other current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include:

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed not to redeem any ARYA Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that ARYA Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $35,037,500, but, given the transfer restrictions on such shares, ARYA believes such shares have less value;

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if ARYA fails to complete an initial business combination by October 10, 2020;

•	the fact that the Investor Rights Agreement will be entered into by the ARYA Initial Shareholders;

•

the fact that ARYA Sponsor paid an aggregate of $5,953,125 for its 5,953,125 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by October 10, 2020;

•

the fact that, at the option of ARYA Sponsor, any amounts outstanding under certain working capital loans made by ARYA Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A Shares which will be identical to the Private Placement Warrants;

•	the fact that, in connection with the PIPE Financing, the Sponsor PIPE Entity will receive 2,500,000 TopCo Shares;

•	the right of the ARYA Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods;

•	the anticipated designation by the ARYA Initial Shareholders of Adam Stone and Michael G. Atieh as directors of TopCo following the Business Combination;

•	the continued indemnification of ARYA’s existing directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that ARYA Sponsor and ARYA’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until ARYA (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by October 10, 2020;

•

the fact that ARYA Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by October 10, 2020; and

•

the fact that if the Trust Account is liquidated, including in the event ARYA is unable to complete an initial business combination within the required time period, ARYA Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may influence the ARYA Board in making its recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did the ARYA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The ARYA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. ARYA’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of ARYA’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, ARYA’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the ARYA Board in valuing Immatics’ business and assuming the risk that the ARYA Board may not have properly valued such business.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of at least two-thirds of ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Business Combination Proposal will be approved and, assuming the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of holders of at least two-thirds of ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting, then the Business Combination Proposal will fail and ARYA will not consummate the Business Combination. If ARYA does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until October 10, 2020. If ARYA fails to complete an initial business combination by October 10, 2020, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of ARYA public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding public shares; provided that ARYA will not redeem any Class A Shares issued in the ARYA IPO to the extent that such redemption would result in ARYA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the ARYA IPO. Holders of outstanding ARYA Public Warrants do not have redemption rights in connection with the Business Combination. The ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed to waive their redemption rights with respect to any ARYA Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $                as of                 , 2020, the estimated per share redemption price would have been approximately $                . Additionally, Class A Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes payable) in connection with the liquidation of the Trust Account, unless ARYA completes an alternative business combination prior to October 10, 2020.

Q:	Can the ARYA Initial Shareholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. The ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), may not redeem Class A Shares in excess of an aggregate of 15% of the shares sold in the ARYA IPO without ARYA’s consent. Accordingly, all Class A Shares in excess of 15% of Class A Shares sold in the ARYA IPO owned by a holder will not be redeemed for cash without ARYA’s consent. On the other hand, a public shareholder who holds less than 15% of the public shares may redeem all of the public shares held by such shareholder for cash.

Class B Shares cannot be redeemed.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the ARYA IPO) for or against the Business Combination restricted.

ARYA has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by ARYA public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $                as of                , 2020. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, this condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. In addition, in no event will ARYA redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the ARYA amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

Q:	Is there a limit on the total number of ARYA public shares that may be redeemed?

A:

Yes. The ARYA amended and restated memorandum and articles of association provides that it may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that ARYA is not subject to the SEC’s “penny stock” rules). Other than this limitation, the ARYA amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold. The Business Combination Agreement provides that, as a condition to each party’s obligation to consummate the Business Combination, ARYA may not have net tangible assets less than $5,000,001 at the closing date of the transactions contemplated by the Business Combination Agreement. In addition, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, this condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. If the Business Combination is not consummated, ARYA will not redeem any Class A Shares and all Class A Shares submitted for redemption will be returned to the holders thereof, and ARYA instead may search for an alternate business combination.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of NASDAQ.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold ARYA Public Units, separate the underlying Class A Shares and ARYA Public Warrants, and (ii) prior to 5:00 p.m., New York City time, on                , 2020 (two business days before the initial date of the General Meeting), tender your shares physically or electronically and identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and submit a request in writing that ARYA redeem your Class A Shares for cash to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following address:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

You do not have to be a record date holder in order to exercise your redemption rights. ARYA shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is ARYA’s understanding that ARYA shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, ARYA does not have any control over this process and it may take longer than two weeks. ARYA shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

ARYA shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If you hold ARYA Public Units registered in your own name, you must deliver the certificate for such ARYA Public Units to the Transfer Agent with written instructions to separate such ARYA Public Units into Class A Shares and ARYA Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the ARYA Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your ARYA Public Units, you must instruct such nominee to separate your ARYA Public Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of ARYA Public Units to be split and the nominee holding such ARYA Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Class A Shares and ARYA Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the ARYA Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your ARYA Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights”. If you are a U.S. Holder of Class A Shares contemplating exercise of your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:	What are the U.S. federal income tax consequences as a result of the Business Combination?

A:

Subject to the limitations and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders” below, the Business Combination is generally intended to be tax-deferred to U.S. Holders (as defined in the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders”) of Class A Shares and ARYA Public Warrants for U.S. federal income tax purposes, except to the extent that U.S. Holders of Class A Shares receive cash pursuant to the exercise of redemption rights.

However, ARYA believes it is a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes and, if certain proposed Treasury Regulations are finalized in their current form, U.S. Holders may be required to recognize gain as a result of the Business Combination except, with respect to Class A Shares (but not ARYA Public Warrants), if a U.S. Holder makes (or has made) certain elections discussed further below.

In addition, Section 367(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, in certain circumstances may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of Class A Shares and/or ARYA Public Warrants in the Business Combination.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, including the application of the PFIC rules and Section 367(a) of the U.S. Tax Code, see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the Mergers to U.S. Holders.” If you are a U.S. Holder exchanging Class A Shares or ARYA Public Warrants in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:	If I am an ARYA warrant holder, can I exercise redemption rights with respect to my ARYA Public Warrants?

A:	No. The holders of ARYA Public Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:

The Cayman Islands Companies Law provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation (the “Dissenter Rights”). However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; or (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders.

With respect to the First Merger, (i) NASDAQ is a recognized stock exchange and is a national securities exchange, (ii) ARYA shareholders will receive shares of the surviving company and (iii) immediately following receipt of shares of the surviving company, ARYA shareholders will then exchange such shares for TopCo Shares that will be listed on NASDAQ. Accordingly, Dissenter Rights will not be available in respect of the First Merger. The absence of Dissenter Rights does not impede a shareholder’s ability to exercise such shareholder’s redemption rights as outlined in the ARYA amended and restated memorandum and articles of association.

Appraisal rights are not available to holders of Immatics Shares in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay ARYA public shareholders who properly exercise their redemption rights; (ii) pay $4,671,875 in deferred underwriting commissions to the underwriters of the ARYA IPO; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by ARYA and other parties to the Business Combination Agreement in connection with the Business Combination pursuant to the terms of the Business Combination Agreement. Any remaining funds will be used by TopCo for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by ARYA shareholders of the Business Combination Proposal and the Aggregate TopCo Transaction Proceeds Condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination Agreement is terminated or the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for information regarding the parties’ specific termination rights.

If ARYA does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until October 10, 2020. If ARYA fails to complete an initial business combination by October 10, 2020, then ARYA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem ARYA public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish ARYA public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ARYA’s remaining shareholders and the ARYA Board, dissolve and liquidate, subject in the case of (ii) and (iii) to ARYA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the ARYA IPO. Please see the section entitled “Risk Factors — Risks Related to ARYA” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the ARYA Public Warrants and Private Placement Warrants, which will expire worthless if ARYA fails to complete an initial business combination by October 10, 2020.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.” The closing is expected to occur in the second quarter of 2020. The Business Combination Agreement may be terminated by ARYA or Immatics if the closing of the Business Combination has not occurred by October 10, 2020 (the “Termination Date”) (unless mutually extended).

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you hold your shares in “street name” and were a holder of record of ARYA Ordinary Shares on May 29, 2020, the record date for the General Meeting, you may vote with respect to the proposals in person or virtually at the General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to ARYA shareholders that hold their shares in registered form and are registered as shareholders in ARYA’s register of members. All holders of shares in registered form on the day of the General Meeting are entitled to vote at the General Meeting.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., New York City time, on                 , 2020.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “General Meeting of ARYA Shareholders.”

Q:	What will happen if I abstain from voting or fail to vote at the General Meeting?

A:

At the General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, broker non-votes and abstentions will have no effect on the Business Combination Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by ARYA without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the General Meeting.

Q:	If I am not going to attend the General Meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

We intend to hold the General Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website                , and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

ARYA believes that all of the proposals presented to the shareholders at this General Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the General Meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the General Meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to ARYA’s Secretary at the address listed below so that it is received by ARYA’s Secretary prior to the General Meeting or attend the General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to ARYA’s Secretary, which must be received by ARYA’s Secretary prior to the General Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the General Meeting?

A:

ARYA will pay the cost of soliciting proxies for the General Meeting. ARYA has engaged Morrow to assist in the solicitation of proxies for the General Meeting. ARYA has agreed to pay Morrow a fee of $22,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. ARYA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ARYA Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of ARYA Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of ARYA may also solicit proxies by telephone, by facsimile, by mail, on the Internet, in person or virtually. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

ARYA Sciences Acquisition Corp.

51 Astor Place, 10th Floor

New York, New York 10003

(212) 284-2300

Attention: Michael Altman, Chief Financial Officer

Email: michael@perceptivelife.com

You may also contact the proxy solicitor for ARYA at:

Morrow Sodali

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: ARYA.info@investor.morrowsodali.com

To obtain timely delivery, ARYA shareholders must request the materials no later than                , 2020, or five business days prior to the General Meeting.

You may also obtain additional information about ARYA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your public shares (either physically or electronically) to the Transfer Agent prior to the General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of TopCo, ARYA and Immatics, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the General Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Immatics

Immatics is a German limited liability company that was incorporated in 2000. Immatics combines the discovery of true targets for cancer immunotherapies with the development of the right T cell receptors (“TCRs”) with the goal of enabling a robust and specific T cell response against these targets. This deep know-how is the foundation for Immatics’ pipeline of Adoptive Cell Therapies and TCR Bispecifics, as well as its collaborations with global leaders in the pharmaceutical industry. Immatics is committed to delivering the power of T cells and to unlocking new avenues for patients in its fight against cancer.

Pioneering therapies: Immatics’ pipeline consists of two lead product classes, engineered Adoptive Cell Therapies (ACTengine) and antibody-like TCR Bispecifics (TCER). Each therapeutic modality has distinct attributes to produce the desired therapeutic effect for patients at different disease stages and with different types of tumors focusing on particularly hard-to-treat solid cancers. With this approach, Immatics believes the company is well positioned to expand the potential therapeutic value for patients across a broad range of tumor types and stages. In addition, Immatics is developing strategies designed to advance commercial viability, safety and clinical efficacy via process optimization for ACT programs and implementing next-generation ACT approaches including allogeneic cell therapies (ACTallo) and a novel ultra-personalized approach to immunotherapy. Immatics is developing the following product candidates: ACTengine IMA201, IMA202, IMA203 programs are in Phase 1 clinical trials and IMA204 is in preclinical development. In addition, Immatics is developing one preclinical stage ACTallo product candidate (IMA301). ACTolog, currently in a Phase 1 clinical trial, is Immatics’ clinical pilot trial (IMA101) for multi-target ACT. ACTolog (IMA101) is a clinical pilot trial (not intended to be developed as a product candidate) delivering a proof-of-principle for Immatics’ next-generation multi-TCR-T approach. Within its TCER modality, Immatics is advancing two preclinical TCR Bispecifics candidates towards the IND stage of development and first-in-human clinical trials, IMA401 and IMA402.

Competitive advantage: Immatics aims to cover all required areas key to developing effective TCR-based cancer immunotherapies in one company. A unique strength is Immatics’ two proprietary technology discovery platforms enabling identification of true targets and development of right TCRs. Immatics believes that its systematic application of the XPRESIDENT platform over more than a decade has created the largest peptide-HLA (pHLA) target database known in the industry and enables identification of otherwise inaccessible and intracellular drug targets with very high sensitivity. From this large pool of targets, Immatics has recently focused on a prioritized short-list of over 200 cancer targets and has developed an extensive intellectual property portfolio to protect its discoveries. The proprietary XCEPTOR technology platform is designed to facilitate the fast and efficient discovery, engineering and validation of TCRs with high affinity and high specificity and benefits from a unique interplay with the XPRESIDENT target database. Immatics believes that its technology platforms, therapeutic modalities and scientific knowledge provide it with a significant competitive advantage.

Intellectual property portfolio: Immatics intends to continue building on its extensive intellectual property portfolio in the field of cancer targets, TCRs and technologies. Immatics’ portfolio currently includes over 3,000 worldwide active patent applications and more than 1,550 secured patents, of which over 230 are granted in the United States. Immatics owns patent applications directed to its IMA202 (MAGEA1) product candidate and patents and applications directed to its IMA201 (MAGE4/8), IMA203 (PRAME), IMA204 (COL6A3 exon 6), IMA301 (cancer testis antigen), and IMA401 (cancer testis antigen) product candidates. The protection of Immatics’ assets is a key element of the company’s ability to not only strengthen its product pipeline, but also to successfully defend and expand its position as a leader in the field of TCR therapies.

Collaborations with global leaders: The differentiated nature of Immatics’ discovery programs has been validated by recent collaborations including Amgen, Genmab, Bristol Myers Squibb and GlaxoSmithKline and which involve a total of ten Immatics targets. Immatics will seek to capitalize on the respective collaborator’s drug development and regulatory expertise and commercial capabilities to bring Immatics’ collaboration product candidates to market. Immatics does not rely or depend on any of its four collaborations with global leaders, hence it does not consider any of these four collaborations as material for its proprietary pipeline. Immatics has established material collaborations and/or licenses with MD Anderson Cancer Center, UTHealth and Sanquin and considers these important for further development of its clinical pipeline.

Highly experienced global leadership team: Immatics has a highly experienced global leadership team that operates seamlessly between its locations in Germany and the United States. The management consists of an interdisciplinary team that includes medical and scientific experts, as well as accomplished business leaders, and collectively has multiple decades of experience in the pharmaceutical and biotechnology industries. In addition, the management team includes the creators and developers of Immatics’ core technologies, and benefits from their continued contributions. From its research and development origins in Tübingen, Germany, to its cell therapy R&D and manufacturing center in Houston, Texas, Immatics’ global team is committed to developing and advancing the company’s therapeutic pipeline and supporting its collaboration programs to address significant unmet medical needs in oncology.

The mailing address of Immatics’ principal executive office is Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany and its telephone number is +49 (7071) 5397-0. Immatics’ US executive office is located at 2130 W. Holcombe Blvd, Houston, Texas 77030 and its telephone number is 346-204-5400.

TopCo

Immatics B.V. (“TopCo”) is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was incorporated on March 10, 2020. To date, TopCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of TopCo have been included in this proxy statement/prospectus. Prior to consummation of the Business Combination, TopCo’s corporate form will be converted to a Dutch public limited liability company (naamloze vennootschap) and its name will be changed to Immatics N.V. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants under the Exchange Act and on NASDAQ under the symbols “IMTX” and “IMTXW,” respectively, upon the closing of the Business Combination.

The mailing address of TopCo’s principal executive office prior to the closing of the Business Combination is Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany. The mailing address of TopCo’s principal executive office after the closing of the Business Combination will be Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

ARYA

ARYA Sciences Acquisition Corp. (“ARYA”) is a blank check company incorporated as a Cayman Islands exempted company on June 29, 2018 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. ARYA consummated its initial public offering on October 10, 2018, generating net proceeds of approximately $144,750,000, which includes proceeds from the issuance of the Private Placement Warrants to ARYA Sponsor.

The Class A Shares, ARYA Public Units and ARYA Public Warrants are traded on NASDAQ under the ticker symbols “ARYA,” “ARYAU” and “ARYAW,” respectively. Upon the closing of the Business Combination, ARYA’s securities will be delisted from NASDAQ.

The mailing address of ARYA’s registered office is 51 Astor Place, 10th Floor, New York, New York 10003.

ARYA Merger Sub

Immatics Merger Sub 1 (“ARYA Merger Sub”) is a Cayman Islands exempted company and a direct wholly-owned subsidiary of TopCo that was incorporated on March 12, 2020 to facilitate the consummation of the Business Combination. In the Business Combination, ARYA Merger Sub will merge with and into ARYA, with ARYA continuing as the surviving entity.

The mailing address of ARYA Merger Sub’s registered office is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

IB Merger Sub

Immatics Merger Sub 2 (“IB Merger Sub”) is a Cayman Islands exempted company and a direct wholly-owned subsidiary of TopCo that was incorporated on March 12, 2020 to facilitate the consummation of the Business Combination. In the Business Combination, ARYA will merge with and into IB Merger Sub, with IB Merger Sub continuing as the surviving entity.

The mailing address of IB Merger Sub’s registered office is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

The Business Combination

General

On March 17, 2020, ARYA, Immatics Biotechnologies GmbH (“Immatics”), TopCo, ARYA Merger Sub and IB Merger Sub entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), which provides for, among other things:

•

the First Merger, pursuant to which (a) each ARYA Ordinary Share will be automatically exchanged for one TopCo Share and (b) each outstanding ARYA Public Warrant will be converted into a TopCo Public Warrant;

•	the Exchange;

•	the Conversion; and

•	the Second Merger.

For more information about the Business Combination, please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Organizational Structure

The following diagram illustrates the pre-Business Combination organizational structure of ARYA:

The following diagram illustrates the pre-Business Combination organizational structure of Immatics:

The following diagram illustrates the structure of TopCo immediately following the Business Combination. This diagram assumes that (a) no ARYA shareholders exercise their redemption rights, (b) 10,415,000 TopCo Shares are issued to the PIPE Investors in the PIPE Financing, (c) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, and (d) the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement, and (e) the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method. If these assumptions are not correct, then the shareholdings set forth in the diagram below would change. For more information about factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of TopCo.”

Effect of the Business Combination on Existing ARYA Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•	each Class A Share will be converted into one fully paid and non-assessable TopCo Share;

•	each Founder Share will be converted into one fully paid and non-assessable TopCo Share;

•	each ARYA Public Warrant will be converted into a TopCo Public Warrant, on the same terms and conditions as those applicable to the ARYA Public Warrants; and

•

ARYA Sciences Holdings (“ARYA Sponsor”) will forfeit 5,953,125 Private Placement Warrants for no consideration, which Private Placement Warrants constitute all of the ARYA warrants held by ARYA Sponsor as of the date hereof.

Consideration to Immatics Equityholders in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Immatics equityholders in connection with the Business Combination will be an aggregate number of TopCo Shares equal to (a) $350,000,000 (subject to certain downward adjustments set forth in the

Business Combination Agreement), divided by (b) $10.00. Such calculation for the aggregate number of TopCo Shares to be received by Immatics equityholders is based upon assumptions (c), (d) and (e) described below in the section entitled “— Ownership of TopCo.”

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing (as defined below), each Vested Immatics SAR that is outstanding immediately prior to the Closing will be converted into a right to receive a cash payment equal to the value, if any, of such Vested Immatics SAR less the applicable exercise price of such Vested Immatics SAR (“SAR Cash Proceeds”), and certain recipients of SAR Cash Proceeds will re-invest a portion of their SAR Cash Proceeds in exchange for the number of TopCo Shares equal to the respective recipient’s reinvested portion of SAR Cash Proceeds divided by $10.00 (collectively, the “SAR Re-investment”). In connection with the SAR Re-investment, TopCo will grant Matching Stock Options to certain Immatics SAR Holders.

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing, each Unvested Immatics SAR that is outstanding immediately prior to the Closing will be cancelled in exchange for an option to purchase a certain number of TopCo Shares under the TopCo Equity Plan that will preserve the economic spread of the Unvested Immatics SARs and that will vest over three years following the vesting commencement date of July 31, 2020, in twelve equal quarterly installments.

Ownership of TopCo

It is anticipated that, upon completion of the Business Combination: (i) ARYA’s public shareholders (other than the PIPE Investors) will own approximately 22.7% of TopCo (Determined by multiplying the total amount of ARYA Ordinary Shares by the exchange ratio in the Business Combination of one TopCo Ordinary Share for each ARYA Ordinary Share); (ii) the PIPE Investors (including certain Immatics equityholders and the Sponsor PIPE Entity) will own approximately 16.4% of TopCo; (iii) the ARYA Initial Shareholders (including ARYA Sponsor but not including the Sponsor PIPE Entity) will own approximately 5.7% of TopCo; and (iv) the Immatics equityholders (excluding the Immatics equityholders that are participating in the PIPE Financing) will own approximately 55.2% of TopCo. These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by ARYA’s public shareholders, (B) that 10,415,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing, (C) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, (D) the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement, and (E) the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method. If the actual facts are different than these assumptions (which they are likely to be), the relative ownership percentages in TopCo will be different.

In addition to the assumptions made in the preceding paragraph, the factors that will determine the ownership percentages upon consummation of the Business Combination include:

•

if the Participating Shareholders represent less than 100% of the issued and outstanding shares of Immatics prior to the Business Combination, it would reduce the aggregate ownership of the Immatics equityholders and increase the aggregate ownership of the other shareholder groups described above;

•

if there are any “change of control” payments made or required to be made by Immatics, it would reduce the aggregate ownership of the Immatics equityholders and increase the aggregate ownership of the other shareholder groups described above;

•

if there are any redemptions by public shareholders of Class A Shares in connection with the Business Combination, it would reduce the aggregate ownership of the public shareholders and increase the aggregate ownership of the other shareholder groups described above;

•

if the recipients of SAR Cash Proceeds who are required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares do not re-invest such proceeds as set forth in the Business Combination Agreement, it would reduce the aggregate ownership of the Immatics equityholders and increase the aggregate ownership of the other shareholder groups commensurately; and

•

if the PIPE Investors do not fund the PIPE Financing in full, it would reduce the aggregate ownership of the PIPE Investors and increase the aggregate ownership of the other shareholder groups described above commensurately.

For further information related to the determination of the number of TopCo Shares to be issued to the Immatics equityholders upon completion of the Business Combination, please see the section entitled “— Consideration to Immatics Equityholders in the Business Combination”.

The ownership percentages with respect to TopCo following the Business Combination do not take into account the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will be exchanged for TopCo Shares at the closing of the Business Combination on a one-for-one basis.

For a summary of the financial analysis ARYA conducted when determining the equity valuation of Immatics, please see “The Business Combination — Summary of ARYA Financial Analysis.”

Conditions to Closing of the Business Combination

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•

there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Business Combination;

•

the registration statement — of which this proxy statement/prospectus forms a part — must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remains in effect with respect to the registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending;

•	the approval, at the General Meeting, of the Business Combination Proposal by a special resolution in accordance with ARYA’s governing documents;

•

the approval of the Immatics shareholders of the transfer of shares of Immatics as required in order to implement the Exchange (as described more fully below in the section entitled “The Business Combination Agreement and Ancillary Documents — Covenants of the Parties — Covenants of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub”);

•	TopCo has at least $5,000,001 of net tangible assets remaining;

•	the Aggregate TopCo Transaction Proceeds Condition is met; and

•	the Aggregate PIPE Proceeds must be equal to or greater than $100,000,000.

The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully below in the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Ancillary Documents

Investor Rights Agreement

At the closing of the Business Combination, TopCo will enter into an Investor Rights Agreement, substantially in the form attached hereto as Annex E, providing for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions, and information rights in favor of the ARYA Initial Shareholders and certain investors. TopCo has agreed to use its reasonable best efforts to file a shelf registration statement to register the TopCo Shares covered by the Investor Rights Agreement at any time that TopCo is eligible to do so and in no event later than the date that the Lock-Up Period (as defined below) expires. Pursuant to the Investor Rights Agreement, each holder party to the agreement will agree not to sell, transfer, pledge or otherwise dispose of the TopCo Shares it receives in connection with the Business Combination for 180 days from the closing of the Business Combination (the “Lock-Up Period”), subject to certain limited exceptions.

The Investor Rights Agreement also provides that until the fifth anniversary of the consummation of the Business Combination, (i) the ARYA Initial Shareholders will have the right to nominate two directors to serve on the TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board, as a Class I Director and Class III Director, respectively, and (ii) dievini Hopp BioTech holding GmbH & Co. KG (“dievini”) will have the right to nominate two directors to serve on the TopCo Supervisory Board, or after the First Anniversary of Closing, TopCo Board, as a Class I Director and Class III Director, respectively. Should the ARYA Initial Shareholders or dievini own less than                TopCo Shares but more than                TopCo Shares during such five-year period, the ARYA Initial Shareholders, collectively, or dievini (as applicable) shall have the right to appoint only one Class I Director. If any time during such five-year period the Initial ARYA Shareholders or dievini (as applicable) own (or in the case of the Initial ARYA Shareholders, collectively own) less than                 TopCo Shares, such nomination rights shall expire.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, ARYA and TopCo entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and TopCo agreed to issue and sell to such PIPE Investors, an aggregate of 10,415,000 TopCo Shares at $10.00 per share for gross proceeds of $104,150,000 on the Closing Date, $25,000,000 of which will be funded by an affiliate of ARYA Sponsor (the “Sponsor PIPE Entity”). The TopCo Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo has agreed to register the resale of the TopCo Shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 45 days after the consummation of the Business Combination. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto, (iii) notification to the PIPE Investors that the Business Combination has been abandoned and (iv) if any of the conditions to the closing are not satisfied on or prior to the closing of the Business Combination.

Sponsor Letter Agreement

In connection with their entry into the Business Combination Agreement, ARYA and TopCo entered into a letter agreement, attached hereto as Annex F, with the ARYA Initial Shareholders (as defined below) pursuant to which (i) each ARYA Initial Shareholder agreed to vote to adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger, (ii) ARYA Sponsor agreed to forfeit the Private Placement Warrants issued to it at the time of the ARYA IPO and (iii) each ARYA Initial Shareholder agreed to waive any adjustment to the conversion rate at which their Class B ordinary shares (the “Founder Shares”) would convert into Class A Shares as a result of the PIPE Financing as provided for in the ARYA amended and restated memorandum and articles of association or any similar anti-dilution or similar protection.

ARYA Board’s Reasons for Approval of the Business Combination

ARYA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The ARYA Board sought to do this by utilizing the networks and industry experience of both ARYA Sponsor and the ARYA Board to identify, acquire and operate one or more businesses. The members of the ARYA Board have extensive transactional experience, particularly in the healthcare and life sciences industries. The ARYA Board also includes medical doctors with experience in both the detection and treatment of cancer.

In particular, the ARYA Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

•	Advancement of a proprietary pipeline of product candidates through clinical development;

•	Development of cell therapies and biologics providing two distinct mechanisms of actions suitable for different cancer stages;

•	Manufacturing processes designed to efficiently generate product candidates;

•	Competitive technology platforms;

•	Leading intellectual property portfolio in the field of cancer targets;

•	Strategic alliances with collaborators;

•	Novel ultra-personalized approach to immunotherapy;

•	Experienced management team;

•	Strong commitment of top tier US healthcare investors and existing Immatics shareholders; and

•	Financial analysis conducted by ARYA’s management team.

The ARYA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	the risk that the potential benefits of the Business Combination may not be fully achieved;

•	the risks and costs to ARYA if the Business Combination is not completed;

•	the fact that the Business Combination Agreement includes an exclusivity provision that prohibits ARYA from soliciting other business combination proposals;

•	the risk that ARYA’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•	the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ARYA’s control;

•	the nomination rights of certain investors;

•	the limited review undertaken by the ARYA Board;

•	potential litigation challenging the Business Combination;

•	the fees and expenses associated with completing the Business Combination; and

•	various other risks associated with the Business Combination, the business of ARYA and the business of Immatics described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the ARYA Board also considered that certain of the officers and directors of ARYA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ARYA’s shareholders (see “— Interests of Certain Persons in the Business Combination” below). ARYA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ARYA Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The ARYA Board concluded that the potential benefits that it expected ARYA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ARYA Board determined that the Business Combination Agreement, the Business Combination and the Plans of Merger, were advisable, fair to, and in the best interests of, ARYA and its shareholders.

For more information about the ARYA Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination — The ARYA Board’s Reasons for the Business Combination.”

The General Meeting of ARYA Shareholders

Date, Time and Place of General Meeting

The General Meeting of ARYA shareholders will be held on                , 2020, at 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.

We intend to hold the General Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website                 , and we encourage you to check this website prior to the meeting if you plan to attend.

Proposals

At the General Meeting, ARYA shareholders will be asked to consider and vote on:

1.	Business Combination Proposal — To adopt the Business Combination Agreement and approve the Business Combination the First Merger, the Second Merger and the Plans of Merger (Proposal No. 1); and

2.

Adjournment Proposal — To consider and vote upon a proposal to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 2). The Adjournment Proposal will only be presented to ARYA shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied.

Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “Proposal No. 2 — The Adjournment Proposal.”

Voting Power; Record Date

For ARYA shareholders holding their shares in “street name,” only holders of record at the close of business on May 29, 2020, the record date for the General Meeting, will be entitled to vote at the General Meeting. Each ARYA shareholder that holds its shares in “street name” is entitled to one vote for each ARYA Ordinary Share that such shareholder owned as of the close of business on the record date. If an ARYA shareholder’s shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 17,968,750 ARYA Ordinary Shares outstanding, of which 14,375,000 are public shares and 3,593,750 are Founder Shares held by the ARYA Initial Shareholders. For the avoidance of doubt, the record date does not apply to ARYA shareholders that hold their shares in registered form and are registered as shareholders in ARYA’s register of members. ARYA shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each ARYA Ordinary Share held on the date of the General Meeting.

Vote of the ARYA Initial Shareholders and ARYA’s Other Directors and Officers

Prior to the ARYA IPO, ARYA entered into agreements with the ARYA Initial Shareholders and the other current directors and officers of ARYA, pursuant to which each agreed to vote any ARYA Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the ARYA Initial Shareholders, including ARYA Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to ARYA shareholders in this proxy statement/prospectus. As of the record date for ARYA shareholders that hold their shares in “street name,” the ARYA Initial Shareholders and the other current directors and officers own 3,593,750 Founder Shares, representing 20% of the ARYA Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The ARYA Initial Shareholders and the other current directors and officers of ARYA have waived any redemption rights, including with respect to Class A Shares purchased in the ARYA IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by the ARYA Initial Shareholders have no redemption rights upon the liquidation of ARYA and will be worthless if no business combination is effected by ARYA by October 10, 2020. However, the ARYA Initial Shareholders and the other current directors and officers of ARYA are entitled to redemption rights upon the liquidation of ARYA with respect to any public shares they may own.

Quorum and Required Vote for Proposals at the General Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, an ARYA shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of ARYA Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business

Combination Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The ARYA Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the ARYA IPO in favor of the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, an ARYA shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of ARYA Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal.

One or more shareholders who together hold 50% of the issued and outstanding ARYA Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The ARYA Initial Shareholders, who currently own 20% of the issued and outstanding ARYA Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting for ARYA shareholders that hold their shares in “street name,” 8,984,375 ARYA Ordinary Shares would be required to achieve a quorum.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, ARYA will not consummate the Business Combination. If ARYA does not consummate the Business Combination and fails to complete an initial business combination by October 10, 2020, ARYA will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to ARYA Shareholders

The ARYA Board believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of ARYA and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the ARYA Board to vote in favor of the Business Combination, ARYA shareholders should be aware that aside from their interests as shareholders, the ARYA Initial Shareholders and ARYA’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other ARYA shareholders generally. The ARYA Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to ARYA shareholders that they approve the Business Combination Proposal. ARYA shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed not to redeem any ARYA Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that ARYA Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $35,037,500, but, given the transfer restrictions on such shares, ARYA believes such shares have less value;

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if ARYA fails to complete an initial business combination by October 10, 2020;

•	the fact that the Investor Rights Agreement will be entered into by the ARYA Initial Shareholders;

•

the fact that ARYA Sponsor paid an aggregate of $5,953,125 for its 5,953,125 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by October 10, 2020;

•

the fact that, at the option of ARYA Sponsor, any amounts outstanding under certain working capital loans made by ARYA Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A Shares which will be identical to the Private Placement Warrants;

•	the fact that, in connection with the PIPE Financing, the Sponsor PIPE Entity will receive 2,500,000 TopCo Shares;

•	the right of the ARYA Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods;

•	the anticipated designation by the ARYA Initial Shareholders of Adam Stone and Michael G. Atieh as directors of TopCo following the Business Combination;

•	the continued indemnification of ARYA’s existing directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that ARYA Sponsor and ARYA’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until ARYA (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by October 10, 2020;

•

the fact that ARYA Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by October 10, 2020; and

•

the fact that if the Trust Account is liquidated, including in the event ARYA is unable to complete an initial business combination within the required time period, ARYA Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Redemption Rights

Pursuant to ARYA’s amended and restated memorandum and articles of association, holders of ARYA public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with ARYA’s amended and restated memorandum and articles of association. As of                , 2020, this would have amounted to approximately $                per share. If a holder of ARYA public shares exercises its redemption rights, then such holder will be exchanging its Class A Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Class A Shares included in the ARYA Public Units sold in the ARYA IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

ARYA has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by ARYA public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $                as of                , 2020. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) and the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. In addition, in no event will ARYA redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the ARYA amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. ARYA shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “General Meeting of ARYA Shareholders — Redemption Rights” in order to properly redeem their public shares.

Holders of ARYA Public Warrants will not have redemption rights with respect to such warrants.

Certain Information Relating to TopCo

Listing of TopCo Shares and TopCo Public Warrants on NASDAQ

TopCo Shares and TopCo Public Warrants currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants on NASDAQ under the symbols “IMTX” and “IMTXW,” respectively, upon the closing of the Business Combination. We cannot assure you that the TopCo Shares or TopCo Public Warrants will be approved for listing on NASDAQ.

Delisting of ARYA Ordinary Shares and Deregistration of ARYA

ARYA and Immatics anticipate that, following consummation of the Business Combination, the Class A Shares, ARYA Public Units and ARYA Public Warrants will be delisted from NASDAQ, and ARYA will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer

TopCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which TopCo has total annual gross revenue of at least $1.07 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of TopCo Shares held by non-affiliates exceeds $700 million as of the last business day of TopCo’s prior second fiscal quarter, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Comparison of Shareholder Rights

Until consummation of the First Merger, Cayman Islands law and the ARYA amended and restated memorandum and articles of association will continue to govern the rights of ARYA shareholders. After consummation of the First Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo shareholders.

There are certain differences in the rights of ARYA shareholders prior to the Business Combination and the rights of TopCo shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Material Tax Consequences

Subject to the limitations and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders,” the Business Combination is generally intended to be tax-deferred to U.S. Holders of Class A Shares and ARYA Public Warrants for U.S. federal income tax purposes, except to the extent that the U.S. Holders of Class A Shares receive cash pursuant to the exercise of redemption rights.

Holders of Class A Shares and ARYA Public Warrants should read carefully the information included under the section entitled “Material Tax Considerations” for a detailed discussion of material U.S. federal and Cayman Islands tax consequences of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights, and the material U.S. federal, Dutch and German tax consequences of the ownership and disposition of TopCo Shares and TopCo Public Warrants after the Business Combination. Holders of Class A

Shares and ARYA Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination, and prospective holders of TopCo Shares and TopCo Public Warrants are urged to consult their tax advisors to determine the tax consequences (including the application and effect of any state, local or other income and other tax laws) of any acquisition, holding, redemption and disposal of TopCo Shares or acquisition, holding, exercise or disposal of TopCo Public Warrants.

Accounting Treatment of the Business Combination

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on International Accounting Standards Board (“IASB”) International Financial Reporting Standard (“IFRS”) 2, Share-based Payment (“IFRS 2”).

Appraisal Rights

The Cayman Islands Companies Law provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation (the “Dissenter Rights”). However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either:

(a) shares of a surviving or consolidated company, or depository receipts in respect thereof; or

(b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders.

With respect to the First Merger, (i) NASDAQ is a recognized stock exchange and is a national securities exchange, (ii) ARYA shareholders will receive shares of the surviving company and (iii) immediately following receipt of shares of the surviving company, ARYA shareholders will then exchange such shares for TopCo Shares that will be listed on NASDAQ. Accordingly, Dissenter Rights will not be available in respect of the First Merger. The absence of Dissenter Rights does not impede a shareholder’s ability to exercise such shareholder’s redemption rights as outlined in the ARYA amended and restated memorandum and articles of association.

Appraisal rights are not available to holders of Immatics Shares in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. ARYA has engaged Morrow to assist in the solicitation of proxies.

If an ARYA shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the General Meeting. An ARYA shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “General Meeting of ARYA Shareholders — Revoking Your Proxy.”

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the General Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors.” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of TopCo, ARYA and Immatics to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of TopCo following consummation of the Business Combination.

Summary Historical Financial Data of Immatics

The following tables set forth summary historical financial information and operating data for Immatics as of and for the three months ended March 31, 2020 and 2019 and as of and for the years ended December 31, 2019 and 2018. You should read the following summary historical financial information and operating data in conjunction with the sections entitled “Immatics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Immatics’ unaudited interim condensed consolidated financial statements and related notes thereto and Immatics’ consolidated financial statements and related notes, all included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2019 and 2018 have been derived from Immatics’ audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the three months ended March 31, 2020 and 2019 and the consolidated balance sheet data as of March 31, 2020 have been derived from Immatics’ unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Immatics’ historical results may not be indicative of the results that may be achieved in the future.

Consolidated Statement of Operations Data:

	Three Months Ended March 31,		Year Ended December 31,
Euros in thousands, except share and per share data	2020	2019	2019	2018
Revenue from collaboration agreements	€7,040	€3,626	€18,449	€3,770
Research and development expenses	(12,246)	(7,990)	(40,091)	(33,971)
General and administrative expenses	(6,188)	(2,275)	(11,756)	(7,666)
Other income	113	3	385	3,458

Operating result	(11,281)	(6,636)	(33,013)	(34,409)
Financial income	2,730	825	790	2,215
Financial expenses	(29)	(70)	(264)	(161)

Financial result	2,701	755	526	2,054

Loss before taxes	(8,580)	(5,881)	(32,487)	(32,355)
Taxes on income	—	—	—	—

Net loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Attributable to:
Equityholders of the parent	(8,306)	(5,684)	(31,571)	(31,444)
Non-controlling interest	(274)	(197)	(916)	(911)

Net Loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Net loss per share — basic and diluted(1)	€(7.14)	€(4.89)	€(27.13)	€(27.02)

Weighted average shares outstanding — basic and diluted	1,163,625	1,163,625	1,163,625	1,163,625

(1)

For more information on the calculation of basic and diluted net loss per share attributable to equityholders of the parent for the years ended December 31, 2019 and 2018, see Note 25 to Immatics’ consolidated financial statements included elsewhere in this proxy statement/prospectus.

Consolidated Balance Sheet Data:

	As of March 31, 2020	As of December 31,
Euros in thousands		2019	2018
Cash and cash equivalents	€72,202	€103,353	€39,367
Total current assets	109,737	124,000	55,288
Total non-current assets	12,032	10,277	6,030
Total current liabilities	77,263	69,296	26,838
Total non-current liabilities	94,537	105,816	43,651
Total shareholders’ deficit	€(50,031)	€(40,835)	€(9,171)

Consolidated Cash Flow Data:

	Three Months Ended March 31,		Year Ended December 31,
Euros in thousands	2020	2019	2019	2018
Net cash (used in) provided by operating activities	€(28,286)	€(248)	€68,045	€7,583
Net cash used in investing activities	(2,387)	(333)	(2,137)	(413)
Net cash (used in) provided by financing activities	(611)	(446)	(1,862)	23,648

Summary Historical Financial Data of ARYA

The following tables contain summary historical financial data for ARYA. Such data as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018 has been derived from the audited financial statements of ARYA included elsewhere in this proxy statement/prospectus. The summary historical financial data for ARYA as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 are derived from ARYA’s unaudited interim financial statements included in this proxy/statement prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in ARYA’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31, 2019	Period from June 29, 2018 (inception) to December 31, 2018
	2020 (unaudited)	2019 (unaudited)
Statement of Operations Data:
General and administrative costs	$4,127,299	$153,570	$774,607	$111,684

Loss from operations	(4,127,299)	(153,570)	(774,607)	(111,684)
Investment income on Trust Account	857,447	872,335	3,353,229	738,284

Net (loss) income	$(3,269,852)	$718,765	$2,578,622	$626,600

Weighted average shares outstanding of Class A ordinary shares(1)	14,375,000	14,375,000	14,375,000	14,375,000

Basic and diluted net income per share, Class A ordinary shares	$0.06	$0.06	$0.23	$0.05

Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750	3,593,750	3,593,750

Basic and diluted net loss per share, Class B ordinary shares	$(1.15)	$(0.04)	$(0.22)	$(0.03)

(1)	Including 13,545,245, 13,686,244, 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption as of March 31, 2020 and 2019 and December 31, 2019 and 2018, respectively.

	March 31, 2020 (unaudited)	As of December 31, 2019 (audited)	December 31, 2018 (audited)
Condensed Balance Sheet Data (At Period End):
Working capital(1)	$(3,574,634)	$552,665	$1,327,272
Total assets	$149,483,579	$148,776,423	$145,820,556
Total liabilities	$9,031,128	$5,054,120	$4,676,875
Class A ordinary shares subject to possible redemption(2)	$135,452,450	$138,722,300	$136,143,680
Total shareholders’ equity	$5,000,001	$5,000,003	$5,000,001

(1)	Working capital calculated as current assets less current liabilities.

(2)	13,545,245, 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption at redemption value at March 31, 2020, December 31, 2019 and 2018, respectively.

	Three Months Ended March 31,		Year Ended December 31, 2019	Period from June 29, 2018 (inception) to December 31, 2018
	2020 (audited)	2019 (unaudited)	(audited)	(audited)
Cash Flow Data:
Net cash used in operating activities	$(172,676)	$(12,243)	$(323,980)	$(238,298)
Net cash used in investing activities	—	—	—	(143,750,000)
Net cash provided by financing activities	—	—	—	145,186,604

COMPARATIVE PER SHARE DATA

The following table sets forth:

•	historical per share information of ARYA as of and for the three months ended March 31, 2020 and as of and for the year ended December 31, 2019;

•	historical per share information of Immatics as of and for the three months ended March 31, 2020 and as of and for the year ended December 31, 2019; and

•

unaudited pro forma per share information of the combined company for the three months ended March 31, 2020 and the year ended December 31, 2019 after giving effect to the Business Combination and PIPE Financing, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no holders of Class A Shares exercise their redemption rights upon consummation of the Business Combination.

•

Assuming Maximum Redemptions: This presentation assumes that holders of 8,927,543 redeemable Class A Shares exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.34 (€9.44) per share.

The following tables assume that 10,415,000 TopCo Shares are issued in the PIPE Financing. If the actual facts are different than these assumptions, the below numbers will be different. These figures also do not take into account the number of TopCo Public Warrants to purchase TopCo Shares that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “— Summary Historical Financial Data of Immatics,” “— Summary Historical Financial Data of ARYA,” “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Immatics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of each of ARYA and Immatics contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport (i) to represent what the actual results of operations of TopCo would have been had the Business Combination been completed or (ii) to project TopCo’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of TopCo would have been had the Business Combination been completed nor the book value per share for any future period.

As of and for the three months ended March 31, 2020
					Pro Forma Combined
	Immatics		ARYA		No Redemptions	Maximum Redemptions
Book value per ordinary share(1)	€(43.00)		—		€2.38	€1.21
Book value per share, Class A Shares (basic and diluted)	—		€9.15	(4)	—	—
Book value per share, Class B Shares (basic and diluted)	—		€(0.91	)(5)	—	—
Net loss attributable to equityholders of parent per ordinary share	€(7.14	)(2)	—		€(0.15)	€(0.18)
Net income per share — Class A Shares	—		€0.05		—	—
Net loss per share — Class B Shares	—		€(1.04)		—	—
Cash dividends per share	—		—		—	—
Cash dividends per share — Class A Shares	—		—		—	—
Cash dividends per share — Class B Shares	—		—		—	—

As of and for the year ended December 31, 2019
					Pro Forma Combined
	Immatics		ARYA(3)		Assuming No Redemptions	Assuming Maximum Redemptions
Book value per ordinary share(1)	€(35.09)		—		—	—
Book value per share — Class A Shares (basic and diluted)	—		€8.87	(4)	—	—
Book value per share — Class B Shares (basic and diluted)	—		€0.14	(5)	—	—
Net loss attributable to equityholders of the parent per ordinary share	€(27.13	)(2)	—		€(0.53)	€(0.62)
Net income per share — Class A Shares	—		€0.21		—	—
Net loss per share — Class B Shares	—		€(0.19)		—	—
Cash dividends per share	—		—		—	—
Cash dividends per share — Class A Shares	—		—		—	—
Cash dividends per share — Class B Shares	—		—		—	—

(1)	Book value per share represents total shareholder’s (deficit) equity divided by total shares outstanding.
(2)

Prior to the Exchange, 1,163,625 Immatics GmbH shares were outstanding. After the exchange, Immatics Participating Shareholders and Other Founder will hold 33,093,838 and 697,431 shares, respectively, in Immatics B.V., resulting in a reduction of net loss per share to €(0.25) and to €(0.93) on a pro forma basis for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.
(3)

ARYA historically prepared its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) with the U.S. dollar as its reporting currency. Per share amounts reported for ARYA reflect its historical financial results reported under U.S. GAAP and are reported in Euro. The historical financial statements of ARYA are presented in USD. The historical financial information was translated from U.S. dollars to Euros using the historical exchange rates as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

(4)	Book value per share — Class A Shares represents marketable securities held in Trust Account minus deferred underwriting commissions divided by total Class A Shares outstanding.
(5)	Book value per share — Class B Shares represents net assets except for marketable securities held in Trust Account and deferred underwriting commissions divided by total Class B Shares outstanding.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “General Information,” in evaluating the Business Combination and the proposals to be voted on at the General Meeting. Certain of the following risk factors apply to the business and operations of Immatics and will also apply to the business and operations of TopCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of TopCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by TopCo, ARYA and Immatics which later may prove to be incorrect or incomplete. TopCo, ARYA and Immatics may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.

Risks Related to Immatics’ Financial Position and Need for Additional Capital

Immatics has a history of operating losses; Immatics expects to continue to incur losses and Immatics may never be profitable.

Immatics is a clinical-stage biopharmaceutical company active in the development and discovery of potential T cell redirecting immunotherapies for the treatment of cancer. Immatics does not have products approved for commercial sale and has not generated revenue from operations. Immatics has incurred net losses in each year since its inception in 2000, including consolidated net losses of €32.5 million and €32.4 million for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, Immatics had accumulated consolidated losses of €233.2 million. Immatics does not expect to generate any meaningful product sales or royalty revenues for the foreseeable future. Immatics expects to incur significant additional operating losses in the future as it expands its development and clinical trial activities in support of demonstrating the effectiveness of its products.

Immatics’ ability to achieve long-term profitability is dependent upon obtaining regulatory approvals for its products and successfully commercializing its products alone or with third parties. However, its operations may not be profitable even if any of its products under development are successfully developed and produced and thereafter commercialized.

Immatics will need additional financing to fund its operations and complete the development and commercialization of its various product candidates, and if Immatics is unable to obtain such financing, it may be unable to complete the development and commercialization of its product candidates. Raising additional capital may cause dilution to Immatics’ existing shareholders, restrict its operations or require it to relinquish rights to its technologies or product candidates.

Immatics’ operations have consumed substantial amounts of cash since inception. Immatics’ research and development and its operating costs have also been substantial and are expected to increase. While Immatics has been successful in the past in obtaining financing, it expects to continue to spend substantial amounts to continue the clinical development of its product candidates. As of December 31, 2019, Immatics had $133 million in cash and cash equivalents.

Accordingly, Immatics believes that its existing cash and cash equivalents will be sufficient to fund its operations until the third quarter of 2021 (excluding proceeds from the proposed transaction). With this level of funding Immatics plans to continue development of its clinical stage programs IMA201, IMA202, IMA203, and IMA101, the development of its preclinical stage programs IMA204, IMA401 and IMA402, and to perform further technology advancement and research activities that may lead to new product candidates. For details, please see the section entitled “Business of Immatics and Certain Information about Immatics”. It is difficult to estimate how far into the development of the current product candidates Immatics will reach with the current level of funding. However, in order to complete the development of its current product candidates, and in order to effectuate its business plan, Immatics anticipates that it will have to spend more than the funds currently available to Immatics (including proceeds from the proposed transaction). Additional funding will be required for all programs, including clinical and preclinical programs, prior to market approval and commercialization. Furthermore, changing circumstances may cause Immatics to increase its spending significantly faster than it currently anticipates, and it may require additional capital for the further development and commercialization of its product candidates and may need to raise additional funds sooner if it chooses to expand more rapidly than it presently anticipates. Moreover, Immatics’ fixed expenses such as rent, minimum payments to its contract manufacturers, and other contractual commitments, including those for its research collaborations, are substantial and are expected to increase in the future.

Immatics will need to obtain additional financing to fund its future operations, including completing the development and commercialization of its product candidates. Immatics’ future funding requirements will depend on many factors, including, but not limited to:

•

progress, timing, scope and costs of its clinical trials, including the ability to timely initiate clinical sites, enroll subjects and manufacture Adoptive Cell Therapy (“ACT”) and bispecific T cell engaging receptor (“TCR Bispecific”) product candidates for its ongoing, planned and potential future clinical trials;

•	time and cost to conduct investigational new drug application (“IND”) or clinical trial application (“CTA”) enabling studies for its preclinical programs;

•	time and costs required to perform research and development to identify and characterize new product candidates from its research programs;

•	time and cost necessary to obtain regulatory authorizations and approvals that may be required by regulatory authorities to execute clinical trials or commercialize its products;

•	its ability to successfully commercialize its product candidates, if approved;

•

its ability to have clinical and commercial products successfully manufactured consistent with U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), and other authorities’ regulations;

•

amount of sales and other revenues from product candidates that Immatics may commercialize, if any, including the selling prices for such potential products and the availability of adequate third-party coverage and reimbursement for patients;

•	sales and marketing costs associated with commercializing its products, if approved, including the cost and timing of building its marketing and sales capabilities;

•	cost of building, staffing and validating its manufacturing processes, which may include capital expenditure;

•	terms and timing of its current and any potential future collaborations, licensing or other arrangements that Immatics has established or may establish;

•	cash requirements of any future acquisitions or the development of other product candidates;

•	costs of operating as a public company;

•	time and cost necessary to respond to technological, regulatory, political and market developments;

•	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	costs associated with any potential business or product acquisitions, strategic collaborations, licensing agreements or other arrangements that Immatics may establish.

Unless and until Immatics can generate a sufficient amount of revenue, it may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances and marketing or distribution arrangements. Additional funds may not be available when it needs them on terms that are acceptable to Immatics, or at all. Immatics has no committed source of additional capital and if it is unable to raise additional capital in sufficient amounts or on acceptable terms to Immatics, Immatics may be required to delay or reduce the scope of or eliminate one or more of its research or development programs or its commercialization efforts. Immatics’ current license and collaboration agreements may also be terminated if it is unable to meet its obligations to perform contractually agreed research and development work under those agreements. As a result, Immatics may seek to access the public or private capital markets whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time.

To the extent that Immatics raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on Immatics’ ability to incur additional debt, limitations on its ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. If Immatics raises additional funds through strategic collaborations and alliances and licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies or product candidates, or grant licenses on terms unfavorable to Immatics.

Immatics has limited experience in operating its current business, which makes it difficult to evaluate its business plan and its prospects.

Immatics has only a limited operating history in its current line of business on which a decision to invest in its company can be based. The future of Immatics currently is dependent upon its ability to implement its business plan, as that business plan may be modified from time to time by its management and Supervisory Board. While Immatics believes that it has a reasonable business plan and research and development strategy, Immatics has only a limited operating history against which it can test its plans and assumptions, and investors therefore cannot evaluate the likelihood of its success based on previous experience.

Immatics faces the problems, expenses, difficulties, complications and delays normally associated with a pre-commercial biopharmaceutical company, many of which are beyond its control. Accordingly, Immatics’ prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business developing technologies in an industry that is characterized by a number of market entrants and intense competition. Because of its size and limited resources, Immatics may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by pre-commercial companies involved in the rapidly evolving field of immunotherapy. If its research and development efforts are successful, it may also face the risks associated with the shift from development to commercialization of new products based on innovative technologies. There can be no assurance that Immatics will be successful in developing and commercialization of its product candidates.

Immatics is substantially dependent on the success of its product candidates and cannot guarantee that these product candidates will successfully complete development, receive regulatory approval, or be successfully commercialized.

Immatics currently has no products approved for commercial sale. It has invested a significant portion of its efforts and financial resources in the development of its current product candidates and expects that it will continue to invest heavily in its current product candidates, as well as in any future product candidates it may develop. Immatics’ business depends entirely on the successful development and commercialization of its product candidates, which may never occur. Its ability to generate revenues in the future is substantially dependent on its ability to develop, obtain regulatory approval for, and then successfully commercialize its product candidates. Immatics currently generates no revenue from the sale of any products, and it may never be able to develop or commercialize a marketable product.

Immatics’ product candidates will require additional clinical and non-clinical development, regulatory approval, commercial manufacturing arrangements, establishment of a commercial organization, significant marketing efforts, and further investment before it generates any revenue from product sales. Immatics cannot assure you that it will meet its timelines for its current or future clinical trials, which may be delayed or not completed for a number of reasons.

Immatics is not permitted to market or promote any of its product candidates before it receives regulatory approval from the FDA or comparable regulatory authorities in other countries, and Immatics may never receive such regulatory approval for any of its product candidates or regulatory approval that will allow it to successfully commercialize its product candidates. If Immatics does not receive regulatory approval with the necessary conditions to allow successful commercialization, and then successfully commercialize its product candidates, Immatics will not be able to generate revenue from those product candidates in the United States or other countries in the foreseeable future, or at all. Any significant delays in obtaining approval for and commercializing its product candidates will have a material adverse impact on its business and financial condition.

Immatics has not previously submitted a biologics license application (“BLA”) to the FDA, or similar marketing application to comparable foreign authorities, for any product candidate, and Immatics cannot be certain that its current or any future product candidates will be successful in clinical trials or receive regulatory approval.

Immatics’ product candidates are susceptible to the risks of failure inherent at any stage of product development, including the appearance of unexpected adverse events or failure to achieve primary endpoints in clinical trials. Further, its product candidates may not receive regulatory approval even if they are successful in clinical trials.

Immatics will be unable to commercialize its products if its trials are not successful.

Its research and development programs are at an early stage. Immatics must demonstrate its products’ safety and effectiveness in humans through extensive clinical testing. Immatics may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of its products, including but not limited to the following:

•	after reviewing trial results, Immatics or its collaborators may abandon projects that it might previously have believed to be promising;

•	Immatics, its collaborators or regulators, may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks;

•

the effects Immatics’ potential products have may not be the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved;

•	manufacturers may not meet the necessary standards for the production of the product candidates or may not be able to supply the product candidates in a sufficient quantity;

•	regulatory authorities may find that Immatics’ clinical trial design or conduct does not meet the applicable approval requirements; and

•	safety and efficacy results in various human clinical trials reported in scientific and medical literature may not be indicative of results Immatics obtains in its clinical trials.

Clinical testing is very expensive, can take many years, and the outcome is uncertain. It could take several years before Immatics learns the results from any clinical trial using ACT or TCR Bispecifics. The data collected from Immatics’ clinical trials may not be sufficient to support approval by the FDA, EMA, or regulatory authorities in other countries of its ACT- or TCR Bispecifics-based product candidates for the treatment of tumors. The clinical trials for Immatics’ products under development may not be completed on schedule and the FDA, EMA or regulatory authorities in other countries may not ultimately approve any of its product candidates for commercial sale. If Immatics fails to adequately demonstrate the safety and effectiveness of any product candidate under development, it may not receive regulatory approval for those products, which would prevent it from generating revenues or achieving profitability.

Immatics’ Business and the Development, Regulatory Review and Approval of Its Product Candidates

The FDA regulatory pathways can be difficult to predict, and whether, for example, the FDA’s Accelerated Approval pathway is available or further unanticipated clinical trials are required will depend on the data obtained in Immatics’ ongoing clinical trials.

The regulatory approval pathway and the amount of time it takes Immatics to obtain regulatory approvals for its product candidates will depend on the data that are obtained in its ongoing clinical trials and any future clinical trials, including future registrational or pivotal clinical trials. Immatics may attempt to seek approval on a per indication basis for its product candidates on the basis of a single pivotal trial or on the basis of data from one or more uncontrolled trials. While the FDA requires in most cases two adequate and well-controlled pivotal clinical trials to demonstrate the efficacy of a product candidate, a single trial with strong confirmatory evidence may be sufficient in instances where the trial is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and if confirmation of the result in a second trial would be practically or ethically impossible. In rare cancer indications with very limited treatment options, a large and/or controlled trial is often not feasible and thus data from smaller and even uncontrolled trials may be sufficient for regulatory approval. Depending on the data Immatics obtains, the FDA or other regulatory authorities may require additional clinical trials to be carried out or further patients to be treated prior to the granting of any regulatory approval for marketing of its product candidates. It is difficult for Immatics to predict with such a novel technology exactly what will be required by the regulatory authorities in order to take its product candidates to market or the timeframes under which the relevant regulatory approvals can be obtained.

The FDA has various programs that are intended to facilitate and expedite development and review of new drugs to address unmet medical need in the treatment of serious or life-threatening conditions. These expedited programs help ensure that therapies for serious conditions are available as soon as it can be concluded that the therapies’ benefits justify their risks, taking into account the seriousness of the condition and the availability of alternative treatment. These programs include Breakthrough Therapy designation, Fast Track designation, Accelerated Approval, and Priority Review designation. Depending on the data that is obtained by Immatics in its current and future clinical trials for its wholly owned product candidates, Immatics may seek Breakthrough Therapy or Fast Track designation, Priority Review, or Accelerated Approval from the FDA for its product candidates and equivalent accelerated approval procedures in other countries. However, given the novel nature of its product candidates, it is difficult for Immatics to predict or guarantee whether the FDA or other regulatory authorities will approve such requests or what further clinical or other data may be required to support an application for such accelerated approval procedures. Even if Immatics obtains Breakthrough Therapy designation, the FDA may decide to rescind the designation if, for example, the designation is no longer supported by clinical data obtained after designation.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. For example, clinical trials may be required in pediatric populations before any marketing approval can be obtained, which can be time-consuming and costly. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and foreign regulatory authorities also have substantial discretion in the drug and biologics approval processes. The number and types of preclinical programs and clinical trials that will be required for regulatory approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address, and the regulations applicable to any particular product candidate. Approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, and there may be varying interpretations of data obtained from preclinical programs or clinical trials, either of which may cause delays or limitations in the approval or the decision not to approve an application. In addition, approval of Immatics’ product candidates could be delayed or refused for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Immatics’ or its collaborators’ clinical trials;

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Immatics or its collaborators may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that Immatics’ product candidates are safe, pure, potent and have a favorable risk/benefit profile for any of their proposed indications;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	the FDA or comparable foreign regulatory authorities may disagree with Immatics’ interpretation of data from preclinical programs or clinical trials;

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the data collected from clinical trials of product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a BLA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•	Immatics’ manufacturing processes or facilities or those of the third-party manufacturers it uses may not be adequate to support approval of its product candidates; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Immatics’ clinical data insufficient for approval.

It is possible that no product candidates will ever obtain the appropriate regulatory approvals necessary to commercialize one of Immatics’ ACT and TCR Bispecific therapies. Any delay in obtaining, or failure to obtain, required approvals would materially adversely affect Immatics’ ability to generate revenue from the particular product candidate, which would result in significant harm to its business.

Immatics is subject to extensive regulation, and the regulatory approval processes in the U.S., Europe and other countries or regions are costly, lengthy and time-consuming. Immatics may also experience significant delays in the regulatory approval of its product candidates.

Immatics’ potential products, cell processing and manufacturing activities, are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive and often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved.

Immatics has not previously submitted a BLA to the FDA, or similar approval submissions to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish that the product candidate meets the prescribed requirements of safety, purity and potency for each desired indication. The BLA must also include detailed information regarding the chemistry, manufacturing and controls for the product. International marketing authorization applications equivalent to a BLA must contain similar types of data and information. Immatics expects the novel nature of its product candidates to create additional challenges in obtaining regulatory approval. For example, the FDA has limited experience with commercial development of T cell directed therapies for cancer. Accordingly, the regulatory approval pathway for its product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained. Requirements and requests for additional information can occur for any clinical trial of any of Immatics’ product candidates. Such request can result in delays of the start of Immatics’ clinical trials or in clinical holds being imposed on ongoing trials, and there is no guarantee that the FDA will not continue to require further or additional information ahead of permitting any trial to proceed, whether from Immatics’ collaborators or from Immatics.

If Immatics violates regulatory requirements at any stage, whether before or after marketing approval is obtained, Immatics may face a number of regulatory consequences, including refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, imposition of a clinical hold or termination of clinical trials, warning letters, untitled letters, modification of promotional materials or labeling, provision of corrective information, imposition of post-marketing requirements and commitments including the need for additional testing, imposition of distribution or other restrictions under a Risk Evaluation and Mitigation Strategy (“REMS”), product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, FDA debarment, injunctions, fines, consent decrees, corporate integrity agreements, debarment from receiving government contracts, and new orders under existing contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement, or civil or criminal penalties, including fines and imprisonment, and adverse publicity, among other adverse consequences. Additionally, Immatics may not be able to obtain the labeling claims necessary or desirable for the promotion of its products.

Immatics or its collaborators could also encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of its product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by Immatics or a collaborator, Institutional Review Boards (IRBs) for the institutions in which such trials are being conducted or by responsible Ethics Committees (ECs), the Data Monitoring Committee for such trial, or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Immatics’ clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If Immatics or its collaborators experience termination of, or delays in the completion of, any clinical trial of its product candidates, the commercial prospects for its product candidates will be harmed, and Immatics’ ability to generate product revenue will be delayed. In addition, any delays in completing its clinical trials will increase Immatics’ costs, slow its product development and approval process and jeopardize its ability to commence product sales and generate revenue.

Additionally, Immatics has limited experience in conducting clinical trials with adoptive cellular therapies and T cell engaging biologics and in conducting clinical trials through to regulatory approval. Because of this lack of experience, Immatics cannot be certain that planned clinical trials will begin or be completed on time, if at all. Large-scale trials would require significant additional financial and management resources, and reliance on third-party clinical investigators, contract research organizations (“CROs”), or consultants.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may ultimately lead to the denial of regulatory approval of Immatics’ product candidates.

Immatics is subject to manufacturing risks that could substantially increase its costs and limit supply of its products. The manufacture of Immatics’ product candidates is complex, and Immatics may encounter difficulties in production, particularly with respect to process development, quality control, upscaling or scaling-out of its manufacturing capabilities. If Immatics, or any of its third-party manufacturers encounter such difficulties, Immatics’ ability to provide supply of its product candidates for clinical trials or its products for patients, if approved, could be delayed or stopped, or it may be unable to maintain a commercially viable cost structure.

Immatics’ product candidates are cellular products or biologics and the process of manufacturing its products is complex, highly regulated and subject to multiple risks.

The manufacture of Immatics’ cellular product candidates involves complex processes, including, for example, for ACTengine genetically modified autologous T cell products (IMA201, IMA202, IMA203, and IMA204), harvesting and transporting blood cells from every patient for T cell isolation, engineering of the T cells to express a specific T cell receptor for a tumor target, ex vivo multiplying the T cells to obtain the desired cell numbers for the dose, and finally transporting of the T cell product back to the patient for infusing the modified T cells back into the same patient. As a result of the complexities, the cost to manufacture cellular products per dose is generally higher than traditional small molecule chemical compounds or biologics, and the manufacturing process is less reliable, more variable and is more difficult to reproduce. Immatics’ manufacturing process may be susceptible to product loss or failure due to logistical issues associated with the collection of patients’ blood cells, shipping such material to the manufacturing site, shipping the final product back to the patient, and infusing the patient with the product. Product loss or failure may also be caused by manufacturing issues associated with the variability in patient starting material especially from heavily treated cancer patients, interruptions in the manufacturing process, contamination, equipment failure, assay failures, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth, and variability in product characteristics. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects, and other supply disruptions. If for any reason Immatics loses a patient’s starting material, or any intermediate product at any point in the process, or if any product does not meet the preset specifications, the manufacturing process for that patient will need to be restarted, sometimes including re-collection of blood cells from the patient, and the resulting delay may adversely affect that patient’s outcome. It may even happen, that failed product manufacture may prevent a patient from getting a T cell product. If microbial, environmental or other contaminations are discovered in Immatics’ product candidates or in the manufacturing facilities in which its product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. If such contaminations or other product quality issues are not discovered and if as a result thereof patients are exposed to a health risk, Immatics may be held liable. Its insurance may not cover those cases, or the financial coverage may not be sufficient.

Because its ACTengine cellular product candidates are manufactured specifically for each individual patient, Immatics will be required to maintain a chain of identity with respect to the patient’s cellular material as it moves from the patient to the manufacturing facility, through the manufacturing process, and back to the patient. Maintaining such a chain of identity is difficult and complex, and failure to do so could result in adverse patient outcomes, loss of product, or regulatory action including withdrawal of Immatics’ products from the market. Further, as product candidates are developed through preclinical to late stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause Immatics’ product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials or otherwise necessitate the conduct of additional studies, including bridging clinical trials, which can be costly and time-consuming.

Currently, Immatics’ cellular product candidates are manufactured using processes developed or modified by Immatics but based on current industry standards and are designed to deliver a clinical proof of concept (“PoC”). Immatics has selected an open process as the manufacturing process for early stage clinical trials through PoC. However, Immatics is currently developing a second-generation process that is closed, partially automated and viable for advanced clinical trials through product registration, and all ongoing and future company-sponsored clinical trials. Although Immatics believes that the 2nd generation process is commercially viable, there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including, among others, cost overruns, potential problems with process upscaling, scale-out, process reproducibility, technology transfer, stability issues, lot consistency, and timely availability of raw materials. This includes potential risks associated with FDA not agreeing with all of the details of Immatics’ validation data or its potency assay for its Phase 1 or future Phase 2 clinical trials. Furthermore, some of Immatics’ contract manufacturing organizations (“CMOs”) may not be able to establish comparability of their products with the ACT products used in Immatics’ Phase 1 or future Phase 2 clinical trials or may not be fully validated prior to starting its pivotal or registration clinical trial. As a result of these challenges, Immatics may experience delays in its clinical development and/or commercialization plans. It may ultimately be unable to reduce the cost of goods for its product candidates to levels that will allow for an attractive return on investment if and when those product candidates are commercialized.

Immatics manufacturing capabilities for its allogenic cellular therapy product candidate IMA301 are still in the process of being developed. Immatics may not successfully establish a robust production process that fulfills the requirements of the FDA and other regulatory authorities. If Immatics fails to establish such a manufacturing process, it may not be able commence clinical trials in IMA301 or clinical trials may be delayed. Immatics also cannot guarantee that the production process it is currently developing for IMA301 is viable and can be effectively scaled up or transferred to an CMO for later phase clinical testing and commercialization. For example, there is insufficient experience in the field regarding vectors for transduction of the gd T cells used to manufacture IMA301. If it turns out that Immatics cannot generate a suitable and GMP-compliant vector, the IMA301 manufacturing process may be endangered. If Immatics fails to develop a process that can be used throughout the life cycle of the product candidate, commercialization of IMA301 may be delayed or may not occur.

Manufacturing of TCR Bispecifics, such as IMA401, IMA402 and potential future product candidates, is susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, inconsistency in yields, issues with purity, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, inacceptable purity, product defects, loss of production batches and other supply disruptions. In such cases, Immatics’ development program may experience major delays and it may have to produce a new batch of a given TCER. This will be costly and will delay Immatics’ TCER development program. In particular, production of a new GMP batch may be time-consuming, as it relies on the availability of facilities with GMP capabilities at Immatics’ CMO, and such facilities must be booked far in advance. Immatics may also experience failure of production of the master cell bank that is used to produce its TCER molecules. For example, missing clonality of the cell line or non-sterility of the cell bank may require production of a new master cell bank which would be associated with additional costs and delays.

Any failure to follow current Good Manufacturing Practice (“cGMP”) or other regulatory requirements or any delay, interruption or other issues that arise in the manufacture, fill and finish, packaging, or storage of Immatics’ product candidates as a result of a failure of its facilities or the facilities or operations of third parties to comply with regulatory requirements or pass any regulatory authority inspection could significantly impair Immatics’ ability to develop and commercialize its product candidates, including leading to significant delays in the availability of drug product for its clinical trials or the termination or hold on a clinical trial, or the delay or prevention of a filing or approval of marketing applications for its product candidates.

Immatics’ TCR Bispecific product candidates that have been produced and are stored for later use may degrade, become contaminated or suffer other quality defects, which may cause the affected product candidates to no longer be suitable for their intended use in clinical trials or other development activities. If the defective product candidates cannot be replaced in a timely fashion, Immatics may incur significant delays in its development programs that could adversely affect the value of such product candidates.

In September 2015, Immatics entered into a lease agreement with the UTH facility in Houston, Texas for clinical production of ACT products, including Immatics’ product candidates IMA101, IMA201, IMA202, and IMA203 for clinical trials, and it also intends to manufacture IMA204, IMA301 and potentially also future cellular therapy product candidates in this facility once INDs or CTAs have been approved for these product candidates, especially for early stage clinical trials, by the respective regulatory bodies. Immatics would expect that development and construction of its own manufacturing facility would provide it with enhanced control of material supply for both clinical trials and the commercial market, enable a more efficient implementation of process changes, and allow for better long-term margins. However, Immatics has no experience as a company in developing a large manufacturing facility, and Immatics may not be successful in finalizing the development of its own manufacturing facility or capability. Immatics may establish multiple manufacturing facilities as it expands its commercial footprint to multiple geographies, which may lead to regulatory delays or prove costly. Even if Immatics is successful, its manufacturing capabilities could be affected by cost-overruns due to idle capacity, unexpected delays, equipment failures, labor shortages, natural disasters, epidemics, power failures, and numerous other factors that could prevent it from realizing the intended benefits of its manufacturing strategy and have a material adverse effect on Immatics’ business. The manufacture of cell therapy products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of cell therapy products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability, patient to patient variability of the product candidate and quality assurance testing, shortages of qualified personnel, and compliance with strictly enforced federal, state, local and foreign regulations.

Any problems or delays Immatics or its CMOs experience in preparing for commercial scale manufacturing of a cell therapy or biologic product candidate or component may result in a delay in the FDA approval of the product candidate or may impair Immatics’ ability to manufacture commercial quantities or such quantities at an acceptable cost, which could result in the delay, prevention, or impairment of clinical development and commercialization of its product candidates and could adversely affect its business. Furthermore, if Immatics or its commercial manufacturers fail to deliver the required commercial quantities or supply of its product candidates on a timely basis and at reasonable costs, Immatics would likely be unable to meet demand for its products, and it would lose potential revenues.

In addition, the manufacturing process and facilities for any products that Immatics may develop is subject to FDA and/or foreign regulatory authority approval processes, and Immatics or its CMOs will need to meet all applicable regulatory authority requirements, including cGMP and current Good Tissue Practices (“cGTP”) requirements, on an ongoing basis, including requirements pertaining to quality control, quality assurance, and the maintenance of records and documentation. The FDA and other regulatory authorities enforce these requirements through facility inspections. Manufacturing facilities must be approved by the FDA pursuant to inspections that will be conducted after Immatics submits its marketing applications. Manufacturers are also subject to continuing FDA and other regulatory authority inspections following marketing approval. Further, Immatics, in cooperation with its CMOs, must supply all necessary chemistry, manufacturing, and control documentation in support of a BLA on a timely basis.

Immatics, or its CMOs’ manufacturing facilities, may be unable to comply with Immatics’ specifications, cGMP and cGTP requirements, and with other FDA, state, and foreign regulatory requirements. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of product candidates that may not be detectable in final product testing. If Immatics or its CMOs are unable to reliably produce products to specifications acceptable to the FDA or other regulatory authorities, or in accordance with the strict regulatory requirements, Immatics may not obtain or maintain the approvals it needs to commercialize such products. Even if Immatics obtains regulatory approval for any of its product candidates, there is no assurance that either Immatics or its CMOs will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product, or to meet potential future demand. Deviations from manufacturing requirements may further require remedial measures that may be costly and/or time-consuming for Immatics or a third party to implement and may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon Immatics or third parties with whom it contracts could materially harm Immatics’ business.

Even to the extent Immatics uses and continues to use CMOs, it is ultimately responsible for the manufacture of its products and product candidates. A failure to comply with these requirements may result in regulatory enforcement actions against Immatics’ manufacturers or Immatics, including fines and civil and criminal penalties, which could result in imprisonment, suspension or restrictions of production, suspension, injunctions, delay or denial of product approval or supplements to approved products, clinical holds or termination of clinical trials, warning or untitled letters, regulatory authority communications warning the public about safety issues with the biologic, refusal to permit the import or export of the products, product seizure, detention, or recall, operating restrictions, suits under the civil False Claims Act (“FCA”), corporate integrity agreements, consent decrees, or withdrawal of product approval.

Challenges Immatics may face could delay completion of clinical trials, require bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of its product candidates, impair commercialization efforts, increase its cost of goods, cause a lack of patient participation in clinical trials and have an adverse effect on its business, financial condition, results of operations and growth prospects.

Immatics is engaged in preclinical development to identify, generate and characterize new product candidates for potential clinical development. Drug development is expensive, time-consuming and it is uncertain that such development programs will lead to new drug candidates that may continue to be tested in clinical trials and receive regulatory approval.

A significant portion of Immatics’ research activities focus on the identification, generation and characterization of new product candidates. These activities are expensive, time-consuming and costly, and may never lead to a product candidate that shows appropriate safety and efficacy data in preclinical studies to enter clinical development. This means that success from research and development is uncertain, early programs may not reach clinical development and Immatics may never produce revenues from its preclinical development activities. If the target criteria for a product candidate are not met, Immatics may also decide to prolong preclinical development to improve the profile of a product candidate. In addition, if new treatment options are approved for the same indications as Immatics’ preclinical product candidates, Immatics may discontinue such early development programs.

The targets addressed by IMA201, IMA202, IMA203, IMA301, IMA401, IMA402 belong to the class of cancer testis antigens that are well-established immunotherapy targets. Future targets for product development may not belong to well-known target proteins and generation of such product candidates may be challenging. For example, IMA204 is directed against a tumor stroma target. Immatics is not aware of a comparable product candidate currently in preclinical or clinical development. Immatics may find out during preclinical development that targets like the one addressed by IMA204 cannot be safely addressed by immunotherapy. Immatics cannot guarantee that it will be able to show safety and efficacy for product candidates addressing new target classes like the one addressed by IMA204, and Immatics may not be able to enter clinical testing with or to successfully market IMA204 or similar future product candidates.

Development of a product candidate intended for use in combination with an already approved product may present more or different challenges than development of a product candidate for use as a single agent.

Immatics is currently developing IMA201, IMA202, IMA203, IMA204, IMA101, IMA301, IMA401, and IMA402. Immatics and its collaborators are also studying or intending to study ACT product candidates and TCR Bispecifics product candidates along with other products, such as checkpoint inhibitor immunotherapies. The development of product candidates for use in combination with another product may present challenges. For example, the FDA may require Immatics to use more complex clinical trial designs, in order to evaluate the contribution of each product and product candidate to any observed effects. It is possible that the results of these trials could show that most or any positive results are attributable to the already approved product. Moreover, following product approval, the FDA may require that products used in conjunction with each other be cross-labeled. To the extent that Immatics does not have rights to already approved products, this may require Immatics to work with another company to satisfy such a requirement. Moreover, developments related to the already approved products may impact its clinical trials for the combination as well as its commercial prospects should Immatics receive marketing approval. Such developments may include changes to the approved product’s safety or efficacy profile, changes to the availability of the approved product, and changes to the standard of care.

If Immatics encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on Immatics’ ability to enroll a sufficient number of patients. Despite diligent planning of its clinical trials and analysis of their feasibility regarding patient recruitment, Immatics may experience difficulties, delays or inability in patient enrollment in its clinical trials for a variety of reasons, including:

•	the size and nature of the patient population;

•	the severity and incidence of the disease under investigation;

•	the general health condition of the patient population;

•	the patient eligibility criteria and study procedures defined in the protocol;

•	the size of the study population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to trial sites;

•	the design of the trial and the complexity for patients and clinical sites;

•	the screening procedures and the rate of patients failing screening procedures;

•	the duration required for screening and manufacturing of the patients’ investigational products;

•	the risk that patients’ general health conditions do not allow the conduct of study/screening procedures (for example, tumor biopsy, or leukapheresis) or application of lymphodepletion regimen;

•	the ability to manufacture patient products appropriately (for example, at a sufficient high dose, or with sufficiently active T cells);

•	insufficient manufacturing capacities;

•	the ability to establish appropriate drug substance or drug product logistics/transportation;

•	the ability to obtain approval (regulatory and ethical approval and approval according to local law) for the conduct of the clinical trial in a sufficient number of countries;

•	the ability to recruit appropriate clinical sites;

•	the ability to provide appropriate screening assays;

•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	the efforts to facilitate timely enrollment in clinical trials and the effectiveness of recruiting publicity;

•	the patient referral practices of physicians within the same hospital as well as within other hospitals or private practices;

•	competing clinical trials for similar therapies, other new therapeutics, new combination treatments, new medicinal products;

•	approval of new indications for existing therapies or approval of new therapies in general or changes in standard of care;

•	the implementation of surgical measures leading to a higher cure rate of patients;

•	the implementation of preventive measures leading to early detection of the disease under investigation and a higher cure rate;

•	the implementation of measures (for example, prophylactic vaccines) leading to a dramatic reduction in incidence of the disease under investigation;

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clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved or become standard of care for the indications Immatics is investigating;

•	clinical investigators enrolling patients who do not meet the enrollment criteria, requiring the inclusion of additional patients in clinical trials;

•	the ability to obtain and maintain patient consents;

•	the risk that patients having received a single anti-tumor infusion in clinical trials start additional anti-tumor treatments despite of not having experienced progression of tumor disease; and

•	inability of clinical sites to enroll patients as health care capacities are required to cope with natural disasters, epidemics or other health system emergencies, such as the COVID-19 pandemic.

Immatics’ clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as its product candidates, and this competition will reduce the number and types of patients available to Immatics because some eligible patients may instead opt to enroll in a competitor’s trial. Because the number of qualified clinical investigators is limited, Immatics expects to conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for its clinical trials at such clinical trial sites. Enrolling patients at the same sites as its competitors may compromise the quality and conclusiveness of Immatics’ clinical data by introducing bias. Moreover, because Immatics’ product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy and approved immunotherapies, rather than enroll patients in any clinical trial. In addition, potential enrollees in Immatics’ ACT trials with IMA101, IMA201, IMA202, IMA203 or IMA204 may opt to participate in other clinical trials because of the length of time between the time that their tumor is excised and the ACT is infused back into the patient. Amendments to Immatics’ clinical protocols may affect enrollment in, or results of Immatics’ trials, including amendments it has made to further define the patient populations to be studied.

Not all patients suffering from a specific cancer that is in principle addressable by Immatics’ product candidates are eligible for its trials and therapies. First, patients have to express a specific genetic marker called HLA-A*02. While this marker is found on approximately 40-50% of individuals in North America and Europe, it is less frequent in other populations, such as China or Japan. If HLA screening for a patient shows that HLA-A*02 is not expressed, he/she cannot be treated with Immatics’ current product candidates. Second, the prevalence of the targets addressed by IMA201, IMA202, IMA203 and IMA204 differs between different tumor entities. For a given patient, a biomarker assay must be performed in order to find out whether he/she expresses one of the targets and can be treated with one of Immatics’ product candidates. Immatics cannot be certain that the anticipated and assumed target prevalence are confirmed in the patient populations of its Phase 1 trials, and lower target prevalences may be experienced. Third, further eligibility criteria are in place to ensure that the patients can tolerate and potentially benefit from the treatment. Thus, only a fraction of patients screened for Immatics’ clinical trials will finally receive cellular products. Patients may therefore be hesitant to consent to Immatics’ trials, and overall many more patients will have to be screened to treat the targeted number of patients. This may hinder recruitment for Immatics’ trials and may delay its development timelines. It is uncertain how many more patients Immatics will be required to screen. If the required number of patient screenings is much higher than anticipated, Immatics’ clinical trial costs may increase. Immatics may combine two or more product candidates into multi-target trials to mitigate this risk. However, Immatics cannot be certain whether this measure will be effective in enhancing recruitment. Multi-target trials may also be more difficult to implement and to be permitted to proceed by FDA or other competent authority outside the U.S.

Even if Immatics is able to enroll a sufficient number of patients in its clinical trials, delays in patient enrollment or small population size may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect Immatics’ ability to advance the development of its product candidates.

The FDA may disagree with Immatics’ regulatory plan, and it may fail to obtain regulatory approval of its product candidates.

If and when Immatics’ ongoing Phase 1 clinical trials for IMA201, IMA202, IMA203, and IMA101 are completed and, assuming positive data, it expects to advance to potential registrational trials. The general approach for FDA approval of a new biologic or drug is for the sponsor to provide dispositive data from two well-controlled, Phase 3 clinical studies of the relevant biologic or drug in the relevant patient population. Phase 3 clinical studies typically involve hundreds of patients, have significant costs and take years to complete. Immatics anticipates pursuing registrational trials, for example for IMA201, IMA202, and IMA203, as single agents or in combination that are designed to evaluate the efficacy of the respective product candidate in a single open-label, non-comparative, two-stage, pivotal, multicenter, single-arm clinical trials in patients who have exhausted available treatment options. Immatics plans to discuss its proposed trial designs with the FDA and other authorities prior to submission of INDs and CTAs. If the trial results are sufficiently compelling, Immatics intends to discuss with the FDA submission of a BLA for the relevant product candidate. Further, Immatics plans to have discussions with other authorities, such as the EMA in Europe or Health Canada in Canada regarding any planned marketing authorization submissions. It cannot be guaranteed that FDA and other regulatory authorities will agree to move to a registrational trial on the basis of data generated from a single completed Phase 1 trial. Authorities may ask for additional early stage or Phase 2 clinical data first. Even if the FDA agrees with the design and implementation of the clinical trials set forth in an IND, Immatics cannot guarantee that the FDA will not change their requirements in the future. For example, the FDA may require that Immatics conducts a comparative trial against an approved therapy including potentially an approved autologous T cell therapy, which would significantly delay Immatics’ development timelines and require substantially more resources. In addition, the FDA may only allow Immatics to evaluate patients that have already failed autologous therapy or very late stage patients, which are extremely difficult patients to treat and patients with advanced and aggressive cancer, and Immatics’ product candidates may fail to improve outcomes for such patients.

Immatics may pursue an approval under FDA’s Accelerated Approval pathway, and Immatics believes its Accelerated Approval strategy is warranted given the limited alternatives for patients with relapsed and/or refractory cancers. However, the FDA may ultimately require a Phase 3 clinical trial prior to approval, particularly since Immatics’ product candidates represent a novel treatment. In addition, the standard of care may change with the approval of new products, which may result in the FDA requiring a demonstration of meaningful therapeutic benefit to patients over such existing treatments.

As a condition of approval, the FDA may require that Immatics implement various post-marketing requirements and conduct post-marketing studies, any of which would require a substantial investment of time, effort, and money, and which may limit Immatics’ commercial prospects.

As a condition of biologic licensing, the FDA is authorized to require that sponsors of approved BLAs implement various post-market requirements, including a REMS, and/or one or more Phase 4 studies. For example, when the FDA approved Novartis’ Kymriah in August 2017, a CAR-T cell therapy for the treatment of patients up to 25 years of age with B-cell precursor acute lymphoblastic leukemia (“ALL”) that is refractory or in second or later relapse, the FDA required significant post-marketing commitments, including a Phase 4 trial, revalidation of a test method, and a substantial REMS program that included, among other requirements, the certification of hospitals and their associated clinics that dispense Kymriah, which certification includes a number of requirements, the implementation of a Kymriah training program, and limited distribution only to certified hospitals and their associated clinics. If Immatics receives approval of its product candidates, the FDA may determine that similar or additional post-approval requirements are necessary. To the extent that Immatics is required to establish and implement any post-approval requirements, it will likely need to invest a significant amount of time, effort, and money. Such post-approval requirements may also limit the commercial prospects of its product candidates.

Obtaining and maintaining regulatory approval of Immatics’ product candidates in one jurisdiction does not mean that it will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

In order to market and sell its products outside the United States, Immatics or its third-party collaborators are required to obtain separate marketing approvals and comply with numerous and varying regulatory requirements. Obtaining and maintaining regulatory approval of Immatics’ product candidates in one jurisdiction does not guarantee that it will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval policies and requirements may vary among jurisdictions. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Immatics intends to charge for its products is also subject to approval. Immatics or its collaborators may not be able to file for regulatory approval of its product candidates in international jurisdictions or obtain approvals from regulatory authorities outside the United States on a timely basis, if at all.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Immatics and could delay or prevent the introduction of its products in certain countries. If Immatics fails to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, Immatics’ target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed.

Immatics may not be able to file applications to commence additional clinical trials on the timelines it expects, and even if it is able to, the FDA or applicable competent authorities may not permit Immatics to proceed.

Immatics plans to submit INDs for additional product candidates to the FDA in the future. It also plans to submit applications to start clinical trials of additional product candidates outside the U.S. to the national competent authorities (for example, CTA to Paul-Ehrlich Institute (“PEI”) in Germany).

The filing of INDs to the FDA and the filing of applications outside the U.S. is dependent on additional data that have to be generated to support such regulatory filings. Hence, these filings may be delayed if the tests to generate those data show unexpected results or if technical issues arise in generating those data in the first place.

Immatics cannot be sure that submission of an IND, IND amendment or CTA will result in the FDA or any other competent authority outside the U.S. allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing and preclinical safety and efficacy testing requirements of both ACT and TCR Bispecifics remain emerging and evolving fields. Accordingly, Immatics expects chemistry, manufacturing and control related topics, including product specification, as well as preclinical safety testing, will be a focus of IND reviews, which may delay the allowance of INDs by the FDA or CTA approval by other competent authorities outside the U.S.

Certain Immatics’ current clinical trials are being conducted outside the United States, and the FDA may not accept data from trials conducted in foreign locations.

Certain current clinical trials of Immatics’ drug candidates are being conducted or planned to be conducted partially outside the United States. Immatics may also conduct future clinical trials for its drug candidates partially or fully outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles and good clinical practice (“GCP”) requirements. Further, the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In general, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom Immatics intends to label the product in the United States. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations.

Conducting clinical trials outside the United States also exposes Immatics to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	an inability to negotiate the terms of clinical trial agreements at arms’ length in countries where a template agreement for such trials is required by law;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.

Immatics cannot assure you that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from such clinical trials, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt Immatics’ development of its drug candidates.

It may take longer and cost more to complete its clinical trials than Immatics projects, or it may not be able to complete them at all.

For budgeting and planning purposes, Immatics has projected the date for the commencement of future trials, and continuation and completion of its ongoing clinical trials. However, a number of factors, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, and unanticipated adverse events may cause significant delays. Immatics may even not be able to complete clinical trials involving any of its products at all or as projected. Delays in clinical trials are associated with significant costs to maintain the necessary services, infrastructure and to pay running obligations to internal staff, clinical sites and service providers.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on Immatics’ ability to enroll a sufficient number of patients who remain in the study until its conclusion. In addition, its clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as Immatics’ product candidates, and this competition will reduce the number and types of patients available to Immatics because some patients who might have opted to enroll in Immatics’ trials may instead opt to enroll in a competitor’s trial. Accordingly, Immatics cannot guarantee that its trials will progress as planned or as scheduled. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of Immatics’ ongoing and planned clinical trials, which could prevent completion of these trials and adversely affect Immatics’ ability to advance the development of its product candidates.

Immatics expects to rely on outside vendors (for example, independent contractors, contract research organizations) to conduct, supervise or monitor some or all aspects of clinical trials involving its products. Immatics will have less control over the timing and other aspects of these clinical trials than if Immatics conducted them entirely on its own. If Immatics fails to commence or complete, or experience delays in, any of its planned clinical trials, its stock price and its ability to conduct its business as currently planned could be harmed.

Immatics currently anticipates that it will have to rely on its CMOs to manufacture its adoptive cell therapy products for clinical trials. If they fail to commence or complete, or experiences delays in, manufacturing Immatics’ adoptive cell therapy products, its planned clinical trials will be delayed, which will adversely affect its stock price and Immatics’ ability to conduct its business as currently planned.

Clinical trials are expensive, time-consuming and difficult to design and implement, and Immatics’ clinical trial costs may be higher than for more conventional therapeutic technologies or drug products.

Clinical trials are expensive and difficult to design, implement and conduct, in part because they are subject to rigorous regulatory requirements. Because Immatics’ ACT product candidates are based on new cell therapy technologies and manufactured on a patient-by-patient basis, it expects that such candidates will require extensive research and development and have substantial manufacturing costs per dose. Immatics’ TCR Bispecific product candidates also require extensive research and development, as the applicable technology is new and experience with developing such biologics is rare in the field. Moreover, the development of a companion diagnostic will also require extensive research and development, and such companion diagnostic must be suitable to support both enrollment into larger clinical trials and routine hospital procedures after marketing approval. Any failure or delay in developing a suitable companion diagnostic will delay or make it impossible to conduct larger clinical trials for ACT product candidates and/or TCR Bispecific product candidates. In addition, costs to treat patients with recurrent and/or refractory cancer and to treat potential side effects that may result from Immatics’ product candidates, non-investigational medicinal products, rescue or prophylactic medication applied in its clinical trials can be significant. Some clinical trial sites do not bill, or obtain coverage from Medicare, Medicaid, health insurance, or other third-party payors for some or all of these costs for patients enrolled in Immatics’ clinical trials, and Immatics can be required by those trial sites to pay such costs. In countries outside the U.S., it is expected that all costs related to the clinical trial and to the management of study patients (for example, management of adverse reactions, hospitalization) are paid by the sponsor of the clinical trial. As trial designs for development of Immatics’ product candidates are complex, its clinical trial costs are likely to be significantly higher per patient than those of more conventional therapeutic technologies or drug products. Immatics aims to combine two or more of its ACT product candidates within one clinical trial or within a multi-TCR-T concept in order to achieve durable clinical efficacy results and to increase the patient population. The set up and conduct of such multi-TCR-T clinical trials is expensive and may bear unknown risks, such as regulatory, preclinical, safety and manufacturing risks. In addition, Immatics’ proposed personalized product candidates involve several complex and costly manufacturing and processing steps, the costs of which will be borne by Immatics. Immatics is also responsible for the manufacturing costs of products for patients that do not receive the product due to any reason (for example, rapid degradation of general health status, not meeting inclusion/exclusion criteria for infusion). Depending on the number of patients that Immatics ultimately screens and enrolls in its trials, the number of trials that it may need to conduct, and the companion diagnostic Immatics needs to develop, its overall clinical trial costs may be higher than for more conventional treatments.

Immatics’ clinical trials may fail to demonstrate adequately the safety and efficacy of its product candidates, which would prevent or delay regulatory approval and commercialization.

The clinical trials of Immatics’ product candidates are, and the manufacturing and marketing of its products will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where Immatics intends to test and market its product candidates. Before obtaining regulatory approvals for the commercial sale of any of its product candidates, Immatics must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that its product candidates are safe and efficacious for use in each target indication or use in a biomarker driven population. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. The risk/benefit profile required for product licensure will vary depending on these factors and may include not only the ability to show tumor shrinkage, but also adequate duration of response, a delay in the progression of the disease, and/or an improvement in survival. For example, response rates from the use of Immatics’ product candidates may not be sufficient to obtain regulatory approval unless it can also show an adequate improvement of survival.

Even if Immatics is able to show anti-tumor efficacy for one or several of its product candidates, the risk/benefit profile may be negatively impacted by an unfavorable safety profile, which could force Immatics to discontinue a development program. This may happen if the risk for patients is deemed unacceptable based on the number or severity of adverse events, or the number of patient deaths related to the clinical trial treatment.

Regulatory authorities may ultimately disagree with Immatics’ chosen endpoints or may find that its studies or study results do not support product approval. Immatics cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as Immatics does, and more trials could be required before Immatics submits its product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, Immatics may be required to expend significant resources, which may not be available to Immatics, to conduct additional trials in support of potential approval of its product candidates.

The results of preclinical studies and early clinical trials of Immatics’ product candidates with small patient populations may not be predictive of the results of later-stage clinical trials.

Immatics has opened enrollment into four Phase 1 clinical trials investigating cellular product candidates. The primary objectives of these clinical trials are to establish safety and tolerability and, for its ACTengine clinical trials, to determine the recommended Phase 2 dose. Preliminary, single cohort, or top-line results from those and future early stage studies may not be representative of the final study results.

Immatics has reported preliminary results for clinical trials of its product candidates, including ACT for the treatment of recurrent and/or refractory solid tumors. Immatics may also report preliminary results from future clinical trials. These preliminary results are subject to substantial risk of change due to small sample sizes and may change as patients are evaluated or as additional patients are enrolled in these or newly set up clinical trials. These outcomes may be unfavorable, deviate from Immatics’ earlier reports, and/or delay or prevent regulatory approval or commercialization of its product candidates, including candidates for which it has reported preliminary favorable safety and efficacy results. In clinical studies where a staged expansion is expected, such as studies using a Simon’s two stage design, these outcomes may result in the failure to meet an initial efficacy threshold for the first stage. Furthermore, other measures of efficacy for these clinical trials and product candidates may not be as favorable.

Moreover, initial trial (for example, Phase 1 or Phase 2a) results may not be representative of later-stage trial results (for example, Phase 2b or Phase 3), even if conducted in a very similar trial population. The results of studies in one set of patients or line of treatment may not be predictive of those obtained in another and the results in various human clinical trials reported in scientific and medical literature may not be indicative of results Immatics obtains in its clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Additional non-clinical studies may also reveal unfavorable product candidate characteristics, including safety concerns.

For example, Immatics’ studies of cellular therapies in patients without any indicated standard-of-care treatment utilize an “open-label, single arm, dose-escalation/de-escalation” trial design. An open-label, single arm, dose-

escalation/de-escalation trial is one where both the patient and investigator know what investigational treatment (monotherapy or combination) at which dose the patient is receiving. This trial design has the potential to create selection bias by encouraging the investigators to enroll a more favorable patient population (for example, indications better suitable for immunotherapies, fitter patients, less prior therapies) compared to a more broader patient population. In Immatics’ current Phase 1 clinical trials investigators have significant discretion over the selection of patient participants. Although preliminary data from these trials was generally positive, that data may not necessarily be representative of interim or final results, as new patients are cycled through the applicable treatment regimens. As the trials continue, the investigators may prioritize patients with more progressed forms of cancer and/or worse general health condition than the initial patient population, based on the safety/success or perceived safety/success of that initial population. Patients with more progressed forms of cancer or worse general health conditions may experience more and/or worse adverse events or be less responsive to treatment, and accordingly, interim or final safety and efficacy data may show an increase in frequency or severity of adverse events and/or a decline in patient response rate or change in other assessment metrics. As the trials continue or in subsequent trials, investigators may shift their approach to the patient population, which may ultimately experience more and/or worse adverse events and/or result in a decline in both interim and final efficacy data from the preliminary data, or conversely, a decrease in frequency and/or severity of adverse events or an increase in final efficacy data following a decline in the interim efficacy data, as patients with more progressed forms of cancer or worse general health condition are cycled out of the trials and replaced by patients with less advanced forms of cancer or with better general health conditions. This opportunity for investigator selection bias in Immatics’ trials as a result of open-label design, which is standard in dose-escalation/de-escalation trials, may not be adequately handled and may cause a decline in or distortion of clinical trial data from Immatics’ preliminary results. Any future trial which utilizes an open-label design is similarly susceptible to such bias. Depending on the outcome of its open-label studies, Immatics may need to conduct one or more follow-up or supporting studies in order to successfully develop its products for FDA approval. Many companies in the biotechnology, pharmaceutical and medical device industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and Immatics cannot be certain that it will not face such setbacks.

Immatics expects there may be greater variability in results for products processed and administered on a patient-by-patient basis, as anticipated for its cellular therapy product candidates, than for “off-the-shelf” products, like many other drugs. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. Immatics’ current and future clinical trial results may not be successful. Moreover, should there be a flaw in a clinical trial, it may not become apparent until the clinical trial is well advanced. In the case that Immatics decides to develop its product candidates for use with other oncology products, or combine more than one ACT product candidate, the design, implementation, and interpretation of the clinical trials necessary for marketing approval will be more complex than if Immatics would have developed its product candidates alone.

The deviations in Immatics’ proposed new products from existing products may require it to perform additional testing, which will increase the cost, and extend the time for obtaining approval.

Immatics’ ACT based therapy is based on first-generation adoptive cell therapy technology suitable for delivering for small early phase clinical trials. These current methods of treatment are very labor intensive and expensive, which has limited their widespread application. Immatics has developed new processes that it anticipates will enable more efficient manufacturing of ACT. Immatics may have difficulty demonstrating that the products produced from its new processes are comparable to the existing products. The FDA and regulatory authorities in other countries may require additional clinical testing before permitting a larger clinical trial with the new processes, and the product may not demonstrate the desired activity in new clinical trials. Cellular products are not considered as well characterized products because there are hundreds of markers present on these cells, and even small changes in manufacturing processes could alter the cell types. It is unclear at this time which of those markers are critical for success of these cells to combat cancer, so Immatics’ ability to predict the outcomes with newer manufacturing processes is limited. The changes that Immatics has made to the historical manufacturing process may require additional testing, which may increase costs and timelines associated with these developments.

Immatics’ TCR Bispecific product candidates contain features that have not been previously tested in this composition in clinical trials or marketed products. Regulatory authorities (for example, the FDA or EMA) may require additional non-clinical studies before permitting Immatics to enter clinical trials with its product candidates. Regulatory authorities may also ask for additional early-stage trials or production of additional batches of TCR Bispecific products before permitting larger clinical trials or registration trials. To comply with those requests would increase costs and timelines for the development of Immatics’ TCR Bispecifics.

Immatics is, and if it receives regulatory approval of its product candidates, will continue to be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and Immatics may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated problems with its product candidates.

Any regulatory approvals that Immatics receives for its product candidates will require surveillance to monitor the safety and efficacy of such product candidate(s). The FDA may also require a REMS to approve Immatics’ product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require post-approval Phase 4 studies. Moreover, the FDA and comparable foreign regulatory authorities will continue to closely monitor the safety profile of any product even after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of any of Immatics’ product candidates, they may withdraw approval, require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. Any such restrictions could limit sales of the product.

In addition, Immatics, its contractors, and its collaborators are and will remain responsible for FDA compliance, including requirements related to product design, testing, clinical and preclinical trials approval, manufacturing processes and quality, labeling, packaging, distribution, adverse event and deviation reporting, storage, advertising, marketing, promotion, sale, import, export, submissions of safety and other post-marketing information and reports such as deviation reports, registration, product listing, annual user fees, and recordkeeping for its product candidates. Immatics and any of its collaborators, including its contract manufacturers, could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with regulatory requirements. Application holders must further notify the FDA, and depending on the nature of the change, obtain FDA pre-approval for product and manufacturing changes. The cost of compliance with post-approval regulations may have a negative effect on Immatics’ operating results and financial condition.

Later discovery of previously unknown problems with Immatics’ product candidates, including adverse events of unanticipated severity or frequency, that the product is less effective than previously thought, problems with its third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing, distribution, or manufacturing of Immatics’ product candidates, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•

restrictions on the labeling of Immatics’ product candidates, including required additional warnings, such as black box warnings, contraindications, precautions, and restrictions on the approved indication or use;

•	modifications to promotional pieces;

•	changes to product labeling or the way the product is administered;

•	liability for harm caused to patients or subjects;

•	fines, restitution, disgorgement, warning letters, untitled letters, or holds on or termination of clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by Immatics or suspension or revocation of license approvals;

•	product seizure or detention, or refusal to permit the import or export of Immatics’ product candidates;

•	injunctions or the imposition of civil or criminal penalties, including imprisonment;

•

FDA debarment, debarment from government contracts, and refusal of future orders under existing contracts, exclusion from federal healthcare programs, consent decrees, or corporate integrity agreements;

•	regulatory authority issuance of safety alerts, Dear Healthcare Provider letters, press releases, or other communications containing warnings or other safety information about the product candidate;

•	reputational harm; or

•	the product becoming less competitive.

Any of these events could further have other material and adverse effects on Immatics’ operations and business and could adversely impact its stock price and could significantly harm its business, financial condition, results of operations, and prospects.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Immatics’ product candidates. Immatics cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Immatics is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, Immatics may lose any marketing approval that it may have obtained, be subject to other regulatory enforcement action, and may not achieve or sustain profitability.

The regulatory landscape that will govern Immatics’ product candidates is still evolving; regulations relating to more established gene therapy and cell therapy products and TCR Bispecific products are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of its product candidates or unexpected costs in obtaining regulatory approval.

Because Immatics is developing novel cell immunotherapy product candidates that are unique biological entities, the regulatory requirements that Immatics will be subject to are not entirely clear. Even with respect to more established products that fit into the categories of gene therapies or cell therapies, the regulatory landscape is still developing. For example, regulatory requirements governing gene therapy products and cell therapy products have become more stringent and comprehensive frequently and may continue to extend in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing gene therapy products and cell therapy products. For example, in the United States, the FDA has established the Office of Tissues and Advanced Therapies (OTAT), formerly known as the Office of Cellular, Tissue and Gene Therapies (OCTGT), within its Center for Biologics Evaluation and Research (CBER) to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. Gene therapy clinical trials in the U.S. are also subject to review and oversight by an institutional biosafety committee (IBC), a local institutional committee that reviews and oversees basic and clinical research conducted at the institution participating in the clinical trial. Similar regulatory bodies exist in Europe and other jurisdictions. Although the FDA or specific regulatory authorities in other countries (for example, EMA or PEI) decides whether individual gene therapy protocols may proceed, review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical study, even if for example, the FDA has reviewed the study and approved its initiation. Conversely, the FDA can place an IND application on clinical hold even if such other entities have provided a favorable review. Furthermore, each clinical trial must be reviewed and approved by an independent IRB at or servicing each institution at which a clinical trial will be conducted; equivalent processes are in place in other regions of the world. In addition, adverse developments in clinical trials of gene therapy products conducted by others may cause the FDA or other regulatory bodies to change the requirements for approval of any of Immatics’ product candidates.

While there is already a T cell engaging bispecific molecule approved and regulatory guidelines have been issued for this class of drugs, bispecific therapeutics are still new in the field and regulators have even less experience with TCR Bispecifics. Thus, guidance for development and regulatory approval of such drugs may change.

Complex regulatory environments exist in the different jurisdictions in which Immatics might consider seeking regulatory approvals for its product candidates, further complicating the regulatory landscape. For example, in the EU a special committee called the Committee for Advanced Therapies was established within the EMA in accordance with Regulation (EC) No. 1394/2007 on advanced therapy medicinal products (“ATMPs”) to assess the quality, safety and efficacy of ATMPs, and to follow scientific developments in the field. ATMPs include gene therapy products as well as somatic cell therapy products and tissue engineered products.

These various regulatory review committees and advisory groups and new or revised guidelines that they promulgate from time to time may lengthen the regulatory review process, require Immatics to perform additional studies, increase its development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of its product candidates or lead to significant post-approval limitations or restrictions. Because the regulatory landscape for Immatics’ cell immunotherapy product candidates is new, it may face even more cumbersome and complex regulations than those emerging for other gene therapy products and cell therapy products. Furthermore, even if Immatics’ product candidates obtain required regulatory approvals, such approvals may later be revoked, suspended or otherwise withdrawn as a result of changes in regulations or the interpretation of regulations by applicable regulatory agencies.

Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease Immatics’ ability to generate sufficient product revenue to maintain its business.

Because Immatics’ current products represent, and its other potential product candidates will represent novel approaches to the treatment of diseases, there are many uncertainties regarding the development, the market acceptance, third-party reimbursement coverage and the commercial potential of its product candidates.

Human immunotherapy products are a new category of therapeutics. Because this is a relatively new and expanding area of novel therapeutic interventions, there are many uncertainties related to development, marketing, reimbursement, and the commercial potential for Immatics’ product candidates. There can be no assurance as to the number of required clinical trials, the length of the trial period, the number of patients the

FDA and regulatory authorities in other jurisdictions will require to be enrolled in the trials in order to establish the safety and efficacy of immunotherapy products, or that the data generated in these trials will be acceptable to the FDA to support marketing approval. The FDA and comparable foreign regulatory may take longer than usual to come to a decision on any BLA or similar marketing application that Immatics submits and may ultimately determine that there is not enough data, information, or experience with Immatics’ product candidates to support an approval decision. Regulatory authorities may also require that Immatics conduct additional post-marketing studies or implement risk management programs. For example, the FDA may require a REMS until more experience with Immatics’ product candidates is obtained. Finally, after increased usage, Immatics may find that its product candidates do not have the intended effect or have unanticipated side effects, potentially jeopardizing initial or continuing regulatory approval and commercial prospects.

Immatics may also find that the manufacture of its product candidates is more difficult or more expensive than anticipated, resulting in an inability to produce a sufficient amount of its product candidates for its clinical trials or, if approved, commercial supply. Moreover, because of the complexity and novelty of Immatics’ manufacturing process, there are only a limited number of manufacturers who have the capability of producing its product candidates. Should any of its contract manufacturers no longer produce its product candidates, it may take Immatics significant time to find a replacement, if it is able to find a replacement at all.

Immatics may also find that the development of a companion diagnostic for its product candidates is more difficult or more expensive than anticipated, resulting in an inability to provide the required diagnostic testing for its clinical trials, or if approved, for the market. Moreover, because of the complexity and novelty of Immatics’ companion diagnostic biomarker, there are only a limited number of providers who have the capability of supporting the development of a companion diagnostic. Should any of its contract research organization (“CRO”) partners fail to meet its development goals, it may take Immatics significant time to find a replacement, if it is able to find a replacement at all.

There is no assurance that the approaches offered by Immatics’ products will gain broad acceptance among doctors or patients or that governmental agencies or third-party medical insurers will be willing to provide reimbursement coverage for proposed product candidates. Moreover, Immatics does not have verifiable internal marketing data regarding the potential size of the commercial market for its product candidates, nor has it obtained current independent marketing surveys to verify the potential size of the commercial markets for its current product candidates or any future product candidates. Since Immatics’ current product candidates and any future product candidates will represent novel approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. Accordingly, Immatics may spend significant capital trying to obtain approval for product candidates that have an uncertain commercial market. The market for any products that Immatics successfully develops will also depend on the cost of the product. Immatics does not yet have sufficient information to reliably estimate what it will cost to commercially manufacture its current product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. Immatics’ goal is to reduce the cost of manufacturing and providing its therapies. However, unless it can reduce those costs to an acceptable amount, Immatics may never be able to develop a commercially viable product. If Immatics does not successfully develop and commercialize products based upon its approach or find suitable and economical sources for materials used in the production of its products, Immatics will not become profitable, which would materially and adversely affect the value of its common stock.

Immatics’ ACT product candidate may be provided to patients in combination with other agents provided by third parties. The cost of such combination therapy may increase the overall cost of ACT therapy and may result in issues regarding the allocation of reimbursements between Immatics’ therapy and the other agents, all of which may affect Immatics’ ability to obtain reimbursement coverage for the combination therapy from third party medical insurers.

COVID-19 may materially and adversely affect Immatics’ business and financial results.

Immatics’ business could be adversely affected by health epidemics in regions where it has clinical trial sites or other business operations; epidemics could also cause significant disruptions in the operations of third-party manufacturers and CROs upon whom Immatics relies. In December 2019, a novel strain of coronavirus, which causes the disease known as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic and governments imposed restrictions on travel between the United States, Europe and certain other countries. Further, the President of the United States declared the COVID-19 pandemic a national emergency, invoking powers under the Stafford Act, the legislation that directs federal emergency disaster response. In Germany and many other European countries, governmental orders became effective in March 2020 to reduce virus transmission by social distancing. Those measures impact social and working life and travel.

The effects of these and other governmental orders, as well as shelter-in-place or work-from-home policies may negatively impact productivity, disrupt Immatics’ and its partners’ business and delay its clinical programs and timelines (including its ACTengine genetically modified autologous T cell products), the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on Immatics’ ability to conduct its business in the ordinary course. These and similar, and perhaps more severe, disruptions in Immatics’ operations could negatively impact its business, financial condition and results of operations, including its ability to obtain financing.

Quarantines, shelter-in-place and similar government orders, or the perception that further orders, shutdowns or other restrictions on the conduct of business operations could occur related to COVID-19 and could impact personnel at Immatics, at suppliers, Immatics’ collaborators or at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which would disrupt Immatics’ supply chain. Immatics’ operations, including research and manufacturing, could also be disrupted due to staff absences as a result of self-isolation procedures or extended illness at Immatics or at suppliers or collaborators.

In addition, Immatics’ clinical trials may be affected by the COVID-19 pandemic, including:

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delays or difficulties in enrolling patients in clinical trials, including that patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

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diversion or prioritization of healthcare resources away from the conduct of clinical trials and towards the COVID-19 pandemic, including the diversion of hospitals serving as Immatics’ clinical trial sites and hospital staff supporting the conduct of its clinical trials, who, as healthcare providers, may have heightened exposure to COVID-19;

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interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal, state or provincial governments, employers and others; and

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limitations in employee resources that would otherwise be focused on the conduct of Immatics’ clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

In addition to the risks listed above, Immatics may also experience the following adverse impacts for its clinical trials:

•	delays in receiving approval from local regulatory authorities to initiate its planned clinical trials;

•	delays in clinical sites receiving the supplies and materials needed to conduct its clinical trials;

•	interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product and patient specimens used in its clinical trials;

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changes in local regulations as part of a response to the COVID-19 coronavirus outbreak, which may require Immatics to change the ways in which its clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

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delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•	the refusal of the FDA or other regulatory agencies to accept data from clinical trials from strongly affected geographies.

The global outbreak of COVID-19 continues to rapidly evolve. The extent to which COVID-19 may impact Immatics’ business and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States, Germany and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States, Germany and other countries to contain and treat the disease.

Risks Related to Immatics’ Reliance on Third Parties

Independent clinical investigators and CROs that Immatics engages to conduct its clinical trials may not devote sufficient time or attention to Immatics’ clinical trials or be able to repeat their past success.

Immatics expects to continue to depend on independent clinical investigators and CROs to conduct its clinical trials. CROs may also assist Immatics in the collection and analysis of data. Identifying, qualifying and managing performance of third-party service providers can be difficult, time-consuming and cause delays in Immatics’ development programs. These investigators and CROs will not be Immatics employees and Immatics will not be able to control, other than by contract, the amount of resources, including time, which they devote to Immatics’ product candidates and clinical trials. If independent investigators or CROs fail to devote sufficient resources to the development of Immatics’ product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that Immatics develops. In addition, the use of third-party service providers may require Immatics to disclose some of its proprietary information to these parties, which could increase the risk that this information will be misappropriated. Further, regulatory agencies require that Immatics complies with GCP requirements for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. Failure of clinical investigators or CROs to meet their obligations to Immatics or comply with GCP requirements could adversely affect for example, the costs and timelines of the clinical development of Immatics’ product candidates and harm its business. Not fulfilling GCP requirements by investigators or CROs could even lead to denial of a BLA or similar marketing application to comparable foreign authorities.

Failure of third-party contractors to successfully develop and commercialize companion diagnostics for use with Immatics’ product candidates could harm its ability to commercialize its product candidates.

Immatics plans to develop companion diagnostics for its product candidates where appropriate. Such developments are expensive and time-consuming. The FDA and similar regulatory authorities outside the United States may request or require the development and regulatory approval of a companion diagnostic as a condition to approving one or more of Immatics’ product candidates, including, for example, IMA201, IMA202, IMA203, IMA204, and IMA401. Immatics does not have experience or capabilities in developing, seeking regulatory approval for or commercializing diagnostics and plan to rely in large part on third parties to perform these functions.

Immatics will likely outsource the development, production and commercialization of companion diagnostics to third parties. By outsourcing these companion diagnostics to third parties, Immatics becomes dependent on the efforts of its third-party contractors to successfully develop and commercialize these companion diagnostics. Immatics’ contractors:

•	may not perform their obligations as expected;

•	may encounter production difficulties that could constrain the supply of the companion diagnostic;

•	may encounter difficulties in obtaining regulatory approval;

•	may have difficulties gaining acceptance of the use of the companion diagnostic in the clinical community;

•	may not commit sufficient resources to the marketing and distribution of such product; and

•	may terminate their relationship with Immatics.

Immatics relies on third parties to obtain reagents and raw materials.

The manufacture of Immatics’ product candidates by itself or any of its CMOs requires access to a number of reagents and other critical raw materials from third-party suppliers. Such third parties may refuse to supply such reagents or other raw materials or alternatively refuse to supply on commercially reasonable terms. There may also be capacity issues at such third-party suppliers that impact Immatics’ ability to increase production of its product candidates.

Some of the materials used in the manufacture and processing of Immatics’ product candidates may only be supplied by one or a few vendors, which means that, should those vendors be unable to supply, for whatever reason, Immatics’ ability to manufacture product candidates and progress product candidates through clinical trials could be severely impacted and result in additional delays. Such failure to supply could also impact other supply relationships with other third parties and potentially result in additional payments being made or required in relation to such delays. In addition, where any raw material or precursor material (including, for example, lentiviral vector, cell culture medium, chromatographic column material or other essential raw material) is currently supplied by one or a few vendors, replacing such raw material or precursor or finding alternative vendors may not be possible or may significantly impact on the timescales for manufacture and supply of Immatics’ product candidates. Even where alternative materials or precursors or alternative vendors are identified, such alternative materials, precursors or vendors and their materials will need to be properly assessed and qualified and additional regulatory approvals may also need to be obtained all of which could result in significant delays to the supply of Immatics’ product candidates or an inability to supply product candidates within anticipated timescales, if at all.

Immatics has contracted and expects to contract additional third parties for the manufacture of some of its product candidates for clinical testing in the future, and it expects to do so for commercialization. Third-party contractors are also important to supply Immatics or its CMOs with important materials required for its product candidates or to develop and perform services essential for the manufacturing process. This reliance on third parties increases the risk that Immatics will not have sufficient quantities of its product candidates or products or such quantities at an acceptable cost and when needed, which could delay, prevent or impair its development or commercialization efforts.

Currently, Immatics’ ACT product candidates are manufactured by Immatics personnel at the University of Texas Health (UTH) facility. Immatics expects to continue to manufacture product candidates for early phase trials using its personnel at the UTH facility; but it is currently negotiating contracts with larger CMOs with experience in cell therapy development and manufacturing to manufacture its products for late stage clinical trials, including any pivotal trials. The process will involve the development of a given manufacturing process in house using Immatics personnel followed by technology transfer of each manufacturing process to the CMO. Immatics’ manufacturing strategy for bispecific T cell engagers includes CMOs for cell line development, process development, formulation development, cGMP manufacturing, analytics, release testing, fill and finish, packaging and storage.

Immatics may not succeed in maintaining its relationships with current CMOs or establishing relationships with additional or alternative CMOs. Its product candidates may compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP and, for cellular products, also under cGTP regulations and that are both capable of manufacturing for Immatics and willing to do so. In addition, there are limited CMOs specialized in the manufacturing of cellular therapy products. If Immatics’ current and/or future CMOs for any of its product candidates or products that obtain approval should cease manufacturing for Immatics, it would experience delays in obtaining sufficient quantities of its product candidates for clinical trials and, if approved, commercial supply. Further, Immatics’ CMOs may breach, terminate, or not renew these agreements. If Immatics were to need to find alternative manufacturing facilities, it would significantly impact Immatics’ ability to develop, obtain regulatory approval for or market its product candidates, if approved. The commercial terms of any new arrangement could be less favorable than its existing arrangements and the expenses relating to the transfer of necessary technology and processes and obtaining applicable regulatory approvals could be significant.

Reliance on third-party manufacturers entails exposure to risks to which Immatics would not be subject if it manufactured the product candidate itself, including:

•	inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

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reduced day-to-day control over the manufacturing process for its product candidates as a result of using third-party manufacturers for all aspects of manufacturing activities; this can result in significant delays of drug supply to any clinical trial or commercial product;

•	any new manufacturer would have to be educated in processes for the production of its product candidates;

•	contract manufacturers may not be able to execute manufacturing of its product candidates and other logistical support requirements appropriately;

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the development of processes or the supply with materials important for the manufacturing of its product candidates may be delayed. This may lead to a situation that manufacturing of Immatics’ product candidates may not be possible at a preplanned and booked manufacturing slot at one of its CMOs. In this case, Immatics may be held liable for significant cancelation fees, and reservation of a new manufacturing slot may delay manufacturing by several months and may thereby impact Immatics’ development timelines;

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manufacturers are subject to ongoing periodic unannounced inspection by the FDA, by authorities from Immatics’ jurisdictions and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards, and FDA or regulatory authorities from other countries further inspect any manufacturers for current cGMP and, if applicable, cGTP compliance as part of any marketing application Immatics submits; Immatics does not have control over third-party manufacturers’ compliance with these regulations and standards;

•	reduced control over the protection of its trade secrets and know-how from misappropriation or inadvertent disclosure;

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termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that may be costly or damaging to Immatics or result in delays in the development or commercialization of its product candidates; and

•	disruptions to the operations of its third-party manufacturers or suppliers caused by conditions unrelated to its business or operations, including the bankruptcy of the manufacturer or supplier.

Any of these factors could cause the delay of approval or commercialization of Immatics’ product candidates, cause it to incur higher costs or prevent it from commercializing its product candidates successfully.

Furthermore, if any of Immatics’ product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices, and Immatics is unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, Immatics would likely be unable to meet demand for its products and could lose potential revenue. It may take several years to establish an alternative source of supply for Immatics’ product candidates and to have any such new source approved by the FDA or any other relevant regulatory authorities.

At some point in the future, Immatics may decide to operate its own manufacturing facility for its ACT product candidates in late-stage clinical testing and for its marketed products, which would require significant resources and Immatics may fail to successfully operate its facility, which could adversely affect its clinical trials and the commercial viability of its product candidates.

Currently, there are no immediate plans for Immatics to operate its own manufacturing facility for its product candidates in late-stage clinical testing or for its marketed products. However, Immatics may not be able to achieve clinical or commercial manufacturing and cell processing at a scale to satisfy demands for late stage clinical trials or commercialization on its own or with a CMO and thus may decide to operate a manufacturing facility for its product candidates. While Immatics believes the manufacturing and processing approaches are appropriate to support its clinical product development, Immatics has limited experience in managing a large-scale manufacturing facility. Immatics cannot be sure that the manufacturing processes employed by itself or the technologies that it incorporates for manufacturing will result in TCR-T cell product candidates suitable for clinical trials or commercialization.

Immatics has exclusive access to the early stage facility at UTH designed for the manufacturing of cellular products comprised of three fully functional GMP suites and support areas where Immatics’ hired and trained personnel perform all manufacturing related activities. The current lease extends through the end of 2021 with negotiations in place to extend the lease through the end of 2024. In case, the lease is not prolonged, Immatics may decide to run its own manufacturing facility. There can be no assurance that Immatics will complete the build-out of its manufacturing facility in a timely manner or at all. Immatics also does not yet have sufficient information to reliably estimate the cost of the clinical and commercial manufacturing and processing of its product candidates, and the actual cost to manufacture and process its product candidates could materially and adversely affect the commercial viability of its product candidates. In addition, the ultimate clinical and any commercial dose will affect Immatics’ ability to scale its costs per dose. As a result, Immatics may never be able to develop a commercially viable product. The commercial manufacturing facility Immatics may build will also require regulatory approval, including from FDA, which it may never obtain. Even if approved, Immatics would be subject to ongoing periodic unannounced inspection by the FDA or authorities from other jurisdictions, the Drug Enforcement Administration and corresponding state agencies to ensure strict compliance with cGMP and cGTP requirements, and other government regulations.

If Immatics were to decide in the future to own and operate a manufacturing facility, the designing and building process would be time-consuming, expensive, and Immatics may not realize the benefit of this investment. As a manufacturer of pharmaceutical products, Immatics is required to demonstrate and maintain compliance with cGMP and cGTP requirements, which include requirements related to production processes, quality control and assurance and recordkeeping. Furthermore, establishing and maintaining manufacturing operations requires a reallocation of other resources, particularly the time and attention of certain of its senior management. Any failure or delay in its manufacturing capabilities could adversely impact the clinical development or commercialization of Immatics’ or its collaborators’ product candidates.

The manufacture of biopharmaceutical products, especially of those cellular in nature like Immatics’ ACT product candidates, is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. Manufacturers of cell therapy products often encounter difficulties in production, particularly in scaling out and validating initial production and ensuring the absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. The application of new regulatory guidelines or parameters, such as those related to release testing, may also adversely affect Immatics’ ability to manufacture its product candidates. Furthermore, if contaminants are discovered in its supply of product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Immatics cannot assure that any stability or other issues relating to the manufacture of its product candidates will not occur in the future.

Immatics or any of its CMOs may fail to manage the logistics of storing and shipping its raw materials and product candidates. Storage failures and shipment delays and problems caused by Immatics, its vendors or other factors not in its control, such as weather, could result in the inability to manufacture product, the loss of usable product or prevent or delay the delivery of product candidates to patients.

Immatics may also experience manufacturing difficulties due to resource constraints or as a result of labor disputes. If Immatics were to encounter any of these difficulties, Immatics’ ability to provide its product candidates to patients would be jeopardized.

Immatics has limited experience in large-scale or commercial manufacturing, and there can be no assurance that it will be able to effectively manufacture clinical or commercial quantities of its products.

In September 2015, Immatics entered into a collaboration agreement with UTH to gain exclusive access to a cGMP facility specialized in the manufacturing of cellular products. This facility is used exclusively for the manufacturing of Immatics’ product candidates by Immatics’ hired and trained personnel.

Although some of its employees have experience in the manufacturing of pharmaceutical products from prior employment at other companies, Immatics as a company does not have experience in large-scale or commercial manufacturing.

Immatics may not succeed in scaling up its production processes for ACT and/or biologics for pivotal trials and/or commercial supply. Immatics may need a larger scale manufacturing process for any TCR Bispecifics molecule than what it has planned, depending on the dose and regimen that is to be determined in its Phase 1 and future Phase 2 studies. Any changes in Immatics’ manufacturing processes, including those utilized by its CMOs, as a result of scaling up may result in the need to obtain additional regulatory approvals. Difficulties in achieving commercial-scale production or the need for additional regulatory approvals could delay the development and regulatory approval of its product candidates and ultimately affect Immatics’ success.

If Immatics or its third-party suppliers use hazardous, non-hazardous, biological or other materials in a manner that causes injury or violates applicable law, Immatics may be liable for damages.

Immatics’ research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, potentially infectious material and genetically modified cells. Immatics and its suppliers are subject to federal, state and local laws and regulations in the United States and Germany governing the use, manufacture, storage, handling and disposal of such hazardous materials. Although Immatics believes that its and its suppliers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, and that Immatics and its suppliers have all necessary permits, Immatics and its suppliers cannot completely eliminate the risk of contamination or injury resulting from hazardous chemical or biological materials. As a result of any such contamination or injury, Immatics may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt its business operations. In the event of an accident, Immatics could be held liable for damages or penalized with fines, and the liability could exceed its resources. Immatics has insurance in place for liabilities arising from handling biological and hazardous substances, but it may not or may not fully cover all costs from such accidents. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair Immatics’ research, development and production efforts, which could impact its business, prospects, financial condition or results of operations.

Immatics’ relationships with customers, physicians, and third-party payors are subject, directly or indirectly, to federal, state, local and foreign healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If Immatics or its employees, independent contractors, consultants, commercial partners and vendors violate these laws, Immatics could face substantial penalties.

These laws may impact, among other things, Immatics’ clinical research program, as well as its proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services is subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive and other business arrangements. Immatics may also be subject to federal, state and foreign laws governing the privacy and security of identifiable patient information. The U.S. healthcare laws and regulations that may affect Immatics’ ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully, offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchasing, leasing, ordering or arranging for the purchase, lease, or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Practices that may be alleged to be intended to induce prescribing, purchases or recommendations, include any payments of more than fair market value, and may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act and the Civil Monetary Penalties Statute;

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federal civil and criminal false claims laws and civil monetary penalty laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal government programs that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government, including federal healthcare programs;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH) and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services’ (HHS) Centers for Medicare & Medicaid Services (CMS) information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, Immatics may be subject to state, local and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope. For example, Immatics may be subject to the following: state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, or that apply regardless of payor; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales and medical representatives; and state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of Immatics’ business activities, or its arrangements with physicians, some of whom receive stock options as compensation, could be subject to challenge under one or more of such laws. If Immatics or its employees, independent contractors, consultants, commercial partners and vendors violate these laws, Immatics may be subject to investigations, enforcement actions and/or significant penalties. Immatics has adopted a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions Immatics takes to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting itself from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that Immatics’ business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that Immatics’ business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against Immatics, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if Immatics becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of its operations, any of which could adversely affect its ability to operate its business and its results of operations. In addition, the approval and commercialization of any of Immatics’ product candidates outside the United States will also likely subject Immatics to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Immatics’ existing therapeutic collaborations are important to its business, and future collaborations may also be important to Immatics. If Immatics is unable to maintain any of these collaborations, or if these collaborations are not successful, its business could be adversely affected.

Immatics has limited capabilities for drug development and does not yet have any capability for sales, marketing or distribution. Immatics has entered into collaborations with other companies that it believes can provide such capabilities, including its collaboration and license agreements with, for example, MD Anderson, Amgen, Genmab, Celgene Corporation, a Bristol-Myers Squibb Company (“BMS”), and GlaxoSmithKline (“GSK”). These collaborations have also provided Immatics with important funding for its development programs and technology platforms, and Immatics expects to receive additional funding under these collaborations in the future. Immatics’ existing therapeutic collaborations, and any future collaborations it enters into, may pose a number of risks, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators may not perform their obligations as expected;

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collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Immatics’ products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Immatics’; this may also happen if the collaborators’ development of competing products is substantially faster than Immatics’ development timelines;

•	collaborators may not further develop product candidates developed by Immatics or co-developed with it under the collaboration;

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product candidates discovered in collaboration with Immatics may be viewed by its collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of Immatics’ product candidates;

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a collaborator with marketing and distribution rights to one or more of Immatics’ product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products;

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disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for Immatics with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

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collaborators have certain defined rights to change or expand the scope of development programs during the course of the collaboration. This may lead to additional research work at Immatics that may be time-consuming and expensive. Such work may compete with Immatics’ own development programs and may delay timelines to market or proof-of-concept for its product candidates. If development programs under the collaboration turn out to be more costly and time-consuming, such unanticipated costs and work could likewise compete with Immatics’ internal development programs;

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collaborators may not properly maintain or defend Immatics’ intellectual property rights or may use its proprietary information in such a way as to invite litigation that could jeopardize or invalidate its intellectual property or proprietary information or expose Immatics to potential litigation;

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collaborators may infringe the intellectual property rights of third parties, which may expose Immatics to litigation and potential liability; Immatics may also be held liable by the collaborator for potential infringement of third party intellectual property during the research and development work for the collaboration;

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certain collaborations may be terminated for the convenience of the collaborator and, if terminated, Immatics could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates. For example, certain of Immatics’ collaboration and license agreements may be terminated for convenience upon the completion of a specified notice period; and

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collaborators may discontinue the development of product candidates within the collaboration, for example if they consider the results achieved so far or the product candidates not promising enough or if their development strategies change.

If Immatics’ therapeutic collaborations do not result in the successful development and commercialization of products or if one of its collaborators terminates its agreement with Immatics, it may not receive any future research funding or milestone or royalty payments under the collaboration. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc., or Roche, recently informed Immatics that it did not intend to continue development as contemplated under the collaboration agreement of April 26, 2016 and terminated the agreement as of September 30, 2020; as a result, Immatics will not receive any milestone or royalty payments under the collaboration. All of the risks relating to product development, regulatory approval and commercialization described in this prospectus also apply to the activities of Immatics’ program collaborators.

Additionally, subject to its contractual obligations to Immatics, if one of its collaborators is involved in a business combination, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by Immatics. If one of Immatics’ collaborators terminates its agreement with Immatics, it may find it more difficult to attract new collaborators.

For some of Immatics’ product candidates, it may in the future determine to collaborate with additional pharmaceutical and biotechnology companies for development and potential commercialization of therapeutic products. Immatics faces significant competition in seeking appropriate collaborators. Immatics’ ability to reach a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. These factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, and the existence of uncertainty with respect to Immatics’ ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Immatics for its product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that reduced the number of potential future collaborators. If Immatics is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, it may have to curtail the development of a product candidate, reduce or delay one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Immatics elects to fund and undertake development or commercialization activities on its own, it may need to obtain additional expertise and additional capital, which may not be available to it on acceptable terms or at all. If Immatics fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, it may not be able to further develop its product candidates or bring them to market or continue to develop its technology platforms and its business may be materially and adversely affected.

Immatics may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Subject to certain specified exceptions, each of its existing therapeutic collaborations contains an exclusivity restriction on Immatics’ engaging in activities that are the subject of the collaboration with third parties for specified periods of time.

Immatics may form or seek strategic alliances or enter into additional licensing arrangements in the future, and it may not realize the benefits of such alliances or licensing arrangements.

Immatics may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that it believes will complement or augment its development and commercialization efforts with respect to its product candidates and any future product candidates that it may develop. Any of these relationships may require Immatics to incur non-recurring and other charges, increase its near and long-term expenditures, issue securities that dilute its existing shareholders or disrupt its management and business. In addition, Immatics faces significant competition in seeking appropriate strategic collaborations and the negotiation process is time-consuming and complex. Moreover, Immatics may not be successful in its efforts to establish strategic collaborations or other alternative arrangements for its product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view Immatics’ product candidates as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new strategic collaboration agreements related to Immatics’ product candidates could delay the development and commercialization of its product candidates in certain geographies for certain indications, which would harm Immatics’ business prospects, financial condition and results of operations.

Immatics depends on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm its business.

Immatics is dependent or may depend in the future on patents, know-how and proprietary technology, both its own and licensed from others. Immatics may also enter into additional license agreements that are material to the development of its product candidates.

Disputes may also arise between Immatics and its licensors and licensees regarding intellectual property subject to a license agreement, including those related to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which Immatics’ technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	Immatics’ right to sublicense patent and other rights to third parties under collaborative development relationships;

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Immatics’ diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of its product candidates, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Immatics, its licensors, and its collaborators.

If disputes over intellectual property that Immatics has licensed, or will license in the future, prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, Immatics may be unable to successfully develop and commercialize the affected product candidates.

Immatics is generally also subject to all of the same risks with respect to protection of intellectual property that it licenses, as it is for intellectual property that it owns, which are described below. If Immatics or its licensors fail to adequately protect this intellectual property, Immatics’ ability to commercialize products could suffer.

Risks Related to Immatics’ Intellectual Property

If third parties claim that Immatics’ activities or products infringe upon their intellectual property, Immatics’ operations could be adversely affected.

There is a substantial amount of litigation, both within and outside the United States, involving patents and other intellectual property rights in the pharmaceutical industry. Immatics may, from time to time, be notified of claims that Immatics or its third party suppliers are infringing upon patents, trademarks, copyrights, or other intellectual property rights owned by third parties, and Immatics cannot provide assurances that other companies will not, in the future, pursue such infringement claims against Immatics or any third-party proprietary technologies Immatics has licensed. If Immatics or its third party suppliers were found to infringe upon a patent or other intellectual property right, or if Immatics failed to obtain or renew a license under a patent or other intellectual property right from a third party, or if a third party that Immatics was licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, Immatics may be required to pay damages, including triple damages if the infringement is found to be willful, suspend the manufacture of certain product candidates or reengineer or rebrand Immatics’ product candidates, if feasible, or Immatics may be unable to enter certain new product markets. Any such claims could also be expensive and time-consuming to defend and divert management’s attention and resources. Immatics’ competitive position could suffer as a result. In addition, if Immatics has declined to enter into a valid non-disclosure or assignment agreement for any reason, Immatics may not own an invention or intellectual property rights and may not be adequately protected. Although Immatics has reviewed certain third-party patents and patent filings that Immatics believes may be relevant to its product candidates, Immatics has not conducted a full freedom-to-operate search or analysis for such product candidates, and Immatics may not be aware of patents or pending or future patent applications that, if issued, would block Immatics from commercializing its product candidates. Thus, Immatics cannot guarantee that it can successfully commercialize product candidates in a way that will not infringe any third party’s intellectual property.

Where Immatics licenses certain technology from a third party, the prosecution, maintenance and defense of the patent rights licensed from such third party may be controlled by the third party which may impact the scope of patent protection which will be obtained or enforced.

Where Immatics licenses patent rights or technology from a third-party, control of such third-party patent rights may vest in the licensor, particularly where the license is non-exclusive or field restricted. This may mean that Immatics is not able to control or affect the scope of the claims of any relevant third-party patent or have control over any enforcement of such a patent. Where a licensor brings an enforcement action, this could negatively impact Immatics’ business or result in additional restrictions being imposed on the license Immatics has and the scope of such license, or result in invalidation or limitation of the scope of the licensed patent. In addition, should Immatics wish to enforce the relevant patent rights against a third person, Immatics may be reliant on consent from the relevant licensor or the cooperation of the licensor. The licensor may refuse to bring such action and leave Immatics unable to restrict competitor entry into the market.

Immatics may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, or lawsuits accusing its products of patent infringement, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe the patents of Immatics’ licensors. To counter infringement or unauthorized use, Immatics may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of Immatics’ patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of its patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put Immatics’ patents applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Immatics’ business. In the event of a successful claim of infringement against Immatics, Immatics may be enjoined from manufacturing, use, and marketing its products, or may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign its infringing products, which may be impossible or require substantial time and monetary expenditure.

Obtaining and maintaining Immatics’ patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and Immatics’ patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the United States Patent and Trademark Office (“USPTO”) and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, Immatics’ competitors might be able to enter the market, which would have a material adverse effect on its business.

Immatics may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

The cost to Immatics of any litigation or other proceeding relating to intellectual property rights, even if resolved in Immatics’ favor, could be substantial. Some of Immatics’ competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If there is litigation against Immatics, Immatics may not be able to continue to operate.

Should third parties file patent applications or be issued patents claiming technology also used or claimed by Immatics, Immatics may be required to participate in interference proceedings in the USPTO to determine priority of invention. Immatics may be required to participate in interference proceedings involving its issued patents and pending applications. Immatics may be required to cease using the technology or to license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. A prevailing party in that case may not offer Immatics a license on commercially acceptable terms or at all.

Issued patents covering Immatics’ product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If Immatics or one of its licensing collaborators initiates legal proceedings against a third party to enforce a patent covering one of Immatics’ product candidates, the defendant could counterclaim that the patent covering its product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes and post grant review, and equivalent proceedings in foreign jurisdictions (for example, opposition proceedings). Such proceedings could result in revocation or amendment to Immatics’ patents in such a way that they no longer cover Immatics’ product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Immatics cannot be certain that there is no invalidating prior art, of which Immatics, its patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Immatics would lose at least part, and perhaps all, of the patent protection on its product candidates. Such a loss of patent protection could have a material adverse impact on Immatics’ business.

Immatics may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Immatics’ agreements with employees and its personnel policies also generally provide that any inventions conceived by such individuals in the course of rendering services to Immatics shall be its exclusive property or that Immatics may obtain full rights to such inventions, at its election. However, Immatics may not obtain these agreements in all circumstances, and individuals with whom Immatics has these agreements may not comply with their terms. Immatics may be subject to claims that former employees, collaborators, or other third parties have an ownership interest in its patents or other intellectual property, or IP. Ownership disputes may arise, for example, from conflicting obligations of consultants or others who are involved in developing Immatics’ development candidates. Immatics also faces the risk that present or former employees could continue to hold rights to intellectual property used by Immatics, may demand the registration of intellectual property rights in their name and demand damages pursuant to the German Employee Invention Act. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Immatics fails in defending any such claims, in addition to paying monetary damages, Immatics may lose valuable IP rights, such as exclusive ownership of, or right to use, valuable IP. Such an outcome could have a material adverse impact on Immatics’ business. Even if Immatics is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to the protection afforded by patents, Immatics seeks to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of Immatics’ product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. Although Immatics requires all of its employees to assign their inventions to Immatics, and require all of its employees and key consultants who have access to its proprietary know-how, information, or technology to enter into confidentiality agreements, Immatics cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, Immatics may encounter significant problems in protecting and defending its intellectual property both in the United States and abroad. If Immatics is unable to prevent unauthorized material disclosure of its intellectual property to third parties, Immatics will not be able to establish or maintain a competitive advantage in its market, which could materially adversely affect Immatics’ business, operating results and financial condition.

Immatics may be subject to claims that its employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Immatics employs individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including its competitors or potential competitors. In addition, Immatics employees involved in its strategic collaborations have access to certain joint confidential information or such information from the collaborator. Although Immatics tries to ensure that its employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for Immatics, from time to time Immatics may be subject to claims that Immatics, or its employees, consultants, or independent contractors, have inadvertently or otherwise used or disclosed IP, including trade secrets or other proprietary information, of any of its employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. If Immatics fails in defending any such claims, in addition to paying monetary damages, Immatics may lose valuable IP rights or personnel, which could adversely impact Immatics’ business. Even if Immatics is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Such liability can also occur if Immatics publishes or discloses confidential information from its collaboration without permission of the respective collaborator.

Changes in U.S. or foreign countries’ patent law could diminish the value of patents in general, thereby impairing Immatics’ ability to protect its products.

As is the case with other biopharmaceutical companies, Immatics’ success is dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Immatics’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Immatics’ ability to obtain new patents or to enforce its existing patents and patents that Immatics might obtain in the future. While Immatics does not believe that any of the patents owned or licensed by Immatics will be found invalid based on this decision, Immatics cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of Immatics’ patents, nor can Immatics predict changes in international patent law.

Immatics may not be able to protect its intellectual property rights throughout the world.

The legal protection afforded to inventors and owners of intellectual property in countries outside of the United States may not be as protective or effective as that in the United States and Immatics may, therefore, be unable to acquire and enforce intellectual property rights outside the United States to the same extent as in the United States. Whether filed in the United States or abroad, Immatics’ patent applications may be challenged or may fail to result in issued patents.

In addition, Immatics’ existing patents and any future patents Immatics obtains may not be sufficiently broad to prevent others from utilizing Immatics’ technologies or from developing or commercializing competing products. Furthermore, others may independently develop or commercialize similar or alternative technologies or therapies, or design around Immatics’ patents. Immatics’ patents may be challenged, invalidated, circumvented or narrowed, or fail to provide Immatics with any competitive advantages. In many foreign countries, patent applications and/or issued patents, or parts thereof, must be translated into the native language. If Immatics’ patent applications or issued patents are translated incorrectly, they may not adequately cover Immatics’ technologies; in some countries, it may not be possible to rectify an incorrect translation, which may result in patent protection that does not adequately cover Immatics’ technologies in those countries.

Filing, prosecuting, enforcing, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Immatics’ intellectual property rights in some countries outside the United States are less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and certain state laws in the United States. Consequently, Immatics may not be able to prevent third parties from utilizing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Competitors may use Immatics’ technologies, or technology that Immatics licenses, in jurisdictions where Immatics has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Immatics has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Immatics’ lead product candidate or any other current or future product candidates and Immatics’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Thus, it may be difficult for Immatics to stop the infringement of its patents or the marketing of competing products in violation of Immatics’ proprietary rights, generally. Proceedings to enforce Immatics’ patent rights in foreign jurisdictions could result in substantial costs and divert Immatics’ efforts and attention from other aspects of its business, could put Immatics’ patents at risk of being invalidated or interpreted narrowly, could place its patent applications at risk of not issuing, and could provoke third parties to assert claims against Immatics. Immatics may not prevail in any lawsuits that Immatics initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Immatics’ efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it owns.

Patent terms may be inadequate to protect Immatics’ competitive position on its product candidate or any future product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Immatics’ product candidates or any future product candidates are obtained, once the patent life has expired, Immatics may be open to competition from competitive products. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting Immatics’ current product candidates or any future product candidates might expire before or shortly after Immatics or its collaborators commercialize those candidates. As a result, Immatics’ patent portfolio may not provide Immatics with sufficient rights to exclude others from commercializing products similar or identical to Immatics’.

Risks Related to Immatics’ Business and Industry

Immatics is highly dependent on its key personnel, and if Immatics is not successful in attracting and retaining highly qualified personnel, Immatics may not be able to successfully implement its business strategy.

Immatics’ ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon its ability to attract and retain highly qualified managerial, scientific and medical personnel. Immatics is highly dependent on its management, scientific and medical personnel, including its Chief Executive Officer and other executive officers in its senior management. The loss of the services of any of Immatics’ executive officers, other key employees, and other scientific and medical advisors, and its inability to find suitable replacements could result in delays in product development and harm Immatics’ business.

Immatics conducts substantially all of its operations at its facilities in Tübingen, Germany, Houston, Texas and Munich, Germany where many other biopharmaceutical companies, academic and research institutions have facilities and/or headquarters which substantially increases Immatics’ competition for skilled personnel in its market and may limit its ability to hire and retain highly qualified personnel.

To induce current valuable employees to remain at Immatics through salary and cash incentives, Immatics has provided stock appreciation rights which will be converted into a new employee incentive scheme. Despite

Immatics’ efforts to retain valuable employees, members of its management, scientific and development teams could always terminate their employment with Immatics on short notice. Even though Immatics has employment agreements in place with all its employees including key personnel, these employment agreements provide for at-will employment, which means that any of its employees could leave the company at any time, subject to notice periods and non-competition clauses. If key employees leave the company, this may result in delays in the development of its product candidates or may endanger the proper and regulation compliant conduct of its clinical trials. Immatics’ success highly depends on its ability to continue to attract, retain and motivate highly skilled “junior-, mid- and senior-level” personnel as well as scientific and medical personnel.

Immatics’ employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Immatics is exposed to the risk of fraud or other illegal activity by its employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties may include intentional, reckless and/or negligent conduct that fails to: comply with the laws of the FDA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, comply with manufacturing standards Immatics has established, comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws, or report financial information or data accurately or to disclose unauthorized activities to Immatics. If Immatics obtains FDA approval for any of Immatics’ product candidates and begins commercializing those products in the United States, Immatics’ potential exposure under such laws will increase significantly, and the costs associated with compliance with such laws are also likely to increase. Failure to comply with these laws may impact, among other things, Immatics’ current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

Immatics has adopted a Code of Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions Immatics takes to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting Immatics from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Efforts to ensure that Immatics’ business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that Immatics’, or its employees’, consultants’, collaborators’, contractors’, or vendors’ business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against Immatics, and Immatics is not successful in defending itself or asserting its rights, those actions could have a significant impact on Immatics’ business, including civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, compliance agreements, withdrawal of product approvals, and curtailment of its operations, among other things, any of which could adversely affect its ability to operate its business and its results of operations. In addition, the approval and commercialization of any of Immatics’ product candidates outside the United States will also likely subject it to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Immatics will need to grow the size and capabilities of its organization, and it may experience difficulties in managing this growth.

Immatics’ operations are dependent upon the services of its executives and its employees who are engaged in research and development. The loss of the services of its executive officers or senior research personnel could delay its product development programs and its research and development efforts. In order to develop Immatics’ business in accordance with its business plan, Immatics will have to hire additional qualified personnel, including in the areas of research, manufacturing, clinical trials management, regulatory affairs, and sales and marketing. Immatics is continuing its efforts to recruit and hire the necessary employees to support its planned operations in the near term. However, competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense, and no assurance can be given that Immatics will be able to attract, hire, retain and motivate the highly skilled employees that it needs. Future growth will impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining, and motivating additional employees;

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managing Immatics’ internal development efforts effectively, including the clinical and FDA review process for its product candidates, while complying with its contractual obligations to contractors and other third parties; and

•	improving Immatics’ operational, financial and management controls, reporting systems, and procedures.

Immatics’ future financial performance and its ability to commercialize its product candidates will depend, in part, on its ability to effectively manage any future growth, and its management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

Immatics currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services. There can be no assurance that the services of these independent organizations, advisors and consultants will continue to be available to Immatics on a timely basis when needed, or that Immatics can find qualified replacements. In addition, if Immatics is unable to effectively manage its outsourced activities or if the quality, compliance or accuracy of the services provided by consultants is compromised for any reason, its clinical trials may be extended, delayed, or terminated, and Immatics may not be able to obtain regulatory approval of its product candidates or otherwise advance its business. There can be no assurance that Immatics will be able to manage its existing consultants or find other competent outside contractors and consultants on economically reasonable terms, if at all.

If Immatics is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, Immatics may not be able to successfully implement the tasks necessary to further develop and commercialize its product candidates and, accordingly, may not achieve its research, development, and commercialization goals on a timely basis, or at all.

If product liability lawsuits are brought against Immatics, Immatics may incur substantial liabilities and may be required to limit commercialization of its product candidates.

Immatics faces an inherent risk of product liability as a result of the clinical testing of its product candidates and will face an even greater risk if it commercializes any products. For example, Immatics may be sued if its product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Immatics may also still face risks from previous research and development activities. For example, IMA950, a multi-peptide vaccine previously developed by Immatics, is still in clinical use under the responsibility of clinical investigators outside of Immatics’ clinical trials (investigator-initiated trials). While any sponsor responsibility is with the investigator, Immatics cannot fully be sure that Immatics will not be held liable in the future for any potential product defects.

Any product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. Large judgements have also been awarded in class action lawsuits based on therapeutics that had unanticipated side effects. If Immatics cannot successfully defend itself against product liability claims, Immatics may incur substantial liabilities or be required to limit commercialization of its product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for Immatics’ product candidates;

•	injury to Immatics’ reputation;

•	withdrawal of clinical trial participants or sites and potential termination of clinical trial sites or entire clinical programs;

•	initiation of investigations by regulators, refusal to approve marketing applications or supplements, and withdrawal or limitation of product approvals;

•	costs to defend the related litigation;

•	a diversion of management’s time and Immatics’ resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	significant negative media attention;

•	decrease in the price of Immatics’ stock and overall value of its company;

•	exhaustion of Immatics’ available insurance coverage and its capital resources; or

•	the inability to commercialize Immatics’ product candidates.

Immatics’ inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products it develops, alone or with corporate collaborators. Immatics’ insurance policies may also have various exclusions, and Immatics may be subject to a product liability claim for which it has no coverage. While Immatics has obtained clinical trial insurance for its Phase 1 clinical trials and will also seek to obtain such insurance for future trials, Immatics may have to pay amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by its insurance, and Immatics may not have, or be able to obtain, sufficient capital to pay such amounts. Even if Immatics’ agreements with any future corporate collaborators entitle it to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

If Immatics fails to comply with federal and state healthcare and promotional laws, including fraud and abuse and information privacy and security laws, Immatics could face substantial penalties and its business, financial condition, results of operations, and prospects could be adversely affected.

As a biopharmaceutical company, Immatics is subject to many federal and state healthcare laws, including the federal Anti-Kickback Statute, the federal civil and criminal False Claims Act, the civil monetary penalties statute, the Medicaid Drug Rebate statute and other price reporting requirements, the Veterans Health Care Act of 1992, the federal Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economics and Clinical Health Act), the Foreign Corrupt Practices Act of 1977, the Patient Protection and Affordable Care Act of 2010, and similar state laws. Even though Immatics does not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid, or other third-party payors, certain healthcare laws (for example, federal, state and European laws) and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to Immatics’ business. If Immatics does not comply with all applicable fraud and abuse laws, Immatics may be subject to healthcare fraud and abuse enforcement.

Laws and regulations require calculation and reporting of complex pricing information for prescription drugs, and compliance will require Immatics to invest in significant resources and develop a price reporting infrastructure or depend on third parties to compute and report its drug pricing. Pricing reported to CMS must be certified. Non-compliant activities expose Immatics to FCA risk if they result in overcharging agencies, underpaying rebates to agencies, or causing agencies to overpay providers.

If Immatics or its operations are found to be in violation of any federal or state healthcare law, or any other governmental regulations that apply to it, Immatics may be subject to penalties, including civil, criminal, and administrative penalties, damages, fines, disgorgement, debarment from government contracts, refusal of orders under existing contracts, exclusion from participation in U.S. federal or state health care programs, corporate integrity agreements, and the curtailment or restructuring of its operations, any of which could materially adversely affect its ability to operate its business and its financial results. If any of the physicians or other healthcare providers or entities with whom Immatics expects to do business, including its collaborators, is found not to be in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including but not limited to, exclusions from participation in government healthcare programs, which could also materially affect its business.

In the United States, engaging in the impermissible promotion of Immatics’ products, following approval, for off-label uses can also subject Immatics to false claims and other litigation under federal and state statutes, including fraud and abuse and consumer protection laws, which can lead to civil and criminal penalties and fines, agreements with governmental authorities that materially restrict the manner in which Immatics promotes or distributes therapeutic products and do business through, for example, corporate integrity agreements, suspension or exclusion from participation in federal and state healthcare programs, and debarment from government contracts and refusal of future orders under existing contracts. These false claims statutes include the federal civil False Claims Act, which allows any individual to bring a lawsuit against a biopharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims or causing others to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government decides to intervene and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. These False Claims Act lawsuits against manufacturers of drugs and biologics have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, up to $3.0 billion, pertaining to certain sales practices and promoting off-label uses. In addition, False Claims Act lawsuits may expose manufacturers to follow-on claims by private payors based on fraudulent marketing practices. This growth in litigation has increased the risk that a biopharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, as well as criminal and civil penalties, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid, or other federal and state healthcare programs. If Immatics or its future collaborators do not lawfully promote its approved products, if any, Immatics may become subject to such litigation and, if Immatics does not successfully defend against such actions, those actions may have a material adverse effect on its business, financial condition, results of operations and prospects.

Although an effective compliance program can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Moreover, achieving and sustaining compliance with applicable federal and state fraud laws may prove costly. Any action against Immatics for violation of these laws, even if Immatics successfully defends against it, could cause it to incur significant legal expenses and divert its management’s attention from the operation of its business.

If Immatics does not comply with laws regulating the protection of the environment and health and human safety, its business could be adversely affected.

Immatics’ research and development involves, and may in the future involve, the use of potentially hazardous materials, including chemicals, potentially infectious biological substances and genetically modified organisms. Immatics’ operations produce hazardous waste products. Although Immatics believes that its safety procedures for handling and disposing of these materials comply with the standards mandated by local, state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be fully eliminated. If an accident occurs, Immatics could be held liable for resulting damages. Immatics is also subject to numerous environmental, health and workplace safety laws and regulations and fire and building codes, including those governing laboratory procedures, exposure to blood-borne, potentially infectious pathogens, use and storage of flammable agents and the handling of biohazardous materials and genetically modified organisms. Although Immatics maintains workers’ compensation insurance as prescribed by the States of Texas and German laws to cover Immatics for costs and expenses Immatics may incur due to injuries to its employees resulting from the use of these materials, this insurance may not provide adequate coverage against all potential liabilities. Immatics does not maintain insurance for environmental liability or toxic tort claims that may be asserted against Immatics. Additional federal, state and local laws and regulations affecting Immatics’ operations may be adopted in the future. Immatics may incur substantial costs to comply with, and substantial fines or penalties if Immatics violates, any of these laws or regulations.

Negative public opinion and increased regulatory scrutiny of genetic research and therapies involving gene editing and research done on animals may damage public perception of Immatics’ product candidates or adversely affect its ability to conduct its business or obtain regulatory approvals for its product candidates.

The gene-editing technologies that Immatics uses are novel. Public perception may be influenced by claims that gene editing is unsafe, and products incorporating gene editing may not gain the acceptance of the public or the medical community. The development of some of Immatics’ product candidates included research on animals or may in future require animal experiments. Immatics tries to limit the use of animal studies in the development of its products to the extent possible. However, FDA and regulatory authorities in other countries asked and may also ask in the future for some aspects of Immatics’ products to be studied using animal experiments, and certain aspects of product development require animal studies by applicable regulations and laws. Public perception of Immatics’ business may also be influenced by claims that studies on animals are unethical. In particular, Immatics’ success will depend upon physicians specializing in Immatics’ targeted diseases prescribing its product candidates as treatments in lieu of, or in addition to, existing, more familiar, treatments for which greater clinical data may be available. Any increase in negative perceptions of gene editing and animal studies may result in fewer physicians prescribing Immatics’ treatments or may reduce the willingness of patients to utilize its treatments or participate in clinical trials for its product candidates. In addition, given the novel nature of gene-editing and cell therapy technologies, governments may place import or export restrictions in order to retain control of the technologies. Increased negative public opinion or more restrictive government regulations either in the United States, Europe or internationally, would have a negative effect on Immatics’ business or financial condition and may delay or impair the development and commercialization of its product candidates or demand for such product candidates.

Immatics’ internal computer systems, or those used by its contract research organizations or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, Immatics’ internal computer systems and those of its contract research organizations and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized and authorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event was to occur and cause interruptions in Immatics’ operations, it could result in a disruption of its drug development programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for a product candidate could result in delays in Immatics’ regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to Immatics’ data or applications, or inappropriate disclosure of confidential or proprietary information, Immatics could incur liability and the further development of any product candidates could be delayed. Loss of XPRESIDENT raw data, the XPRESIDENT database or target information could result in disruption of drug discovery and product candidate development activities. Unauthorized access to the aforementioned could limit development options and value potential for future target candidates or proprietary programs.

Immatics is dependent on information technology systems, infrastructure and data.

Immatics is dependent upon information technology systems, infrastructure and data. The multitude and complexity of Immatics’ computer systems make them inherently vulnerable to service interruption or destruction, malicious intrusion and random attack. Likewise, data privacy or security breaches by third parties, employees, contractors or others may pose a risk that sensitive data, including Immatics’ intellectual property, trade secrets or personal information of its employees, patients, or other business partners may be exposed to unauthorized persons or to the public. Cyberattacks are increasing in their frequency, sophistication and intensity. Cyberattacks could include the deployment of harmful malware, denial-of-service, social engineering and other means to affect service reliability and threaten data confidentiality, integrity and availability. Immatics’ business and technology partners face similar risks and any security breach of their systems could adversely affect its security posture. While Immatics has invested, and continue to invest, in the protection of its data and information technology infrastructure, there can be no assurance that its efforts, or the efforts of its partners and vendors, will prevent service interruptions, or identify breaches in its systems, that could adversely affect its business and operations and/or result in the loss of critical or sensitive information, which could result in financial, legal, business or reputational harm to Immatics. In addition, Immatics’ liability insurance may not be sufficient in type or amount to cover it against claims related to security breaches, cyberattacks and other related breaches.

Business disruptions could seriously harm Immatics’ future revenue and financial condition and increase costs and expenses.

Immatics’ operations and those of its third-party suppliers and collaborators could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes or other extreme weather conditions, medical epidemics, labor disputes or other business interruptions. Although Immatics has limited business interruption insurance policies in place, any interruption could come with high costs for Immatics, as salaries and loan payments would usually continue. Moreover, any interruption could seriously harm Immatics’ ability to timely proceed with any clinical programs or to supply product candidates for use in its clinical programs or during commercialization. For example, the current COVID-19 pandemic is causing an interruption in Immatics’ clinical trial activities. Specifically, Immatics had to reduce its business activities including those in the laboratory according to governmental orders in the U.S. as well as in Germany. Additionally, supply chains disruptions impact and may continue to impact Immatics’ research activities. Clinical sites involved may not be able to enroll patients into Immatics’ trials as they have to keep free or use capacities for the treatment of COVID-19 patients. Any of the sites where we conduct clinical trials may announce that they will not enroll further patients into clinical trials until further notice. Immatics currently does not know, how substantial the delay for the development of its product candidates will be. Even if the situation improves in the U.S. and/or Europe, the impact on supply chains and patient recruitment may last longer.

If Immatics engages in future acquisitions or strategic partnerships, this may increase its capital requirements, dilute its shareholders, cause Immatics to incur debt or assume contingent liabilities, and subject Immatics to other risks.

Immatics may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies, or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent liabilities;

•	assimilation of operations, intellectual property and products of an acquired company or product, including difficulties associated with integrating new personnel;

•	the diversion of Immatics’ management’s attention from its existing product programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel, and uncertainties in Immatics’ ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals; and

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Immatics’ inability to generate revenue from acquired technology and/or products sufficient to meet its objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

Depending on the size and nature of future strategic acquisitions, Immatics may acquire assets or businesses that require Immatics to raise additional capital or to operate or manage businesses in which Immatics have limited experience. Making larger acquisitions that require Immatics to raise additional capital to fund the acquisition will expose Immatics to the risks associated with capital raising activities. Acquiring and thereafter operating larger new businesses will also increase Immatics’ management, operating and reporting costs and burdens. In addition, if Immatics undertakes acquisitions, Immatics may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, Immatics may not be able to locate suitable acquisition opportunities and this inability could impair its ability to grow or obtain access to technology or products that may be important to the development of its business.

Unstable market and economic conditions may have serious adverse consequences on Immatics’ business, financial condition and stock price.

The global credit and financial markets have experienced extreme volatility and disruptions in the past, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Immatics’ general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Immatics’ portfolio of corporate and government bonds would also be adversely impacted. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Immatics’ operations, growth strategy, financial performance and stock price and could require Immatics to delay or abandon clinical development plans. In addition, there is a risk that one or more of Immatics’ current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect its ability to attain its operating goals on schedule and on budget.

Immatics is exposed to risks related to currency exchange rates.

Immatics conducts a significant portion of its operations within Germany in both U.S. dollars and Euros and its arrangements with, for example, MD Anderson, Amgen, Genmab, BMS, and GSK are denominated in U.S. dollars or Euros. Changes in currency exchange rates have had and could have a significant effect on Immatics’ operating results. Exchange rate fluctuations between U.S. dollars and local currencies create risk in several ways, including the following: weakening of the Euro may increase the cost of overseas research and development expenses and other costs outside of Germany; strengthening of the U.S. dollar may decrease the value of any future revenues denominated in other currencies. Effects of exchange rates on transactions and cash deposits held in a currency other than the functional currency of a subsidiary can distort Immatics’ financial results; and commercial pricing and profit margins are affected by currency fluctuations. For example, international crises, conflicts or disasters such as the current COVID-19 pandemic may result in substantial instability in international financial markets, including with respect to exchange rates.

A variety of risks associated with conducting research and clinical trials in multiple countries and marketing Immatics’ product candidates internationally could materially adversely affect its business.

Clinical trials are currently being conducted in the United States and in Germany, and Immatics plans to globally develop its current and future product candidates. Accordingly, Immatics expects that it will be subject to additional risks related to operating in foreign countries, including:

•	differing regulatory requirements in foreign countries;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	differing standards for the conduct of clinical trials;

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increased difficulties in managing the logistics and transportation of storing and shipping product candidates produced in the United States or elsewhere and shipping the product candidate to patients in other countries;

•	import and export requirements and restrictions;

•	economic weakness, including inflation, or political instability in foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States or Germany;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems, and price controls;

•	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

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challenges enforcing Immatics’ contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States or Germany;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with Immatics’ international operations may materially adversely affect its ability to attain or maintain profitable operations.

Immatics’ projections regarding the market opportunities for its product candidates may not be accurate, and the actual market for its products may be smaller than Immatics estimates.

Immatics’ projections of both the number of people who have the cancers Immatics is targeting, as well as the subset of people with these cancers who are in a position to receive second- or third-line therapy, and who have the potential to benefit from treatment with Immatics’ product candidates, are based on its beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations, or market research by third parties, and may prove to be incorrect. Further, new studies or approvals of new therapeutics may change the estimated incidence or prevalence of these cancers. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for Immatics’ product candidates may be limited or may not be amenable to treatment with its product candidates and may also be limited by the cost of its treatments and the reimbursement of those treatment costs by third-party payors. Even if Immatics obtains significant market share for its product candidates, because the potential target populations are small, Immatics may never achieve profitability without obtaining regulatory approval for additional indications.

Immatics may seek orphan drug designation for some or all of its product candidates across various indications, but Immatics may be unable to obtain such designations or to maintain the benefits associated with orphan drug designation, including market exclusivity, which may cause its revenue, if any, to be reduced.

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. In order to obtain orphan drug designation, the request must be made before submitting a BLA. In the European Union, EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval of that particular product for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same biologic (meaning, a product with the same principal molecular structural features) for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. As a result, even if one of Immatics’ product candidates receives orphan exclusivity, the FDA can still approve other biologics that do not have the same principal molecular structural features for use in treating the same indication or disease or the same biologic for a different indication or disease during the exclusivity period. Furthermore, the FDA can waive orphan exclusivity if Immatics is unable to manufacture sufficient supply of its product or if a subsequent applicant demonstrates clinical superiority over its product.

Immatics may seek orphan drug designations for some or all of its product candidates in specific orphan indications in which there is a medically plausible basis for the use of these products. Even if Immatics obtains orphan drug designations, exclusive marketing rights in the United States may be limited if Immatics seeks approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if Immatics is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition, or if a subsequent applicant demonstrates clinical superiority over Immatics’ products, if approved. In addition, although Immatics may seek orphan drug designation for other product candidates, Immatics may never receive such designations. Even with respect to the indications for which Immatics received orphan designation, Immatics may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products, and thus approval of Immatics’ product candidates could be blocked for seven years if another company previously obtained approval and orphan drug exclusivity for the same drug and same condition.

Immatics may seek Breakthrough Therapy or Fast Track designations and may pursue Accelerated Approval for some or all of its current product candidates, but Immatics may be unable to obtain such designations or, where obtained, Immatics may be unable to maintain Breakthrough Therapy designation or obtain or maintain the benefits associated with such designations.

In 2012, the FDA established a Breakthrough Therapy designation which is intended to expedite the development and review of products that treat serious or life-threatening diseases when “preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development.” The designation of a product candidate as a Breakthrough Therapy provides potential benefits that include intensive guidance on an efficient drug development program, beginning as early as Phase 1, organizational commitment involving senior managers; and eligibility for rolling review and priority review.

Breakthrough Therapy designation does not change the standards for product approval. There can be no assurance that Immatics will receive Breakthrough Therapy designation for any product candidate or any particular indication. Additionally, other treatments from competing companies may obtain the designations and impact Immatics’ ability to develop and commercialize its product candidates, which may adversely impact its business, financial condition or results of operation.

Immatics may also seek Fast Track designation. If a drug or biologic candidate is intended for the treatment of a serious or life-threatening condition or disease and the drug demonstrates the potential to address unmet medical needs for the condition, the sponsor may apply for Fast Track designation. Under the Fast Track program, the sponsor of a new drug or biologic candidate may request that the FDA designate the candidate for a specific indication as a Fast Track drug or biologic concurrent with, or after, the submission of the IND for the candidate. The FDA must determine if the drug or biologic candidate qualifies for Fast Track designation within 60 calendar days of receipt of the sponsor’s request. Even if Immatics does apply for and receive Fast Track designation, Immatics may not experience a faster development, review or approval process compared to conventional FDA procedures. The FDA may rescind Fast Track designation if it believes that the designation is no longer supported by data from Immatics’ clinical development program.

Immatics may also seek Accelerated Approval under the FDA’s Accelerated Approval programs. The FDA may approve a drug or biologic for a serious or life-threatening disease or condition that generally provides meaningful advantages over available treatments and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. For drugs granted Accelerated Approval, post-marketing confirmatory trials have been required to describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. These confirmatory trials must be completed with due diligence. Moreover, the FDA may withdraw approval of Immatics’ product candidate or indication approved under the Accelerated Approval pathway if, for example:

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the trial or trials required to verify the predicted clinical benefit of Immatics’ product candidate fails to verify such benefit or does not demonstrate sufficient clinical benefit to justify the risks associated with the drug;

•	other evidence demonstrates that Immatics’ product candidate is not shown to be safe or effective under the conditions of use;

•	Immatics fails to conduct any required post approval trial of its product candidate with due diligence; or

•	Immatics disseminates false or misleading promotional materials relating to the relevant product candidate.

In Europe, the EMA has implemented the so-called “PRIME” (PRIority MEdicines) status in order support the development and accelerate the approval of complex innovative medicinal products addressing an unmet medical need. The PRIME status enables early dialogue with the relevant EMA scientific committees and, possibly, some payers; and thus reinforces the EMA’s scientific and regulatory support. It also opens accelerated assessment of the marketing authorization application (150 days instead of 210 days). The PRIME status, which is decided by the EMA, is reserved to medicines that may benefit from accelerated assessment, i.e. medicines of major interest from a public health perspective, in particular from a therapeutic innovation perspective and that target unmet medical need.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of Immatics’ business may rely, which could negatively impact Immatics’ business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the FDA and other government agencies on which Immatics’ operations may rely are subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect Immatics’ business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Immatics’ regulatory submissions, which could have a material adverse effect on its business.

Further, future government shutdowns could impact Immatics’ ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations due to insufficient funding of the SEC and other government agencies or due to a government shutdown that affects the SEC.

Immatics GmbH and Immatics US, Inc. are subject to taxes and may have increased tax reporting and liabilities as a result of tax authority assessments.

Both Immatics GmbH and Immatics US, Inc. have not been subject to detailed income tax audits in the past. Both companies’ tax returns since 2015 may therefore be subject to change based on subsequent tax audits. This could lead to potential court procedures and increased tax liabilities in the future.

Immatics has identified material weaknesses in its internal control over financial reporting which could, if not remediated, result in material misstatements in its financial statements.

Prior to the Business Combination, Immatics was a private company and had limited accounting and financial reporting personnel and other resources with which to address its internal controls and procedures. In connection with the audit of Immatics’ consolidated financial statements for the year ended December 31, 2019, its management identified material weaknesses in its internal controls related to (i) the sufficiency of resources with an appropriate level of technical accounting and SEC reporting experience, (ii) clearly defined control processes, roles and segregation of duties within Immatics’ finance and accounting functions and (iii) the design and operating effectiveness of IT general controls for information systems that are significant to the preparation of

Immatics’ consolidated financial statements. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Immatics’ annual or interim financial statements will not be prevented or detected on a timely basis. If Immatics’ remedial measures are insufficient to address the material weaknesses, or if additional material weakness or significant deficiencies in its internal control are discovered or occur in the future, Immatics’ financial statements may contain material misstatements.

Actual or anticipated changes to the laws and regulations governing the health care system may have a negative impact on cost and access to health insurance coverage and reimbursement of healthcare items and services.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect Immatics’ ability to sell any of its future approved products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including the Patient Protection and Affordable Care Act (ACA), which became law in 2010. While it is difficult to assess the impact of the ACA in isolation, either in general or on Immatics’ business specifically, it is widely thought that the ACA increases downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price Immatics may charge for, any products it develops that receive regulatory approval. Further, the United States, European and foreign governments regularly consider reform measures that affect healthcare coverage and costs. Such reforms may include changes to the coverage and reimbursement of healthcare services and products. For example, there have been recent judicial and Congressional challenges to the ACA, which could have an impact on coverage and reimbursement for healthcare services covered by plans authorized by the ACA, and Immatics expects there will be additional challenges and amendments to the ACA in the future. In September 2017, members of the United States Congress unsuccessfully introduced legislation with the announced intention to repeal major provisions of the ACA. Executive or legislative branch attempts to repeal, reform or to repeal and replace the ACA will likely continue. In addition, various other healthcare reform proposals have also emerged at the federal and state level. In addition, recent changes to United States tax laws could negatively impact the ACA.

Immatics cannot predict what healthcare initiatives, if any, will be implemented in the U.S. at the federal or state level or in European or other jurisdictions, however, government and other regulatory oversight and future regulatory and government interference with the healthcare systems could adversely impact Immatics’ business and results of operations.

Immatics expects to experience pricing pressures in connection with the sale of any products that Immatics develops, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

Immatics’ failure to comply with international data protection laws and regulations could lead to government enforcement actions and significant penalties against it, and adversely impact its operating results.

European Union (“EU”) member states and other foreign jurisdictions, including Switzerland, have adopted data protection laws and regulations which impose significant compliance obligations on Immatics. Moreover, the collection and use of personal health data in the EU, which was formerly governed by the provisions of the EU Data Protection Directive, was replaced with the EU General Data Protection Regulation (“GDPR”) in May 2018. The GDPR, which is wide-ranging in scope, imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, the security and confidentiality of the personal data, data breach notification and the use of third-party processors in connection with the processing of personal data. The GDPR also imposes strict rules on the transfer of personal data out of the EU to the U.S., provides an enforcement authority and imposes large penalties for noncompliance, including the potential for fines of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between Immatics and its subsidiaries, including employee information. The recent implementation of the GDPR has increased Immatics’ responsibility and liability in relation to personal data that it processes, including in clinical trials, and it may in the future be required to put in place additional mechanisms to ensure compliance with the GDPR, which could divert management’s attention and increase Immatics’ cost of doing business. In addition, new regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase Immatics’ costs of doing business. In this regard, Immatics expects that there will continue to be new proposed laws, regulations and industry standards relating to privacy and data protection in the United States, the EU and other jurisdictions, and Immatics cannot determine the impact such future laws, regulations and standards may have on its business.

Immatics’ failure to comply with state and/or national data protection laws and regulations could lead to government enforcement actions and significant penalties against Immatics, and adversely impact its operating results.

In the European Union, regulations regarding data protection were revised in 2016 by Regulation (EU) 2016/679 to implement more strict regulations. There are numerous other laws and legislative and regulatory initiatives at the federal and state levels addressing privacy and security concerns. In the U.S., some state privacy laws apply more broadly than the Health Insurance Portability and Accountability Act (“HIPAA”) and associated regulations. For example, California recently enacted legislation – the California Consumer Privacy Act (“CCPA”) – which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for certain information collected as part of clinical trials as specified in the law, it may regulate or impact Immatics’ processing of personal information depending on the context.

Immatics’ insurance policies are expensive and protect only from some business risks, which leaves Immatics exposed to significant uninsured liabilities.

Immatics does not carry insurance for all categories of risks that its business may encounter, and insurance coverage is becoming increasingly expensive. Immatics does not know if it will be able to maintain existing insurance with adequate levels of coverage, and any liability insurance coverage it acquires in the future may not be sufficient to reimburse the company for any expenses or losses it may suffer. If Immatics obtains marketing approval for any product candidates that the company or its collaborators may develop, Immatics intends to acquire insurance coverage to include the sale of commercial products, but it may be unable to obtain such insurance on commercially reasonable terms or in adequate amounts. Required coverage limits for such insurances are difficult to predict and may not be sufficient. If potential losses exceed Immatics’ insurance coverage, its financial condition would be adversely affected. In the event of contamination or injury, Immatics could be held liable for damages or be penalized with fines in an amount exceeding its resources. Clinical trials or regulatory approvals for any of its product candidates could be suspended, which could adversely affect Immatics’ results of operations and business, including by preventing or limiting the development and commercialization of any product candidates that the company or its collaborators may develop. Additionally, operating as a public company will make it more expensive for Immatics to obtain director and officer liability insurance. As a result, it may be more difficult to attract and retain qualified individuals to serve on Immatics’ Supervisory Board, the board committees or the Management Board.

Immatics is subject to new legislation, regulatory proposals, and healthcare payor initiatives that may increase its costs of compliance, and adversely affect its ability to market its products, obtain collaborators, and raise capital.

In the United States and other foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of Immatics’ product candidates, restrict or regulate post-approval activities, and affect its ability, or the ability of its collaborators, to profitably sell any products for which Immatics obtains marketing approval. Immatics expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Immatics, or its collaborators, may receive for any approved products.

Since 2010, when the United States enacted the Affordable Care Act (ACA), there have been a number of legislative and regulatory changes to the health care system in U.S. and also certain foreign jurisdictions that could impact Immatics’ ability to sell its products profitably. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013 and were to remain in effect until 2024. The Bipartisan Budget Act of 2015 extended the 2% sequestration to 2025. In January 2013, the American Taxpayer Relief Act of 2012 (“ATRA”) was approved which, among other things, reduced Medicare payments to several providers, with primary focus on the hospital outpatient setting and ancillary services, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. On January 20, 2017, the new administration signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices, and, for that reason, some final regulations have yet to take effect. In December 2017, Congress repealed the individual mandate for health insurance required by the ACA and could consider further legislation to repeal other elements of the ACA. At the end of 2017, CMS promulgated regulations that reduce the amount paid to hospitals for outpatient drugs purchased under the 340B program, and some states have enacted transparency laws requiring manufacturers to report information on drug prices and price increases. On December 14, 2018, the United States District Court for the Northern District of Texas struck down the ACA, deeming it unconstitutional given that Congress repealed the individual mandate in 2017; on July 9, 2019, the U.S. Court of Appeals for the Fifth Circuit heard arguments on appeal in this matter. It is unclear how the eventual decision from this appeal, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA and Immatics’ business.

Additional federal and state healthcare reform measures in the U.S. or foreign countries may be adopted in the future that may result in more rigorous coverage criteria, increased regulatory burdens and operating costs, decreased net revenue from Immatics’ pharmaceutical products, decreased potential returns from its development efforts, and additional downward pressure on the price that Immatics receives for any approved drug. Any reduction in reimbursement from Medicare or other foreign government healthcare programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Immatics from being able to generate revenue, attain profitability or commercialize its products.

Legislative and regulatory proposals may also be made to expand post-approval requirements and restrict sales and promotional activities for drugs. Immatics cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance, or interpretations will be changed, or what the impact of such changes on the marketing approvals of Immatics’ product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Immatics to more stringent product labeling and post-marketing testing and other requirements.

In addition, there have been a number of other policy, legislative and regulatory proposals aimed at changing the pharmaceutical industry. For instance, on May 11, 2018, the current administration presented its “Blueprint” to lower drug prices and reduce out of pocket costs of drugs, as well as additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, and incentivize manufacturers to lower the list price of their products. Although some proposals related to the administration’s Blueprint may require additional authorization to become effective, may ultimately be withdrawn, or may face challenges in the courts, the U.S. Congress and the administration have indicated that they will continue to seek new legislative and administrative measures to control drug costs, including by addressing the role of pharmacy benefit managers in the supply chain. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Immatics is unable to predict the future course of federal or state healthcare legislation in the United States or other major drug markets directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The ACA and any further changes in the law or regulatory framework that reduce Immatics’ revenue or increase its costs could also have a material and adverse effect on its business, financial condition and results of operations.

The use of Immatics’ and Immatics US’s net operating loss carryforwards and research tax credits may be limited, as a result of the Business Combination.

Both Immatics and Immatics US incurred significant losses in the past and therefore are entitled to use net operating loss carryforwards.

As of December 31, 2019, Immatics had German federal net operating loss carryforwards of at least €155 million. These net operating loss carryforwards will not expire. However, the Business Combination will result in an ownership change in accordance with § 8c (1) KStG (German corporation tax code). Therefore, these net operating loss carryforwards can be preserved only to the extent that Immatics’ fair value exceeds the equity in the tax books plus the net operating loss carryforwards. Therefore, Immatics’ net operating loss carryforwards could be reduced or eliminated as part of the transaction.

As of December 31, 2019, Immatics US had U.S. federal net operating loss carryforwards of at least $65 million. Immatics US’s net operating loss carryforwards arising in taxable years ending on or prior to December 31, 2017 will begin expiring in 2027 if Immatics US has not used them prior to that time. Net operating loss carryforwards arising in taxable years ending after December 31, 2017 are no longer subject to expiration under the U.S. Tax Code. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), net operating losses arising in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding the tax year of such loss. Due to the cumulative losses of Immatics US through December 31, 2019, Immatics US does not anticipate that such provision of the CARES Act will be relevant to it. Additionally, Immatics US’s ability to use any net operating loss and credit carryforwards to offset taxable income or tax, respectively, in the future will be limited under Sections 382 and 383 of the U.S. Tax Code, respectively, if Immatics US has a cumulative change in ownership of more than 50% within a three-year period.

Immatics has performed an analysis under Section 382 of the U.S. Tax Code as of the expected closing of the Business Combination. Per the analysis, the Business Combination may trigger such an ownership change. As a result, the federal carryforwards associated with the net operating losses and research tax credits may be limited and more likely to expire unutilized. Based on Immatics’ analysis, the annual limitation under Section 382 of the

U.S. Tax Code is expected to be approximately $2.1 million. In addition to this limitation, Section 382 of the U.S. Tax Code provides that a corporation with a net unrealized built-in gain immediately before an ownership change may increase its limitation by the amount of recognized built-in gain recognized during a recognition period, which is generally the five-year period immediately following an ownership change. Based on Immatics’ analysis, Immatics believes that Immatics US will have a net unrealized built-in gain at the time of the Business Combination; as a result, the limitation under Section 382 of the U.S. Tax Code may be increased during the recognition period.

In addition, since Immatics will need to raise substantial additional funding to finance its operations, Immatics may undergo further ownership changes in the future. Any such annual limitation may significantly reduce the utilization of the net operating loss carryforwards and research tax credits before they expire. Depending on Immatics’ future tax position, limitation of its ability to use net operating loss carryforwards in which Immatics is subject to income tax could have an adverse impact on its results of operations and financial condition.

Risks Related to the Business Combination

TopCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

TopCo has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed combined financial statements for TopCo. The unaudited pro forma condensed combined statement of operations of TopCo combines the historical audited results of operations of ARYA for the year ended December 31, 2019 with the historical audited results of operations of Immatics for the year ended December 31, 2019, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2019. The unaudited pro forma condensed combined balance sheet of TopCo combines the historical balance sheets of ARYA and Immatics as of December 31, 2019 and gives pro forma effect to the Business Combination as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of TopCo. Accordingly, TopCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document.

The COVID-19 pandemic may trigger an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread to over 150 countries and every state in the United States. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of ARYA, Immatics and TopCo, and there is no guarantee that efforts by ARYA, Immatics and TopCo to address the adverse impact of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If ARYA or Immatics are unable to recover from a business disruption on a timely basis, the Business Combination and TopCo’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak, and become more costly. Each of ARYA, Immatics and TopCo may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

During the pre-closing period, ARYA and Immatics are prohibited from entering into certain transactions that might otherwise be beneficial to ARYA, Immatics or their respective shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, ARYA and Immatics are subject to certain limitations on the operations of their businesses, each as summarized under the “The Business Combination Agreement and Ancillary Documents — Covenants of the Parties.” The limitations on ARYA’s and Immatics’ conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees.

Immatics is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate its business and execute its business plans. TopCo’s success following the Business Combination will depend in part upon its ability to retain Immatics’ existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-closing period, current and prospective employees of Immatics may experience uncertainty about their roles with TopCo after the Business Combination, which may adversely affect the ability of TopCo to retain or attract management personnel and other key employees.

Uncertainties about the Business Combination during the pre-closing period may cause third parties to delay or defer decisions concerning Immatics or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Immatics, which could negatively affect Immatics’ business. Third parties may seek to change existing agreements with Immatics as a result of the Business Combination for these or other reasons.

ARYA Sponsor and each of ARYA’s officers and directors agreed to vote in favor of the Business Combination, regardless of how ARYA’s public shareholders vote.

Unlike other blank check companies in which the founders agree to vote their Founder Shares and any public shares purchased by them during or after such company’s initial public offering in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, ARYA Sponsor and each of ARYA’s officers and directors agreed, and their permitted transferees will agree, pursuant to the terms of letter agreements entered into with ARYA, to vote any Founder Shares held by them, as well as any public shares owned by them, in favor the Business Combination. As of the record date for ARYA shareholders holding their shares in “street name,” the ARYA Initial Shareholders owned 20% of the issued and outstanding ARYA Ordinary Shares, including all of the Founder Shares, and will be able to vote all of such shares at the General Meeting. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if ARYA Sponsor and each of ARYA’s officers and directors agreed to vote any ARYA Ordinary Shares owned by them in accordance with the majority of the votes cast by ARYA’s public shareholders.

ARYA may waive one or more of the conditions to the Business Combination.

ARYA may agree to waive, in whole or in part, one or more of the conditions to ARYA’s obligations to complete the Business Combination, to the extent permitted by the ARYA amended and restated memorandum and articles of association and applicable laws. ARYA may not waive the condition that ARYA public shareholders approve the Business Combination Proposal. Please see the section entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination” for additional information.

Subsequent to the consummation of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although ARYA has conducted due diligence on Immatics, ARYA cannot assure you that this diligence revealed all material issues that may be present in Immatics’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ARYA’s and Immatics’ control will not later arise. As a result, TopCo may be forced to later write-downs or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if ARYA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with ARYA’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on TopCo’s liquidity, the fact that TopCo reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause TopCo to be unable to obtain future financing on favorable terms or at all.

The Business Combination may give rise to a taxable event for U.S. Holders of Class A Shares and ARYA Public Warrants

Subject to the limitations and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders” below, the Business Combination is generally intended to be tax-deferred to U.S. Holders of Class A Shares and ARYA Public Warrants for U.S. federal income tax purposes, except to the extent that U.S. Holders of Class A Shares receive cash pursuant to the exercise of redemption rights. However, the failure to meet certain requirements could result in the exchange of Class A Shares and/or ARYA Public Warrants for TopCo Shares and/or TopCo Public Warrants being a taxable event.

In particular, ARYA believes it is a PFIC for U.S. federal income tax purposes and, if certain proposed Treasury Regulations are finalized in their current form, U.S. Holders may be required to recognize gain as a result of the Business Combination except, with respect to Class A Shares (but not ARYA Public Warrants), if a U.S. Holder makes (or has made) certain elections discussed further below.

In addition, Section 367(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, in certain circumstances may impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment with respect to the exchange of Class A Shares and/or ARYA Public Warrants in the Business Combination.

The requirements for tax-deferred treatment, including the application of the PFIC rules and Section 367(a) of the U.S. Tax Code, and the U.S. federal tax consequences to U.S. Holders if such requirements are not met are discussed in more detail under the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the Mergers to U.S. Holders.” If you are a U.S. Holder exchanging Class A Shares or ARYA Public Warrants in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Immatics is a private company about which little information is available, and ARYA’s management conducted a limited due diligence review of Immatics; as a result, the ARYA Board and ARYA’s management may not have properly valued Immatics.

As a private company, very little public information generally exists about Immatics, and as a result, ARYA’s management and the ARYA Board were only able to conduct a limited due diligence review, based on the materials provided. In addition, the ARYA Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Business Combination. As a result, ARYA’s management and the ARYA Board may not have made the necessary analyses and determinations regarding the Business Combination and the value of Immatics.

Risks Related to Ownership of TopCo Shares

The rights of TopCo’s shareholders and the duties of TopCo’s directors are governed by (i) Dutch law, (ii) the TopCo Articles of Association and (iii) internal rules and policies adopted by the TopCo Management Board or TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board, and differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a Cayman Islands exempted company.

TopCo’s corporate affairs, as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) or a Dutch public limited liability company (naamloze vennootschap), are governed by (i) the TopCo Articles of Association, (ii) internal rules and policies adopted by the TopCo Management Board or TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board, and (iii) the laws governing companies incorporated in the Netherlands. The rights of TopCo shareholders and the duties of TopCo directors under Dutch law are different from the rights of shareholders and/or the duties of directors of a corporation organized under the laws of the Cayman Islands. In the performance of its duties, the TopCo Management Board and TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board, is required by Dutch law to consider TopCo’s interests and the interests of TopCo’s shareholders, its employees and other stakeholders (e.g., TopCo’s creditors and suppliers) as a whole and not only those of TopCo’s shareholders, which may negatively affect the value of your investment. In addition, the rights of TopCo’s shareholders, including the rights of shareholders as they relate to the exercise of shareholder rights, are governed by Dutch law and the TopCo Articles of Association and such rights differ from the rights of shareholders under Cayman Island law. See “Comparison of Shareholder Rights.”

TopCo is organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo shareholders and the civil liability of TopCo directors and executive officers will be governed in certain respects by the laws of the Netherlands.

TopCo is organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo’s shareholders and the civil liability of TopCo’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of TopCo’s shareholders in certain countries other than the Netherlands to bring an action against TopCo, its directors and executive officers may be limited under applicable law. In addition, substantially all of TopCo’s assets are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon TopCo or its directors and executive officers or to enforce judgments against TopCo or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on TopCo or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this proxy statement/prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging) and (iii) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (openbare orde).

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against TopCo or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the TopCo Articles of Association, and certain other contractual arrangements between TopCo and its directors, TopCo indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of TopCo’s directors in the United States under U.S. securities laws.

TopCo does not anticipate paying dividends on TopCo Shares.

The TopCo Articles of Association prescribe that any TopCo profits in any financial year will be distributed first to holders of TopCo Financing Preferred Shares, if outstanding. Any remaining profits may be reserved by the TopCo Management Board subject to the approval of the TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board. Any profits remaining thereafter and TopCo’s reserves may be distributed as dividends to the holders of TopCo Shares, subject to the appropriate record date, by the TopCo Board. The TopCo General Meeting shall be authorized to declare distributions on the proposal of the TopCo Management Board, which proposal shall require the prior approval of the TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board. TopCo will have power to make distributions to shareholders only to the extent that its equity exceeds the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to Dutch law or by the TopCo Articles of Association. TopCo may not make any distribution of profits on shares held by TopCo as treasury shares and such treasury shares will not be taken into account when determining the profit entitlement of TopCo’s shareholders. The TopCo Management Board, or after the First Anniversary of Closing, the TopCo Board determines whether and how much of the profit shown in the adopted annual accounts it will reserve and the manner and date of any dividend. All calculations to determine the amounts available for dividends will be based on TopCo’s company-only annual accounts, which may be different from its consolidated financial statements, such as those included in this proxy statement/prospectus. In addition, the TopCo Management Board is permitted, subject to TopCo Supervisory Board approval and subject to certain requirements, to declare interim dividends without the approval of the shareholders. TopCo may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution TopCo is not able to pay its due and collectable debts, then its shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to TopCo’s creditors. TopCo has never declared or paid any cash dividends and TopCo has no plan to declare or pay any dividends in the foreseeable future on TopCo Shares. TopCo currently intends to retain any earnings for future operations and expansion.

Since TopCo is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and TopCo’s receipt of dividends, loans or other funds from, its subsidiaries. TopCo’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to TopCo. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which TopCo’s subsidiaries may pay dividends, make loans or otherwise provide funds to TopCo.

Each of ARYA Sponsor and Immatics’ current equityholders will own a significant portion of TopCo Shares and will have representation on the TopCo Supervisory Board, and after the First Anniversary of Closing, the TopCo Board. ARYA Sponsor and Immatics’ current equityholders may have interests that differ from those of other shareholders.

Upon the completion of the Business Combination, approximately 5.7% of TopCo Shares will be owned by the ARYA Initial Shareholders (but not including the Sponsor PIPE Entity), approximately 55.2% of

TopCo Shares will be owned by the current Immatics’ equityholders and approximately 16.4% of TopCo Shares will be owned by the PIPE Investors (including certain Immatics equityholders and the Sponsor PIPE Entity). These levels of ownership interests assume that (A) no Class A Shares are elected to be redeemed by ARYA’s public shareholders and exclude the exercise of outstanding warrants, (B) that 10,415,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing, (C) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, (D) the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement, and (E) the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method. For more information about factors that affect the assumptions above, please see the section entitled “The Business Combination — Ownership of TopCo.” In addition, two of TopCo’s director nominees were designated by ARYA Sponsor. As a result, ARYA Sponsor and the current Immatics’ equityholders may be able to significantly influence the outcome of matters submitted for director action, subject to obligation of the TopCo Management Board and Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board to act in the interest of all of TopCo’s stakeholders, and for shareholder action, including the designation and appointment of the TopCo Management Board and TopCo Supervisory Board, and, after the First Anniversary of Closing, the TopCo Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of ARYA Sponsor and the current Immatics’ equityholders over TopCo’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of TopCo, which could cause the market price of TopCo Shares to decline or prevent TopCo’s shareholders from realizing a premium over the market price for TopCo Shares. Additionally, ARYA Sponsor is controlled by Perceptive, which is in the business of making investments in companies and which may from time to time acquire and hold interests in businesses that compete directly or indirectly with TopCo or that supply TopCo with goods and services. Perceptive may also pursue acquisition opportunities that may be complementary to (or competitive with) TopCo’s business, and as a result those acquisition opportunities may not be available to TopCo. Prospective investors in TopCo Shares should consider that the interests of ARYA Sponsor and the current Immatics’ equityholders may differ from their interests in material respects.

Provisions of the TopCo Articles of Association or Dutch corporate law might deter acquisition bids for TopCo that its shareholders might consider to be favorable and prevent or frustrate any attempt to replace or remove the TopCo Supervisory Board or TopCo Management Board at the time of such acquisition bid.

Certain provisions of the TopCo Articles of Association may make it more difficult for a third party to acquire control of the TopCo Supervisory Board, TopCo Management Board, or, after the First Anniversary of Closing, the TopCo Board or effect a change in the composition of such boards. These provisions include:

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a provision that TopCo directors can only be removed (or a binding nomination by the Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board or shareholders representing, individually or jointly, 10% of TopCo’s issued share capital to appoint directors can only be set aside) by the shareholders by a majority of at least two thirds of the votes cast during a TopCo General Meeting, provided such votes represent more than half of the issued share capital (unless the removal was proposed by the TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board, in which case a majority of votes cast representing more than half of the issued share capital is required);

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pursuant to the TopCo Articles of Association, the TopCo Management Board, and after the First Anniversary of Closing, the TopCo Board, is irrevocably authorized for a period of five years from the date of the Business Combination, to issue TopCo Shares which could enable TopCo to dilute the holding of an acquirer by issuing TopCo Shares to other parties. Issuances of TopCo Shares may make it more difficult for a shareholder or potential acquirer to obtain control over TopCo;

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a requirement that certain matters, including an amendment of the TopCo Articles of Association, may only be brought to the shareholders for a vote upon a proposal by the TopCo Management Board, which proposal requires the prior approval of the TopCo Supervisory Board, or, after the First Anniversary of Closing, upon a proposal by the TopCo Board. See “Description of TopCo Securities”; and

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a provision implementing a staggered board, pursuant to which only one class of TopCo Supervisory Directors, or after the First Anniversary of Closing, TopCo Directors, will be elected at each TopCo General Meeting, with the other classes continuing for the remainder of their respective terms. See “Description of TopCo Securities.”

Such provisions could discourage a takeover attempt and impair the ability of shareholders to benefit from a change in control and realize any potential change of control premium. This may adversely affect the market price of the ordinary shares.

If TopCo fails to maintain an effective system of internal control over financial reporting, TopCo may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in TopCo’s financial and other public reporting, which is likely to negatively affect TopCo’s business and the market price of TopCo Shares.

Effective internal control over financial reporting is necessary for TopCo to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in TopCo’s implementation could cause TopCo to fail to meet its reporting obligations. In addition, any testing conducted by TopCo, or any testing conducted by TopCo’s independent registered public accounting firm, may reveal deficiencies in TopCo’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to TopCo’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in TopCo’s reported financial information, which is likely to negatively affect TopCo’s business and the market price of TopCo Shares.

TopCo will be required to disclose changes made in its internal controls and procedures on a quarterly basis and its management will be required to assess the effectiveness of these controls annually. However, for as long as TopCo is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of TopCo’s internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. TopCo could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of TopCo’s internal controls could detect problems that TopCo’s management’s assessment might not. Undetected material weaknesses in TopCo’s internal controls could lead to financial statement restatements and require TopCo to incur the expense of remediation.

The market price and trading volume of TopCo Shares and TopCo Public Warrants may be volatile and could decline significantly following the Business Combination.

The stock markets, including NASDAQ on which TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants under the symbols “IMTX” and “IMTXW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for TopCo Shares and TopCo Public Warrants following the Business Combination, the market price of TopCo Shares and TopCo Public Warrants may be volatile and could decline significantly. In addition, the trading volume in TopCo Shares and TopCo Public Warrants may fluctuate and cause significant price variations to occur. Generally, securities of biotechnology companies tend to be volatile and experience significant price and volume fluctuations. If the market price of TopCo Shares and TopCo Public Warrants declines significantly, you may be unable to resell your securities at or above the market price as of the date of the consummation of the

Business Combination. TopCo cannot assure you that the market price of the TopCo Shares and TopCo Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in TopCo’s estimates, or in the estimates of analysts, for TopCo’s revenues, results of operations, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of NASDAQ;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of TopCo Shares;

•	publication of research reports about TopCo;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert TopCo’s management’s attention and resources, which could have a material adverse effect on TopCo.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about TopCo, its share price and trading volume could decline significantly.

The market for TopCo Shares will depend in part on the research and reports that securities or industry analysts publish about TopCo or its business. Securities and industry analysts do not currently, and may never, publish research on TopCo. If no securities or industry analysts commence coverage of TopCo, the market price and liquidity for TopCo Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover TopCo downgrade their opinions about TopCo Shares, publish inaccurate or unfavorable research about TopCo, or cease publishing about TopCo regularly, demand for TopCo Shares could decrease, which might cause its share price and trading volume to decline significantly.

Future issuances of TopCo Financing Preferred Shares or other equity securities may adversely affect TopCo, including the market price of TopCo Shares and may be dilutive to existing shareholders.

In the future, TopCo may issue TopCo Financing Preferred Shares or other equity ranking senior to TopCo Shares. TopCo Financing Preferred Shares have, and those other securities will generally have priority upon liquidation. Such securities also may be governed by an instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that TopCo issues in the future may have rights, preferences and privileges more favorable than those of TopCo Shares. Because TopCo’s decision to issue equity in the future will depend on market conditions and other factors beyond TopCo’s control, it cannot predict or estimate the amount, timing, nature or success of TopCo’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of TopCo Shares and be dilutive to existing shareholders.

Even if the Business Combination is consummated the TopCo Public Warrants may never be in the money, and they may expire worthless.

The exercise price for the TopCo Public Warrants is $11.50 per TopCo Share. The TopCo Public Warrants may never be in the money prior to their expiration, and as such, the warrants may expire worthless.

TopCo’s ordinary shareholders may not have any preemptive rights in respect of future issuances of TopCo Shares.

In the event of an increase in TopCo’s share capital by way of an issue of TopCo Shares, holders of TopCo’s Shares are generally entitled under Dutch law to full preemptive rights, unless these rights are limited or excluded either by a resolution of the TopCo General Meeting or by a resolution of the TopCo Management Board, subject to the prior approval of the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board (if such board has been authorized by the TopCo General Meeting for this purpose), or where shares are issued to TopCo’s employees or a group company (i.e., certain affiliates, subsidiaries or related companies) or paid up by means of a non-cash contribution, or in case of an exercise of a previously acquired right to subscribe for shares. The same preemptive rights apply when rights to subscribe for shares are granted.

Under the TopCo Articles of Association, the preemptive rights in respect of newly issued TopCo Shares may be restricted or excluded by a resolution of the TopCo General Meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The TopCo General Meeting may authorize the TopCo Management Board, subject to the prior approval of the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board to limit or exclude the preemptive rights in respect of newly issued TopCo Shares. Such authorization for the TopCo Management Board, subject to the prior approval of the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board can be granted and extended, in each case for a period not exceeding five years.

Pursuant to the TopCo Articles of Association, the TopCo Management Board is irrevocably authorized for a period of five years from the date of the Business Combination to limit or exclude preemptive rights on TopCo Shares up to 100% of the number of TopCo Shares in TopCo’s authorized share capital (from time to time). Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

Accordingly, holders of TopCo Shares may not have any preemptive rights in connection with, and may be diluted by, an issue of new ordinary shares and it may be more difficult for a shareholder to obtain control over the TopCo General Meeting. See “Description of TopCo Securities — Share Capital,” “— Issuance of TopCo Shares” and “— Preemptive Rights.” Certain of TopCo’s ordinary shareholders outside the Netherlands, in particular, U.S. ordinary shareholders, may not be allowed to exercise preemptive rights to which they are entitled, if any, unless a registration statement under the Securities Act is declared effective with respect to TopCo Shares issuable upon exercise of such rights or an exemption from the registration requirements is available.

Preemptive rights do not exist with respect to the issue of TopCo Financing Preferred Shares and holder of TopCo Financing Preferred Shares have no preemptive right to acquire newly issued TopCo Shares. TopCo is not obligated to and does not comply with all the best practice provisions of the DCGC. This could adversely affect your rights as a shareholder.

As TopCo has its registered office in the Netherlands and will have its ordinary shares listed on an equivalent third (non-EU) country market to a regulated market (e.g., NASDAQ), TopCo is subject to the DCGC. The DCGC contains both principles and best practice provisions for the TopCo Management Board, subject to the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board, shareholders and the TopCo General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, TopCo is required to disclose in its management report publicly filed in the Netherlands, whether or not it is complying with the various provisions of the DCGC. If TopCo does not comply with one or more of those provisions (e.g., because of a conflicting NASDAQ requirement or U.S. market practice), TopCo is required to explain the reasons for such non-compliance.

TopCo acknowledges the importance of good corporate governance. However, TopCo does not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of NASDAQ and U.S. securities laws that will apply to TopCo upon the completion of the Business Combination, or because TopCo believes such provisions do not reflect customary practices of global companies listed on NASDAQ. This could adversely affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

TopCo is an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make TopCo’s ordinary shares less attractive to investors, which could have a material and adverse effect on TopCo, including its growth prospects.

TopCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following October 10, 2023, the fifth anniversary of the ARYA IPO, (b) in which TopCo has total annual gross revenue of at least $1.0 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of our TopCo Shares that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which TopCo has issued more than $1.0 billion in non-convertible debt during the prior three-year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, TopCo has chosen to “opt out” of this extended transition period and, as a result, TopCo will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. TopCo’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. TopCo cannot predict if investors will find TopCo Shares less attractive because TopCo intends to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find TopCo Shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for TopCo Shares and the market price and trading volume of TopCo Shares may be more volatile and decline significantly.

As a foreign private issuer, TopCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the TopCo Shares and TopCo Public Warrants.

TopCo is a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, TopCo will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, TopCo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. As long as TopCo is eligible for the foreign private issuer exemption, it will not be required to obtain shareholder approval for certain dilutive events, such as the establishment or material amendment of certain equity-based compensation plans, it will not be required to provide detailed executive compensation disclosure in its periodic reports, and it will be exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, TopCo’s officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of its securities.

While TopCo will submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, it will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act.

Also, as a foreign private issuer, TopCo will be permitted to follow home country practice in lieu of certain corporate governance rules of the NASDAQ, including those that require listed companies to have a majority of independent directors and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As long as TopCo relies on the foreign private issuer exemption, a majority of its board of directors will not be required to be independent directors and its compensation committee will not be required to be composed entirely of independent directors. Accordingly, holders of TopCo Shares may not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements.

TopCo’s tax residency might change if Germany would ratify the MLI and change its provisional election on the corporate residence tie-breaker.

TopCo’s sole tax residency in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”) is subject to the application of the provisions on tax residency as stipulated in the German-Dutch tax treaty as effective as of the date of this proxy statement/prospectus. However, among others, Germany and the Netherlands entered into a Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”). The MLI operates to amend bilateral tax treaties between participating states, provided there is a match between certain options made by the relevant states. The MLI provides, amongst others, for an amendment of relevant treaty rules regarding tax residency for purposes of relevant tax treaties. According to its elections, the Netherlands applies such deviating rules on tax residency, i.e., it did not opt out. With regard to Germany, provisional statements made at the time of signing the MLI indicate that it is intended to opt-out of the application of such provisions. However, given that the MLI has to date not been ratified in Germany and the options provided for in the MLI remain subject to discussion, it cannot be ruled out that Germany ultimately opts to amend the current rules regarding tax residency in line with the option exercised by the Netherlands. If Germany changed its provisional view on the election, the MLI rules on tax residency would become applicable to the German-Dutch tax treaty. In this case, the competent authorities of the Netherlands and Germany shall endeavor to determine by mutual agreement the sole tax residency of TopCo. During the period in which a mutual agreement between both states is absent, TopCo may not be entitled to any relief or exemption from tax provided by the German-Dutch tax treaty. During such period, there would also be a risk that both Germany and the Netherlands would levy dividend withholding tax on distributions by TopCo, in addition to the risk of double taxation on the profits of TopCo itself.

TopCo may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If TopCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the TopCo Shares or TopCo Public Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. It is uncertain whether TopCo or any of its subsidiaries, including Immatics, will be treated as a PFIC for U.S. federal income tax purposes immediately following the Business Combination, or any subsequent tax year. If TopCo determines that it and/or any of its subsidiaries is a PFIC for any taxable year, TopCo intends to provide a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election with respect to TopCo and/or such subsidiaries, but there can be no assurance that TopCo would timely provide such required information, and such election would be unavailable with respect to TopCo Public Warrants in all cases.

Please see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to TopCo’s PFIC status. Prospective U.S. Holders of TopCo Shares or TopCo Public Warrants are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.

Risks Related to ARYA

The ARYA Initial Shareholders and ARYA’s other current officers and directors have interests in the Business Combination that are different from or are in addition to other ARYA shareholders in recommending that ARYA shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the ARYA Board’s recommendation that ARYA shareholders vote in favor of the approval of the Business Combination Proposal, ARYA shareholders should be aware that aside from their interests as shareholders, the ARYA Initial Shareholders and ARYA’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other ARYA shareholders generally. These interests include:

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the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed not to redeem any ARYA Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that ARYA Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $35,037,500, but, given the transfer restrictions on such shares, ARYA believes such shares have less value;

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the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if ARYA fails to complete an initial business combination by October 10, 2020;

•	the fact that the Investor Rights Agreement will be entered into by the ARYA Initial Shareholders;

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the fact that ARYA Sponsor paid an aggregate of $5,953,125 for its 5,953,125 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by October 10, 2020;

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the fact that, at the option of ARYA Sponsor, any amounts outstanding under certain working capital loans made by ARYA Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A Shares which will be identical to the Private Placement Warrants;

•	the fact that, in connection with the PIPE Financing, the Sponsor PIPE Entity will receive 2,500,000 TopCo Shares;

•	the right of the ARYA Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods;

•	the anticipated designation by the ARYA Initial Shareholders of Adam Stone and Michael G. Atieh as directors of TopCo following the Business Combination;

•	the continued indemnification of ARYA’s existing directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination;

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the fact that ARYA Sponsor and ARYA’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until ARYA (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by October 10, 2020;

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the fact that ARYA Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by October 10, 2020; and

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the fact that if the Trust Account is liquidated, including in the event ARYA is unable to complete an initial business combination within the required time period, ARYA Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

The ARYA Initial Shareholders, including ARYA Sponsor and ARYA’s independent directors, hold a significant number of ARYA Ordinary Shares. They will lose their entire investment in ARYA if a business combination is not completed.

The ARYA Initial Shareholders hold an aggregate of 3,593,750 Founder Shares, representing 20% of the total outstanding ARYA Ordinary Shares upon completion of the ARYA IPO. The Founder Shares will be worthless if ARYA does not complete a business combination by October 10, 2020.

The personal and financial interests of ARYA’s officers and directors may have influenced their motivation in identifying and selecting Immatics and completing a business combination with Immatics and may influence their operation of TopCo following the Business Combination.

Since ARYA Sponsor and ARYA’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.

At the closing of ARYA’s initial business combination, ARYA Sponsor and ARYA’s executive officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on ARYA’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on ARYA’s behalf. These financial interests of ARYA Sponsor and ARYA’s executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination.

ARYA is not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price ARYA is paying for the business is fair to ARYA from a financial point of view.

ARYA is not required to, and did not, obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”), or from an independent accounting firm, that the consideration ARYA shareholders will receive under the Business Combination Agreement is fair to ARYA shareholders from a financial point of view. ARYA’s public shareholders are therefore relying on the judgment of the ARYA Board, who determined fair market value based on standards generally accepted by the financial community. ARYA Sponsor and ARYA’s executive officers and directors have interests in the Business Combination that are different from, or in addition to, those of other ARYA shareholders generally. The ARYA Board was aware of and considered those interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to ARYA shareholders that they approve the Business Combination Proposal. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for more information.

The ARYA Initial Shareholders will control the election of the ARYA Board until consummation of a business combination and hold a substantial interest in ARYA. As a result, they will elect all of ARYA’s directors and may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

The ARYA Initial Shareholders own 20% of the issued and outstanding ARYA Ordinary Shares. In addition, the Founder Shares, all of which are held by the ARYA Initial Shareholders, entitle the holders thereof to elect all of ARYA’s directors prior to the initial business combination. Holders of Class B Shares have the exclusive right prior to ARYA’s initial business combination to elect ARYA’s directors. Accordingly, as holders of the Class A Shares, ARYA public shareholders will not have the right to vote on the election of directors prior to consummation of the Business Combination. These provisions of the ARYA amended and restated memorandum and articles of association may only be amended by a special resolution passed by holders representing a majority of the Founder Shares. As a result, holders of ARYA public shares will not have any influence over the election of directors of ARYA prior to an initial business combination.

In addition, as a result of their substantial ownership in ARYA, the ARYA Initial Shareholders may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that ARYA shareholders do not support, including amendments to the ARYA amended and restated memorandum and articles of association and approval of major corporate transactions, including the Business Combination. If the ARYA Initial Shareholders purchase any Class A Shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, the ARYA Initial Shareholders will exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.

ARYA Sponsor and ARYA’s other directors, executive officers, advisors and their affiliates may elect to purchase shares from ARYA public shareholders, which may influence a vote on the Business Combination.

ARYA Sponsor or ARYA’s other directors, executive officers, advisors or their affiliates may purchase Class A Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the Class A Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that ARYA Sponsor or ARYA’s other directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the Aggregate TopCo Transaction Proceeds Condition, where it appears that such condition would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your ARYA Public Units, Class A Shares or ARYA Public Warrants, potentially at a loss.

ARYA’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the ARYA amended and restated memorandum and articles of association to modify the substance or timing of ARYA’s obligation to redeem 100% of the public shares if ARYA does not complete a business combination by October 10, 2020; and (iii) the redemption of all of the public shares if ARYA is unable to complete a business combination by October 10, 2020, subject to applicable law. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your ARYA Public Units, Class A Shares or ARYA Public Warrants, potentially at a loss.

If ARYA is unable to complete a business combination by October 10, 2020, ARYA will cease all operations except for the purpose of winding up and ARYA will redeem the public shares and liquidate.

ARYA Sponsor and ARYA’s executive officers and directors have agreed that ARYA must complete a business combination by October 10, 2020. If ARYA has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ARYA’s remaining shareholders and the ARYA Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to ARYA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the ARYA IPO. In addition, if ARYA fails to complete an initial business combination by October 10, 2020, there will be no redemption rights on liquidating distributions with respect to ARYA Public Warrants or the Private Placement Warrants, which will expire worthless.

If the Business Combination is not completed, potential target businesses may have leverage over ARYA in negotiating a business combination and ARYA’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine ARYA’s ability to complete a business combination on terms that would produce value for ARYA’s shareholders.

Any potential target business with which ARYA enters into negotiations concerning a business combination will be aware that ARYA must complete an initial business combination by October 10, 2020. Consequently, if ARYA is unable to complete this Business Combination, a potential target may obtain leverage over ARYA in negotiating a business combination, knowing that ARYA may be unable to complete a business combination with another target business by October 10, 2020. This risk will increase as ARYA gets closer to the timeframe described above. In addition, ARYA may have limited time to conduct due diligence and may enter into a business combination on terms that ARYA would have rejected upon a more comprehensive investigation.

Because of ARYA’s limited resources and the significant competition for business combination opportunities, if this Business Combination is not completed, it may be more difficult for ARYA to complete an initial business combination. In addition, resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If ARYA is unable to complete an initial business combination by October 10, 2020, ARYA’s public shareholders may receive only approximately $10.00 per share, on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against ARYA that ARYA Sponsor is unable to indemnify), and the ARYA Public Warrants will expire worthless.

If ARYA is unable to complete this Business Combination, ARYA would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses ARYA could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than ARYA does and ARYA’s financial resources will be relatively limited when contrasted with those of many of these competitors. While ARYA believes there are numerous target businesses ARYA could potentially acquire with the net proceeds of the ARYA IPO and the sale of the Private Placement Warrants, ARYA’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by ARYA’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if ARYA is obligated to pay cash for the public shares redeemed and, in the event ARYA seeks shareholder approval of a business combination, ARYA makes purchases of its public shares, potentially reducing the resources available to ARYA for a business combination. Any of these obligations may place ARYA at a competitive disadvantage in successfully negotiating a business combination.

ARYA anticipates that, if ARYA is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If ARYA decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if ARYA reaches an agreement relating to a specific target business, ARYA may fail to complete such business combination (including the Business Combination described in this proxy statement/prospectus) for any number of reasons including those beyond ARYA’s control. Any such event will result in a loss to ARYA of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

If ARYA does not complete this Business Combination and is unable to complete an initial business combination by October 10, 2020, ARYA’s public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against ARYA that ARYA Sponsor is unable to indemnify) and the ARYA Public Warrants will expire worthless.

The exercise of discretion by ARYA’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the public shareholders of ARYA.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require ARYA to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that ARYA is entitled to under those agreements. Such events could arise because of changes in the course of Immatics’ business, a request by the Immatics shareholders or Immatics to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Immatics’ business and would entitle ARYA to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of ARYA, acting through the ARYA Board, to grant its consent or waive its rights. The existence of the financial and personal interests of ARYA’s directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for ARYA and the public shareholders of ARYA and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ARYA does not believe there will be any changes or waivers that ARYA’s directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, ARYA will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the ARYA public shareholders with respect to the Business Combination Proposal.

ARYA will incur significant transaction and transition costs in connection with the Business Combination.

ARYA has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

ARYA’s transaction expenses as a result of the Business Combination are currently estimated at approximately $10,500,000, including $4,671,875 in deferred underwriting commissions to the underwriters of the ARYA IPO.

If third parties bring claims against ARYA, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

ARYA’s placing of funds in the Trust Account may not protect those funds from third-party claims against ARYA. Although ARYA will seek to have all vendors, service providers (other than ARYA’s independent auditors), prospective target businesses or other entities with which ARYA does business execute agreements with ARYA waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of ARYA’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against ARYA’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, ARYA’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to ARYA than any alternative.

Examples of possible instances where ARYA may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by ARYA Management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where ARYA Management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ARYA and will not seek recourse against the Trust Account for any reason. Upon redemption of ARYA’s public shares, if ARYA is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, ARYA will be required to provide for payment of claims of creditors that were not waived that may be brought against ARYA within the ten years following redemption. Accordingly, the per-share redemption amount received by ARYA’s public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

ARYA Sponsor has agreed that it will be liable to ARYA if and to the extent any claims by a vendor for services rendered or products sold to ARYA, or a prospective target business with which ARYA has discussed entering into a Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ARYA’s indemnity of the underwriters of the ARYA IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, ARYA Sponsor will not be responsible to the extent of any liability for such third-party claims. ARYA has not independently verified whether ARYA Sponsor has sufficient funds to satisfy its indemnity obligations and believes that ARYA Sponsor’s only assets are securities of ARYA. ARYA Sponsor may not have sufficient funds available to satisfy those obligations. ARYA has not asked ARYA Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per public share. In such event, ARYA may not be able to complete a business combination, and ARYA shareholders would receive such lesser amount per share in connection with any redemption of public shares.

ARYA’s directors may decide not to enforce the indemnification obligations of ARYA Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to ARYA’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and ARYA Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, ARYA’s independent directors would determine whether to take legal action against ARYA Sponsor to enforce its indemnification obligations. While ARYA currently expects that its independent directors would take legal action on its behalf against ARYA Sponsor to enforce its indemnification obligations to ARYA, it is possible that ARYA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If ARYA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to ARYA’s public shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to ARYA public shareholders, ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of ARYA’s shareholders and the per-share amount that would otherwise be received by ARYA’s shareholders in connection with ARYA’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to ARYA public shareholders, ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ARYA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ARYA’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by ARYA’s shareholders in connection with its liquidation may be reduced.

ARYA’s public shareholders may be held liable for claims by third parties against ARYA to the extent of distributions received by them upon redemption of their public shares.

If ARYA is forced to enter into an insolvent liquidation, any distributions received by public shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, ARYA was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by ARYA’s shareholders. Furthermore, ARYA’s directors may be viewed as having breached their fiduciary duties to ARYA or its creditors and/or may have acted in bad faith, and thereby exposing themselves and ARYA to claims, by paying public shareholders from the Trust

Account prior to addressing the claims of creditors. ARYA cannot assure you that claims will not be brought against it for these reasons. ARYA and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of ARYA’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

If, after ARYA distributes the proceeds in the Trust Account to its public shareholders, ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the ARYA Board may be viewed as having breached their fiduciary duties to ARYA’s creditors, thereby exposing the members of the ARYA Board and ARYA to claims of punitive damages.

If, after ARYA distributes the proceeds in the Trust Account to its public shareholders, ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ARYA’s shareholders. In addition, the ARYA Board may be viewed as having breached its fiduciary duty to ARYA’s creditors and/or having acted in bad faith, thereby exposing itself and ARYA to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Because ARYA is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

ARYA is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for ARYA public shareholders to effect service of process within the United States upon ARYA’s directors or executive officers, or enforce judgments obtained in the United States courts against ARYA’s directors or officers.

ARYA’s corporate affairs are governed by its amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of ARYA’s directors to ARYA under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of ARYA’s shareholders and the fiduciary responsibilities of ARYA’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like ARYA have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against ARYA judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against ARYA predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, ARYA public shareholders may have more difficulty in protecting their interests in the face of actions taken by ARYA management, members of the ARYA Board or controlling shareholders of ARYA than they would as public shareholders of a United States company.

ARYA shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.

Any shareholders who choose to remain shareholders following a business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by ARYA’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.

Risks Related to the Redemption

ARYA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for ARYA to complete a business combination with which a substantial majority of its shareholders do not agree.

ARYA’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will ARYA redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that ARYA is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. As a result, ARYA may be able to complete the Business Combination even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to ARYA Sponsor or ARYA’s officers, directors, advisors or their affiliates.

If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. If the Business Combination is not consummated, ARYA will not redeem any shares, all Class A Shares submitted for redemption will be returned to the holders thereof, and ARYA instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Class A Shares issued in the ARYA IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Shares issued in the ARYA IPO.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the ARYA IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, ARYA will require each public shareholder seeking to exercise redemption rights to certify to ARYA whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to ARYA at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ARYA makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over ARYA’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ARYA if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if ARYA consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the ARYA IPO and, in order to dispose of such excess shares, would be required to sell your Class A Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Class A Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge ARYA’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, ARYA’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which an ARYA shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of ARYA might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of ARYA who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Shares for a pro rata portion of the funds held in the Trust Account.

ARYA public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the General Meeting. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker,

DTC and the Transfer Agent will need to act to facilitate this request. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because ARYA does not have any control over this process or over the brokers it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “General Meeting of ARYA Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of ARYA’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

ARYA will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite ARYA’s compliance with these rules, if a public shareholder fails to receive ARYA’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that ARYA will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

The ability of ARYA’s public shareholders to exercise redemption rights with respect to a large number of ARYA’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. In the event that ARYA’s public shareholders exercise redemption rights with respect to a number of ARYA’s public shares such that the Aggregate TopCo Transaction Proceeds Condition is not met, the Business Combination is not likely to be successful. If the Business Combination is not completed in the required time set forth in the Business Combination Agreement and ARYA is unable to complete an initial business combination by October 10, 2020, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time ARYA shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with the redemption until ARYA liquidates or you are able to sell your shares in the open market.

If ARYA is unable to consummate a business combination by October 10, 2020, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

If ARYA is unable to consummate a business combination by October 10, 2020, ARYA will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the earned interest, net of taxes payable, thereon to pay dissolution expenses), pro rata to the public shareholders by way of redemption and cease all operations, except for the purposes of winding up ARYA’s affairs. Any redemption of public shares shall be effected automatically by function of the ARYA amended and restated memorandum and articles of association prior to any voluntary winding up. If ARYA is required to wind up, liquidate the Trust Account and distribute such amount therein, to the public shareholders pro rata, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, ARYA shareholders may be forced to wait beyond the initial 24 months before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. ARYA has no obligation to return funds to shareholders prior to the date of the redemption or liquidation, unless it consummates a business combination prior thereto and only then in cases where shareholders have properly sought to redeem their Class A Shares. Only upon the redemption or any liquidation will public shareholders be entitled to distributions if ARYA is unable to complete a business combination.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•	the audited consolidated financial statements of Immatics as of and for the years ended December 31, 2019 and 2018, prepared in accordance with IFRS as issued by the IASB;

•	the unaudited condensed consolidated interim financial statements of Immatics as of and for the three months ended March 31, 2020 and 2019, prepared in accordance with IFRS as issued by the IASB;

•

the audited consolidated financial statements of ARYA as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) to December 31, 2019, each prepared in accordance with U.S. GAAP;

•	the unaudited condensed interim financial statements of ARYA as of and for the three months ended March 31, 2020 and 2019 each prepared in accordance with U.S. GAAP; and

•	the unaudited pro forma condensed combined financial statements of TopCo as of and for the year ended March 31, 2020, prepared in accordance with the measurement principles of the IFRS.

Unless indicated otherwise, financial data presented in this document has been taken from the audited consolidated financial statements of ARYA included in this document, and the audited consolidated financial statements of Immatics included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide TopCo’s current expectations or forecasts of future events. Forward-looking statements include statements about TopCo’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding TopCo’s disclosure concerning Immatics’ operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Immatics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of ARYA and Certain Information About ARYA” and “Business of Immatics and Certain Information About Immatics.” The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	Immatics’ expectations relating to dividend payments and forecasts of its ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	business disruptions arising from the recent coronavirus outbreak;

•

the combined company’s financial condition and liquidity, including its ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve TopCo’s capital base;

•	ability of the combined company to effect future acquisitions and to meet target returns;

•	the initiation, timing, progress, costs and results of Immatics’ clinical trials, including its ACT and TCER Bispecific trials;

•	the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of Immatics ACT and TCER Bispecific programs;

•	the potential advantages and differentiated profile of ACT and TCER Bispecific product candidates compared to existing therapies for the applicable indications;

•	Immatics’ ability to successfully manufacture or have manufactured drug product for clinical trials and commercialization;

•	Immatics’ ability to successfully commercialize drug products, if approved;

•	the rate and degree of market acceptance of Immatics product candidates IMA201, IMA202, IMA203, IMA204, IMA301, IMA401 and IMA402, if approved;

•	Immatics’ expectations regarding the size of the patient populations for and opportunity for and clinical utility of ACT and TCER Bispecific product candidates, if approved for commercial use;

•	Immatics’ estimates of its expenses, ongoing losses, future revenue, capital requirements and needs for or ability to obtain additional financing;

•	Immatics’ ability to maintain intellectual property protection for its drug products;

•	Immatics’ ability to identify, acquire or in-license and develop new product candidates;

•	Immatics’ ability to identify, recruit and retain key personnel;

•	developments and projections relating to Immatics’ competitors or industry; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. TopCo undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks TopCo describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “TopCo believes” and similar statements reflect TopCo’s beliefs and opinions on the relevant subject. These statements are based on information available to TopCo as of the date of this proxy statement/prospectus. And while TopCo believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. TopCo’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although TopCo believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither TopCo nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by TopCo or persons acting on its behalf.

GENERAL MEETING OF ARYA SHAREHOLDERS

This proxy statement/prospectus is being provided to ARYA shareholders as part of a solicitation of proxies by the ARYA Board for use at the General Meeting of ARYA Shareholders to be held on                , 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about                , 2020 to all shareholders of record of ARYA as of May 29, 2020, the record date for the General Meeting for ARYA Shareholders that hold their shares in “street name.” For “street name” shareholders, all shareholders of record who owned ARYA Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the General Meeting. On the record date, there were 17,968,750 ARYA Ordinary Shares outstanding. ARYA shareholders that hold their shares in registered form on the day of the General Meeting are entitled to vote their shares at the General Meeting.

Date, Time and Place of General Meeting

The General Meeting will be held at 9:00 a.m., New York City time, on                , 2020 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Proposals at the General Meeting

At the General Meeting, ARYA shareholders will vote on the following proposals:

•	Business Combination Proposal — To adopt the Business Combination Agreement and approve the Business Combination the First Merger, the Second Merger and the Plans of Merger (Proposal No. 1); and

•

Adjournment Proposal — To consider and vote upon a proposal to adjourn the General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 2). The Adjournment Proposal will only be presented to ARYA shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied.

THE ARYA BOARD RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a shareholder of ARYA, you have a right to vote on certain matters affecting ARYA. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you are a shareholder that holds your shares in “street name,” you will be entitled to vote or direct votes to be cast at the General Meeting if you owned ARYA Ordinary Shares at the close of business on May 29, 2020, which is the record date for the General Meeting. You are entitled to one vote for each ARYA Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 17,968,750 ARYA Ordinary Shares outstanding, of which 14,375,000 are public shares and 3,593,750 are Founder Shares held by the ARYA Initial Shareholders. For the avoidance of doubt, the record date does not apply to ARYA shareholders that hold their shares in registered form and are registered as shareholders in ARYA’s register of members. ARYA shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each ARYA Ordinary Share held on the date of the General Meeting.

Vote of the ARYA Initial Shareholders and ARYA’s Other Directors and Officers

Prior to the ARYA IPO, ARYA entered into agreements with the ARYA Initial Shareholders and the other current directors and officers of ARYA, pursuant to which each agreed to vote any ARYA Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the ARYA Initial Shareholders, including ARYA Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to ARYA shareholders in this proxy statement/prospectus. As of the record date, the ARYA Initial Shareholders and the other current directors and officers own 3,593,750 Founder Shares, representing 20% of the ARYA Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The ARYA Initial Shareholders and the other current directors and officers of ARYA have waived any redemption rights, including with respect to Class A Shares purchased in the ARYA IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the ARYA Initial Shareholders have no redemption rights upon the liquidation of ARYA and will be worthless if no business combination is effected by ARYA by October 10, 2020. However, the ARYA Initial Shareholders and the other current directors and officers of ARYA are entitled to redemption rights upon the liquidation of ARYA with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the General Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of at least two-thirds of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, an ARYA shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of ARYA Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The ARYA Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased by them during or after the ARYA IPO in favor of the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting. Accordingly, an ARYA shareholder’s failure to vote by proxy or to vote in person at the General Meeting will not be counted towards the number of ARYA Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal.

One or more shareholders who together hold 50% of the issued and outstanding ARYA Ordinary Shares entitled to vote at the General Meeting must be present, in person or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The ARYA Initial Shareholders, who currently own 20% of the issued and outstanding ARYA Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting for ARYA shareholders that hold their shares in “street name,” 8,984,375 ARYA Ordinary Shares would be required to achieve a quorum.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, ARYA will not consummate the Business Combination. If ARYA does not consummate the Business Combination and fails to complete an initial business combination by October 10, 2020, ARYA will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to ARYA Shareholders

The ARYA Board believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of ARYA and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the ARYA Board in favor of approval of the Business Combination Proposal, you should keep in mind that ARYA Sponsor and certain members of the ARYA Board and officers of ARYA have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the General Meeting, including the Business Combination Proposal. These interests include, among other things:

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed not to redeem any ARYA Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that ARYA Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $35,037,500, but, given the transfer restrictions on such shares, ARYA believes such shares have less value;

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if ARYA fails to complete an initial business combination by October 10, 2020;

•	the fact that the Investor Rights Agreement will be entered into by the ARYA Initial Shareholders which, among other things, modifies the ARYA Initial Shareholder Lock-Up Period;

•

the fact that ARYA Sponsor paid an aggregate of $5,953,125 for its 5,953,125 Private Placement Warrants to purchase Class A Shares and that such Private Placement Warrants will expire worthless if a business combination is not consummated by October 10, 2020;

•

the fact that, at the option of ARYA Sponsor, any amounts outstanding under certain working capital loans made by ARYA Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A Shares which will be identical to the Private Placement Warrants;

•	the fact that, in connection with the PIPE Financing, the Sponsor PIPE Entity will receive 2,500,000 TopCo Shares;

•	the right of the ARYA Initial Shareholders to hold TopCo Shares, subject to certain lock-up periods;

•	the anticipated designation by the ARYA Initial Shareholders of Adam Stone and Michael G. Atieh as directors of TopCo following the Business Combination;

•	the continued indemnification of ARYA’s existing directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that ARYA Sponsor and ARYA’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until ARYA (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by October 10, 2020;

•

the fact that ARYA Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by October 10, 2020; and

•

the fact that if the Trust Account is liquidated, including in the event ARYA is unable to complete an initial business combination within the required time period, ARYA Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will have no effect on the Business Combination Proposal or the Adjournment Proposal.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the General Meeting.

Voting Your Shares — Shareholders of Record

If you hold your shares in “street name” and are an ARYA shareholder of record, you may vote by mail or in person at the General Meeting. Each ARYA Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the General Meeting. Your one or more proxy cards show the number of ARYA Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ARYA Ordinary Shares will be voted as recommended by the ARYA Board. The ARYA Board recommends voting “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m., New York City time, on                 , 2020.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way ARYA can be sure that the broker, bank or nominee has not already voted your ARYA Ordinary Shares.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the General Meeting, you will need to bring to the General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “— Attending the General Meeting” below for more details.

Attending the General Meeting

Only ARYA shareholders on the record date (if the shares are held in “street name”) or their legal proxy holders may attend the General Meeting. To be admitted to the General Meeting, you will need a form of photo identification and valid proof of ownership of ARYA Ownership Shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf. Shareholders that hold their shares in registered form on the date of the General Meeting are entitled to attend and vote at the General Meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the General Meeting or at the General Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify ARYA’s Secretary in writing to ARYA Sciences Acquisition Corp., 51 Astor Place, 10th Floor, New York, New York 10003, before the General Meeting that you have revoked your proxy; or

•	you may attend the General Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The General Meeting has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal. Under the ARYA amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the General Meeting, no other matters may be considered at the General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the General Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your ARYA Ordinary Shares, you may call Morrow, ARYA’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to ARYA’s amended and restated memorandum and articles of association, any holders of ARYA public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the ARYA IPO and a portion of the proceeds from the sale of the Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $                 as of                , 2020, the estimated per share redemption price would have been approximately $                .

In order to exercise your redemption rights, you must:

•	if you hold ARYA Public Units, separate the underlying Class A Shares and ARYA Public Warrants;

•

prior to 5:00 p.m., New York City time, on                , 2020 (two business days before the initially scheduled General Meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that ARYA redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

and

•

deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the initially scheduled General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

You do not have to be a record date holder in order to exercise your redemption rights. Shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the initially scheduled vote on the the Business Combination Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s

DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding ARYA Public Units must separate the underlying Class A Shares and ARYA Public Warrants prior to exercising redemption rights with respect to the public shares.

If you hold ARYA Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into Class A Shares and ARYA Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the Class A Shares from the ARYA Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your ARYA Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Class A Shares and ARYA Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the ARYA Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your ARYA Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Class A Share by ARYA’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $                as of                , 2020. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. In addition, in no event will ARYA redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the ARYA amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

Prior to exercising redemption rights, ARYA shareholders should verify the market price of the Class A Shares, as shareholders may receive higher proceeds from the sale of their Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any TopCo Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of TopCo, if any. You will be entitled to receive cash for your Class A Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and ARYA does not consummate an initial business combination by October 10, 2020, ARYA will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and all of ARYA’s warrants will expire worthless.

The Cayman Islands Companies Law provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation (the “Dissenter Rights”). However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either:

(a) shares of a surviving or consolidated company, or depository receipts in respect thereof; or

(b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders.

With respect to the First Merger, (i) NASDAQ is a recognized stock exchange and is a national securities exchange, (ii) ARYA shareholders will receive shares of the surviving company and (iii) immediately following receipt of shares of the surviving company, ARYA shareholders will then exchange such shares for TopCo Shares that will be listed on NASDAQ. Accordingly, Dissenter Rights will not be available in respect of the First Merger. The absence of Dissenter Rights does not impede a shareholder’s ability to exercise such shareholder’s redemption rights as outlined in the ARYA amended and restated memorandum and articles of association.

Appraisal rights are not available to holders of Immatics Shares in connection with the Business Combination.

Proxy Solicitation Costs

ARYA is soliciting proxies on behalf of the ARYA Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. ARYA has engaged Morrow to assist in the solicitation of proxies for the General Meeting. ARYA and its directors, officers and employees may also solicit proxies in person. ARYA will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

ARYA will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. ARYA will pay Morrow a fee of $22,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as ARYA’s proxy solicitor. ARYA will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to ARYA shareholders. Directors, officers and employees of ARYA who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On March 17, 2020, ARYA, Immatics, TopCo, ARYA Merger Sub and IB Merger Sub entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•	each of the shareholders of Immatics that duly executed and delivered a shareholder undertaking agreeing to participate in the transaction prior to Closing will participate in the Exchange;

•	immediately after the Exchange, TopCo will undertake the Conversion;

•	the First Merger, with ARYA as the surviving company in the merger and becoming a wholly owned subsidiary of TopCo;

•

in connection with the First Merger, (a) each ARYA Ordinary Share will be automatically exchanged for one TopCo Share and (b) each outstanding ARYA Public Warrants will be converted into a TopCo Public Warrant; and

•

on the first business day following the closing date of the Business Combination, the First Surviving Company will merge with and into IB Merger Sub, with IB Merger Sub as the surviving company in the merger, and each ordinary share of the First Surviving Company will be automatically converted into one ordinary share of IB Merger Sub.

For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Effect of the Transactions on Existing ARYA Equity in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•	each Class A Share will be converted into one fully paid and non-assessable TopCo Share;

•	each Founder Share will be converted into one fully paid and non-assessable TopCo Share;

•	each ARYA Public Warrant will be converted into a TopCo Public Warrant; and

•	ARYA Sponsor will forfeit 5,953,125 Private Placement Warrants for no consideration, which Private Placement Warrants constitute all of the warrants held by ARYA Sponsor as of the date hereof.

Consideration to Immatics Equityholders in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Immatics equityholders in connection with the Business Combination will be an aggregate number of TopCo Shares equal to (i) $350,000,000 (subject to certain downward adjustments set forth in the Business Combination Agreement), divided by (ii) $10.00. Such calculation for the aggregate number of TopCo Shares to be received by Immatics equityholders is based upon assumptions (C), (D) and (E) described below in the section entitled “— Ownership of TopCo.”

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing (as defined below), each Vested Immatics SAR that is outstanding immediately prior to the Closing will be converted into a right to receive a cash payment equal to the value, if any, of such Vested Immatics SAR less the applicable exercise price of such Vested Immatics SAR (“SAR Cash Proceeds”) and certain recipients of SAR Cash Proceeds will re-invest a portion of their SAR Cash Proceeds in exchange for the number of TopCo Shares equal to the respective recipient’s reinvested portion of SAR Cash Proceeds divided by $10.00 (collectively, the “SAR Re-investment”). In connection with the SAR Re-investment, TopCo will grant Matching Stock Options to certain Immatics SAR Holders.

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing, each Unvested Immatics SAR that is outstanding immediately prior to the Closing will be cancelled in exchange for an option to purchase a certain number of TopCo Shares under the TopCo Equity Plan.

Aggregate TopCo Proceeds

The Aggregate TopCo Proceeds will be used for general corporate purposes after the Business Combination.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•

there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Business Combination;

•

this proxy statement/prospectus must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remain in effect with respect to the proxy statement/prospectus, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remain pending;

•	the approval, at the General Meeting, of the Business Combination Proposal by a special resolution in accordance with ARYA’s governing documents;

•

the approval of the Immatics shareholders of the transfer of shares of Immatics as required in order to implement the Exchange (as described more fully below in the section entitled “— Covenants of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub”);

•	TopCo has at least $5,000,001 of net tangible assets remaining;

•	the Aggregate TopCo Transaction Proceeds must be equal to or greater than $150,000,000; and

•	the Aggregate PIPE Proceeds must be equal to or greater than $100,000,000.

Other Conditions to ARYA’s Obligations

The obligations of ARYA to consummate the Business Combination, are subject to the satisfaction, or written waiver by ARYA, at or prior to the Closing of the following conditions:

•

the representations and warranties of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub regarding organization and qualification, authorization, brokers fees, no Material Adverse Effect, and the capitalization of TopCo must be true and correct, disregarding any qualifications contained therein relating to Company Material Adverse Effect or materiality, in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•	the representations and warranties of Immatics regarding the capitalization of Immatics must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business

Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub, disregarding any qualifications contained therein relating to Company Material Adverse Effect or materiality, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

Immatics, TopCo, ARYA Merger Sub and IB Merger Sub must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred;

•

ARYA must have received a certificate executed and delivered by an authorized officer of Immatics confirming that the conditions set forth in the five immediately preceding bullet points have been satisfied;

•

the TopCo Shares that are issuable in connection with the transactions contemplated by the Business Combination Agreement must have been duly authorized by the general meeting or management board of TopCo and the articles of association of TopCo;

•	the Participating Shareholders must represent 92% of the issued and outstanding shares of Immatics;

•

TopCo’s initial listing application with Nasdaq in connection with the Business Combination must have been approved and, immediately following the Closing, TopCo must satisfy any applicable initial and continuing listing requirements of Nasdaq and TopCo must not have received any notice of non-compliance therewith, and the TopCo Shares must have been approved for listing on Nasdaq; and

•	ARYA must have received a copy of the Investor Rights Agreement duly executed by TopCo and certain shareholders of Immatics that have agreed to participate in the transaction.

Other Conditions to Immatics’, TopCo’s, ARYA Merger Sub’s and IB Merger Sub’s Obligations

The respective obligations of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub to consummate the Business Combination, are subject to the satisfaction, or written waiver by Immatics, TopCo, ARYA Merger Sub and IB Merger Sub, at or prior to the Closing of the following conditions:

•

the representations and warranties of ARYA regarding organization and qualification, authorization, brokers fees and the capitalization of ARYA must be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of ARYA disregarding any qualifications contained therein relating to ARYA Material Adverse Effect or materiality, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ARYA Material Adverse Effect;

•

ARYA must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•

Immatics must have received a certificate executed and delivered by an authorized officer of ARYA confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•	Immatics must have received a copy of the Investor Rights Agreement duly executed by ARYA Sponsor.

Ownership of TopCo

It is anticipated that, upon completion of the Business Combination: (i) ARYA’s public shareholders (other than the PIPE Investors) will own approximately 22.7% of TopCo; (ii) the PIPE Investors (including certain Immatics equityholders and the Sponsor PIPE Entity) will own approximately 16.4% of TopCo; (iii) the ARYA Initial Shareholders (including ARYA Sponsor but not including the Sponsor PIPE Entity) will own approximately 5.7% of TopCo; and (iv) the Immatics equityholders (excluding the Immatics equityholders that are participating in the PIPE Financing) will own approximately 55.2% of TopCo. These levels of ownership assume (A) no Class A Shares are elected to be redeemed by ARYA’s public shareholders, (B) that 10,415,000 TopCo Shares are issued to the PIPE Investors in connection with the PIPE Financing, (C) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, (D) the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement and (E) the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method.

In addition to the assumptions made in the preceding paragraph, the factors that will determine the ownership percentages upon consummation of the Business Combination include:

•

if the Participating Shareholders represent less than 100% of the issued and outstanding shares of Immatics prior to the Business Combination, it would reduce the aggregate ownership of the Immatics equityholders and increase the aggregate ownership of the other shareholder groups described above;

•

if there are any “change of control” payments made or required to be made by Immatics, it would reduce the aggregate ownership of the Immatics equityholders and increase the aggregate ownership of the other shareholder groups described above;

•

if there are any redemptions by public shareholders of Class A Shares in connection with the Business Combination, it would reduce the aggregate ownership of the public shareholders and increase the aggregate ownership of the other shareholder groups described above;

•

if the recipients of SAR Cash Proceeds who are required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares do not re-invest such proceeds as set forth in the Business Combination Agreement, it would reduce the aggregate ownership of the Immatics equityholders and increase the aggregate ownership of the other shareholder groups commensurately; and

•

if the PIPE Investors do not fund the PIPE Financing in full, it would reduce the aggregate ownership of the PIPE Investors and increase the aggregate ownership of the other shareholder groups described above commensurately.

For further information related to the determination of the number of TopCo Shares to be issued to the Immatics equityholders upon completion of the Business Combination, please see the section entitled “The Business Combination—Consideration to Immatics Equityholders in the Business Combination”.

The ownership percentages with respect to TopCo following the Business Combination do not take into account any awards to be issued under the TopCo Equity Plan (other than as noted above with respect to the Converted Options) or the warrants to purchase TopCo Shares that will remain outstanding immediately following the Business Combination, but do include Founder Shares, which will be exchanged for TopCo Shares at the closing of the Business Combination on a one-for-one basis.

The following table illustrates varying ownership levels in TopCo immediately following the consummation of the Business Combination, assuming (i) no redemptions by the public shareholders, (ii) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 10,415,000 TopCo Shares are issued in connection with the PIPE Financing), (iii) that the amount in the Trust Account is $148,700,000 (which was the approximate value of the Trust Account as of March 31, 2020), (iv) unpaid ARYA Expenses are $10,500,000, (v) Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and there are no “change of control” payments made or required to be made by Immatics, (vi) the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement, (vii) that PIPE Investors fund the PIPE Financing in full in accordance with the Subscription Agreements and (viii) the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method.

	Share Ownership in TopCo
	No Redemptions		Maximum Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
ARYA’s public shareholders	14,375,000	22.68%	5,447,457	10.00%
PIPE Investors(2)	10,415,000	16.43%	10,415,000	19.13%
ARYA Initial Shareholders	3,593,750	5.67%	3,593,750	6.60%
Immatics equityholders(3)	35,000,000	55.22%	35,000,000	64.27%
Total	63,383,750		54,456,207

(1)	Assumes that 8,927,543 public shares are redeemed in connection with the Business Combination.
(2)	Includes 2,500,000 TopCo Shares held by the Sponsor PIPE Entity.
(3)

Calculation employs the Treasury Stock Method and assumes that the Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and that there are no “change of control” payments made or required to be made by Immatics.

Background of the Business Combination

ARYA is a blank check company incorporated on June 29, 2018 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The potential Business Combination was the result of an extensive search for potential transactions utilizing the global network of ARYA’s management team and board of directors. The terms of the Business Combination Agreement were the result of extensive arm’s length negotiations among the representatives of ARYA and Immatics.

On October 10, 2018, ARYA completed its initial public offering of 14,375,000 units at a price of $10.00 per unit generating gross proceeds of $143,750,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the initial public offering, ARYA completed the private sale of 5,953,125 Private Placement Warrants at a price of $1.00 per warrant to ARYA Sponsor.

Since the completion of the ARYA IPO, ARYA considered a number of potential target businesses with the objective of consummating a business combination. Representatives of ARYA contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities, including financial advisors and companies in the life sciences and medical technology sectors. ARYA primarily considered businesses that it believed could benefit from the substantial expertise, experience and network of its management team, that ARYA determined have a scientific or other competitive advantage in the markets in which they operate and have attractive growth prospects.

ARYA’s management looked to identify targets that (a) have a scientific or other competitive advantage in the markets in which they operate and which can benefit from access to additional capital as well as ARYA’s management’s industry relationships and expertise; (b) are ready to be public, with strong management, corporate governance and reporting policies in place; (c) would be likely to be well received by public investors and are expected to have good access to the public capital markets in the future; (d) have significant embedded and/or underexploited growth opportunities; (e) exhibit unrecognized value or other characteristics that ARYA’s management believes have been unevaluated by the market based on its analysis and scientific and business due diligence review; and (f) will offer attractive risk-adjusted equity returns for ARYA’s shareholders. In the process that led to identifying Immatics as an attractive business combination opportunity, ARYA’s management team evaluated, conducted preliminary due diligence based on publicly available information and other market research and engaged in various levels of discussions with a number of different potential business combination targets across subsectors of the life sciences and medical technology sectors. In connection with such evaluation, preliminary due diligence and discussions, ARYA entered into non-disclosure agreements with more than ten potential business combination targets and submitted non-binding indications of interest or letters of intent with respect to three potential business combination targets (other than Immatics) with equity values ranging from $300 to $550 million (based on preliminary diligence and valuation analysis conducted by ARYA and its advisors). Two of these potential business combination targets were pre-market biopharmaceutical companies with pipeline product candidates that required additional funding to further R&D efforts, and one of these potential business combination targets was a medical technology company with an existing product in the market. Each of these proposals contemplated that shares in the post-business combination company would represent substantially all of the consideration to be received by the equityholders of the potential target. After submitting these non-binding indications of interest or letters of intent, ARYA engaged in varying levels of additional discussions, negotiations and due diligence with these potential targets based on, among other factors, interest by, and due diligence access granted by, the potential target and terms on which these potential targets would be willing to consider a potential transaction (such as the equity valuation ascribed to the potential target). In each case, following these additional discussions, negotiations and due diligence, ARYA ultimately determined to abandon each of its other potential acquisition opportunities either because (i) the potential target pursued an alternative transaction or strategy, (ii) ARYA did not meet the valuation expectations of the potential target, or (iii) ARYA concluded that the target business would not be a suitable business combination opportunity for ARYA based on, among other factors, further due diligence indicating that the target business did not meet the criteria ARYA had established and the terms on which the potential target would be willing to consider a potential transaction.

On August 15, 2019, representatives of Immatics attended the Solebury Trout’s Hamptons CEO Roundtable in Bridgehampton, New York where representatives of ARYA were also in attendance. Representatives of ARYA and Immatics were introduced at this event and, following this initial introduction and conversation, agreed to set a meeting to discuss each of ARYA and Immatics, as well as potential strategic opportunities involving the parties, at a later date.

On September 4, 2019, representatives of ARYA held an initial meeting with representatives of Immatics at ARYA’s New York offices located at 51 Astor Place, New York, NY 10003. At the meeting, the parties discussed Immatics’ business and strategic prospects, as well as how a potential business combination with ARYA would be potentially structured and the potential benefits of a business combination involving ARYA and Immatics, and both the representatives of ARYA and Immatics in attendance expressed interest in further exploring a potential business combination.

On September 5, 2019, pursuant to a mutual non-disclosure agreement, Immatics provided the representatives of ARYA with access to an online data room for purposes of ARYA conducting preliminary business and financial due diligence with respect to Immatics.

Between September 5, 2019 and November 13, 2019, ARYA conducted preliminary business and financial due diligence with respect to Immatics and researched Immatics’ markets and outlook.

On September 23, 2019, representatives of ARYA and Immatics held a meeting at ARYA’s New York offices located at 51 Astor Place, New York, NY 10003. At the meeting, the parties discussed the potential high-level terms of a possible business combination transaction between ARYA and Immatics.

On October 2, 2019 and October 4, 2019, representatives from ARYA and Immatics held telephonic due diligence sessions for purposes of furthering ARYA’s business and financial due diligence with respect to Immatics.

On November 13, 2019, representatives of ARYA and Immatics held a meeting at ARYA’s New York offices located at 51 Astor Place, New York, NY 10003. At the meeting, the parties further discussed the potential structure and key terms of a possible business combination transaction between ARYA and Immatics.

Between November 3, 2019 and December 13, 2019, representatives of ARYA discussed and considered internally the findings from their preliminary due diligence review (including Immatics’ key partnership arrangements, Immatics’ product candidate pipeline and broad platform in TCR-based therapeutics), the equity valuation ascribed to Immatics based on financial and valuation analysis conducted to-date and the discussions regarding the potential structure and key terms of a possible business combination transaction and determined that Immatics would be a suitable business combination target for ARYA.

On December 3, 2019, representatives of ARYA provided representatives of Immatics with a draft non-binding term sheet with respect to a potential business combination transaction.

Between December 3, 2019 and December 13, 2019, representatives of ARYA and Kirkland & Ellis LLP (“K&E”), counsel to ARYA, on the one hand, and representatives of Immatics and Goodwin Procter LLP (“Goodwin”), counsel to Immatics, on the other hand, held multiple calls and exchanged revised drafts of the term sheet.

On December 13, 2019, ARYA and Immatics agreed on, and executed, a non-binding term sheet, which provided for, among other things, a binding exclusivity period through January 31, 2020 (subject to certain exceptions) and an agreed equity valuation of Immatics of $350,000,000.

On December 16, 2019, Immatics provided advisors of ARYA with access to an online data room for purposes of conducting legal, tax, insurance and other due diligence with respect to Immatics.

Between December 16, 2019 and March 17, 2020, representatives of ARYA conducted further business and financial due diligence with respect to Immatics and, over the same period of time, ARYA’s legal, tax and other advisors conducted due diligence with respect to Immatics, in each case, based on information available in the data room (including through written responses from the management team of Immatics) and customary due diligence calls with the management team of Immatics. Each of the advisors that conducted a due diligence review provided ARYA with a due diligence report summarizing its key findings with respect to its diligence review of Immatics.

On December 17, 2019, representatives and advisors of each of ARYA and Immatics conducted a meeting telephonically, where the parties discussed the potential timeline and steps to signing a definitive agreement for a business combination, and discussed and tentatively agreed to a work plan. Between the date of the initial telephonic meeting and March 17, 2020, the representatives and advisors of each of ARYA and Immatics conducted a weekly telephonic meeting to further refine the transaction timeline and steps and related work plan.

On January 28, 2020, K&E distributed the first draft of the Business Combination Agreement to Goodwin.

On January 29, 2020, ARYA and Immatics mutually agreed to extend the exclusivity period through March 23, 2020.

Between January 29, 2020 and March 17, 2020, K&E and Goodwin exchanged revised drafts of the Business Combination Agreement and the related ancillary agreements, and engaged in negotiations of such documents and agreements. The various revised drafts reflected divergent views on, among other things, certain risk allocation points, closing conditionality and matters related to post-closing ownership. Over the same period of time, the representatives and advisors for ARYA and Immatics held numerous conference calls and came to agreement on various outstanding business issues, including, among others: (i) calculation of the transaction consideration, and the form such consideration would take, to be received by the Immatics equityholders (including the adjustments thereto and how the existing holders of Immatics SARs would participate in the post-closing ownership of TopCo), and the respective post-closing ownership amounts of the Immatics equityholders, the ARYA shareholders and the PIPE Investors (based on the agreed upon equity valuation of Immatics of $350,000,000, a per share value for the TopCo Shares of $10.00, the amount of cash anticipated to be available at closing in the Trust Account and the anticipated proceeds of the PIPE Financing); (ii) the percentage of Participating Shareholders needed to satisfy the closing condition in favor of ARYA; (iii) whether (A) the Aggregate TopCo Transaction Proceeds Condition would be a condition in favor of only certain parties or all parties and (B) an additional funding condition with respect to the Aggregate PIPE Proceeds would be included in favor of any party; (iv) the bring-down standard for purposes of the representation and warranty bring-down by the parties at the Closing; and (v) the overall suite of representations, warranties and covenants to be provided by each party under the BCA. For further information related to the final resolution of items (i) through (v), please see the sections entitled “—Consideration to Immatics Equityholders in the Business Combination”, “—Conditions to Closing of the Business Combination”, “—Representations and Warranties” and “—Covenants” and for a description of the analysis conducted by ARYA’s management team with respect to the equity valuation of Immatics, see “—Summary of ARYA Financial Analysis.”

Between February 2020 and March 17, 2020, representatives and advisors of ARYA and Immatics held various calls and meetings to discuss the investor management presentation, including the projections to be included, research analyst coverage and outstanding information requests for the investor management presentation.

Beginning in January 2020, Jefferies, LLC held conversations with prospective investors to determine the demand for the PIPE Financing. The parties came to agreement on the proposed size of the PIPE Financing and K&E, Goodwin and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Jefferies, LLC, exchanged drafts of the form of Subscription Agreement to be used in the PIPE Financing, including the terms of the closing process, the conditions to closing the subscription, the representations and warranties of the company and the subscriber, the registration rights to be granted to the subscriber and provisions related to the termination of the Subscription Agreements. In late February 2020, Jefferies, LLC distributed draft documentation to prospective investors with respect to the PIPE Financing; between the end of February and March 16, 2020, K&E and Goodwin collectively negotiated the terms of the Subscription Agreements with the prospective investors, including with respect to the registration rights set forth therein, and responded to follow up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the Business Combination. During this time, the prospective investors conveyed to Jefferies, LLC their initial proposed subscription amounts. On March 16, 2020, a final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of negotiations between the parties and the prospective investors. On March 17, 2020, the prospective investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts and delivered executed Subscription Agreements.

On March 16, 2020, a telephonic meeting of the ARYA Board was held with representatives of K&E, Ogier, counsel to ARYA with respect to matters of Cayman Islands law, and ARYA’s management in attendance. At the meeting, the ARYA Board was provided with an overview of the Business Combination (including the potential benefits and the risks related thereto), the key terms of the definitive documentation related thereto and the due diligence process and findings with respect to Immatics (including a brief summary of the key findings from the due diligence review conducted by representatives and advisors of ARYA). In addition, members of the ARYA Board disclosed and acknowledged any conflicts of interests of the members of the ARYA Board. Based on the factors cited in “— The ARYA Board’s Reasons for the Business Combination,” and in light of the fact that the fair market value of the equity of Immatics to be acquired in the Business Combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the ARYA Board then adopted, among other resolutions, resolutions (i) determining that it is in the best interests of ARYA and its shareholders to approve the execution and delivery of the Business Combination Agreement and the ancillary agreements (including the Plans of Merger) and the transactions contemplated by each of the foregoing (including the Mergers) and (ii) adopting the Business Combination Agreement and ancillary agreements (including the Plans of Merger) and approved ARYA’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary agreements, including the PIPE Financing (part of which would be issued to an affiliate of ARYA Sponsor) and the Mergers, and recommended that the ARYA shareholders vote in favor of the Business Combination Proposal. The ARYA Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Business Combination but felt that the officers of ARYA, the members of the ARYA Board and the other representatives of ARYA had substantial experience in evaluating the operating and financial merits of companies similar to Immatics and concluded that the experience and background of the officers of ARYA, the members of the ARYA Board and the other representatives of ARYA enabled the ARYA Board to make the necessary analyses and determinations regarding the Business Combination.

Also on March 16, 2020, the Supervisory Board (Beirat) of Immatics held a meeting and adopted resolutions approving the execution and delivery of the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby (including the Exchange).

On March 17, 2020, the parties entered into the Business Combination Agreement and certain ancillary agreements and certain investors executed definitive documentation with respect to the PIPE Financing, which provided for binding subscriptions to purchase an aggregate of 10,415,000 TopCo Shares at $10.00 per share.

On March 17, 2020, ARYA and Immatics issued a joint press release announcing the execution of the Business Combination Agreement and ARYA filed a Current Report on Form 8-K with an investor presentation providing information on Immatics and a summary of certain key terms of the Business Combination and other key ancillary agreements.

The ARYA Board’s Reasons for the Business Combination

The ARYA Board, in evaluating the transaction with Immatics, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the First Merger and the Second Merger, are advisable, fair to and in the best interests of ARYA and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger, the ARYA Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ARYA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ARYA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ARYA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “General Information — Cautionary Note Regarding Forward-Looking Statements.”

The members of the ARYA Board are well qualified to evaluate the transaction with Immatics. They have extensive transactional experience, particularly in the healthcare and life sciences industries. The ARYA Board also includes medical doctors with experience in both the detection and treatment of cancer.

The ARYA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Advancement of a proprietary pipeline of product candidates through clinical development. Immatics is currently developing three clinical-stage product candidates and one preclinical stage product candidate. To facilitate the clinical development of these programs, Immatics opened four additional clinical sites in the U.S. and Europe, in addition to the University of Texas MD Anderson Cancer Center, and plans to initiate further three sites in 2020. The ARYA Board believes that Immatics is well positioned, should the trials demonstrate safety and evidence of significant tumor control and tumor reduction, to pursue FDA Fast Track designation and start pivotal trials with any of its current clinical-stage product candidates.

•

Development of cell therapies and biologics providing two distinct mechanisms of actions suitable for different cancer stages. The ARYA Board believes that Immatics will leverage its technology and know-how to expand the potential therapeutic value for patients across a broad range of tumor types and stages.

•

Manufacturing processes designed to efficiently generate product candidates. Immatics’ latest proprietary manufacturing processes are designed to generate cell product candidates within a short six-day manufacturing window designed to deliver high proliferative capacity T cells, with the capability to infiltrate the patient’s tumor and function in a challenging solid tumor microenvironment. The ARYA Board believes that Immatics is actively investigating multiple promising next-generation enhancement strategies to render T cells even more potent to combat solid tumors.

•

Competitive technology platforms. Based on the unique interplay between Immatics’ target and TCR discovery platforms, XPRESIDENT and XCEPTOR, the company has the capability to identify and engineer the right T cell receptors with the desired affinity and specificity. The ARYA Board believes these technology platforms are the foundation for strengthening the product pipeline and Immatics’ leading position in the field of TCR-based therapies.

•

Leading intellectual property portfolio in the field of cancer targets. Immatics has an extensive intellectual property portfolio in the field of cancer targets, TCRs and technologies, including over 3,000 worldwide active patent applications and more than 1,550 secured patents. The ARYA Board believes the protection of Immatics’ assets is a key element of the foundation of the company’s ability to not only strengthen its product pipeline, but also to successfully defend and expand its position as a leader in the field of TCR therapies.

•

Strategic alliances with collaborators. The ARYA Board believes that Immatics’ recent collaborations, including with Amgen, Genmab, BMS and GlaxoSmithKline, among others, capitalize on the respective collaborator’s drug development and regulatory expertise and commercial capabilities to bring Immatics’ collaborated therapeutic product candidates to market. Immatics has raised over $220 million of non-dilutive funding through these collaborations and is eligible to receive hundreds of millions more if various development, regulatory and sales milestones are met.

•

Novel ultra-personalized approach to immunotherapy. Immatics will take the first step towards immunotherapy through treatment of patients using a combination of products that target each unique tumor and microenvironment. Through this treatment strategy, the ARYA Board believes Immatics is well positioned to build a broad library of methods aimed at delivering a pioneering, ultra-personalized cancer treatment, possibly even resulting in a cure.

•	Experienced management team. The ARYA Board believes that Immatics has a proven and experienced team that will continue to lead the company after the Business Combination.

•

Strong commitment of top tier US healthcare investors and existing Immatics shareholders. Perceptive Advisors and other top tier US healthcare investors including Redmile Group, Federated Hermes Kaufmann Funds, RTW Investments, Sphera Funds, and an additional healthcare focused investor, as well as current existing Immatics shareholders including dievini Hopp BioTech, AT Impf and Wellington Partners committed to investments of a total of $104,150,000 in the PIPE.

•

Financial Analysis Conducted by ARYA. The financial analysis conducted by ARYA’s management team and reviewed by the ARYA Board supported the equity valuation of Immatics. See “—Summary of ARYA Financial Analysis.”

The ARYA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of ARYA. The risks and costs to ARYA if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in ARYA being unable to effect a business combination by October 10, 2020 and force ARYA to liquidate.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits ARYA from soliciting other business combination proposals, which restricts ARYA’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to October 10, 2020.

•	Shareholder Vote. The risk that ARYA’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•

Post-Business Combination Corporate Governance; Terms of the Investor Rights Agreement. The ARYA Board considered the corporate governance provisions of the Business Combination Agreement, the Investor Rights Agreement and the proposed material provisions of the TopCo Articles of Association and the effect of those provisions on the governance of TopCo. In particular, they considered the nomination rights that certain shareholders would have in TopCo and that these rights are not generally available to public shareholders, including shareholders that may hold a large number of shares. See “The Business Combination Agreement and Ancillary Documents”, “Management of TopCo after the Business Combination” and “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Rights Agreement” for detailed discussions of the terms and conditions of these documents.

•

Limitations of Review. The ARYA Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by Immatics is fair to ARYA or its shareholders from a financial point of view. In addition, ARYA’s management reviewed only certain materials in connection with its due diligence review of Immatics. Accordingly, the ARYA Board considered that ARYA may not have properly valued Immatics.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ARYA’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of ARYA and the business of Immatics described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the ARYA Board also considered that certain of the officers and directors of ARYA may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of ARYA’s shareholders (see “The Business Combination — Interests of Certain Persons in the Business Combination”). ARYA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the ARYA Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The ARYA Board concluded that the potential benefits that it expected ARYA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the ARYA Board determined that the Business Combination Agreement, the Business Combination and the Plans of Merger, were advisable, fair to, and in the best interests of, ARYA and its shareholders.

Summary of ARYA Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed by the representatives of ARYA in connection with the valuation of Immatics. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by ARYA nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the Board. ARYA may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be ARYA’s view of the actual value of Immatics. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying ARYA’s financial analyses and the Board’s recommendation.

In performing analyses, the representatives of ARYA made numerous material assumptions with respect to, among other things, timing of clinical trials, patient enrollment, timing of receipt of regulatory approvals that may be needed, characterization of the product candidates, the timing of, and amounts of, any royalty payments, milestone payments or other payments due to third parties by Immatics, the entry by Immatics into collaboration agreements, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of ARYA, Immatics or any other parties to the Business Combination. None of Immatics, ARYA, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Immatics do not purport to be appraisals or reflect the prices at which Immatics shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 31, 2019 and is not necessarily indicative of current market conditions.

Comparable Company Analysis

The representatives of ARYA reviewed certain financial information of Immatics and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of ARYA’s management team.

ARYA considered certain financial and operating data for publicly traded (a) allogenic cell therapy-oriented companies, (b) TCR-based cell therapy-oriented companies and (c) T-Cell Bispecific-oriented companies, in each case, that ARYA deemed relevant for analysis. The selected companies, among others were:

Allogenic Cell Therapy:

•	Allogene

•	Cellectics

•	Precision Biosciences

TCR-Based Cell Therapy:

•	Adaptimmune

•	ZioPharm

•	MediGene

•	TCR2

T-Cell Bispecifics:

•	Xencor

•	Zymeworks

•	MacroGenics

•	Affimed

•	Aptevo

•	Harpoon

•	Pieris

None of the selected companies has characteristics identical to Immatics. Companies were selected because they have a combination of comparable stage of drug development, comparable drug mechanism of action, or comparable target indications. An analysis of selected publicly traded companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. ARYA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, ARYA also made qualitative judgments, based on the experience and professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Immatics and the selected companies to provide a context in which to consider the results of the quantitative analysis.

ARYA reviewed certain valuation metrics (including market capitalization and enterprise value) of companies, which ARYA deemed relevant based on its professional judgment and expertise, and compared the same to the pro forma enterprise value determined in accordance with ARYA’s internal valuation analysis:

Allogenic Cell Therapy

Company	Stage of Lead Comparable Program	Market Cap ($MM)	Enterprise Value ($MM)
Allogene	Early Clinical	$3,167	$2,578
Cellectis	Early Clinical	$748	$475
Precision Biosciences	Early Clinical	$705	$525
Mean		$1,540	$1,193
Median		$748	$525

TCR-Based Cell Therapy

Company	Stage of Lead Comparable Program	Market Cap ($MM)	Enterprise Value ($MM)
Adaptimmune	Pivotal	$156	$92
ZioPharm	Early Clinical	$858	$781
MediGene	Early Clinical	$117	$66
TCR2	Early Clinical	$344	$191
Mean		$369	$282
Median		$250	$142

T-Cell Bispecifics

Company	Stage of Lead Comparable Program	Market Cap ($MM)	Enterprise Value ($MM)
Xencor	Early Clinical	$1,957	$1,366
Zymeworks	Early Clinical	$1,799	$1,540
MacroGenics	Pivotal	$533	$348
Affimed	Early Clinical	$209	$154
Aptevo	Early Clinical	$30	$42
Harpoon	Early Clinical	$364	$271
Pieris	Early Clinical	$199	$126
Mean		$727	$550
Median		$364	$271

When compared to the pro forma enterprise value determined in accordance with ARYA’s analysis, the comparative analysis showed that Immatics’ pro forma enterprise value was at a discount to many publicly traded (a) allogenic cell therapy-oriented companies, (b) TCR-based cell therapy-oriented companies and (c) T-Cell Bispecific-oriented companies.

Other Considerations

In addition to the analysis described above, ARYA’s management team considered the financing that would be required in connection with the Business Combination and determined that (a) Immatics had no significant outstanding indebtedness to service or retire and (b) that the PIPE Financing was sized such that, together with the cash from ARYA’s Trust Account, TopCo’s near- and medium-term cash needs would be met, specifically with respect to research and development costs.

Satisfaction of 80% Test

It is a requirement under ARYA’s amended and restated memorandum and articles of association and NASDAQ listing requirements that the business or assets acquired in ARYA’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of March 17, 2020, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the Trust Account was approximately $143,844,000 (excluding $4,671,875 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $115,075,000. In reaching its conclusion that the Business Combination meets the 80% asset test, the ARYA Board reviewed the equity value of Immatics of approximately $350,000,000. In determining whether the equity value described above represents the fair market value of Immatics, the ARYA Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents” and that the $350,000,000 Immatics equity value was determined as a result of arms length negotiations. As a result, the ARYA Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

In considering the recommendation of the ARYA Board to vote in favor of the Business Combination, ARYA shareholders should be aware that aside from their interests as shareholders, the ARYA Initial Shareholders and ARYA’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other ARYA shareholders generally. The ARYA Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to ARYA shareholders that they approve the Business Combination Proposal. ARYA shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed not to redeem any ARYA Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that ARYA Sponsor paid an aggregate of $25,000 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $35,037,500, but, given the transfer restrictions on such shares, ARYA believes such shares have less value;

•

the fact that the ARYA Initial Shareholders and ARYA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if ARYA fails to complete an initial business combination by October 10, 2020;

•	the fact that the Investor Rights Agreement will be entered into by the ARYA Initial Shareholders;

•

the fact that ARYA Sponsor paid an aggregate of $5,953,125 for its 5,953,125 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated by October 10, 2020;

•

the fact that, at the option of ARYA Sponsor, any amounts outstanding under certain working capital loans made by ARYA Sponsor or any of its affiliates to ARYA in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A Shares which will be identical to the Private Placement Warrants;

•	the fact that, in connection with the PIPE Financing, the Sponsor PIPE Entity will receive 2,500,000 TopCo Shares;

•	the right of the ARYA Initial Shareholders to receive TopCo Shares, subject to certain lock-up periods;

•	the anticipated designation by the ARYA Initial Shareholders of Adam Stone and Michael G. Atieh as directors of TopCo following the Business Combination;

•	the continued indemnification of ARYA’s existing directors and officers and the continuation of ARYA’s directors’ and officers’ liability insurance after the Business Combination;

•

the fact that ARYA Sponsor and ARYA’s officers and directors may not participate in the formation of, or become directors or officers of, any other blank check company until ARYA (i) has entered into a definitive agreement regarding an initial business combination or (ii) fails to complete an initial business combination by October 10, 2020;

•

the fact that ARYA Sponsor and ARYA’s officers and directors will lose their entire investment in ARYA and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by October 10, 2020; and

•

the fact that if the Trust Account is liquidated, including in the event ARYA is unable to complete an initial business combination within the required time period, ARYA Sponsor has agreed to indemnify ARYA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which ARYA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ARYA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may influence ARYA’s directors in making their recommendation that ARYA Shareholders vote in favor of the approval of the Business Combination.

Redemption Rights

Pursuant to ARYA’s amended and restated memorandum and articles of association, holders of ARYA public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with ARYA’s amended and restated memorandum and articles of association. As of                , 2020, this would have amounted to approximately $                per share. If a holder of ARYA public shares exercises his, her or its redemption rights, then such holder will be exchanging his, her or its Class A Shares for cash and will not own shares of TopCo following the closing of the Business Combination. Such a holder will be entitled to receive cash for his, her or its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her or it or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Class A Shares included in the ARYA Public Units sold in the ARYA IPO. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

ARYA has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by ARYA public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $                as of                , 2020. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) and the Aggregate PIPE Proceeds (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by ARYA’s public shareholders, the Aggregate TopCo Transaction Proceeds Condition is not met or is not waived, then each of ARYA and Immatics may elect not to consummate the Business Combination. In addition, in no event will ARYA redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the ARYA amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. ARYA shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “General Meeting of ARYA Shareholders — Redemption Rights” in order to properly redeem their public shares.

Holders of ARYA Public Warrants will not have redemption rights with respect to such warrants.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination:

Sources & Uses

(No Redemption Scenario — Assuming No Redemptions of the Outstanding Class A Shares

by ARYA Shareholders)

Sources		Uses
ARYA Trust Account(1)	$148,700,000	Transaction Expenses settled in cash	$21,100,000
PIPE Financing	$104,150,000	Additional Cash on Balance Sheet	$220,843,456
Immatics Equity Rollover(2)(3)(4)	$350,000,000	Immatics Equity Rollover(2)(3)(4)	$350,000,000
ARYA Founder Shares	$35,937,500	ARYA Founder Shares	$35,937,500
		Payout as part of SAR conversion(3)	$10,906,544

Total Sources	$638,787,500	Total Uses	$638,787,500

(1)	As of March 31, 2020.
(2)	Assumes that Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and that there are no “change of control” payments made or required to be made by Immatics.
(3)

Assumes that the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement.

(4)	Assumes that the Converted Options, are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method.

Sources & Uses

(Maximum Redemption Scenario — Assuming Redemptions of 8,927,543(1) of the Outstanding Class A Shares by ARYA Shareholders)

Sources		Uses
ARYA Trust Account(2)	$148,700,000	Transaction Expenses	$21,100,000
PIPE Financing	$104,150,000	Additional Cash on Balance Sheet	$128,494,496
Immatics Equity Rollover(3)(4)(5)	$350,000,000	Immatics Equity Rollover(3)(4)(5)	$350,000,000
ARYA Founder Shares	$35,937,500	ARYA Founder Shares	$35,937,500
		Payout as part of SAR conversion(4)	$10,906,544
		Redemption of Class A Shares	$92,348,960

Total Sources	$638,787,500	Total Uses	$638,787,500

(1)

Assumes (i) the maximum number of redemptions by the public shareholders such that the Aggregate TopCo Transaction Proceeds Condition will still be satisfied (assuming that 10,415,000 TopCo Shares are issued in connection with the PIPE Financing) and (ii) that the amount in the Trust Account is $148,700,000 (which was the approximate value of the Trust Account as of March 31, 2020).

(2)	As of March 31, 2020.
(3)	Assumes that Participating Shareholders represent 100% of the issued and outstanding shares of Immatics and that there are no “change of control” payments made or required to be made by Immatics.
(4)

Assumes that the recipients of SAR Cash Proceeds required or permitted to reinvest such proceeds into TopCo in exchange for TopCo Shares will reinvest such proceeds as set forth in the Business Combination Agreement.

(5)	Assumes that the Converted Options are exercised in accordance with their terms and the dilutive effect of such options are calculated using the Treasury Stock Method.

Certain Information Relating to TopCo

Listing of TopCo Shares and TopCo Public Warrants on NASDAQ

TopCo Shares and TopCo Public Warrants currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Shares and the TopCo Public Warrants on NASDAQ under the symbols “IMTX” and “IMTXW,” respectively, upon the closing of the Business Combination.

Restrictions on Resales

All TopCo Shares and TopCo Public Warrants received by ARYA public shareholders in the Business Combination are expected to be freely tradable, except that TopCo Shares and TopCo Public Warrants received in the Business Combination by persons who become affiliates of TopCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of TopCo generally include individuals or entities that control, are controlled by or are under common control with, TopCo and may include the directors and executive officers of TopCo, as well as its principal shareholders.

Delisting of ARYA Ordinary Shares and Deregistration of ARYA

ARYA and Immatics anticipate that, following consummation of the Business Combination, the Class A Shares, ARYA Public Units and ARYA Public Warrants will be delisted from NASDAQ, and ARYA will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer

TopCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which TopCo has total annual gross revenue of at least $1.07 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of TopCo Shares held by non-affiliates exceeds $700 million as of the last business day of TopCo’s prior second fiscal quarter, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Comparison of Shareholder Rights

Until consummation of the First Merger, Cayman Islands law and the ARYA amended and restated memorandum and articles of association will continue to govern the rights of ARYA shareholders. After consummation of the First Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo shareholders.

There are certain differences in the rights of ARYA shareholders prior to the Business Combination and the rights of TopCo shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Certain Tax Consequences of the Business Combination

Please see the section entitled “Material Tax Considerations.”

Accounting Treatment of the Business Combination

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on International Accounting Standards Board (“IASB”) International Financial Reporting Standard (“IFRS”) 2, Share-based Payment (“IFRS 2”).

Appraisal Rights

The Cayman Islands Companies Law provides that a shareholder of a Cayman company shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation. However, such rights are not available in respect of the shares of any class for which an open market exists on a recognized stock exchange where, upon the merger or the consolidation, the shareholder receives, amongst other things, either:

(i) shares of a surviving or consolidated company, or depository receipts in respect thereof; or

(ii) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders.

With respect to the First Merger, (i) NASDAQ is a recognized stock exchange and is a national securities exchange and (ii) ARYA shareholders will receive shares of the surviving company and (iii) immediately following receipt of shares of the surviving company, ARYA shareholders will then exchange such shares for TopCo Shares that will be listed on NASDAQ. Accordingly, Dissenter Rights will not be available in respect of the First Merger. The absence of Dissenter Rights does not impede a shareholder’s ability to exercise such shareholder’s redemption rights as outlined in the ARYA amended and restated memorandum and articles of association.

Appraisal rights are not available to holders of Immatics Shares in connection with the Business Combination.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations to U.S. Holders

The following discussion is a summary of material U.S. federal income tax considerations applicable to you if you are U.S. Holder (as defined below) of Class A Shares and ARYA Public Warrants (other than ARYA Sponsor or any of its affiliates), as a consequence of (i) electing to have your shares redeemed for cash if the acquisition is completed, (ii) the Business Combination, and/or (iii) the ownership and disposition of TopCo Shares and TopCo Public Warrants after the Business Combination. This discussion addresses only those U.S. Holders that hold Class A Shares and/or ARYA Public Warrants as a capital asset (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions,

•	insurance companies,

•	mutual funds,

•	pension plans,

•	S corporations,

•	broker-dealers,

•	traders in securities that elect mark-to-market treatment,

•	regulated investment companies,

•	real estate investment trusts,

•	trusts and estates,

•	tax-exempt organizations (including private foundations),

•

investors that hold Class A Shares or ARYA Public Warrants or who will hold TopCo Shares or TopCo Public Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes,

•	investors subject to the alternative minimum tax provisions of the U.S. Tax Code,

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar,

•	U.S. expatriates,

•	investors subject to the U.S. “inversion” rules,

•

U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of our Class A Shares, or, following the Business Combination, TopCo Shares,

•	persons who purchase stock in TopCo as part of the Private Placement,

•	persons who received any of ARYA’s stock as compensation, and

•	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Immatics prior to the Business Combination, including holders of Class A Shares or ARYA Public Warrants that also hold, directly or indirectly, equity interests in Immatics. With respect to the consequences of holding TopCo Shares or TopCo Public Warrants, this discussion is limited to U.S. Holders who acquire such TopCo Shares in connection with the Business Combination or as a result of the exercise of a TopCo Public Warrant, and U.S. Holders who acquire such TopCo Public Warrants in connection with the Business Combination.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Shares or ARYA Public Warrants or TopCo Shares or TopCo Public Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Class A Shares or ARYA Public Warrants or TopCo Shares or TopCo Public Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Business Combination and/or the ownership and disposition of TopCo Shares and TopCo Public Warrants by the partnership.

This summary is based upon the U.S. Tax Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.

For purposes of this discussion, because any ARYA Public Unit consisting of one Class A Share and one-half of an ARYA Public Warrant is separable at the option of the holder, ARYA is treating any Class A Shares and one-half of an ARYA Public Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of an ARYA Public Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of Class A Shares and ARYA Public Warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the Business Combination (including any Redemption (as defined below)) with respect to any Class A Shares and ARYA Public Warrants held through an ARYA Public Unit (including alternative characterizations of an ARYA Public Unit).

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A Shares or ARYA Public Warrants, or of TopCo Shares or TopCo Public Warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the U.S. Tax Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

The following discussion assumes that any redemption of Class A Shares pursuant to the redemption provisions described in the section entitled “General Meeting of ARYA Shareholders — Redemption Rights” (a

“Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if you elect to redeem some, but not all, of the Class A Shares held by you immediately prior to the Business Combination. See “—Tax Consequences of the Mergers to U.S. Holders” below for more information. You are urged to consult your tax advisor regarding the tax consequences to you of electing to redeem some, but not all of your Class A Shares held by you.

Redemption of Class A Shares

If you are a U.S. Holder and elect to redeem some or all of your Class A Shares in a Redemption, subject to the discussion of the PFIC rules below, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the Class A Shares under Section 302 of the U.S. Tax Code taxable as described below under the heading “— Taxable Sale or Exchange of Class A Shares,” or rather as a distribution taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of ARYA’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning ARYA Public Warrants and taking into account any ownership in TopCo Shares and/or TopCo Public Warrants immediately after the Business Combination) relative to all of our shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of Class A Shares generally will be treated as a sale of our Class A Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of ARYA’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Shares which could be acquired pursuant to the exercise of any ARYA Public Warrants held by it (and, after the completion of the Business Combination, TopCo Shares which could be acquired by exercise of the TopCo Public Warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the Class A Shares and TopCo Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption of Class A Shares must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of ARYA’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of ARYA’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption of the Class A Shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of Class A Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their Class A Shares would be treated as a sale or as a distribution under the U.S. Tax Code.

Taxable Sale or Exchange of Class A Shares

Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a Class A Share (rather than a distribution with respect to such Class A Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption of such Class A Share and (ii) the U.S. Holder’s adjusted tax basis in such Class A Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Share exceeds one year. A U.S. Holder’s adjusted tax basis in a Class A Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of an ARYA Public Warrant, the initial basis of the Class A Share upon exercise of the ARYA Public Warrant (generally determined as described below in “—Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants — Exercise or Lapse of a Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption of a Class A Share is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Shares and will be treated as described above under “— Taxable Sale or Exchange of Class A Shares.” Amounts treated as dividends that ARYA pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A Shares are readily tradable on an established securities market in the United States, ARYA is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because ARYA believes it is likely that ARYA was a PFIC for our most recent taxable year (as discussed below under “— PFIC Considerations”) dividends ARYA pays to a non-corporate U.S. Holder generally will not constitute “qualified dividends” that would be taxable at a reduced rate.

IF YOU ARE A HOLDER OF CLASS A SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Mergers to U.S. Holders

The discussion contained herein does not specifically address all of the consequences to U.S. Holders who hold different blocks of Class A Shares (generally, Class A Shares purchased or acquired on different dates or at different prices), and holders of Class A Shares that choose to have some, but not all, of their Class A Shares redeemed as part of a Redemption. U.S. Holders of Class A Shares are urged to consult their tax advisors to determine how the applicable rules apply to them.

Subject to the discussion below under the heading “— PFIC Considerations,” it is intended that the exchange by a U.S. Holder of Class A Shares for TopCo Shares, pursuant to the Mergers qualifies as a tax-deferred “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code. Although this disclosure discusses the material U.S. federal income tax consequences of the Mergers if it qualifies as a reorganization, this treatment is not entirely free from doubt, and the IRS or a court could take a different position. U.S. Holders of Class A Shares and ARYA Public Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Mergers, including with respect to its qualification as a “reorganization.” The parties to the Business Combination Agreement have agreed to report the Mergers for all applicable tax purposes in a manner consistent with its treatment as a “reorganization.”

Consequences if the Mergers are a Reorganization

Provided that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code, subject to the discussion in the following paragraph and the discussions under the headings “— Additional Requirements for Tax Deferral” and “— PFIC Considerations” below, (i) no gain or loss should be recognized by a U.S. Holder of Class A Shares who exchanges such shares solely for TopCo Shares pursuant to the Mergers, and, in such case, the U.S. Holder should have an adjusted tax basis of the TopCo Shares received in the Mergers equal to the adjusted tax basis of the Class A Shares surrendered in exchange therefor (determined in U.S. dollars), (ii) the holding period of the TopCo Shares received in the Mergers by such a U.S. Holder should include the period during which such shares were held on the date of the Mergers and (iii) any U.S. Holder that exchanges ARYA Public Warrants for TopCo Public Warrants in connection with the Mergers also should not recognize gain or loss on such exchange, and, in such case, the U.S. Holder’s tax basis in the TopCo Public Warrant received should be equal to the holder’s tax basis in the ARYA Public Warrant exchanged therefor (determined in U.S. dollars), and the holding period of such TopCo Public Warrant should include the holding period of the ARYA Public Warrant exchanged therefor.

Notwithstanding the foregoing, if a U.S. Holder elects to participate in a Redemption with respect to some but not all of its Class A Shares, such Redemption may be treated as integrated with the Mergers rather than as a separate transaction. In such case, cash received by such U.S. Holder in a Redemption may also be treated as taxable boot received in a reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain, taxable as described above under the heading “— Taxable Sale or Exchange of Class A Shares,” or dividend income to the extent of ARYA’s accumulated earnings and profits, taxable as described above under the heading “— Taxation of Distributions”). Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the Redemption of Class A Shares was treated as a separate transaction from the exchange pursuant to the Mergers, and would not be entitled to recognize any loss with respect to its redeemed Class A Shares.

In addition, if a U.S. holder elects to participate in a Redemption with respect to all its Class A Shares and also receives TopCo Public Warrants in exchange for ARYA Public Warrants in connection with the Mergers, such Redemption also may be treated as integrated with the Mergers rather than as a separate transaction. In such case, cash received by such U.S. Holder in a Redemption may also be treated as taxable boot received in a reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain, taxable as described above under the heading “— Taxable Sale or Exchange of Class A Shares,” or dividend income to the extent of ARYA’s accumulated earnings and profits, taxable as described above under the heading “— Taxation of Distributions”). Under this characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such exchange in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Class A Shares exchanged therefor. This treatment assumes that the terms of the transactions contemplated by the Business Combination (including any Redemption) specify that cash received in the Redemption will be received in exchange for Class A Shares and that the TopCo Public Warrants received in the exchange will be received in exchange for ARYA Public Warrants, and that such terms will be considered economically reasonable for applicable tax purposes. If the IRS were to assert, and a court were to sustain a contrary position, such U.S. Holder may be required to recognize more gain or income than if the Redemption of Class A Shares was treated as a separate transaction from the exchanges pursuant to the Mergers.

Additional Requirements for Tax Deferral

Section 367(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under 368 of the U.S. Tax Code with respect to the exchange of Class A Shares and/or ARYA Public Warrants in the Mergers.

If the Mergers qualify as a reorganization described in Section 368(a) of the U.S. Tax Code, Section 367(a) of the U.S. Tax Code generally would not apply to the Mergers unless the exchange of Class A Shares for TopCo Shares is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if, following the Mergers, ARYA’s assets are transferred to certain subsidiary corporations of TopCo in connection with the Business Combination. Although the Business Combination Agreement does not contemplate any such transfer, there can be no assurance that such a transfer will not take place, and, if it does, that it would not be treated as being made in connection with the Business Combination in a manner that implicates these rules. The rules under Section 367(a) of the U.S. Tax Code are complex and there is limited guidance as to their application, particularly with respect to indirect stock transfers in cross-border reorganizations. Accordingly, no assurance can be given that Section 367(a) of the U.S. Tax Code will not apply to the Mergers by reason of the indirect stock transfer rules.

If the indirect stock transfer rules apply in a manner that causes U.S. Holders of Class A Shares to be treated as indirectly transferring stock of a foreign corporation (i.e., the ARYA assets are transferred to a non-U.S. subsidiary of TopCo in connection with the Business Combination), then the requirements under Section 367(a) of the U.S. Tax Code generally would apply only to U.S. Holders who will own 5 percent or more of either the total voting power or the total value of the stock of TopCo (directly, indirectly or constructively) immediately after the Business Combination transactions (a “5 Percent Holder”), and are not discussed herein. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Mergers to you taking into account the rules of Section 367(a) of the U.S. Tax Code (including the possibility of entering into a “gain recognition agreement” under applicable Treasury Regulations).

If the indirect stock transfer rules apply in a manner that causes U.S. Holders of Class A Shares to be treated as indirectly transferring stock of a domestic corporation (i.e., the ARYA assets are transferred to a U.S. subsidiary of TopCo following the Business Combination), then the following conditions must be met for the exchange of Class A Shares and/or ARYA Public Warrants to qualify for non-recognition treatment: (i) no more than 50 percent of both the total voting power and the total value of the stock of TopCo is received, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of ARYA securities in connection with the transactions contemplated by Business Combination, (ii) no more than 50 percent of each of the total voting power and the total value of the stock of TopCo is owned, in the aggregate, immediately after the transactions by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of ARYA and (iii) the “active trade or business” test is satisfied. The “active trade or business test” generally requires (I) that TopCo and its “qualified subsidiaries” (as defined in the Treasury Regulations) be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the Mergers and that neither ARYA nor TopCo has an intention to substantially dispose of or discontinue such trade or business, and (II) that the fair market value of TopCo and its qualified subsidiaries, at the time of the Mergers, must equal or exceed the fair market value of ARYA, as specifically determined for purposes of Section 367(a) of the U.S. Tax Code (referred to as the “Substantiality Test”). The Substantiality Test requires certain adjustments to fair market values to be made as of the date of the Business Combination. In addition, the fair market value of TopCo must not include certain passive assets and other assets acquired outside the ordinary course of business during the 36-month period prior to the Business Combination. There is one additional requirement under Section 367(a) of the U.S. Tax Code that will need to be met for any 5 Percent Holder, which is not discussed herein. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the

Mergers to you taking into account the rules of Section 367(a) of the U.S. Tax Code (including the possibility of entering into a “gain recognition agreement” under applicable Treasury Regulations).

It is currently expected that the conditions described in clauses (i) through (iii) of the previous paragraph will be met. It should be noted, however, that there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In particular, there is no specific legislative, regulatory or other legal guidance as to the methodology for determining fair market value in this context, and therefore the IRS could disagree with the methodology used by the parties. In addition, the determination of whether Section 367(a) of the U.S. Tax Code will apply to U.S. Holders of Class A Shares cannot be made until the transactions contemplated by the Business Combination are completed. Accordingly, if the indirect stock transfer rules cause the Mergers to become subject to Section 367(a) of the U.S. Tax Code, there can be no assurance that Section 367(a) of the U.S. Tax Code would not apply to U.S. Holders of Class A Shares and/or ARYA Public Warrants that participate in the Mergers.

To the extent that U.S. Holders of Class A Shares and/or ARYA Public Warrants are required to recognize gain under Section 367(a) of the U.S. Tax Code for any of the foregoing reasons, a U.S. Holder generally would recognize gain, if any, in an amount equal to the excess of (i) the sum of the fair market value of the TopCo Shares and/or TopCo Public Warrants received by such U.S. Holder, over (ii) such U.S. Holder’s adjusted tax basis in the Class A Shares and/or ARYA Public Warrants exchanged therefor. Subject to the discussion under the heading “— PFIC Considerations” below, any such gain would generally be capital gain, and would be long-term capital gain if the U.S. Holder’s holding period for the Class A Shares and/or ARYA Public Warrants was more than one year at the time of the Mergers. In either case described in the previous sentence, the U.S. Holder’s tax basis in the TopCo Shares and/or TopCo Public Warrants received in the exchange would be equal to the fair market value of such TopCo Shares and/or TopCo Public Warrants at the time of the Mergers (determined in U.S. dollars at the spot rate in effect at the time of the Mergers).

The rules dealing with Section 367(a) of the U.S. Tax Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of the these rules to your exchange of Class A Shares and/or ARYA Public Warrants under your particular circumstances, including, if you believe you will be a 5 Percent Holder, the possibility of entering into a “gain recognition agreement” under applicable Treasury Regulations.

PFIC Considerations

As discussed more fully below under — “Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants — Passive Foreign Investment Company Rules,” if ARYA is a passive foreign investment company (“PFIC”) for any taxable year, U.S. Holders of Class A Share or ARYA Public Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to ARYA’s stock, and may be subject to additional reporting requirements. Because ARYA is a blank-check company with no current active business, based upon the composition of ARYA’s income and assets, ARYA believes that it is likely ARYA was a PFIC for the 2018 and 2019 taxable years and likely will be considered a PFIC for ARYA’s current taxable year ending on the date of the Mergers.

If ARYA is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its Class A Shares Redeemed would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for ARYA’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “—Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants — Passive Foreign Investment Company Rules.”

In addition, Section 1291(f) of the U.S. Tax Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain (but not loss) notwithstanding any other provision of the U.S. Tax Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the U.S. Tax Code. However, proposed Treasury Regulations under Section 1291(f) of the U.S. Tax Code were proposed in 1992 with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require a U.S. Holder of Class A Shares to recognize gain (which would generally be subject to the special tax and interest charge) if (i) ARYA was classified as a PFIC at any time during such holder’s holding period of such shares; (ii) the U.S. Holder did not timely make any of the PFIC Elections; and (iii) TopCo is not a PFIC in the taxable year that includes the day after the Mergers. It is uncertain whether, immediately following the Business Combination, TopCo will be treated as a PFIC for U.S. federal income tax purposes.

The application of the PFIC rules to ARYA Public Warrants is unclear. A proposed Treasury Regulation issued under these rules generally treats an “option” (which would include an ARYA Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under these rules provides that the holder of an option is not entitled make the PFIC Elections. If the proposed Treasury Regulation were to apply to a U.S. Holder of ARYA Public Warrants, any gain recognized by a U.S. Holder on the deemed receipt of TopCo Public Warrants could be subject to the special tax and interest charge. In addition, if finalized in their current form, proposed Treasury Regulations under Section 1291(f) may require a U.S. Holder of ARYA Public Warrants to recognize gain (which would generally be subject to the special tax and interest charge) on a deemed exchange of ARYA Public Warrants for TopCo Public Warrants notwithstanding that the exchange would have otherwise qualified for non-recognition treatment.

It is difficult to predict if the proposed Treasury Regulations under the PFIC rules will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be retroactive to the date of the Business Combination.

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of the PFIC rules to your exchange of Class A Shares and/or ARYA Public Warrants under your particular circumstances, including as a result of PFIC Elections such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants

Dividends and Other Distributions on TopCo Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on TopCo Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from TopCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of TopCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its TopCo Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of TopCo Shares and TopCo Public Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent), which, as described below under the heading “— Material Dutch Tax Considerations — TopCo Shares and TopCo Public Warrants” and “— Material German Tax Considerations—TopCo Shares and TopCo Public Warrants,” is expected to be in respect of German, and not Dutch, income taxes. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that TopCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if TopCo Shares are readily tradable on an established securities market in the United States or TopCo is eligible for benefits under an applicable tax treaty with the United States, and TopCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, German income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld German taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any German income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of TopCo Shares and TopCo Public Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of TopCo Shares or TopCo Public Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such TopCo Share or TopCo Public Warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such TopCo Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

If TopCo Shares or TopCo Public Warrants are sold, exchanged, redeemed, retired or otherwise disposed of in a taxable transaction for Euro, the amount realized generally will be the U.S. dollar value of the Euro received based on the spot rate in effect on the date of sale, exchange, redemption, retirement or other taxable disposition. If you are a cash method taxpayer and the TopCo Shares and/or TopCo Public Warrants are traded on an established securities market, Euro paid or received will be translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of TopCo Shares or TopCo Public Warrants traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Euro received on the sale or other disposition of a TopCo Share or TopCo Public Warrant generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by you on a sale, exchange, redemption, retirement or other taxable disposition of the Euro will be ordinary income or loss and generally will be U.S.-source gain or loss.

Exercise or Lapse of a TopCo Public Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a TopCo Share upon exercise of a TopCo Public Warrant for cash. The U.S. Holder’s tax basis in the TopCo Share received upon exercise of the TopCo Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the TopCo Public Warrant (i.e., its tax basis, calculated in U.S. dollars) and the exercise price. If the exercise price is paid in Euro, a U.S. Holder’s tax basis in respect of the exercise price will be the U.S. dollar value of the Euro paid on exercise, determined at the spot rate on the date of exercise. The U.S. Holder’s holding period for TopCo Shares received upon exercise of the of a TopCo Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the TopCo Public Warrant and will not include the period during which the U.S. Holder held the TopCo Public Warrant (or any ARYA Public Warrant exchanged therefor). If a TopCo Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the warrant has been held for more than one year.

Adjustment to Exercise Price

Under Section 305 of the U.S. Tax Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a TopCo Public Warrant or to the TopCo Public Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Dividends and Other Distributions on TopCo Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a TopCo Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a TopCo Public Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TopCo Shares and TopCo Public Warrants could be materially different from that described above if TopCo is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

It is uncertain whether, immediately following the Business Combination, TopCo will be treated as a PFIC for U.S. federal income tax purposes.

Although TopCo’s PFIC status is determined annually, an initial determination that TopCo is a PFIC will generally apply for subsequent years to a U.S. Holder who held TopCo Shares or TopCo Public Warrants while TopCo was a PFIC, whether or not TopCo meets the test for PFIC status in those subsequent years.

If ARYA is determined to be a PFIC with respect to a U.S. Holder who exchanges Class A Shares or ARYA Public Warrants for TopCo Shares or TopCo Public Warrants in the Mergers, such U.S. Holder did not make any of the PFIC elections with respect to such Class A Shares or ARYA Public Warrants, and such U.S. Holder was not subject to tax on the receipt of such TopCo Shares or TopCo Public Warrants under Section 1291(f) of the U.S Tax Code or otherwise, then, although not free from doubt, TopCo would also be treated as a PFIC as to such U.S. Holder with respect to such TopCo Shares and TopCo Public Warrants even if TopCo did not meet the test for PFIC status in its own right. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such TopCo Shares (treated as shares of a PFIC as to such holder) for a period that includes its holding period for the Class A Shares and ARYA Public Warrants exchanged therefor, respectively.

If TopCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of TopCo Shares or TopCo Public Warrants and, in the case of TopCo Shares, the U.S. Holder did not make either an applicable PFIC Election (or elections) for the first taxable year of TopCo (or, as applicable ARYA) in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its TopCo Shares or TopCo Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the TopCo Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the TopCo Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TopCo Shares or TopCo Public Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of TopCo’s first taxable year in which TopCo is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if TopCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of TopCo Shares (but not TopCo Public Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of TopCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which TopCo’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its TopCo Public Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such TopCo Public Warrants (other than upon exercise of such TopCo Public Warrants for cash) and TopCo was a PFIC at any time during the U.S. Holder’s holding period of such TopCo Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such TopCo Public Warrants properly makes and maintains a QEF election with respect to the newly acquired TopCo Shares (or has previously made a QEF election with respect to TopCo Shares, or Class A Shares, as applicable), the QEF election will apply to the newly acquired TopCo Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired TopCo Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the TopCo Public Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the

U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, TopCo will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of TopCo’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, TopCo must also be determined to be a “controlled foreign corporation” as defined by the U.S. Tax Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the TopCo Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. TopCo intends to provide the information necessary for U.S. Holders to make or maintain a QEF election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF election. However, there is also no assurance that TopCo will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

Alternatively, if TopCo is a PFIC and TopCo Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) TopCo Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its TopCo Shares at the end of such year over its adjusted basis in its TopCo Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its TopCo Shares over the fair market value of its TopCo Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its TopCo Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its TopCo Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to TopCo Public Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ (on which TopCo Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the TopCo Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to TopCo Shares under their particular circumstances.

Related PFIC Rules

If TopCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if TopCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of TopCo Shares and TopCo Public Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to TopCo securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to TopCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to TopCo Shares, subject to certain exceptions (including an exception for TopCo Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold TopCo Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of TopCo Shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to TopCo Shares, TopCo Public Warrants, and the receipt of Euro in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the disposition of our Class A ordinary shares and ARYA Public Warrants in connection with the Business Combination, and of the acquisition, ownership and disposition of TopCo Shares and TopCo Public Warrants including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Material Cayman Islands Tax Considerations

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share. However, an instrument of transfer in respect of our securities, including our warrants, is stampable if executed in or brought into the Cayman Islands.

ARYA has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

(2018 Revision)

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Law (2018 Revision) the Financial Secretary undertakes with ARYA Sciences Acquisition Corp. (the “Company”).

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of THIRTY years from 13 July 2018.

Material Dutch Tax Considerations — TopCo Shares and TopCo Public Warrants

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of the TopCo Shares and the acquisition, holding, exercise, and disposal of the TopCo

Public Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of TopCo Shares (a “Shareholder”) or a holder of TopCo Public Warrants. For Dutch tax purposes, a Shareholder or holder of TopCo Public Warrants may include an individual who, or an entity that, does not hold the legal title to the TopCo Shares or TopCo Public Warrants, but to whom, or to which, nevertheless the TopCo Shares or TopCo Public Warrants, or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the TopCo Shares or TopCo Public Warrants or based on specific statutory provisions. These include statutory provisions pursuant to which TopCo Shares or TopCo Public Warrants are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the TopCo Shares or TopCo Public Warrants.

This section is intended as general information only. A prospective Shareholder or prospective holder of TopCo Public Warrants should consult his own tax adviser regarding the tax consequences of any acquisition, holding, redemption and disposal of TopCo Shares or acquisition, holding, exercise, or disposal of TopCo Public Warrants.

Except as otherwise provided, this section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this proxy statement/prospectus, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulations for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant to a Shareholder or holder of TopCo Public Warrants:

(i)

who is an individual and for whom the income or capital gains derived from the TopCo Shares or TopCo Public Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)

who has, or that has, a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in TopCo within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a Shareholder or holder of TopCo Public Warrants has a substantial interest in TopCo if such Shareholder or holder of TopCo Public Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them, directly or indirectly:

1.

owns, or holds, or is deemed to own or hold, certain rights to shares representing five percent or more of the total issued capital of TopCo, or of the issued and outstanding capital of any class of shares of TopCo;

2.

holds, or is deemed to hold, rights, including TopCo Public Warrants, to, directly or indirectly, acquire shares, whether or not already issued, representing five percent or more of the total issued capital of TopCo, or of the issued capital of any class of shares of TopCo; or

3.

owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to five percent or more of the annual profit of TopCo or to five percent or more of the liquidation proceeds of TopCo.

A Shareholder or holder of TopCo Public Warrants who is an individual will also have a substantial interest if a partner for Dutch tax purposes or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them has a substantial interest in TopCo.

(iii)

that is an entity which is, pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

(iv)	that is an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA; or

(v)

that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the TopCo Shares, TopCo Public Warrants, or a combination thereof (as defined in clause 13 CITA). Generally, a holding of TopCo Shares or TopCo Public Warrants is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of five percent or more of the nominal paid-up share capital in TopCo.

Withholding Tax on Dividend Payments

Shareholders

A Shareholder is generally subject to Dutch dividend withholding tax at a rate of 15 percent on dividends distributed by TopCo. Generally, TopCo is responsible for the withholding of such dividend withholding tax at source.

However, a Shareholder will not be subject to Dutch dividend withholding tax on dividends distributed by TopCo if, and for as long as, TopCo is resident solely in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), unless:

(i)	the Shareholder is a Dutch Individual (as defined below) or a Dutch Corporate Entity (as defined below); or

(ii)

the Shareholder is a Non-Dutch Individual (as defined below) or a Non-Dutch Corporate Entity (as defined below) and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the TopCo Shares are attributable.

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. It is currently envisaged that TopCo shall have its place of effective management in Germany.

It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the German-Dutch tax treaty as described above, either at source or through a refund request by a Shareholder or a holder of a TopCo Public Warrant.

Dividends distributed by TopCo include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)

proceeds from the liquidation of TopCo or proceeds from the repurchase of TopCo Shares by TopCo, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)

the nominal value of TopCo Shares issued to a Shareholder or an increase in the nominal value of TopCo Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital, that is

•	not recognized for Dutch dividend withholding tax purposes, or

•

recognized for Dutch dividend withholding tax purposes, to the extent that TopCo has “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make such repayment and (b) the nominal value of the TopCo Shares concerned has been reduced with an equal amount by way of an amendment to the articles of association of TopCo. The term “net profits” includes anticipated profits that have yet to be realized.

If a Shareholder is resident or deemed to be resident in the Netherlands, such Shareholder is generally entitled to an exemption or a credit for any Dutch dividend withholding tax against his Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax.

Depending on his specific circumstances, a Shareholder resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax pursuant to Dutch law, EU law, the agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the EU and the European Atomic Community (but only for Dutch tax events arising up to and including 31 December 2020 (which date may be extended) (“Final Transition Date”)), or treaties for avoidance of double taxation.

A Shareholder that is resident (i) in an EU member state, or (ii) the United Kingdom (for Dutch tax events arising up to and including the Final Transition Date), or (iii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iv) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters, is entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of TopCo Shares if the final tax burden in respect of the dividends distributed by TopCo of a comparable Dutch resident shareholder is lower than the withholding tax incurred by the non-Dutch resident Shareholder. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident Shareholder is entirely compensated in his state of residence under the provisions of a treaty for the avoidance of double taxation concluded between this state of residence and the Netherlands.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividends paid by TopCo is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends.

The DWTA provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a Shareholder will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

(i)	a person other than the Shareholder wholly or partly, directly or indirectly, benefits from the dividends;

(ii)	whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the TopCo Shares on which the dividends were paid; and

(iii)	that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the Shareholder.

Please refer to the paragraph “Risk Factors” for a risk regarding TopCo’s tax residency and the consequences thereof.

Holders of TopCo Public Warrants

The exercise of a TopCo Public Warrant does in the view of TopCo not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price paid in cash per issued TopCo Share is below the nominal value of a TopCo Share (currently, the nominal value per TopCo Share is €0.01 and the exercise price is $11.50) and (ii) such difference is not charged against TopCo’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a TopCo Public Warrant, Dutch dividend withholding tax shall be due by TopCo on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders or holders of TopCo Public Warrants:

(i)	individuals who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Individuals”); and

(ii)	entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands for corporate income tax purposes (“Dutch Corporate Entities”).

Dutch Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Individuals engaged or deemed to be engaged in an enterprise or who derive income from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.5 percent on any benefits derived or deemed to be derived from the TopCo Shares or TopCo Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of TopCo Public Warrants, that are either attributable to:

(i)

an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement (medegerechtigde) to the net worth of such enterprise other than as an entrepreneur or a shareholder; or

(ii)

the benefits of which are attributable to miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, the TopCo Shares or TopCo Public Warrants held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or miscellaneous activities, or who is so engaged or deemed to be engaged but the TopCo Shares or TopCo Public Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to annual income tax imposed on a fictitious yield on the TopCo Shares or TopCo Public Warrants under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized, including the TopCo Shares received upon the exercise of a TopCo Public Warrant, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the TopCo Shares and TopCo Public Warrants, is set at a percentage of the positive balance of the fair market value of these assets, including the TopCo Shares and TopCo Public Warrants, and the fair market value of these liabilities. The percentage, which is annually indexed, increases:

(i)	from 1.79 percent over the first €72,797;

(ii)	to 4.19 percent over €72,798 up to and including €1,005,572; and

(iii)	to a maximum of 5.28 percent over €1,005,573 or higher.

No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen), which is €30,846 in 2020. The fair market value of assets, including the TopCo Shares and TopCo Public Warrants, and liabilities that are taxed under this regime is measured once in each calendar year on January 1. The tax rate under the regime for savings and investments is a flat rate of 30 percent.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25 percent on any benefits derived or deemed to be derived from the TopCo Shares or TopCo Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of TopCo Public Warrants. A reduced rate of 16.5 percent applies to the first €200,000 of taxable profits.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders or holders of TopCo Public Warrants:

•	individuals not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes (“Non-Dutch Individuals”); or

•	entities not resident and not deemed to be resident in the Netherlands for Dutch corporate income tax purposes (“Non-Dutch Corporate Entities”).

A Non-Dutch Individual or a Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the acquisition, holding, redemption and disposal of TopCo Shares and the acquisition, holding, exercise, and disposal of TopCo Public Warrants, other than withholding tax as described above, except if:

(i)

the Non-Dutch Individual or the Non-Dutch Corporate Entity derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the TopCo Shares or TopCo Public Warrants are attributable;

(ii)

the Non-Dutch Individual derives benefits from miscellaneous activities carried out in the Netherlands in respect of the TopCo Shares or TopCo Public Warrants, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

(iii)

the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the TopCo Shares or TopCo Public Warrants are attributable; or

(iv)

the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the TopCo Shares or TopCo Public Warrants are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the TopCo Shares or TopCo Public Warrants by, or inheritance of the TopCo Shares or TopCo Public Warrants on the death of, a Shareholder or holder of TopCo Public Warrants, except if:

•	at the time of the gift or death of the Shareholder or holder of TopCo Public Warrants, the Shareholder or holder of TopCo Public Warrants is resident, or is deemed to be resident, in the Netherlands;

•

the Shareholder or holder of TopCo Public Warrants passes away within 180 days after the date of the gift of the TopCo Shares or TopCo Public Warrants and is not, or not deemed to be, at the time of the gift, but is, or deemed to be resident in the Netherlands at the time of his death; or

•

the gift of the TopCo Shares or TopCo Public Warrants is made under a condition precedent and the Shareholder or holder of TopCo Public Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the Shareholder or holder of TopCo Public Warrants by reason only of the purchase, ownership and disposal of the TopCo Shares or the purchase, ownership, exercise and disposal of the TopCo Public Warrants.

Residency

A Shareholder or holder of TopCo Public Warrants will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the TopCo Shares or TopCo Public Warrants.

Material German Tax Considerations — TopCo Shares and TopCo Public Warrants

The following discussion addresses certain German tax consequences of acquiring, owning, disposing or exercising, as the case may be, of the TopCo Shares and TopCo Public Warrants. With the exception of the subsections “— German Taxation of Holders of TopCo Shares — Taxation of Holders of TopCo Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below, which provide an overview of the taxation of the respective holders of TopCo Shares and TopCo Public Warrants that are residents of Germany, this discussion applies only to U.S. treaty beneficiaries (defined below) that acquire TopCo Shares or TopCo Public Warrants in the offering.

This discussion is based on domestic German tax laws, including, but not limited to, circulars issued by German tax authorities, which are not binding on the German courts, and the Treaty (defined below). It is based upon tax laws in effect at the time of filing of this proxy statement/prospectus. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of acquiring, owning and disposing of the TopCo Shares or TopCo Public Warrants.

The tax information presented in this section is not a substitute for tax advice. Prospective holders of TopCo Shares or TopCo Public Warrants should consult their own tax advisors regarding the German tax consequences of the purchase, ownership, disposition, exercise, donation or inheritance of TopCo Shares or TopCo Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any German withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of TopCo

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. It is currently envisaged that TopCo shall have its place of effective management in Germany.

As TopCo is therefore tax resident in Germany, TopCo’s taxable income, whether distributed or retained, is generally subject to corporate income tax (Körperschaftsteuer) at a uniform rate of 15% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon, resulting in a total tax rate of 15.825%.

Dividends (Gewinnanteile) and other distributions received by TopCo from domestic or foreign corporations are exempt from corporate income tax, inter alia, if TopCo held at the beginning of the calendar year at least 10% of the registered share capital (Grundkapital or Stammkapital) of the distributing corporation which did not deduct the distributions from its own tax base; however, 5% of such revenue is treated as a non-deductible business expense and, as such, is subject to corporate income tax plus the solidarity surcharge. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of other corporations which TopCo holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to TopCo only on a pro rata basis at its entitlement to the profits of the relevant partnership. Subject to the above-mentioned requirements, 95% of the amount of dividends and other distributions that TopCo receives from corporations are exempt from corporate income tax. The same applies, in general and irrespective of the size of the shareholding, to profits earned by TopCo from the sale of shares in another domestic or foreign corporation. Losses incurred from the sale of such shares are not deductible for tax purposes.

In addition, TopCo is subject to trade tax (Gewerbesteuer) with respect to its taxable trade profit (Gewerbeertrag) from its permanent establishments in Germany (inländische gewerbesteuerliche Betriebsstätten). Trade tax is generally based on the taxable income as determined for corporate income tax purposes taking into account, however, certain add-backs and deductions.

The trade tax rate depends on the local municipalities in which TopCo maintains its permanent establishments. Dividends received from other corporations and capital gains from the sale of shares in other corporations are treated in principle in the same manner for trade tax purposes as for corporate income tax purposes. However, dividends received from domestic and foreign corporations (i.e., EU or non-EU corporations) are effectively 95% exempt from trade tax only if TopCo held at least 15% of the registered share capital of the distributing corporation at the beginning of the relevant tax assessment period.

Expenditures for external financing are subject to the “interest barrier” (Zinsschranke) rules. When TopCo calculates its taxable income, the interest barrier rules generally prevent TopCo from deducting certain net interest expense, i.e., the excess of interest expense over interest income for a given fiscal year, exceeding 30% of its taxable EBITDA (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if its net interest expense is, or exceeds, €3 million (Freigrenze) and no other exceptions apply. Special rules apply in the event of external financing undertaken by shareholders or related parties. Interest expense that is not deductible in a given year may be carried forward to subsequent fiscal years of TopCo (interest carryforward) and will increase the interest expense in those subsequent years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into future fiscal years. If such EBITDA carryforward is not used within five fiscal years it will be forfeited. An EBITDA carryforward that arose in an earlier year must be used before a carryforward that arose in a later year is used. By the decision dated October 14, 2015, the German Federal Fiscal Court (Bundesfinanzhof) submitted to the German Federal Constitutional Court (Bundesverfassungsgericht) the question as to whether or not the interest barrier rule is unconstitutional. The final decision on whether the interest barrier rule violates the constitution now lies with the German Federal Constitutional Court. While a decision has not been issued as of the date of this filing, it may take a few more years until this Court will decide. For the time being, the interest barrier remains applicable, and tax assessments may be kept open. For the purpose of trade tax, however, the deductibility of interest expenses is further restricted to the extent that the sum of certain trade taxable add back items exceeds €100,000.00. In such cases, 25% of the interest expenses, to the extent they were deducted for corporate income tax purposes, are added back for purposes of the trade tax base; consequently, in these cases the deductibility is limited to 75% of the interest expenses.

Expenditures for intercompany financing may be disallowed in the current and future tax periods. The German ministry of finance issued a new draft bill on the implementation of the EU anti-tax avoidance directive. Amongst others, the draft bill intends to broaden the existing rules on corresponding inclusions and deductions of income and expenses and introduces provisions to counter tax shortfalls due to mismatches from the use of hybrid financial instruments or hybrid entities or due to dual tax residency and, furthermore, introduces new arm’s length provisions on intercompany financing that may ultimately limit the deduction of interest expenses on intercompany loans. If the draft bill is enacted and depending on the final wording of the new legislation, the introduction of aforesaid rules could result in higher taxable income of TopCo and a higher tax burden for corporate income tax and trade tax purposes of the Issuer in the current and future tax periods.

Tax-loss carryforwards can be used to fully offset taxable income for corporate income tax and trade tax purposes up to an amount of €1 million. If the taxable profit for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset by tax-loss carry-forwards. The remaining 40% is subject to tax (minimum taxation) (Mindestbesteuerung). The rules also provide for a tax carryback to the previous year with regard to corporate income tax up to an amount of €1 million. Unused tax-loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to offset future taxable income in accordance with this rule.

If more than 50% of the subscribed capital or voting rights of TopCo are directly or indirectly transferred to an acquirer (including parties related to the acquirer) within five years or comparable circumstances (including a capital increase of the subscribed capital to the extent that it causes a change of the interest ratio in the capital of the corporation) occur, all tax loss carryforwards and interest carryforwards are forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any current annual losses incurred prior to the acquisition will not be deductible. This does not apply to share transfers if (i) the purchaser directly or indirectly holds a participation of 100% in the transferring entity, (ii) the seller indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same natural or legal person or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity. Furthermore, tax loss carryforwards, unused current losses and interest carryforwards taxable in Germany will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition. With effect as of January 1, 2016 a new rule was introduced into the German Corporate Income Tax Act pursuant to which any share transfer that would otherwise be subject to the rules above does not result upon application in forfeiture of tax loss carryforwards and interest carryforwards resulting from current business operations (Geschäftsbetrieb) of TopCo, if the current business operations of TopCo remained the same (i) from the time of its establishment; or (ii) during the last three business years prior to the share transfer and such business operations are maintained after the transfer (“Going Concern Tax Loss Carryforward”). The determination of whether the business operations have been maintained is assessed on the basis of qualitative factors, such as the produced goods and services, target markets, client and supplier bases, etc. However, the tax loss carryforwards and interest carryforwards will be forfeited in any circumstance if, after the share transfer, the business operations of TopCo become dormant, are amended, TopCo becomes a partner in an operating partnership, TopCo becomes a fiscal unity parent, or assets are transferred from TopCo and recognized at a value lower than the fair market value. This requirement is monitored until the retained tax loss carryforwards and interest carryforwards have been fully utilized.

Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. Inter alia, in light of such pending case, the impact of loss forfeiture rules on unutilized losses and interest carryforwards (possibly also EBITDA carryforwards) currently remains unclear.

German Taxation of Holders of TopCo Shares

General

Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax). However, if and to the extent TopCo pays dividends sourced out of a tax recognized contribution account (steuerliches Einlagekonto), such dividends are not subject to withholding tax, personal income tax (including the solidarity surcharge and church tax, if any) or corporate income tax, as the case may be. However, dividends paid out of a tax-recognized contribution account lower the acquisition costs of the shares, which may result in a higher amount of taxable capital gains upon the shareholder’s sale of the shares. Special rules apply to the extent that dividends from the tax-recognized contribution account exceed the then lowered acquisition costs of the shares.

Taxation of Holders of TopCo Shares Not Tax Resident in Germany

The following discussion describes the material German tax consequences for a holder that is a U.S. treaty beneficiary of acquiring, owning and disposing of the TopCo Shares. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008) (the “Treaty”), who is fully eligible for benefits under the Treaty.

A holder will be a U.S. treaty beneficiary entitled to full Treaty benefits in respect of the TopCo Shares if it is, inter alia:

•	the beneficial owner of the TopCo Shares (and the dividends paid with respect thereto);

•	a U.S. holder;

•	not also a resident of Germany for German tax purposes; and

•	not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.

This discussion does not address the treatment of TopCo Shares that are (i) held in connection with a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.

General Rules for the Taxation of Holders of TopCo Shares Not Tax Resident in Germany

The full amount of a dividend distributed by TopCo (such dividend herein referred to as a “Taxable Dividend”) to a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany is subject to (final) German withholding tax at an aggregate rate of 26.375% if and to the extent such dividend is not sourced out of a tax recognized contribution account (steuerliches Einlagekonto). German withholding tax is withheld and remitted to the German tax authorities by the disbursing agent (i.e., the German credit institution, financial services institution, securities trading enterprise or securities trading bank (each as defined in the German Banking Act and in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise)) that holds or administers the underlying shares in custody and disburses or credits the dividend income from the underlying shares or disburses or credits the dividend income from the underlying shares on delivery of the dividend coupons or disburses such dividend income to a foreign agent or the central securities depository (Wertpapiersammelbank) in terms of the German Depositary Act (Depotgesetz) holding the underlying shares in a collective deposit, if such central securities depository disburses the dividend income from the underlying shares to a foreign agent, regardless of whether a holder must report the dividend for tax purposes and regardless of whether or not a holder is a resident of Germany.

Pursuant to the Treaty, the German withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. The excess of the total withholding tax, including the solidarity surcharge (Solidaritätszuschlag), over the maximum rate of withholding tax permitted by the Treaty is refunded to U.S. treaty beneficiaries upon application. For example, for a declared dividend of 100, a U.S. treaty beneficiary initially receives 73.625 (100 minus the 26.375% withholding tax including solidarity surcharge). The U.S. treaty beneficiary is entitled to a partial refund from the German tax authorities in the amount of 11.375% of the gross dividend (of 100). As a result, the U.S. treaty beneficiary ultimately receives a total of 85 (85% of the declared dividend) following the refund of the excess withholding. Further, such refund is subject to the German anti-avoidance treaty shopping rule (as described below in section “— Withholding Tax Refund for U.S. Treaty Beneficiaries”).

German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the TopCo Shares

The capital gains from the disposition of the TopCo Shares realized by a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany would be treated as German source income and be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, owned 1% or more of TopCo’s share capital. If such holder had acquired the TopCo Shares without consideration, the previous owner’s holding period and quota would be taken into account.

Pursuant to the Treaty, U.S. treaty beneficiaries are not subject to German tax even under the circumstances described in the preceding paragraph and therefore should not be taxed on capital gains from the disposition of the TopCo Shares.

German statutory law requires the disbursing agent to levy withholding tax on capital gains from the sale of TopCo Shares or other securities held in a custodial account in Germany. With regard to the German taxation of capital gains, disbursing agent means a German credit institution, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise (“German Disbursing Agent”) that holds the TopCo Shares in custody or administers the TopCo Shares for the investor or conducts sales or other dispositions and disburses or credits the income from the TopCo Shares to the holder of the TopCo Shares. The German statutory law does not explicitly condition the obligation to withhold taxes on capital gains being subject to taxation in Germany under German statutory law or on an applicable income tax treaty permitting Germany to tax such capital gains.

However, a circular issued by the German Federal Ministry of Finance, dated January 18, 2016 (as amended), reference number IV C 1-S2252/08/10004 :017, provides that taxes need not be withheld when the holder of the custody account is not a resident of Germany for tax purposes and the income is not subject to German taxation. The circular further states that there is no obligation to withhold such tax even if the non-resident holder owns 1% or more of the share capital of a German company. While circulars issued by the German Federal Ministry of Finance are only binding on the German tax authorities but not on the German courts, in practice, the disbursing agents nevertheless typically rely on guidance contained in such circulars. Therefore, a disbursing agent would only withhold tax at 26.375% on capital gains derived by a U.S. treaty beneficiary from the sale of TopCo Shares held in a custodial account in Germany in the event that the disbursing agent did not follow the abovementioned guidance. In this case, the U.S. treaty beneficiary may be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty, as described below in the section “— Withholding Tax Refund for U.S. Treaty Beneficiaries.”

Withholding Tax Refund for U.S. Treaty Beneficiaries

U.S. treaty beneficiaries are generally eligible for treaty benefits under the Treaty, as described above in Section “— German Taxation of Holders of TopCo Shares — Taxation of Holders of TopCo Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany.” Accordingly, U.S. treaty beneficiaries are in general entitled to claim a refund of the portion of the otherwise applicable 26.375% German withholding tax (corporate income tax including solidarity surcharge) on dividends that exceeds the applicable Treaty rate. However, such refund is only possible, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Shares for an uninterrupted minimum holding period of 45 days within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk by more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, then for a shareholder not being tax-resident in Germany who applied for a full or partial refund of the withholding tax pursuant to a double taxation treaty, no refund is available. This restriction generally does only apply, if (i) the tax underlying the refund application is below a tax rate of 15% based on the gross amount of the dividends or capital gains and (ii) the shareholder does not directly own 10% or more in the shares of TopCo and is subject to income taxes in its state of residence, without being tax-exempt. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 (BMF, Schreiben vom 17.7.2017 — IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended, the withholding tax credit may also be denied as an anti-abuse measure.

Further, such refund is subject to the German anti-avoidance treaty shopping rule. Generally, this rule requires that the U.S. treaty beneficiary (in case it is a non-German resident company) maintains its own administrative substance and conducts its own business activities. In particular, a foreign company has no right to a full or partial refund to the extent persons holding ownership interests in TopCo would not be entitled to the refund if they derived the income directly and the gross income realized by the foreign company is not caused by the business activities of the foreign company, and there are either no economic or other considerable reasons for the interposition of the foreign company, or the foreign company does not participate in general commerce by means of a business organization with resources appropriate to its business purpose. However, this shall not apply if the foreign company’s principal class of stock is regularly traded in substantial volume on a recognized stock exchange, or if the foreign company is subject to the provisions of the German Investment Tax Act (Investmentsteuergesetz). Whether or not and to which extent the anti-avoidance treaty shopping rule applies, has to be analyzed on a case by case basis taking into account all relevant tests. In addition, the interpretation of these tests is disputed and to date no published decisions of the German Federal Finance Court exist in this regard.

Taxation of Holders of TopCo Shares Tax Resident in Germany

This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to TopCo’s holders that are tax resident in Germany. A holder is a German tax resident if, in case of an individual, he or she maintains a domicile (Wohnsitz) or a usual residence (gewöhnlicher Aufenthalt) in Germany or if, in case of a corporation, it has its place of management (Geschäftsleitung) or registered office (Sitz) in Germany.

The German dividend and capital gains taxation rules applicable to German tax residents require a distinction between TopCo Shares held as private assets (Privatvermögen) and TopCo Shares held as business assets (Betriebsvermögen).

TopCo Shares as Private Assets (Privatvermögen)

If the TopCo Shares are held as private assets by a German tax resident, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) and capital gains are taxed as investment income and are principally subject to 25% German flat income tax on capital income (Kapitalertragsteuer) (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). The flat tax is levied in the form of withholding tax. Generally and subject to exemptions set out below, the tax withholding has discharging effect (abgeltende Wirkung) with regard shareholder’s income tax liability.

However, shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden in which case actually incurred expenses are not deductible. The holder would be taxed on gross personal investment income (including dividends or gains with respect to TopCo Shares), less the saver’s allowance of €801 for an individual or €1,602 for a married couple and a registered civil union (eingetragene Lebenspartnerschaft) filing taxes jointly. The deduction of expenses related to the investment income (including dividends or gains with respect to TopCo Shares) is generally not possible for private investors.

Further exceptions from the flat tax with regard to dividends apply upon application for shareholders who have a shareholding of at least 25% in TopCo and for shareholders who have a shareholding of at least 1% in TopCo and can take significant entrepreneurial influence on TopCo’s economic activity by a professional activity for TopCo. In this case 60 % of the dividend income is taxed at the individual progressive income tax rate and 60% of the expenses in relation to the shareholding are deductible.

A further exception from the flat tax with regard to capital gains applies if, a holder directly or indirectly held at least 1% of the share capital of TopCo at any time during the five years preceding the sale, 60% of any capital gains resulting from the sale are taxable at the holder’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Conversely, 60% of any capital losses are recognized for tax purposes.

Losses resulting from the disposal of TopCo Shares can only be offset by capital gains from the sale of any TopCo Shares and other shares.

Church tax generally has to be withheld, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office. Where church tax is not levied by way of withholding, it is determined by means of income tax assessment.

TopCo Shares as Business Assets (Betriebsvermögen)

In case the TopCo Shares are held as business assets, the taxation depends on the legal form of the holder (i.e., whether the holder is a corporation or an individual). Irrespective of the legal form of the holder, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) are subject to the aggregate withholding tax rate of 26.375%. The withholding tax is credited against the respective holder’s income tax liability, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Shares for an uninterrupted minimum holding period of 45 days occurring within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk for more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant tax assessment period. Such requirements also apply to TopCo Shares, which lead to domestic income in Germany and which are held by a non-German depositary bank. A shareholder that is generally subject to German income tax or corporate income tax and that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit under the aforementioned requirements has to notify the competent local tax office accordingly and has to make a payment in the amount of the omitted withholding tax deduction. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the TopCo Shares for at least one uninterrupted year upon receipt of the dividends. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 (BMF, Schreiben vom 17.7.2017 — IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended, the withholding tax credit may also be denied as an anti-abuse measure.

To the extent the amount withheld exceeds the income tax liability, the withholding tax will be refunded, provided that certain requirements are met (including the aforementioned requirements).

Special rules apply to credit institutions (Kreditinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen), life insurance and health insurance companies, and pension funds.

With regard to holders in the legal form of a corporation, dividends and capital gains are in general 95% tax exempt from corporate income tax (including solidarity surcharge). The remaining 5% is treated as non-deductible business expense and, as such, is subject to corporate income tax (including solidarity surcharge). Inter alia, with regard to dividends, this is subject to the shareholder holding at least 10% of the registered share capital of TopCo at the beginning of the calendar year. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of TopCo being held through a partnership, including co-entrepreneurships, are attributable the shareholder only on a pro rata basis at the ratio of its entitlement to the profits of the relevant partnership. Moreover, actual business expenses incurred to generate the dividends may be deducted.

With regard to German trade tax on capital gains, the preceding paragraph applies accordingly. As regards dividends, the amount of such dividends after deducting business expenses related to the dividends is subject to German trade tax, unless the corporation held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period. In the latter case, the aforementioned exemption of 95% of the dividend income also applies for trade tax purposes.

Losses from the sale of TopCo Shares are generally not tax deductible for corporate income tax and trade tax purposes.

With regard to individuals holding TopCo Shares as business assets, 60% of dividends and capital gains are taxed at the individual’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Correspondingly, only 60% of business expenses related to the dividends and capital gains as well as losses from the sale of TopCo Shares are principally deductible for income tax purposes.

If a shareholder is a partnership, the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual.

In addition, if the shares are held as business assets of a domestic permanent establishment of an actual or presumed commercial partnership, the full amount of dividend income is generally also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on the relevant partner’s portion of the partnership’s income is generally credited as a lump sum — fully or in part against the individual’s personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of such shareholder. If the partnership held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period, the dividends (after deduction of business expenses economically related thereto) should generally not be subject to trade tax. In this case, trade tax should, however, be levied on 5% of the dividends to the extent they are attributable to the profit share of such corporate partners to whom at least 10% of the shares in TopCo are attributable on a look-through basis, since this portion of the dividends should be deemed to be non-deductible business expenses. The remaining portion of the dividend income attributable to partners other than such specific corporate partners (which includes individual partners and should, according to a literal reading of the law, also include corporate partners to whom, on a look-through basis, only portfolio participations are attributable) should not be subject to trade tax.

German Taxation of Holders of TopCo Public Warrants

General

Holders of TopCo Public Warrants are taxed in particular upon the exercise, sale or disposal of public warrants (taxation of capital gains) and the gratuitous transfer of public warrants (inheritance and gift tax).

Taxation of Holders of TopCo Public Warrants Not Tax Resident in Germany

The capital gains from the disposition of the TopCo Public Warrants realized by a non-German tax resident holder of the TopCo Public Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany which the TopCo Public Warrants form part of, and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate). If either requirement (i) or (ii) above is not met, a tax regime similar to that described under “— Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below applies.

Non-German resident holders of the TopCo Public Warrants are, in general, exempt from German withholding tax on capital gains. However, where the income is subject to German taxation as set forth in the preceding paragraph and if capital gains derived from a disposal of the TopCo Public Warrants are paid out or credited to the holder of the TopCo Public Warrants by a German Disbursing Agent, withholding tax may be levied under certain circumstances. The withholding tax may be refunded based on an assessment to tax or under an applicable tax treaty.

Taxation of Holders of TopCo Public Warrants Tax Resident in Germany

Withholding Tax on Capital Gains

The capital gains from the disposition of the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) received by a German resident holder of TopCo Public Warrants holding the TopCo Public Warrants as private assets will be subject to German withholding tax if the TopCo Public Warrants have been kept or administered in a custodial account with the same German Disbursing Agent since the time of their acquisition. The tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%) For individual Holders who are subject to church tax, the church tax generally has to be withheld by the German Disbursing Agent, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.

If the TopCo Public Warrants are settled by a cash payment, capital gains realized upon exercise (i.e., the cash amount received minus directly related costs and expenses, e.g. the acquisition costs) are subject to withholding tax. In the event of delivery of TopCo Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. Withholding tax may then apply to any gain resulting from the subsequent disposal, redemption or assignment of the TopCo Shares received.

To the extent the TopCo Public Warrants have not been kept or administered in a custodial account with the same German Disbursing Agent since the time of their acquisition, upon the disposal, redemption, repayment or assignment withholding tax applies at a rate of 26.375% (including solidarity surcharge, plus church tax, if applicable) on 30% of the disposal proceeds, unless the current German Disbursing Agent has been notified of the actual acquisition costs of the TopCo Public Warrants by the previous German Disbursing Agent or by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra).

In computing any German tax to be withheld, the German Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non-business holder of the TopCo Public Warrants via the German Disbursing Agent (e.g. losses from the sale of other securities with the exception of shares). The German Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non-business holder of TopCo Public Warrants via the German Disbursing Agent. In addition, subject to certain requirements and restrictions the German Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of TopCo Public Warrants in the custodial account with the German Disbursing Agent.

Non-business holders of the TopCo Public Warrants are entitled to an annual saver’s allowance of €801 for an individual or €1,602 for a married couple and a registered civil union filing taxes jointly for all investment income received in a given year. Upon the non-business holder of the TopCo Public Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld. No withholding tax will be deducted if the Holder of the Warrants has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the TopCo Public Warrants) is generally not possible for private investors.

German withholding tax will not apply to gains from the disposal, redemption, repayment or assignment of TopCo Public Warrants held by a corporation. The same may apply where the TopCo Public Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met.

Taxation of Capital Gains

The personal income tax liability of a holder of the TopCo Public Warrants holding the TopCo Public Warrants as private assets deriving income from capital investments under the TopCo Public Warrants is, in principle, settled by the tax withheld. To the extent withholding tax has not been levied, such as in the case of TopCo Public Warrants kept in custody abroad or if no German Disbursing Agent is involved in the payment process, the non-business holder of TopCo Public Warrants must report his or her income and capital gains derived from the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) on his or her tax return and then will also be taxed at a rate of 25% (plus solidarity surcharge of 5.5% thereon, and church tax, if applicable). In the event of delivery of TopCo Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. If the withholding tax on a disposal, redemption, repayment or assignment has been calculated from 30% of the disposal proceeds (rather than from the actual gain), a non-business holder of the TopCo Public Warrants may and in case the actual gain is higher than 30% of the disposal proceeds must also apply for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate based upon an assessment to tax with any amounts over withheld being refunded. In each case, the deduction of expenses (other than transaction costs) on an itemized basis is not permitted.

Where TopCo Public Warrants form part of a trade or business or the income from the Warrants qualifies as income from the letting and leasing of property the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder TopCo Public Warrants will have to report income and related (business) expenses on the tax return and the balance will be taxed at the holder’s applicable tax rate. Withholding tax levied, if any, will be credited against the personal or corporate income tax of the holder. Where TopCo Public Warrants form part of a German trade or business gains from the disposal, redemption, repayment or assignment of the TopCo Public Warrants may also be subject to German trade tax.

Generally the deductibility of capital losses from TopCo Public Warrants is limited.

With regard to non-business holders of TopCo Public Warrants, such losses may only be applied against profits from income from capital investments derived in the same or, subject to certain limitations, in subsequent years. For assessment periods beginning after December 31, 2020, such losses incurred by non-business holders of the TopCo Public Warrants may only be applied against income from other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €10.000 per year.

In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall), a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €10,000 per year. The same rules should apply if the TopCo Public Warrants expire worthless or lapse.

With regard to business holders of TopCo Public Warrants, losses may generally only be applied against profits from other forward/future or option transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to credit institutions, financial services institutions and finance companies within the meaning of the German Banking Act.

In the case of physical settlement of the TopCo Public Warrants, special limitations may apply to losses from the disposal of an underlying TopCo Share (see “— Taxation of Holders of TopCo Shares Tax Resident in Germany” above).

Abolishment of Solidarity Surcharge

According to a bill enacted in December 2019, the solidarity surcharge will be partially abolished as of the assessment period 2021 for certain individual holders of TopCo Shares and TopCo Public Warrants. It is, however, currently not envisaged to abolish the solidarity surcharge with respect to withholding taxes on dividends or interest.

German Inheritance and Gift Tax (Erbschaft- und Schenkungsteuer)

The transfer of TopCo Shares and TopCo Public Warrants to another person by inheritance or gift should be generally subject to German inheritance and gift tax only if:

(i)

the decedent or donor or heir, beneficiary or other transferee maintained his or her domicile or a usual residence in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a domicile in Germany or is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of domicile or usual residence with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a domicile nor have their usual residence in Germany);

(ii)

at the time of the transfer, the TopCo Shares and TopCo Public Warrants are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or

(iii)

the TopCo Shares and TopCo Public Warrants subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of the registered share capital of TopCo and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.

The Agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts as of December 21, 2000 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass-, Erbschaft- und Schenkungssteuern in der Fassung vom 21. Dezember 2000) (the “United States-Germany Inheritance and Gifts Tax Treaty”), provides that the German inheritance tax or gift tax can, with certain restrictions, only be levied in the cases of (i) and (ii) above. Special provisions apply to certain German citizens living outside of Germany and former German citizens.

Other Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of TopCo Shares and TopCo Public Warrants. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax (Vermögensteuer) is currently not imposed in Germany. Certain member states of the European Union (including Germany) are considering introducing a financial transaction tax (Finanztransaktionssteuer) which, if and when introduced, may also be applicable on sales and/or transfer of TopCo Shares and TopCo Public Warrants.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. TopCo, ARYA, and Immatics do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TopCo, ARYA, or Immatics or any other matter.

General Description of the Business Combination Agreement

General

On March 17, 2020, ARYA, Immatics, TopCo, ARYA Merger Sub and IB Merger Sub entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

•	each Participating Shareholder will participate in the Exchange;

•	immediately after the Exchange, TopCo will undertake the Conversion;

•	the First Merger, with ARYA as the surviving company in the merger and becoming a wholly owned subsidiary of TopCo;

•

in connection with the First Merger, (i) each ARYA Ordinary Share will be automatically exchanged for one TopCo Share and (ii) each outstanding ARYA Public Warrants will be converted into a TopCo Public Warrant; and

•

on the first business day following the closing date of the Business Combination, the First Surviving Company will merge with and into IB Merger Sub, with IB Merger Sub as the surviving company in the merger, and each ordinary share of the First Surviving Company will be automatically converted into one ordinary share of IB Merger Sub.

Effect of the Transactions on Existing ARYA Equity in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•	each ARYA Ordinary Share being converted into one fully paid and non-assessable TopCo Share;

•	each Founder Share being converted into one fully paid and non-assessable TopCo Share;

•	each ARYA Public Warrant being converted into a TopCo Public Warrant; and

•	ARYA Sponsor forfeiting 5,953,125 Private Placement Warrants for no consideration, which Private Placement Warrants constitute all of the ARYA warrants held by ARYA Sponsor as of the date hereof.

Consideration to Immatics Equityholders in the Business Combination

Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Immatics equityholders in connection with the Business Combination will be an aggregate number of TopCo Shares equal to (i) $350,000,000 (subject to certain downward adjustments set forth in the Business Combination Agreement), divided by (ii) $10.00. Such calculation for the aggregate number of TopCo Shares to be received by Immatics equityholders is based upon assumptions (C), (D) and (E) described below in the section entitled “— Ownership of TopCo.”

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing (as defined below), each Vested Immatics SAR that is outstanding immediately prior to the Closing will be converted into a right to receive SAR Cash Proceeds (as defined above) and certain recipients of SAR Cash Proceeds will or may re-invest a portion of their SAR Cash Proceeds in exchange for the number of TopCo Shares equal to the respective recipient’s SAR Cash Proceeds divided by $10.00. In connection with the SAR Re-investment, TopCo will grant Matching Stock Options to certain Immatics SAR Holders.

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing, each Unvested Immatics SAR that is outstanding immediately prior to the Closing will be cancelled in exchange for an option to purchase a certain number of TopCo Shares under the TopCo Equity Plan.

Aggregate TopCo Transaction Proceeds

The Aggregate TopCo Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Immatics or its subsidiaries, taken as a whole, or (b) the ability of TopCo, ARYA Merger Sub, IB Merger Sub or Immatics (whether on behalf of itself or on behalf of the shareholders of Immatics that have agreed to participate in the transaction) (taken as a whole), as applicable) to consummate the First Merger, the Second Merger or the Exchange; provided, however, that, in the case of clause (a), none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date hereof from or related to (i) general business or economic conditions in or affecting Germany, the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country or region in the world, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Immatics or its subsidiaries operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Immatics with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi)) does not apply to the representations and warranties set forth in Section 3.5 of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by Immatics or its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in Germany, the United States, the Netherlands or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Immatics or its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Immatics or its subsidiaries operate.

Under the Business Combination Agreement, certain representations and warranties of ARYA are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “ARYA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of ARYA or (ii) the ability of ARYA to consummate the First Merger or the Second Merger.

Closing and Effective Time of the Business Combination

The closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) is required to take place at 10:00 a.m., New York time, as promptly as practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or at such other place, date and/or time as ARYA and Immatics may agree in writing. Prior to the time required under the Business Combination Agreement, (i) the notarized “deed of issue of shares in TopCo” governed by Dutch law (and notarized by a Dutch civil-law notary) and the notarial deed effecting the change of legal form of TopCo will be executed by the applicable persons in the Netherlands and (ii) the notarized “transfer deed” governed by German law will be executed in Germany.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination, are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing of the following conditions:

•

there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Business Combination;

•

this proxy statement/prospectus must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remains in effect with respect to the proxy statement/prospectus, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending;

•	the approval, at the General Meeting, of the Business Combination Proposal by a special resolution in accordance with ARYA’s governing documents;

•

the approval of the Immatics shareholders of the transfer of shares of Immatics as required in order to implement the Exchange (as described more fully below in the section entitled “— Covenants of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub”);

•	TopCo has at least $5,000,001 of net tangible assets remaining;

•	the Aggregate TopCo Transaction Proceeds must be equal to or greater than $150,000,000; and

•	the Aggregate PIPE Proceeds must be equal to or greater than $100,000,000.

Other Conditions to ARYA’s Obligations

The obligations of ARYA to consummate the Business Combination, are subject to the satisfaction, or written waiver by ARYA, at or prior to the Closing of the following conditions:

•

the representations and warranties of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub regarding organization and qualification, authorization, brokers fees, no material adverse effect, and the capitalization of TopCo must be true and correct, disregarding any qualifications contained therein relating to Company Material Adverse Effect or materiality, in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the representations and warranties of Immatics regarding the capitalization of Immatics must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub, disregarding any qualifications contained therein relating to Company Material Adverse Effect or materiality, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

Immatics, TopCo, ARYA Merger Sub and IB Merger Sub must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred;

•

ARYA must have received a certificate executed and delivered by an authorized officer of Immatics confirming that the conditions set forth in the five immediately preceding bullet points have been satisfied;

•

the TopCo Shares that are issuable in connection with the transactions contemplated by the Business Combination Agreement must have been duly authorized by the general meeting or management board of TopCo and the articles of association of TopCo;

•	the Participating Shareholders must represent 92% of the issued and outstanding shares of Immatics;

•

TopCo’s initial listing application with Nasdaq in connection with the Business Combination must have been approved and, immediately following the Closing, TopCo must satisfy any applicable initial and continuing listing requirements of Nasdaq and TopCo must not have received any notice of non-compliance therewith, and the TopCo Shares must have been approved for listing on Nasdaq; and

•	ARYA must have received a copy of the Investor Rights Agreement duly executed by TopCo and certain shareholders of Immatics that have agreed to participate in the transaction.

Other Conditions to Immatics’, TopCo’s, ARYA Merger Sub’s and IB Merger Sub’s Obligations

The respective obligations of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub to consummate the Business Combination, are subject to the satisfaction, or written waiver by Immatics, TopCo, ARYA Merger Sub and IB Merger Sub, at or prior to the Closing of the following conditions:

•

the representations and warranties of ARYA regarding organization and qualification, authorization, brokers fees and the capitalization of ARYA must be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of ARYA disregarding any qualifications contained therein relating to ARYA Material Adverse Effect or materiality, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ARYA Material Adverse Effect;

•

ARYA must have performed and complied with in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•

Immatics must have received a certificate executed and delivered by an authorized officer of ARYA confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•	Immatics must have received a copy of the Investor Rights Agreement duly executed by ARYA Sponsor.

Representations and Warranties

Under the Business Combination Agreement, Immatics made customary representations and warranties to ARYA relating to, among other things: organization and qualification; authorization; capitalization; consents and approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; data privacy and security; litigation; material contracts; tax matters; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; broker fees; insurance policies; affiliate transactions; information supplied; regulatory compliance; and compliance with laws.

Under the Business Combination Agreement, TopCo, ARYA Merger Sub and IB Merger Sub made customary representations and warranties to ARYA relating to, among other things: organization and qualification; authorization; capitalization; and tax matters.

Under the Business Combination Agreement, ARYA made customary representations and warranties to Immatics, TopCo, ARYA Merger Sub and IB Merger Sub relating to, among other things: organization and qualification; authorization; capitalization; consents and approvals; financial statements; absence of undisclosed liabilities; internal controls; litigation; tax matters; broker fees; affiliate transactions; compliance with laws; SEC filings; and the Trust Account.

Covenants of the Parties

Covenants of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub

Immatics, TopCo, ARYA Merger Sub and IB Merger Sub made certain covenants under the Business Combination Agreement, including, among other things, the following:

•

Subject to certain exceptions, prior to the Closing, Immatics will and will cause its subsidiaries to, operate the business of Immatics and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact the business organization, assets and properties of Immatics and its subsidiaries, taken as a whole.

•

Subject to certain exceptions, prior to the Closing, Immatics will and will cause its subsidiaries to, not do any of the following without ARYA’s consent (such consent, other than in the case of certain items expressly noted in the Business Combination Agreement, not to be unreasonably withheld, conditioned or delayed):

•	declare, set aside, make or pay any dividends or distribution;

•	acquire or purchase any business entity or organization;

•	adopt amendments to the governing documents of Immatics or its subsidiaries or the shareholders agreement of Immatics;

•	dispose of any material assets or properties of Immatics or its subsidiaries;

•	dispose of any equity interests of Immatics or its subsidiaries or issue any options or other rights obligating Immatics or any of its subsidiaries to issues any equity interests;

•	incur any indebtedness in excess of a certain threshold other than ordinary course trade payables;

•

amend, modify or terminate any (i) material joint venture, collaboration, research and development or other similar contract, (ii) contract providing for exclusivity, “most favored nation” provisions or that otherwise limits Immatics or its subsidiaries from engaging or competing in any line of business, (iii) contract with a related party and (iv) contract providing for milestone payments or the payment of royalties or under which another person is granted an option to purchase or license a product or the intellectual property of Immatics or its subsidiaries;

•	make any loans, advances of capital contributions other than intercompany loans or capital contributions and ordinary course reimbursement of employee expenses;

•	adopt or materially amend any material benefit plan;

•	materially increase the compensation or benefits payable to any current or former director, manager, officer or employee of Immatics or its subsidiaries;

•	waive or release any noncompetition, non-solicitation or other restrictive covenant of any current or former director, manager, officer or employee of Immatics or its subsidiaries;

•	make or change any material tax election outside of the ordinary course of business;

•	enter into any settlements in excess of a certain threshold or that impose any material non-monetary obligations on Immatics or any of its subsidiaries (or TopCo or its affiliates after the Closing);

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or restructuring;

•

make any material changes to the methods of accounting of Immatics or any of its subsidiaries, other changes that are made in accordance with Public Company Accounting Oversight Board (“PCAOB”) standard; or

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement.

•

Subject to certain exceptions, prior to the Closing, TopCo, ARYA Merger Sub and IB Merger Sub will not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution Business Combination Agreement or any ancillary agreement to which it is or will be a party, (c) those that are expressly contemplated by the Business Combination Agreement or any ancillary agreement or (d) those that are consented to in writing by ARYA (such consent not to be unreasonably withheld, conditioned or delayed).

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, each of Immatics, TopCo, ARYA Merger Sub and IB Merger Sub will not, and each of them will cause their representatives not to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to or enter into any agreement with any person concerning any purchase of Immatics, its subsidiaries, TopCo, ARYA Merger Sub or IB Merger Sub or their respective affiliates.

•

Subject to certain exceptions, prior to the Closing, Holdco, ARYA Merger Sub and Immatics Merger Sub will not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of the Business Combination Agreement or any ancillary agreement to which it is or will be a party, (c) those that are expressly contemplated by the Business Combination Agreement or any ancillary agreement or (d) those that are consented to in writing by ARYA (such consent not to be unreasonably withheld, conditioned or delayed).

•

Subject to certain exceptions, as promptly as practicable following the date of the Business Combination Agreement (and in any event prior to the date that is thirty (30) days following the date of the Business Combination Agreement), (a) the supervisory board of Immatics will approve the transfer of shares of Immatics as required pursuant to the governing documents of Immatics in order to implement the Exchange, and (b) Immatics will (i) duly give notice, (ii) duly convene and hold the shareholders’ meeting in accordance with the governing documents of Immatics for the purposes of obtaining the shareholders’ approval of the transfer of shares of Immatics as required in order to implement the Exchange in accordance with the governing documents of Immatics and (iii) Immatics will, through its supervisory board, recommend that the shareholders of Immatics approve the matters described in clause (b)(ii).

•

Subject to certain exceptions, prior to the Closing, TopCo will purchase a “tail” policy providing liability insurance coverage for certain directors and officers with respect to matters occurring on or prior to the Closing (the “D&O Tail Covenant”).

•

Subject to certain exceptions, prior to the Closing, the TopCo Management Board and the shareholders of TopCo will, in consultation with Immatics and ARYA, approve and adopt the TopCo Equity Plan, and will reserve 10,006,230 TopCo Shares for grants thereunder, with vesting terms and conditions as agreed between the parties and set forth on the Schedules and such other terms and conditions that are reasonably satisfactory to Immatics and ARYA prior to the Closing or the compensation committee of the supervisory board of TopCo. Following the Closing, TopCo will grant options to purchase TopCo Shares under the TopCo Equity Plan, in such amounts and allocations as the TopCo Management Board determines, which will vest in accordance with the vesting schedule as agreed between the parties and set forth on the Schedules, with such other terms and conditions that are reasonably satisfactory to Immatics and ARYA prior to the Closing or by the supervisory board of TopCo following the Closing (or, if there only is one board of directors of TopCo at such time, then such board of directors of TopCo). As promptly as practicable following the date of the Business Combination Agreement (but in any event prior to the mailing of this proxy statement/prospectus, ARYA and Immatics will mutually agree to the members of management of Immatics that will receive performance-based options out of the TopCo Equity Plan at or promptly following the Closing in an aggregate amount of 3,645,742 performance-based options with a vesting schedule as agreed to between the parties and set forth on the Schedules (the “TopCo Equity Plan Covenant”).

•

Subject to certain exceptions, prior to the Closing, TopCo will take all actions necessary such that (a) effective immediately after the Closing, (i) the supervisory board of TopCo will consist of seven directors (divided into three classes) that are designated in accordance with the Business Combination Agreement, (ii) the management board of TopCo will consist of one director that is designated in accordance with the Business Combination Agreement, (iii) the executive committee of TopCo will consist of the members that are designated in accordance with the Business Combination Agreement, (iv) the initial members of the compensation committee, audit committee and nominating committee of the supervisory board of TopCo will consist of the directors that are designated in accordance with the Business Combination Agreement and (v) the governing documents of TopCo will be in a form that is reasonably satisfactory to Immatics and ARYA (which, ARYA and Immatics will reasonably cooperate and work in good faith to finalize) and (b) upon the first anniversary of the date of Closing, the boards of TopCo will be automatically reorganized as a “one-tier” board of directors with nine directors (divided into three classes) (the “Post-Closing Directors Covenant”).

•

Subject to certain exceptions, prior to the Closing, Immatics will cause TopCo (i) to use reasonable best efforts to cause the TopCo Shares issuable in accordance with the Business Combination Agreement to be approved for listing on Nasdaq subject to official notice of issuance (the “Nasdaq Listing Covenant”) and (ii) to satisfy any applicable initial and continuing listing requirements of Nasdaq.

•

Immediately following the execution of the Business Combination Agreement, TopCo approved and adopted the Business Combination Agreement as the sole shareholder of each of ARYA Merger Sub and IB Merger Sub.

Covenants of ARYA

ARYA made certain covenants under the Business Combination Agreement, including, among other things, the following:

•

Subject to certain exceptions, prior to the Closing, ARYA will, and will cause its subsidiaries to, not do any of the following without Immatics’ consent (such consent not to be unreasonably withheld, conditioned or delayed):

•	adopt amendments to the governing documents of ARYA or its subsidiaries or the Trust Agreement and the Warrant Agreement;

•	declare, set aside, make or pay any dividends or distribution;

•	split, combine, reclassify or issue any securities in respect of, in lieu of or in substitution for any of the capital stock of ARYA;

•	incur any indebtedness in excess of a certain threshold;

•	make any loans, advances of capital contributions other than intercompany loans;

•	issue any equity securities of ARYA or its subsidiaries or grant any additional options or other rights obligating Immatics or any of its subsidiaries to issue any equity interests;

•	enter into, amend, modify or terminate any contract with a related party;

•

engage in any activities or business, or incur material liabilities, other than as permitted by the Business Combination Agreement or incurred in connection with the Business Combination Agreement or the ancillary agreements;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

•	enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the Business Combination.

•

Upon satisfaction or waiver of the conditions described above in the section entitled “— Conditions to Closing of the Business Combination” (a), at the Closing, ARYA (i) will cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay, as and when due, all amounts payable to shareholders of ARYA holding shares of ARYA sold in ARYA’s initial public offering who must have previously validly elected to redeem their shares of ARYA pursuant to the governing documents of ARYA, (B) pay the amounts due to the underwriters of ARYA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to TopCo in accordance with the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.

•

ARYA will, as promptly as practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part and, in any event within thirty (30) Business Days of the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, duly give notice of and use its reasonable best efforts to duly convene and hold the General Meeting to approve the Business Combination Proposal and the Adjournment Proposal. ARYA will, through its board of directors, recommend to its shareholders that they vote FOR the Adjournment Proposal.

•

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, ARYA will not, and each of them will cause its representatives not to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to or enter into any agreement with any person concerning any purchase of ARYA or any of its affiliates.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among other things, the following:

•	using reasonable best efforts to consummate the Business Combination;

•	making relevant public announcements;

•	keeping certain information confidential in accordance with the existing non-disclosure agreement;

•	retaining books and records and providing access thereto; and

•	in the case of ARYA, Immatics, ARYA Merger Sub and IB Merger Sub, reasonably cooperate in connection with the Nasdaq Listing Covenant.

In addition, ARYA and Immatics agreed that ARYA and Immatics will prepare and mutually agree upon and TopCo will file with the SEC, this registration statement on Form F-4 relating to the Business Combination.

Both ARYA and Immatics agreed to use their reasonable best efforts to: (i) cause this registration statement to comply in all material respects with the applicable rules and regulations set out by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have this registration statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) keep this registration statement effective until closing of the Business Combination Agreement in order to permit the consummation of the Business Combination.

The parties made certain tax covenants under the Business Combination Agreement, including, among other things, the following:

•

The parties agreed to use reasonable best efforts to cause (i) the First Merger and the Second Merger, taken together with the Exchange, the PIPE Financing and other subscriptions for TopCo Shares contemplated in the Business Combination Agreement, to constitute a transaction that qualifies under Section 351(a) of the Internal Revenue Code of 1986, as amended (“U.S. Tax Code”) and (ii) the First Merger, together with the Second Merger, to constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.

•

The parties agreed not to take any action that would reasonably be expected to prevent or impede the foregoing treatment, and agreed to file all tax returns consistent with, and take no position inconsistent with such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the U.S. Tax Code.

•	TopCo agreed to ensure that on the Closing Date, its effective place of management will be located in Germany for purposes of the tax treaty between Germany and the Netherlands.

The Business Combination is not presently believed to be subject to reporting under the HSR Act, nor similar reporting under the merger control laws of other jurisdictions. ARYA and Immatics agreed that ARYA and Immatics will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Business Combination. ARYA and Immatics also agreed to cooperate by each providing the other party a reasonable opportunity to review in advance, and considering in good faith the views of the other in connection with, any proposed written communication with any governmental entity, and each agreeing not to participate in meetings with any governmental entity unless it consults with the other party and gives the other party an opportunity to attend and participate in any such meeting.

Survival of Representations and Warranties

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Second Merger Effective Time, except for the covenant related to relevant public announcements, the TopCo Equity Plan Covenant, the D&O Tail Covenant and the Post-Closing Directors, which by their terms contemplate performance after the Second Merger Effective Time.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, as follows:

•	by mutual written consent of ARYA and Immatics;

•

by ARYA, subject to certain exceptions, if any of the representations or warranties made by any of Immatics, TopCo, IB Merger Sub or ARYA Merger Sub are not true and correct or if Immatics, TopCo, IB Merger Sub or ARYA Merger Sub fails to perform any of their respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of ARYA, as described in the section entitled

“— Conditions to Closing of the Business Combination” above, could not be satisfied and the breach (or breaches) is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof, and (ii) the Termination Date (as defined herein) provided that ARYA is not in breach of the Business Combination Agreement so as to prevent certain closing conditions set forth in the Business Combination Agreement to be satisfied;

•

by Immatics, subject to certain exceptions, if any of the representations or warranties made by ARYA are not true and correct or if ARYA fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Immatics, TopCo, IB Merger Sub or ARYA Merger Sub, as described in the section entitled “— Conditions to Closing of the Business Combination” above, could not be satisfied and the breach (or breaches) is (or are) not cured or cannot be cured within the earlier of (i) thirty days after written notice thereof, and (ii) the Termination Date, provided that none of Immatics, TopCo, ARYA Merger Sub or IB Merger Sub is in breach of the Business Combination Agreement so as to prevent certain closing conditions set forth in the Business Combination Agreement to be satisfied;

•	by either ARYA or Immatics,

•

if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to October 10, 2020 (the “Termination Date”), unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before such date;

•

if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Business Combination and such order or other action has become final and non-appealable; or

•	if the approval of the Business Combination Proposal is not obtained at the General Meeting (including any adjournment thereof).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and ancillary agreements, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses. However, if the Closing occurs, then TopCo will pay, or cause to be paid, all unpaid Immatics and ARYA expenses as of such time.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Law will apply to the First Merger and the Second Merger).

Arbitration

The Business Combination Agreement contains a binding arbitration provision whereby ARYA, Immatics, TopCo, ARYA Merger Sub and IB Merger Sub irrevocably agree to resolve any disputes arising out of the Business Combination in binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (a) ARYA, on the one hand, and Immatics, on the other hand, prior to the Closing and (b) TopCo, on the one hand, and Immatics, on the other hand, after the Closing; provided, that none of the provisions that survive the Second Merger Effective Time may be amended or modified without the prior written consent of ARYA Sponsor.

Ancillary Documents

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. A form of the Investor Rights Agreement is attached hereto as Annex E, the Sponsor Letter Agreement is attached hereto as Annex F and a form of the Subscription Agreements is attached hereto as Annex E. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the General Meeting.

Investor Rights Agreement

At the closing of the Business Combination, TopCo will enter into an Investor Rights Agreement, substantially in the form attached hereto as Annex E, providing for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions, and information rights in favor of the ARYA Initial Shareholders and certain investors. TopCo has agreed to use its reasonable best efforts to file a shelf registration statement to register the TopCo Shares covered by the Investor Rights Agreement at any time that TopCo is eligible to do so and in no event later than the date that the Lock-Up Period (as defined below) expires. Pursuant to the Investor Rights Agreement, each holder party to the agreement will agree not to sell, transfer, pledge or otherwise dispose of the TopCo Shares it receives in connection with the Business Combination for 180 days from the closing of the Business Combination (the “Lock-Up Period”), subject to certain limited exceptions. The Investor Rights Agreement also provides that until the fifth anniversary of the consummation of the Business Combination (i) the ARYA Initial Shareholders will have the right to nominate two directors to serve on the TopCo Supervisory Board or, after the First Anniversary of Closing, the TopCo Board, as a Class I Director and Class III Director, respectively, and (ii) dievini will have the right to nominate two directors to serve on the TopCo Supervisory Board or, after the First Anniversary of Closing, the TopCo Board, as a Class I Director and Class III Director, respectively. Should the ARYA Initial Shareholders, collectively, or dievini own less than                TopCo Shares but more than                 TopCo Shares during such five-year period, the ARYA Initial Shareholders or dievini (as applicable) shall have the right to appoint only one Class I Director. If any time during such five-year period the Initial ARYA Shareholders or dievini (as applicable) own (or in the case of the Initial ARYA Shareholders, collectively own) less than                 TopCo Shares, such nomination rights shall expire.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, ARYA and TopCo entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and TopCo agreed to issue and sell to such investors, an aggregate of 10,415,000 TopCo Shares at $10.00 per share for gross proceeds of $104,150,000 on the Closing Date, $25,000,000 of which will be funded by the Sponsor PIPE Entity. The TopCo Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. TopCo has agreed to register the resale of the TopCo Shares issued in the PIPE Financing pursuant to a registration statement that must be filed within 45 days after the consummation of the Business Combination. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto, (iii) notification to the PIPE Investors that the Business Combination has been abandoned and (iv) if any of the conditions to the closing are not satisfied on or prior to the closing of the Business Combination.

Sponsor Letter Agreement

In connection with their entry into the Business Combination Agreement, ARYA and TopCo entered into the Sponsor Letter Agreement, attached hereto as Annex F, with the ARYA Initial Shareholders (as defined below) pursuant to which (i) each ARYA Initial Shareholder agreed to vote to adopt the Business Combination Agreement and approve the Business Combination, the First Merger, the Second Merger and the Plans of Merger, (ii) ARYA Sponsor agreed to forfeit the Private Placement Warrants issued to it at the time of the ARYA IPO and (iii) each ARYA Initial Shareholder agreed to waive any adjustment to the conversion rate at which their Founder Shares would convert into Class A Shares as a result of the PIPE Financing as provided for in the ARYA amended and restated memorandum and articles of association or any similar anti-dilution or similar protection.

SELECTED HISTORICAL FINANCIAL DATA OF IMMATICS

The following tables set forth selected historical financial information and operating data for Immatics as of and for the three months ended March 31, 2020 and 2019 as well as of and for the years ended December 31, 2019 and 2018. You should read the following selected historical financial information and operating data in conjunction with the sections entitled “Immatics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Immatics’ unaudited interim condensed consolidated financial statements and related notes thereto and Immatics’ consolidated financial statements and related notes, all included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2019 and 2018 have been derived from Immatics’ audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the three months ended March 31, 2020 and 2019 and the consolidated balance sheet data as of March 31, 2020 have been derived from Immatics’ unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Immatics’ historical results may not be indicative of the results that may be achieved in the future.

Consolidated Statement of Operations Data:

	Three Months Ended March 31,		Year Ended December 31,
Euros in thousands, except share and per share data	2020	2019	2019	2018
Revenue from collaboration agreements	€7,040	€3,626	€18,449	€3,770
Research and development expenses	(12,246)	(7,990)	(40,091)	(33,971)
General and administrative expenses	(6,188)	(2,275)	(11,756)	(7,666)
Other income	113	3	385	3,458

Operating result	(11,281)	(6,636)	(33,013)	(34,409)
Financial income	2,730	825	790	2,215
Financial expenses	(29)	(70)	(264)	(161)

Financial result	2,701	755	526	2,054

Loss before taxes	(8,580)	(5,881)	(32,487)	(32,355)
Taxes on income	—	—	—	—

Net loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Attributable to:
Equityholders of the parent	(8,306)	(5,684)	(31,571)	(31,444)
Non-controlling interest	(274)	(197)	(916)	(911)

Net Loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Net loss per share — basic and diluted(1)	€(7.14)	€(4.89)	€(27.13)	€(27.02)

Weighted average shares outstanding — basic and diluted	1,163,625	1,163,625	1,163,625	1,163,625

(1)

For more information on the calculation of basic and diluted net loss per share attributable to equityholders of the parent for the years ended December 31, 2019 and 2018, see Note 25 to Immatics’ consolidated financial statements included elsewhere in this proxy statement/prospectus.

Consolidated Balance Sheet Data:

	As of March 31, 2020	As of December 31,
Euros in thousands		2019	2018
Cash and cash equivalents	€72,202	€103,353	€39,367
Total current assets	109,737	124,000	55,288
Total non-current assets	12,032	10,277	6,030
Total current liabilities	77,263	69,296	26,838
Total non-current liabilities	94,537	105,816	43,651
Total shareholders’ deficit	€(50,031)	€(40,835)	€(9,171)

Consolidated Cash Flow Data:

	Three Months Ended March 31,		Year Ended December 31,
Euros in thousands	2020	2019	2019	2018
Net cash (used in) provided by operating activities	€(28,286)	€(248)	€68,045	€7,583
Net cash used in investing activities	(2,387)	(333)	(2,137)	(413)
Net cash (used in) provided by financing activities	(611)	(446)	(1,862)	23,648

SELECTED HISTORICAL FINANCIAL DATA OF ARYA

The following tables contain summary historical financial data for ARYA. Such data as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018 has been derived from the audited financial statements of ARYA included elsewhere in this proxy statement/prospectus. The summary historical financial data for ARYA as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 are derived from ARYA’s unaudited interim financial statements included in this proxy/statement prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in ARYA’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31, 2019 (audited)	Period from June 29, 2018 (inception) to December 31, 2018 (audited)
	2020 (unaudited)	2019 (unaudited)
Statement of Operations Data:

General and administrative costs	$4,127,299	$153,570	$774,607	$111,684

Loss from operations	(4,127,299)	(153,570)	(774,607)	(111,684)
Investment income on Trust Account	857,447	872,335	3,353,229	738,284

Net (loss) income	$(3,269,852)	$718,765	$2,578,622	$626,600

Weighted average shares outstanding of Class A ordinary shares(1)	14,375,000	14,375,000	14,375,000	14,375,000

Basic and diluted net income per share, Class A ordinary shares	$0.06	$0.06	$0.23	$0.05

Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750	3,593,750	3,593,750

Basic and diluted net loss per share, Class B ordinary shares	$(1.15)	$(0.04)	$(0.22)	$(0.03)

(1)	Including 13,545,245, 13,686,244, 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption as of March 31, 2020 and 2019 and December 31, 2019 and 2018, respectively.

	March 31, 2020 (unaudited)	As of December 31, 2019 (audited)	December 31, 2018 (audited)
Condensed Balance Sheet Data (At Period End):
Working capital(1)	$(3,574,634)	$552,665	$1,327,272
Total assets	$149,483,579	$148,776,423	$145,820,556
Total liabilities	$9,031,128	$5,054,120	$4,676,875
Class A ordinary shares subject to possible redemption(2)	$135,452,450	$138,722,300	$136,143,680
Total shareholders’ equity	$5,000,001	$5,000,003	$5,000,001

(1)	Working capital calculated as current assets less current liabilities.

(2)	13,545,245, 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption at redemption value at March 31, 2020, December 31, 2019 and 2018, respectively.

	Three Months Ended March 31,		Year Ended December 31, 2019 (audited)	Period from June 29, 2018 (inception) to December 31, 2018 (audited)
	2020 (audited)	2019 (unaudited)
Cash Flow Data:
Net cash used in operating activities	$(172,676)	$(122,436)	$(323,980)	$(238,298)
Net cash used in investing activities	—	—	—	(143,750,000)
Net cash provided by financing activities	—	—	—	145,186,604

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is based on Immatics’ historical consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the IASB (“IFRS”) and ARYA’s historical financial statements and gives effect to all of the transactions contemplated by the Business Combination Agreement and the PIPE Financing (together, the “Transaction”). ARYA historically prepared its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) with the U.S. dollar as its reporting currency. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert ARYA’s historical financial information to IFRS and its reporting currency to Euros.

The following unaudited pro forma condensed combined statement of financial position as of March 31, 2020 gives effect to the Transaction as if had occurred on March 31, 2020. The following unaudited pro forma condensed combined statements of loss for the three months ended March 31, 2020 and the year ended December 31, 2019 give effect to the Transaction as if it had occurred on January 1, 2019.

This unaudited pro forma information has been presented for informational purposes only and is not necessarily indicative of what TopCo’s actual financial position or results of operations would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma information does not purport to project the future financial position or operating results of TopCo. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Management of Immatics and ARYA have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. This information should be read together with Immatics’ and ARYA’s audited financial statements and related notes for the years ended December 31, 2019 and 2018, the unaudited financial statements and notes for the three months ended March 31, 2020 and 2019, the sections entitled “Immatics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transaction

Pursuant to the Business Combination Agreement, upon consummation of the Transaction each Participating Shareholder shall exchange his, her or its equity interest in Immatics for TopCo Shares in accordance with an allocation schedule (a total of 33,093,838 TopCo Shares will be issued in connection with such exchange). Immediately after giving effect to the exchange, ARYA Merger Sub shall merge with and into ARYA. The separate existence of ARYA Merger Sub shall cease and ARYA shall continue as the surviving entity of the First Merger. In connection with the First Merger, each ARYA Ordinary Share will be exchanged for a TopCo Share. Holders of Class A Shares have the right to redeem all or a portion of their Class A Shares and not exchange their Class A Shares for TopCo Shares. Pursuant to the Business Combination Agreement, each ARYA Public Warrant will, by its terms, convert into a TopCo Public Warrant, on the same contractual terms.

In connection with the Transaction, TopCo and Other Founder agreed that Other Founder will exchange all shares in the share capital of Immatics US held by it in exchange for 697,431 shares in the share capital of TopCo.

Concurrently with the execution of the Business Combination Agreement, TopCo and ARYA entered into Subscription Agreements with PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and TopCo has agreed to issue and sell to the PIPE Investors, an aggregate number of TopCo Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of €95.1 million ($104.2 million) on the Closing Date.

In accordance with the Business Combination Agreement, Immatics shall use its reasonable best efforts to cause the TopCo Shares to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of the Business Combination Agreement.

For more information about the Transaction, please see the section entitled “The Business Combination”. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

Accounting for the Transaction

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction effectuated three main steps:

1)	The exchange of shares held by Immatics Participating Shareholders, which is accounted for as a recapitalization in accordance with IFRS.

2)

The merger of ARYA with ARYA Merger Sub, which is not within the scope of IFRS 3 (“Business Combinations”) since ARYA does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 (“Share-based payment”). Any difference between the fair value of TopCo’s Shares issued and the fair value of ARYA’s identifiable net assets represents a service to be expensed as incurred. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual TopCo Share issued to ARYA shareholders is equal to the fair value of each individual TopCo Share issued to Immatics equityholders resulting from the €319.5 million ($350 million) Immatics equity value assigned in the Business Combination Agreement. Ultimately, the expense recognized in accordance with IFRS 2 will be based on the fair value of Immatics equity value, to be determined as of the date of the consummation of the Business Combination. The fair value of Immatics equity value, and ultimately the expense recognized in accordance with IFRS 2, may differ materially from the equity value assigned in the Business Combination Agreement, due to, among other things, developments occurring prior to the date of the consummation of the Business Combination.

3)

The Subscription Agreements related to the PIPE Financing, which were executed concurrently with the Business Combination Agreement, will result in the issuance of TopCo Shares, leading to an increase in share capital and share premium.

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2020

(UNAUDITED)

					Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
(Euros in thousand)	Immatics GmbH Historical IFRS EUR	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP USD		ARYA Sciences Acquisitions Corp. Historical U.S. GAAP EUR[1]	Pro Forma Adjustments EUR[1]		Pro Forma Combined EUR	Additional Pro Forma Adjustments EUR[1]		Pro Forma Combined EUR
Current assets
Cash and cash equivalents	72,202	702		640	230,786	b), c)	303,628	(84,291	) b)	219,337
Accounts receivable	332	—		—	—		332	—		332
Other current assets	37,203	83	[2]	76	(511	) d)	36,768	—		36,768

Total current assets	109,737	785		716	230,275		340,728	(84,291)		256,437
Marketable securities held in Trust Account	—	148,699		135,724	(135,724	) b)	—	—		—
Property, plant and equipment	5,961	—		—	—		5,961	—		5,961
Intangible assets	1,006	—		—	—		1,006	—		1,006
Right-of-use assets	3,914	—		—	—		3,914	—		3,914
Other non-current assets	1,151	—		—	—		1,151	—		1,151

Total non-current assets	12,032	148,699		135,724	(135,724)		12,032	—		12,032

Total assets	121,769	149,484		136,440	94,551		352,760	(84,291)		268,469

Liabilities and shareholders’ equity
Current liabilities
Provisions	715	—		—	—		715	—		715
Accounts payable	8,668	194		177	16,047	e)	24,892	—		24,892
Deferred revenue	65,280	—		—	—		65,280	—		65,280
Lease liabilities	1,450	—		—	—		1,450	—		1,450
Other current liabilities	1,150	4,165	[3]	3,802	14,219	e), f)	19,171	—		19,171

Total current liabilities	77,263	4,359		3,979	30,266		111,508	—		111,508
Non-current liabilities
Deferred revenue	89,369	—		—	—		89,369	—		89,369
Lease liabilities	2,396	—		—	—		2,396	—		2,396
Other non-current liabilities	2,772	—		—	2,772	f)	—	—		—
Deferred underwriting commissions	—	4,674		4,264	(4,264	) e)	—	—		—

Total non-current liabilities	94,537	4,674		4,264	(7,036)		91,765	—		91,765
Commitments										—
Class A ordinary shares, $0.0001 par value; 13,545,245 shares subject to possible redemption at redemption value	—	135,452		123,633	(123,633	) b)	—	—		—
Shareholders’ deficit										—
Share capital	1,164	—	[4]	—	(535	) a), b), c), f)	629	(89	) b)	540
Share premium	190,984	5,064	[5]	4,622	240,114	a), b), c),d), e), f)	435,720	(78,077	)b), e)	357,643
Accumulated deficit	(241,500)	(65)[6]		(58)	(43,842	)b), e), f)	(285,400)	(6,125	)b), e)	(291,525)
Other reserves	(1,462)	—		—	—		(1,462)	—		(1,462)

Total equity attributable to shareholders of the parent	(50,814)	4,999		4,564	195,737		149,487	(84,291)		65,196
Non-controlling interest	783	—		—	(783	) a)	—	—		—

Total shareholders’ deficit	(50,031)	4,999		4,564	194,954		149,487	(84,291)		65,196
Total liabilities and shareholders’ deficit	121,769	149,484		136,440	94,551		352,760	(84,291)		268,469

(1)	Refer to note 4 (foreign currency adjustments).
(2)	Amount classified as prepaid expenses in ARYA’s historical financial statements.
(3)	Amount classified as accrued expenses in ARYA’s historical financial statements.
(4)	Amount includes ARYA’s Class A ordinary shares and Class B ordinary shares historically classified within equity in ARYA’s historical financial statements.
(5)	Amount classified as additional paid-in capital in ARYA’s historical financial statements.
(6)	Amount classified as retained earnings in ARYA’s historical financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

FOR THREE MONTHS ENDED MARCH 31, 2020

(UNAUDITED)

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
(Euros in thousands, except share and per share data)	Immatics GmbH Historical IFRS EUR	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP USD	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP EUR[2]	Pro Forma Adjustments EUR[2]		Pro Forma Combined EUR	Additional Pro Forma Adjustments EUR[2]	Pro Forma Combined EUR
Revenue from collaboration agreements	7,040	—	—	—		7,040	—	7,040
Research and development expenses	(12,246)	—	—	(432	) f), g)	(12,678)	—	(12,678)
General and administrative expenses	(6,188)	(4,127)	(3,743)	2,314	d), f), g)	(7,617)	—	(7,617)
Other income	113	—	—	—		113	—	113

Operating result	(11,281)	(4,127)	(3,743)	1,882		(13,142)	—	(13,142)
Financial income	2,730	857 [1]	777	—		3,507	—	3,507
Financial expenses	(29)	—	—			(29)	—	(29)

Financial result	2,701	857	777	—		3,478	—	3,478

Loss before taxes	(8,580)	(3,270)	(2,966)	1,882		(9,664)	—	(9,664)
Taxes on income	—	—	—	—		—	—	—

Net loss	(8,580)	(3,270)	(2,966)	1,882		(9,664)	—	(9,664)
Attributable to:
Equityholders of the parent	(8,306)	(3,270)	(2,966)	1,608	a)	(9,664)	—	(9,664)
Non-controlling interest	(274)	—	—	274	a)	—	—	—

Net loss	(8,580)	(3,270)	(2,966)	1,882		(9,664)	—	(9,664)

Weighted average shares outstanding — basic and diluted	1,163,625			61,744,993		62,908,618	(8,927,543)	53,981,075
Net loss per share — basic and diluted	€(7.14)					€(0.15)		€(0.18)

(1)	Amount classified as investment income on Trust Account in ARYA’s historical financial statements.
(2)	Refer to note 4 (foreign currency adjustments).

PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

FOR THE YEAR ENDED DECEMBER 31, 2019

(UNAUDITED)

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
(Euros in thousands, except share and per share data)	Immatics GmbH Historical IFRS EUR	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP USD	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP EUR[2]	Pro Forma Adjustments EUR[2]		Pro Forma Combined EUR	Additional Pro Forma Adjustments EUR[2]	Pro Forma Combined EUR
Revenue from collaboration agreements	18,449	—	—	—		18,449	—	18,449
Research and development expenses	(40,091)	—	—	(1,728	) f), g)	(41,819)	—	(41,819)
General and administrative expenses	(11,756)	(775)	(692)	(1,442	) d), f), g)	(13,890)	—	(13,890)
Other income	385	—	—	—		385	—	385

Operating result	(33,013)	(775)	(692)	(3,170)		(36,875)	—	(36,875)
Financial income	790	3,353 [1]	2,995	—		3,785	—	3,785
Financial expenses	(264)	—	—			(264)	—	(264)

Financial result	526	3,353	2,995	—		3,521	—	3,521

Loss before taxes	(32,487)	2,578	2,303	(3,170)		(33,354)	—	(33,354)
Taxes on income	—	—	—	—		—	—	—

Net loss	(32,487)	2,578	2,303	(3,170)		(33,354)	—	(33,354)
Attributable to:
Equityholders of the parent	(31,571)	2,578	2,303	(4,086	) a)	(33,354)	—	(33,354)
Non-controlling interest	(916)	—	—	916	a)	—	—	—

Net loss	(32,487)	2,578	2,303	(3,170)		(33,354)	—	(33,354)

Weighted average shares outstanding — basic and diluted	1,163,625			61,744,993		62,908,618	(8,927,543)	53,981,075
Net loss per share — basic and diluted	€(27.13)					€(0.53)		€(0.62)

(1)	Amount classified as investment income on Trust Account in ARYA’s historical financial statements.
(2)	Refer to note 4 (foreign currency adjustments).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1 Basis of preparation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The historical consolidated financial statements of Immatics and the historical financial statements of ARYA have been adjusted in the pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of loss, expected to have a continuing impact on the combined results following the Transaction. The adjustments presented in the unaudited pro forma condensed combined financial information are based on currently available information and certain information that management of Immatics and ARYA believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.

Immatics and ARYA did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

2 Redemption scenarios

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for Class A Shares.

•	Scenario 1 — Assuming No Redemptions: This presentation assumes that no holders of Class A Shares exercise their redemption rights upon consummation of the Transaction.

•

Scenario 2 — Assuming Maximum Redemptions of Class A Shares for cash: The Business Combination Agreement provides that each party’s obligation to consummate the Transaction is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Financing (net of any unpaid ARYA Expenses as defined in the Business Combination Agreement) being at least $150,000,000. Therefore, this presentation assumes proceeds to be equal to €136.9 million ($150 million), including €95.1 million ($104.2 million) in proceeds from the PIPE Financing and net of unpaid ARYA Expenses. Under these circumstances, ARYA shareholders may exercise their redemption rights with respect to a maximum of 8,927,543 redeemable Class A Shares upon consummation of the transaction at a redemption price of approximately €9.44 per share. This leads to a total maximum redemption value of €84.3 million, resulting in a Trust Account balance of €51.4 million ($56.4 million) after the Transaction. This scenario assumes unpaid expenses related to the Transaction of €9.6 million ($10.5 million), to be paid out of the Trust Account. The estimated per share redemption value of €9.44 was calculated by dividing the ARYA Trust Account balance of approximately €135.7 million as of March 31, 2020 by 14,375,000 Class A Shares outstanding.

3 Accounting policy conformity changes

The historical financial information of ARYA was prepared in accordance with U.S. GAAP. No adjustments were required to convert ARYA’s historical financial information from U.S. GAAP to IFRS or to align ARYA’s accounting policies to those applied by Immatics.

As ARYA’s historical financial information is presented in accordance with the presentation of Immatics’ historical financial information, certain reclassifications of ARYA’s historical financial information are required, which are disclosed on the unaudited condensed combined statement of financial position and statement of loss.

4 Foreign currency adjustments

The historical financial statements of ARYA are presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Euros using the following historical exchange rates:

Euros per U.S. Dollar
Average exchange rate for three months ended March 31, 2020	0.9069
Period end exchange rate as of March 31, 2020	0.9127
Average exchange rate for year ended December 31, 2019	0.8932

5 Adjustments to unaudited pro forma condensed combined financial information

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Transaction

a)

Reflects the adjustments to share capital and share premium after the contribution of Immatics’ shares outstanding to TopCo in exchange for 33,093,838 TopCo Shares, and the exchange of all shares in the share capital of Immatics US held by the Other Founder for 697,431 TopCo Shares resulting in an increase to share capital and share premium of €338 thousand and €1.6 million, respectively. Immatics’ historical share capital of €1.2 million and the non-controlling interest of €783 are eliminated.

b)

Reflects the contribution of Class A Shares and Class B Shares to TopCo and the issuance of TopCo Shares in exchange. The Transaction is accounted for under IFRS 2 with an expense reflected for the difference between the fair value of TopCo Shares issued and the fair value of ARYA’s net assets contributed. As the holders of redeemable Class A Shares may exercise their redemption rights (refer to note 2), the number of TopCo Shares issued in exchange for ARYA Ordinary Shares may vary.

•

Scenario 1 (Assuming No Redemptions): TopCo issues 17,968,750 TopCo Shares and recognizes share capital of €180 thousand and share premium of €147.7 million in exchange for all outstanding Class A Shares and Class B Shares. ARYA’s historical equity, including additional paid-in capital of €4.6 million, an accumulated deficit of €58 thousand, and Class A Shares and Class B Shares of €123.6 million are eliminated.

In accordance with IFRS 2, the difference between the fair value of TopCo Shares issued and the fair value of ARYA’s identifiable net assets is reflected as an expense, resulting in a €19.6 million increase to accumulated deficit.

The entire amount of cash and cash equivalents held in the ARYA Trust Account of €135.7 million becomes available to TopCo following the transaction, which is reclassified to cash and cash equivalents.

•

Scenario 2 (Assuming Maximum Redemptions) — Holders of 8,927,543 redeemable Class A Shares exercise their redemption rights, resulting in a decrease in ARYA’s Trust Account of €84.3 million. TopCo issues 9,041,207 TopCo Shares to ARYA shareholders, resulting in additional share capital of €90 thousand and share premium of €68.5 million. ARYA’s historical equity, including an accumulated deficit of €58 thousand, Class A non-redeemable shares, Class B non-redeemable shares, and Class A redeemable shares of €123.6 million are eliminated.

In accordance with IFRS 2, the fair value of TopCo Shares issued and the fair value of ARYA’s net assets contributed is reflected as an expense, resulting in a €24.7 million increase to accumulated deficit.

The remaining €51.4 million of ARYA’s Trust Account is reclassified to cash and cash equivalents.

c)

Reflects proceeds from the PIPE Financing, increasing cash and cash equivalents by €95.1 million ($104.2 million), with corresponding increases to share capital and share premium of €104 thousand and €95.0 million, respectively.

d)

Reflects the elimination of transaction-related costs of €2.7 million and €152 thousand for the three months ended March 31, 2020, and the year ended December 31, 2019, respectively, which are reflected in Immatics’ historical consolidated statement of loss and the elimination of €511 thousand of costs directly attributable to raising new capital, which had been capitalized within other current assets as of March 31, 2020.

e)

Reflects €16.0 million of additional incremental costs incurred in the Transaction after March 31, 2020, which are classified in accounts payable in the unaudited pro forma condensed combined statement of financial position. The value of transaction costs directly related to the Transaction and raising new capital varies, depending on the number of redemptions exercised by ARYA shareholders.

Scenario 1 (Assuming No Redemptions) – Reflects a decrease to share premium of €5.4 million related to the value of transaction costs directly attributable to raising new capital in the Transaction. The remaining €10.7 million in costs is reflected as an increase to accumulated deficit.

Scenario 2 (Assuming Maximum Redemptions) – Reflects a decrease to share premium of €4.3 million related to the value of transaction costs directly attributable to raising new capital in the Transaction. The remaining €11.8 million in costs is reflected as an increase to accumulated deficit.

Deferred underwriting commissions of €4.3 million, which are reflected in ARYA’s historical statement of financial position and payable after the Transaction, are reclassified to other current liabilities.

f)

Holders of Vested Immatics SARs shall receive for each Vested Immatics SAR that is outstanding immediately prior to the Closing a right to receive a cash payment equal to the value, if any, of such Vested Immatics SAR less the applicable exercise price of such Vested Immatics SAR (“SAR Cash Proceeds”). Under the Business Combination Agreement, Active Employees and Management Members are required to re-invest a minimum of 25%-50% of the SAR Cash Proceeds, net of taxes, up to a maximum of 50%. The re-investment minimum is dependent on seniority, with Management Members required to re-invest a minimum of 50%.

Recipients of SAR Cash Proceeds elected to re-invest approximately 48% of their SAR Cash Proceeds in exchange for TopCo Shares. Therefore, the expected cash payment net of employee re-investment results in an increase to other current liabilities of €10.0 million, a decrease in other non-current liabilities related to the previously outstanding awards of €2.8 million, an increase to share capital of €7 thousand and share premium of €6.4 million, and an increase to accumulated deficit of €13.6 million. The increase to accumulated deficit represents the added expense from the accelerated vesting of the Immatics SARs.

For each TopCo Share purchased by Active Employees and Management Members re-investing a portion of his or her SAR Cash Proceeds, TopCo grants two (2) options to purchase one (1) TopCo Share under the TopCo Equity Plan, with an exercise price equal to $10.00 (or higher, as necessary to comply with Section 409A of the U.S. Tax Code). These options vest over a period of 12 months following the close of the Transaction. The award recipient must remain employed by TopCo or one of its affiliates through the vesting date to receive the option. As the options vest over 12 months and do not have a continuing impact on the combined results following the Transaction, no adjustment with respect to the options was reflected in the unaudited pro forma condensed combined statement of financial position or the unaudited pro forma condensed combined statement of loss. Based on the SAR Re-investment, management expects TopCo to incur an additional €8.1 million in share-based compensation expense related to these options.

In addition, ARYA and Immatics have agreed that performance-based options and service-based options shall be granted out of the TopCo Equity Plan to Immatics’ executive officers and key personnel no later than closing of the Business Combination. The performance-based options will vest based both on achievement of market capitalization milestones and satisfaction of a four-year time-based vesting schedule. As the market capitalization milestones represent market vesting conditions, the grant date fair value of these awards is reduced by the probability of not achieving each respective milestone. The service-based options will vest solely on a four-year time-based vesting schedule. The pro forma condensed combined statement of loss reflects additional research and development expenses and general and administrative expenses of €0.5 million and €1.2 million, respectively, in connection with these awards for the 12 months ended December 31, 2019. Additional research and development expenses and general and administrative expenses of €115 thousand and €299 thousand, respectively, are reflected in connection with these awards for the three months ended March 31, 2020.

g)

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing, each Unvested Immatics SAR that is outstanding immediately prior to the Closing will be cancelled in exchange for an option to purchase a certain number of TopCo Shares under the TopCo Equity Plan. Shares under the TopCo Equity Plan have comparable terms as Immatics SAR, with revised exercise prices reflecting the reorganized capital structure of TopCo. The options granted under the TopCo Equity Plan are accounted for as a modification under IFRS 2, with the incremental fair value expensed over the remaining vesting period. The incremental fair value is the difference between the fair value of the options to purchase TopCo Shares under the TopCo Equity Plan and the net fair value of the exchanged Unvested Immatics SAR (both measured at the date on which the replacement award is issued). The planned issuance of options to purchase TopCo Shares under the TopCo Equity Plan results in an increase to research and development expenses of €317 thousand and €1.3 million and additional general and administrative expenses of €99 thousand and €397 thousand in the unaudited pro forma condensed combined statement of loss for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively.

6 Net loss per share

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of loss are based upon the number of the TopCo shares outstanding as of March 31, 2020 and December 31, 2019, respectively, assuming the Transaction occurred on January 1, 2019. As the unaudited pro forma condensed combined statement of loss is in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, including 7,187,500 warrants to acquire TopCo shares, which are held by former holders of ARYA Public Warrants, and share-based awards issued under the TopCo Equity Plan.

As the Transaction and related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average TopCo Shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transaction have been outstanding for the entire period presented.

(Euros in thousands, except share and per share data)	Scenario 1 Assuming No Redemptions into Cash	Scenario 2 Assuming Maximum Redemptions into Cash
Pro forma weighted average number of TopCo shares outstanding
TopCo founder shares	1	1
TopCo shares issued to Immatics Participating Shareholders	33,093,838	33,093,838
TopCo shares issued to the Other Founder	697,431	697,431
TopCo shares issued to ARYA Class A and Class B shareholders	17,968,750	9,041,207
TopCo shares issued to PIPE Investors	10,415,000	10,415,000
Shares issued in relation to the Immatics Equity Plan	733,598	733,598

Pro forma weighted average number of TopCo shares outstanding — basic and diluted	62,908,618	53,981,075

Three months ended March 31, 2020
Pro forma net loss attributable to equityholders of the parent	€(9,664)	€(9,664)
Pro forma net loss per share — basic and diluted	€(0.15)	€(0.18)

Year ended December 31, 2019
Pro forma net loss attributable to equityholders of the parent	€(33,354)	€(33,354)
Pro forma net loss per share — basic and diluted	€(0.53)	€(0.62)

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of ARYA as of and for the three months ended March 31, 2020 and as of and for the year ended December 31, 2019;

•	historical per share information of Immatics as of and for the three months ended March 31, 2020 and as of and for the year ended December 31, 2019; and

•

unaudited pro forma per share information of the combined company as of and for the three months ended March 31, 2020 and for the year ended December 31, 2019 after giving effect to the Business Combination and PIPE Financing, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no holders of Class A Shares exercise their redemption rights upon consummation of the Business Combination.

•

Assuming Maximum Redemptions: This presentation assumes that holders of 8,927,543 redeemable Class A Shares exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately €9.44 ($10.34) per share.

The following tables assume that 10,415,000 TopCo Shares are issued in the PIPE Financing. If the actual facts are different than these assumptions, the below numbers will be different. These figures also do not take into account the number of TopCo Public Warrants to purchase TopCo Shares that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “— Summary Historical Financial Data of Immatics,” “— Summary Historical Financial Data of ARYA,” “ARYA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Immatics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of each of ARYA and Immatics contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport (i) to represent what the actual results of operations of TopCo would have been had the Business Combination been completed or (ii) to project TopCo’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of TopCo would have been had the Business Combination been completed nor the book value per share for any future period.

	As of and for the three months ended March 31, 2020
					Pro Forma Combined
	Immatics		ARYA		No Redemptions	Maximum Redemptions
Book value per ordinary share(1)	€(43.00)		—		€2.38	€1.21
Book value per share, Class A Shares (basic and diluted)	—		€9.15	(4)	—	—
Book value per share, Class B Shares (basic and diluted)	—		€(0.91	)(5)	—	—
Net loss attributable to equityholders of parent per ordinary share	€(7.14	)(2)	—		€(0.15)	€(0.18)
Net income per share — Class A Shares	—		€0.05		—	—
Net loss per share — Class B Shares	—		€(1.04)		—	—
Cash dividends per share	—		—		—	—
Cash dividends per share — Class A Shares	—		—		—	—
Cash dividends per share — Class B Shares	—		—		—	—

	As of and for the year ended December 31, 2019
					Pro Forma Combined
	Immatics		ARYA		No Redemptions	Maximum Redemptions
Book value per ordinary share(1)	€(35.09)		—		—	—
Book value per share, Class A Shares (basic and diluted)	—		€8.87	(4)	—	—
Book value per share, Class B Shares (basic and diluted)	—		€0.14	(5)	—	—
Net loss attributable to equityholders of parent per ordinary share	€(27.13	)(2)	—		€(0.53)	€(0.62)
Net income per share — Class A Shares	—		€0.21		—	—
Net loss per share — Class B Shares	—		€(0.19)		—	—
Cash dividends per share	—		—		—	—
Cash dividends per share — Class A Shares	—		—		—	—
Cash dividends per share — Class B Shares	—		—		—	—

(1)	Book value per share represents total shareholder’s (deficit) equity divided by total shares outstanding.
(2)

Prior to the Exchange, 1,163,625 Immatics GmbH shares were outstanding. After the exchange, Immatics Participating Shareholders and Other Founder will hold 33,093,838 and 697,431 shares, respectively in Immatics B.V., resulting in a reduction of net loss per share to €(0.25) and to €(0.93) on a pro forma basis for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.

(3)

ARYA historically prepared its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) with the U.S. Dollar as its reporting currency. Per share amounts reported for ARYA reflect its historical financial results reported under U.S. GAAP and are reported in Euro. The historical financial statements of ARYA are presented in USD. The historical financial information was translated from U.S. dollars to Euros using the historical exchange rates as described in the section entitled “Unaudited pro forma condensed combined financial information” included elsewhere in this proxy statement/prospectus.

(4)	Book value per share — Class A Shares represents Marketable securities held in Trust Account minus Deferred underwriting commissions divided by total Class A shares outstanding.
(5)	Book value per share — Class B Shares represents net assets except for Marketable securities held in Trust Account and Deferred underwriting commissions divided by total Class B shares outstanding.

BUSINESS OF TOPCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to TopCo prior to the Business Combination. As of the date of this proxy statement/prospectus, TopCo has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of ARYA Merger Sub and IB Merger Sub and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, ARYA and Immatics will effect a transaction, the result of which TopCo will become the ultimate parent of Immatics. For information about TopCo’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of TopCo After the Business Combination.”

Incorporation

TopCo was incorporated as a Dutch private limited liability corporation (besloten vennootschap met beperkte aansprakelijkheid) on March 10, 2020 with an issued share capital of €0.01. Prior to consummation of the Business Combination, the TopCo General Meeting of shareholders will resolve to convert TopCo’s corporate form into a Dutch public limited liability company (naamloze vennootschap).

Articles of Association

Prior to or simultaneously with consummation of the Business Combination, TopCo’s current articles of association will be amended and restated in their entirety to be in the form of the TopCo Articles of Association contemplated by the Business Combination Agreement and attached as Annex D to this proxy statement/prospectus. TopCo’s current articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Immatics, TopCo’s Shareholder and ARYA or after consummation of the Business Combination by amendment in accordance with their terms. Please see the section entitled “Description of TopCo Securities.”

Name

TopCo is registered with the Commercial Register of the Netherlands Chamber of Commerce under the registration number 77595726 and the legal name Immatics B.V. Prior to or simultaneously with consummation of the Business Combination, TopCo’s legal name will be changed to Immatics N.V. as a result of the amendment of TopCo’s articles of association.

Official Seat

TopCo’s official seat (statutaire zetel) is in Amsterdam, the Netherlands and its business address is Paul-Ehrlich-Straße 15, 72076 Tübingen, Germany. The mailing address of TopCo’s principal executive office after the closing of the Business Combination will be at Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

Financial Year

TopCo’s financial year is currently the calendar year. In connection with the Business Combination, Immatics and ARYA may change the fiscal year of TopCo.

Subsidiaries

ARYA Merger Sub and IB Merger Sub, newly incorporated Cayman Islands exempted companies, are wholly-owned subsidiaries of TopCo. As of the date of this proxy statement/prospectus, ARYA Merger Sub and

IB Merger Sub have not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

Stichting Immatics, a foundation under Dutch Law is currently the sole shareholder of TopCo. In connection with the Business Combination, ARYA shareholders will become shareholders of TopCo pursuant to the First Merger, and Immatics equityholders will become shareholders of TopCo pursuant to the Exchange.

Management Board

TopCo is currently managed by a management board with one managing director. Currently, the managing director of TopCo is Thomas Ulmer, who also serves as Chief Financial Officer of Immatics.

Legal Proceedings

As of the date of this proxy statement/prospectus, TopCo was not party to any material legal proceedings. In the future, TopCo may become party to legal matters and claims arising in the ordinary course of business, the resolution of which TopCo does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

Properties

TopCo currently does not own or lease any physical property.

Employees

TopCo currently has no employees.

BUSINESS OF IMMATICS AND CERTAIN INFORMATION ABOUT IMMATICS

I. OVERVIEW

Immatics is dedicated to the development of T cell receptor (“TCR”)-based immunotherapies for the treatment of cancer. It uses its proprietary suite of technologies to identify intracellular drug targets, so called peptide-HLA or pHLA targets, as a basis for a broad range of potential immunotherapies designed to overcome the current limitations in immuno-oncology. Unlike CAR-T therapy and current antibody-based approaches, which can only target cell surface proteins, Immatics’ technology enables the identification of otherwise inaccessible intercellular protein targets and thus significantly increases the diversity and novelty of the targets it can pursue. Such intracellular targets are generally recognized as one of the most important keys to unlock hard-to-treat cancer, particularly solid cancers. Immatics believes that the elucidation of these targets gives Immatics an advantage that it is leveraging to develop a pipeline of novel TCR-based products designed to deliver a robust and specific T cell response against cancer cells.

Immatics is developing its targeted immunotherapy candidates with an emphasis on treating solid tumors through two distinct treatment modalities: Adoptive Cell Therapies (“ACT”) and antibody-like TCR Bispecifics (“TCER”). As of today, Immatics’ wholly owned pipeline comprises eight therapeutic programs, of which four are in clinical trials and four are in preclinical stage. In addition to this proprietary pipeline, Immatics is also developing some of its targets and TCRs through programs in alliances with global leaders, such as Amgen, Genmab, BMS and GlaxoSmithKline. In these collaborations, Immatics seeks to evaluate and enable the development of ten collaborative programs based on novel Immatics-derived targets in a variety of immunotherapeutic approaches. From its research and development origins in Tübingen, Germany, to its cell therapy R&D and manufacturing center in Houston, Texas, Immatics’ global team is committed to developing and advancing its therapeutic pipeline and collaboration programs to address significant unmet medical needs in oncology.

T cells are critical actors in staging an effective immune response against diseased and abnormal cells, such as cancer cells. The human leukocyte antigen (“HLA”) system, also known as the major histocompatibility complex (“MHC”) in humans, is an important part of the immune system because it presents antigenic or foreign peptides on the surface of the cell to be recognized by the T cell receptor. Due to their biologic purpose to bind to peptides presented on HLA receptors (“pHLA targets”), Immatics believes that TCRs represent a new therapeutic opportunity for leveraging the power of T cells. Immatics’ investigational immunotherapies are designed to use the potency and specificity of natural and engineered TCRs to attack and kill cancer cells and, in the case of solid tumors, invade the tumor, potentially overcoming significant hurdles for current immuno-oncology approaches.

Immatics’ target discovery platform, called XPRESIDENT, is a high throughput quantitative and ultrasensitive mass spectrometry (LC-MS/MS) based approach, which Immatics has utilized to conduct a comparative and HLA-focused proteomic analysis combined with a transcriptomic analysis on thousands of cancer and healthy tissues. Using XPRESIDENT Immatics has identified cancer targets that are presented on tumors but not, or to a far lower extent, on healthy tissues. Immatics believes that XPRESIDENT allows it to confirm that these targets are naturally presented – in contrast to typical discovery methodologies relying on artificially cultured cell lines or in silico prediction algorithms. Immatics delineates these mass spectrometry validated cancer targets into three classes: (1) peptides of well-known and characterized cancer target proteins; (2) unknown or poorly characterized proteins; and (3) crypto targets/neoantigens. Following analysis of over 400,000,000 MS/MS spectra and an initial long-list of 8,000 tumor-associated pHLA targets, Immatics has focused on a prioritized short-list of over 200 tumor-associated and tumor-selected targets from these three categories and developed an extensive intellectual property portfolio to protect its discoveries.

Once a suitable target is identified, Immatics leverages its XCEPTOR TCR discovery platform to develop, engineer and validate cognate TCRs for these targets. A rigorous process of assessing and optimizing the specificity and affinity of TCRs is critical for selecting the right TCR which, as part of an immunotherapeutic approach, is designed to focus an immune system attack on the tumor and confer a potent and well-tolerated therapeutic effect. Immatics’ XCEPTOR platform is differentiated from other TCR discovery platforms through leveraging the XPRESIDENT target database to generate highly specific TCRs, as a result of its capabilities to screen for off-target toxicity and cross-reactivity.

Figure 1. Immatics’ proprietary pipeline and milestones.

Immatics’ fully-owned pipeline consists of two distinct modalities: Adoptive Cell Therapies (ACT) and antibody-like TCR Bispecifics (TCER) directed against various targets relevant in a broad range of cancers. Immatics expects several clinical and preclinical milestones in the near term and expects to further advance part of its preclinical programs towards clinical stage within the next two years.

Each therapeutic modality is designed with distinct attributes to produce the desired therapeutic effect for patients at different disease stages and with different types of tumors:

•

Adoptive Cell Therapy: Immatics’ clinical ACTengine program is a personalized approach for which the patient’s own T cells are genetically modified to express a novel proprietary TCR created by Immatics and then reinfused, this approach is also known as TCR-T. The ACTallo program is advancing the ACT concept beyond individualized manufacturing and is being developed to generate “off-the-shelf” cellular therapy product candidates. The ACTolog program is a pilot approach for ultra-personalized, multi-target immunotherapy product candidates utilizing endogenous (non-genetically engineered) T cells with the goal of paving the way for a next step of enabling a fully engineered multi-TCR-T.

•

TCR Bispecifics (TCER): TCER are engineered ‘off-the-shelf’ biologics consisting of a portion of the TCR which directly recognizes cancer cells and a T cell recruiter domain which recruits and activates T cells. TCER are designed to attract any patient’s circulating T cells to bind and come into direct proximity with the cancer to destroy it.

Figure 2. Immatics’ lead product classes: Personalized engineered Adoptive Cell Therapy (ACTengine) and antibody-like TCR Bispecifics (TCER).

Immatics is advancing two distinct therapeutic modalities of Adoptive Cell Therapies and TCR Bispecifics, ACTengine and TCER. While the ACTengine approach is based on engineering a patient’s own T cells to specifically attack the patient’s tumor, Immatics TCER molecules are off-the-shelf biologics designed to re-direct any T cell in a patient’s body against the tumor and for immediate treatment of the patient. ACTengine and TCER provide two distinct mechanisms of actions suitable for patients at different cancer stages.

Immatics is pursuing a clinical development strategy that accelerates product candidates toward pivotal trials preceding submission of a Biologics License Application (“BLA”) with regulatory authorities. Each program enters clinical development initially in a “basket trial” to broadly investigate safety, tolerability and initial signs of efficacy in patients with various types of solid tumors confirmed to be expressing the specific cancer target tested in a tumor biopsy taken from the patient. Assuming favorable results from these trials, Immatics plans to expand its Phase 1 clinical trials to enable fast entry into pivotal clinical trials and potentially achieve an accelerated approval pathway.

Initial biological data from the first patients treated in the ACTengine trials demonstrated very high frequencies of persisting target-specific T cell in the bloodstream as well as their infiltration in tumor lesions even at the lowest treatment dose. Immatics expects a combined initial data read-out for the ACTengine trials by early 2021.

Immatics has developed a proprietary manufacturing process, optimized to generate T cell products within a short manufacturing period of only 5-6 days, utilizing a proprietary cytokine cocktail. The process is designed to rapidly produce younger, better-persisting T cells, capable of “serial” killing of tumor cells in vitro. Processing time compares favorably to published reports by other companies operating in the CAR and TCR sectors. T cell products are manufactured by Immatics personnel at the UTHealth Evelyn H. Griffin Stem Cell Therapeutics Research Laboratory in a 1,850 square foot state-of-the-art cGMP facility exclusively used by Immatics in Houston, Texas.

Immatics was founded in 2000 in Tübingen, Germany by Harpreet Singh, Toni Weinschenk and others based on the revolutionary research of Professor Hans-Georg Rammensee at the University of Tübingen. Immatics currently employs approximately 200 people. In 2015, Immatics co-launched Immatics US, Inc. as part of a strategic collaboration with the University of Texas MD Anderson Cancer Center and entered an agreement with

UTHealth. These collaborations have allowed Immatics to gain access to critical cell therapy expertise and cGMP manufacturing infrastructure. Since Immatics’ inception, it has raised more than $200 million through equity financing and has also added more than $250 million in nondilutive capital through its collaborations and public grants. Immatics has applied this capital toward its strategy to identify, deliver and pioneer new treatments for cancer patients through identifying tumor-associated pHLA targets recognized by T cells. Immatics believes that identifying true cancer targets that are presented on tumor tissue but not on healthy cells and the subsequent discovery, selection, and engineering of the right TCRs are central to Immatics’ mission: Delivering the power of T cells to cancer patients and advancing the next wave in cancer immunotherapy.

Immatics has a highly experienced global leadership team that operates seamlessly between its locations in Germany and the United States. The management consists of an interdisciplinary team that includes medical and scientific experts as well as accomplished business leaders, and collectively has multiple decades of experience in the pharmaceutical and biotechnology industries. In addition, the management team includes the creators and developers of Immatics’ core technologies, and benefits from their continued contributions.

Limitations of Current Cancer Immunotherapies

Cancer incidence continues to increase globally and despite advances in treatment options, cancer remains a major health problem and ranks second to cardiovascular disease as an overall cause of mortality. It is characterized by the uncontrolled growth of abnormal cells whose ability to evade the immune system’s surveillance is a key factor in their proliferation and persistence. In particular, patients with advanced, recurrent or refractory solid tumors have a generally poor prognosis and there remains for these patients a very high unmet medical need.

In recent years, the field of immunotherapy, a form of cancer treatment utilizing the patients’ own immune system to specifically seek and destroy cancer cells, has significantly changed the standard of care in many segments of oncology and emerged as a major pillar in the treatment of cancer. Terminally ill cancer patients have experienced tumor reductions, long term benefits, and even cure in some cases through immunotherapy. Although treatment with immunotherapy including checkpoint inhibitors, CAR-T cells and monoclonal antibodies has resulted in durable responses in some tumor types, a majority of cancers do not respond to current immunotherapeutic approaches. Explanations for the lack of effective therapies in many cancers are summarized below:

•

Limited to specific patient populations: Checkpoint inhibitors have proven to be highly effective against particular cancers while being ineffective against the majority of solid cancers. Checkpoint inhibitors are thought to be effective predominantly in tumors with high mutational burden, which account for less than 10% of all cancer types. However, the market and medical need for tumors without high mutational burden is significantly larger. Immatics believes such tumors with low mutational burden will be best addressed with targeted therapies to non-mutated antigens covering various target classes.

•

Limited target space: The limited target space is a major constraint to CAR-T cell therapies and classical monoclonal antibody-based targeted therapies. Both of these approaches target surface proteins on cancer cells, which constitute only ~25% of the human proteome, leaving ~75% of intracellular proteins not accessible for these types of treatments.

•

Limited success in solid cancers: CAR-T cell therapies have demonstrated antitumor activity in hematological cancers, including B-cell acute lymphoblastic leukemia (“ALL”) and subtypes of non-Hodgkin’s lymphoma (“NHL”), such as diffuse large B cell lymphoma (“DLBCL”). However, clinical success in the majority of solid cancers, which represent a larger patient population and market, has not been achieved to date.

•

Inhibitory tumor microenvironment (“TME”): The tumor microenvironment is a dynamic network composed of immune cells, blood vessels, stromal cells, signaling molecules and the extracellular matrix imposing a significant barrier to effective therapeutic approaches. Immunosuppressive cells and immunomodulatory factors build an immunosuppressive environment and together with the rigid extracellular matrix are thought to inhibit drugs and T cells from accessing the tumor.

•

Tumor Heterogeneity: The tumor of each cancer patient evolves during the course of the disease. As a result, the tumor becomes more heterogenous with co-existing sub-populations of tumor cell clones. The associated intra-tumoral heterogeneity of target expression might contribute to tumor evasion and consequently to treatment failures and recurrence of the tumor.

Immatics believes that its approach might be able to overcome the current challenges of immunotherapy and develop truly novel opportunities for patients.

Immatics’ Strategy

Immatics’ mission is to become a leading oncology-focused biopharmaceutical company by developing differentiated TCR-based immunotherapies, particularly for solid tumors that are inadequately addressed with existing treatment modalities. Specifically, Immatics seeks to execute on the following strategy to maximize the value of its technology platforms and broad portfolio of product candidates:

Figure 3. Immatics’ differentiated approach to deliver novel TCR-based immunotherapies to cancer patients.

Immatics combines the discovery of true targets (via XPRESIDENT) with the development of the right TCRs (via XCEPTOR) to generate Adoptive Cell Therapies (e.g. ACTengine) and TCR Bispecifics (TCER). Immatics’ product candidates pass through a comprehensive preclinical characterization and validation process before entering the manufacturing phase and clinical trials.

•

Advance the proprietary pipeline of product candidates focusing on ACTengine and TCR Bispecifics through clinical development. Immatics’ ACTengine IMA200 Series includes three product candidates in Phase 1 clinical trials (IMA201, IMA202, IMA203) and one preclinical stage product candidate (IMA204). The Phase 1 trials are investigating safety, tolerability and initial signs of efficacy in patients suffering from solid cancers such as head and neck cancer, non-small cell lung cancer, liver cancer, uterine and ovarian carcinoma and several other tumor types. After FDA approval and start of patient recruitment at the University of Texas MD Anderson Cancer Center, Immatics received regulatory approval to initiate the first ACTengine trial in Germany. To facilitate clinical development, four additional clinical centers have been opened in the U.S. and Europe and initiation of a further three sites is planned in 2020. Should the trials demonstrate safety and evidence of significant tumor control and tumor reduction, Immatics may request FDA Fast Track designation and start pivotal trials with any of its ACTengine programs. Immatics is also advancing two preclinical TCR Bispecifics candidates towards the IND stage of development and first-in-human clinical trials. IND filing for the lead program IMA401 is planned for year-end 2021 and preclinical proof of concept for the second program IMA402 for year-end 2020.

•	Develop cell therapies and biologics providing two distinct mechanisms of actions suitable for different cancer stages. Immatics intends to leverage its technology and know-how to expand the potential therapeutic value for patients across a broad range of tumor types and stages. Both ACT and TCR Bispecifics programs are designed to overcome the limitation of CAR-T programs and improve the outcome for patients in solid cancers.

•

Immatics’ proprietary class of engineered T cell therapy has the potential to provide cancer patients with a potent therapy that infiltrates the tumor. Immatics’ clinical ACT programs aim to improve patient benefit even in advanced stage disease, which is often accompanied with high tumor burden that is difficult to treat with other approaches.

•

Immatics’ novel class of TCR Bispecifics are designed to re-direct any T cell in a patient’s body against the tumor. TCER have the potential to be cost-effective biologic drug candidates, due to their off-the-shelf availability and simple treatment regimen. They are designed to treat advanced cancers with reduced (“debulked”) tumor burden as well as earlier stages of cancer.

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Enhance potency, usability and commercial viability. Immatics’ latest proprietary ACTengine manufacturing processes are designed to generate cell product candidates within a short 5-6-day manufacturing window and deliver high proliferative capacity T cells, with the capability to infiltrate the patient’s tumor and function in a challenging solid tumor microenvironment. Immatics is actively investigating multiple next-generation enhancement strategies to render T cells even more potent to combat solid tumors. For advanced-stage clinical trials and commercial supply, manufacturing processes are planned to be further optimized to ensure a robust manufacturing capability incorporating functionally closed and automated manufacturing systems as well as the use of serum free, chemically defined media. In addition, Immatics is advancing its first allogeneic, off-the-shelf product candidate IMA301 towards the IND stage of development and a first-in-human clinical trial. IMA301 utilizes TCR-transduced gd (gamma-delta) T cells derived from healthy donors as allogeneic TCR-T products. This off-the-shelf product candidate would not require cell harvesting from the immune-compromised patient, thus could be infused directly and is expected to have significantly decreased cost of goods compared to autologous cell products.

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Enhance the competitive edge of Immatics’ technology platforms. XPRESIDENT offers the potential exploitation of the whole tumor-associated antigen repertoire exhibiting an approximately 300% increased cancer target space and greater application potential compared to CAR-T and classical antibody approaches which can target surface antigens only. Beyond the identification of true targets from well-known tumor antigens (such as the MAGE antigen family used in IMA201 and IMA202), XPRESIDENT also identifies novel cancer targets (such as the tumor stroma target COL6A3 exon 6 used in IMA204 designed to disrupt the tumor microenvironment). In addition, Immatics is utilizing XPRESIDENT to unlock new target spaces through novel target classes such as crypto-targets and shared neoantigens.

Based on the unique interplay between Immatics’ target and TCR discovery platforms XPRESIDENT and XCEPTOR, Immatics has the capability to identify and engineer the right T cell receptors with the desired affinity and specificity. These technology platforms are the foundation for strengthening the product pipeline and Immatics’ leading position in the field of TCR-based therapies. Over time Immatics has published its discoveries in multiple peer-reviewed, high-impact publications in Nature, Nature Medicine, Nature Biotechnology, Nature Communications and Lancet Oncology.

•

Expand Immatics’ leading intellectual property portfolio. Immatics intends to continue building on its extensive intellectual property portfolio in the field of cancer targets, TCRs and technologies. Immatics’ portfolio currently includes over 3,000 worldwide active patent applications and more than 1,550 secured patents, of which over 230 are granted in the United States. The protection of Immatics’ assets is a key element of the foundation of its ability to not only strengthen its product pipeline, but also to successfully defend and expand its position as a leader in the field of TCR therapies.

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Leverage the full potential of strategic collaborations. The differentiated nature of Immatics’ discovery programs has been validated by recent collaborations including Amgen, Genmab, BMS and GlaxoSmithKline and which involve a total of ten Immatics targets. Immatics will seek to capitalize on the respective collaborator’s drug development and regulatory expertise and commercial capabilities to bring Immatics’ collaboration product candidates to market.

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Extend the impact of immunotherapy through a novel ultra-personalized multi-TCR warehouse approach. Immatics will take the first step towards multi-TCR-T immunotherapy through combinatorial treatment of patients using anti-tumor and anti-stroma ACTengine products. This will enable attacking different compartments of the tumor and its microenvironment through different target classes, thereby aiming to avoid the tumor adjusting to and escaping from a single cancer target attack. With the portfolio of more than 200 prioritized cancer targets and the high-throughput capabilities in TCR discovery and characterization, Immatics is well-positioned to build a broad library of TCR product candidates (TCR warehouse) aimed at delivering a pioneering, ultra-personalized cancer treatment. A treatment algorithm to select and deliver multiple TCR-based cell therapy products for any cancer patient will not only expand the treatable patient population, but is designed to ultimately reduce the likelihood for tumors to evade immunotherapy and prolong durability of clinical responses, possibly even resulting in cure.

•

Further developing the qualities and capabilities of the Immatics organization and realizing the potential of its exceptional people. Immatics is defined by people passionately dedicated to delivering the power of T cells to cancer patients. Immatics has a long-term management and employee base that is the backbone of Immatics’ past and future achievements. Immatics will continue to rely on this foundation and to support and develop its outstanding team to elevate the organization to the next level.

II. IMMATICS’ THERAPEUTIC PIPELINE

A) ACTENGINE

ACTengine at a glance

•  Expanded target space compared to CAR-T. ACTengine TCR-T targets tumor-associated peptides presented by HLA-molecules on the tumor cell surface. Most relevant solid cancer targets are of intracellular nature and thus only accessible by TCR-based approaches.

•  TCRs with desirable affinity and specificity. ACTengine TCRs identified via XCEPTOR TCR discovery and characterized via XPRESIDENT guided on- and off-target toxicity screening show desirable affinity and high specificity. Immatics’ competitive advantage to other TCR-T approaches is the combination of the suitable target (via XPRESIDENT) with the right TCR (via XCEPTOR).

•  Active at physiological levels of target expression. Immatics believes that ACTengine TCR-T products are highly potent and capable of inducing the killing of tumor cells presenting physiological target copy numbers identified by quantitative mass spectrometry and TCR validation.

•  Optimized manufacturing. Immatics’ proprietary short manufacturing process including a significantly shorter manufacturing period (5-6 days for IMA203) and a proprietary cytokine cocktail used to promote T cell expansion in culture is designed to produce younger, less differentiated T cell phenotypes which are associated with better engraftment and in vivo persistence.

•  Patient recruitment. Patient recruitment is underway in three Phase 1 clinical trials. First combined initial data read-out is expected by early 2021 and further results are expected throughout 2021. The clinical trials are investigating safety, tolerability and initial signs of efficacy in patients and are designed to include potential expansion cohorts in the case of initial signs of clinical efficacy. This may enable a fast way forward towards pivotal clinical trials in specific indications. In case the data allow, Immatics may seek fast track designation(s) as accelerated approval pathway(s) to bring the product candidate(s) to the market.

•  Early biological data from first patients treated. Initial biological data from the first patients treated in the ACTengine trials (N=4) suggest a high persistence of target-specific T cells after infusion, already at the first low-dose level, which constitutes approximately 5-10% of Immatics’ anticipated target dose. These target-specific T cells can also be detected in post-treatment tumor biopsies.

Immatics is developing Adoptive Cell Therapies, which are designed to leverage the power of T cells to actively infiltrate tumor tissue and kill tumor cells in a specific and serial fashion.

Figure 4. Mechanism of action of Immatics’ ACTengine product candidate: from infusion to tumor killing.

Upon infusion of an ACTengine product, T cells “equipped” with the cancer target-specific TCR, are supposed to bind to the pHLA target on the tumor. Subsequent activation of the T cell induces release of cytotoxic granules which might ultimately lead to tumor killing.

There are several reasons why a patient’s own T cells are often not able to protect the body against cancer, such as unavailability of activated tumor antigen specific T cells or insufficient affinity of endogenous target-specific TCRs to properly activate the T cell and fight the tumor. Immatics believes that these problems can be overcome by engineering of autologous T cells with a well characterized and potent TCR, an approach used in its ACTengine program.

ACTengine is based on genetically engineering a patient’s own T cells with a novel TCR designed to recognize the cancer target identified by Immatics’ XPRESIDENT platform. If the target of interest is confirmed on a patient’s tumor by the IMADetect companion diagnostic device candidate, lentiviral transduction of the patient’s autologous T cells with a target-specific exogenous TCR aims to essentially “reprogram” the T cells to attack the tumor. The engineered T cells are then multiplied in vitro and reinfused back into the patient for the treatment of the tumor.

In Immatics’ current ACTengine clinical trials, infusion of the engineered T cells is preceded by a preconditioning lymphodepleting chemotherapy to activate proliferation, facilitate T cell engrafting and persistence. Post-infusion of the T cell product, low-dose IL-2 is administered for 14 days to further enhance persistence of the transferred cells.

Figure 5. Schematic representation of Immatics’ ACTengine process.

Process overview on how Immatics generates a personalized ACTengine T cell product from leukapheresis to patient treatment. If the target of interest is present on the patient’s tumor as demonstrated by biomarker profiling, the patient undergoes leukapheresis followed by genetic engineering of the patient’s own (autologous) T cells with a proprietary TCR. T cells engineered with the TCR are supposed to recognize the biomarker tested target on the tumor and are expanded to larger numbers prior to re-infusion into the patient.

Development of ACTengine Product Candidates

Immatics’ preclinical activities for ACTengine programs aim to reduce the risk of on- and off-target toxicity by careful selection and validation of targets and powerful TCRs. All ACTengine targets demonstrate high prevalence in major solid cancer indications as well as in niche indications with high medical need and limited available treatment options. Immatics selected the highly tumor-associated ACTengine targets based on XPRESIDENT’s comprehensive dataset on mass spectrometry-based peptide presentation, as well as on mRNA expression levels for the respective source genes at the exon level. T cell activation assays with target expressing tumor cell lines further confirm that the targets are endogenously processed, naturally presented peptides. Thus, Immatics believes the targets are promising for T cell-based immunotherapies.

Figure 6. Target characteristics of Immatics ACTengine targets.

Immatics’ ACTengine targets are expressed in a broad range of tumor indications. Comparison of Immatics‘ ACTengine targets to clinically validated NY-ESO-1 demonstrates that IMA201, IMA202 and IMA203 targets show specificity profiles similar to NY-ESO-1 while having significantly higher peptide copy numbers. 1Natural presentation of this peptide has been validated by clinical data, 2Validated by XPRESIDENT mass spectrometry. Target peptide copy numbers per cell were determined by AbsQuant technology, 3Internal specificity categorization used at Immatics. Specificity class 1: peptide not routinely found on any normal tissue; no relevant RNA expression detected on critical organs, Specificity class 2: peptide showing a large therapeutic window with rare detections on normal tissue and low RNA expression on critical organs.

The target-specific TCRs identified via Immatics’ XCEPTOR technology are designed to recognize their targets with high specificity. XPRESIDENT-guided specificity testing confirmed that there have been no peptides identified in the natural HLA peptidome that cross-react with these TCRs. In addition, all TCRs are tested against a human primary cell panel of various healthy donors to reaffirm specificity and the absence of cross-reactivity. The panel covers critical organs (such as brain, heart, lung, liver, kidney) and multiple different cell types (such as endothelial cells, epithelial cells, smooth muscle cell) as well as organ-specific cell types (such as cardiomyocytes, hepatocytes, astrocytes, neurons, osteoblasts, keratinocytes). Finally, all TCRs used in current ACTengine programs were able to mediate the robust functional activation of T cells as evidenced by recognition of calibrated target cell lines presenting the target peptides at physiological levels. In contrast to IMA201 and IMA202, which use naturally occurring TCRs isolated from healthy donors, the TCR used in IMA203 is a pairing-optimized variant of a naturally occurring TCR which shows higher expression levels in T cells and increased affinity for its target.

Delivery of ACTengine Product Candidates to Patients

Patients eligible for clinical trials with ACTengine product candidates have a portion of their white blood cells collected using a well-established process called leukapheresis, a procedure in which a fraction of the white blood cells of a patient are extracted from their peripheral blood. These white blood cells are transferred to a manufacturing facility where peripheral blood mononuclear cells (“PBMCs”), which are a subset of white blood cells, are isolated from the leukapheresis product. PBMCs or a selected subset of T cells (e.g. CD8+ T cells) form the starting point of the ACTengine manufacturing process, which is currently being conducted at a central manufacturing site in the United States by Immatics.

T cells contained within PBMCs are activated and subsequently mixed with a lentiviral vector to transduce the T cells with the genes encoding the target-specific TCR. The transduced cells are expanded in the presence of a cytokine mixture, concentrated and frozen before undergoing quality control release testing. The resulting cell product can be stored frozen long-term until the patient is ready to receive the infusion. The manufacturing time is 7-10 days for IMA201/202 and 5-6 days for IMA203.

For the introduction of the engineered TCR into the cells, Immatics’ manufacturing process utilizes a third generation, self-inactivating lentiviral vector that is designed to improve the safety and eliminate the risk of replication-competent viral particles, as well as produce stable integration of the TCR sequences in the modified cells. The lentiviral vector includes the transgene required for production of engineered TCRs along with other additional elements necessary for producing the lentiviral particles needed for the delivery of the TCR genes.

Enhancing Commercial Application of Autologous Cell Therapies

Immatics is using a semi-closed, partially automated manufacturing process for IMA203 and is currently moving towards a commercially compatible manufacturing process for all ACTengine programs that is automated and utilizes closed manufacturing systems available on the market. Additional manufacturing improvements being developed include the use of selected T cell subsets, as well as manufacturing processes that use chemically defined media free from human or animal derived serum. Proof of concept studies for multiple manufacturing systems, including automated devices, have already been carried out to prepare for implementation.

Immatics will continue manufacturing for Phase 1 clinical trials at the current cGMP manufacturing facility through clinical proof of concept for a given TCR-T cell product. For pivotal trials and commercial scale manufacturing, Immatics is evaluating the use of commercial scale Contract Manufacturing Organizations (“CMOs”) in addition to evaluating building a dedicated commercial facility for launching Immatics’ products.

The current time from leukapheresis collection until infusion ready for Immatics’ T cell products varies between 19 and 24 days, depending on the manufacturing length and including 14-day full sterility testing according to USP standards. However, Immatics is already working with regulatory authorities in the United States and Europe to release the T cell products for infusion on interim (7-day) sterility results while continuing the testing for 14-days. By further reducing the sterility testing for infusion to five days, the commercial manufacturing duration is expected to be reduced to ten to eleven days.

Figure 7. Schematic overview of Immatics’ manufacturing process.

Upon leukapheresis, Immatics’ manufacturing duration to generate a personalized IMA203 ACTengine product is 5-6 days followed by 14-day sterility testing. For commercial ACTengine products, Immatics plans to implement an accelerated 5-day sterility testing, reducing the overall manufacturing time to 10-11 days.

Ongoing ACTengine Clinical Trials

The three Phase 1 clinical trials IMA201-101, IMA202-101 and IMA203-101 are open for patient recruitment and are currently in the dose escalation phase. Immatics plans to enroll 12-15 patients for each trial and will evaluate up to four dose levels of each ACTengine product (50x106 to 1,000x106 target-specific T cells/m²). Upon signs of clinical activity Immatics may extend clinical trials in a certain or several cancer subtypes, and recruit additional patients of the respective indications to access anti-tumor activity of product candidates in more detail.

IMA201-101

The IMA201-101 trial (NCT03247309) is a Phase 1 dose-escalating trial evaluating safety, tolerability and initial signs of clinical efficacy of Immatics’ IMA201 ACTengine product, which targets melanoma-associated antigen

4 or 8 (“MAGEA4/A8”) in patients with solid tumors. Among the range of solid cancer indications being studied, this trial is focused on, but not limited to, squamous non-small cell lung carcinoma (“squamous NSCLC”), head and neck squamous cell carcinoma (“HNSCC”), and subtypes of sarcoma due to the high frequency of MAGEA4/8 expression in these tumors.

Lung cancer is the second most common cancer in the United States and the leading cause of cancer-related deaths. It is estimated that there were 228,000 new cases and 143,000 deaths of lung cancer in 2019. NSCLC accounts for about 85% of all lung cancers, while squamous cell NSCLC accounts for approximately 35% (estimated 66,000 patients) of NSCLC. The 5-year survival rate for NSCLC is 23%, but varies materially by the stage of the disease. For localized NSCLC, the overall 5-year survival rate is about 60%, whereas patients with metastatic lung cancer have a 5-year survival rate of only 6%. Treatment options for NSCLC also depend on the stage of the disease. Compared to non-squamous NSCLC, recurrent or refractory squamous NSCLC has fewer treatment options and typically leads to unfavorable outcomes despite recent advances.

HNSCC comprises a heterogeneous group of cancers at different anatomic locations, which can be found in the oral cavity, the pharyngeal area, and the larynx. Approximately 65,000 Americans are diagnosed with HNSCC each year and around 15,000 die from this disease annually. The 5-year survival for laryngeal cancer, one of the most common types of HNSCC, has not significantly changed over the past 30 years. Despite several treatment options, overall long-term survival rates for recurrent/metastatic HNSCC remain low. Thus, recurrent or metastatic HNSCC is a severely underserved patient population with limited treatment options. Despite all the advances made recently, these cancer patients have a very poor prognosis with a short median survival of 4-6 months and no available and approved standard treatment. Thus, the target population for IMA201-101 consists of patients with an urgent unmet need for new treatment options.

The ACTengine IMA201-101 study is actively recruiting in its dose-escalation phase. To be eligible for IMA201-101, adult patients with pathologically confirmed advanced/metastatic cancer must be HLA-A*02:01 positive and MAGEA4/A8 needs to be present in a biopsy of the patient’s tumor. Upon successful manufacturing and release testing of the IMA201, the patient can be treated, given that all treatment eligibility criteria are fulfilled. IMA201 is administered when disease recurs/progresses, or becomes refractory, no indicated standard of care treatment is available, or if this treatment is no longer warranted. The primary study purpose is to establish the safety and tolerability of the treatment with IMA201 T cell products. Thus, the primary outcome is to determine the incidence of adverse events (“AE”) upon treatment including dose limiting toxicity (“DLT”) and determination of recommended Phase 2 dose. Secondary outcomes are the evaluation of T cell persistence of the TCR engineered T cells within the patient’s blood after T cell infusion, as well as the evaluation of anti-tumor activity (tumor response and duration of response). T cell persistence is considered as a major pre-requisite to obtain anti-tumor response.

IMA202-101

The IMA202-101 trial (NCT03441100) is a Phase 1 dose-escalating trial evaluating safety, tolerability and initial signs of clinical efficacy of Immatics’ IMA202 ACTengine product, which targets melanoma-associated antigen 1 (“MAGEA1”) in patients with various solid tumors, including NSCLC and hepatocellular carcinoma (“HCC”).

HCC is the most common type of primary liver cancer. According to the WHO, liver cancer is one of the top five causes of cancer-related death worldwide and it is estimated that there were 42,000 new cases of liver cancer in the Unites States in 2019. Death rates from liver cancer have been steadily increasing over the last decades and the 5-year survival rate for liver cancer remains low at approximately 18%.

The standard care therapies for unresectable HCC patients are very limited and comprise various local therapies for early and intermediate patients and systemic therapies for advanced HCC patients. Thus, the target patient population for IMA202-101 is comprised of patients with very poor prognosis and high unmet medical need for new treatment options.

The ACTengine IMA202-101 study is actively recruiting in its dose-escalation phase. The study is targeting patients with recurrent or refractory solid tumors including, but not limited to unresectable advanced HCC. To be eligible for IMA202-101, adult patients with pathologically confirmed advanced/metastatic cancer including HCC not amenable to resection are considered for enrollment into the trial if they are tested to be HLA-A*02:01 positive and MAGEA1 was found to be present in a biopsy of the patient’s tumor. The patients have relapsed and/or have refractory solid cancers with no established treatment available. Upon successful manufacturing and release testing of the IMA202 product the patient can be treated, given that all treatment eligibility criteria are fulfilled.

The study purpose is to evaluate the safety and tolerability of the treatment with IMA202 T cell products. Thus, the primary outcome is to determine the incidence of AE upon treatment including DLT and determination of recommended Phase 2 dose. Secondary outcomes are the evaluation of T cell persistence of the TCR engineered T cells within the patient’s blood after T cell infusion, as well as the evaluation of anti-tumor activity (tumor response and duration of response). T cell persistence is considered as a major pre-requisite to obtain anti-tumor response.

IMA203-101

The IMA203-101 trial (NCT03686124) is a Phase 1 dose-escalating trial evaluating safety, tolerability and initial signs of clinical efficacy of Immatics’ IMA203 ACTengine product, which targets preferentially expressed antigen in melanoma (“PRAME”) in adult patients with relapsed and/or refractory solid tumors. Among a broad range of solid cancer indications, uterine cancer (endometrial cancer and uterine carcinoma), ovarian cancer, melanoma, several subtypes of sarcoma and squamous NSCLC are of special interest because PRAME is expressed in these tumors at a very high frequency.

According to estimates for 2019, ovarian cancer accounted for 23,000 new cases per year in the United States. Approximately 14,000 patients died from this disease in 2019, being the fifth most common cause of cancer-related deaths in women. Beside ovarian cancer, uterine cancer is another common cancer in women with unfavorable prognosis and where advances in available treatments are urgently needed. Melanoma is the fifth most common cancer type in the United States and has an incidence of approximately 96,000 new cases and 7,000 estimated deaths per year. While localized melanoma has a very favorable prognosis with a 5-year survival rate of 99%, metastasized melanoma has a 5-year survival rate of only 25%. Despite recent advances in treatment approaches the prognosis for advanced melanoma remains poor. Thus, the target population for IMA203-101 is cancer patients with no or limited treatments available.

The ACTengine IMA203-101 study is actively recruiting in its dose-escalation phase. Before start of study treatment, patients must have recurrent and/or refractory solid tumors and must have received or not be eligible for all available indicated standard-of-care treatments known to confer clinical benefit (e.g., surgery, radiation therapy, chemotherapy, immunotherapy or targeted therapy). Thus, IMA203 is administered if the last available indicated standard-of-care treatment is no longer warranted. For a patient to be eligible for this study, there is no limitation on either the type or the number of prior anti-tumor treatments they may have received. These cancer patients have a very poor prognosis and an urgent unmet medical need for new treatment options. Moreover, patients are eligible for inclusion into the trial if they are tested to be HLA-A*02:01 positive and PRAME was found to be present in a biopsy of the patient’s tumor. Upon successful manufacturing and release testing of the IMA203 product, the patient can be treated, given that all treatment eligibility criteria are fulfilled.

The study purpose is to evaluate the safety and tolerability of the treatment with IMA203 T cell products. Thus, the primary outcome is the determination of the incidence of AE upon treatment including DLT and determination of recommended Phase 2 dose. Secondary outcomes are the evaluation of T cell persistence of the TCR engineered T cells within the patient’s blood after T cell infusion, as well as the evaluation of anti-tumor activity (tumor response and duration of response). T cell persistence is considered as a major pre-requisite to obtain anti-tumor response. After establishing the initial safety profile, Immatics plans to add atezolizumab to a cohort of patients to test the safety of the IMA203-atezolizumab combination.

Initial Results from Ongoing Clinical Trials

The recruitment status as of January 2020 is the following: 22 HLA-A*02:01-positive patients were found to express one of the three targets (for IMA201, IMA202 or IMA203) in their tumor biopsy. 13 of those patients have been enrolled into the manufacturing phase of the trials. Manufacturing was successful for all 10 patients for which manufacturing has already been completed. Four patients (IMA201-101: n=1; IMA202-101: n=2; IMA203-101: n=1) have been infused at the lowest dose (50 million specific T cells/m²) of the dose escalation scheme in their respective trial. So far, ACTengine treatment has been tolerated well. The most frequent adverse events observed to date included cytopenias associated with the lymphodepleting regimen and Grade 1-2 cytokine release syndrome.

Preliminary biological data indicate very high frequencies of target-specific T cells (up to 45% of CD8+ T cells) in the patient’s blood after T cell infusion even at the lowest dose level. Target-specific T cells persisted until the end of the observation period (up to 12 weeks, immunomonitoring is still ongoing).

Figure 8. Initial biological activity data in first ACTengine patients.

Initial data for biological activity in ACTengine patient (status January 2020). Left panel: Representative plot for cellular immunomonitoring of target-specific T cells in the blood of IMA203 patient #1 one week after infusion. Right panel: Molecular immunomonitoring in the blood of n=4 ACTengine patients. Target-specific T cells were determined in the patient’s blood for up to 12 weeks after infusion.

Additionally, target-specific T cells were detected in tumor biopsies that were taken after T cell infusion, indicating their infiltration into the tumor. Biological activity is the prerequisite for clinical efficacy, which will likely be assessed in the forthcoming months.

Figure 9. Detection of target-specific T cells in the tumor.

Initial data for detection of target-specific T cells within post-treatment biopsies six weeks after infusion for n=2 ACTengine patients (status January 2020).

After completion of the dose-escalation phase, assuming favorable safety profiles of the IMA201, IMA202 and IMA203 product candidates and signs of clinical activity in a certain or several cancer subtypes, Immatics may extend the described clinical trials and recruit patients of a respective indication in an extension cohort to assess potential anti-tumor activity in more detail, both as a single agent and in combination therapy with atezolizumab. Immatics may target Fast Track designation(s) and Accelerated Approval(s) to bring the product candidate(s) to the market.

B) NEXT-GENERATION ACT

Next-Generation ACT at a glance

Immatics is committed to developing its ACTengine programs, with the goal to deliver the potential benefits of its innovative science to cancer patients as soon as possible. At the same time, in order to achieve the best outcomes for cancer patients in the longer term, Immatics strives to enhance the tolerability, potency and ease of use of its product candidates. To accomplish these goals, Immatics has taken the following steps:

•  Addressing the tumor stroma and microenvironment. The complex tumor microenvironment is currently regarded as one of the biggest challenges to the success of immunotherapies in solid tumors. Immatics believes that the combination of stroma targets with tumor targets, as well as Immatics’ second-generation enhancements to generate more potent T cells, may address this unmet need.

•  Combating target heterogeneity and tumor evasion. Immatics’ next-generation multi-target approach is designed to combat target heterogeneity and tumor escape for deeper and longer clinical responses.

•  Enhancing commercial viability. Aside from improving commercially compatible manufacturing of autologous ACT, Immatics aims to decrease the cost of goods and to reach patients more quickly with its off-the-shelf cell therapy, ACTallo.

•  Pioneering personalized multi-target precision cancer medicines. The ACTolog pilot trial served as the first proof of concept for the feasibility of a personalized multi-target approach. The ACTolog pilot trial indicated a favorable tolerability profile, persistence and biological activity of transfused T cells as well as clinical benefit by the long-term stabilization of tumor growth in some last-line patients. The ACTolog approach is limited by the properties of the patient’s own T cell repertoire (i.e. TCRs with limited affinities). Immatics believes that this limitation can be overcome by a multi-TCR-based ACTengine approach, which utilizes highly potent and optimized TCRs that may enable significant clinical responses.

•  Exploit the full target potential and offer treatment options for potentially any patient. Immatics believes that its pool of more than 200 prioritized targets combined with the capability to develop the right TCRs offers a possibly unique foundation to develop treatments for almost any patient. Immatics believes that its fast manufacturing process, combined with its broad target portfolio, may put it in a unique position to develop personalized medication efficiently and cost-effectively for any patient.

Targeting Tumor Stroma — ACTengine IMA204

Most current anti-tumor therapies directly target the malignant tumor cells. For Adoptive Cell Therapy, this approach has been successful as demonstrated by others in several indications. Challenges remain, however, for solid tumors, where access and activity of the T cells to the tumor is limited by a rigid tumor stroma and the immunosuppressive tumor microenvironment. Tumor stroma, which are cancer-associated fibroblasts, may promote tumor growth, inhibit drugs and T cells from entering the tumor and thus prohibit them from reaching and killing the tumor cells.

With the XPRESIDENT target discovery platform, Immatics is not only able to identify tumor cell-associated targets, but also innovative targets that are predominantly expressed in tumor stroma. One such stroma-associated target is COL6A3 exon 6, which was selected for the IMA204 ACTengine program. The IMA204 ACTengine program is in preclinical development with a planned IND submission in 2021.

COL6A3 exon 6 is a novel cancer stroma target identified and validated by Immatics’ XPRESIDENT technology platform. COL6A3 is an extracellular matrix component found in most connective tissues, however COL6A3 exon

6 is expressed predominantly by tumor stromal cells and not in normal tissues. COL6A3 exon 6 is highly prevalent in a broad range of tumor tissues including lung, pancreas, esophagus, breast, ovary, colon and stomach cancer.

Immatics believes that targeting the tumor stroma via IMA204 ACTengine is a promising approach for many solid tumors. This could result in tumor cell death due to tumor cells’ dependency on the stroma, could allow endogenous tumor specific T cells to reach the tumor and exert their anti-tumor activity, or could trigger additional local inflammation in the tumor microenvironment. Immatics is considering combining IMA204 with other ACTengine products directly targeting tumor cells, offering a potentially orthogonal and synergistic mechanism of action.

Off-the-Shelf Adoptive Cell Therapy — ACTallo

ACT based on genetically engineered, patient-derived T cells has demonstrated remarkable clinical successes. However, the high costs and logistics associated with use of autologous cells as starting material are a challenge to the widespread use of autologous ACT. In addition, autologous patient material is of heterogenous quality, and the efficacy of cell therapy products in patients may be impacted by the patient’s age, the quality of the patient’s T cell, the cancer itself or immunosuppressive pre-treatments. The development of simpler, off-the-shelf ACT approaches with large batches of therapeutic doses derived from pre-tested healthy donors may make the benefits of these therapies more easily accessible and affordable to cancer patients with challenging, unmet medical needs.

ACTallo is a process developed by Immatics for the manufacture of allogeneic, off-the-shelf, TCR-engineered cellular therapies derived from healthy donors’ gd T cells. Immatics believes that gd T cells are ideally suited for allogenic ACT approaches: gd T cells naturally infiltrate tumors, which has been shown to be the most favorable prognostic factor for patient outcome. gd T cells possess intrinsic antitumor activity and recognize target cells in an HLA/peptide independent fashion, not causing Graft-versus-Host Disease. In clinical trials, the transfer of autologous gd T cells has been repeatedly shown to be well tolerated.

The life span of ACTallo T cells in patients is expected to be limited by their allogeneic nature, and the transferred cells will ultimately be rejected by the host immune system. Therefore, any potential autoimmune reactions driven by the ACTallo product are expected to be limited in duration and severity. Thus, in order to sustain clinical activity, repeated ACTallo cell infusion may be required. The picture emerging from commercial CAR-T products indicates that while peak product concentration correlates with response rate, it is the long-term persistence that correlates with the duration of response. As a result, if an allogeneic product is not applied multiple times, premature rejection of the product may limit patients’ long-term prognosis. Therefore, Immatics is investigating preclinically second-generation approaches that could be suited towards making ACTallo less immunogenic.

Immatics has developed a process that allows ex vivo expansion of gd T cells isolated from a single healthy donor to manufacture multiple ACTallo doses, which Immatics believes represents an ideal modality for an off-the-shelf approach. Using healthy donor T cells circumvents the need to use T cells from heavily treated or aging cancer patients, thus allogeneic cells are not encumbered by suppressive environments of the patients’ immune system. In addition, products are available immediately for patient treatment without any delays for cellular manufacturing upon enrollment. At the laboratory scale, Immatics has observed that its proprietary manufacturing process could generate hundreds of doses from a single donor. Immatics is currently translating these lessons into larger scale solutions. A schematic summary of the ACTallo T cell manufacturing process is shown below in Figure 10.

Figure 10. Schematic representation of Immatics’ ACTallo process.

Within the ACTallo process allogeneic gd T cells from healthy donors are genetically engineered to express TCRs specific for an Immatics’ cancer target. Off-the-shelf ACTallo product candidates are then ready for treatment directly after patient enrollment.

For manufacturing of ACTallo products, gd T cells are isolated from healthy donor leukapheresis, activated and transduced with target-specific TCR and the CD8 co-receptor, and further expanded before cryopreservation as an off-the-shelf product. After infusion, these TCR-engineered gd T cells can recognize and eliminate cancer cells.

Immatics is currently developing the manufacturing process for ACTallo products. Process development efforts are aimed at optimizing cell selection, enrichment, activation and expansion, as well as transduction of gd T cells. Immatics plans to use a proprietary lentiviral vector system capable of transducing gd T cells with a single vector incorporating the proprietary TCR and a CD8 co-receptor – which Immatics believes significantly reduces costs and complexity. For Immatics’ first ACTallo product, IMA301, non-cGMP production runs from selected healthy donors will be performed at clinical batch scale, before the transfer of the manufacturing process to a cGMP facility. Finally, cGMP (a) technology transfer run(s) will be performed in preparation of clinical batch manufacturing for patient infusion in a first-in-human IMA301 clinical trial.

The gd T cells transduced with the TCR developed for use in IMA301 showed high in vitro anti-tumor activity. In addition, IMA301 TCR+ gd T cells were able to effectively kill a tumor cell line in vitro that expressed the targeted antigen at copy numbers that are usually seen on target-positive solid tumors (Figure 11).

Figure 11. Specific in vitro tumor cell killing by ACTallo T cells.

ACTallo T cells transduced with IMA301 TCR were observed to kill tumor cells endogenously expressing the IMA301 target at relevant copy numbers (U20S cell line, approximately 250 target copies per cell). The figure further demonstrates the intrinsic anti-tumor activity of gd T cells without TCR transduction.

Immatics plans to enter first-in-human trials with the first ACTallo product IMA301 after completion of process development and IND-enabling studies, with a planned IND submission in 2022. Development of IMA301 in solid tumors as well as in hematological indications is an option.

Multi-target Cell Therapy Pilot Trial — ACTolog

The ACTolog approach was designed as the first known multi-target precision immunotherapy. The IMA101-101 Phase 1 clinical trial is currently being conducted as a pilot trial to demonstrate safety and feasibility of a multi-target ACT approach (NCT02876510).

ACTolog is based on the principle of endogenous T cell therapy pioneered by Cassian Yee. ACTolog T cells are not genetically modified: IMA101 T cell products are generated from peripheral blood cells and are the patient’s own T cells, which are applied after ex vivo expansion. This approach is based on the observation that tumor antigen-specific T cells are naturally occurring and can be identified in the peripheral blood of melanoma patients. Despite their natural ability to recognize tumor associated antigens that are presented by tumor cells, these T cells may not be activated and capable to act against cancer, as peptides presented without co-stimulatory signals are only poorly immunogenic. Moreover, the frequency of endogenous target-specific T cells is usually very low. Expanding and activating those naturally occurring T cells allows great flexibility in targeting tumors.

Figure 12. Schematic representation of Immatics’ ACTolog process.

The ACTolog concept is based on selecting and expanding a patient’s own autologous T cells dependent on the detection of ACTolog targets in the patient’s tumor tissue. Thus, the manufacturing of a patient’s personalized multi-targeted ACTolog product is tailored to the individual target expression profile of each patient.

In ACTolog, this autologous T cell expansion approach is amended to use a warehouse including multiple novel cancer targets discovered by the target discovery platform XPRESIDENT. From this target pool (COL6A3 exon 6, PRAME, MAGEA1, MAGEA4, MAGEA4/8, NY-ESO-1, MXRA5), the suitable targets for each patient’s tumor are identified by analyzing their relative presence within a tumor biopsy. Up to four personalized IMA101 T cell products, each with a defined target specificity, are then manufactured for each patient by isolation, propagation and activation of the patient’s endogenous T cells in vitro. Billions of such activated and specific T cells are then re-infused into the cancer patient for the purpose of attacking the tumor. The patient-tailored IMA101 T cell product(s) are infused as single dose after a pre-conditioning lymphodepletion to facilitate engraftment of transferred T cells. Thereafter, patients receive low-dose IL-2 to further improve T cell engraftment and activation.

Initial results

The ongoing IMA101-101 study is a Phase 1 trial investigating the safety and tolerability of IMA101 alone (cohort 1) or in combination with the PD-L1 inhibitor atezolizumab (cohort 2) in HLA-A*02:01 positive patients with advanced solid cancers. As of December 2019, initial data from the ongoing trial has revealed no treatment related deaths. The most common adverse events observed so far were expected cytopenias associated with the lymphodepleting regimen and Grade 1-2 cytokine release syndrome. Many patients have received high ACTolog cell doses and multiple T cell products. These initial results indicate that ACTolog is well-tolerated with no changes to treatment regime required.

Table 1. Initial tolerability profile for ACTolog product candidates.

Adverse Events (N = 12)	≥ Grade 3 (N)	SAE (N)	AESI (N)
Anemia	9	0	0
Leukopenia	7	0	0
Lymphopenia	6	0	0
Neutropenia	9	0	0
Thrombocytopenia	5	0	0
Bacteremia	2	2	1
Cellulitis	2	2	0
Abdominal pain	1	0	1
Device-related infection	1	0	0
Sinus bradycardia	1	0	1
Hypotension/ Orthostatic hypotension	1	1	1
Appendicitis	1	1	1
Cytopenia	1	1	1
Cytokine release syndrome	0	0	9
Infusion-related reaction	0	0	1
Haematochezia	0	0	1
Fatigue	0	0	1

Overview of Adverse Events in ACTolog trial provides preliminary data for n=12 initial patients (Status as of December 2019). AE: adverse event; SAE, serious adverse event; AESI, adverse event of special interest. Only AEs from treated patients are listed. If a patient experienced > 1 event, the patient is counted only once for the most severe AE. If an SAE or AESI was ≥ Grade 3, the same AE is counted in both columns.

Very high frequencies of target-specific T cells could be detected within the patients’ blood up to one year after infusion which is seen as an important pre-requisite for clinical activity.

Figure 13. Initial biological activity results in ACTolog patients.

Initial data for biological activity in ACTolog patients (status January 2020). Left panel: T cell persistence in the periphery of n=12 patients was determined up to one year after infusion, right panel: Detection of target-specific T cells within post-treatment biopsies.

As presented by the study’s principal investigator at public conferences, two interesting case studies were observed in the ACTolog IMA101-101 trial to date. One patient with nasopharyngeal cancer was treated with a T cell product against the novel tumor stromal target COL6A3 exon 6 and showed stable disease for one year without the requirement of subsequent anti-tumor treatment and with an indication of necrosis in tumor biopsies. Another patient with squamous cell carcinoma of the anus received T cell products directed to COL6A3 exon 6 and PRAME and showed a 26% decrease in tumor measurements (RECIST1.1, irRECIST) at week six. A significant drop of T cells at week eight and a presumably unfavorable shift in T cell phenotype towards terminal differentiation was associated with progression of the patient at week twelve.

Overall, preliminary results of this multi-target pilot study demonstrate that large T cell doses of multiple products can be applied simultaneously and are generally well tolerated. The IMA101-101 pilot trial demonstrated the feasibility of multi-target ACT and generated Phase 1 tolerability data for the investigated targets. Clinical topline data are expected to be available at the end of 2020.

Some of the targets tested in the ACTolog IMA101-101 trial either are, or may soon be, entering clinical development in Immatics’ ACTengine trials. For the next wave of ACT, Immatics envisions utilizing the highly potent TCRs from ACTengine within such actively tailored, multi-target, precision immunotherapy approach.

Personalized Multi-target ACTengine and TCR Warehouse

Currently, the few publicly available targets in ACT trials are usually tackled separately by individual products and trials. As intra-tumor heterogeneity has been observed as a source for clonal re-growth of the tumor, tumor escape can occur if only one target is addressed. Targeting multiple antigens relevant for individual patients is therefore an important strategic objective for Immatics that may enable it to see durable clinical responses by lowering the risk of relapse due to tumor antigen escape. Immatics believes that an ACTengine TCR-T therapy with multiple TCRs against multiple targets may have the potential to realize durable and deep clinical responses.

The proprietary target discovery platform XPRESIDENT positions Immatics to simultaneously address multiple targets. As first step, Immatics has already created a library, which it calls its “warehouse,” of seven promising tumor antigens for use in the ACTolog pilot trial. In this study, endogenous, ex vivo amplified T cells (in contrast to ACTengine they are not genetically engineered but selected from the patient’s own T cell repertoire) are applied to solid cancer patients in a multi-target precision approach.

Phase 1 clinical trials with TCR-engineered ACTengine product candidates are either ongoing (IMA201-203) or planned (IMA204). While development of these product candidates is pursued with full commitment, Immatics envisions combining all four products into a “TCR warehouse” to allow treatment of individual patients with more than one TCR specificity. With an initial TCR warehouse including IMA201-204, patients could then potentially be treated with up to four different products depending on their individual target expression pattern.

Enabled by the XPRESIDENT target pool and the TCR identification platform XCEPTOR, Immatics aims to develop further TCRs with supplementary target specificities and to include them into this TCR warehouse. Immatics envisions the combination of a warehouse-based TCR-T approach with next-generation technologies and other immuno-oncology drugs (such as checkpoint inhibitors) on a data-driven, patient-individual basis.

Immatics has broad experience with the regulatory and clinical realization of such warehouse-based concepts as demonstrated with ACTolog in the United States, as well as a previous personalized vaccine trial (GAPVAC) in the European regulatory environment.

Offering a treatment option to potentially any cancer patient with a possibility of multiple targets per patient would require a substantially larger TCR warehouse. Immatics envisions expanding the warehouse, gradually, with additional TCRs targeting additional tumor and tumor stroma antigens available through XPRESIDENT. Moreover, Immatics plans to include targets presented by HLA alleles other than HLA-A*02:01, such as HLA-A*01, HLA-A*03, HLA-A*24, HLA-B*07, HLA-B*08, HLA-B*44. This has the potential to broaden the patient population that might benefit from the TCR warehouse approach from approximately 40% of the population in North America and approximately 45% of Europe expressing HLA-A*02:01 to more than 90% of individuals expressing at least one suitable HLA allele, and to similar values for populations in other major markets.

Figure 14. Immatics’ multi-target TCR-T strategy.

Immatics combines the expertise from the ACTolog multi-target pilot study with the capability to develop novel engineered TCRs as used in the ACTengine approach. While developing ACTengine targets individually, Immatics plans to combine IMA201-204 TCRs to an initial TCR warehouse, enabling patient treatment with multiple ACTengine products including anti-tumor and anti-stroma targets. Immatics plans to extend that warehouse with the goal to treat ultimately any cancer patient and achieve durable responses.

C) TCR BISPECIFICS — TCER

TCER at a glance

•  TCR Bispecifics redirect any T cell. Immatics’ TCR Bispecifics, called TCER (T Cell Engaging Receptors), are off-the-shelf biologics that leverage the body’s immune system by redirecting and activating T cells towards cancer cells expressing specific tumor targets. The design of these novel biologics allows any T cell in the body to become activated and attack the tumor, regardless of the T cells’ intrinsic specificity.

•  Expanded target space compared to classical T cell engagers. TCER compounds target tumor-associated peptides presented by HLA-molecules on the tumor cell surface exploiting the whole proteome.

•  Active at low levels of target expression. TCER are designed to induce the killing of tumor cells even when presenting physiological low copy numbers of the target.

•  High affinity and preclinical activity. Very low concentration (low pM range) required for in vitro killing of tumor cells expressing physiological levels of target pHLA and significant tumor growth inhibition in vivo in a therapeutic model.

•  Extended half-life. The TCER-scaffold is designed to exhibit a long functional half-life in the patient’s bloodstream in order to achieve clinical activity without the requirement for daily and/or continuous intravenous application.

•  Modularity. The TCER-scaffold is designed to offer modularity. This allows for the efficient exchange of tumor-targeting and T cell engaging binders.

•  Off-the-shelf therapeutics. TCER are biologics designed for cost-effective manufacturing and immediate application availability.

•  Manufacturing activities for IMA401 have started. The TCER-scaffold is designed to be produced in CHO-cells relying on well-established processes used in the production of antibody-based therapeutics. Manufacturing development for Immatics’ lead TCER candidate IMA401 is ongoing and submission of an IND is planned for the end of 2021.

•  The planned first-in-human clinical trial with IMA401 is designed to assess safety and tolerability, establish a suitable dose and potentially observe initial signs of clinical activity.

Immatics’ TCR Bispecifics, called TCER (T Cell Engaging Receptors), are designed to leverage the well-established and validated mode of action and off-the-shelf usage of bispecific T cell engagers (prototyped by Blinatumomab) and to combine this mechanism with the expanded target space available to T cell therapies against pHLA targets.

Once administered, TCER compounds are supposed to bind to the tumor cells presenting the target peptide in context of HLA and simultaneously recruit, activate and stimulate the patient’s own T cells to attack the tumor cells. This is expected to result in T cell expansion and subsequent tumor regression.

A TCER consists of three distinct elements: (i) an affinity and stability improved T cell receptor recognizing the target presented by HLA-molecules on tumor cells, (ii) a T cell stimulating and recruiting domain derived from an antibody, and (iii) an effector function silenced Fc-part based on human IgG conferring preferential stability, serum half-life and manufacturability. Immatics’ TCER molecules can be produced and purified utilizing established processes to manufacture antibodies.

Figure 15. Proposed mechanism of action of Immatics’ TCER: from administration to tumor killing.

Administration of the biologic compound, which is off-the-shelf available, to a biomarker positive cancer patient. TCER molecules are supposed to specifically bind to the pHLA targets on cancer cells, direct and activate any patient’s circulating T cell into proximity of the cancer cell with the goal of destroying the malignant cell.

Immatics’ TCER scaffold is the result of a campaign to engineer and evaluate various molecular scaffolds incorporating binding domains derived from affinity and stability enhanced TCRs and from T cell recruiting antibodies, respectively. The TCER architecture, in Immatics’ in vitro testing, proved to be superior to other tested scaffolds with respect to preclinical activity, stability and physico-chemical properties, so called “developability”. TCER molecules can readily be expressed in CHO-cells with titers comparable to antibody-based biologics. The TCER protein can be purified using common chromatographic techniques and size-exclusion-chromatography, facilitating the cGMP-compliant manufacturing in established plants.

For all TCER programs, extensive in vitro and in vivo experiments are compiled. The activity of all TCER molecules is evaluated in various in vitro assays utilizing tumor cell lines presenting the target at physiological low levels. Figure 16 representatively illustrates such a tumor cell killing assay by a target-specific TCER.

Figure 16. Specific tumor cell killing by a TCER.

PBMC-mediated cytotoxicity of a TCER against target positive tumor cells was assessed by live-cell analysis. Shown are representative images after 60 hours. Unstained (grey/black): PBMCs (lymphocytes, including T cells); Red: Living tumor cells, Green: Dead cells, Yellow: cell death in clusters of activated T cells and tumor cells.

In general, TCER molecules exhibiting high in vitro potency and the ability to target low abundant peptides are selected. In parallel, tolerability of TCER candidates is extensively tested in various in vitro assay systems. TCER molecules exhibiting low reactivity towards healthy tissue as well as high therapeutic windows are then selected for further development.

In vivo half-life of TCER molecules is assessed in mice by quantification of functional TCER molecules in blood. For a representative TCER molecule, a long terminal half-life of several days was determined, confirming the functionality of the Fc-part utilized in the TCER-scaffold.

The targets used in Immatics’ current TCER programs are HLA-A*02:01-restricted, naturally presented peptide cancer targets identified by Immatics’ comprehensive target discovery and validation process. The identified peptides demonstrate high target copy numbers and are highly tumor-associated targets with high target prevalence in several solid cancer types, which Immatics believes makes them excellent targets for TCER programs.

Table 2. Prevalence of IMA401 and IMA402 targets in selected cancer indications.

The table provides an overview of selected tumor indications with high target prevalence for Immatics’ preclinical IMA401 and IMA402 TCER product candidates.

IMA401

Based on preclinical data, Immatics believes that the IMA401 TCER represents a promising clinical product candidate. IND submission is targeted for the end of 2021, followed by a first-in-human clinical trial to assess safety and tolerability, escalate the dose and potentially observe initial signs of clinical activity.

IMA401 can readily be expressed in CHO-cells with titers exceeding 2 g/L. Once purified, IMA401 exhibits low aggregation and fragmentation even prior to formulation development and under heat stress suggesting favorable stability characteristics. The activity of the IMA401 TCER was evaluated in various in vitro assays utilizing tumor cell lines presenting the target at physiological low levels. Thereby the TCER-concentration needed in vitro to achieve half-maximal tumor cell killing was determined to be as low as 10 pM to 300 pM depending on the individual donor of effector cells.

In parallel, tolerability of the IMA401 TCER was extensively tested in various in vitro assay systems. To screen for reactivity towards healthy tissue and prevent toxicity, the therapeutic window for IMA401 TCER was determined in a co-culture assay with PBMC (effector cells) and a multitude of primary normal cell types derived from HLA-A*02-positive donors. The primary cell panel covers critical organs and different cell types thereof as well as organ-specific cell types. Reactivity against the different normal cell types and a tumor cell line for comparison was assessed for increasing concentrations of IMA401 by an LDH-release cytotoxicity assay. In the same experiment, cytotoxicity against a human tumor cell line (“Hs695T”) was recorded. While robust tumor cell killing was observed at low pM concentrations, reactivity towards primary tissue was observed only at high TCER concentrations in the nM range, if at all. Therapeutic windows are calculated based on lowest effective concentrations (“LOEL”) observed for normal cells and the tumor cell line and were at least 1000-fold for the IMA401 TCER on all tested normal tissue cells.

Table 3. Therapeutic window of IMA401 TCER.

Exemplary specificity assessment for IMA401 TCER, which demonstrated a broad therapeutic window (≥ 1,000 – 10,000 fold) as defined by reactivity against tumor cells and normal tissue cells. iPSC: induced pluripotent stem cells.

In vivo experiments using human tumor cell lines to establish solid tumors in immune-deficient mice, demonstrated that the IMA401 TCER was, upon transfer of human PBMC, able to induce complete remissions. In these experiments the TCER was administered at very low doses, confirming the biological activity as well as high stability and long serum half-life of the TCER scaffold.

Figure 17. Potency of Immatics’ lead TCER candidate IMA401 in vivo.

NOG mice were injected subcutaneously with human Hs695T tumor cells expressing the target peptide. After 20 days of engraftment visible tumors have developed. At day 1 PBMCs derived from two healthy donors were intravenously injected. IMA401 TCER or vehicle was administered at low doses and tumor volume was assessed by caliper measurements.

Generation of the IND-enabling data package for IMA401 is currently underway in parallel to the manufacturing phase. Data will include additional tests for preclinical evaluation of safety and tolerability, such as whole blood cytokine release assays and additional alloreactivity screenings. Immatics is also planning to generate data from patient-derived xenograft (“PDX”) models and/or patient-derived spheroid models. A minimum anticipated biological effect level (“MABEL”) approach is planned to define the starting dose for the clinical trial.

The manufacturing development phase of IMA401 TCER is ongoing and includes cell line development, upstream and downstream process development, GMP production, fill and finish, release testing, storage and stability testing.

IMA402

Based on the selected target, IMA402 could address a broad patient population in a variety of solid and hematological malignancies. This may include ovarian cancer, uterine cancer, melanoma, several subtypes of sarcoma, subtypes of lung cancer, breast cancer, subtypes of B cell lymphoma and several other indications. Lead candidates for the IMA402 program are currently being generated. Early data indicate high-affinity binding and specific target recognition. IMA402 TCER lead candidate selection is targeted towards the end of 2020, after which Immatics intends to start the manufacturing phase followed by IND submission and a first-in-human clinical trial.

III. TECHNOLOGY PLATFORMS

Immatics’ proprietary target and TCR technology platforms at a glance:

•  One of the largest target discovery databases. The XPRESIDENT primary tissue database is comprised of thousands of cancer and normal tissue samples covering most relevant organs. From these tissues a multitude of data is gathered (including genome, proteome, immunopeptidome, in depth transcriptome) and compiled in Immatics’ database, building the foundation for its target discovery.

•  Identification of true target peptides for TCR-based immunotherapies. XPRESIDENT is built to identify the peptides actually presented on real tumors, and provides quantitative information on copy numbers, which allows differentiation between peptides originating from the same parent protein. Thus, Immatics believes XPRESIDENT enables the identification of the most relevant tumor-associated pHLA targets.

•  Large pool of prioritized targets. Immatics has prioritized more than 200 pHLA targets encompassing all known target classes.

•  Favorable target characteristics. Targets discovered and validated by XPRESIDENT are (i) naturally presented on real tumors; (ii) presented in sufficient copy numbers; (iii) highly prevalent in several cancer patient populations; and (iv) expressed in tumor tissue with no or quantitatively lower expression in normal tissue to avoid potential toxicities that might occur if healthy tissue were attacked by product candidates.

•  High-throughput TCR identification. Immatics’ proprietary XCEPTOR platform enables fast, efficient and highly sensitive discovery of natural TCRs with high affinity and high specificity.

•  Right TCRs for ACT and TCR Bispecifics. Immatics has significant protein engineering expertise to design TCRs with increased preclinical activity for Adoptive Cell Therapy and TCR Bispecifics product candidates.

•  Optimized TCRs. Unique interplay between Immatics’ target and TCR discovery platforms enables early de-selection of cross-reactive TCRs. Immatics believes that XPRESIDENT-guided on- and off-target toxicity screening, enabled by the large normal tissue immunopeptidome database, minimizes safety risks in clinical development.

A) TARGET DISCOVERY & CHARACTERIZATION PLATFORM XPRESIDENT

Discovering True Targets for Cancer Immunotherapy

XPRESIDENT is a high-throughput technology platform based on ultra-sensitive mass spectrometry (LC-MS/MS), coupled with a proprietary sample preparation workflow and a proprietary immunoinformatics platform. XPRESIDENT is centered on the identification of HLA-bound peptides (pHLA targets) presented on tumor cells and not, or to a far lower extent, on the cell surface of normal tissue. XPRESIDENT is capable of detecting pHLA targets down to attomolar amounts. Key features of XPRESIDENT include:

•

All XPRESIDENT peptides are sourced from native tumors (in 20 major cancer indications), including primary tissues and metastatic biopsies as well as tissues derived from healthy organs (40 most relevant organs all over the human body). The vast collection of over 2,000 tissue samples combined with XPRESIDENT’s high-throughput approach has led to the generation of one of the largest target databases in the industry.

•

Peptides are analyzed and identified through a combination of quantitative HLA peptidomics (mass spectrometry) complemented by quantitative transcriptomics (mRNA sequencing), enabling the analysis of the differential expression and presentation of these potential drug targets between tumor and normal tissue.

•	All HLA-bound targets discovered by XPRESIDENT on any allele are proven to be present on a patient’s cancer tissues, in contrast to those predicted by in silico techniques.

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Immatics’ proprietary AbsQuant technology allows absolute quantification of target peptide copy numbers per cell, a crucial parameter to determine which peptide target of a given source antigen is the most promising, which is a key strength of XPRESIDENT.

Figure 18. Discovery of true cancer targets by Immatics’ proprietary XPRESIDENT platform.

XPRESIDENT’s large-scale database is based on the analysis of thousands of primary healthy and tumor tissue samples by quantitative HLA peptidomics (mass spectrometry) and quantitative transcriptomics (RNA sequencing) enabling target discovery, validation, specificity assessment, treatment personalization and artificial intelligence approaches for highly personalized immunotherapy.

XPRESIDENT has identified and characterized all cancer targets in clinical and preclinical development of proprietary and collaborative pipelines, all of which are currently targeting HLA-A*02, which is found on approximately 40-50% of individuals in North America, Europe, China and Japan and is one of the most common HLA types worldwide. Additionally, XPRESIDENT is used to discover cancer targets for other HLA types, and comprises a pipeline of more than 200 prioritized cancer targets across several HLA types, and with high prevalence across multiple cancer indications. These targets encompass three target classes:

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Class 1: Well-known and characterized parent protein, for which Immatics believes it can uniquely understand which peptide derived from the protein sequence is truly presented on the cancer cell. Examples include ACTengine programs IMA201, IMA202, IMA203.

•	Class 2: Unknown or poorly characterized parent protein (e.g., COL6A3). Examples include Immatics’ ACTengine program IMA204 and the ACTolog pilot study.

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Class 3: Crypto-targets including neoantigens. These are pHLA targets from novel target classes such as RNA-edited peptides, alternative or proteasomal splicing variants, short or alternative open reading frames, gene fusions, ribosomal frameshifting events and non-classical neoantigens. In addition, XPRESIDENT is also able to identify and validate classical neoantigens derived from mutational events.

Figure 19. Prioritization of more than 200 pHLA targets covering all known target classes.

XPRESIDENT’s extensive pHLA database is based on more than 2,000 primary tissue samples from 40 healthy organs and 20 major cancer indications. Following analysis of over 400,000,000 MS/MS spectra and an initial long-list of 8,000 tumor-associated pHLA targets, Immatics has prioritized over 200 mass spectrometry validated pHLA targets covering all target classes: 1) peptides of well-known and characterized cancer target proteins; 2) unknown or poorly characterized proteins and 3) crypto targets/neoantigens.

All Immatics targets undergo an extensive target characterization and validation process before entering the product pipeline. RNA in situ hybridization analysis is used to demonstrate homogeneous target expression in the tumor (in case of a cancer target) or tumor stroma (in cases of a tumor stroma target), used in ACTengine IMA204 and the ACTolog pilot trial. Cell type-specific target expression for a stroma and tumor target is shown in Figure 20.

Tumor stroma cells are a key component of the tumor microenvironment, playing a crucial role in tumorigenesis, tumor progression, and metastasis as well as therapy resistance. Immatics believes its innovative anti-cancer approach to target tumor stroma cells opens new avenues for developing powerful TCR-based immunotherapies. The combination of TCRs directed against tumor targets with TCRs directed against stroma targets could result in a breakthrough in immunotherapy.

Figure 20. Pioneering novel targets such as stroma target COL6A3 exon 6.

Demonstration of target-cell specific expression of a representative stroma target and tumor target in the same ovarian cancer tissue sample using RNA in situ hybridization. Both pictures show the same image section. Red dots indicate target mRNA expression, which is highly tumor cell specific in case of a tumor target and restricted predominantly to tumor stroma cells in case of a stroma target, COL6A3 exon 6 as example.

Pipeline Targets

The HLA-A*02:01 restricted targets for Immatics’ ACTengine clinical-stage product candidates IMA201 (derived from MAGEA4/8), IMA202 (derived from MAGEA1) and IMA203 (derived from PRAME) show specificity profiles similar to a NY-ESO-1 derived peptide, which is a target that has been used in several clinical TCR-T trials showing promising results (e.g. NCT00670748, NCT01352286, NCT01343043). This means that Immatics’ targets have been detected with high frequency on several cancer types, but have been detected to a much lower extent, or not at all, on normal tissue. However, the targets selected for Immatics’ drug development programs have significantly higher peptide copy numbers than NY-ESO-1, making them potentially even more promising targets for immunotherapy.

Table 4. Comparison of Immatics’ frontrunner targets to clinically validated NY-ESO-1.

The table compares specificity and copy number of Immatics pipeline targets with clinically validated NY-ESO-1. Immatics’ ACTengine clinical stage product candidates IMA20, IMA202, and IMA203 show specificity profiles similar to a NY-ESO-1 derived peptide while having significantly higher copy numbers than NY-ESO-1. 1Natural presentation of this peptide has been validated by clinical data, 2Validated by XPRESIDENT mass spectrometry. Target peptide copy numbers per cell were determined by AbsQuant technology, 3Internal specificity categorization used at Immatics. Specificity class 1: peptide not routinely found on any normal tissue; no relevant RNA expression detected on critical organs, Specificity class 2: peptide showing a large therapeutic window with rare detections on normal tissue and low RNA expression on critical organs.

Figure 21. Immatics’ mass spectrometry validated ACTengine targets.

Peptide presentation profile1 for Immatics’ ACTengine clinical frontrunner targets MAGEA4/8 (IMA201), MAGEA1 (IMA202), PRAME (IMA203) (as submitted with the IND application) and the preclinical program COL6A3 (IMA204, status March 25, 2020) based on XPRESIDENT mass spectrometry (LC-MS/MS) data. AML: acute myeloid leukemia; CCC: cholangiocellular carcinoma; CLL: chronic lymphocytic leukemia; GEJC: gastro-esophageal junction cancer; HCC: hepatocellular carcinoma; HNSCC: head and neck squamous cell carcinoma; NHL: non-Hodgkin lymphoma; NSCLCadeno: non-small cell lung cancer adenocarcinoma; NSCLCother: NSCLC samples that could not unambiguously be assigned to NSCLCadeno or NSCLCsquam; NSCLCsquam: squamous cell non-small cell lung cancer; SCLC: small cell lung cancer; UBC: urinary bladder carcinoma; UEC: uterine and endometrial cancer. 1Please note that such profiles are indicative of tumor selectivity but are not sufficient to establish safety. To establish safety of a novel pHLA target, additional data is gathered from further in vitro experiments and clinical trials.

Immatics’ Proprietary Immunoinformatics Platform for Target Discovery and Validation

In order to leverage the wealth of XPRESIDENT data, Immatics has developed a comprehensive, proprietary immunoinformatics platform that integrates three interacting engines for all bioinformatics needs – computing, database and analytics – to pioneer next-generation immunotherapies (Figure 22). The Computing engine is optimized for standardized and automated data processing of mass spectrometry and next-generation sequencing data. Immatics overcomes the inherent challenges of immunopeptidomics by tailored pipeline and algorithm development, and ensures software validation by thorough benchmarks and testing.

The XPRESIDENT Database engine combines a data warehouse back-end with a web-based user interface front-end. The data warehouse integrates all XPRESIDENT associated data, whether small or big data. The user interface provides unified and central access for knowledge discovery, providing interactive visualization, crosslinks between information and data provenance down to the raw data level.

The data warehouse also serves as base for the proprietary Analytics engine, which is a collection of predictive models based on statistical modelling and machine learning. At Immatics, effective artificial intelligence (“AI”) machine learning is achieved by the power of XPRESIDENT’s data in comprehensiveness, breadth, depth and standardization, as well as from the incorporation of domain knowledge in immunopeptidomics. With the models currently used, Immatics is capable of automating quality control and target prioritization.

Figure 22. Immatics’ immunoinformatics platform combines all required key features to serve target discovery and validation.

Immatics’ proprietary immunoinformatics platform combines three engines – computing, database and analytics to serve every bioinformatics need in an optimized and integrated fashion. The platform is powered by XPRESIDENT data from biobanking, sample preparation, mass spectrometry and peptide synthesis to enable target discovery, validation and toxicity assessment.

Extensive Database for Pioneering Novel Target Classes

XPRESIDENT is one of the largest pHLA target databases in the industry, comprising more than 400 million MS/MS fragment spectra, millions of peptide sequences and quantitative information on tissue presentation. This database also enables the discovery of crypto targets not derived from the canonical human proteome (e.g. RNA-edited peptides, alternative or proteasomal splicing variants, short or alternative open reading frames, gene fusions, ribosomal frameshifting events and non-classical neoantigens – described as class 3 targets in the previous chapter). This novel type of target is only visible directly at the pHLA level and not on mRNA level, based on exclusive detection on tumor but not, or to a far lower amount, on normal tissues. Immatics believes that the wealth of data contained in XPRESIDENT database provides an ideal basis for the detection of crypto targets and also facilitates deeper characterization, such as for quantitative information and other characteristics, revealing the full potential of all types of pHLA targets for immunotherapy.

Artificial Intelligence Guided Epitope Prediction for Personalized Immunotherapies

Immatics prefers direct elution from native tumor and normal tissues and sequencing of pHLA targets by mass spectrometry over in silico prediction of such pHLA targets which is common in the industry. Such current algorithms frequently predict targets that are often false positives and do not truly exist on patients’ cancer cells. Thus, based on Immatics’ assessment current in silico approaches – unless combined with extended target validation confirming the natural presentation of the investigated targets – are insufficient to move into clinical development.

However, Immatics believes that XPRESIDENT may be the best basis to develop a suitable in silico prediction algorithm with a minimal false-positive rate. “Big data” is necessary for development of such reliable predictive models by machine learning (e.g. deep learning). Immatics has created one of the largest (if not the largest) HLA peptidome dataset, which allows Immatics to develop artificial intelligence algorithms designed for evidence based, personalized immunotherapies and precision medicine. Several other immunopeptidomics datasets have also triggered attempts to predict HLA targets. However, due to the complexity of the HLA repertoire, confounding factors and variation between patients and organs, only large databases enable accurate predictions. Immatics’ database is based on native tissues, where other approaches rely on artificial cell lines. With its extensive and continuously growing tissue bank of thousands of real cancer and normal tissues and the resulting XPRESIDENT pHLA target database, covering more than 130 HLA allotypes, Immatics has a competitive advantage compared to other artificial intelligence approaches (Figure 23). Moreover, Immatics has acquired and will continue to acquire additional complementary data on mRNA expression, genomics and proteomics from the same tissue specimens. XPRESIDENT’s dataset, in combination with its Analytics engine, allows generation of statistical and AI models that elucidate the antigen processing machinery. Current statistical models underlying IMADetect already enable personalized target selection. These current capabilities combined with the future models using XPRESIDENT data ideally position Immatics to develop and continuously improve statistical and AI-based models and advance pHLA target prediction. Immatics believes this provides the basis for full antigenic profiling and target selection of an individual tumor of an individual patient for ultra-personalized immunotherapies.

Figure 23. Immatics’ competitive advantage based on the wealth of Immatics’ immunopeptidome database.

With its extensive dataset of more than 2,000 real primary tissues covering more than 130 HLA allotypes, Immatics has a competitive advantage compared to other artificial intelligence approaches that are primarily based on artificial cell lines. Immatics’ extensive immunopeptidome database provides a competitive advantage for artificial intelligence and the development of improved AI algorithms for highly personalized immunotherapies.

Translation to Clinical Use — Companion Diagnostic IMADetect

Immatics’ XPRESIDENT know-how can also be translated to clinical application for decision-making and personalized target selection for cancer patients. XPRESIDENT-based analysis of correlation between peptide presentation and expression of the peptide-encoding exon(s) allows for the definition of mRNA-based thresholds that are designed to be predictive of presence of the target peptide on the tumor. Based on this expertise, Immatics is developing the companion diagnostic IMADetect to define target peptide positive patient populations and their inclusion into Immatics’ clinical trials. IMADetect is a reverse transcription quantitative PCR (“RT-qPCR”) based biomarker assay that enables treatment decisions based on presence of the drug target in the tumor, implementing precision medicine for cancer immunotherapies. The assay is currently performed for the clinical trials in Immatics’ in-house CLIA-certified and CAP-accredited laboratory at its R&D facilities in Houston, Texas, and will be further developed as companion diagnostics for Immatics’ drug products.

Interaction between XPRESIDENT and XCEPTOR Technology Platforms for the Development of TCRs

Apart from identifying cancer targets, XPRESIDENT also significantly contributes to Immatics’ TCR discovery and engineering platform XCEPTOR. The extensive information available on the HLA peptidome in normal tissues is specifically useful for guiding on-and off-target toxicity screenings by determining which peptides potentially cross-recognized by a TCR are actually presented on normal tissues which is of relevance and importance to safety. The information of relevant off-target peptides can also be utilized to guide TCR engineering and affinity maturation for TCR Bispecifics. Absolute target copy numbers determined on tumor cell lines or tissue samples from animal models in relation to copy numbers on primary tumor tissues are an essential piece of information for designing relevant models for TCR efficacy testing.

B) DISCOVERY, ENGINEERING & VALIDATION OF RIGHT TCRS — XCEPTOR

TCRs naturally recognize human HLA-bound peptides (“pHLA targets”) derived from foreign and endogenous proteins, regardless of their extracellular or intracellular localization. Immatics has established XCEPTOR, a next-generation technology platform designed to discover, engineer and validate TCRs. The process comprises the discovery and selection of highly specific parental, membrane-bound TCRs with optional engineering (e.g. chain pairing enhancement, engineering towards CD8 independency) to serve ACT modalities, and further engineering via affinity-maturation for TCR Bispecifics.

•	Many unique TCRs are identified for each target in a high throughput approach and for several targets in parallel.

•	Multiple TCR sources are used for each target, such as blood cells from many different HLA-matched and HLA-mismatched donors or patients.

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TCRs are re-expressed in human donor cells, extensively screened in vitro (e.g. testing of killing of tumor cell lines vs normal cells to establish a therapeutic window) and qualified as candidates for Adoptive Cell Therapies or TCR Bispecifics.

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Information exchange with the XPRESIDENT platform throughout TCR identification and candidate screening ensures selection of specific and potent TCRs, e.g. by providing information on TCR-motif and target similar peptide expression on healthy tissue, or calibrated tumor cell lines with physiological target levels as screening tool.

•	Qualified TCRs are subject to further engineering, including affinity maturation, engineering towards CD8 independency or chain pairing enhancement, if needed.

Figure 24. Key principles of Immatics’ proprietary XCEPTOR platform for development of the right TCR.

Immatics’ proprietary XCEPTOR technology platform is designed to allow the fast and efficient discovery of a multitude of TCRs with high affinity and high specificity, which optionally can be engineered and enhanced. TCR identification and engineering is guided by XPRESIDENT to serve development of product candidates for Adoptive Cell Therapy (ACTengine, ACTallo) and TCR Bispecifics (TCER).

Immatics uses HLA-matched and mismatched human donors as starting material for TCR discovery, both from healthy donors and patients. A large number of unique, fully human TCR sequences per target are identified at single cell level, characterized in a transient human re-expression system and selected based on functional avidity measurements, specificity screening with target similar peptides expressed on normal tissue (XPRESIDENT database) and TCR binding motif determination by guided positional scanning.

Suitable candidates for Adoptive Cell Therapies are selected based on in vitro specificity and efficacy screenings, including human tumor cell lines expressing the respective target at physiological levels (AbsQuant), target-negative cell lines and primary healthy cells.

Optionally, those fully human membrane-bound TCRs can be optimized by engineering, either in silico or using yeast display. For the majority of targets lead TCRs with low to single digit micromolar affinity are identified from the natural human repertoire, Immatics may choose to moderately enhance the TCR affinity for Adoptive Cell Therapies. Additionally, engineering to address alpha/beta chain pairing and CD8 independency is pursued as an additional approach. For preclinical validation, TCR candidates for ACT are subsequently expressed as lentiviral constructs and further tested for potency and tolerability, again making use of calibrated target cell lines (AbsQuant) to validate that the chosen TCR can recognize physiological target levels.

For bispecific immunotherapies, TCRs are converted into stable high affinity scTvs (single-chain TCR variable fragments) using yeast display, serving as building blocks for the generation of bispecific T cell engaging receptor molecules (TCER). Affinity maturation includes counterselection with target similar peptides (potential “off-targets”), resulting in TCR binding domains with strongly augmented binding towards the target peptide-HLA while retaining high specificity. Together with a T cell recruiting domain, scTVs are incorporated in Immatics’ proprietary TCER format that comprises extended half-life and antibody-like stability and manufacturability characteristics (see “—TCR Bispecifics — TCER”).

The entire TCR selection process is accompanied by input from the XPRESIDENT database, guiding on-and off-target toxicity screenings as well as potency evaluation, including by providing absolute target-copy numbers on primary human tumor tissue in relation to pHLA copy numbers found on human tumor cell lines or healthy tissue. Testing TCR-mediated killing of tumor cell lines with defined target pHLA copies versus normal cells allows for the determination of therapeutic windows.

Figure 25. Preclinical anti-tumor activity of Immatics’ TCRs.

Exemplary data for XPRESIDENT-guided determination of potency for a naturally occurring (WT TCR) and an engineered, enhanced TCR (Enhanced TCR). Physiological target copy numbers for the respective target range from 100-1,000 copies per cell. TCRs mediate reduction in tumor growth and tumor cell killing of A375 (50 copies/ cell) and U2OS tumor cells (240 copies/ cell). The engineered and enhanced TCR is active in vitro down to sub-physiological copy numbers.

In summary, Immatics’ XCEPTOR platform enables fast and efficient discovery, engineering and validation of a large number of high-affinity and highly specific natural TCRs that can be used for Adoptive Cell Therapies, such as ACTengine, ACTallo and TCR Bispecifics.

IV. MANUFACTURING AND SUPPLY

The ACT drug products are manufactured by Immatics’ own employees who are cGMP-trained within The Evelyn H. Griffin Stem Cell Therapeutics Research Laboratory at UTHealth (“UTH”) McGovern Medical School (the “Griffin Facility”) in Houston, Texas through a multi-year collaboration between Immatics and UTHealth. The Griffin Facility is part of the Cellular Therapy Core (“CTC”) at UTHealth and is an 1,850 square foot state-of-the-art multiple ISO 7 class 10,000 Human Cell Processing cGMP Facility. UTHealth procures the necessary supplies and reagents for cGMP manufacturing ACT products based on Immatics’ requests. These supplies and reagents are purchased from qualified vendors specialized in supplying cGMP grade reagents for the cell and gene therapy industry and approved by UTHealth management.

The UTHealth facility is FDA registered to produce cells and tissues for clinical applications in compliance with cGMP and has received accreditation by the Foundation for Accreditation of Cellular Therapy (“FACT”) in January 2016 which was renewed in 2019.

Immatics has exclusive access to 3 cGMP suites and support areas for the manufacturing of various ACT products. Facility operation/maintenance, supply procurement/release and co-release of final drug product is performed by UTHealth, while trained Immatics personnel carry out the manufacturing and in-process controls. In addition, Immatics has contractual agreements in place with two suppliers of lentiviral vectors which is the most critical raw material for the manufacturing of genetically modified T cells products.

For pivotal trials, Immatics plans to sign agreements with one or multiple CMOs for cellular manufacturing with dedicated access to multiple cGMP suites and trained personnel. Immatics is in the process of obtaining proposals from multiple CMOs for manufacturing of ACT products beyond Phase 1 or once clinical proof of concept has been established. Similarly, Immatics is in the process of pursuing commercial supply agreements with raw material vendors ahead of pivotal trials and commercial manufacturing especially for the lentiviral vector supply.

Immatics’ TCR Bispecifics are expressed in mammalian cells (“CHO cells”). Immatics has established a laboratory scale production process to generate R&D material suitable for compound characterization and early preclinical assessments. In the course of preclinical development, the process is transferred to and further developed by CMOs. Immatics’ CMOs are experienced in cGMP manufacturing of biologics and regulatory compliance for these processes. The IND enabling studies (e.g. in vitro toxicology studies) are performed with material which Immatics receives from CMOs.

The manufacturing phase at CMOs includes cell line development, establishment of master- and working cell banks, upstream and downstream process development, formulation development, development of suitable analytical methods for testing and release, cGMP manufacturing for clinical supplies, fill and finish, drug substance and drug product release testing, storage and stability testing.

An in-house chemistry, manufacturing and control (“CMC”) team guides and manages the processes at Immatics’ CMOs through the different stages. Before and during the cooperation with a contract manufacturer Immatics conducts audits to control compliance with the mutually agreed process descriptions and to cGMP regulations. Immatics’ manufacturers themselves are controlled by their in-house quality assurance functions and inspected by regulatory agencies, including European national agencies and the FDA. During the development of TCER candidates, Immatics’ contract manufacturers may need to modify or scale the manufacturing process to suitable size. Potentially, the drug formulation or other parameters may be changed. Such modifications may require a renewed qualification of the manufacturing process with the relevant authorities. In addition to the currently contracted CMOs, Immatics expects to engage with additional third-party manufacturers to support potential pivotal trials and potential commercial supplies.

V. MARKETING AND SALES

Immatics currently does not have its own marketing, sales or distribution capabilities. In order to commercialize any future product candidate, if approved for commercial sale, it is Immatics’ current plan to develop a sales and marketing infrastructure. Immatics may opportunistically seek strategic collaborations to maximize the commercial opportunities for its future product candidates inside and outside the United States.

VI. COMPETITION

Immunotherapy and the companies and academic groups using TCR-based approaches against cancer are rapidly evolving. While Immatics believes that its technology platforms, therapeutic modalities and scientific knowledge provide it with a competitive advantage, Immatics also faces significant competition.

Other pharmaceutical and biotechnology companies are active in the field of TCR therapies, with the goal to target solid tumors following the success of CAR-T therapies in hematology. Companies developing other immunotherapies such as CAR-T, bispecific antibodies or immune checkpoint inhibitors, may show that their products applied alone or in combination may demonstrate significant improvement in efficacy and compete with Immatics’ approach and candidates.

Any product candidates that Immatics successfully develops and commercializes will compete with currently approved therapies and new therapies that may become available in the future. Immatics’ competitors fall primarily into the following groups, depending on their treatment approach:

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Academic institutions as well as industry competitors (including Adaptimmune, Gritstone, Immunocore, Adaptive Biotechnologies, pureMHC, BioNTech, and Genentech) are also seeking to identify HLA targets.

•	Adaptimmune, Immunocore, T-Knife, Adaptive Biotechnologies, 3T Biosciences, Medigene, Regeneron, Gilead, Bluebird Bio, Agentus and possibly others are also working on TCR-based approaches.

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Takara Bio Inc., Kite Gilead, Tmunity, Cell Medica, BMS, GSK, Adaptimmune, Bluebird Bio, Medigene and Bellicum, in addition to various academic institutions and possibly industry competitors, are investigating novel autologous TCR-T therapeutics.

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Several companies, including Takeda Bio Inc., Adaptimmune, Bluebird Bio and Medigene, are developing TCR-T programs to the same proteins, although possibly not the same peptide targets, as utilized in Immatics’ ACTengine pipeline.

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Allogene, Celyad, CRISPR Therapeutics, Fate Therapeutics, Intellia Therapeutics, Precision Biosciences, Sangamo Therapeutics, Cellectis, TC Biopharm and Adicet Bio, and possible others, are developing allogeneic cell therapies.

•	Companies such as Immunocore, Amgen, Genmab and MorphoSys are developing TCR Bispecific compounds or TCR mimetic antibodies.

•	Marker Therapeutics, Achilles and Neximmune, and possibly others, are developing multi-target immunotherapies to pHLA targets.

The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of Immatics’ products. Immatics’ competitors also may obtain FDA or other regulatory approval for their products more rapidly than Immatics, which might result in competitors establishing a strong market position before Immatics is able to enter the market.

Many of the companies against which Immatics may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Immatics. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Immatics’ programs.

VII. INTELLECTUAL PROPERTY

Immatics has a robust intellectual property portfolio which includes a large number of patents in many commercially significant jurisdictions worldwide. The Immatics patent portfolio is a strategically important asset. As of January 27, 2020, the portfolio contains over 3,000 active worldwide patent applications and more than 100 active patent families. The Immatics patent application portfolio is diverse and covers a large number of cancer antigen targets, T cell receptors, antibodies, bi-specific molecules, and antigen discovery platforms.

a.

As of January 27, 2020, Immatics has secured over 1,550 world-wide patents, including 239 U.S. patents. Of the 239 granted U.S. patents, a total of 198 U.S. patents have issued since 2017. Immatics plans to continue to expand its U.S. patent portfolio by filing new patent applications as well as filing continuation and divisional applications of pending U.S. applications.

b.

Immatics recognizes the need for a global intellectual property strategy in order to protect future products and assets around the world. As a result, Immatics files patent applications with an aim of protecting its technology throughout many commercially relevant jurisdictions, such as Europe, United States, Canada, Brazil, China, Japan, South Korea, Argentina, Russia, Australia, New Zealand, Singapore, Vietnam, Thailand, Indonesia, Mexico, Taiwan and the Gulf states. For applications deemed to be of highest commercial importance to Immatics, filing may take place in more than 50 countries.

c.	Patent coverage for Immatics’ product candidates, encompassing proprietary cancer antigens, TCRs, TCER and antibodies, includes the following:

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1 issued patent in the U.S. and 34 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Algeria, Eurasia, Egypt, Europe, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA201 (MAGEA4/8). These patents and applications are expected to expire on March 16, 2037.

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No issued patent in and 34 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Gulf Cooperation Council, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA202 (MAGEA1). These patents and applications are expected to expire on December 7, 2037.

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1 issued patent in the U.S. and 33 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Gulf Cooperation Council, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA203 (PRAME). These patents and applications are expected to expire on March 28, 2038.

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2 issued patents in the U.S. and 35 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA204 (COL6A3 exon 6). These patents and applications are expected to expire July 4, 2037.

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1 issued patent in the U.S. and 36 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Gulf Cooperation Council, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia,

New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam, South Africa and PCT IMA301 (Cancer testis antigen). These patents and applications are expected to expire between March 16, 2037 and March 17, 2040.

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1 issued patent in the U.S. and 36 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Algeria, Eurasia, Egypt, Europe, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA401 (Cancer testis antigen). These patents and applications are expected to expire between March 16, 2037 and September 25, 2040.

•	Immatics is currently devising an application covering the clinical candidates for IMA402.

d.

In addition to patent coverage for Immatics’ proprietary cancer antigens, TCRs, TCER and antibodies, Immatics seeks protection for aspects of its adoptive cellular therapy (“ACT”) protocols via patent filings. To this end, Immatics’ subsidiary, Immatics US, Inc. has filed eleven patent families. These patent applications are predominantly focused on securing claims to ACT methods, cell populations, and other immunotherapy methodologies, and are expected to expire between November 26, 2038 and March 11, 2041.

e.

Immatics also places an emphasis on protecting its expanding brand recognition by filing and registering Trademark applications throughout the world. Immatics is the owner of 23 different Trademarks most of which are registered or have been allowed, in multiple countries and classes. Prominent Trademarks are, for example, XPRESIDENT, TCER, ACTallo, ACTengine, ACTolog and Immatics.

VIII. COLLABORATIONS AND OTHER AGREEMENTS

Immatics has forged strategic collaborations with biotech and pharmaceutical companies as well as academic research institutions. Key collaborations include:

MD Anderson Cancer Center

In August 2015, Immatics and MD Anderson Cancer Center (“MD Anderson”) announced the launch of Immatics US, Inc., to develop multiple T cell and TCR-based adoptive cellular therapies. Immatics US, Inc.

secured over $60 million in total funding – more than $40 million from the parent company Immatics Biotechnologies GmbH and a $19.7 million grant from the Cancer Prevention and Research Institute of Texas (“CPRIT”) and entered into several agreements.

Under the Collaboration and License Agreement MD Anderson and Immatics US, Inc will conduct work pursuant to agreed research plans to develop (i) ACTolog IMA101 and (ii) ACTengine IMA201, 202, 203 and 204 products in certain cancer indications. Immatics US, Inc. will fund all activities by MD Anderson under the research plans. Immatics US, Inc. owns all intellectual property resulting from or directly related to the work conducted under the research plans.

Further, pursuant to several license agreements MD Anderson granted Immatics US, Inc. access and rights to certain of its IL21, CD25 and K562 technologies.

GlaxoSmithKline

In December 2019, Immatics entered into a strategic collaboration agreement with GlaxoSmithKline (“GSK”) to develop novel adoptive cell therapies targeting multiple cancer indications with a focus on solid tumors. Under the agreement, Immatics and GSK are collaborating on the identification, research and development of next-generation TCR Therapeutics and will initially develop autologous T cell therapies with GSK having an option to add allogeneic cell therapies using Immatics’ ACTallo approach. Immatics will utilize proprietary TCRs identified by Immatics’ XCEPTOR and directed against two proprietary targets, discovered and validated by Immatics’ XPRESIDENT and has the primary responsibility for the development and validation of the TCR Therapeutics up to designation of a clinical candidate. GSK will then assume sole responsibility for further worldwide development, manufacturing and commercialization of the TCR Therapeutics with the possibility for Immatics to co-develop one or more TCR Therapeutics including the conduct of the first-in-human clinical trial upon GSK’s request. GSK also obtained an option to select additional target programs to include in the collaboration. For each additional program, Immatics is entitled to predetermined option, milestone and royalty payments.

Under the terms of the agreement, Immatics received an upfront payment of €45 million for two initial programs and is eligible to receive additional development, regulatory and sales milestones up to $575 million, respectively, as well as additional royalties on net sales for each licensed product.

Bristol-Myers Squibb

Immatics and Celgene Corporation, a Bristol-Myers Squibb Company, entered into a strategic collaboration and license agreement in August 2019 to develop novel adoptive cell therapies targeting multiple cancers. Under the agreement, Immatics may develop TCR-T programs against solid tumor targets discovered with Immatics’ XPRESIDENT technology. Immatics will utilize proprietary TCRs identified by Immatics’ XCEPTOR TCR discovery and engineering platform. Immatics will be responsible for the development and validation of these programs through lead candidate stage, at which time BMS may exercise its opt-in right to exclusively license one or more programs, thereby assuming sole responsibility for further worldwide development, manufacturing and commercialization of the TCR-T cell therapies. Immatics retains certain early stage co-development and co-funding rights for selected TCR-T cell therapies arising from the collaboration. BMS has the option to exclusively license up to two additional targets to expand the collaboration at predetermined economics.

Under the terms of the agreement, Immatics received an upfront payment of $75 million for three programs and is eligible to receive additional regulatory and sales milestones in aggregate amounts of up to $190 million, and $300 million, respectively, as well as tiered royalties based on net sales for each licensed product at percentages ranging from high single digits to teens subject to customary reductions.

Genmab

In July 2018, Immatics and Genmab entered into a research collaboration and license agreement to develop next-generation, T cell engaging bispecific immunotherapies targeting multiple cancer indications. Under the agreement, Immatics is conducting joint research, funded by Genmab, and combining XPRESIDENT, XCEPTOR and TCER technology platforms with Genmab’s proprietary antibody technologies to develop multiple bispecific immunotherapies in oncology. Both Immatics and Genmab are exclusively discovering and developing immunotherapies directed against three proprietary targets, discovered and developed by Immatics’ XPRESIDENT. Genmab is responsible for development, manufacturing and worldwide commercialization. Immatics retains an option to contribute certain promotion efforts at predetermined levels in selected countries in the EU. Genmab has the option to exclusively license up to two additional targets to expand the collaboration at predetermined economics.

Under the terms of the agreement, Immatics received an upfront fee of $54 million and is eligible to receive additional development, regulatory and commercial milestone payments, totaling $550 million, for each licensed product resulting from the collaboration In addition, Immatics is eligible to receive tiered royalties on net sales for each licensed product at up to double-digit percentages.

Amgen

Since December 2016, Amgen and Immatics have been developing next-generation, T cell engaging bispecific immunotherapies targeting multiple cancers under the research collaboration and exclusive license agreement. The collaboration combines Immatics’ XPRESIDENT and XCEPTOR technology platforms with Amgen’s validated BiTE( Bispecific T cell Engager) technology. Amgen is responsible for the clinical development, manufacturing and commercialization worldwide.

Under the terms of the agreement, Immatics received a non-refundable, non-creditable upfront fee of $30 million and is eligible to receive additional development, regulatory and commercial milestone payments in aggregate amounts of up to $525 million, respectively, as well as tiered royalties on net sales for each licensed product at percentages ranging from high-single digits to low teens subject to customary reductions.

MorphoSys

In August 2015, MorphoSys and Immatics Biotechnologies GmbH announced a strategic alliance with the German company in the field of immuno-oncology. The alliance was formed to develop novel antibody-based therapies against a variety of cancer antigens that are recognized by T cells. The alliance agreement gives MorphoSys access to several of Immatics’s proprietary tumor-associated peptides and, in return, Immatics receives the right to develop MorphoSys’s Ylanthia antibodies against several tumor-associated peptides. The companies will pay each other milestone payments and royalties on commercialized products based on the companies’ development progress.

Roche

In November 2013, Immatics and Roche entered into a research and clinical development collaboration focused on identification of novel and relevant XPRESIDENT targets for cancer vaccine candidates and other immunotherapies in oncology, primarily in gastric, prostate and non-small cell lung cancer indications.

In December 2017, Roche exercised its option under the existing discovery, development and commercialization agreement with Immatics to exclusively license from Immatics a proprietary immunotherapy target for further development and commercialization in oncology. In December 2019, Roche discontinued development of the immunotherapy product directed against the target it has exclusively licensed from Immatics in 2017 and delivered notice to Immatics in February 2020 that it was terminating the collaboration, effective as of September 30, 2020.

Other Agreements

Immatics has entered into a number of collaborations that are important for Immatics’ ability to manufacture, supply and offer Immatics’ adoptive cell therapies and TCR Bispecifics.

UTHealth

Immatics entered into a multi-year collaboration agreement to secure exclusive access to 3 UTHealth cGMP suites to manufacture various ACT products within the Griffin Research Laboratory. Under the agreement, general facility operations, maintenance, supply and reagents for cGMP manufacture, and co-release of product is provided by UTHealth. Under the agreement, Immatics performs all manufacturing and in-process controls. The UTHealth facility is FDA registered to produce cells and tissues for clinical applications in compliance with cGMP and has received accreditation by the FACT in January 2016, which was renewed in 2019.

Immatics uses several third-party contract manufacturers acting in accordance with FDA’s GLP or cGMP, as applicable, practices for the manufacture of viral vectors and cell bank development. Immatics generally applies second-supplier strategies to mitigate supply risks and to secure access to manufacturing innovation and competitive supply costs.

For pivotal trial supply of ACT products, Immatics plans entering into one or more relationships with large CMOs with dedicated access to multiple cGMP suites and trained personnel, as well as into commercial supply agreements with raw material vendors.

For manufacturing and supply of TCR Bispecifics, Immatics has contracted third party manufacturers and may enter into additional CMO relationships in the future.

IX. REGULATIONS

Government authorities in the United States, at the federal, state, and local level, and in other countries and jurisdictions, including the EU, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, as well as import and export of biological products. Some jurisdictions also regulate the pricing of medicinal products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, biological products, including gene therapy products, are regulated under the Public Health Service Act (PHSA) and the Federal Food, Drug, and Cosmetic Act (FDCA), and their implementing regulations, as well as other federal, state and local statutes and regulations.

The failure of an applicant to comply with the applicable regulatory requirements at any time during the product development process, including during testing, the approval process or post-approval process, may result in delays to the conduct of a study, regulatory review and approval, and/or administrative or judicial sanctions. Failure to comply with regulatory requirements may result in the FDA’s refusal to allow an applicant to proceed with clinical trials, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, and civil or criminal investigations and penalties brought by the FDA or Department of Justice (DOJ), or other government entities, including state agencies.

An applicant seeking to market and distribute a new biologic in the United States generally must satisfactorily complete each of the following steps before the product candidate will be licensed by the FDA:

•	preclinical testing including laboratory tests, animal studies, and formulation studies, which must be performed in accordance with the FDA’s good laboratory practice (GLP) regulations, as applicable;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

•	approval by an institutional review board (IRB) representing each clinical site before each clinical trial may be initiated;

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performance of adequate and well-controlled human clinical trials to establish the safety, and efficacy of the product candidate for each proposed indication, in accordance with current good clinical practices (GCP);

•	preparation and submission to the FDA of a BLA for a biological product;

•	FDA acceptance and substantive review of the BLA;

•	review of the product candidate by an FDA advisory committee, where appropriate or if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities, including those of third parties, at which the product candidate or components thereof are manufactured to assess compliance with cGMP requirements and to assure that the facilities, methods, and controls are adequate to preserve the product’s identity, strength, quality, and purity;

•	satisfactory completion of any FDA audits of clinical trial sites to assure compliance with GCP and the integrity of clinical data in support of the BLA; and

•	securing FDA approval of the BLA to allow marketing of the new biological product.

Preclinical Studies and Investigational New Drug Application

Before an applicant begins testing a product candidate with potential therapeutic value in humans, the product candidate enters preclinical testing. Preclinical studies include studies to evaluate, among other things, the toxicity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements, as applicable, including GLP regulations. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and long-term toxicity studies, may continue after the IND is submitted. Additional nonclinical tests are conducted and include laboratory evaluations of product chemistry, formulation, and stability.

The IND and IRB Processes

An IND is an exemption from the FDCA that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational product to humans. Such authorization must be secured prior to interstate shipment and administration of any product candidate that is not the subject of an approved BLA. In support of a request for an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, must be submitted to the FDA as part of an IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. At any time during this 30-day period the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold or partial clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.

Following commencement of a clinical trial, the FDA may also place a clinical hold or partial clinical hold on that trial. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When a foreign clinical trial is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval or licensing. In particular, such studies must be conducted in accordance with GCP, including review and approval by an independent ethics committee (IEC) and informed consent from subjects. The FDA must be able to validate the data through an onsite inspection, if deemed necessary by the FDA.

An IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee (DSMB). This group provides authorization as to whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules had historically been subject to review by the Recombinant DNA Advisory Committee (“RAC”) of the National Institutes of Health (“NIH”), Office of Biotechnology Activities (“OBA”), pursuant to the NIH Guidelines for Research Involving Recombinant DNA Molecules (“NIH Guidelines”). On August 17, 2018, the NIH issued a notice in the Federal Register and issued a public statement proposing changes to the oversight framework for gene therapy trials, including changes to the applicable NIH Guidelines to modify the roles and responsibilities of the RAC with respect to human clinical trials of gene therapy products, and requesting public comment on its proposed modifications. During the public comment period, which closed October 16, 2018, the NIH announced that it will no longer accept new human gene transfer protocols for review as a part of the protocol registration process or convene the RAC to review individual clinical protocols. In April 2019, NIH announced the updated guidelines, which reflect these proposed changes, and clarified that these trials will remain subject to the FDA’s oversight and other clinical trial regulations, and oversight at the local level will continue as set forth in the NIH Guidelines. Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

Information about clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its ClinicalTrials.gov website.

Clinical Trials in Support of a BLA

Clinical trials involve the administration of the investigational product candidate to human subjects under the supervision of a qualified investigator in accordance with GCP requirements which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written clinical trial protocols detailing, among other things, the objectives of the study, inclusion and exclusion criteria, the parameters to be used in monitoring safety, and the effectiveness and safety criteria to be evaluated.

Human clinical trials are typically conducted in three sequential phases, but the phases may overlap or be combined. Additional studies may also be required after licensing.

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Phase 1 clinical trials are initially conducted in a limited population to test the product candidate for safety, including adverse effects, dose tolerance, absorption, metabolism, distribution, excretion, and pharmacodynamics in healthy humans or in patients. During Phase 1 clinical trials, information about the investigational biological product’s pharmacokinetics and pharmacological effects may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.

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Phase 2 clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, evaluate the efficacy of the product candidate for specific targeted indications, and determine dose tolerance and optimal dosage.

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Phase 3 clinical trials are undertaken within an expanded patient population to further evaluate dosage, provide substantial evidence of clinical efficacy, and further test for safety. A well-controlled, statistically robust Phase 3 trial may be designed to deliver the data that regulatory authorities will use to decide whether or not to license, and, if licensed, how to appropriately label a biologic.

While the FDA requires in most cases two adequate and well-controlled pivotal clinical trials to demonstrate the efficacy of a product candidate, a single trial with strong confirmatory evidence may be sufficient in instances where the trial is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible. In rare cancer indications with very limited treatment options a large and/or controlled trial are often not feasible and thus data from smaller and even uncontrolled trials may be sufficient for regulatory approval.

In some cases, the FDA may approve a BLA for a product candidate but require the sponsor to conduct additional clinical trials to further assess the product candidate’s safety and effectiveness after approval. Such post-approval trials are typically referred to as Phase 4 clinical trials. These studies are used to gain additional experience from the treatment of a larger number of patients in the intended treatment group and to further document a clinical benefit in the case of biologics licensed under Accelerated Approval regulations. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of approval for products.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Clinical trials including the use of an investigational device sometimes require submission of an application for an Investigational Device Exemption (“IDE”), to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the investigational protocol is scientifically sound. The IDE application must be approved in advance by the FDA, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements. Clinical trials for a significant risk device may begin once the IDE application is approved by the FDA as well as the appropriate IRBs at the clinical trial sites, and the informed consent of the patients participating in the clinical trial is obtained.

Review and Approval of a BLA

In order to obtain approval to market a biological product in the United States, a biologics license application must be submitted to the FDA that provides sufficient data establishing the safety, purity and potency of the proposed biological product for its intended indication. The BLA includes all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things.

Under federal law, the submission of most BLAs is subject to an application user fee, which for federal fiscal year 2020 is $2,942,965 for an application requiring clinical data. The sponsor of an approved BLA is also subject to an annual program fee, which for fiscal year 2020 is $325,424. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for products with orphan designation and a waiver for certain small businesses.

Following submission of a BLA, the FDA conducts a preliminary review of the application generally within 60 calendar days of its receipt and strives to inform the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept the application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of the BLAs. Under that agreement, 90% of original BLA submissions are meant to be reviewed within ten months of the 60-day filing date, and 90% of original BLAs that have been designated for “priority review” are meant to be reviewed within six months of the 60-day filing date. The review process may be extended once per review cycle by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

Before approving an application, the FDA will typically audit the preclinical study and clinical trial sites that generated the data in support of the BLA. Additionally, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with a BLA submission, including component manufacturing, finished product manufacturing and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

As a condition of approval, the FDA may require an applicant to develop a Risk Evaluation Mitigation Strategy (REMS). REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events and whether the product is a new molecular entity.

The FDA will refer an application for a novel product to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Fast Track, Breakthrough Therapy, Priority Review and Regenerative Advanced Therapy Designations

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are referred to as Fast Track designation, Breakthrough Therapy designation, Priority Review designation and Regenerative Advanced Therapy designation.

Specifically, the FDA may designate a product for Fast Track designation if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a Fast Track application does not begin until the last section of the application is submitted. In addition, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Second, a product may be designated as a Breakthrough Therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to Breakthrough Therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

Third, the FDA may designate a product for Priority Review if it is a product that treats a serious condition and, if licensed, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.

The FDA can accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with FDA to expedite development and review, benefits available to breakthrough therapies, potential eligibility for Priority Review and Accelerated Approval based on surrogate or intermediate endpoints.

Accelerated Approval Pathway

The FDA may grant Accelerated Approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant Accelerated Approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality (IMM) and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted Accelerated Approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of Accelerated Approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with Accelerated Approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support Accelerated Approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.

The Accelerated Approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, Accelerated Approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit. Thus, the benefit of Accelerated Approval derives from the potential to receive approval based on surrogate endpoints sooner than possible for trials with clinical or survival endpoints, rather than deriving from any explicit shortening of the FDA approval timeline, as is the case with Priority Review.

The Accelerated Approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate licensed on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to initiate expedited proceedings to withdraw approval of the product. All promotional materials for product candidates licensed under accelerated regulations are subject to prior review by the FDA.

The FDA’s Decision on a BLA

On the basis of the FDA’s evaluation of the application and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for licensing.

If the FDA licenses a new product, it may limit the licensed indications for use of the product. The agency may also require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, to help ensure that the benefits of the product outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use (ETASU). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After licensing, many types of changes to the licensed product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Licensing Regulation

If regulatory licensing for marketing of a product or new indication for an existing product is obtained, the sponsor will be required to comply with all regular post-licensing regulatory requirements as well as any post-licensing requirements that the FDA may have imposed as part of the licensing process. The sponsor will be required to report, among other things, certain adverse reactions and manufacturing problems to the FDA, provide updated safety and potency or efficacy information and comply with requirements concerning advertising and promotional labeling requirements. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Changes to the manufacturing processes are strictly regulated and often require prior FDA approval before being implemented. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products.

Once a license is granted, the FDA may suspend or revoke the license if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the labeling to add new safety information; imposition of post-market studies or clinical trials to assess safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-licensing clinical trials;

•	refusal of the FDA to approve pending applications or supplements to licensed applications, or suspension or revocation of product licenses;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates the marketing, labeling, advertising and promotion of prescription drug products placed on the market. This regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. After licensing, a drug product generally may not be promoted for uses that are not licensed by the FDA, as reflected in the product’s prescribing information. In the United States, health care professionals are generally permitted to prescribe drugs for such uses not described in the drug’s labeling, known as off-label uses, because the FDA does not regulate the practice of medicine. However, FDA regulations impose rigorous restrictions on manufacturers’ communications, prohibiting the promotion of off-label uses. It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in nonpromotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information.

If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services (“HHS”), as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (PDMA) and its implementing regulations, as well as the Drug Supply Chain Security Act (DSCA), which regulate the distribution and tracing of prescription drug samples at the federal level, and set minimum standards for the regulation of distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

Pediatric Studies and Exclusivity

Under the Pediatric Research Equity Act, a BLA or supplement thereto for a biological product with a new active ingredient, indication, dosage form, dosing regimen or route of administration must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests and other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.

For products intended to treat a serious or life-threatening disease or condition, the FDA must, upon the request of an applicant, meet to discuss preparation of the initial pediatric study plan or to discuss deferral or waiver of pediatric assessments. In addition, FDA will meet early in the development process to discuss pediatric study plans with sponsors and FDA must meet with sponsors by no later than the end-of-Phase 1 meeting for serious or life-threatening diseases and by no later than ninety (90) days after FDA’s receipt of the study plan.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after licensing of the product for use in adults, or full or partial waivers from the pediatric data requirements. Generally, the pediatric data requirements do not apply to products with orphan designation.

The FDA Reauthorization Act of 2017 established new requirements to govern certain molecularly targeted cancer indications. Any company that submits a BLA three years after the date of enactment of that statute must submit pediatric assessments with the BLA if the biologic is intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer. The investigation must be designed to yield clinically meaningful pediatric study data regarding the dosing, safety and preliminary potency to inform pediatric labeling for the product. Deferrals and waivers as described above are also available.

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if a BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot license another application.

Orphan Drug Designations and Exclusivity

Under the Orphan Drug Act, the FDA may designate a biological product as an “orphan drug” if it is intended to treat a rare disease or condition, generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a product available in the United States for treatment of disease or condition will be recovered from sales of the product. A company must seek orphan drug designation before submitting a BLA for the candidate product. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan drug designation does not shorten the PDUFA goal dates for the regulatory review and licensing process, although it does convey certain advantages such as tax benefits and exemption from the PDUFA application fee.

If a product with orphan designation receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product generally will receive orphan drug exclusivity. Orphan drug exclusivity means that the FDA may not license another sponsor’s marketing application for the same drug for the same condition for seven years, except in certain limited circumstances. Orphan exclusivity does not block the licensing of a different product for the same rare disease or condition, nor does it block the licensing of the same product for different conditions. If a biologic designated as an orphan drug ultimately receives marketing licensing for an indication broader than what was designated in its orphan drug application, it may not be entitled to exclusivity.

Orphan drug exclusivity will not bar licensing of another product under certain circumstances, including if a subsequent product with the same biologic for the same condition is shown to be clinically superior to the licensed product on the basis of greater effectiveness, safety in a substantial portion of the target populations, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand.

Biosimilars and Exclusivity

The 2010 Patient Protection and Affordable Care Act, which was signed into law on March 23, 2010, included a subtitle called the Biologics Price Competition and Innovation Act of 2009 (BPCIA). The BPCIA established a regulatory scheme authorizing the FDA to license biosimilars and interchangeable biosimilars. The FDA has licensed several biosimilar products for use in the United States. The FDA has issued several guidance documents outlining an approach to review and licensing of biosimilars.

Under the BPCIA, a manufacturer may submit an application for licensure of a biological product that is “biosimilar to” or “interchangeable with” a previously licensed biological product or “reference product.” In order for the FDA to license a biosimilar product, it must find, among other things, that the product is “highly similar” to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the reference product and proposed biosimilar product in terms of safety, purity, and potency. For the FDA to license a biosimilar product as interchangeable with a reference product, the agency must find that the biosimilar product can be expected to produce the same clinical results as the reference product, and, for products administered multiple times, that the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished potency relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar or interchangeable biological product may not be submitted to the FDA until four years following the date of licensing of the reference product. The FDA may not license a biosimilar or interchangeable biological product until 12 years from the date on which the reference product was licensed. Even if a product is considered to be a reference product eligible for exclusivity, another company could market a competing version of that product if the FDA licenses a full BLA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of their product. The BPCIA also created certain exclusivity periods for biosimilars licensed as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

Patent Term Restoration and Extension

A patent claiming a new biological product may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and FDA regulatory review. The restoration period granted on a patent covering a product is typically one-half the time between the effective date of an IND and the submission date of a marketing application (such as a BLA), plus the time between the submission date of a marketing application and the ultimate licensing date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s licensing date. Only one patent applicable to a licensed product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question and within 60 days after approval of the relevant marketing application. A patent that covers multiple products for which licensing is sought can only be extended in connection with one of the licenses. The USPTO reviews and licenses the application for any patent term extension or restoration in consultation with the FDA.

Regulation of Companion Diagnostics

The success of certain of our product candidates may depend, in part, on the development and commercialization of a companion diagnostic. Companion diagnostics identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. In the United States, the FDCA and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The two primary types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, and approval of a premarket approval (“PMA”).

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a preamendment device that was in commercial distribution before May 28, 1976, or a predicate device, for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device or predicate devices and assesses whether the subject device is comparable to the predicate device or predicate devices with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the subject device is substantially equivalent to the predicate device or predicate devices, the subject device may be cleared for marketing.

PMA applications must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA application typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation (“QSR”), which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

On July 31, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance document, for novel therapeutic products that depend on the use of a diagnostic test and where the diagnostic device could be essential for the safe and effective use of the corresponding therapeutic product, the premarket application for the companion diagnostic device should be developed and approved or cleared contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates it will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic.

Once cleared or approved, the companion diagnostic device must adhere to post-marketing requirements including the requirements of FDA’s quality system regulation, adverse event reporting, recalls and corrections along with product marketing requirements and limitations. Like drug and biologic makers, companion diagnostic makers are subject to unannounced FDA inspections at any time during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.

Healthcare Law and Regulation

Health care providers and third-party payors play a primary role in the recommendation and prescription of biological products that are granted marketing licensing. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, patient privacy laws and regulations and other health care laws and regulations that may constrain business and/or financial arrangements. Restrictions under applicable federal and state health care laws and regulations, include the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal health care program such as Medicare and Medicaid;

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the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious or fraudulent or knowingly making, using or causing to made or used a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created additional federal criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program or making false statements relating to health care matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for health care benefits, items or services;

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the federal transparency requirements known as the federal Physician Payments Sunshine Act, under the 2010 Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act (the ACA), which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services (CMS) within HHS, information related to payments and other transfers of value made by that entity to physicians (as defined by the statute) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to health care items or services that are reimbursed by non-government third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Pharmaceutical Insurance Coverage and Health Care Reform

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated health care costs. Significant uncertainty exists as to the coverage and reimbursement status of products licensed by the FDA and other government authorities. Thus, even if a product candidate is licensed, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage and establish adequate reimbursement levels for, the product. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is licensed. Third-party payors are increasingly challenging the prices charged, examining the medical necessity and reviewing the cost-

effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on a licensed list, also known as a formulary, which might not include all of the licensed products for a particular indication.

In order to secure coverage and reimbursement for any product that might be licensed for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable marketing licenses. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is licensed and have a material adverse effect on sales, results of operations and financial condition. Additionally, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be licensed. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of health care costs also has become a priority of federal, state and foreign governments and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any licensed products. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive marketing licenses, less favorable coverage policies and reimbursement rates may be implemented in the future.

In March 2010, Congress passed the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional policy reforms. The ACA, for example, contains provisions that subject products to potential competition by lower-cost products and may reduce the profitability of products through increased rebates for drugs reimbursed by Medicaid programs; address a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increase the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; establish annual fees and taxes on manufacturers of certain branded prescription drugs; and create a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% (increased pursuant to the Bipartisan Budget Act of 2018 (“BBA”), effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been judicial, administrative, executive and Congressional legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing constitutional challenges in the United States Supreme Court, the current Administration has issued various Executive Orders eliminating cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices, and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended, and we cannot predict what affect further changes to the ACA would have on our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions to Medicare payments to providers of up to 2% per fiscal year that started in 2013 and will stay in effect through 2029 unless additional Congressional action is taken, and the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory licensing or the frequency with which any such product candidate is prescribed or used. Further, there have been several recent U.S. congressional inquiries and proposed state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products.

These healthcare reforms, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price for any licensed product and/or the level of reimbursement physicians receive for administering any licensed product. Reductions in reimbursement levels may negatively impact the prices or the frequency with which products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Further, there have been several recent U.S. congressional inquiries and proposed federal and proposed and enacted state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. At the federal level, Congress and the current Administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our product candidates, once licensed, or put pressure on our product pricing.

In addition, on May 11, 2018, the current U.S. presidential administration (the “Administration”) issued a plan to lower drug prices. Under this blueprint for action, the Administration indicated that HHS will: take steps to end the gaming of regulatory and patent processes by drug makers to unfairly protect monopolies; advance biosimilars and generics to boost price competition; evaluate the inclusion of prices in drug makers’ ads to enhance price competition; speed access to and lower the cost of new drugs by clarifying policies for sharing information between insurers and drug makers; avoid excessive pricing by relying more on value-based pricing by expanding outcome-based payments in Medicare and Medicaid; work to give Part D plan sponsors more negotiation power with drug makers; examine which Medicare Part B drugs could be negotiated for a lower price by Part D plans, and improving the design of the Part B Competitive Acquisition Program; update Medicare’s drug-pricing dashboard to increase transparency; prohibit Part D contracts that include “gag rules” that prevent pharmacists from informing patients when they could pay less out-of-pocket by not using insurance; and require that Part D plan members be provided with an annual statement of plan payments, out-of-pocket spending, and drug price increases.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our product candidates, once licensed, or put pressure on our product pricing.

Review and Approval of Medicinal Products in the EU

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of products. Whether or not it obtains FDA licensing for a product, an applicant will need to obtain the necessary approvals by the comparable non-U.S. regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the EU generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application (MAA), and granting of a marketing authorization by these authorities before the product can be marketed and sold in the EU.

Clinical Trial Approval in the EU

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the EU. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.

In April 2014, the EU adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System (CTIS), the centralized EU portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation. It will overhaul the current system of approvals for clinical studies in the EU. Specifically, the new regulation, which will be directly applicable in all member states, aims at simplifying and streamlining the approval of clinical studies in the EU. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure via a single point and strictly defined deadlines for the assessment of clinical study applications.

PRIME Designation in the EU

In March 2016, the European Medicines Agency (EMA), launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIority Medicines (PRIME) scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than products from larger companies. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, a dedicated Agency contact and rapporteur from the Committee for Human Medicinal Products (CHMP) or Committee for Advanced Therapies are appointed early in PRIME scheme facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.

Marketing Authorization in the EU

To obtain a marketing authorization for a product under EU regulatory systems, an applicant must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in EU Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the EU. Regulation (EC) No. 1901/2006 provides that prior to obtaining a marketing authorization in the EU, applicants must demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan (PIP) covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid across the European Economic Area. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, ATMPs and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. The centralized procedure may at the request of the applicant also be used in certain other cases. We anticipate that the centralized procedure will be mandatory for the product candidates we are developing.

Under the centralized procedure, the CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the EU, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases and under PRIME designation, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment. At the end of this period, the CHMP provides a scientific opinion on whether or not a marketing authorization should be granted in relation to a medicinal product. Within 15 calendar days of receipt of a final opinion from the CHMP, the European Commission must prepare a draft decision concerning an application for marketing authorization. This draft decision must take the opinion and any relevant provisions of EU law into account. Before arriving at a final decision on an application for centralized authorization of a medicinal product the European Commission must consult the Standing Committee on Medicinal Products for Human Use. The Standing Committee is composed of representatives of the EU Member States and chaired by a non-voting European Commission representative. The European Parliament also has a related “droit de regard.” The European Parliament’s role is to ensure that the European Commission has not exceeded its powers in deciding to grant or refuse to grant a marketing authorization.

The European Commission may grant a so-called “marketing authorization under exceptional circumstances.” Such authorization is intended for products for which the applicant can demonstrate that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use, because the indications for which the product in question is intended are encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, or in the present state of scientific knowledge, comprehensive information cannot be provided, or it would be contrary to generally accepted principles of medical ethics to collect such information. Consequently, marketing authorization under exceptional circumstances may be granted subject to certain specific obligations, which may include the following:

•

the applicant must complete an identified program of studies within a time period specified by the competent authority, the results of which form the basis of a reassessment of the benefit/risk profile;

•

the medicinal product in question may be supplied on medical prescription only and may in certain cases be administered only under strict medical supervision, possibly in a hospital and in the case of a radiopharmaceutical, by an authorized person; and

•

the package leaflet and any medical information must draw the attention of the medical practitioner to the fact that the particulars available concerning the medicinal product in question are as yet inadequate in certain specified respects.

A marketing authorization under exceptional circumstances is subject to annual review to reassess the risk-benefit balance in an annual reassessment procedure. Continuation of the authorization is linked to the annual reassessment and a negative assessment could potentially result in the marketing authorization being suspended or revoked. The renewal of a marketing authorization of a medicinal product under exceptional circumstances, however, follows the same rules as a “normal” marketing authorization. Thus, a marketing authorization under exceptional circumstances is granted for an initial five years, after which the authorization will become valid indefinitely, unless the EMA decides that safety grounds merit one additional five-year renewal.

The European Commission may also grant a so-called “conditional marketing authorization” prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional marketing authorizations may be granted for product candidates (including medicines designated as orphan medicinal products), if (i) the risk-benefit balance of the product candidate is positive, (ii) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (iii) the product fulfills an unmet medical need and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.

The EU medicines rules expressly permit the EU Member States to adopt national legislation prohibiting or restricting the sale, supply or use of any medicinal product containing, consisting of or derived from a specific type of human or animal cell, such as embryonic stem cells. While the product candidates we have in development do not make use of embryonic stem cells, it is possible that the national laws in certain EU Member States may prohibit or restrict us from commercializing our product candidates, even if they have been granted an EU marketing authorization.

Unlike the centralized authorization procedure, the decentralized marketing authorization procedure requires a separate application to, and leads to separate approval by, the competent authorities of each EU Member State in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference EU Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned EU Member States who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned EU Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the European Commission, whose decision is binding on all EU Member States.

The mutual recognition procedure similarly is based on the acceptance by the competent authorities of the EU Member States of the marketing authorization of a medicinal product by the competent authorities of other EU Member States. The holder of a national marketing authorization may submit an application to the competent authority of an EU Member State requesting that this authority recognize the marketing authorization delivered by the competent authority of another EU Member State.

Regulatory Data Protection in the EU

In the EU, innovative medicinal products approved on the basis of a complete independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity pursuant to Directive 2001/83/EC. Regulation (EC) No. 726/2004 repeats the entitlement for medicinal products authorized in accordance with the centralized authorization procedure. Data exclusivity prevents applicants for authorization of generics of these innovative products from referencing the innovator’s data to assess a generic (abridged) application for a period of eight years. During the additional two-year period of market exclusivity, a generic marketing authorization application can be submitted and authorized, and the innovator’s data may be referenced, but no generic medicinal product can be placed on the EU market until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity so that the innovator gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical tests, non-clinical tests and clinical trials.

Periods of Authorization and Renewals

A marketing authorization has an initial validity for five years in principle. The marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the EU Member State. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety, and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid.

The European Commission or the competent authorities of the EU Member States may decide, on justified grounds relating to pharmacovigilance, to proceed with one further five-year period of marketing authorization. Once subsequently definitively renewed, the marketing authorization shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the EU market (in case of centralized procedure) or on the market of the authorizing EU Member State within three years after authorization ceases to be valid (the so-called sunset clause).

Orphan Drug Designation and Exclusivity

Regulation (EC) No. 141/2000, as implemented by Regulation (EC) No. 847/2000 provides that a drug can be designated as an orphan drug by the European Commission if its sponsor can establish: that the product is intended for the diagnosis, prevention or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the EU when the application is made, or (2) a life-threatening, seriously debilitating or serious and chronic condition in the EU and that without incentives it is unlikely that the marketing of the drug in the EU would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the EU or, if such method exists, the drug will be of significant benefit to those affected by that condition.

Once authorized, orphan medicinal products are entitled to 10 years of market exclusivity in all EU Member States and in addition a range of other benefits during the development and regulatory review process including scientific assistance for study protocols, authorization through the centralized marketing authorization procedure covering all member countries and a reduction or elimination of registration and marketing authorization fees. However, marketing authorization may be granted to a similar medicinal product with the same orphan indication during the 10-year period with the consent of the marketing authorization holder for the original orphan medicinal product or if the manufacturer of the original orphan medicinal product is unable to supply sufficient quantities. Marketing authorization may also be granted to a similar medicinal product with the same orphan indication if this product is safer, more effective or otherwise clinically superior to the original orphan medicinal product. The period of market exclusivity may, in addition, be reduced to six years if it can be demonstrated on the basis of available evidence that the original orphan medicinal product is sufficiently profitable not to justify maintenance of market exclusivity.

Regulatory Requirements after a Marketing Authorization has been Obtained

In case an authorization for a medicinal product in the EU is obtained, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products. These include:

•	compliance with the European Union’s stringent pharmacovigilance or safety reporting rules must be ensured. These rules can impose post-authorization studies and additional monitoring obligations;

•

the manufacturing of authorized medicinal products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the applicable EU laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice. These requirements include compliance with EU cGMP standards when manufacturing medicinal products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the EU with the intention to import the active pharmaceutical ingredients into the EU; and

•

the marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the EU notably under Directive 2001/83EC, as amended, and EU Member State laws. Direct-to-consumer advertising of prescription medicines is prohibited across the EU.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the EU (commonly referred to as “Brexit”). Thereafter, on March 29, 2017, the country formally notified the EU of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The United Kingdom formally left the EU on January 31, 2020. A transition period began on February 1, 2020, during which EU pharmaceutical law remains applicable to the United Kingdom. This transition period is due to end on December 31, 2020. Since the regulatory framework for pharmaceutical products in the United Kingdom covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from EU directives and regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom. It remains to be seen how, if at all, Brexit will impact regulatory requirements for product candidates and products in the United Kingdom.

Pricing Decisions for Approved Products in the EU

In the EU, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a Member States to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Member States may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other Member States allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the EU have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage health care expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the EU. The downward pressure on health care costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various Member States, and parallel trade, or arbitrage, between low-priced and high-priced Member States, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

X. FACILITIES

As of January 27, 2020, Immatics Biotechnologies GmbH has three locations in Germany. The corporate headquarters are located at Paul-Ehrlich-Straße 15 in 72076 Tübingen. It comprises approximately 1,600 square meters of office space as well as research and laboratory space. It houses Operations, Immunology, TCR Discovery and Validation, TCR Engineering & Bispecifics, Immunomonitoring, Discovery, Companion Diagnostics, CMC.

Our operations facility is approximately 700 square meters and is located at Aischbachstraße 1 in 72070 Tübingen. It houses Operations, HR, IT, Finance, Translational Development, Regulatory Affairs, Clinical Development.

Our third facility is approximately 380 square meters and is located in Machtlfinger Straße 11 in 81379 Munich. It houses Intellectual Property, IT, Communications and Business Development.

Immatics US, Inc. has two locations, the corporate headquarters, which is a direct lease and the Research and Laboratory Facility, which is subleased from University of Texas MD Anderson Cancer Center. Both are located in the Life Science Plaza building located at 2130 West Holcombe, Houston, Texas 77030, in suites 900 and 1100, respectively. T cell products are manufactured by Immatics personnel at the UTHealth Evelyn H. Griffin Stem Cell Therapeutics Research Laboratory in a 1,850 square foot state-of-the-art cGMP facility exclusively used by Immatics in Houston, Texas.

The corporate headquarters (suite 900) is approximately 9,363 square feet of dedicated office space which houses Operations, Human Resources, Finance, Clinical Operations, Regulatory, Bioinformatics and Program Management reside at this location. Our holdover lease for this space is March 31, 2020 at which time, the Corporate Headquarters will be relocating to a 6,690 square foot facility located at 2201 West Holcombe, Houston, TX 77030.

Our Research and Laboratory Facility (suite 1100) is approximately 15,694 square feet and is primarily laboratory facilities with limited office seating which houses CMC, Immunology, Biomarkers, Quality Assurance and Quality Control. The expiration of this sublease is April 2020 and we anticipate a renewal of the sublease to continue through August 2023.

We believe that our office, research and laboratory facilities in Germany and the United States are sufficient to meet our current needs. However, in anticipation of future demand, we are negotiating for a new lease for a larger office facility and also pursuing options for a laboratory facility at both locations.

XI. EMPLOYEES

As of January 27, 2020, Immatics US, Inc. employed 71 full-time employees of which 22 hold doctorate degrees and 2 have the credentials of M.D. Of these employees, 46 are employed in positions relating to research and development (including CMC, Target-based Biomarkers, Immunology and Quality Assurance and Control, and Bioinformatics), 14 are employed in positions relating to Clinical Operations/Development, Regulatory and Program Management, 8 are employed in administrative functions (including Finance, IT, Operations and Human Resources), and 3 were employed in senior management positions.

As of January 27, 2020, Immatics Biotechnologies GmbH has a headcount of 156 employees and 134 full-time equivalent employees. 59 of these employees hold a doctorate degree. 109 are full-time employed. Of these 156 employees, 107 are employed in positions relating to research and development positions (including Immunology, Discovery, Companion Diagnostics, CMC, Translational Development), 6 are employed in Clinical Development, 2 are employed in Regulatory Affairs, 2 are employed in Business Development, 4 are employed in Intellectual Property and 30 are employed in Administrative Functions (including Finance, IT, Operations, Quality Management, human resources, Communications and Facility) and 5 in senior management positions.

Immatics has never had a work stoppage and is not covered under any collective bargaining agreements nor are any of its employees represented by a labor union. Immatics believes it has good employee relations.

XII. LEGAL PROCEEDINGS

As of June 2020, there are no ongoing material legal proceedings.

IMMATICS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Immatics’ financial condition and results of operations together with its consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus. The following discussion is based on Immatics’ financial information prepared in accordance with the International Financial Reporting Standards as issued by the IASB (“IFRS”), which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Immatics’ plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Immatics’ fiscal year ends on December 31.

For the purposes of this section, “Immatics” or the “Group” refer to Immatics Biotechnologies GmbH, together with its U.S. subsidiary, Immatics US, Inc.

Business Impact of the COVID-19 Pandemic

Management is monitoring the global outbreak and spread of the novel strain of coronavirus (“COVID-19”) and has taken steps to identify and mitigate the adverse effects and risks to Immatics as a result of the pandemic. As a result, Immatics has modified its business practices, including implementing work from home arrangements for employees able to perform their duties remotely, restricting nonessential travel, and practicing safe social distancing in its laboratory operations. Management expects to continue to take actions as may be required or recommended by government authorities or in the best interests of Immatics’ employees and business partners. To date, the pandemic has resulted in a slowdown in activities related to Immatics’ laboratory operations and at some of its suppliers. The ongoing spread of COVID-19 may also negatively impact Immatics’ clinical trials in the future, including potential delays and restrictions on Immatics’ ability to recruit and retain patients, principal investigators and healthcare employees. COVID-19 could also affect the operations of contract research organizations (“CROs”), which may result in delays or disruptions in the supply of product candidates.

Due to COVID-19, Immatics has also experienced delays in research activities performed under its collaboration agreements. Consequently, Immatics recognized less revenue under these agreements during the first quarter of 2020 than previously planned. Management believes declines in revenue associated with the delay in research activities is largely temporary, as the revenue is primarily associated with non-refundable upfront payments recognized on a cost-to-cost basis. COVID-19 may continue to impact the timing and amount of revenue recognized under these agreements in the future.

The COVID-19 pandemic remains a rapidly evolving situation and management does not yet know the full extent of its potential impact on Immatics’ business operations. Immatics will continue to closely monitor the effects of the pandemic. For additional information on risks posed by the COVID-19 pandemic, refer to the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Overview

Immatics is a biotechnology company that is primarily engaged in the research and development of T cell redirecting immunotherapies for the treatment of cancer. It uses its proprietary suite of technologies to identify intracellular drug targets, so called peptide-HLA or pHLA targets, as a basis for a broad range of potential immunotherapies designed to overcome the current limitations in immuno-oncology. Unlike CAR-T therapy and current antibody-based approaches, which can only target cell surface proteins, Immatics’ technology enables the identification of otherwise inaccessible intercellular protein targets and thus significantly increases the diversity and novelty of the targets it can pursue. Such intracellular targets are generally recognized as one of the most important keys to unlock hard-to-treat cancer, particularly solid cancers. Immatics believes that the elucidation of these targets gives Immatics an advantage that it is leveraging to develop a pipeline of novel TCR-based products designed to deliver a robust and specific T cell response against cancer cells.

Immatics was incorporated in 2000. Since inception, Immatics has focused on raising capital and performing research and development activities to advance its research, development and technology. Immatics is a development phase company and has not yet marketed any products commercially. Immatics’ success depends on the successful development and regulatory approval of its products and its ability to finance operations.

Immatics has assembled a team of approximately 200 employees and has established relationships with four pharmaceutical collaborators, including Amgen Inc. (“Amgen”), Genmab A/S, (“Genmab”), Celgene Switzerland LLC (“BMS”) and GlaxoSmithKline plc (“GSK”).

Immatics has raised approximately €378.5 million through private placements of securities and from its collaborators. These funds are used to fund operations and investing activities across research for technology creation, drug discovery and clinical development programs, infrastructure (including digital infrastructure), creation of portfolio of intellectual property, and administrative support.

Since Immatics’ incorporation, Immatics has incurred significant operating losses. Net losses were €8.6 million and €5.9 million for the three months ended March 31, 2020 and 2019, respectively, and €32.5 million and €32.4 million for the years ended December 31, 2019 and 2018, respectively. As of March 31, 2020, Immatics’ accumulated deficit was €241.5 million. Immatics expects to continue to incur significant expenses and operating losses for the near future.

Immatics does not expect to generate revenue from its product candidates unless and until Immatics successfully completes clinical development and obtains regulatory approval for such product candidates. If Immatics seeks to obtain regulatory approval for any of its product candidates, it expects to incur significant commercialization expenses.

As a result, Immatics will need substantial additional funding to support its continued operations and pursue its growth strategy. Until Immatics can generate significant revenue from product sales, if ever, it expects to finance its operations through a combination of public or private equity offerings and debt financings, government funding arrangements, collaborations and marketing, distribution and licensing arrangements. Immatics may be unable to raise additional funds or enter into such other arrangements on favorable terms, or at all. If Immatics fails to raise capital or enter into such arrangements as, and when, needed, it may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its programs.

Because of the numerous risks and uncertainties associated with pharmaceutical development, Immatics is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. If Immatics fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations at planned levels and may be forced to reduce its operations.

For more details concerning Immatics’ business and key areas of focus for research, please refer to the section entitled “Business of Immatics and Certain Information About Immatics” provided elsewhere in this proxy statement/prospectus.

Components of Immatics Operating Results

Revenue from Collaboration Agreements

To date, Immatics has not generated any revenue from the sale of pharmaceutical products. Immatics’ revenue has been solely derived from its collaboration agreements with Amgen, Genmab, BMS and GSK.

Immatics’ revenue from collaboration agreements consists of upfront payments as well as reimbursement of research and development expenses. Upfront payments are initially recorded on Immatics’ statement of financial position as deferred revenue and are subsequently recognized as revenue on a cost-to-cost measurement basis in accordance with its accounting policy as described further in “Significant accounting judgements, estimates and assumptions”.

As part of the collaboration arrangements, Immatics grants exclusive licensing rights for the development and commercialization of future product candidates developed for specified targets defined in the respective collaboration agreement, in addition to research activities, including screening of highly specific molecules for reactivity with the specified targets and off-targets using Immatics’ proprietary technology and know-how, participation on a joint steering committee, and preparation of data packages. In each of Immatics’ collaboration agreements, these promises represent one combined performance obligation, because the research activities are mutually dependent and the collaborator is unable to derive significant benefits from its access to these targets without Immatics’ research activities, which are highly specialized and cannot be performed by other organizations.

The collaboration agreements resulted in €186.6 million of up-front cash payments, intended to fund the research and development activities under each contract. As part of the agreements, Immatics contributes its XPRESIDENT technology as well as other technology and commits to participate in joint research activities. In addition, Immatics agrees to license certain target rights and the possible product candidates developed under the collaboration. The agreements provide for future payments if development, regulatory or sales milestones are achieved. In addition, Immatics is entitled to future royalties.

Under each of Immatics’ collaboration agreements, it is entitled to receive payments for certain development and commercial milestone events, in addition to royalty payments upon successful commercialization of a product. The uncertainty of achieving these certain milestones significantly impacts Immatics’ ability to generate revenue.

Immatics’ ability to generate revenue from sales of pharmaceutical products and to become profitable depends on its ability to successfully commercialize its product candidates. For the foreseeable future, Immatics does not expect revenue from product sales. To the extent that existing or potential future collaborations generate revenue, Immatics’ revenue may vary due to many uncertainties in the development of its product candidates and other factors.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs (including share-based compensation) for the various research and development departments, intellectual property, or IP, expenses, facility-related costs and amortization as well as direct expenses for programs such as direct cost for clinical trials.

Immatics’ core business is focused on the following initiatives with the goal of enabling it to achieve the next advance in immunotherapy:

•	Advance the proprietary pipeline of product candidates focusing on ACTengine® and TCR Bispecifics;

•	Develop Adoptive Cell Therapies and off-the-shelf biologics with distinct mode of actions;

•	Advance off-the-shelf cell therapies into the clinic;

•	Enhance commercial viability of autologous cell therapies;

•	Disrupting the tumor microenvironment through combination therapies, next-generation technologies and novel target classes;

•	Expand leadership in ultra-personalized multi-target immunotherapy;

•	Maintain and enhance the competitive edge of Immatics’ target and TCR technology platforms;

•	Leverage existing collaboration agreements with Amgen, Genmab, BMS and GSK; and

•	Expand its intellectual property portfolio.

Research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. All research and development costs are expensed as incurred due to scientific uncertainty.

Immatics expects its research and development expenses to increase substantially in the future as it advances existing and future proprietary product candidates into and through clinical studies and pursue regulatory approval. The process of conducting the necessary clinical studies to obtain regulatory approval is costly and time-consuming. Immatics is increasing its headcount to support its continued research activities and development of its product candidates. Clinical studies generally become larger and more costly to conduct as they advance into later stages and, in the future, Immatics will be required to make estimates for expense accruals related to clinical study expenses. At this time, Immatics cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of any product candidates that it develops from its programs. Immatics’ research and development programs are at an early stage. Immatics must demonstrate its products’ safety and efficacy in humans through extensive clinical testing. Immatics may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of its products, including but not limited to the following:

•	after reviewing trial results, Immatics or its collaborators may abandon projects that might previously have believed to be promising;

•	Immatics, its collaborators or regulators, may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks;

•

the effects Immatics’ potential products have may not be the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved;

•	manufacturers may not meet the necessary standards for the production of the product candidates or may not be able to supply the product candidates in a sufficient quantity;

•	regulatory authorities may find that Immatics’ clinical trial design or conduct does not meet the applicable approval requirements; and

•	safety and efficacy results in various human clinical trials reported in scientific and medical literature may not be indicative of results Immatics obtains in its clinical trials.

Clinical testing is very expensive, can take many years, and the outcome is uncertain. It could take several years before Immatics learns the results from any clinical trial using ACT or TCR Bispecifics. The data collected from Immatics’ clinical trials may not be sufficient to support approval by the FDA, EMA, or regulatory authorities in other countries of its ACT- or TCR Bispecifics-based product candidates for the treatment of solid tumors. The clinical trials for Immatics’ products under development may not be completed on schedule and the FDA, EMA or regulatory authorities in other countries may not ultimately approve any of its product candidates for commercial sale. If Immatics fails to adequately demonstrate the safety and effectiveness of any product candidate under development, it may not receive regulatory approval for those product candidates, which would prevent Immatics from generating revenues or achieving profitability.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs (including share-based compensation) for finance, legal, human resources, business development and other administrative and operational functions, professional fees, accounting and legal services, information technology and facility-related costs. These costs relate to the operation of the business, unrelated to the research and development function or any individual program.

Due to Immatics’ substantial increase in planned research and development expenses, as explained above, Immatics also expects that its general and administrative expenses will increase proportionally. Immatics expects that it will incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs as well as investor and public relations expenses associated with being a public company. Immatics anticipates that the additional costs for these services will substantially increase its general and administrative expenses. Additionally, if and when a regulatory approval of a product candidate appears likely, Immatics anticipates an increase in payroll and expenses as a result of its preparation for commercial operations.

Other Income

Immatics receives income through government grants for specific research and development projects. Immatics recognizes grant income as it performs research and development activities specified by the grant agreements.

Other components of other income have historically been immaterial.

Financial Result

Financial result consists of both financial income and financial expense. Financial income results primarily from interest income on cash and foreign exchange gains. Immatics’ financial expense consists of interest expense related to lease liabilities and foreign exchange losses.

Results of Operations

The following table summarizes Immatics’ consolidated statements of operations for each period presented:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands, except share and per share data)
Revenue from collaboration agreements	€7,040	€3,626	€18,449	€3,770
Research and development expenses	(12,246)	(7,990)	(40,091)	(33,971)
General and administrative expenses	(6,188)	(2,275)	(11,756)	(7,666)
Other income	113	3	385	3,458

Operating result	(11,281)	(6,636)	(33,013)	(34,409)

Financial income	2,730	825	790	2,215
Financial expenses	(29)	(70)	(264)	(161)

Financial result	2,701	755	526	2,054

Loss before taxes	(8,580)	(5,881)	(32,487)	(32,355)

Taxes on income	—	—	—	—

Net loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Net loss per share - basic and diluted	€(7.14)	€(4.89)	€(27.13)	€(27.02)
Weighted average shares outstanding - basic and diluted	1,163,625	1,163,625	1,163,625	1,163,625

Revenue from Collaboration Agreements

Revenue from collaboration agreements increased by €3.4 million, from €3.6 million for the three months ended March 31, 2019 to €7.0 million for the three months ended March 31, 2020. Approximately €2.9 million of the increase resulted from the collaboration agreements with GSK and BMS, which Immatics entered into during December 2019 and August 2019, respectively. Due to COVID-19, Immatics experienced delays in research activities performed under the Amgen and Genmab collaboration agreements. As Immatics recognizes revenue under these contracts on a cost-to-cost model based on research activities, Immatics recognized less revenue under the Amgen and Genmab agreements during the first quarter of 2020 than previously planned. Consequently, revenue recognized under the Genmab agreement decreased by €440 thousand. While revenue earned under the Amgen agreement was less than initially planned, revenue recognized during the three months ended March 31, 2020 exceed the prior year comparative period by €979 thousand. Management believes any declines in revenue associated with delayed research activities are largely temporary, because the revenue is primarily associated with non-refundable upfront payments.

Revenue from collaboration agreements increased by €14.6 million, from €3.8 million for the year ended December 31, 2018 to €18.4 million for the year ended December 31, 2019. This increase primarily resulted from the new collaboration agreement with BMS and a ramp-up in research activities performed under the Genmab and Amgen agreements. Immatics’ collaboration with GSK did not result in any revenue in 2019 as no work was performed under the collaboration agreement in 2019.

Immatics did not achieve any milestones or receive any royalty payments in connection with its collaboration agreements during the presented periods.

The following table summarizes Immatics’ collaboration revenue for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands)
Revenue from collaboration agreements:
Amgen	€2,150	€1,171	€6,197	€1,501
Genmab	2,015	2,455	11,191	2,269
BMS	2,422	—	1,061	—
GSK	453	—	—	—

Total revenue from collaboration agreements	€7,040	€3,626	€18,449	€3,770

Research and Development Expenses

The following table summarizes Immatics’ research and development expenses:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands)
Direct research and development expenses by program:
ACTengine	€1,520	€600	€4,234	€2,616
Next Generation ACT	515	777	3,447	2,363
TCR Bispecifics	833	239	1,585	964
Technology Platforms	103	262	1,184	1,843
Collaboration agreements	302	200	931	185

Sub-total direct expenses	€3,273	€2,078	€11,381	€7,971

Internal research and development expenses:
Personnel related (including stock-based compensation)	€4,811	€3,319	€15,226	€12,643
Facility related	535	215	1,175	2,179
IP Expenses	2,235	1,037	7,093	7,049
Depreciation	856	795	2,945	1,766
Other internal costs	536	546	2,271	2,363

Sub-total internal expenses	€8,973	€5,912	€28,710	€26,000

Total research and development expenses	€12,246	€7,990	€40,091	€33,971

For the three months ended March 31, 2020, Immatics’ research and development expenses were €12.2 million compared to €8.0 million for the three months ended March 31, 2019.

For the three months ended March 31, 2020 direct research and development expenses associated with Immatics’ programs increased due to increased preclinical and clinical work performed under the programs compared to three months ended March 31, 2019. The increase in ACTengine expenses is mainly due to the start of clinical trials in the United States, which began in February 2019. The decrease in Next Generation ACT expenses in the three months ended March 31, 2020 is due to a planned slow-down in the ACTolog clinical trial, as no additional patients are being enrolled into this trial. The increase in TCR Bispecifics expenses is related to the start of GMP manufacturing of a cell line in 2019.

Direct research expenses related to collaboration agreements increased due to an overall increase in research activities performed under Immatics’ four collaboration agreements.

Personnel related research and development expenses for the three months ended March 31, 2020 and 2019 were €4.8 million and €3.3 million, respectively. These increases were primarily a result of Immatics’ increased research and development headcount and increased share-based compensation expenses. The increase in IP expenses for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 is due to timing of legal cost related to filing and defending of the Group’s patents.

For the year ended December 31, 2019, Immatics’ research and development expenses were €40.1 million compared to €34.0 million for the year ended December 31, 2018.

For the year ended December 31, 2019, Immatics’ direct research and development expenses associated with Immatics’ programs increased due to increased preclinical and clinical work performed under the programs compared to the year ended December 31, 2018. The increase in ACTengine expenses is mainly due to the start of clinical trials in the United States. The increase in Next Generation ACT expenses is mainly due to additional expenses related to the ACTolog clinical trial. The decrease in expenses in Technology Platforms is mainly due to a time shift of expenses. It is expected that expenses for Technology Platforms will go up again in the future.

Direct research expenses related to collaboration agreements increased due to further increase in the work performed under the collaboration agreements with Amgen and Genmab as well as the additional collaboration with BMS.

Personnel related research and development expenses for the years ended December 31, 2019 and 2018 were €15.2 million and €12.6 million, respectively. This increase of €2.6 million was primarily a result of Immatics’ increased research and development headcount and increased share-based compensation expenses. Facility related research and development expenses decreased, whereas depreciation expenses increased due to the first-time application of IFRS 16.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2020 and 2019 were €6.2 million and €2.3 million, respectively.

The €3.9 million increase in general and administrative expenses for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 was primarily due to an increase in personnel related expenses of €0.7 million and an increase in professional and consulting fees of €2.7 million. Personnel related expenses increased mainly due to the growth in headcount in Immatics’ finance function as well as the communications functions. The increase in professional and consulting fees resulted from an increase in accounting, audit and legal fees as well as costs associated with ongoing business activities and Immatics’ preparations to operate as a public company.

General and administrative expenses for the years ended December 31, 2019 and 2018 were €11.8 million and €7.7 million, respectively.

The increase in general and administrative expenses in the year ended 2019 compared to the year ended December 31, 2018 was primarily due to an increase in personnel related expenses of €1.8 million and an increase in professional and consulting fees of €1.7 million. Personnel related expenses increased mainly due to the growth in headcount in Immatics’ finance function as well as IP and communications function. The increase in professional and consulting fees resulted from an increase in accounting, audit and legal fees as well as costs associated with ongoing business activities and Immatics’ preparations to operate as a public company.

Other Income

Other income during the three months ended March 31, 2020 and 2019 was €113 thousand and €3 thousand, respectively. This increase of €110 thousand resulted primarily from a €82 thousand increase in grant income in the three months ended March 31, 2020 compared to three months ended March 31, 2019.

Other income during the years ended December 31, 2019 and 2018 was €385 thousand and €3.5 million, respectively. The decrease of €3.1 million in 2019 resulted primarily from lower grant income, which decreased from €2.9 million in 2018 to €26 thousand in 2019. The decrease in grant income resulted from the closing of the CPRIT grant of Immatics US in 2018. There are no unfulfilled conditions or contingencies related to these grants.

Financial Result

Financial result consists of both financial income and financial expense.

Financial income increased to €2.7 million for the three months ended March 31, 2020 compared to €825 thousand for the three months ended March 31, 2019. This increase of €1.9 million resulted primarily from an increase in foreign exchange gains of €1.7 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Interest income increased by €175 thousand to €319 thousand for the three months ended March 31, 2020, compared to €144 thousand for the three months ended March 31, 2019. This increase is due to higher cash balances as well as short-term deposits, resulting from the upfront payments received as part of the collaboration agreements.

During the three months ended March 31, 2020, financial expenses amounted to €29 thousand, compared to €70 thousand during the three months ended March 31, 2019. Immatics’ interest expenses for both periods are substantially related to lease liabilities. Financial expenses for the three months ended March 31, 2020 consisted primarily of €28 thousand in interest expense from lease liabilities, with the remainder resulting from foreign exchange losses. Financial expenses for the three months ended March 31, 2019 consisted primarily of €51 thousand in interest from lease liabilities with the remainder resulting from foreign exchange losses.

Financial income decreased to €790 thousand for the 12 months ended December 31, 2019, compared to €2.2 million during the 12 months ended December 31, 2018. During 2019, financial income consisted almost entirely of interest income from short-term deposits. During 2018, financial income consisted of foreign exchange gains of €1.7 million and interest income of €507 thousand. Changes in foreign currency gains resulted from changes in the exchange rates between the U.S. Dollar and Euro. Interest income increased due to higher cash balances as well as short-term deposits, resulting from the upfront payments received as part of the collaboration agreements.

During 2019, financial expenses amounted to €264 thousand, compared to €161 thousand during 2018. Financial expenses in 2019 consisted primarily of €170 thousand in interest expense from lease liabilities, with the remainder resulting from foreign exchange losses. Financial expenses in 2018 consisted primarily of €145 thousand in foreign exchange losses. The increase in interest expense from lease liabilities resulted from the adoption of IFRS 16 in 2019.

Liquidity and Capital Resources

Sources of Liquidity

Immatics has historically funded its operations primarily from private placements of its ordinary shares and proceeds from collaborators.

As of March 31, 2020 and as of December 31, 2019, Immatics had cash and cash equivalents of €72.2 million and €103.4 million, respectively. Cash and cash equivalents are invested in accordance with Immatics’ investment policy, primarily with a view to liquidity and capital preservation, and consist primarily of cash in banks and short-term deposits with an original maturity of between three and nine months.

The following table summarizes the primary sources and uses of cash for each period presented:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands)
Net cash (used in) provided by:
Operating activities	€(28,286)	€(248)	€68,045	€7,583
Investing activities	(2,387)	(333)	(2,137)	(413)
Financing activities	(611)	(446)	(1,862)	23,648

Total cash flow	€(31,284)	€(1,027)	€64,046	€30,818

Operating Activities

Immatics primarily derives cash from its collaboration agreements. Immatics’ cash flows from operating activities are significantly influenced by its use of cash for operating expenses and working capital to support the business, in addition to the placement of cash and cash equivalents into short-term deposits, which do not meet the classification criteria of cash and cash equivalents in accordance with IAS 7 (“Statement of Cash Flows”).

Immatics experienced net cash outflows from operating activities during both the three months ended March 31, 2020 and 2019, resulting primarily to the net loss of the periods and working capital changes.

During the first quarter 2020, net cash used in operating activities of €28.3 million primarily resulted from an increase in working capital of €21.2 million combined with a net loss of €8.6 million during the quarter, partially offset by non-cash charges of €1.5 million. The increase in working capital mainly resulted from an increase in short-term deposits of €16.8 million, which have an original maturity of four to six months and do not meet the requirements of cash and cash equivalents under IAS 7, and a decrease in accounts payable and other current liabilities of €4.8 million primarily related to the recognition of deferred revenue from upfront payments.

During the three months ended March 31, 2019, net cash used in operating activities of €0.2 million resulted from a net loss of €5.9 million during the quarter, offset by a decrease in working capital of €4.5 million and non-cash charges of €1.2 million. The decrease in working capital mainly resulted from a decrease in other assets of €9.0 million, resulting from the disbursement of cash held in short-term deposits that previously did not meet the definition of cash and cash equivalents according to IAS 7, partially offset by a decrease in accounts payable and other current liabilities of €4.4 million primarily related to the recognition of deferred revenue from upfront payments.

For the years ended December 31, 2019 and 2018 Immatics experienced positive cash flows from operating activities primarily from upfront payments of collaboration agreements.

Net loss amounted to €32.5 million and €32.4 million for the years ended December 31, 2019 and 2018, respectively, and drove the operating cashflow in 2019 and 2018.

During 2019, net cash flow from operating activities of €68.0 million primarily resulted from a €94.6 million change in working capital and non-cash charges of €5.9 million, partially offset by €32.5 million net loss for the year. This increase in working capital mainly resulted from an increase in accounts payable and other current liabilities of €98.9 million primarily related to deferred revenue from upfront payments received from Immatics’ collaborators BMS and GSK, partially offset by an increase in other assets of €4.4 million that primarily resulted from a €3.0 million increase in short-term deposits.

During 2018, net cash flow from operating activities of €7.6 million consisted primarily of a change in working capital amounting to €36.6 million and non-cash charges of €3.3 million, partially offset by €32.4 million of net loss for the year. This increase in working capital mainly resulted from an increase in accounts payable and other current liabilities of €43.7 million primarily related to deferred revenue from upfront payments received from Immatics’ collaborator Genmab, partially offset by an increase in other assets of €7.5 million that primarily resulted from a €6.9 million decrease in grant receivables and a €13.1 million increase in short-term deposits.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2020 was €2.4 million, mainly due to payments related to new laboratory space and office equipment.

Net cash used in investing activities for the three months ended March 31, 2019 was €333 thousand, which is primarily attributable to the acquisition of new property, plant and equipment.

Net cash used in investing activities for the year ended December 31, 2019 was €2.1 million, of which €91 thousand was attributable to the purchase of intangible assets, and €2.1 million to the purchase of property, plant and equipment, partially offset by proceeds from the sale of property, plant and equipment amounting to €97 thousand.

Net cash used in investing activities for the year ended December 31, 2018 was €413 thousand, of which €78 thousand was attributable to the purchase of intangible assets, and €429 thousand was attributable to the purchase of property, plant and equipment, partially offset by proceeds from the sale of property, plant and equipment amounting to €94 thousand.

The increase in investing activities reflects the increase in Immatics’ research and development activities.

Financing Activities

During the three months ended March 31, 2020 and 2019 net cash used in financing activities was of €611 thousand and €446 thousand, resulting entirely from the payment of the principal portion of lease liabilities.

During the year ended December 31, 2019 net cash used in financing activities consisted of €1.9 million from the payment of the principal portion of lease liabilities. During the year ended December 31, 2018, cash inflow from financing activities of €23.6 million was generated from the share premium proceeds received relating to the issuance of shares in 2017.

Operation and Funding Requirements

Since its inception, Immatics has incurred significant losses due to its substantial research and development expenses. Immatics has an accumulated deficit of €241.5 million as of March 31, 2020 and of €233.2 million as of December 31, 2019. Immatics expects to continue to incur significant losses in the foreseeable future and expects its expenses to increase in connection with its ongoing activities, particularly as it continues research and development and clinical activities for its product candidates. In addition, upon the closing of this transaction, Immatics expects to incur additional costs associated with operating as a public company. Immatics’ expenses will also increase if, and as, it:

•	continues or expands its research or development programs in preclinical development;

•	continues or expands the scope of its clinical trials for its product candidates;

•	initiates additional preclinical studies or clinical or other trials for its product candidates, including under its collaboration agreements;

•	continues to invest in its immunotherapy platforms to conduct research to identify novel technologies;

•	changes or adds to internal manufacturing capacity or capability;

•	changes or adds additional suppliers;

•	adds additional infrastructure to its quality control, quality assurance, legal, compliance and other groups to support its operations as it progress product candidates toward commercialization;

•	attracts and retains skilled personnel;

•

creates additional infrastructure to support its operations as a public company and its product development and planned future commercialization efforts, including expansion of sites in Germany and in the United States;

•	seeks marketing approvals and reimbursement for its product candidates;

•	establishes a sales, marketing and distribution infrastructure to commercialize any products for which it may obtain marketing approval;

•	seeks to identify and validate additional product candidates;

•	acquires or in-licenses other product candidates and technologies;

•	makes milestone or other payments under any in-license agreements;

•	maintains, protects, defends, enforces and expands its intellectual property portfolio; and

•	experiences any delays, interruptions or encounter issues with any of the above.

Immatics is subject to all of the risks related to the development and commercialization of pharmaceutical products, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. Immatics’ forecast of sufficient financial runway to support its operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors. Immatics has based this estimate on assumptions that may prove to be wrong, and Immatics could utilize its available capital resources sooner than it currently expects. Immatics believes that its cash and cash equivalents regardless of the total proceeds from the proposed transaction, will be sufficient to enable it to fund its operating expenses and capital expenditure requirements through at least the next 12 months. Immatics will need to obtain additional financing to fund its future operations, including completing the development and commercialization of its product candidates. Immatics’ future funding requirements will depend on many factors, including, but not limited to:

•

progress, timing, scope and costs of its clinical trials, including the ability to timely initiate clinical sites, enroll subjects and manufacture Adoptive Cell Therapy (“ACT”), and bispecific T cell engaging receptor, or TCR Bispecific, product candidates for its ongoing, planned and potential future clinical trials;

•	time and cost to conduct investigational new drug application (“IND”) or clinical trial application (“CTA”) enabling studies for its preclinical programs;

•	time and costs required to perform research and development to identify and characterize new product candidates from its research programs;

•	time and cost necessary to obtain regulatory authorizations and approvals that may be required by regulatory authorities to execute clinical trials or commercialize its product;

•	its ability to successfully commercialize its product candidates, if approved;

•

its ability to have clinical and commercial products successfully manufactured consistent with U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), and other authorities’ regulations;

•

amount of sales and other revenues from product candidates that it may commercialize, if any, including the selling prices for such potential products and the availability of adequate third-party coverage and reimbursement for patients;

•	sales and marketing costs associated with commercializing its products, if approved, including the cost and timing of building its marketing and sales capabilities;

•	cost of building, staffing and validating its manufacturing processes, which may include capital expenditure;

•	terms and timing of its current and any potential future collaborations, licensing or other arrangements that it has established or may establish;

•	cash requirements of any future acquisitions or the development of other product candidates;

•	costs of operating as a public company;

•	time and cost necessary to respond to technological, regulatory, political and market developments;

•	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	costs associated with any potential acquisitions, strategic collaborations, licensing agreements or other arrangements that it may establish;

•	inability of clinical sites to enroll patients as health care capacities are required to cope with natural disasters, epidemics or other health system emergencies, such as the COVID-19 pandemic.

A change in the outcome of any of these or other variables with respect to the development of any of Immatics’ current and future product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, Immatics’ operating plans may change in the future, and it may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Until Immatics can generate sufficient product and royalty revenue to finance its cash requirements, which it may never do, Immatics expects to finance its future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements as well as grant funding. Immatics will use the Aggregate PIPE Proceeds, together with the proceeds received from the Trust Account, to fund its future research and development activities. Please refer to the section entitled “The Business Combination” for further details regarding these potential proceeds. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

These estimates are based on assumptions that may prove to be wrong.

If Immatics raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish certain valuable rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. If Immatics raises additional capital through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect its shareholders’ rights. Further, to the extent that Immatics raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, Immatics’ shareholders’ ownership interest will be diluted. If Immatics raises additional capital through debt financing, it would be subject to fixed payment obligations and may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Immatics is unable to obtain additional funding on favorable terms when needed, it may have to delay, reduce the scope of or terminate one or more of its research and development programs or clinical trials.

Off-Balance Sheet Arrangements

During the periods presented, Immatics did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments

The following table summarizes Immatics’ contractual obligations as of December 31, 2019 and the effects that such obligations are expected to have on its liquidity and cash flows in future periods:

	Payments due by period
(Euros in thousands)	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
Lease liabilities(1)	€1,482	1,823	47	—	€3,352
Other lease obligations(2)	172	324	300	300	1,096
In-license agreements(3)	455	200	—	—	655
Contract research organization agreements(4)	1,131	1,466	—	—	2,597
Total contractual obligations	€3,240	3,813	347	300	€7,700

(1)

Represents Immatics’ future minimum commitments under non-cancellable lease liabilities reflected on the balance sheet in its audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

(2)

Represents Immatics’ future minimum commitments under non-cancellable leasing arrangements, which are not capitalized under IFRS 16. These arrangements include short-term as well as low value leases, which are not reflected on its balance sheet.

(3)	Represents obligations of non-cancellable terms of license agreements.
(4)	Represents obligations from contract research organization agreements.

Immatics has lease agreements for land and buildings in its locations Tübingen, Munich and Houston, Texas, which will expire between 2020 and 2026. In addition, Immatics has various leases for equipment and cars which will expire in 2022. The amounts in the table above represent Immatics’ fixed contractual lease obligations and do not include the optional extensions.

In addition to the above obligations, Immatics enters into a variety of agreements and financial commitments in the normal course of business. The terms generally provide Immatics the option to cancel, reschedule and adjust its requirements based on its business needs, prior to the delivery of goods or performance of services. However, it is not possible to predict the maximum potential amount of future payments under these agreements due to the conditional nature of Immatics’ obligations and the unique facts and circumstances involved in each particular agreement.

Critical Accounting Policies and Significant Judgments and Estimates

Immatics’ consolidated financial statements for the years ended December 31, 2019 and 2018, respectively have been prepared in accordance with IFRS. The preparation of the consolidated financial statements in accordance with IFRS requires the use of estimates and assumptions that affect the value of assets and liabilities — as well as contingent assets and liabilities—as reported on the balance sheet date, and revenues and expenses arising during the fiscal year. The main areas in which assumptions, estimates and the exercising of a degree of discretion are appropriate relate to revenue recognition, research and development expenses, share-based compensation and income taxes. Immatics based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond its control. Hence, Immatics’ estimates may vary from the actual values.

Immatics believes that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of Immatics’ consolidated financial statements.

Revenue Recognition for Collaboration Agreements

Immatics recognizes revenue through collaboration and license agreements and reimbursement for research and development costs.

Under Immatics’ collaboration and license agreements, it may receive up-front licensing payments, milestone payments and reimbursement of research and development expenses. Such collaboration agreements also include licenses of certain of its intellectual property to the respective collaborators. As these agreements comprise several promises, it must be assessed whether these promises are capable of being distinct within the context of the contract. For each of Immatics’ four collaboration agreements, Immatics determined that the promises included in each agreement represented single combined performance obligation with a single measure of progress. The performance obligation is accounted for as a performance obligation satisfied over time on a cost-to-cost basis, as Immatics’ customer simultaneously receives and consumes the benefits from Immatics’ performance. Up-front licensing payments and reimbursement for development expenses are initially deferred on its statement of financial position and subsequently recognized as revenue over time as costs are incurred.

Milestone payments are generally included in the transaction price at the amount stipulated in the respective agreement and recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, no milestone has been included in the transaction price and recognized into revenue.

For further information regarding Immatics’ revenue recognition policy, please refer to Note 4.9 Revenue from collaboration agreements of the Notes to the Consolidated Financial Statements as of December 31, 2019 of Immatics’ consolidated financial statements included elsewhere in this proxy statement/prospectus.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation, manufacturing expenses and external costs of vendors engaged to conduct preclinical development activities and clinical trials as well as the cost of licensing technology.

All patent-related costs incurred in connection with filing and prosecuting patent applications are classified as research and development expenses and expensed as incurred due to the uncertainty about the recovery of the expenditure.

Share-Based Compensation

For Immatics Equity Plan, management applied a Black Scholes pricing model to estimate the fair value of Immatics Stock Appreciation Rights (“SARs”).

Immatics determined the value of Immatics SARs with the assistance of a third party valuation specialist using certain assumptions, such as share price volatility, the determination of an appropriate risk-free interest rate, expected dividends and the probability of reaching certain exercisability criteria. Expected volatility of the Immatics Equity Plan was determined by calculating the historic volatility in share prices of peer companies within the biotechnology industry and the expected life in the model has been adjusted, based on Immatics’ management’s best estimate, for the effects of non-transferability and exercise restrictions.

The exercisability is dependent on Immatics’ estimated combined probability of exit events. Immatics discounted the fair values of the Immatics SARs based on these assumed probabilities of the awards becoming exercisable. The present value of the probability-weighted fair value under all scenarios represents the value of the Immatics SARs.

Income Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. Currently, all tax loss carryforwards are fully reserved due to management judgement regarding the future profitability of the company.

Recently Issued and Adopted Accounting Pronouncement

For information on the standards applied for the first time as of January 1, 2020 and 2019 please refer to Immatics’ consolidated financial statements as of December 31, 2019 provided elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Immatics is exposed to various risks in relation to financial instruments, including liquidity risk and currency risk. Immatics’ risk management is coordinated by Immatics’ executive board. Immatics does not engage in the trading of financial assets for speculative purposes. The most significant financial risks to which Immatics is exposed include the risks discussed below.

The Group’s principal financial instruments comprise cash, cash equivalents and fixed-term deposits. The main purpose of these financial instruments is to invest the proceeds of capital contributions and upfront payments from collaboration agreements. The Group has various other financial instruments such as other receivables and trade accounts payable, which arise directly from its operations.

In accordance with its internal guidelines, the Group does not trade in derivatives. The main risks arising from the Group’s financial instruments are interest rate risk, liquidity risk and currency exchange risk. The Board of Management reviews and agrees to policies for managing these risks as summarized below. The Group also monitors the market price risk arising from all financial instruments.

Interest rate risk

The exposure of the Group to changes in interest rates relates to investments in deposits and to changes in the interest for overnight deposits. Changes in the general level of interest rates may lead to an increase or decrease in the fair value of these investments.

Regarding the liabilities shown in the statement of financial position, the Group is currently not subject to interest rate risks.

Credit risk

Financial instruments that potentially subject the Group to concentrations of credit and liquidity risk consist primarily of cash, cash equivalents, deposits and accounts receivable. The Group’s cash, cash equivalents and deposits are denominated in Euros and U.S. Dollars. Cash, cash equivalents and deposits securities are maintained with two high-quality financial institutions in Germany and one in the United States.

The Group continually monitors its positions with, and the credit quality of, the financial institutions and corporation, which are counterparts to its financial instruments and does not anticipate non-performance. The maximum default risk corresponds to the carrying amount of the financial assets shown in the statement of financial position. The Group monitors the risk of a liquidity shortage. The main factors considered here are the maturities of financial assets as well as expected cash flows from equity measures.

Currency risk

Currency risk shows the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. In particular, it poses a threat if the value of the currency in which liabilities are priced appreciates relative to the currency of the assets. The business transactions of the Group are generally conducted in Euros and U.S. Dollars. In the finance committee meetings, the Group analyses the currency risks. Immatics aims to match U.S. Dollar cash inflows with U.S. Dollar cash outflows where possible.

Immatics’ cash and cash equivalents were €72.2 million and €103.4 million as of March 31, 2020 and December 31, 2019, respectively. As of March 31, 2020 approximately 92% of its cash and cash equivalents were held in Germany, of which approximately 27% were denominated in Euros and 73% were denominated in U.S. Dollars. The remainder of Immatics’ cash and cash equivalents are held in the United States and denominated in U.S. Dollars. Additionally, the Group has short-term deposits classified as other current assets denominated in U.S Dollars in the amount of €32.9 million as of March 31, 2020.

Liquidity risk

The Group continuously monitors its risk to a shortage of funds. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of capital increases. The Group concluded that its liquidity risk is moderate. The current investors have undertaken to provide continuing financial support so that the Group can pay its debts as and when they fall due.

Internal Control over Financial Reporting

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Immatics’ financial statements will not be prevented or detected on a timely basis. In connection with the audit of its consolidated financial statements for the year ended December 31, 2019, Immatics identified material weaknesses in its internal controls related to (i) the sufficiency of resources with an appropriate level of technical accounting and SEC reporting experience, (ii) clearly defined control processes, roles and segregation of duties within its finance and accounting functions, and (iii) the design and operating effectiveness of IT general controls for information systems that are significant to the preparation of its consolidated financial statements. Immatics is developing a remediation plan designed to address these material weaknesses and other existing deficiencies. In addition, Immatics has, and is in the process of, recruiting, hiring, and retaining additional financial reporting personnel to develop and implement appropriate internal controls and reporting procedures.

BUSINESS OF ARYA AND CERTAIN INFORMATION ABOUT ARYA

General

ARYA is a blank check company incorporated on June 29, 2018 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ARYA has generated no operating revenues to date and ARYA does not expect that it will generate operating revenues until it consummates its initial business combination.

Prior to the ARYA IPO, on July 5, 2018, ARYA Sponsor purchased 3,593,750 Class B Shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. In September 2018, ARYA Sponsor transferred 30,000 Class B Shares to each of Mr. Conroy, Dr. Wider and Dr. Hung at their original purchase price.

On October 10, 2018, ARYA consummated the ARYA IPO of 14,375,000 units (which included the purchase of units subject to the underwriters’ unit over-allotment option) at a price of $10.00 per unit, generating gross proceeds of $14,375,000 before underwriting discounts and expenses. Each unit consists of one Class A Share and one warrant to purchase one-half of one Class A Share for $11.50 per share. Prior to the closing of the ARYA IPO, ARYA completed the private sale of an aggregate of 5,953,125 Private Placement Warrants to ARYA Sponsor, each exercisable to purchase one-half of one Class A Share $11.50 per share at a price of $1.00 per Private Placement Warrant.

ARYA received gross proceeds from the ARYA IPO and the sale of the Private Placement Warrants of $14,375,000 and $5,953,125, respectively, for an aggregate of $20,328,125. $14,375,000 of the gross proceeds was deposited in the Trust Account with the Trustee. At the closing of the ARYA IPO, the remaining $5,953,125 was held outside of the Trust Account, of which $3,953,125 was used to pay underwriting discounts and $149,960 was used to repay notes payable to ARYA Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the Trust Account may be released to ARYA to pay tax obligations. Following the closing of the ARYA IPO, ARYA invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. At                 , 2020, the Trust Account held $                .

On October 30, 2018, ARYA announced that, commencing November 2, 2018, holders of the 14,375,000 units sold in the ARYA IPO may elect to separately trade the Class A Shares and ARYA Public Warrants included in the ARYA Public Units. Those units not separated continued to trade on NASDAQ under the symbol “ARYAU,” and the Class A Shares and ARYA Public Warrants that are separated trade on NASDAQ under the symbols “ARYA” and “ARYAW,” respectively.

While ARYA may pursue an acquisition opportunity in any business, industry, sector or geographical location, ARYA focuses on industries that complement the background of its management team, and in its search for targets for its initial business combination ARYA seeks to capitalize on the ability of its management team to identify and acquire a business, focusing on the healthcare or healthcare related industries. In particular, ARYA has been targeting North American or European companies in the life sciences and medical technology sectors where ARYA’s management has extensive investment experience. ARYA may pursue a transaction in which ARYA shareholders immediately prior to its initial business combination would collectively own a minority interest in the post-transaction company.

ARYA’s Founders

ARYA Sponsor is an affiliate of Perceptive Advisors, a leading life sciences focused investment firm with over $7 billion of regulatory assets under management as of December 31, 2019. Since its launch in 1999, Perceptive Advisors has focused exclusively on the healthcare industry. The founders of ARYA also are the founder and management of Perceptive Advisors. Adam Stone, ARYA’s Chief Executive Officer, is the Chief Investment Officer of Perceptive Advisors, and Michael Altman, ARYA’s Chief Financial Officer, is a Managing Director on the investment team and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities fund. Perceptive Advisors’ investment activity is focused on identifying both private and public companies in the life sciences and medical technology sectors and currently has investments in over 150 companies. The team at Perceptive Advisors consists of trained scientists, physicians and financial analysts who are passionately committed to identifying innovation that can drive critical change to current treatment paradigms. Perceptive Advisors invests across the capital structure and throughout a company’s growth cycle which provides access to a broad universe of management teams and companies seeking flexible capital solutions. Perceptive Advisors is also an active investor in pre-IPO financing rounds known as “crossovers.” Perceptive Advisors has invested in over 75 private companies since 2013 and in 2019 met with over 200 private companies in evaluation of private growth financing rounds, crossovers, and pre-IPO analysis.

Initial Business Combination

ARYA’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of signing the agreement to enter into the initial business combination. The ARYA Board has determined that the fair market value of the Business Combination meets the test.

Financial Position

As of March 31, 2020 and December 31, 2019, ARYA had approximately $148.7 million and $147.8 million held in the Trust Account, respectively, not taking into account payment of $4,671,875 of deferred underwriting fees. With the funds available, ARYA offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because ARYA is able to complete its initial business combination using ARYA’s cash, debt or equity securities, or a combination of the foregoing, ARYA has the flexibility to use the most efficient combination that will allow it to tailor the consideration to be paid to the target business to fit its needs and desires.

Lack of Business Diversification

For an indefinite period of time after the completion of its initial business combination, the prospects for ARYA’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that ARYA will not have the resources to diversify ARYA’s operations and mitigate the risks of being in a single line of business. By completing its initial business combination with only a single entity, ARYA’s lack of diversification may:

•

subject ARYA to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which ARYA operates after its initial business combination; and

•	cause ARYA to depend on the marketing and sale of a single product or limited number of products or services.

Submission of ARYA’s Initial Business Combination to a Shareholder Vote

The General Meeting to which this proxy statement/prospectus relates is to solicit your approval of, among other things, the Business Combination. The ARYA public shareholders may exercise their redemption rights whether they vote for, against or abstain from voting on the Business Combination. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The ARYA Initial Shareholders, including ARYA Sponsor, directors and officers, have agreed to vote any Founder Shares and any public shares purchased during or after the ARYA IPO in favor of the Business Combination.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

ARYA is providing its public shareholders with the opportunity to redeem all or a portion of their Class A Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest, which interest shall be net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. The amount in the Trust Account was approximately $                per public share as of                , 2020. The per-share amount ARYA will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that ARYA will pay to the underwriters. Redemptions referred to herein shall take effect as repurchases under ARYA’s amended and restated memorandum and articles of association. The ARYA Initial Shareholders, officers and directors of ARYA have entered into a letter agreement with ARYA, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they may hold in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the ARYA amended and restated memorandum and articles of association provide that any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, will be restricted from seeking redemption rights with respect to public shares held in excess of 15% of the total public shares issued as part of the ARYA Public Units sold in the ARYA IPO (“Excess Shares”), or 2,156,250 public shares. However, ARYA has not restricted public shareholders’ ability to vote all of their shares, including Excess Shares, for or against a business combination. ARYA Initial Shareholders, officers and directors have, pursuant to a letter agreement entered into with ARYA, waived their right to have any Founder Shares or public shares held by them redeemed in connection with a business combination. Unless any of ARYA’s other affiliates acquires Founder Shares through a permitted transfer from an ARYA Initial Shareholder, and thereby becomes subject to the letter agreement, no such affiliate is subject to this waiver. However, to the extent any such affiliate acquires public shares, such affiliate would be a public shareholder and restricted from seeking redemption rights with respect to any Excess Shares.

Redemption of Public Shares and Liquidation if No Business Combination

ARYA has until October 10, 2020 to complete a business combination. If ARYA is unable to complete a business combination prior to October 10, 2020, ARYA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders, including the right to receive further liquidation distributions, if any, subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the ARYA remaining shareholders and board of directors, dissolve and liquidate, subject in each case to ARYA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the ARYA Public Warrants and Private Placement Warrants, which will expire worthless if ARYA fails to complete a business combination by October 10, 2020.

The ARYA Initial Shareholders, officers and directors have entered into a letter agreement with ARYA, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if ARYA fails to complete a business combination by October 10, 2020. However, to the extent the ARYA Initial Shareholders, directors or officers own public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if ARYA fails to complete a business combination within the allotted 24-month time period.

ARYA Sponsor, executive officers and directors have agreed, pursuant to a written letter agreement with ARYA, that they will not propose any amendment to ARYA’s amended and restated memorandum and articles of association that would affect the substance or timing of ARYA’s obligation to redeem 100% of public shares if ARYA does not complete a business combination prior to October 10, 2020, unless ARYA provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares. However, ARYA may not redeem its public shares in an amount that would cause ARYA’s net tangible assets to be less than $5,000,001 so that ARYA is not subject to the SEC’s “penny stock” rules.

ARYA expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the ARYA IPO held outside the Trust Account, although ARYA cannot assure that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of dissolution, to the extent that there is any earned interest in the Trust Account, net of any funds required to pay taxes, ARYA may request the Trustee to release to ARYA an additional amount of up to $100,000 of such earned interest to pay those costs and expenses.

If ARYA were to expend all proceeds of the ARYA IPO held outside of the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by public shareholders upon ARYA’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of ARYA creditors which would have higher priority than the claims of ARYA public shareholders. ARYA cannot assure that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. While ARYA intends to pay such amounts, if any, it cannot assure that it will have funds sufficient to pay or provide for all creditors’ claims.

Although ARYA will seek to have all vendors, service providers other than ARYA’s independent auditors, prospective target businesses or other entities with which ARYA does business execute agreements with ARYA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against ARYA assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ARYA’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to ARYA than any alternative. Examples of possible instances where ARYA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by ARYA management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ARYA and will not seek recourse against the Trust Account for any reason. Upon redemption of ARYA public shares, if ARYA is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, ARYA will be required to provide for payment of claims of creditors that were not waived that may be brought against ARYA within the 10 years following redemption. In order to protect the amounts held in the Trust Account, ARYA Sponsor has agreed that it will be liable to ARYA if and to the extent any claims by a vendor for services rendered or products sold to ARYA, or a prospective target business with which ARYA has discussed entering into a Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ARYA’s indemnity of the underwriters of the ARYA IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then ARYA Sponsor will not be responsible to the extent of any liability for such third-party claims. ARYA cannot assure, however, that ARYA Sponsor would be able to satisfy those obligations. None of ARYA’s other officers will indemnify ARYA for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and ARYA Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, ARYA’s independent directors would determine whether to take legal action against ARYA Sponsor to enforce its indemnification obligations. While ARYA currently expects that its independent directors would take legal action on ARYA’s behalf against ARYA Sponsor to enforce its indemnification obligations to ARYA, it is possible that ARYA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ARYA cannot assure that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

ARYA will seek to reduce the possibility that ARYA Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers other than ARYA’s independent auditors, prospective target businesses or other entities with which ARYA does business execute agreements with ARYA waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. ARYA Sponsor will also not be liable as to any claims under ARYA’s indemnity of the underwriters of the ARYA IPO against certain liabilities, including liabilities under the Securities Act. At December 31, 2019 ARYA had access to up to $139,816,409 from the proceeds of the ARYA IPO and the sale of the Private Placement Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with ARYA’s liquidation, currently estimated to be no more than approximately $100,000). In the event that ARYA liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ARYA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ARYA’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, ARYA cannot assure that it will be able to return $10.00 per share to public shareholders. Additionally, if ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ARYA shareholders. Furthermore, the ARYA Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and ARYA to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. ARYA cannot assure that claims will not be brought against ARYA for these reasons.

Redemption of Public Shares and Liquidation if No Business Combination

ARYA has until October 10, 2020 to complete a business combination. If ARYA is unable to complete a business combination prior to October 10, 2020, ARYA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders, including the right to receive further liquidation distributions, if any, subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the ARYA remaining shareholders and board of directors, dissolve and liquidate, subject in each case to ARYA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the ARYA Public Warrants and Private Placement Warrants, which will expire worthless if ARYA fails to complete a business combination by October 10, 2020.

The ARYA Initial Shareholders, officers and directors have entered into a letter agreement with ARYA, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if ARYA fails to complete a business combination by October 10, 2020. However, to the extent the ARYA Initial Shareholders, directors or officers own public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if ARYA fails to complete a business combination within the allotted 24-month time period.

ARYA Sponsor, executive officers and directors have agreed, pursuant to a written letter agreement with ARYA, that they will not propose any amendment to ARYA’s amended and restated memorandum and articles of association that would affect the substance or timing of ARYA’s obligation to redeem 100% of public shares if ARYA does not complete a business combination prior to October 10, 2020, unless ARYA provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares. However, ARYA may not redeem its public shares in an amount that would cause ARYA’s net tangible assets to be less than $5,000,001 so that ARYA is not subject to the SEC’s “penny stock” rules.

ARYA expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the ARYA IPO held outside the Trust Account, although ARYA cannot assure that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of dissolution, to the extent that there is any earned interest in the Trust Account, net of any funds required to pay taxes, ARYA may request the Trustee to release to ARYA an additional amount of up to $100,000 of such earned interest to pay those costs and expenses.

If ARYA were to expend all proceeds of the ARYA IPO held outside of the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by public shareholders upon ARYA’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of ARYA creditors which would have higher priority than the claims of ARYA public shareholders. ARYA cannot assure that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. While ARYA intends to pay such amounts, if any, it cannot assure that it will have funds sufficient to pay or provide for all creditors’ claims.

Although ARYA will seek to have all vendors, service providers other than ARYA’s independent auditors, prospective target businesses or other entities with which ARYA does business execute agreements with ARYA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against ARYA assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ARYA’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to ARYA than any alternative. Examples of possible instances where ARYA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by ARYA management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ARYA and will not seek recourse against the Trust Account for any reason. Upon redemption of ARYA public shares, if ARYA is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, ARYA will be required to provide for payment of claims of creditors that were not waived that may be brought against ARYA within the 10 years following redemption. In order to protect the amounts held in the Trust Account, ARYA Sponsor has agreed that it will be liable to ARYA if and to the extent any claims by a vendor for services rendered or products sold to ARYA, or a prospective target business with which ARYA has discussed entering into a Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ARYA’s indemnity of the underwriters of the ARYA IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then ARYA Sponsor will not be responsible to the extent of any liability for such third-party claims. ARYA cannot assure, however, that ARYA Sponsor would be able to satisfy those obligations. None of ARYA’s other officers will indemnify ARYA for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and ARYA Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, ARYA’s independent directors would determine whether to take legal action against ARYA Sponsor to enforce its indemnification obligations. While ARYA currently expects that its independent directors would take legal action on ARYA’s behalf against ARYA Sponsor to enforce its indemnification obligations to ARYA, it is possible that ARYA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ARYA cannot assure that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

ARYA will seek to reduce the possibility that ARYA Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers other than ARYA’s independent auditors, prospective target businesses or other entities with which ARYA does business execute agreements with ARYA waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. ARYA Sponsor will also not be liable as to any claims under ARYA’s indemnity of the underwriters of the ARYA IPO against certain liabilities, including liabilities under the Securities Act. At December 31, 2019 ARYA had access to up to $139,816,409 from the proceeds of the ARYA IPO and the sale of the Private Placement Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with ARYA’s liquidation, currently estimated to be no more than approximately $100,000). In the event that ARYA liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ARYA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ARYA’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, ARYA cannot assure that it will be able to return $10.00 per share to public shareholders. Additionally, if ARYA files a bankruptcy petition or an involuntary bankruptcy petition is filed against ARYA that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ARYA shareholders. Furthermore, the ARYA Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and ARYA to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. ARYA cannot assure that claims will not be brought against ARYA for these reasons.

Conflicts of Interest

Perceptive manages several investment vehicles. Funds managed by Perceptive or its affiliates may compete with ARYA for acquisition opportunities in the same industries and sectors as ARYA may target for a business combination. If these funds decide to pursue any such opportunity, ARYA may be precluded from procuring such opportunities. In addition, investment ideas generated within Perceptive, including by ARYA’s founders and other persons who may make decisions for ARYA, may be suitable for both ARYA and for a current or future Perceptive fund, and may be directed to such investment vehicle rather than to ARYA, subject to applicable fiduciary duties. Neither Perceptive nor members of ARYA’s management team who are also employed by Perceptive have any obligation to present ARYA with any opportunity for a potential business combination of which they become aware solely in their capacities as officers or managing directors of Perceptive. Perceptive and/or ARYA’s management, in their capacities as officers or managing directors of Perceptive or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future Perceptive investment vehicles, or third parties, before they present such opportunities to ARYA.

Each of ARYA’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of ARYA’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such a business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. ARYA does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect ARYA’s ability to complete a business combination.

ARYA Sponsor has agreed that it will be liable to ARYA if and to the extent any claims by a vendor for services rendered or products sold to ARYA, or a prospective target business with which ARYA has discussed entering into a Business Combination Agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. Claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account are also an exception to this agreement with ARYA Sponsor, as are any claims under ARYA’s indemnity of the underwriters of the ARYA IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, ARYA Sponsor will not be responsible to the extent of any liability for such third-party claims. ARYA has not independently verified whether ARYA Sponsor has sufficient funds to satisfy its indemnity obligations and believes that ARYA Sponsor’s only assets are securities of ARYA and, therefore, ARYA Sponsor may not be able to satisfy those obligations. ARYA has not asked ARYA Sponsor to reserve for such eventuality. ARYA believes the likelihood of ARYA Sponsor having to indemnify the Trust Account is limited because ARYA will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with ARYA waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Employees

ARYA currently has two executive officers. These individuals are not obligated to devote any specific number of hours to ARYA’s matters but they intend to devote as much of their time as they deem necessary to ARYA’s affairs until ARYA has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for its initial business combination and the stage of the business combination process ARYA is in. ARYA does not intend to have any full time employees prior to the completion of its initial business combination.

Facilities

ARYA currently maintains its executive offices at 51 Astor Place, 10th Floor, New York, NY 10003. The cost for ARYA’s use of this space is included in the $10,000 per month fee ARYA pays to an affiliate of ARYA Sponsor for office space, administrative and support services. ARYA considers its current office space adequate for its current operations.

Periodic Reporting and Financial Information

ARYA registered its units, Class A Shares and warrants under the Exchange Act and have reporting obligations, including the requirement that ARYA files annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, ARYA’s annual reports contain financial statements audited and reported on by ARYA’s independent registered public accountants.

ARYA is required to evaluate ARYA’s internal control procedures as required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Only in the event ARYA is deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will ARYA be required to comply with the independent registered public accounting firm attestation requirements on ARYA’s internal control over financial reporting. The fact that ARYA is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on ARYA as compared to other public companies because a target business with which ARYA seeks to complete its initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

ARYA filed a Registration Statement on Form 8-A with the SEC to voluntarily register ARYA’s securities under Section 12 of the Exchange Act. As a result, ARYA is subject to the rules and regulations promulgated under the Exchange Act.

ARYA is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law. As an exempted company, ARYA applied for and received, a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2020 Revision) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to ARYA or ARYA’s operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of ARYA’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by ARYA to ARYA shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of ARYA.

ARYA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, ARYA is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in ARYA’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find ARYA’s securities less attractive as a result, there may be a less active trading market for ARYA’s securities and the prices of ARYA’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. ARYA intends to take advantage of the benefits of this extended transition period.

ARYA will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the ARYA IPO, (b) in which ARYA has total annual gross revenue of at least $1.0 billion, or (c) in which ARYA is deemed to be a large accelerated filer, which means the market value of ARYA Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which ARYA has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, ARYA is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. ARYA will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) its annual revenues exceeded $100 million during such completed fiscal year and the market value of its ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

ARYA has made available on its website a PFIC annual information statement to enable U.S. Holders (as defined in the final prospectus related to the ARYA IPO, filed with the SEC on October 9, 2018) to make a qualified electing fund (“QEF”) election with respect to ARYA’s taxable year ended December 31, 2019, and certain information with respect to ARYA’s taxable year ended December 31, 2018 intended to enable a U.S. Holder to make an additional election with respect to the PFIC rules for such U.S. Holder’s taxable year including December 31, 2018, as further described therein. If you are a U.S. Holder of ARYA’s shares you are urged to consult your tax advisor regarding the advisability of making a QEF election and/or other elections available under the PFIC rules with respect to ARYA Ordinary Shares owned by you, and the procedures necessary to validly make and maintain such elections. ARYA’s website can be found at www.perceptivelife.com/arya/. The reference to ARYA’s website is a textual reference only. Information contained in the website is not a part of, and is not incorporated by reference into, this prospectus.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against ARYA or any members of ARYA’s management team in their capacity as such.

Directors, Executive Officers and Corporate Governance.

The current directors and executive officers of ARYA are as follows:

Name	Age	Position
Joseph Edelman	64	Chairman
Adam Stone	40	Chief Executive Officer and Director
Michael Altman	38	Chief Financial Officer and Director
Kevin Conroy	54	Director
Dr. Todd Wider, M.D.	54	Director
Dr. David Hung, M.D.	62	Director

Joseph Edelman has served as Chairman of the ARYA Board since 2018. Mr. Edelman is Founder, Chief Executive Officer and Portfolio Manager of Perceptive Advisors. Prior to founding Perceptive Advisors, Mr. Edelman was a Senior Analyst at Aries Fund, a Paramount Capital Asset Management biotechnology hedge fund, from 1994 through 1998. Prior to that position, Mr. Edelman was a Senior Biotechnology Analyst at Prudential Securities from 1990 to 1994. Mr. Edelman started his career in the healthcare sector of the securities industry as a Biotechnology Analyst at Labe, Simpson from 1987 to 1990. Mr. Edelman earned an MBA from New York University and a BA, magna cum laude, in psychology from the University of California San Diego.

Adam Stone has served as ARYA’s Chief Executive Officer since 2018 and is a member of the ARYA Board. Mr. Stone joined Perceptive Advisors in 2006 and has acted as Chief Investment Officer since 2012 and is a member of the internal investment committees of Perceptive Advisors’ credit opportunities and venture funds. Mr. Stone currently also serves on the boards of directors of Solid Biosciences (NASDAQ: SLDB), Renovia, and Xontogeny, which are portfolio companies of Perceptive Advisors. Prior to joining Perceptive Advisors, Mr. Stone was a Senior Analyst at Ursus Capital from 2001 to 2006 where he focused on biotechnology and specialty pharmaceuticals. During Mr. Stone’s tenure at Ursus Capital, he focused on biotech and specialty pharmaceuticals. Mr. Stone graduated with honors from Princeton University with a BA in molecular biology.

Michael Altman, CFA, has served as ARYA’s Chief Financial Officer since 2018 and is a member of the ARYA Board. Mr. Altman joined Perceptive Advisors in 2007, is a Managing Director on the investment team and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities fund. Mr. Altman’s focus is on medical devices, diagnostics, digital health and specialty pharmaceuticals. Mr. Altman also serves on the boards of directors of Vitruvius Therapeutics and Lyra Therapeutics, which are portfolio companies of Perceptive Advisors. Prior to joining Perceptive Advisors, Mr. Altman was a trader and analyst at First New York Securities from 2005 to 2007. Mr. Altman graduated from the University of Vermont with a BS in Business Administration.

Kevin Conroy has served on the ARYA Board since 2018. Mr. Conroy has served as Chief Executive Officer since 2009, and Chairman since 2014 of Exact Sciences Corporation (NASDAQ: EXAS), which focuses on the early detection and prevention of cancer. Mr. Conroy also currently serves on the boards of directors of Epizyme, Inc. (NASDAQ: EPZM), a biopharmaceutical company, and of the Greater Madison Chamber of Commerce. Prior to joining Exact Sciences Corporation, Mr. Conroy served from 2005 as the President and

Chief Executive Officer of Third Wave Technologies (formerly, NASDAQ: TWTI), a molecular diagnostics company, until its acquisition by Hologic, Inc. in 2008. Mr. Conroy joined Third Wave in July 2004 and served as general counsel until December 2005. Prior to joining Third Wave Technologies, Mr. Conroy was an intellectual property counsel at GE Healthcare. Before joining GE Healthcare, Mr. Conroy was chief operating officer of two early-stage venture-backed companies. Prior to those positions, Mr. Conroy was an intellectual property litigator at McDermott Will & Emery and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. Mr. Conroy has also served as the Chairman of United Way of Dane County and on the boards of directors of Wisconsin Technology Council, BioForward Wisconsin, and Overture Center Foundation. Mr. Conroy graduated from the University of Michigan Law School with a JD and from Michigan State University with a BA in electrical engineering.

Dr. Todd Wider, MD, has served on the ARYA Board since 2018. Dr. Wider is a plastic and reconstructive surgeon, focusing on cancer surgery, with a hospital appointment with Mt. Sinai Hospital/Mt. Sinai West Hospital/Mt. Sinai Morningside Hospital in New York City. Dr. Wider also currently serves on the board of directors of Abeona Therapeutics, Inc. (NASDAQ: ABEO) and Emendo Biotherapeutics. Dr. Wider previously consulted with a number of entities in the biotechnology space. Dr. Wider is also a principal in Wider Film Projects, a documentary film company focusing on producing films with sociopolitical resonance. Dr. Wider graduated from Columbia College of Physicians and Surgeons with an MD and from Princeton University with a BA in history of art and architecture.

Dr. David Hung, MD, has served on the ARYA Board since 2018. Dr. Hung recently served as Chief Executive Officer of Axovant Biosciences Inc. from April 2017 until his resignation in February 2018. Prior to that, Dr. Hung was a co-founder of Medivation, Inc. (“Medivation”) and served as President, Chief Executive Officer and director of its subsidiary, Medivation Neurology, Inc., from its inception in September 2003 until its acquisition by Medivation in December 2004, at which time he became President, Chief Executive Officer and director of Medivation. Dr. Hung served in those roles until Medivation was acquired by Pfizer, Inc. in September 2016. From 1998 to 2001, Dr. Hung served as Chief Scientific Officer (1998–1999) and as President, Chief Executive Officer and director (1999–2001) of Pro-Duct Health, Inc., a privately-held medical device company focused on breast cancer cytological diagnostics. From 1996 to 1998, Dr. Hung served in various senior positions at Chiron Corporation, including as Vice President of Lead Discovery and Development and Vice President of New Projects. Dr. Hung currently serves on the boards of directors of Establishment Labs Holdings Inc. (NASDAQ: ESTA) and Novocure (NASDAQ: NVCR), and as founder, President and CEO and director of Nuvation Bio, Inc., a private biopharmaceutical company. Dr. Hung previously served as a director of Opexa Therapeutics, Inc., a biopharmaceutical company, from May 2006 to October 2011. Dr. Hung received an MD from the University of California, San Francisco, School of Medicine, and an AB in Biology from Harvard College.

Number and Terms of Office of Officers and Directors

The ARYA Board consists of six members. Holders of Founder Shares have the right to elect all of ARYA’s directors prior to the consummation of a business combination and holders of public shares will not have the right to vote on the designation of directors during such time. These provisions of ARYA’s amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of ARYA’s ordinary shares voting in a general meeting. Each of ARYA’s directors holds office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the ARYA Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the ARYA Board or by a majority of the holders of Founder Shares.

ARYA’s officers are elected by the ARYA Board and serve at the discretion of the ARYA Board, rather than for specific terms of office. The ARYA Board is authorized to appoint persons to the offices set forth in its amended and restated memorandum and articles of association as it deems appropriate. ARYA’s amended and restated memorandum and articles of association provide that ARYA’s officers may consist of a Chairman, Chief

Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the ARYA Board.

Committees of the ARYA Board

The ARYA Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by the ARYA Board and has the composition and responsibilities described below. The charter of each committee is available on ARYA’s website.

Audit Committee

Dr. Todd Wider, Kevin Conroy and Dr. David Hung serve as members of ARYA’s audit committee. The ARYA Board has determined that each of Dr. Todd Wider, Kevin Conroy and Dr. David Hung are independent. Dr. Todd Wider serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of NASDAQ and The ARYA Board has determined that Dr. Todd Wider qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee operates pursuant to a charter and is responsible for:

•	meeting with ARYA’s independent registered public accounting firm regarding, among other issues, audits, and adequacy of ARYA’s accounting and control systems;

•	monitoring the independence of ARYA’s independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management ARYA’s compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by ARYA’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing ARYA’s independent registered public accounting firm;

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determining the compensation and oversight of the work of ARYA’s independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by ARYA regarding accounting, internal accounting controls or reports which raise material issues regarding ARYA’s financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of the ARYA IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the ARYA IPO; and

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reviewing and approving all payments made to ARYA’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of ARYA’s audit committee will be reviewed and approved by The ARYA Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of ARYA’s nominating committee are Dr. Todd Wider, Kevin Conroy and Dr. David Hung, and Kevin Conroy serves as chairman of the nominating committee. The ARYA Board has determined that each of Dr. Todd Wider, Kevin Conroy and Dr. David Hung are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on The ARYA Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees are specified in the nominating committee’s charter, which provides that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the ARYA Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of ARYA’s compensation committee are Dr. Todd Wider, Kevin Conroy and Dr. David Hung, and Dr. David Hung serves as chairman of the compensation committee.

The ARYA Board has determined that each of Dr. Todd Wider, Kevin Conroy and Dr. David Hung are independent. The compensation committee operates pursuant to a charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to ARYA’s Chief Executive Officer’s compensation, evaluating ARYA’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of ARYA’s Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of ARYA’s other Section 16 executive officers;

•	reviewing ARYA’s executive compensation policies and plans;

•	implementing and administering ARYA’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with ARYA’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for ARYA’s executive officers and employees;

•	producing a report on executive compensation to be included in ARYA’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Compensation Committee Interlocks and Insider Participation

None of ARYA’s executive officers currently serves, and in the past year has not served, as a member of the ARYA Board or compensation committee of any entity that has one or more executive officers serving on the ARYA Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires ARYA’s officers, directors and persons who beneficially own more than ten percent of ARYA’s ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish ARYA with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, ARYA believes that during the year ended December 31, 2019 there were no delinquent filers.

Code of Ethics

ARYA adopted a Code of Ethics applicable to ARYA’s directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from ARYA. ARYA intends to disclose any amendments to or waivers of certain provisions of ARYA’s Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. Cayman Islands law imposes a number of fiduciary duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of ARYA’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of ARYA Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of ARYA’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. ARYA does not believe, however, that the fiduciary duties or contractual obligations of its officers and directors will materially affect its ability to complete a business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

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ARYA’s executive officers and directors are not required to, and will not, commit their full time to ARYA’s affairs, which may result in a conflict of interest in allocating their time between ARYA’s operations and ARYA’s search for a business combination and their other businesses. ARYA does not intend to have any full-time employees prior to the completion of its initial business combination. Each of ARYA’s executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and ARYA’s executive officers are not obligated to contribute any specific number of hours per week to ARYA’s affairs.

•

ARYA Sponsor and ARYA’s directors and executive officers entered into agreements with ARYA, pursuant to which they agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of its initial business combination. Additionally, ARYA Sponsor agreed to waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if ARYA fails to complete its initial business combination within the prescribed time frame. If ARYA does not complete its initial business combination within the prescribed time frame, the Private Placement Warrants will expire worthless. Except as described herein, ARYA Sponsor and ARYA’s directors and executive officers agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of its initial business combination or (B) subsequent to its initial business combination, (x) if the closing price of ARYA Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial business combination, or (y) the date on which ARYA completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of ARYA shareholders having the right to exchange their ordinary shares for cash, securities or other property. The Private Placement Warrants will not be transferable until 30 days following the completion of its initial business combination. Because each of ARYA’s executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate its initial business combination.

•

ARYA’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to its initial business combination.

ARYA cannot assure you that any of the above mentioned conflicts will be resolved in ARYA’s favor.

Accordingly, as a result of multiple business affiliations, ARYA’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to ARYA if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. ARYA does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect ARYA’s ability to complete a business combination.

ARYA is not prohibited from pursuing an initial business combination with a business combination target that is affiliated with ARYA Sponsor, ARYA’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with ARYA Sponsor, ARYA’s officers or directors. In the event ARYA seeks to complete its initial business combination with an business combination target that is affiliated with ARYA Sponsor, ARYA’s executive officers or directors, ARYA, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm, that such initial business combination is fair to ARYA from a financial point of view. ARYA is not required to obtain such an opinion in any other context.

The ARYA Initial Shareholders, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with ARYA, to vote any Founder Shares held by them, and their permitted transferees will agree, and any public shares held by them in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful default or willful neglect. ARYA’s amended and restated memorandum and articles of association provide for indemnification of ARYA’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own fraud, willful default or willful neglect. ARYA has purchased a policy of directors’ and officers’ liability insurance that insures ARYA’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures ARYA against its obligations to indemnify its officers and directors.

ARYA’s officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to ARYA and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by ARYA if (i) ARYA has sufficient funds outside of the Trust Account or (ii) ARYA consummates an initial business combination.

ARYA’s indemnification obligations may discourage shareholders from bringing a lawsuit against ARYA’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against ARYA’s officers and directors, even though such an action, if successful, might otherwise benefit ARYA and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent ARYA pays the costs of settlement and damage awards against ARYA’s officers and directors pursuant to these indemnification provisions.

ARYA believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

Executive Officer and Director Compensation

In September 2018, ARYA Sponsor transferred 30,000 founder shares to each of Messrs. Conroy, Wider and Hung. None of ARYA’s executive officers or directors have received any cash compensation for services rendered to ARYA. Since the consummation of the ARYA IPO and until the earlier of consummation of its initial business combination and ARYA’s liquidation, ARYA will reimburse an affiliate of ARYA Sponsor for office space, secretarial and administrative services provided to ARYA in an amount not to exceed $10,000 per month. In addition, ARYA Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on ARYA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ARYA’s audit committee reviews on a quarterly basis all payments that were made to ARYA Sponsor, ARYA’s executive officers or directors, or ARYA’s or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, ARYA does not have any additional controls in place governing ARYA’s reimbursement payments to ARYA’s directors and executive officers for their out-of-pocket expenses incurred in connection with ARYA’s activities on ARYA’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by ARYA to ARYA Sponsor, ARYA’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. ARYA notes that some named executive officers have economic interests in ARYA Sponsor. For more information about the interests of ARYA Sponsor in the Business Combination, please see the section entitled “The Business Combination – Interests of Certain Persons in the Business Combination.”

ARYA is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment. After the completion of a business combination, directors or members of ARYA’s management team who remain with ARYA may be paid consulting, management or other fees from the combined company. For a discussion of executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management of TopCo After the Business Combination.”

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

ARYA has no compensation plans under which equity securities are authorized for issuance.

The following table sets forth information regarding the beneficial ownership of ARYA Ordinary Shares as of April 13, 2020 based on information obtained from the persons named below, with respect to the beneficial ownership of ARYA Ordinary Shares, by:

•	each person known by ARYA to be the beneficial owner of more than 5% of ARYA’s outstanding ordinary shares;

•	each of ARYA’s executive officers and directors that beneficially owns ARYA Ordinary Shares; and

•	all ARYA’s executive officers and directors as a group.

In the table below, percentage ownership is based on 14,375,000 Class A Shares (which includes Class A Shares that are underlying the units) and 3,593,750 Class B Shares outstanding as of May 8, 2020. Voting power represents the combined voting power of Class A Shares and Class B Shares owned beneficially by such person. On all matters to be voted upon, the holders of the Class A Shares and the Class B Shares vote together as a single class. Currently, all of the Class B Shares are convertible into Class A Shares on a one-for-one basis. The table below does not include the Class A Shares underlying the Private Placement Warrants held by ARYA Sponsor because these securities are not exercisable within 60 days of May 8, 2020.

	Class B Shares		Class A Shares
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
ARYA Sciences Holdings(2)	3,503,750	97.5%	—	—	19.5%
Adage Capital Partners GP, L.L.C. and affiliates(3)	—	—	1,250,000	8.7%	7.0%
Governors Lane LP and affiliates(4)	—	—	1,000,000	7.0%	5.6%
Alyeska Investment Group, L.P.(5)	—	—	800,600	5.6%	4.5%
Eventide Asset Management, LLC and affiliates(6)	—	—	800,000	5.6%	4.5%
Prudential Financial, Inc. and affiliates(7)	—	—	772,074	5.4%	4.3%
Federated Hermes, Inc.(8)	—	—	750,000	5.2%	4.2%
Joseph Edelman	—	—	—	—	—
Adam Stone	—	—	—	—	—
Michael Altman	—	—	—	—	—
Kevin Conroy	30,000	*	—	—	*
Dr. Todd Wider	30,000	*	—	—	*
Dr. David Hung	30,000	*	—	—	*
All officers and directors as a group (six individuals)	90,000	2.5%	—	—	*

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of ARYA shareholders is 51 Astor Place, 10th Floor, New York, New York 10003.
(2)

ARYA Sponsor is governed by a board of directors consisting of three directors, Messrs. Edelman, Stone and Altman. Each director has one vote, and the approval of a majority of the directors is required to approve an action of ARYA Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of ARYA Sponsor exercises voting or dispositive control over any of the securities held by ARYA Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(3)

Includes Class A Shares beneficially held by Adage Capital Partners GP, L.L.C. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson (“Mr. Atchinson”) and Phillip Gross (“Mr. Gross”) (together, the “Reporting Persons”), based solely on the Schedule 13G jointly filed with the SEC on October 15, 2018 by ACP, a Delaware limited partnership, with respect to the Class A Shares directly owned by it, ACPGP, a limited liability company organized under the laws of the State of Delaware, as general partner of ACP with respect to the Class A Shares directly owned by ACP, ACA, a limited liability company organized under the laws of the State of Delaware, as managing member of ACPGP, general partner of ACP, with respect to the Class A Shares directly owned by ACP, Mr. Atchinson, as managing member of ACA, managing member of ACPGP, general partner of ACP with respect to the Class A Shares directly owned by ACP, and Mr. Gross, as managing member of ACA, managing member of ACPGP, general partner of ACP with respect to the Class A Shares directly owned by ACP. The address of the principal business office of the Reporting Persons is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the Class A Shares beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any Class A Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Class A Shares beneficially owned by ACP.
(4)

Includes Class A Shares beneficially held by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre, based solely on the Schedule 13G filed jointly by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre with the SEC on February 14, 2020. The address of the principal business office of Governors Lane LP is 510 Madison Avenue, 11th Floor, New York, New York 10022. The address of the principal business office of Governors Lane Master Fund LP, Governors Lane Fund General Partner LLC and Isaac Corre is c/o Governors Lane LP, 510 Madison Avenue, 11th Floor, New York, New York 10022. Governors Lane LP serves as discretionary investment manager to Governors Lane Master Fund LP and Governors Lane SIF LP. Governors Lane Fund General Partner LLC is the general partner of Governors Lane Master Fund LP and Governors Lane SIF LP. Mr. Corre is the chief executive officer of Governors Lane LP and the managing member of Governors Lane Fund General Partner LLC.

(5)

Includes Class A Shares beneficially held by Alyeska Investment Group, L.P., Alyeska Fund GP, LLC, Alyeska Fund 2 GP, LLC, Alyeska Fund 3 GP, LLC and Anand Parekh, based solely on the Schedule 13G jointly filed with the SEC on February 14, 2020 by Alyeska Investment Group, L.P. with respect to the Class A Shares directly owned by it. Alyeska Fund GP, LLC serves as the General Partner and control person of Alyeska Master Fund, L.P. Alyeska Fund 2 GP, LLC serves as the General Partner and control person of Alyeska Master Fund 2, L.P. Alyeska Fund 3 GP, LLC serves as the General Partner and control person of Alyeska Master Fund 3, L.P. Anand Parekh is the Chief Executive Officer and control person of Alyeska Investment Group, L.P. The address of the principal business office of the Reporting Persons is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(6)

Includes Class A Shares beneficially held by Eventide Asset Management, LLC, based solely on the Schedule 13G filed jointly by Eventide Asset Management, LLC with the SEC on February 13, 2019. The address of the principal business office of Eventide Asset Management, LLC is One International Place, Suite 4210, Boston, MA 02110. Eventide Asset Management, LLC, a Delaware limited liability company, is the beneficial owner of the 800,000 Class A Shares, as of December 31, 2019, by virtue of being the investment adviser to registered investment companies. All 800,000 Class A Shares, which represents 5.6% of the issuer’s Class A Shares, were held by the Eventide Healthcare & Life Sciences Fund.

(7)

Includes Class A Shares beneficially held by Prudential Financial, Inc. (“Prudential”) and Jennison Associates LLC (“Jennison”), based solely on the Schedules 13G filed with the SEC by Prudential on February 3, 2020 and by Jennison on February 7, 2020. The address of the principal business office of Prudential is 751 Broad Street, Newark, New Jersey 07102-3777. The address of the principal business office of Jennison is 466 Lexington Avenue New York, New York 10017. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of ARYA’s ordinary shares held by such Managed Portfolios. Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to ARYA’s ordinary shares held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, ARYA’s ordinary shares reported on Jennison’s Schedule 13G may be included in the ordinary shares reported on the Schedule 13G filed by Prudential. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of ARYA.

(8)

Includes Class A Shares beneficially held by Federated Hermes, Inc. (“Parent”), Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), Voting Shares Irrevocable Trust (the “Trust”), and Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue (collectively, the “Trustees”), based solely on the Schedule 13G jointly filed with the SEC on February 13, 2020 by Parent with respect to the Class A Shares directly owned by it. Parent is the parent holding company of the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own the reported Class A Shares. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of the Parent. All of the Parent’s outstanding voting stock is held in the Trust for which the Trustees act as trustees. The Trustees have joined in filing this Schedule 13G because of the collective voting control that they exercise over the parent. In accordance with Rule 13d-4 under the Securities Act of 1934, as amended, the Parent, the Trust, and each of the Trustees declare that this statement should not be construed as an admission that they are the beneficial owners of the Reported Securities, and the Parent, the Trust, and each of the Trustees expressly disclaim beneficial ownership of the Reported Securities. The address of the principal business office of the Reporting Persons is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.

ARYA Sponsor and ARYA’s executive officers and directors are deemed to be ARYA’s “promoters” as such term is defined under the federal securities laws.

Director Independence

NASDAQ listing standards require that a majority of the ARYA Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The ARYA Board has determined that Joseph Edelman, Dr. Todd Wider, Kevin Conroy and Dr. David Hung are “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of NASDAQ. The ARYA independent directors have regularly scheduled meetings at which only independent directors are present.

ARYA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of ARYA included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting ARYA’s current expectations, estimates and assumptions concerning events and financial trends that may affect ARYA’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information — Cautionary Note Regarding Forward-Looking Statements.”

Overview

ARYA is a blank check company incorporated on June 29, 2018 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While ARYA may pursue an acquisition opportunity in any business, industry, sector or geographical location, ARYA focuses on industries that complement ARYA’s management team’s background, and in ARYA’s search for targets for its business combination seek to capitalize on the ability of ARYA’s management team to identify and acquire a business, focusing on the healthcare or healthcare related industries. In particular, ARYA is targeting North American or European companies in the biotech, pharmaceutical, medical device and therapeutics subsectors where ARYA’s management has extensive investment experience. ARYA Sponsor is ARYA Sciences Holdings, a Cayman Islands exempted limited company.

ARYA intends to consummate an initial business combination using cash from the proceeds of the ARYA IPO and the private placement of Private Placement Warrants that occurred in connection therewith, and from additional issuances of, if any, ARYA’s capital stock and its debt, or a combination of cash, stock and debt.

As of March 31, 2020 and December 31, 2019, ARYA held cash outside of the Trust Account of $701,650 and $874,326, current liabilities of $4,359,253 and $382,245, respectively, and deferred underwriting compensation of $4,671,875. Further, ARYA expects to continue to incur significant costs in the pursuit of its acquisition plans. ARYA cannot assure you that its plans to complete an initial business combination will be successful.

Results of Operations

All activity during the three months ended March 31, 2020 and the year ended December 31, 2019 was in preparation for ARYA’s formation, the ARYA IPO and, since the closing of the ARYA IPO, a search for business combination candidates. ARYA will not be generating any operating revenues until the closing and completion of its business combination.

For the three months ended March 31, 2020, ARYA had net loss of approximately $3.3 million which consisted of approximately $857,000 in interest income, offset by approximately $4.1 million in general and administrative costs (of which approximately $3.7 million was for merger expenses). For the three months ended March 31, 2019, ARYA had net income of approximately $719,000, which consisted of approximately $872,000 in interest income, offset by approximately $153,000 in general and administrative costs.

For the year ended December 31, 2019, ARYA had net income of approximately $2.6 million, which consisted of approximately $3.4 million in investment income, offset by approximately $775,000 in general and administrative costs.

For the period from June 29, 2018 (inception) through December 31, 2018, ARYA had net income of approximately $627,000, which consisted of approximately $738,000 in investment income, offset by approximately $112,000 in general and administrative costs.

Going Concern Consideration

At March 31, 2020 and December 31, 2019, ARYA had approximately $702,000 and $874,000 in its operating bank account, and working (deficit) capital of approximately $(3.6 million) and $552,000, respectively.

ARYA’s liquidity needs were satisfied through receipt of a $25,000 capital contribution from ARYA Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, approximately $148,000 in note payable to related parties, and the net proceeds of the private placement of ARYA Private Placement Warrants not held in the Trust Account for working capital needs. ARYA repaid the note back to ARYA Sponsor in October 2018.

In connection with ARYA’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about ARYA’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should ARYA be required to liquidate after October 10, 2020.

Related Party Transactions

Founder Shares

On July 5, 2018, ARYA Sponsor paid $25,000 to cover certain expenses and offering costs on behalf of ARYA in consideration of 3,593,750 Class B Shares, par value $0.0001 per share. Prior to the consummation of the ARYA IPO, ARYA Sponsor transferred 30,000 founder shares to each of Kevin Conroy, Dr. Todd Wider and Dr. David Hung, ARYA’s independent directors. The founder shares will automatically convert into Class A Shares at the time of its initial business combination and are subject to certain transfer restrictions. ARYA Sponsor had agreed to forfeit up to 468,750 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters. On October 10, 2018, the underwriters exercised the over-allotment option in full; thus, these founder shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which ARYA completes a liquidation, merger, share exchange or other similar transaction that results in all of ARYA shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the ARYA IPO, ARYA Sponsor purchased 5,953,125 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating proceeds of approximately $5.953 million in the private placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the ARYA IPO held in the Trust Account. If ARYA does not complete a business combination within 24 months after the closing of the ARYA IPO, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by ARYA Sponsor or its permitted transferees.

ARYA Sponsor and ARYA’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On July 5, 2018, ARYA Sponsor agreed to loan ARYA an aggregate of up to $300,000 to cover expenses related to the ARYA IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the ARYA IPO. ARYA Sponsor paid an aggregate of approximately $148,000 to cover for expenses on ARYA’s behalf under the Note. On October 10, 2018, ARYA repaid the Note in full and advanced an additional $1,524 to the Sponsor. The Sponsor repaid this advance back to ARYA on October 12, 2018.

In addition, in order to finance transaction costs in connection with a business combination, ARYA Sponsor or an affiliate of ARYA Sponsor, or certain of ARYA’s officers and directors may, but are not obligated to, loan ARYA funds as may be required (“Working Capital Loans”). If ARYA completes a business combination, ARYA would repay the Working Capital Loans out of the proceeds of the Trust Account released to ARYA. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination is not completed, ARYA may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, ARYA had no outstanding borrowings under any Working Capital Loans under this arrangement.

Administrative Support Agreement

Commencing on the effective date of the ARYA IPO in October 2018 through the earlier of ARYA’s consummation of a business combination and ARYA’s liquidation, ARYA agreed to pay ARYA Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. ARYA recognized $30,000 and $120,000 in expenses in connection with the aforementioned arrangements with the related parties on the Statements of Operations for the three months ended March 31, 2020 and for the year ended December 31, 2019, respectively.

Critical Accounting Policies

Marketable Securities Held in Trust Account

ARYA’s portfolio of investments held in Trust Account are comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in ARYA’s statements of operations. The fair value for trading securities is determined using quoted market prices in active markets.

Class A Ordinary Shares Subject to Possible Redemption

Class A Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Shares (including Class A Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within ARYA’s control) are classified as temporary equity. At all other times, Class A Shares are classified as shareholders’ equity. ARYA’s Class A Shares feature certain redemption rights that are considered to be outside of ARYA’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2020 and December 31, 2019, 13,545,245 and 13,872,230 Class A Shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of ARYA’s balance sheets.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. ARYA has not considered the effect of warrants sold in the ARYA IPO and Private Placement to purchase 13,140,625 Class A Shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

ARYA’s statements of operation include a presentation of income per share for Class A Shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A Shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A Shares outstanding for the period. Net loss per share, basic and diluted for Class B Shares is calculated by dividing the net income, less income attributable to Public Shares, by the weighted average number of Class B Shares outstanding for the periods.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2020 and December 31, 2019, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Recent Accounting Pronouncements

ARYA does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on ARYA’s financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2020 and December 31, 2019, ARYA did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, and did not have any commitments or contractual obligations.

Contractual Obligations

Registration and Shareholder Rights

The holders of founder shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the founder shares, only after conversion of such shares into Class A Shares) pursuant to a registration and shareholder rights agreement to be entered into upon consummation of the ARYA IPO. These holders will be entitled to certain demand and “piggyback” registration and shareholder rights. However, the registration and shareholder rights agreement provides that ARYA will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. ARYA will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

ARYA granted the underwriters a 45-day option from the date of the final prospectus relating to the ARYA IPO to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. The underwriters exercised this option in full on October 10, 2018.

The underwriters were entitled to underwriting discounts of $0.275 per Unit, or approximately $3.953 million in the aggregate, paid upon the closing of the ARYA IPO. An additional fee of $0.325 per Unit, or approximately $4.672 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that ARYA completes a business combination, subject to the terms of the underwriting agreement.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. ARYA qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. ARYA is electing to delay the adoption of new or revised accounting standards, and as a result, ARYA may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, ARYA’s financial statements may not be comparable to companies that comply with public company effective dates.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in ARYA’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer of ARYA, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, the Chief Executive Officer and Chief Financial Officer of ARYA carried out an evaluation of the effectiveness of the design and operation of ARYA’s disclosure controls and procedures as of March 31, 2020 and December 31, 2019. Based upon their evaluation, the Chief Executive Officer and Chief Financial Officer of ARYA concluded that ARYA’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

During the most recently completed fiscal quarter, there has been no change in ARYA’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

Management’s Report on Internal Controls Over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, the ARYA management is responsible for establishing and maintaining adequate internal control over financial reporting. ARYA’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of ARYA’s financial statements for external reporting purposes in accordance with GAAP. ARYA’s internal control over financial reporting includes those policies and procedures that:

(1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of ARYA;

(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that ARYA’s receipts and expenditures are being made only in accordance with authorizations of ARYA’s management and directors; and

(3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of ARYA’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in ARYA’s financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. The ARYA management assessed the effectiveness of ARYA’s internal control over financial reporting at December 31, 2019. In making these assessments, the ARYA management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on ARYA’s assessments and those criteria, management determined that ARYA maintained effective internal control over financial reporting as of December 31, 2019.

Since ARYA qualifies as an emerging growth company, ARYA is not required to comply with the Sarbanes-Oxley Act independent registered public accounting firm attestation requirement on ARYA’s internal control over financial reporting.

Changes in Internal Control over Financial Reporting

During the most recently completed fiscal quarter, there has been no change in ARYA’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, ARYA’s internal control over financial reporting.

MANAGEMENT OF TOPCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of TopCo is based on the provisions of the TopCo Articles of Association, the form of which is attached as Annex D to this document, respectively, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the TopCo Articles of Association may be changed at any time prior to consummation of the Business Combination by mutual agreement of ARYA and Immatics or after consummation of the Business Combination by amendment in accordance with their terms. If the TopCo Articles of Association are amended, the below summary may cease to accurately reflect the TopCo Articles of Association as so amended.

Board Structure

As of the date of this document, TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Prior to the consummation of the Business Combination, TopCo will be converted into a Dutch public limited liability company (naamloze vennootschap) with a two-tier board structure which will consist of a management board (bestuur) (the “TopCo Management Board”) and a supervisory board (raad van commissarissen) (the “TopCo Supervisory Board”). The TopCo Management Board and TopCo Supervisory Board are separate boards and no individual may simultaneously be a member of both boards. TopCo will also have an executive committee (the “TopCo Executive Committee”) consisting of the sole TopCo Managing Director and executive officers appointed by the TopCo Management Board (the “TopCo Executive Officers”).

Under Dutch law the TopCo Management Board will be responsible for the management, the strategy, policy and operations of the Company. The TopCo Supervisory Board will be responsible for supervising the conduct of and providing advice to the TopCo Management Board and for supervising the business generally. Furthermore, each member of the TopCo Management Board and the TopCo Supervisory Board will have a duty to act in the corporate interest of TopCo and the business connected with it. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally dictate how such duty is to be applied.

At the First Anniversary of Closing, and pursuant to the TopCo Articles of Association, TopCo’s two-tier board structure will automatically convert into a one-tier board structure. There will be one TopCo Board that will consist of TopCo Executive Directors and TopCo Non-Executive Directors. In the one-tier board structure, TopCo will also have a TopCo Executive Committee, consisting of all TopCo Executive Directors and all TopCo Executive Officers.

TopCo Management Board

Harpreet Singh, Ph.D., TopCo’s Chief Executive Officer, will serve as the sole TopCo Managing Director. The TopCo Management Board shall consist of such number of TopCo Managing Directors as the TopCo Supervisory Board may determine.

Subject to the TopCo Articles of Association, the TopCo Management Board shall be charged with the management of the Company. In fulfilling their duties TopCo Managing Directors shall serve the interest of TopCo and the business connected therewith. Resolutions of the TopCo Management Board that result in an important change in the identity or character of the Company or the business connected with it (for example, transfer of the entire business to a third party) require approval of the TopCo General Meeting. Additionally, resolutions of the TopCo Management Board that relate to significant corporate action (for example, listing on NASDAQ, capital expenditures or debt incurrence of over $500,000 and related party transactions) require prior approval by the TopCo Supervisory Board. Please see the section entitled “Comparison of Shareholder Rights”

for more information on the TopCo Management Board. A resolution taken by the TopCo Management Board in violation of the TopCo Articles of Association will be void or voidable. The TopCo Management Board shall have the power to represent TopCo.

Pursuant to the TopCo Articles of Association, TopCo Managing Directors will be elected by the TopCo General Meeting upon a binding nomination. The TopCo Supervisory Board will be authorized to nominate a director candidate for appointment at the General Meeting. Shareholders who individually or jointly represent at least one-tenth of the issued share capital will have the same right to nominate a director candidate for appointment at the General Meeting. The TopCo General Meeting may at any time suspend and dismiss a TopCo Managing Director. The TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Managing Director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the TopCo Supervisory Board; in that case, the resolution may be adopted by an absolute majority of the votes cast, representing more than half of the issued share capital.

The TopCo Management Board is required to provide the TopCo Supervisory Board with the information it needs to carry out its duties. In addition, at least once a year, the TopCo Management Board shall inform the Supervisory Board in writing of the strategic policy, the general and financial risks and the management and control system of TopCo.

The TopCo Articles of Association provide that if one or more TopCo Managing Directors have a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, they shall not be authorized to participate in the discussion and the decision-making process. In the event that all TopCo Managing Directors have or the only TopCo Managing Director has a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, the resolution shall be adopted by the TopCo Supervisory Board. Please see the section entitled “Comparison of Shareholder Rights” for more information on the TopCo Management Board.

TopCo Supervisory Board

The TopCo Supervisory Board will consist of seven Supervisory Directors. The TopCo Supervisory Board may consist of such number of Supervisory Directors as the TopCo Supervisory Board may determine, but not less than three. The TopCo Supervisory Board will be divided into three classes, with each class as nearly equal in number as possible.

The role of the TopCo Supervisory Board is the supervision of the policies of the TopCo Management Board and of the general course of affairs of TopCo and the business connected with it. In doing so, the TopCo Supervisory Board shall also focus on the effectiveness of TopCo’s internal risk management and control systems and the integrity and quality of the financial reporting. In fulfilling their duties the TopCo Supervisory Directors shall serve the interests of TopCo and the business connected with it. This supervision includes the power to intervene, whenever necessary and to take corrective actions as may be required in the interest of TopCo, subject to Dutch law and the TopCo Articles of Association. The TopCo Articles of Association provides the Supervisory Board with the authority to approve or reject management board resolutions that relate to significant corporate action by TopCo (for example, listing on NASDAQ, capital expenditures or debt incurrence of over $500,000 and related party transactions). A complete list of resolutions by the Management Board that require prior approval of the TopCo Supervisory Board is included in the TopCo Articles of Association. Please see the section entitled “Comparison of Shareholder Rights” for more information on the TopCo Supervisory Board.

Pursuant to the TopCo Articles of Association, TopCo Supervisory Directors are appointed by the TopCo General Meeting upon a binding nomination. The TopCo Supervisory Board will be authorized to nominate a director candidate for appointment at the General Meeting. Shareholders who individually or jointly represent at least one-tenth of the issued share capital will have the same right to nominate a director candidate for appointment at the General Meeting. The TopCo General Meeting may at all times overrule the binding nature of each nomination by a resolution adopted by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital.

The TopCo General Meeting may at any time suspend and dismiss a TopCo Supervisory Director. The TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Supervisory Director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the TopCo Supervisory Board; in that case, the resolution may be adopted by an absolute majority of the votes cast representing more than half of the issued share capital. Please see the section entitled “Comparison of Shareholder Rights” for more information on the TopCo Supervisory Board.

TopCo Board

At the First Anniversary of Closing, and pursuant to the TopCo Articles of Association, TopCo’s two-tier board structure will automatically convert into a one-tier board structure. There will be one TopCo Board that will consist of TopCo Executive Directors and TopCo Non-Executive Directors.

Subject to the TopCo Articles of Association, the TopCo Board will be charged with the management of TopCo. In fulfilling their duties the TopCo Directors shall serve the interest of TopCo and the business connected with it. The TopCo Executive Directors and the TopCo Executive Committee shall be charged with the day-to-day management of TopCo. Supervision of the fulfilment of duties by the TopCo Executive Directors and of the general course of the Company’s affairs and the business connected with it shall primarily be carried out by the TopCo Non-Executive Directors. The TopCo Executive Directors shall in due time provide the TopCo Non-Executive Directors with the information they need to carry out their duties.

The TopCo Board shall consist of one or more TopCo Executive Directors and three or more TopCo Non-Executive Directors. The majority of the TopCo Board shall, however, consist of Non-Executive Directors. The number of TopCo Executive Directors and TopCo Non-Executive Directors shall be determined by the TopCo Board. The TopCo Board will be divided into three classes with each class as nearly equal in number as possible.

After the First Anniversary of Closing, TopCo Directors will be elected by the TopCo General Meeting upon a binding nomination. The TopCo Board will be authorized to nominate a director candidate for appointment at the General Meeting. Shareholders who individually or jointly represent at least one-tenth of the issued share capital will have the same right to nominate a director candidate for appointment at the General Meeting. The TopCo General Meeting may at all times overrule the binding nature of each nomination by a resolution adopted by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital.

The TopCo General Meeting may at any time suspend and dismiss a TopCo Non-Executive Director or TopCo Executive Director. The TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Non-Executive Director or TopCo Executive Director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the TopCo Board; in that case, the resolution may be adopted by an absolute majority of the votes cast, representing more than half of the issued share capital. Please see the section entitled “Comparison of Shareholder Rights” for more information on the TopCo Board after the First Anniversary of Closing.

TopCo Executive Committee

In addition to the TopCo Management Board and the TopCo Supervisory Board, or the TopCo Board after the First Anniversary of Closing, TopCo shall have a TopCo Executive Committee. Pursuant to the TopCo Articles of Association, the TopCo Executive Committee shall consist of all TopCo Managing Directors and TopCo Executive Officers. TopCo Executive Officers who are not TopCo Managing Directors shall be appointed by the TopCo Management Board. The TopCo Management Board may at any time suspend or dismiss a TopCo Executive Officer who is not a Managing Director. A resolution of the TopCo Management Board to appoint, suspend or dismiss a TopCo Executive Officer shall require the prior approval of the TopCo Supervisory Board.

The TopCo Executive Committee shall be charged with the matters concerning the day-to-day management of TopCo determined by the TopCo Management Board. Two Executive Officers acting jointly have the power to represent TopCo. The TopCo Management Board may, whether or not by rule, determine the duties with which each TopCo Executive Officer will be particularly charged, such resolution shall require the prior approval of the TopCo Supervisory Board.

Directors and Executive Officers

As of the closing of the Business Combination, the TopCo Management Board will consist of one TopCo Managing Director, the TopCo Executive Committee will consist of seven Executive Officers, and the TopCo Supervisory Board will consist of seven TopCo Supervisory Directors, although, at completion of the Business Combination only six TopCo Supervisory Directors will have been appointed. The following table lists the names, ages as of June 1, 2020 and positions of the individuals who are expected to serve as the TopCo Managing Director, the TopCo Executive Officers and the TopCo Supervisory Directors and the executive officers upon completion of the Business Combination.

Name	Age	Position
Executive Committee
Harpreet Singh, Ph.D.	46	Chief Executive Officer
Thomas Ulmer	41	Chief Financial Officer
Cedrik Britten, M.D.	45	Chief Medical Officer
Carsten Reinhardt, M.D., Ph.D.	53	Chief Development Officer
Toni Weinschenk, Ph.D.	47	Chief Innovation Officer
Rainer Kramer, Ph.D.	56	Chief Business Officer
Steffen Walter, Ph.D.	43	Chief Technology Officer

Management Board
Harpreet Singh, Ph.D.	46	Managing Director

Supervisory Board
Peter Chambré	64	Chairman of the Supervisory Board
Michael G. Atieh	66	Supervisory Director
Paul R. Carter	59	Supervisory Director
Christof Hettich, L.L.D.	60	Supervisory Director
Heather L. Mason	59	Supervisory Director
Adam Stone	40	Supervisory Director

Executive Officers

Harpreet Singh, Ph.D. Dr. Singh co-founded Immatics in 2000, and since its foundation, Dr. Singh has served in a number of roles, including as Managing Director and Chief Scientific Officer. In addition, in 2014, Dr. Singh became President & CEO of Immatics U.S., overseeing all operations of Immatics in Houston, Texas and a strategic collaboration with MD Anderson Cancer Center to develop next-generation adoptive cell therapies. In 2019, Dr. Singh became CEO of Immatics. Dr. Singh has played a leadership role in raising more than $200 million of venture capital funding over several financing rounds as well $30 million of public grants.

Dr. Singh is the inventor of numerous granted patents and patent applications and co-author of numerous scientific papers published by peer-reviewed journals including Nature, Nature Medicine, Nature Biotechnology, Journal of Experimental Medicine, Brain, Lancet Oncology and more. A scholar of Prof. Hans-Georg Rammensee, Dr. Singh completed his academic studies by gaining a Ph.D. in immunology at the University of Tübingen, Germany.

TopCo believes Dr. Singh’s qualifications to serve on the TopCo Management Board include his corporate leadership experience, perspective and experience as one of Immatics’ founders and as a long-term executive of Immatics in the US and Germany, and his scientific background.

Thomas Ulmer. Mr. Ulmer joined Immatics as its Chief Financial Officer in April 2018 from the Merck Group (“Merck”), where he was Chief Financial Officer of the Allergopharma Business Unit. Mr. Ulmer began his professional career with Merck in 2004 where he held several roles, including Head of Business Planning & Analysis and previously Head of Planning, Forecasting & Resource Allocation. Mr. Ulmer has also been Chief Financial Officer for Australia and New Zealand and Financial Controller for Merck’s global generics business which was sold to Mylan Laboratories Inc. Mr. Ulmer also played a leading role of the integration of the business and built up an OTC business unit in Australia for which he received the company’s innovation award. Mr. Ulmer is a Certified Practicing Accountant of Australia and holds an MBA from Justus-Liebig-University of Giessen.

TopCo believes Mr. Ulmer’s qualifications to serve on the Executive Committee include his financial background and corporate leadership experience.

Cedrik M. Britten, M.D. Dr. Britten joined Immatics as its Chief Medical Officer in June 2020, assuming leadership for the management and global clinical development of Immatics’ adoptive cell therapy and TCR Bispecifics pipeline from first testing in humans to registration trials, including managing regulatory affairs. Prior to that, Dr. Britten served as the Vice President and Head of the Oncology Cell Therapy Research Unit at GlaxoSmithKline plc (NYSE: GSK) from February 2015 to May 2020. While at GlaxoSmithKline, Dr. Britten was responsible for building the Oncology Cell Therapy Unit and driving the strategy and establishing the end-to-end capabilities required to research and develop innovative cell therapies in oncology. His main focus was on the early cell therapy portfolio covering target validation, the preclinical space and clinical trials up to proof of concept in patients. He also led several technical due diligences and deal preparations for new partnerships with various life science companies in the cell therapy space. He coordinated the opt-in and transfer of the late-stage NY-ESO TCR-T cell asset with multiple active clinical protocols into GSK, and oversaw four early cell therapy programs. Prior to his role at GlaxoSmithKline, Dr. Britten was Vice President of Research and Development at BioNTech RNA Pharmaceuticals GmbH. While at BioNTech, Dr. Britten was a key player establishing its clinical research group and led the clinical trial applications for BioNTech’s initial clinical assets until January 2015. Dr. Britten holds an M.D. from the University Medical Center of the Johannes-Gutenberg University.

TopCo believes Dr. Britten’s qualifications to serve on the Executive Committee include his long-term experience in drug development, his specific experience in immune-oncology including cell therapy, his medical background, leadership experience, and track record of developing corporate partnerships.

Carsten Reinhardt, M.D., Ph.D. Dr. Reinhardt joined Immatics as its Managing Director and Chief Medical Officer in October 2009 from Micromet, Inc., where he was Chief Medical Officer and a member of the management board. In June 2020, Dr. Reinhardt began serving as Immatics’ Chief Development Officer leading Immatics’ Product Development Strategy. Furthermore, he leads Immatics’ TCR Bispecifics platform and pipeline as well as the Immunology and Translational Development functions. Previously, as International Medical Leader at Hoffmann-La Roche (“Roche”), Dr. Reinhardt had global responsibility for the development of Herceptin. Prior to his tenure at Roche, Dr. Reinhardt was Head of Clinical Development at Fresenius Biotech GmbH. Prior to joining the pharma and biotech industry, Dr. Reinhardt held various academic medical positions and worked at the University of Tübingen and Max Planck Institute, Munich to complete his curriculum in Neurology. Dr. Reinhardt has co-authored more than 40 publications in peer-reviewed journals including Nature, Science, Nature Medicine, Lancet, Journal of Clinical Oncology, Cancer Research, and Journal of Experimental Medicine. Dr. Reinhardt is a Visiting Professor for Pharmaceutical Medicine at the University of Basel.

Dr. Reinhardt received a Medical Degree in 1994 from the University of Munich, Germany and, in addition, completed a Ph.D. thesis in cellular immunology at the Institute of Immunology in Munich, Germany.

TopCo believes Dr. Reinhardt’s qualifications to serve on the Executive Committee include his corporate leadership experience, his long-term experience in the areas of early- and late-stage drug development, his medical and scientific background as well as his track record of developing corporate partnerships and serving as an executive in public companies.

Toni Weinschenk, Ph.D. Dr. Weinschenk co-founded Immatics in 2000. From 2002 to 2014, Dr. Weinschenk served as Immatics’ Head of Discovery. In 2015, Dr. Weinschenk became Immatics’ Vice President Discovery, later transitioning to Chief Technology Officer for Immatics U.S. in 2015. In 2017, Dr. Weinschenk assumed the role of Immatics’ Chief Technology Officer. As of June 2020, Dr. Weinschenk serves as our Chief Innovation Officer. Dr. Weinschenk is the inventor of Immatics’ proprietary XPRESIDENT technology platform and leads the discovery and validation of novel and innovative I/O targets. Furthermore, he is responsible for advancing Immatics’ vision for ultrapersonalized multi-target immunotherapies and the X-AI data computing platform. pHLA targets discovered by his XPRESIDENT platform have been utilized for all of Immatics’ drug candidates and for the collaboration with leading players in the field including Amgen, Genmab, BMS and GSK. Dr. Weinschenk is an inventor who holds many patents and has co-authored numerous publications in the cancer immunology field in peer-reviewed journals including Nature, Nature Medicine, Nature Immunology, Immunological Reviews and Cell Report. Dr. Weinschenk holds a Doctor of Science degree and a diploma in biochemistry from the University of Tübingen, Germany.

TopCo believes Dr. Weinschenk’s qualifications to serve on the TopCo Executive Committee include his corporate leadership experience, his globally leading expertise in the field of pHLA target discovery, his perspective and experience as one of Immatics’ founders and his scientific background.

Rainer Kramer, Ph.D. Dr. Kramer joined Immatics as its Chief Business Officer in April 2012 from Signature Diagnostics AG, where he was a member of the Management Board and Chief Business Officer. Dr. Kramer still serves as Chief Business Officer, where he is responsible for Immatics’ corporate business development activities, intellectual property and strategic alliance management. Dr. Kramer also currently serves as a director on the board of Immatics U.S. Dr. Kramer has worked in research and business development functions with increasing responsibilities at Amgen Inc., MorphoSys AG, Jerini AG, Shire PLC and Signature Diagnostics AG. During his career, Dr. Kramer negotiated and contributed to the completion of more than 50 partnering, M&A and financing transactions with an aggregate value of more than $6 billion. Dr. Kramer holds a diploma in molecular biology from the University of Regensburg and a Ph.D in neurobiology from the Max-Planck-Institute, Martinsried, Germany.

TopCo believes Dr. Kramer’s qualifications to serve on the TopCo Executive Committee include his corporate leadership experience and educational background, as well as his broad business experience and track record within the life sciences industry.

Dr. Steffen Walter. After serving as a scientific consultant in 2004, Dr. Walter joined Immatics in 2005 where he initially served as Director and Head of Immunology from January 2005 until December 2013, then as Vice President Immunology from January 2014 until April 2015, and then served as Chief Scientific Officer of Immatics U.S. As of June 2020, Dr. Walter serves as our Chief Technology Officer. Dr. Walter also established operations of Immatics US, Inc. in Houston, Texas and contributed significantly to raising the necessary funding including a $20 million Cancer Prevention and Research grant by the state of Texas. Dr. Walter leads Immatics’ Cell Therapy platform and pipeline including manufacturing and process development. Furthermore, he leads Immatics’ Quality Management. For over 15 years Dr. Walter has been active in the field of cancer immunotherapy and a leader in human T cell biology. In addition to supporting the development of the XPRESIDENT technology platform, under his initial leadership, Immatics developed its powerful XCEPTOR platforms to support the generation of safe and effective TCR-based therapeutic modalities. Dr. Walter is an inventor on numerous patents and patent applications and has co-authored more than 30 publications in prestigious peer-reviewed journals including Nature Medicine, Cell Reports, Lancet Oncology, Brain and Blood. Dr. Walter gained his diploma in biochemistry and a Ph.D. in immunology from the University of Tübingen, Germany.

TopCo believes Dr. Walter’s qualifications to serve on the Executive Committee include his corporate leadership experience, his long-term experience in the field of T cell biology, his, perspective and experience as one of the founders of Immatics U.S. and his scientific background.

There are no family relationships among any of TopCo’s executive officers.

Managing Director

Harpreet Singh, Ph.D., TopCo’s Chief Executive Officer, serves as the sole Managing Director.

Supervisory Directors

Peter Chambré. Mr. Chambré joined Immatics as Chairman of the Board in October 2012, and still maintains the position of Chairman. Mr. Chambré also acted as Executive Chairman between August 2015 and June 2019. Mr. Chambré was the Chief Executive Officer of Cambridge Antibody Technology Group plc (“CAT”) from 2002 until its acquisition by AstraZeneca plc in 2006. Before joining CAT, Mr. Chambré was Chief Operating Officer of Celera Genomics Group and, previously, CEO of Bespak plc (later Consort Medical plc), a drug delivery company. From 2008 to 2010, Mr. Chambré was Chairman of ApaTech Ltd., a specialist in orthobiologic bone graft technologies, which was acquired by Baxter International Inc. in March 2010. From 2008 to 2013, Mr. Chambré was Chairman of Xellia Pharmaceuticals AS, a company focused on the development, manufacturing and global commercialization of anti-infective therapies and between 2011 and 2019 he was Chairman of OneMed AB a leading distributor of medical products in Northern Europe. From 2006 to 2012, Mr. Chambré served as Non-executive Director of BTG plc and between 2006 and 2016, he served as a Non-Executive Director of Spectris plc. Mr. Chambré also currently holds chairman and non-executive board positions with other companies, including UDG Healthcare plc, Cancer Research UK (trustee), and 7TM Holding ApS. Mr. Chambré holds a Bachelor of Science in food science from the University of Reading.

TopCo believes Mr. Chambré’s qualifications to serve on the TopCo Supervisory Board include his extensive business and leadership experience within the life sciences industry.

Michael G. Atieh. Mr. Atieh was Executive Vice President, Chief Financial and Business Officer at Ophthotech Inc. (NASDAQ: OPHT) from September 2014 until his retirement in March 2016. Previously, he was Executive Chairman of Eyetech Inc., a private biotech company from 2009 until the Company was acquired in 2012. Prior to Eyetech, he was with OSI Pharmaceuticals (NASDAQ: OSIP) where he served as Executive Vice President and Chief Financial Officer from 2005 until 2009. Mr. Atieh spent the majority of his career with Merck and Co., Inc. (NYSE: MRK) where he held various executive level positions over a 19 year period including Vice President- U.S. Human Health, Senior Vice President- Merck Medco Managed Care, Vice President- Public Affairs, Vice President- Government Relations, and Treasurer. Mr. Atieh began his career at Arthur Young (now Ernst & Young) where he became an Audit Manager. Mr. Atieh currently serves on the Board of Directors of Chubb Limited (NYSE: CB) where he is a member of the Risk & Finance Committee, and previously chaired the Audit Committee from 2012 to 2018. His previous Board experience was with Theravance Biopharma (NASDAQ: TBPH) from 2014 to 2015, where he was a member of the Audit Committee, OSI Pharmaceuticals where he served as a member of the Board and Chairman of the Audit Committee from 2003 to 2005 and Clintrak Clinical Labeling Services LLC, a private company where he served on the Board from 2004 to 2006. Mr. Atieh earned a B.A. from Upsala College.

TopCo believes Mr. Atieh’s qualifications to serve on the TopCo Supervisory Board include his business leadership experience, financial background and track record within the life sciences industry.

Paul R. Carter, FCMA. Mr. Carter’s background includes 10 years of experience at Gilead Sciences, Inc., in their Foster City, CA and London, UK offices, where he was employed as Executive Vice President, Commercial Operations from 2014 to 2016 and Senior Vice President and Head, International Commercial Operations from

2006-2014. Prior to that role, Mr. Carter spent 10 years at GlaxoSmithKline plc, where he served as Regional Vice President, China & Hong Kong from 2002 to 2005, Vice President and General Manager, Pharmaceutical & Consumer Health, Hong Kong & South China from 1999-2002, and General Manager, SmithKline Beecham Consumer Health, Russia & CIS from 1995 to 1999. Mr. Carter currently serves on the board of Hutchison China MediTech Ltd. (NASDAQ: HCM), a role he has held since 2017, where he is the Chairman of the Remuneration Committee and member of the Audit Committee, Nomination Committee and Technical Committee. Mr. Carter has also served as a board member of Mallinckrodt PLC (NYSE: MNK) since 2018, where he serves as a member of the Audit Committee. Mr. Carter is also the Chairman of Evox Therapeutics Ltd, a private biotechnology company based in Oxford, UK. Mr. Carter is also a board observer of Echosens SA, a private medical technology company. From 2015-2019, Mr. Carter was a board member, member of the Remuneration Committee, and Chair of the Audit Committee of Alder BioPharmaceuticals, Inc. In addition to his board memberships, Mr. Carter also serves as a healthcare advisor to numerous entities, including Astorg Partners SAS (2017 to present), ZambonGroup (2017 to present), Indegene Inc. (2017 to present) and GLG Institute (2017 to present). Mr. Carter holds a Bachelor’s degree in business studies from the University of West London.

TopCo believes Mr. Carter’s qualifications to serve on the TopCo Supervisory Board include his extensive business and leadership experience within the life sciences industry.

Christof Hettich, L.L.D. Dr. Hettich has served on the Board of Directors of Immatics since 2006. Dr. Hettich has served as the Chief Executive Officer of SRH Holding (SdbR) since February 2015. Dr. Hettich also serves as chairman and a member on the board of several companies and foundations. Dr. Hettich is an attorney and partner of RITTERSHAUS Rechtsanwaelte in Mannheim/Frankfurt, Germany. Dr. Hettich is also a founding partner and managing director of dievini Hopp BioTech holding GmbH & Co. KG. Dr. Hettich was nominated Honorary Professor at the University of Applied Sciences (FH) in Heidelberg, Germany in 2004. Dr. Hettich has a law degree from the University of Freiburg (Germany) and a Doctorate in Law from the University of Würzburg, Germany.

TopCo believes Dr. Hettich’s qualifications to serve on the TopCo Supervisory Board include his extensive business and leadership experience within the life sciences industry.

Heather L. Mason. Ms. Mason served in numerous roles in 27 years at Abbott Laboratories, Inc. from 1990-2017, including as Executive Vice President, Corporate Officer of Abbott Nutrition from 2014 to 2017, and as Senior Vice President, Corporate Officer of Abbott Diabetes Care from 2008 to 2014. Since 2019, Ms. Mason has served as a board member of Assertio Therapeutics, Inc. (NASDAQ: ASRT) (formerly Depomed), where she is a member of the Audit and Compensation Committees. Since April 2020, Ms. Mason has also served on the board of Pendulum Therapeutics, Inc., a private, venture capital-backed microbiome company. Ms. Mason holds a B.S.E. from the University of Michigan, Ann Arbor and an M.B.A. from the University of Chicago.

TopCo believes Ms. Mason’s qualifications to serve on the TopCo Supervisory Board include her extensive business and leadership experience within the life sciences industry.

Adam Stone. Mr. Stone is the Chief Executive Officer of ARYA and a member of the ARYA Board. Mr. Stone joined Perceptive Advisors in 2006 and has acted as Chief Investment Officer since 2012 and is a member of the internal investment committees of Perceptive Advisors’ credit opportunities and venture funds. Mr. Stone currently also serves on the boards of directors of Solid Biosciences (Nasdaq: SLDB), Renovia, and Xontogeny, which are portfolio companies of Perceptive Advisors. Prior to joining Perceptive Advisors, Mr. Stone was a Senior Analyst at Ursus Capital from 2001 to 2006 where he focused on biotechnology and specialty pharmaceuticals. During Mr. Stone’s tenure at Ursus Capital, Mr. Stone focused on biotech and specialty pharmaceuticals. Mr. Stone graduated with honors from Princeton University with a BA in molecular biology.

TopCo believes Mr. Stone’s qualifications to serve on the TopCo Supervisory Board include his broad investment and transactional experience.

Director and Officer Qualifications

TopCo is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, TopCo expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of TopCo’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of TopCo’s shareholders.

The Nominating Committee of the TopCo Supervisory Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the TopCo Supervisory Board.

Board Composition

The Management Board consists of one Managing Director and the Supervisory Board consists of seven Supervisory Directors:

•	the Managing Director will be Harpreet Singh;

•

the Class I Supervisory Directors are Michael G. Atieh, a designee of the ARYA Initial Shareholders and Paul R. Carter, a designee of dievini, and their terms will expire at the first annual meeting of shareholders following the date of the consummation of the Business Combination;

•

the Class II Supervisory Directors are Peter Chambré and Heather L. Mason, and their terms will expire at the second annual meeting of shareholders following the date of the consummation of the Business Combination; and

•

the Class III Supervisory Directors are Adam Stone, a designee of the ARYA Initial Shareholders, and Christof Hettich, a designee of dievini, and their terms will expire at the third annual meeting of shareholders following the date of the consummation of the Business Combination.

At the First Anniversary of Closing, and pursuant to the TopCo Articles of Association, TopCo’s two-tier board structure will automatically convert into a one-tier board structure which will consist of a nine member staggered board divided into three classes. The Supervisory Directors will retain their designated class upon the transition to the one-tier board.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their respective terms.

There are no family relationships among any of TopCo’s executive officers or directors.

Committees of the Board of Directors

Upon the completion of the Business Combination, the TopCo Board will establish three standing committees, including Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

Audit Committee

Audit committee members are expected to include Michael G. Atieh, Paul R. Carter and Heather L. Mason. Mr. Atieh is expected to serve as chairman of the audit committee.

Each member of the audit committee is expected to be financially literate and is expected to qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The TopCo Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of TopCo’s accounting and control systems;

•	monitoring the independence of TopCo’s independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management TopCo’s compliance with applicable laws and regulations;

•

pre-approving all audit services and permitted non-audit services to be performed by TopCo’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing TopCo’s independent registered public accounting firm;

•

determining the compensation and oversight of the work of TopCo’s independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by TopCo regarding accounting, internal accounting controls or reports which raise material issues regarding TopCo’s financial statements or accounting policies; and

•

reviewing and approving all payments made to TopCo’s existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of TopCo’s audit committee will be reviewed and approved by the TopCo Board, with the interested director or directors abstaining from such review and approval.

Compensation Committee

Compensation committee members are expected to include Paul R. Carter, Adam Stone and Heather L. Mason. Mr. Carter is expected to serve as chairman of the compensation committee.

The TopCo Board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter which will detail the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to TopCo’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of its other Executive Officers;

•	reviewing its executive compensation policies and plans;

•	implementing and administering its incentive compensation equity-based remuneration plans;

•	assisting management in complying with its annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for its executive officers and employees; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Nominating and corporate governance committee members are expected to include Peter Chambré, Christof Hettich and Adam Stone. Mr. Chambré is expected to serve as chairman of the nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on the TopCo Management Board, the TopCo Supervisory Board, and, after the First Anniversary of Closing, the TopCo Board. The nominating and corporate governance committee will consider persons identified by its members, management, shareholders, investment bankers and others.

The TopCo Board is expected to adopt, effective upon completion of the Business Combination, a nominating and corporate governance committee charter, which will include guidelines for selecting nominees and provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the TopCo Board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by shareholders and other persons.

The nominating and corporate governance committee will also take a leadership role in shaping the corporate governance of TopCo. The nominating and corporate governance committee charter will provide that it develops and recommends to the TopCo Board a set of corporate governance guidelines and other policies and practices applicable to TopCo and continuously reviews the adequacy of the TopCo Articles of Association and other practices and positions of TopCo.

Code of Business Conduct and Ethics

TopCo intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. TopCo’s code of business conduct and ethics will be available on its website. TopCo intends to disclose any amendment to the code, or any waivers of its requirements, on its website.

TopCo Supervisory Board Dividend Policy

Following completion of the transaction, the TopCo Supervisory Board may institute a dividend policy. TopCo currently expects to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on its shares in the near future. The Topco General Meeting shall be authorized to declare distributions. The TopCo General Meeting may only resolve to declare distributions on the proposal of the TopCo Management Board, which shall require the prior approval of the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board. Declaration and payment of any dividends in the future will depend on a number of factors, including TopCo’s earnings, capital requirements, overall financial condition, applicable law and contractual restrictions.

Compensation

Historical compensation of Immatics’ executive officers

The amount of compensation, including benefits in kind, accrued or paid to the Immatics executive officers with respect to the year ended December 31, 2019 is described in the table below:

(Euros in thousands)(1)	Harpreet Singh, Ph.D.		All other executives
Periodically-paid remuneration	€331	(2)	€1,642
Bonuses	€151	(2)	€598	(3)
Additional benefit payments(4)	€67		€179

Total cash compensation	€549		€2,420

(1)	Amounts paid in U.S. dollars have been converted to Euros using an annual exchange rate for 2019 of 1.1195 to one U.S. dollar.
(2)

Harpreet Singh was appointed CEO of Immatics on July 1, 2019. His annual base salary was adjusted to €350,000 and the maximum annual bonus was adjusted to 70% of his base salary at such time. The numbers here display the aggregate for 2019 including remuneration prior to and following his appointment.

(3)

In 2019, the Immatics compensation committee approved, with supervisory board approval, an additional all-cash performance bonus to two executive officers, which amounts are included in the bonus line in the table above.

(4)	Additional benefit payments include monthly stipends, housing allowance, medical, retirement, and life insurances, as well as car leasing and associated costs.

Compensation of Immatics directors

The amount of compensation, including benefits in kind, accrued or paid to the Immatics directors who provided services to Immatics with respect to the year ended December 31, 2019 is described in the table below:

(Euros in thousands)	Peter Chambré		Harald F. Stock, Ph.D
Periodically-paid remuneration	€300	(1)	€9

Total cash compensation	€300		€9

(1)

Peter Chambré was Executive Chairman of Immatics until June 30, 2019. The fee he received in this role was €400 thousand annually. On July 1, 2019, his role reverted to Non-executive Chairman of the Supervisory Board, for which he received a fee of €200 thousand annually.

Immatics’ directors and executives held the following Immatics SARs and option awards (both vested and unvested) as of March 31, 2020:

Beneficiary	Grant date	Vesting date(1)	Number of SARs/options outstanding(2)	Strike price(3)	Expiration date
Harpreet Singh, Ph.D.	January 1, 2007	Fully vested as of December 31, 2008	1,000	—	—

	January 1, 2007	Fully vested as of December 31, 2011	2,175	—	—

	January 1, 2011	Fully vested as of December 31, 2015	1,300	—	—

	January 1, 2016	Subject-to-exit SAR	1,300	—	—

	March 21, 2018	3,636 vested as of March 31, 2020, and an additional 189 will vest daily thereafter until the award is fully vested	3,825	$16.65	July 1, 2025

	March 21, 2018	3,622 vested as of March 31, 2020, and an additional 2,956 will vest daily thereafter until the award is fully vested	6,578	$16.65	July 1, 2027

	July, 1, 2019	2,645 SARs will vest as of June 30, 2020, and an additional 10,580 will vest daily thereafter until the award is fully vested	13,225	$18.30	July 1, 2029

Thomas Ulmer	March 21, 2018	2,000 SARs vested as of March 31, 2020, and an additional 3,000 will vest daily thereafter until the award is fully vested	5,000	$16.65	April 1, 2028

Cedrik Britten, M.D.	February 14, 2020	1,200 SARs will vest as of May 31, 2021, and an additional 4,800 will vest daily thereafter until the award is fully vested	6,000	$157.22	June 1, 2030

Carsten Reinhardt, M.D., Ph.D.	October 1, 2009	Fully vested as of September 30, 2013	1,750	—	—

	January 1, 2011	Fully vested as of December 31, 2015	1,300	—	—

	January 1, 2016	Subject-to-exit SARs	3,010	—	—

	March 21, 2018	2,109 vested as of March 31, 2020, and an additional 111 will vest daily thereafter	2,220	$16.65	July 1, 2025

	March 21, 2018	2,196 vested as of March 31, 2020, and an additional 1,791 will vest daily thereafter until the award is fully vested	3,987	$16.65	July 1, 2027

Beneficiary	Grant date	Vesting date(1)	Number of SARs/options outstanding(2)	Strike price(3)	Expiration date

Rainer Kramer, Ph.D.	April 1, 2012	Fully vested as of March 31, 2017	500	—	—

	January 1, 2016	Subject-to-exit SARs	1,000	—	—

	March 21, 2018	Fully vested as of July 1, 2015	500	$16.65	July 1, 2025

	March 21, 2018	2,852 SARs vested as of March 31, 2020, and an additional 148 will vest daily thereafter until the award is fully vested	3,000	$16.65	July 1, 2025

	March 21, 2018	2,677 SARs vested as of March 31, 2020, and an additional 2,185 will vest daily thereafter until the award is fully vested	4,862	$16.65	July 1, 2027

Toni Weinschenk, Ph.D.	January 1, 2007	Fully vested as of December 31, 2011	230	—	—

	January 1, 2008	Fully vested as of December 31, 2012	180	—	—

	January 1, 2009	Fully vested as of December 31, 2013	400	—	—

	January 1, 2011	Fully vested as of December 31, 2015	250	—	—

	January 1, 2016	Subject-to-exit SARs	400	—	—

	March 21, 2018	1,939 SARs vested as of March 31, 2020, and an additional 101 will vest daily thereafter until the award is fully vested	2,040	$16.65	July 1, 2025

	March 21, 2018	919 SARs vested as of March 31, 2020, and an additional 750 will vest daily thereafter until the award is fully vested	1,669	$16.65	July 1, 2027

Beneficiary	Grant date	Vesting date(1)	Number of SARs/options outstanding(2)	Strike price(3)	Expiration date

Steffen Walter, Ph.D.	January 1, 2006	Fully vested as of December 31, 2009	32	—	—

	January 1, 2007	Fully vested as of December 31, 2011	180	—	—

	January 1, 2008	Fully vested as of December 31, 2012	180	—	—

	January 1, 2009	Fully vested as of December 31, 2013	400	—	—

	January 1, 2011	Fully vested as of December 31, 2015	250	—	—

	March 21, 2018	2,424 SARs vested as of March 31, 2020, and an initial 126 will vest daily thereafter until the award is fully vested	2,550	$16.65	July 1, 2025

	March 21, 2018	340 SARs vested as of March 31, 2020, and an initial 60 will vest daily thereafter until the award is fully vested	400	$16.65	January 1, 2026

	March 21, 2018	1,049 SARs vested as of March 31, 2020, and an initial 855 will vest daily thereafter until the award is fully vested	1,904	$16.65	July 1, 2027

Stephen L. Eck, M.D., Ph.D.(4)	June 21, 2018	1,728 SARs vested as of March 31, 2020, and an initial 2,772 will vest daily thereafter until the award is fully vested	4,500	$16.65	May 1, 2028

(1)	The Immatics Supervisory Board has determined that all subject-to-exit SARs will be fully vested as of the consummation of the Business Combination.
(2)

As described elsewhere in this proxy statement/prospectus, SARs and options granted before consummation of the Business Combination will be (i) in the case of SARs and options that have vested or are scheduled to vest prior to December 31, 2020, cancelled in exchange for cash payments or (ii) in the case of SARs and options that are not scheduled to vest until after December 31, 2020, converted into options to purchase shares of TopCo by using the following conversion method (simplified): numbers of SARs and options will be multiplied by, and the related exercise price will be divided by, the multiplier ratio of 15.722 used for purposes of the Business Combination.

(3)

The strike price is based on 1.163 million shares of Immatics outstanding as of March 31, 2020, it does not relate to the share price number of TopCo Shares to be outstanding upon consummation of the Business Combination and is presented only for completeness.

(4)	Dr. Eck will step down from the role of Chief Medical Officer, US effective June 30, 2020.

Immatics 2010 Stock Appreciation Rights (SAR) Program

Prior to the Business Combination, from January 1, 2005, in addition to performance-related compensation, certain Immatics employees were given the opportunity to participate in a Stock Appreciation Rights (SAR) program, also referred to as phantom stock, as part of a long-term equity incentive scheme. The Stock Appreciation Rights program was adopted by the supervisory board in January 2005 and amended according to provisions set forth in the Shareholder’s Agreements notarized on February 6, 2007 and September 7, 2010.

Under this program, the beneficiaries received SARs without having to make any cash investment into Immatics. All SARs granted under this program carry no dividend or voting rights, and all SARs have an exercise price of zero. The holder of the SARs has the right to exercise vested SARs in a defined “Exit Event.” The “Exit Event” was defined in this program as a transaction in which more than 50% of the shareholdings (calculated according to nominal values) in Immatics are acquired by a third person.

SARs vest over time. The granted SARs have fixed vesting periods between two and five years. Vesting is contingent on the beneficiary’s continued service to Immatics. The vesting period begins on the grant date or a defined starting date and ends after the defined period, and may include a cliff between zero and two years, during such cliff period, if any, no vesting occurs. Employees leaving Immatics may retain any SARs vested as of their termination date, unless they are terminated for cause. Effective March 22, 2018, the “2010 Stock Appreciation Rights (SAR) Program” was amended to adjust vesting to the extent impacted by regulations relating to unpaid leaves or working time reductions due to family or health reasons.

Any SARs that are unvested at the time of an Exit Event will be forfeited without consideration. At Immatics’ discretion, however, selected employees can receive accelerated vesting in an Exit Event.

Under the 2010 Stock Appreciation Rights Program, Immatics was also entitled to grant stock appreciation rights that only vest if the employee is regularly employed by Immatics at the time of the Exit Event (“subject-to-exit SARs”). SARs that were granted as subject-to-exit SARs are forfeited in the event of termination of an employee’s employment prior to an Exit Event and generally expire if no Exit Event takes place in the first five years after the grant date.

In total, 52,478 SARs were granted under the 2010 Stock Appreciation Rights Program, of which 43,521 were outstanding as of March 31, 2020. These share numbers are based on the current Immatics capitalization and have not been adjusted to reflect the impact of the Business Combination. No further grants were made under the 2010 Stock Appreciation Rights Program after June 2017, when the 2016 Equity Incentive Plan (as described below) became effective.

Immatics 2016 Equity Incentive Plan

On February 8, 2017, the shareholders of Immatics approved the “2016 Equity Incentive Plan” in order to give employees and other designated service providers of Immatics and its affiliates (as well as employees and consultants of such service providers) the ability to share in Immatics’ future success. All rights under the 2010 Stock Appreciation Rights Program remained unaffected. The aggregate number of shares available for grant under all current Immatics employee incentive programs (2010 Stock Appreciation Rights Program and 2016 Equity Incentive Plan) shall not exceed 158,690. If an award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued, such respective number will again be available for issuance of awards under the 2016 Equity Incentive Plan.

Under the 2016 Equity Incentive Plan, Immatics is entitled to issue so-called “Tandem Awards,” each consisting of an option to buy a number of shares, at the exercise price mentioned below (the “Option Rights”), and the right to alternatively receive any appreciation in the value of such shares above the aggregate exercise price (the “SAR Right”).

Tandem Awards may vest based on the satisfaction of service requirements (time-based vesting) or upon the achievement of individual or company or affiliate performance goals (performance-based vesting), or any other criteria established by Immatics. Generally, the granted Tandem Awards have a five-year vesting period with a one-year cliff. Most Tandem Awards provide that in the event of a “change in control,” the unvested portion of the Tandem Award immediately vests. Vesting is contingent on the recipient’s continued service to Immatics. Employees leaving Immatics may generally retain any Tandem Awards that are vested as of their termination date, unless they are terminated for cause. Any portion of the Tandem Award that is unvested cannot be exercised. An Option Right (to the extent vested) may only be exercised after the completion of a “Share Swap” (as defined in the 2016 Equity Incentive Plan, i.e., the contribution of all shares in Immatics to a holding company of Immatics in exchange for shares in such holding company for purposes of an IPO). A SAR Right (to the extent vested) may only be exercised upon the occurrence of a “Liquidity Event” (as defined in the 2016 Equity Incentive Plan, i.e., a change in control or expiration of the applicable lock-up period following completion of an IPO).

Subject to these restrictions on exercise, the grantee may elect to exercise either the Option Right or the SAR Right with respect to each share subject to a Tandem Award. The exercise of the Option Right will automatically result in the cancellation of the related SAR Right on a share by share basis. Vice versa, the exercise of the SAR Right will automatically result in the cancellation of the related Option Right on a share by share basis.

Immatics may impose limitations or a prohibition on the transfer of shares acquired by a participant pursuant to the exercise of a Tandem Award including a prohibition against the transfer of shares for a certain lock-up period (up to 365 days) following an IPO.

The amount payable upon exercise of a SAR Right will be made, in the discretion of Immatics: (i) in cash, (ii) in whole Immatics’ common shares (rounded down to the nearest whole share) based on the fair market value of such shares at the time of settlement, or (iii) a combination of (i) or (ii).

The granted Tandem Awards have different exercise prices depending on when they were granted; these exercise prices are $16.65, $18.30, or $23.82, respectively, which were intended to reflect the fair market value of the shares upon the date of grant. The expiration date of the Tandem Awards is 10 years after the applicable vesting commencement date.

As of March 31, 2020, Tandem Awards with respect to 113,779 shares were granted, of which 106,410 were outstanding. These share numbers are based on the current Immatics capitalization and have not been adjusted to reflect the impact of the Business Combination.

2020 Stock Option and Incentive Plan

As described elsewhere in this proxy statement/prospectus, certain of the outstanding SARs and Tandem Awards described above will be converted to options to purchase TopCo Shares under the TopCo 2020 Stock Option and Incentive Plan (the “TopCo Equity Plan”). The TopCo Equity Plan will be approved by the TopCo Management Board and the TopCo General Meeting prior to the consummation of the business combination. The TopCo Equity Plan will allow the TopCo compensation committee to make equity-based incentive awards to its officers, employees, directors and other key persons, including consultants.

Authorized Shares. A total of 10,006,230 shares of TopCo’s ordinary shares will be initially authorized and reserved for the issuance of awards under the TopCo Equity Plan. This number will be subject to adjustment in the event of a share split, share dividend or other change in TopCo’s capitalization. The shares issued under the TopCo Equity Plan will be authorized but unissued shares or shares that TopCo reacquires. The ordinary shares underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by TopCo prior to vesting, satisfied without the issuance of shares, expire or are otherwise terminated, other than by exercise, under the TopCo Equity Plan will be added back to the ordinary shares available for issuance under the TopCo Equity Plan.

Administration. The TopCo Equity Plan will be administered by TopCo’s compensation committee. TopCo’s compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the TopCo Equity Plan.

Eligibility. Persons eligible to participate in the TopCo Equity Plan will be those employees, non-employee directors and consultants, as selected from time to time by TopCo’s compensation committee in its discretion.

Options. The TopCo Equity Plan permits the granting of both options to purchase ordinary shares intended to qualify as incentive stock options under Section 422 of the U.S. Tax Code and options that do not so qualify. The option exercise price of each option will be determined by TopCo’s compensation committee but may not be less than 100% of the fair market value of TopCo’s ordinary shares on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the U.S. Tax Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by TopCo’s compensation committee and may not exceed 10 years from the date of grant. TopCo’s compensation committee will determine at what time or times each option may be exercised.

Stock Appreciation Rights. TopCo’s compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to ordinary shares, or cash, equal to the value of the appreciation in TopCo’s share price over the exercise price. The exercise price may not be less than 100% of the fair market value of TopCo’s ordinary shares on the date of grant. The term of each stock appreciation right will be fixed by TopCo’s compensation committee and may not exceed 10 years from the date of grant. TopCo’s compensation committee will determine at what time or times each stock appreciation right may be exercised.

Restricted Shares and Restricted Stock Units. TopCo’s compensation committee may award restricted shares and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.

Unrestricted Stock Awards. TopCo’s compensation committee may grant ordinary shares that are free from any restrictions under the TopCo Equity Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. TopCo’s compensation committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of ordinary shares.

Cash-Based Awards. TopCo’s compensation committee may grant cash bonuses under the TopCo Equity Plan to participants, subject to the achievement of certain performance goals.

Sale Event. The TopCo Equity Plan provides that upon the effectiveness of a “sale event,” as defined in the TopCo Equity Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the TopCo Equity Plan. To the extent that awards granted under the TopCo Equity Plan are not assumed or continued or substituted by the successor entity, all unvested awards granted under the TopCo Equity Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not exercisable immediately prior to the sale event will become fully exercisable as of the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) prior to the sale event. In addition, in connection with the termination of the TopCo Equity Plan upon a sale event, TopCo may make or provide for a cash payment to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share cash consideration payable to shareholders in the sale event and the exercise price of the options or stock appreciation rights.

Amendment. TopCo’s board of directors may amend or discontinue the TopCo Equity Plan and TopCo’s compensation committee can amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. TopCo’s compensation committee is specifically authorized to exercise its discretion to reduce the exercise price of outstanding options or effect the repricing of such options through cancellation and re-grants without additional shareholder approval. Certain amendments to the TopCo Equity Plan will require the approval of TopCo’s shareholders.

No awards may be granted under the TopCo Equity Plan after the date that is 10 years from the date of shareholder approval of the TopCo Equity Plan. No awards under the TopCo Equity Plan have been made prior to the date hereof.

Equity Grants to Management and Directors in Connection with the Closing of the Business Combination

ARYA and Immatics have agreed that Immatics shall grant performance-based and service-based options out of the TopCo 2020 Stock Option and Incentive Plan to Immatics’ management and directors prior to, at or following the closing of the Business Combination. The performance-based options will vest based both on achievement of market capitalization milestones and satisfaction of a four-year time-based vesting schedule, which provides for 25% vesting on the first anniversary of the vesting commencement date and quarterly vesting thereafter. The service-based options will vest based upon satisfaction of a four-year time-based vesting schedule, which provides for 25% vesting on the first anniversary of the vesting commencement date and quarterly vesting thereafter. It is anticipated that up to an aggregate of 3,278,000 performance-based options and 2,250,000 service options to purchase TopCo shares will be granted to Immatics’ management and directors.

The foregoing options are in addition to 417,415 Converted Options and 962,050 Matching Options that are expected to be granted to Immatics’ management and directors under the TopCo 2020 Stock Option and Incentive Plan in connection with the closing of the Business Combination.

DESCRIPTION OF TOPCO SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of the TopCo Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the TopCo Articles of Association, which are attached as Annex D to this proxy statement/prospectus. We urge you to read the full text of the TopCo Articles of Association.

Overview

TopCo was incorporated on March 10, 2020 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

TopCo is registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 77595726. TopCo has its corporate seat is in Amsterdam, the Netherlands and its registered office is at Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

Unless stated otherwise, the following is a description of the material terms of the ordinary shares as those terms will exist as of consummation of the Business Combination.

The TopCo Shares sold in this offering are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the TopCo Articles of Association and applicable Dutch law.

As of the date of this document, TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Prior to or upon the consummation of the Business Combination, TopCo will have been converted into a Dutch public limited liability company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assumes TopCo has already been converted from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap). At the First Anniversary of Closing, and pursuant to the TopCo Articles of Association, TopCo’s two-tier board structure will automatically convert into a one-tier board structure which will consist of a nine member staggered board divided into three classes. In the one-tier board structure, TopCo will also have an Executive Committee consisting of all TopCo Executive Directors and other executive officers.

Share Capital

Authorized Share Capital

As of the date of this document, TopCo’s share capital consists of TopCo Shares with a nominal value of €0.01.

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that TopCo may issue without amending the TopCo Articles of Association and may be a maximum of five times the issued capital. It is anticipated that, as of the consummation of the Business Combination, the TopCo Articles of Association will provide for an authorized share capital in the amount of €3,000,000, consisting of 285,000,000 TopCo Shares and 15,000,000 TopCo Financing Preferred Shares. The TopCo Financing Preferred Shares will be divided into five series, each consisting of 3,000,000 TopCo Financing Preferred Shares. The TopCo Shares will have a nominal value of €0.01.

Once the number of issued TopCo Shares equals or exceeds 60,000,000, the TopCo Articles of Association will provide for an authorized share capital in the amount of €3,000,000, consisting of 285,000,000 TopCo Shares and 15,000,000 TopCo Financing Preferred Shares. The TopCo Financing Preferred Shares will be divided into five series, each consisting of 3,000,000 TopCo Financing Preferred Shares.

TopCo Financing Preferred Shares may, at the request of the holder, be converted into TopCo Shares pursuant to a resolution of the TopCo Management Board, or after the First Anniversary of Closing, the TopCo Board. The conditions for conversion and the further terms and conditions related to the TopCo Financing Preferred Shares shall be determined by the TopCo Management Board subject to the prior approval of the Supervisory Board, or after the First Anniversary of Closing, the TopCo Board, the TopCo General Meeting and the meeting of holders of the series of TopCo Financing Preferred Shares concerned, if such series of TopCo Financing Preferred Shares have been issued and are held by other persons than TopCo. The preceding sentence shall apply by analogy to any adjustment to the conditions.

Issued Share Capital

TopCo’s issued share capital consists of one TopCo Share with a nominal value of €0.01. TopCo’s issued share capital as of the date of the Business Combination will be increased by the aggregate number of TopCo Shares to be received by the ARYA and Immatics shareholders pursuant to the terms of the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement (i) each Class A Share will be converted into the right to receive one fully paid and non-assessable TopCo Share, (ii) each of the ARYA Public Warrants will convert into a TopCo Public Warrant, which will be exercisable for one TopCo Share, on the same terms and conditions as those applicable to the ARYA Public Warrants, (iii) the Founder Shares will be converted into 3,593,750 TopCo Shares, (iv) ARYA Sponsor will forfeit 5,953,125 Private Placement Warrants, and (v) the Participating Shareholders will collectively exchange all of their equity interests in Immatics for TopCo Shares.

Issuance of TopCo Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting of TopCo. The TopCo Articles of Association provide that the general meeting (the “TopCo General Meeting”) may only resolve to issue shares upon the proposal of the TopCo Management Board, which proposal requires the prior approval of the TopCo Supervisory Board. The TopCo General Meeting may authorize the Management Board to issue new TopCo Shares or grant rights to subscribe for TopCo Shares, subject to the approval of the TopCo Supervisory Board. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the TopCo General Meeting will not have the power to issue TopCo Shares.

Pursuant to the TopCo Articles of Association, the TopCo Management Board is irrevocably authorized to for a period of five years from the date of the Business Combination, to issue TopCo Shares or TopCo Financing Preferred Shares up to the amount of the authorized share capital (from time to time).

Upon the First Anniversary of Closing the powers of the TopCo Management Board shall vest in the TopCo Board.

Preemptive Rights

Subject to restrictions in the TopCo Articles of Association, holders of TopCo Shares have preemptive rights in relation to newly issued TopCo Shares under Dutch law.

Under the TopCo Articles of Association, the preemptive rights in respect of newly issued TopCo Shares may be restricted or excluded by a resolution of the TopCo General Meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The TopCo General Meeting may authorize the TopCo Management Board, subject to the prior approval of the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board to limit or exclude the preemptive rights in respect of newly issued TopCo Shares. Such authorization for the TopCo Management Board, subject to the prior approval of the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board can be granted and extended, in each case for a period not exceeding five years.

Pursuant to the TopCo Articles of Association, the TopCo Management Board is irrevocably authorized for a period of five years from the date of the Business Combination to limit or exclude preemptive rights on TopCo Shares up to 100% of the number of TopCo Shares in TopCo’s authorized share capital (from time to time).

Preemptive rights do not exist with respect (a) to the issue of TopCo Shares or grant of rights to subscribe for TopCo Shares to employees of TopCo or a TopCo group company, and (b) the issue of TopCo Shares against a contribution in kind.

Preemptive rights do not exist with respect to the issue of TopCo Financing Preferred Shares and holders of TopCo Financing Preferred Shares have no preemptive right to acquire newly issued TopCo Shares.

Upon the First Anniversary of Closing the powers of the TopCo Management Board shall vest in the TopCo Board.

Transfer of TopCo Shares

Under Dutch law, transfers of TopCo Shares (other than in book-entry form) require a written deed of transfer and, unless TopCo is a party to the deed of transfer, and acknowledgement by or proper service upon TopCo to be effective.

Under the TopCo Articles of Association, if one or more TopCo Shares are admitted to trading on the NASDAQ Stock Market or any other regulated foreign stock exchange located in the United States of America, TopCo may, by resolution of the Management Board, determine that the laws of the State of New York, United States of America, shall apply to the property law aspects of the TopCo Shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, shall be made public as required by law and shall be made available for inspection at TopCo’s office and the Dutch trade register. The TopCo Management has adopted such resolution effective as of the Business Combination. Upon the First Anniversary of Closing the powers of the TopCo Management Board shall vest in the TopCo Board.

All TopCo Shares and TopCo Public Warrants received by ARYA public shareholders in the Business Combination are expected to be freely tradable, except that TopCo Shares and TopCo Public Warrants received in the Business Combination by persons who become affiliates of TopCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of TopCo generally include individuals or entities that control, are controlled by or are under common control with, TopCo and may include the directors and executive officers of TopCo, as well as its principal shareholders. For additional detail on the use of Rule 144, see “—Rule 144” below.

All TopCo Shares and TopCo Special Warrants received by ARYA Sponsor and by Immatics shareholders that will be an officer or director of TopCo that holds 5% or more of Immatics shares immediately prior to Closing will be received in a private offering and will be subject to certain resale restrictions.

Form of TopCo Shares

Pursuant to the TopCo Articles of Association, TopCo Shares are registered shares.

Purchase and Repurchase of TopCo Shares

Under Dutch law, TopCo may not subscribe for newly issued TopCo Shares. TopCo may acquire TopCo Shares, subject to applicable provisions and restrictions of Dutch law and the TopCo Articles of Association, to the extent that:

•	such TopCo Shares are fully paid-up;

•

such repurchase would not cause TopCo’s shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves TopCo is required to maintain pursuant to Dutch law or the TopCo Articles of Association; and

•

immediately after the acquisition of such TopCo Shares, TopCo and its subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of TopCo’s issued share capital.

Other than TopCo Shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, TopCo may acquire TopCo Shares only if the TopCo General Meeting has authorized the TopCo Management Board to do so, subject to prior approval of the TopCo Supervisory Board or, after the First Anniversary of Closing, the TopCo Board. An authorization by the TopCo General Meeting for the acquisition of TopCo Shares can be granted for a maximum period of 18 months. Such authorization must specify the number of TopCo Shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the TopCo General Meeting is required if TopCo Shares are acquired by TopCo on NASDAQ with the intention of transferring such TopCo Shares to its employees or employees of a group company pursuant to an arrangement applicable to them. For each annual TopCo General Meeting, TopCo expects that the TopCo Management Board, or, after the First Anniversary of Closing, the TopCo Board will place on the agenda a proposal to re-authorize the TopCo Management Board, or, after the First Anniversary of Closing, the TopCo Board to repurchase shares for a period of 18 months from the date of the resolution. TopCo cannot derive any right to any distribution from TopCo Shares, or voting rights attached to TopCo Shares acquired by it.

Pursuant to the TopCo Articles of Association, the Topco Management Board is irrevocably authorized for a period of 18 months to resolve for TopCo to acquire fully paid-up TopCo Shares up to the maximum number of TopCo Shares permitted pursuant to the law and the TopCo Articles of Association from time to time, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the TopCo Shares up to one hundred and ten percent(110%) of the market price of TopCo Shares, provided that (i) for open market or privately negotiated repurchases, the market price shall be the price for TopCo Shares on the NASDAQ Stock Market at the time of the transaction, (ii) for self-tender offers, the market price shall be the volume weighted average price for the TopCo Shares on the NASDAQ Stock Market during a period, determined by the Management Board, of no less than one and no more than five consecutive trading days immediately prior to the expiration of the tender offer, and (iii) for accelerated repurchase arrangements, the market price shall be the volume weighted average price of the TopCo Shares on the New York Stock Exchange over the term of the arrangement. The volume weighted average price for any number of trading days shall be calculated as the arithmetic average of the daily volume weighted average price on those trading days. Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

Pursuant to the TopCo Articles of Association, the TopCo Management Board is furthermore irrevocably authorized for a period of 18 months from the date of the Business Combination to resolve for TopCo to acquire fully paid up TopCo Financing Preferred Shares up to the maximum number of TopCo Financing Preferred Shares permitted pursuant to the law and the TopCo Articles of Association from time to time and that TopCo Financing Preferred Shares may be acquired through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the TopCo Financing Preferred Shares up to the amount that would be paid by TopCo upon cancellation of such TopCo Financing Preferred Shares in accordance with the relevant provisions of the TopCo Articles of Association. Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

Capital Reduction

At a TopCo General Meeting, TopCo’s shareholders may resolve on the proposal of the TopCo Management Board, which proposal shall require the prior approval of the TopCo Supervisory Board to reduce TopCo’s issued share capital by (i) cancelling TopCo Shares or (ii) reducing the nominal value of the TopCo Shares by amending the TopCo Articles of Association (provided that the nominal value of a TopCo Shares cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel TopCo Shares may only relate to (i) TopCo Shares held by TopCo itself or in respect of which TopCo holds the depository receipts, or (ii) all TopCo Financing Preferred Shares of a class if approved by the holders of all shares of that class. In order to be approved by the TopCo General Meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a TopCo General Meeting if at least 50% of the issued share capital is represented at such meeting or at least 66 2/3% of the votes cast at a TopCo General Meeting if less than 50% of the issued share capital is represented at such meeting. Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

A reduction of the nominal value of TopCo Shares without repayment and without release from the obligation to pay up the TopCo Shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

TopCo General Meeting of Shareholders and Voting Rights

TopCo General Meeting of Shareholders

TopCo General Meetings are held in Amsterdam, Rotterdam, The Hague, Arnhem, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of TopCo’s shareholders and others entitled to attend the TopCo General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

TopCo shall hold at least one TopCo General Meeting each year, to be held within six months after the end of its financial year. A TopCo General Meeting shall also be held within three months after the TopCo Board has determined it to be likely that TopCo’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the TopCo Board fails to hold such TopCo General Meeting in a timely manner, each shareholder and other person entitled to attend the TopCo General Meeting may be authorized by the Dutch court to convene the TopCo General Meeting.

The TopCo Management Board or the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board may convene additional extraordinary general meetings of shareholders at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a TopCo General Meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that the TopCo Management Board or the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board convenes a shareholders’ meeting or (ii) the TopCo Management Board or the TopCo Supervisory Board, or, after the First Anniversary of Closing, Board convenes a shareholders’ meeting or (ii) the TopCo Board has not taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The TopCo General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the TopCo General Meeting. For the annual TopCo General Meeting the agenda will include, among other things, the adoption of TopCo’s annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on the TopCo Management Board, the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board. In addition, the agenda for a TopCo General Meeting includes such additional items as determined by the TopCo Management Board, the TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by TopCo no later than on the 60th day before the day the relevant shareholders’ meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda. Under the TopCo Articles of Association, certain items can only be put on the agenda as a voting item by the TopCo Management Board or TopCo Supervisory Board, after the First Anniversary of Closing the TopCo Board, shareholders meeting the relevant requirements may still request the inclusion of such items on the agenda as a discussion item.

TopCo will give notice of each TopCo General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. TopCo will observe the statutory minimum convening notice period for a TopCo General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to the TopCo Articles of Association and Dutch law, the TopCo Management Board, or, after the First Anniversary of Closing, the TopCo Board may determine a record date (registratiedatum) of 28 calendar days prior to a TopCo General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the TopCo General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the TopCo General Meeting. The TopCo Articles of Association provide that a shareholder must notify TopCo in writing of his or her identity and his or her intention to attend (or be represented at) the TopCo General Meeting, such notice to be received by TopCo on the date set by the TopCo Management Board, or, after the First Anniversary of Closing, the TopCo Board in accordance with the TopCo Articles of Association and as set forth in the convening notice. If this requirement is not complied with or if upon request no proper identification is provided by any person wishing to enter the TopCo General Meeting, the chairman of the TopCo General Meeting may, in his or her sole discretion, refuse entry to the shareholder or his or her proxy holder.

Pursuant to the TopCo Articles of Association, the TopCo General Meeting is chaired by the Chairman of the TopCo Supervisory Board, who, nevertheless, may charge another person to preside over the meeting in his place even if he himself is present at the meeting. If the chairman of the TopCo Supervisory Board is absent and he has not charged another person to preside over the meeting in his place, the TopCo General Meeting shall be presided over by the vice-chairman of the TopCo Supervisory Board. If both the chairman and the vice-chairman are absent, the TopCo Supervisory Directors present at the meeting shall appoint one of them to be chairman. In the absence of all TopCo Supervisory Directors, the TopCo General Meeting shall be presided over by the chief executive officer. If all TopCo Supervisory Directors and the chief executive officer are absent, the TopCo Managing Directors present at the meeting shall appoint one of them as chairman. If all TopCo Supervisory Directors and all TopCo Managing Directors are absent, the TopCo General Meeting shall appoint its chairman.

After the First Anniversary of Closing, the TopCo General Meeting shall be presided over by the chairman of the TopCo Board, who, nevertheless, may charge another person to preside over the meeting in his place even if he himself is present at the meeting. If the chairman of the TopCo Board is absent and he has not charged another person to preside over the meeting in his place, the TopCo directors present at the meeting shall appoint one of them to be chairman. In the absence of all TopCo directors, the TopCo General Meeting shall appoint its chairman.

Voting Rights and Quorum

In accordance with Dutch law and the TopCo Articles of Association, each TopCo Share, irrespective of which class it concerns, confers the right on the holder thereof to cast one vote at the TopCo General Meeting. The voting rights attached to any TopCo Shares held by TopCo or its direct or indirect subsidiaries are suspended, unless the TopCo Shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such TopCo Shares were acquired by TopCo or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the TopCo Shares. TopCo may not exercise voting rights for TopCo Shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the TopCo General Meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under the TopCo Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a TopCo General Meeting. The chairman of the TopCo General Meeting shall determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a TopCo General Meeting by a majority of votes cast, except where Dutch law or the TopCo Articles of Association provide for a special majority in relation to specified resolutions. The TopCo Articles of Association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.

Subject to certain restrictions in the TopCo Articles of Association, the determination during the TopCo General Meeting made by the chairman of that TopCo General Meeting with regard to the results of a vote shall be decisive. The TopCo Board will keep a record of the resolutions passed at each TopCo General Meeting.

Amendment of Articles of Association

At a TopCo General Meeting, at the proposal of the TopCo Management Board, which proposals requires the prior approval of the TopCo Supervisory Board, the TopCo General Meeting may resolve to amend the articles of association. A resolution by the shareholders to amend the articles of association requires a majority of the votes cast. Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

Merger, Demerger and Dissolution

At the proposal of the TopCo Management Board, which proposal requires the prior approval of the TopCo Supervisory Board, the TopCo General Meeting may resolve with a majority of the votes cast (subject to certain exceptions) or with at least two-thirds of the votes cast if less than half of the issued capital is present or represented at the TopCo General Meeting, to legally merge or demerge TopCo within the meaning of Title 7, Book 2 of the Dutch Civil Code. Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

TopCo’s shareholders may at a TopCo General Meeting, based on a proposal by the TopCo Management Board which proposal requires the prior approval of the TopCo Supervisory Board, by means of a resolution passed by a majority of the votes cast resolve that TopCo will be dissolved. In the event of dissolution of TopCo, the liquidation shall be effected by the TopCo Managing Directors, under the supervision of the TopCo Supervisory Board unless the TopCo General Meeting decides otherwise.

After the First Anniversary of Closing, the liquidation shall be effected by the TopCo Executive Directors, under the supervision of the TopCo Non-Executive Directors, unless the TopCo General Meeting decides otherwise.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of TopCo’s issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of TopCo’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of TopCo’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving TopCo, a contribution of cash and/or assets against issuance of TopCo Shares, the issue of new TopCo Shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of TopCo’s assets and TopCo’s dissolution or liquidation is subject to approval by a majority of the votes cast in its TopCo General Meeting. The Articles of Association provide that the TopCo General Meeting may only adopt such resolution upon a proposal of the TopCo Management Board, which proposal requires the prior approval of the TopCo Supervisory Board. Upon the First Anniversary of Closing the powers of the TopCo Management Board shall vest in the TopCo Board.

Certain Other Major Transactions

The TopCo Articles of Association and Dutch law provide that resolutions of the TopCo Management Board, or, after the First Anniversary of Closing, the TopCo Board concerning a material change in TopCo’s identity, character or business are subject to the approval of the TopCo General Meeting. Such changes include:

•	a transfer of all or materially all of its business to a third party;

•

the entry into or termination of a long-lasting alliance of TopCo or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to TopCo; and

•

the acquisition or disposition of an interest in the capital of a company by TopCo or by its subsidiary with a value of at least one third of the value of TopCo’s assets, according to the balance sheet with explanatory notes or, if TopCo prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in TopCo’s most recently adopted annual accounts.

Dividends and Other Distributions

TopCo may only make distributions to its shareholders if its equity exceeds the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to Dutch law or by the TopCo Articles of Association.

Under the TopCo Articles of Association, any profits or distributable reserves must first be applied to pay a dividend on the TopCo Financing Preferred Shares, if outstanding.

Any amount remaining out of distributable profits is added to TopCo’s reserves as the TopCo Management Board, with the approval of the TopCo Supervisory Board determines. After reservation by the TopCo Management Board of any distributable profits, the TopCo General Meeting shall be authorized to declare distributions on the proposal of the TopCo Management Board which proposal shall require the prior approval of the TopCo Supervisory Board. The TopCo Management Board is permitted, subject to approval of the TopCo Supervisory Board and certain requirements, to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in the TopCo Articles of Association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the TopCo Articles of Association. TopCo may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution TopCo is not able to pay its due and collectable debts, then TopCo’s shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors. Upon the First Anniversary of Closing the powers of the TopCo Management Board shall vest in the TopCo Board.

The TopCo General Meeting may determine that distributions shall be made in whole or in part in a currency other than the Euro. The TopCo Management Board or, after the First Anniversary of Closing, the TopCo Board, will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to TopCo (verjaring).

TopCo does not anticipate paying any dividends on TopCo Shares for the foreseeable future, see “—TopCo Supervisory Board Dividend Policy.”

Warrants

Immediately following completion of the Business Combination, there will be 7,187,500 TopCo Public Warrants outstanding. The TopCo Public Warrants, which entitle the holder to purchase one TopCo Share at an exercise price of $11.50 per share, will become exercisable thirty days after the completion of the Business Combination. The TopCo Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Notices

TopCo will give notice of each TopCo General Meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Certain Disclosure Obligations of TopCo

As of consummation of the Business Combination, TopCo will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of NASDAQ. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of NASDAQ as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to TopCo’s financial reporting. Under the FRSA, the AFM supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As TopCo has its corporate seat in the Netherlands and TopCo’s ordinary shares will be listed on NASDAQ, the FRSA will be applicable to TopCo.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from TopCo regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt TopCo’s financial reporting meets such standards and (ii) recommend to TopCo that it makes available further explanations. If TopCo does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders TopCo to (i) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (ii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

After the consummation of this transaction, TopCo will be a “foreign private issuer” under the securities laws of the United States and the rules of the NASDAQ. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. TopCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NASDAQ’s listing standards. Under the NASDAQ rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the NASDAQ rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of NASDAQ.

TopCo has one or more non-independent directors serving as committee members on its corporate governance and nominating committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding TopCo. Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

NASDAQ Rules

For so long as its shares will be listed on NASDAQ, TopCo will be required to meet certain requirements relating to ongoing communication and disclosure to TopCo shareholders, including a requirement to make any annual report filed with the SEC available on or through TopCo’s website and to comply with the “prompt disclosure” requirement of NASDAQ with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NASDAQ must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of TopCo shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

In connection with its listing on NASDAQ, TopCo will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the TopCo Board and TopCo employees in TopCo Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to TopCo or to TopCo Shares as the TopCo Shares are solely listed on NASDAQ, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to TopCo relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to us.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the TopCo Board, officers and other employees of TopCo may not purchase or sell shares or other securities of TopCo when he or she is in possession of material, non-public information about TopCo (including TopCo’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about TopCo.

TopCo has identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of TopCo

As of consummation of the Business Combination, directors, officers, and shareholders of TopCo will be subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

DCGC

As TopCo has its registered office in the Netherlands and will have its TopCo Shares listed on an equivalent third (non-EU) country market to a regulated market (e.g., NASDAQ), TopCo is subject to the DCGC. The DCGC contains both principles and best practice provisions for the TopCo Management Board, the TopCo Supervisory Board (and after the First Anniversary of Closing, the TopCo Board), shareholders and the TopCo General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, TopCo is required to disclose in its management report publicly filed in the Netherlands, whether or not it is complying with the various provisions of the DCGC. If TopCo does not comply with one or more of those provisions (e.g., because of a conflicting NASDAQ requirement or U.S. market practice), TopCo is required to explain the reasons for such non-compliance.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in TopCo’s annual accounts. Information on the remuneration and rights to acquire TopCo Shares of TopCo Managing Directors and TopCo Supervisory Directors need to be disclosed in TopCo’s annual accounts.

Transfer Agent and Warrant Agent

Under the TopCo Articles of Association, the TopCo Management Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York, United States of America, shall apply to the property law aspects of the TopCo Shares included in the part of the register of shareholders kept by the relevant transfer agent. The TopCo Board has adopted such resolution effective as of the Business Combination.

TopCo will list the TopCo Shares in registered form and such TopCo Shares, through the transfer agent, will not be certificated. TopCo has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain TopCo’s shareholders’ register on behalf of the TopCo Management Board and to act as transfer agent and registrar for the TopCo Shares. The TopCo Shares will be traded on NASDAQ in book-entry form.

The warrant agent for the TopCo Public Warrants is Continental Stock Transfer & Trust Company.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted TopCo Shares or TopCo Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) TopCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted TopCo Shares or TopCo Public Warrants for at least six months but who are TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of common shares then outstanding; or

•	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by TopCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, TopCo’s initial shareholders will be able to sell their TopCo Shares pursuant to Rule 144 without registration one year after the closing of the business combination.

Registration Rights

Certain persons who will be holders of the TopCo Shares immediately after consummation of the Business Combination, including ARYA Sponsor, will be entitled to registration rights pursuant to the Investor Rights Agreement. For additional detail on the Investor Rights Agreement, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Rights Agreement.”

In addition, the PIPE Investors have certain registration rights under the Subscription Agreements. For additional detail on the Subscription Agreements, see “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Subscription Agreements.”

Listing of TopCo Securities

TopCo intends to apply to list the TopCo Shares and the TopCo Public Warrants on NASDAQ under the symbols “IMTX” and “IMTXW,” respectively, upon the closing of the Business Combination.

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of ARYA shareholders before the consummation of the Business Combination, and the rights of TopCo shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Dutch law and the respective governing documents of ARYA and TopCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. ARYA shareholders are urged to carefully read the relevant provisions of the Cayman Islands Companies Law, the Dutch Civil Code, the Dutch Financial Supervision Act, ARYA’s amended and restated memorandum and articles of association and the forms of the TopCo Articles of Association that will be in effect as of consummation of the Business Combination (which forms is included as Annex D to this proxy statement/prospectus, respectively). References in this section to the TopCo Articles of Association are references thereto as they will be in effect upon consummation of the Business Combination. However, the TopCo Articles of Association may be amended at any time prior to consummation of the Business Combination by mutual agreement of ARYA and Immatics or after the consummation of the Business Combination by amendment in accordance with their terms. If the TopCo Articles of Association are amended, the below summary may cease to accurately reflect the TopCo Articles of Association as so amended.

Rights of ARYA Shareholders	Rights of TopCo Shareholder
Authorized Capital

ARYA is authorized to issue up to 500,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 479,000,000 Class A Shares, (ii) 20,000,000 Class B Shares and (iii) 1,000,000 preference shares. As of , 2020, there were 14,375,000 Class A Shares, 3,593,750 Class B Shares, and no preferred shares issued and outstanding.

It is anticipated that, as of the consummation of the Business Combination, the TopCo Articles of Association will provide for an authorized share capital in the amount of €1,500,000, consisting of 142,500,000 TopCo Shares and 7,500,000 TopCo Financing Preferred Shares. The TopCo Financing Preferred Shares will be divided into five series, each consisting of 1,500,000 TopCo Financing Preferred Shares. The TopCo Shares will have a nominal value of €0.01.

Once the number of issued TopCo Shares equals or exceeds 60,000,000, the TopCo Articles of Association will provide for an authorized share capital in the amount of €3,000,000, consisting of 285,000,000 TopCo Shares and 15,000,000 TopCo Financing Preferred Shares. The TopCo Financing Preferred Shares will be divided into five series, each consisting of 3,000,000 TopCo Financing Preferred Shares.

TopCo Financing Preferred Shares may, at the request of the holder, be converted into TopCo Shares pursuant to a resolution of the Management Board (conversion rate may not exceed ten (10) TopCo Shares per one (1) TopCo Financing Preferred Share), or after the First Anniversary of Closing, the Board. The conditions for conversion and the further

Rights of ARYA Shareholders	Rights of TopCo Shareholder
terms and conditions related to the TopCo Financing Preferred Shares shall be determined by the Management Board subject to the approval of the Supervisory Board, or after the First Anniversary of Closing, the Board, the TopCo General Meeting and the meeting of holders of the series of TopCo Financing Preferred Shares concerned, if such series of TopCo Financing Preferred Shares have been issued and are held by other persons than TopCo. The preceding sentence shall apply by analogy to any adjustment to the conditions and provided that, if such conversion takes place before the First Anniversary of Closing, in no event may any TopCo Financing Preferred Share be converted into more than ten TopCo Ordinary Shares.

Voting Rights

The ARYA amended and restated memorandum and articles of association provides that the holders of shares of ARYA shall have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.

Under Dutch law, shares have one vote per share, provided such shares have the same nominal value.

The TopCo Articles of Association do not provide quorum requirements generally applicable to TopCo General Meetings, which is common for Dutch listed N.V. companies.

Resolutions at TopCo General Meeting can be adopted irrespective of the number of issued TopCo Shares present or represented at such general meeting, subject to any provision of mandatory Dutch law. Certain resolutions can only be adopted by a majority of the votes cast which represent a certain part of the issued share capital.

Appraisal / Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Islands Companies Law. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.

The concept of appraisal rights does not exist under Dutch law. However, pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) holds at least 95% of the company’s issued share capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another European Economic Area member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, subject to certain exceptions.

Dividends

The directors of ARYA may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.

Dutch law provides that dividends may be paid only to the extent the shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the TopCo Articles of Association. TopCo’s Articles of Association provide that the TopCo General Meeting may only resolve to declare distributions on the proposal of the TopCo Management Board, which proposal shall require the prior approval of the TopCo Supervisory Board, or after the First Anniversary of Closing, the Board. Interim dividends may be declared as provided in the TopCo Articles of Association and may be distributed to the extent that the shareholders’ equity exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the TopCo Articles of Association as apparent from an (interim) financial statement. TopCo may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution TopCo is not able to pay its due and collectable debts, then the shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to TopCo’s creditors. See the section “Description of TopCo Securities—Dividends and Other Distributions on TopCo Shares.”

The TopCo General Meeting may determine that distributions shall be made in whole or in part in a currency other than the Euro. Claims for payment of dividends not made within five years from the date that such dividends became payable, will lapse and any such amounts will be considered to have been forfeited to TopCo.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

Purchase and Repurchase of Shares

Subject to the Cayman Islands Companies Law or applicable stock exchange or other regulatory rules, ARYA may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Under Dutch law, TopCo may not subscribe for newly issued shares in its own capital. TopCo may, however, repurchase outstanding TopCo Shares if permitted by Dutch law and under the TopCo Articles of Association.

TopCo may acquire TopCo Shares, subject to applicable provisions and restrictions of Dutch law and the TopCo Articles of Association, to the extent that: (i) such TopCo Shares are fully paid-up; (ii) such repurchase would not cause TopCo’s shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of TopCo’s issued share capital and the reserves it is required to maintain pursuant to Dutch law or the TopCo Articles of Association; (iii) TopCo and its subsidiaries would not thereafter hold TopCo Shares or hold TopCo Shares as pledgee with an aggregate nominal value exceeding half or TopCo’s then current issued share capital; and (iv), unless (a) such TopCo Shares are acquired for no valuable consideration or (b) such TopCo Shares are acquired for the purpose of transferring these to employees of TopCo or a member of the TopCo group, the TopCo Board has been designated to do so by the TopCo General Meeting.

TopCo cannot derive any right to any distribution from TopCo Shares, or voting rights attached to TopCo Shares acquired by it.

The TopCo General Meeting will adopt a resolution, subject to the completion of the Business Combination, to authorize TopCo to acquire fully paid-up TopCo Shares up to the maximum number of TopCo Shares permitted pursuant to the law and the TopCo Articles of Association from time to time, and that TopCo Shares may be acquired through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the TopCo Shares up to one hundred and ten percent (110%) of the market price of TopCo Shares, provided that (i) for open market or privately negotiated repurchases, the market price shall be the price for TopCo Shares on the NASDAQ Stock Market at the time of the transaction; (ii) for self-tender offers, the market price shall be the volume weighted average price for the TopCo Shares on the NASDAQ Stock Market during a period, determined by the

Rights of ARYA Shareholders	Rights of TopCo Shareholder

Management Board, of no less than one and no more than five consecutive trading days immediately prior to the expiration of the tender offer; and (iii) for accelerated repurchase arrangements, the market price shall be the volume weighted average price of the TopCo Shares on the New York Stock Exchange over the term of the arrangement. The volume weighted average price for any number of trading days shall be calculated as the arithmetic average of the daily volume weighted average price on those trading days.

Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

The TopCo General Meeting will adopt a resolution, subject to the completion of the Business Combination, to authorize TopCo to acquire fully paid up TopCo Financing Preferred Shares up to the maximum number of TopCo Financing Preferred Shares permitted pursuant to the law and the TopCo Articles of Association from time to time and that TopCo Financing Preferred Shares may be acquired through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the TopCo Financing Preferred Shares up to the amount that would be paid by TopCo upon cancellation of such TopCo Financing Preferred Shares in accordance with the relevant provisions of the TopCo Articles of Association. Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

For each annual TopCo General Meeting, TopCo expects that the TopCo Board will place on the agenda a proposal to re-authorize the TopCo Board to repurchase shares for a period of 18 months from the date of the resolution.

Redemption Rights

Upon consummation of the initial business combination, the ARYA amended and restated memorandum and articles of association provides holders of the Class A Shares with the opportunity to redeem their Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest (net of taxes payable), divided by the number of then-	Holders of TopCo Shares will have no redemption rights.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

outstanding Class A Shares provided that ARYA shall not repurchase Class A Shares in an amount that would cause ARYA’s net tangible assets to be less than $5,000,001.

If ARYA seeks to amend any provision of the amended and restated memorandum and articles of association that would affect the substance or timing of ARYA’s obligation to redeem 100% of the public shareholders’ Class A Shares if ARYA has not consummated an initial business combination within twenty-four months after the date of the closing of the ARYA IPO, ARYA must provide public shareholders with the opportunity to redeem their Class A Shares in connection with such vote. ARYA will redeem the public shareholders’ Class A Shares and liquidate if it does not complete a business combination by October 10, 2020.

After consummation of the initial business combination, holders of Class A Shares are not entitled to redemption rights with respect to their Class A Shares.

Preemptive Rights

None.

Subject to restrictions in the TopCo Articles of Association, holders of TopCo Shares have preemptive rights in relation to newly issued TopCo Shares under Dutch law.

Under the TopCo Articles of Association, the preemptive rights in respect of newly issued TopCo Shares may be restricted or excluded by a resolution of the TopCo General Meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The TopCo General Meeting may authorize the TopCo Management Board to limit or exclude the preemptive rights in respect of newly issued TopCo Shares. Such authorization for the TopCo Management Board can be granted and extended, in each case for a period not exceeding five years.

The TopCo General Meeting will adopt a resolution, subject to the completion of the Business Combination, to authorize TopCo to limit or exclude preemptive rights on TopCo Shares up to 100% of the number of TopCo Shares in TopCo’s authorized share capital from time to time.

A resolution of the TopCo Management Board to limit or exclude preemptive rights on TopCo Shares requires the prior approval of the TopCo Supervisory Board.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

Preemptive rights do not exist with respect (a) to the issue of TopCo Shares or grant of rights to subscribe for TopCo Shares to employees of TopCo or a TopCo group company, and (b) the issue of TopCo Shares against a contribution in kind.

Preemptive rights do not exist with respect to the issue of TopCo Financing Preferred Shares and holders of TopCo Financing Preferred Shares have no preemptive right to acquire newly issued TopCo Shares.

Upon the First Anniversary of Closing the powers of the TopCo Management Board shall vest in the TopCo Board.

Amendments to Governing Documents

Amendment of any provision of the ARYA amended and restated memorandum and articles of association requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the outstanding ARYA Ordinary Shares that are entitled to vote that vote in a general meeting. ARYA Sponsor and ARYA’s executive officers and directors have agreed that they will not propose any amendment to the ARYA amended and restated memorandum and articles of association that would affect the substance or timing of ARYA’s obligation to redeem 100% of its public shares if ARYA does not complete its initial business combination by October 10, 2020 (24 months after the closing of the ARYA IPO), unless ARYA provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the ARYA amended and restated memorandum and articles of association relating to the election of directors prior to the business combination may only be amended by a special resolution passed by holders representing a majority of the outstanding Class B Shares. ARYA may, by a vote of a majority of the ARYA Ordinary Shares voted:

Increase its share capital;

Consolidate and divide all or any of its share capital into shares of larger amount;

Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the

At a TopCo General Meeting, at the proposal of the TopCo Management Board, which proposal requires the prior approval of the TopCo Supervisory Board, the TopCo General Meeting may resolve to amend the articles of association. A resolution by the TopCo General Meeting to amend the articles of association requires a majority of the votes cast. Upon the First Anniversary of Closing, the powers of the TopCo Management Board shall vest in the TopCo Board.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

memorandum of ARYA or into shares without par value; and

Cancel any shares that have not been taken or agreed to be taken by any person.

In all other instances, the ARYA amended and restated memorandum and articles of association may be amended by a special resolution of holders of two-thirds of the ARYA Ordinary Shares voted or by unanimous written consent of all holders entitled to vote.

Number of Directors

The ARYA amended and restated memorandum and articles of association provides that, unless otherwise determined by a vote of a majority of the ARYA Ordinary Shares voted, the minimum number of directors shall be one and the maximum shall be ten.

The TopCo Management Board shall consist of such number of TopCo Managing Directors as the TopCo Supervisory Board may determine. The TopCo Supervisory Board shall consist of such number of TopCo Supervisory Directors as the TopCo Supervisory Board may determine, but not less than three.

Upon the First Anniversary of Closing, the TopCo Board shall consist of such number of TopCo Executive Directors as the TopCo Board may determine and such number of TopCo Non-Executive Directors as the TopCo Board may determine, but not less than three.

Classes of Directors

The TopCo Supervisory Directors shall be divided by the TopCo Supervisory Board into Supervisory Directors I, Supervisory Directors II and Supervisory Directors III, with each class as nearly equal in number as possible.

Upon the First Anniversary of Closing, the TopCo Directors shall be divided by the TopCo Board in three classes, with each class as nearly equal in number as possible.

Nomination of Directors

The ARYA amended and restated memorandum and articles of association provides that members seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive officers of ARYA not later than the close of business on the 90th day nor earlier than the	Under the TopCo Articles of Association, TopCo Supervisory Directors and TopCo Managing Directors are elected by the TopCo General Meeting upon a binding nomination. The TopCo Supervisory Board as well as one or more Shareholders who individually or jointly represent at least one-tenth of

Rights of ARYA Shareholders	Rights of TopCo Shareholder
close of business on the 120th day prior to the scheduled date of the annual general meeting.

the issued share capital shall be authorized to make a nomination comprising one candidate.

After the First Anniversary of Closing, TopCo Directors will be elected by the TopCo General Meeting upon a binding nomination. The TopCo Board as well as one or more Shareholders who individually or jointly represent at least one-tenth of the issued share capital shall be authorized to make a nomination comprising one candidate.

A nomination made by Shareholders shall only be binding if such Shareholders have given notice thereof to TopCo in writing no later than on the sixtieth day prior to the date of the General Meeting at which the appointment is to be discussed. A nomination for a TopCo Supervisory Director, or, after the First Anniversary of Closing, a TopCo Director, shall state which class of directors the candidate is proposed to be appointed to.

Election of Directors

The ARYA amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of the majority of the Class B Shares outstanding will be required to appoint any person as director of ARYA. After the business combination, a vote of a majority of the Ordinary Shares outstanding will be required to appoint any person as director of ARYA. The directors of ARYA may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

Under the TopCo Articles of Association, TopCo Supervisory Directors and TopCo Managing Directors are elected by the TopCo General Meeting upon a binding nomination. The TopCo Supervisory Board as well as one or more Shareholders who individually or jointly represent at least one-tenth of the issued share capital shall be authorized to make a nomination comprising one candidate. After the First Anniversary of Closing, TopCo Directors will be elected by the TopCo General Meeting upon a binding nomination. The TopCo Board as well as one or more Shareholders who individually or jointly represent at least one-tenth of the issued share capital shall be authorized to make a nomination comprising one candidate. The TopCo General Meeting may at all times overrule the binding nature of each nomination by a resolution adopted by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital.

If there is only one nomination, a resolution on the nomination will result in the candidate having been appointed, unless the binding nature of the nomination is overruled. If there is more than one nomination, the candidate who obtained the highest number of votes is appointed, unless the binding nature of all nominations is overruled.

TopCo Supervisory Directors, or, after the First Anniversary of Closing, TopCo Directors, of a same class shall retire simultaneously at the close of the first annual TopCo General Meeting held after three years have elapsed since their appointment. A TopCo

Rights of ARYA Shareholders	Rights of TopCo Shareholder

Supervisory Director or, after the First Anniversary of Closing, TopCo Director, appointed to fill a vacancy resulting from the early resignation or dismissal of a TopCo Supervisory Director, or, after the First Anniversary of Closing, TopCo Director, shall be appointed for a term equal to the unexpired term in office of his or her predecessor.

With regard to the TopCo Supervisory Directors appointed upon consummation of the Business Combination, the following shall apply:

•  TopCo Supervisory Directors of class I shall for the first time retire at the close of the annual TopCo General Meeting to be held in 2021 and subsequently at the close of each third succeeding annual TopCo General Meeting;

•  TopCo Supervisory Directors of class II shall for the first time retire at the close of the annual TopCo General Meeting to be held in 2022 and subsequently at the close of each third succeeding annual TopCo General Meeting;

•  TopCo Supervisory Directors of class III shall for the first time retire at the close of the annual TopCo General Meeting to be held in 2023 and subsequently at the close of each third succeeding annual TopCo General Meeting;

provided that they will assume office as TopCo Non-Executive Director effective as of the First Anniversary of Closing for the respective unexpired periods of such appointments.

Removal of Directors

The ARYA amended and restated memorandum and articles of association provides that a director may be removed if:

(i) he is prohibited by the law of the Cayman Islands from acting as a director; or

(ii) he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(iii) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

The TopCo General Meeting may at any time suspend and dismiss a TopCo Supervisory Director. The TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Supervisory Director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the TopCo Supervisory Board; in that case, the resolution may be adopted by an absolute majority of the votes cast representing more than half of the issued share capital.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

(iv) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(v) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or

(vi) all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the ARYA amended and restated memorandum and articles of association or by a resolution in writing signed by all of the other directors.

The ARYA amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of a majority of the Class B Shares will be required to remove a director. After the Business Combination, a vote of a majority of the ARYA Ordinary Shares outstanding will be required to remove any person as director of ARYA.

The TopCo General Meeting may at any time suspend and dismiss a TopCo Managing Director. The TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Managing Director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the TopCo Supervisory Board; in that case, the resolution may be adopted by an absolute majority of the votes cast, representing more than half of the issued share capital.

Upon the First Anniversary of Closing, the TopCo General Meeting may at any time suspend and dismiss a TopCo Non-Executive Director or TopCo Executive Director. The TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Non-Executive Director or TopCo Executive Director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the TopCo Board; in that case, the resolution may be adopted by an absolute majority of the votes cast, representing more than half of the issued share capital.

Filling of Board Vacancies

The ARYA amended and restated memorandum and articles of association provides that the directors may appoint any person as director of ARYA to fill a vacancy.

In the event that one or more TopCo Supervisory Directors are failing or are prevented from acting, the remaining TopCo Supervisory Directors or the only remaining TopCo Supervisory Director shall temporarily exercise the duties and powers conferred upon the TopCo Supervisory Board and the TopCo Supervisory Directors by law or the TopCo Articles of Association; in such case the TopCo Supervisory Board shall be authorized to designate one or more temporary TopCo Supervisory Directors. In the event that all TopCo Supervisory Directors are failing or are prevented from acting, these duties and powers shall temporarily be exercised by one or more persons to be designated for that purpose by the TopCo General Meeting.

In the event that one or more TopCo Managing Directors are failing or are prevented from acting, the remaining TopCo Managing Directors or the only remaining TopCo Managing Director shall temporarily be in charge of the management; in such case the TopCo Supervisory Board shall be authorized to designate one or more temporary

Rights of ARYA Shareholders	Rights of TopCo Shareholder

TopCo Managing Directors. In the event that all TopCo Managing Directors or the only TopCo Managing Director is failing or is prevented from acting, the TopCo Supervisory Board shall temporarily be in charge of the management, unless the TopCo Supervisory Board designates one or more temporary TopCo Managing Directors.

After the First Anniversary of Closing, in the event that one or more TopCo Executive Directors are failing or are prevented from acting, the remaining TopCo Executive Directors or the only remaining TopCo Executive Director shall temporarily be in charge of the day-to-day management of TopCo; in such case the TopCo Non-Executive Directors shall be authorised to designate one or more temporary TopCo Executive Directors. In the event that all TopCo Executive Directors or the only TopCo Executive Director is failing or is prevented from acting, the TopCo Non-Executive Directors shall temporarily be in charge of the day-to-day management of TopCo, unless the TopCo Non-Executive Directors designate one or more temporary TopCo Executive Directors.

In the event that one or more TopCo Non-Executive Directors are failing or are prevented from acting, the remaining TopCo Non-Executive Directors or the only remaining TopCo Non-Executive Director shall temporarily exercise the duties and powers conferred upon the Non-Executive Directors by law or the TopCo Articles of Association; in such case the remaining TopCo Non-Executive Directors or the only remaining TopCo Non-Executive Director shall be authorized to designate one or more temporary TopCo Non-Executive Directors. In the event that all TopCo Non-Executive Directors or the only TopCo Non-Executive Directors is failing or is prevented from acting, these duties and powers shall temporarily be exercised by one or more persons to be designated for that purpose by the TopCo General Meeting.

Compensation of Directors

The ARYA amended and restated memorandum and articles of association provides that the directors shall determine any compensation of the directors; provided, that no compensation shall be paid to any director prior to the consummation of the initial business combination.	Under Dutch law the general meeting of shareholders must adopt the remuneration policy for the TopCo Management Board. Under the TopCo Articles of Association, the remuneration policy is adopted by the TopCo General Meeting upon a proposal of the TopCo Supervisory Board.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

The TopCo General Meeting may grant the TopCo Supervisory Directors a remuneration. The remuneration of the TopCo Managing Directors shall be determined by the TopCo Supervisory Board in accordance with the aforementioned policy.

After the First Anniversary of Closing, the remuneration of the TopCo Executive Directors and TopCo Non-Executive Directors shall be determined by the TopCo Board with due observation of the aforementioned remuneration policy. TopCo Executive Directors shall not be authorized to participate in the discussion and the decision-making process regarding the determination of the remuneration of TopCo Executive Directors.

Manner of Acting by Board

The ARYA amended and restated memorandum and articles of association provides that the affirmative vote by a majority of votes at a meeting of the directors is an act by the ARYA Board.

Each TopCo Managing Director shall have one vote. All resolutions shall be adopted by an absolute majority of the votes cast. In the event of a tie vote, the TopCo Supervisory Board shall decide. Each TopCo Supervisory Director shall have one vote. All resolutions shall be adopted by an absolute majority of votes cast at a meeting at which more than half of the TopCo Supervisory Directors are present or represented. In the event of a tie vote, the proposal shall have been rejected.

After the First Anniversary of Closing, each TopCo Executive Director and each TopCo Non-Executive Director shall have one vote. All resolutions shall be adopted by an absolute majority of the votes cast at a meeting at which more than half of the TopCo Non-Executive Directors are present or represented. In the event of a tie vote, the proposal shall have been rejected.

TopCo Executive Directors shall not be authorized to participate in the discussion and the decision-making process regarding the determination of the remuneration of TopCo Executive Directors or the giving of an assignment to an auditor to audit the annual accounts if the TopCo General Meeting has failed to do so. The TopCo Executive Directors may validly adopt resolutions with regard to matters falling within the scope of the day-to-day management of the Company.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

Special Meetings of the Board

The ARYA amended and restated memorandum and articles of association provides that a director may, and the secretary of ARYA on the direction of a director shall, call a meeting of the directors by at least five days’ notice to every director. Notice may be waived.

A meeting of the TopCo Supervisory Board shall be convened whenever a TopCo Supervisory Director or the Management Board considers appropriate. Each TopCo Supervisory Director shall be authorized to convene a meeting of the TopCo Supervisory Board.

Each TopCo Managing Director shall be authorized to convene a meeting of the TopCo Management Board.

After the First Anniversary of Closing, the TopCo Board shall meet whenever a TopCo Executive Director or TopCo Non-Executive Director considers appropriate.

Director Action by Written Consent

The ARYA amended and restated memorandum and articles of association provides that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.

Under the TopCo Articles of Association, the TopCo Supervisory Board may adopt resolutions without holding a meeting, provided that all TopCo Supervisory Directors have consented to this manner of adopting resolutions and the votes are cast in writing or by electronic means.

Under the TopCo Articles of Association, the TopCo Management Board may adopt resolutions without holding a meeting, provided that all TopCo Managing Directors, have consented to this manner of adopting resolutions and the votes are cast in writing or by electronic means.

Upon the First Anniversary of Closing, the TopCo Board may adopt resolutions without holding a meeting, provided that all TopCo Executive Directors and Non-Executive Directors have consented to this manner of adopting resolutions and the votes are cast in writing or by electronic means.

Annual Shareholders’ Meetings

The ARYA amended and restated memorandum and articles of association provides that all matters be determined by the vote of a majority of the votes cast by the shareholders present in person, participating by conference telephone, or represented by proxy at the meeting and entitled to vote thereon, unless the matter is	A TopCo General Meeting will be held at least once a year and within six months after the end of the financial year. The TopCo General Meeting will take place in Amsterdam, Rotterdam, The Hague, Arnhem, Utrecht or the municipality Haarlemmermeer (Schiphol Airport).

Rights of ARYA Shareholders	Rights of TopCo Shareholder
one upon which, by applicable law, the ARYA amended and restated memorandum and articles of association, the Companies Law of the Cayman Islands or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.

Special Shareholders’ Meetings

The amended and restated memorandum and articles of association provides that a general meeting may be called by the directors at any time and shall be called on a member of ARYA’s proper requisition.

TopCo General Meetings (other than the annual TopCo General Meeting) will be held when required by law and otherwise as often as the TopCo Management Board or TopCo Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board deems necessary. TopCo shareholders will be permitted to request the TopCo Management Board, or after the First Anniversary of Closing, the TopCo Board to convene a TopCo General Meeting to the extent provided by Dutch law.

Pursuant to Dutch law, one or more shareholders representing at least 10% of the issued share capital of a Dutch public company may request the Dutch courts to order that a general meeting should be held and may, on their application, be authorized by the court to convene a general meeting. The court shall refuse the application if it does not appear that the applicants have previously requested the company’s management board and supervisory board to convene a general meeting and the management board or the supervisory board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. Certain additional requirements apply to such request to the management board and supervisory board. Furthermore the applicant should have a reasonable interest that the meeting is to be held.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

The amended and restated memorandum and articles of association provides that members holding at least 40% of the rights to vote at a general meeting may provide a requisition to hold an extraordinary general meeting. Such members’ requisition must:

(i) specify the purpose of the meeting;

(ii) be signed by or on behalf of each requisitioner; and

The agenda for a TopCo General Meeting must contain such items as the TopCo Board or the person or persons convening the meeting determine. Pursuant to Dutch law, the agenda will also include such other items as one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of TopCo’s issued share capital, may request in writing, and no later than on the 60th day before the date of the meeting.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

(iii) be delivered in accordance with the notice provisions.

The ARYA amended and restated memorandum and articles of association provides that members seeking to bring business before the annual general meeting must deliver notice to the principal executive officers of ARYA not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Under the TopCo Articles of Association, certain agenda items can only be put on the agenda as a voting item by the TopCo Management Board or TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board. However, shareholders meeting the relevant requirements set out above may still request the inclusion of such items on the agenda as a discussion item.

One or more shareholders who individually or jointly represent at least one-tenth of the issued share capital shall be authorized to make a nomination comprising one candidate. For nominations to be properly brought by shareholders, such shareholders must have given notice thereof to the Company in writing no later than on the sixtieth day prior to the date of a TopCo General Meeting at which the appointment is to be discussed. Such notice shall set forth certain information as to the candidate and as to the shareholders giving the notice. Such shareholders must provide written evidence of their shareholding on the day the notice is send and an irrevocable representation that no TopCo Shares shall be disposed of before the record date of the TopCo General Meeting at which the appointment is to be discussed. If a shareholder fails to comply with these requirements, the nomination shall not be presented at the TopCo General Meeting.

Notice and Record Date of Shareholder / Shareholders’ Meetings

The amended and restated memorandum and articles of association requires that notice of a general meeting be given not less than five clear days before the date of the meeting. The notice must state (i) the place, date and hour of the meeting (ii) if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting; (iii) subject to paragraph (iv), the general nature of the business to be transacted; and (v) if a resolution is proposed as a special resolution, the text of that resolution.	A notice convening a General Meeting will be made in accordance with Dutch law and in such other manner as may be required to comply with any applicable rules of NASDAQ and any other stock exchange on which TopCo Shares are listed from time to time. The record date for the TopCo General Meeting will be 28 days prior to the date of such TopCo General Meeting.

Quorum and Actions

The ARYA amended and restated memorandum and articles of association provides that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders who together hold 50% of the shares entitled to vote as of the record date at such meeting.	Under the TopCo Articles of Association no quorum requirement applies to the TopCo General Meeting. Certain resolutions can only be adopted by a majority of the votes cast which represent a certain part of the issued share capital.

Rights of ARYA Shareholders	Rights of TopCo Shareholder
Certain resolutions require an enhanced majority if less than half of the issued share capital is present or represented at the TopCo General Meeting.

Shareholder Action Without Meeting

The ARYA amended and restated memorandum and articles of association provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (i) the articles of association expressly so allow, (ii) no bearer shares or depository receipts are issued, (iii) there are no persons entitled to the same rights as holders of depository receipts issued with the company’s cooperation, (iv) the directors have been given the opportunity to give their advice on the resolution, and (v) the resolution is adopted unanimously by all shareholders that are entitled to vote.

The requirement of unanimity renders the adoption of resolutions of ordinary shareholders without a meeting practically infeasible for publicly traded companies like TopCo, therefore the TopCo Articles of Association do not allow shareholders’ resolutions to be adopted in writing.

Indemnification of Directors and Officers

The ARYA amended and restated memorandum and articles of association provides that each current and former director and officer of ARYA (which includes auditors of ARYA) shall be indemnified against:

(i) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of ARYA’s business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(ii) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning ARYA or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter

Pursuant to the TopCo Articles of Association and unless Dutch law provides otherwise, the following shall be reimbursed to actual and former TopCo Supervisory Directors, TopCo Non-Executive Directors, TopCo Managing Directors, TopCo Executive Directors and other members of the Executive Committee:

(i) the costs of conducting a defense against claims, also including claims by TopCo and its group companies, as a consequence of any acts or omissions in the fulfillment of their duties or any other duties currently or previously performed by them at TopCo’s request;

(ii)  any damages or financial penalties payable by them as a result of any such acts or omissions;

(iii)  any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(iv) the costs of appearing in other legal proceedings in which they are involved in such capacity, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf; and

Rights of ARYA Shareholders	Rights of TopCo Shareholder
arising out of his own actual fraud, willful default or willful neglect.

(v)   any taxes payable by them as a result of any reimbursements.

No indemnification shall be given to an indemnified officer or director under the TopCo Articles of Association unless:

(i) it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(ii) the costs or financial loss are covered by an insurance and the insurer has paid out the costs or financial loss.

Limitation on Liability of Directors

The ARYA amended and restated memorandum and articles of association provides that ARYA may by special resolution release any existing or former director (including alternate director), secretary or other officer of ARYA from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, willful default or willful neglect.

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort.

This applies equally to the TopCo Managing Directors, TopCo Supervisory Directors, TopCo Executive Directors and TopCo Non-Executive Directors.

Dissolution/Liquidation

The ARYA amended and restated memorandum and articles of association provides that in the event that ARYA does not consummate a business combination by twenty-four months after the closing of the ARYA IPO ARYA shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Shares issued in the ARYA IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding Shares issued in the ARYA IPO, which redemption will completely extinguish public members’ rights as members (including the right to receive further

TopCo’s shareholders may at a TopCo General Meeting, based on a proposal by the TopCo Management Board which proposal requires the prior approval of the TopCo Supervisory Board, by means of a resolution passed by a majority of the votes cast resolve that TopCo will be dissolved. In the event of our dissolution, the liquidation shall be effected by the TopCo Managing Directors, under the supervision of the TopCo Supervisory Board unless the TopCo General Meeting decides otherwise.

After the First Anniversary of Closing, the liquidation shall be effected by the TopCo Executive Directors, under the supervision of the TopCo Non-Executive Directors, unless the TopCo General Meeting decides otherwise.

Rights of ARYA Shareholders	Rights of TopCo Shareholder
liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ARYA’s remaining members and the ARYA Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

From the balance of the assets of TopCo remaining after the creditors have been paid first of all, to the extent possible, a distribution shall be made to the holders of the TopCo Financing Preferred Shares equal to the amount paid up on the TopCo Financing Preferred Shares and any incurred but unpaid dividends. The surplus, if any, shall be distributed to the holders of TopCo Shares.

Rights of Inspection

The ARYA amended and restated memorandum and articles of association provides that no member (not being a director) shall have any right of inspecting any account or book or document of ARYA except as conferred by the Companies Law of the Cayman Islands or authorized by the directors or by ARYA in general meeting.	Shareholders will be provided, at the TopCo General Meeting, with all information that the shareholders reasonably require for the exercise of their powers, unless doing so would be contrary to an overriding interest of TopCo or its stakeholders. TopCo must give reason to shareholders for electing not to provide such information on the basis of overriding interest. In principle, shareholders have no such right to obtain specific information they would like to receive outside a TopCo General Meeting.

Derivative Shareholder Suits

ARYA’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) ARYA’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

a company is acting, or proposing to act, illegally or beyond the scope of its authority;

the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against ARYA where the individual rights of that shareholder have been infringed or are about to be infringed.

In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a tortious act directly against that individual shareholder. The Dutch Civil Code provides for the possibility to initiate such shareholder actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself, outside the collective action, institute a civil claim for damages.

Rights of ARYA Shareholders	Rights of TopCo Shareholder
Conflict of Interest Transactions

The ARYA amended and restated memorandum and articles of association provides that, unless permitted by the amended and restated articles of association, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of ARYA.

However, the amended and restated articles of association provide that if a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the amended and restated articles of association he may:

(a) be a party to, or otherwise interested in, any transaction or arrangement with ARYA or in which ARYA is or may otherwise be interested; or

(b) be interested in another body corporate promoted by ARYA or in which ARYA is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

If a director has made such a disclosure, then he shall not, by reason only of his office, be accountable to ARYA for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Under Dutch law, a director with a direct or indirect personal interest that conflicts with the interests of the company or of the business connected with it must abstain from participating in the decision-making process (i.e., the deliberations and the decision-making) with respect to the relevant matter. A director with such a conflict of interest is expected to promptly notify the other directors of his or her conflict. If it becomes apparent that such member was indeed involved in the decision-making process, then such decision may be nullified (subject to certain restrictions).

The TopCo Articles of Association provide that if one or more TopCo Managing Directors have a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, they shall not be authorized to participate in the discussion and the decision-making process. In the event that all TopCo Managing Directors have or the only TopCo Managing Director has a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, the resolution shall be adopted by the TopCo Supervisory Board.

TopCo directors with a conflict of interest remain authorized to represent TopCo. However, the relevant TopCo director may under certain circumstances be held personally liable for any damage suffered by the company as a consequence of the transaction.

In the event that one or more TopCo Supervisory Directors have a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, they shall not be authorized to participate in the discussion and the decision-making process. In the event that all TopCo Supervisory Directors have or the only TopCo Supervisory Director has a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, the resolution shall nevertheless be adopted by the TopCo Supervisory Board and the TopCo Supervisory Directors shall, in derogation of the preceding sentence, continue to be authorized to participate in the discussion and decision-making process.

Rights of ARYA Shareholders	Rights of TopCo Shareholder

After the First Anniversary of Closing, if one or more TopCo Executive Directors or TopCo Non-Executive Directors have a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, they shall not be authorized to participate in the discussion and the decision-making process. In the event that all TopCo Executive Directors and TopCo Non-Executive Directors have a direct or indirect personal interest that conflicts with the interest of TopCo and the business connected with it, the resolution shall nevertheless be adopted by the TopCo Board and the TopCo Executive Directors and TopCo Non-Executive Directors shall, in derogation of the preceding sentence, continue to be authorized to participate in the discussion and decision-making process.

Agreements entered into with third parties without complying with the conflict of interest rules generally cannot be annulled on the grounds that a conflict existed; provided that, a company may annul an agreement or claim damages under certain circumstances, including, when a third party misuses a conflict of interest situation.

A Supervisory Director that is affiliated with any particular shareholder shall not be deemed to have an interest that conflicts with the interest of TopCo and the business connected with it with respect to a given matter solely by virtue of such director’s affiliation with a shareholder.

Certain directors, officers, employees or representatives of a shareholder may serve as Supervisory Director, and neither such shareholder nor any of its affiliates shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as TopCo. In the event that the relevant Supervisory Director, shareholder or any of its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the shareholder or any of its affiliates and TopCo, neither the relevant Supervisory Director (other than with respect to a corporate opportunity that was offered in writing to such Supervisory Director solely in his or her capacity as a Supervisory Director), nor the shareholder or any of its affiliates shall have any duty to communicate or offer such corporate opportunity to TopCo.

Rights of ARYA Shareholders	Rights of TopCo Shareholder
Listing

ARYA Ordinary Shares trade on NASDAQ.	TopCo Shares will trade on NASDAQ.

Anti-Takeover Provisions

The ARYA amended and restated memorandum and articles of association provide that, the directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I Directors shall stand elected for a term expiring at ARYA’s first annual general meeting, the Class II directors shall stand elected for a term expiring at ARYA’s second annual general meeting and the Class III directors shall stand elected for a term expiring at ARYA’s third annual general meeting. Commencing at ARYA’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Subject to the provisions of the Companies Law of the Cayman Islands, the ARYA amended and restated memorandum and articles of association and the rules of NASDAQ, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of ARYA to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of ARYA to carry out a Class B Share Conversion as described in the ARYA amended and restated memorandum and articles of association.

The directors may so deal with the unissued Shares of ARYA:

(a) either at a premium or at par; or

Under Dutch law, various protective measures for a Dutch company against takeovers are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. TopCo has adopted several procedural and other requirements that may have the effect of making a takeover of TopCo more difficult or less attractive, including:

•  The TopCo General Meeting will adopt a resolution, subject to the completion of the Business Combination, to authorize TopCo to issue TopCo Shares and to limit or exclude preemptive rights on those TopCo Shares, which could enable TopCo to dilute the holding of an acquirer by issuing TopCo Shares to other parties. Issuances of TopCo Shares may make it more difficult for a shareholder or potential acquirer to obtain control over TopCo;

•  A provision that TopCo Directors can only be removed (or a binding nomination by the Supervisory Board, or, after the First Anniversary of Closing, the TopCo Board or shareholders representing, individually or jointly, 10% of TopCo’s issued share capital to appoint directors can only be set aside) by the shareholders by a majority of at least two thirds of the votes cast during a TopCo General Meeting, provided such votes represent more than half of the issued share capital (unless the removal was proposed by the TopCo Supervisory Board, or after the First Anniversary of Closing, the TopCo Board, in which case a majority of votes cast representing an absolute majority of the issued share capital is required);

•  A requirement that certain matters, including an amendment of the TopCo Articles of Association, may only be brought to the shareholders for a vote upon a proposal by the TopCo Management Board, which proposal requires the prior approval of the TopCo

Rights of ARYA Shareholders	Rights of TopCo Shareholder

(b) with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

ARYA may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in ARYA at such times and on such terms and conditions as the directors may decide.

Supervisory Board, or, after the First Anniversary of Closing, upon a proposal by the TopCo Board; and

•  A provision implementing a staggered board, pursuant to which only one class of TopCo Supervisory Directors, or after the First Anniversary of Closing, TopCo Directors will be elected at each TopCo General Meeting, with the other classes continuing for the remainder of their respective terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ARYA Relationships and Related Party Transactions

Founder Shares

On July 5, 2018, ARYA Sponsor purchased 3,593,750 Class B Shares for an aggregate purchase price of $25,000, or approximately $0.007 per share. In September 2018, ARYA Sponsor transferred 30,000 Class B Shares to each of Mr. Conroy, Dr. Wider and Dr. Hung. The Founder Shares are identical to the Class A Shares included in the public units, except that (i) the Founder Shares are subject to certain transfer restrictions, (ii) the Initial Shareholders, officers and directors of ARYA have entered into a letter agreement with ARYA, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Founder Shares and public shares owned in connection with the completion of an initial business combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if ARYA fails to complete an initial business combination by October 10, 2020 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if ARYA fails to complete its initial business combination within such time period), and (c) the ARYA Initial Shareholders, directors and officers agreed to vote their Founder Shares and any public shares purchased during or after the ARYA IPO in favor of the Business Combination and (iii) the Founder Shares are automatically convertible into Class A Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in ARYA’s amended and restated memorandum and articles of association.

Private Placement Warrants

In connection with the closing of the ARYA IPO, ARYA Sponsor purchased 5,593,750 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $5,593,750, in a private placement. Each Private Placement Warrant entitles the holder to purchase one-half of one Class A Share for one-half of $11.50 per one-half share. Private Placement Warrants may not be redeemed by ARYA so long as they are held by ARYA Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than ARYA Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by ARYA and exercisable by the holders on the same basis as the public warrants included in the units sold in the ARYA IPO. ARYA Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis.

If ARYA does not complete an initial business combination by October 10, 2020, certain of the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that ARYA register the Private Placement Warrants, Class A Shares underlying the Private Placement Warrants and Class B Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by ARYA subsequent to its completion of an initial business combination and rights to require ARYA to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that ARYA will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. ARYA will bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Business Combination, TopCo will enter into the Investor Rights Agreement, with the Restricted Shareholders, which will amend and restate the existing registration rights agreement. Pursuant to the Investor Rights Agreement, the ARYA Initial Shareholders will be entitled to certain registration rights. For more information about the Investor Rights Agreement, please see the section entitled “The Business Combination Agreement and Ancillary Documents — Ancillary Documents — Investor Rights Agreement.”

Administrative Services Agreement

On October 10, 2018, ARYA entered into an agreement to pay monthly recurring expenses of $10,000 for office space, administrative and support services to an affiliate of ARYA Sponsor effective October 4, 2018. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of ARYA. For the three month period ended March 31, 2020 and the year ended December 31, 2019, ARYA incurred expenses of $30,000 and $120,000 under this agreement.

Immatics Relationships and Related Party Transactions

Since January 1, 2017, there has not been, nor is there currently proposed, any material transaction or series of similar material transactions to which we were or are a party in which any of the members of our board of directors or senior management, holders of more than 10% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than the compensation and shareholding arrangements we describe elsewhere, including in “Management of TopCo After the Business Combination,” and the transactions we describe below.

Immatics Series E Preferred Stock Financing

On June 28, 2017, Immatics entered into an Investment and Shareholders’ Agreement, pursuant to which Immatics sold and issued an aggregate of 429,782 shares of its Series E Preferred Stock, or the Series E Preferred Financing, at a purchase price of $142.45 per share.

Certain executive officers and/or holders of more than 10% of Immatics’ capital stock and their affiliates participated in the Series E Financing. dievini Hopp BioTech holding GmbH & Co. KG, Wellington Partners Ventures II GmbH & Co. KG (A), Wellington Partners Nominee Ltd, Wellington Partners Ventures IV Life Science Fund L.P., AT Impf GmbH, MIG GmbH & Co. Fonds 11 KG.

Dr. Harpreet Singh, Immatics’ Chief Executive Officer, purchased an aggregate of 807 shares of Series E Preferred Stock.

Dr. Carsten Reinhardt, then Immatics’ Chief Medical Officer, purchased an aggregate of 796 shares of Series E Preferred Stock.

dievini Hopp BioTech holding GmbH & Co. KG, a holder of 462,990 (39.79%) total Immatics shares, purchased an aggregate of 174,815 shares of Series E Preferred Stock.

AT lmpf GmbH KG, a holder of 152,837 (13.13%) total Immatics shares purchased an aggregate of 57,473 shares of Series E Preferred Stock.

Wellington Partners, a holder of 153,519 (13.19%) total Immatics shares, purchased an aggregate of 58,292 shares of Series E Preferred Stock, consisting of an aggregate of 25,132 shares purchased by Wellington Partners Ventures IV Life Science Fund L.P, a holder of 29,957 (2.57%) total Immatics shares, 24,092 shares purchased by Wellington Partners Ventures II GmbH & Co. K G (A), a holder of 92,809 (7.98%) total Immatics shares, and 9,068 shares purchased by Wellington Partners Nominee Ltd., a holder of 30,753 (2.64%) total Immatics shares.

Agreements with Shareholders

In connection with Immatics’ Series E Preferred Financing, Immatics entered into an Investment and Shareholders’ Agreement with existing Immatics shareholders and new investors (the “Shareholders

Agreement”). The Shareholders Agreement provides for certain information obligations of Immatics and otherwise governs the relationship between the Immatics shareholders and provides for certain transfer restrictions, rights of first refusal, drag-along and tag-along rights as well as liquidation and sale preferences in the event of a shareholder exit. The rights and obligations of the Participating Shareholders under the Shareholders Agreement shall be terminated upon consummation of the Business Combination.

Indemnification Agreements

Effective upon the completion of the Business Combination, the TopCo Articles of Association will provide for certain indemnification rights for TopCo’s directors and executive officers, and TopCo will enter into an indemnification agreement with each of TopCo’s executive officers and directors providing for procedures for indemnification and advancements by TopCo of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to TopCo or, at TopCo’s request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Policies and Procedures Regarding Related Party Transactions

While Immatics does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Immatics Board reviews and considers the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and obtains the approval of non-interested directors when it determines that such approval is appropriate under the circumstances.

Review, Approval or Ratification of Transactions with Related Persons

Upon the completion of the Business Combination and consistent with Dutch law and the TopCo Articles of Association, TopCo will adopt a code of business conduct and ethics that will prohibit directors and executive officers from engaging in transactions that may result in a conflict of interest with TopCo. The code of business conduct and ethics will include a policy requiring that TopCo’s Board review any transaction a director or executive officer proposes to have with TopCo that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, TopCo’s Board will be obligated to ensure that all such transactions are approved by a majority of TopCo’s Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to TopCo and on terms not less favorable to TopCo than those available from unaffiliated third parties.

BENEFICIAL OWNERSHIP OF TOPCO SECURITIES

The following table sets forth information regarding the expected beneficial ownership of TopCo Shares immediately following the consummation of the Business Combination and the PIPE Financing, assuming that no Public Shares of ARYA are redeemed, and alternatively the maximum number of shares of ARYA are redeemed, by:

•	each person who is expected to be the beneficial owner of more than 5% of TopCo’s outstanding ordinary shares post-Business Combination;

•	each person who will become an executive officer or director of TopCo post-Business Combination; and

•	all executive officers and directors of TopCo as a group post-Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares upon the exercise of warrants to purchase 7,187,500 TopCo Shares that will remain outstanding following the Business Combination.

The expected beneficial ownership of TopCo Shares post-Business Combination is based on 62,908,617 TopCo Shares issued and outstanding, assuming no redemption, and 53,981,074 TopCo Shares issued and outstanding, assuming maximum redemption, and assumes (i) issuance of 10,415,000 TopCo Shares in the PIPE Financing, (ii) that the amount in the Trust Account is $148,700,000 (which was the approximate value of the Trust Account as of March 31, 2020) and (iii) the unpaid ARYA Expenses are $10,500,000. If the actual facts are different than these assumptions, the numbers in the below table will be different.

Unless otherwise indicated, TopCo believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To TopCo’s knowledge, no TopCo Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Immatics B.V., Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

	Beneficial Ownership Upon the Completion of the Business Combination and Private Placement
	Assuming No Redemption		Assuming Maximum Redemption
Beneficial Owner	Number of TopCo Shares	Percentage of All TopCo Shares	Number of TopCo Shares	Percentage of All TopCo Shares
Executive Officers, Directors and Director Nominees
Harpreet Singh, Ph. D.	267,241	0.42%	267,241	0.50%
Thomas Ulmer	19,351	0.03%	19,351	0.04%
Carsten Reinhardt, M.D., Ph.D.	107,781	0.17%	107,781	0.20%
Toni Weinschenk, Ph.D.	71,598	0.11%	71,598	0.13%
Rainer Kramer, Ph.D.	60,338	0.10%	60,338	0.11%
Steffen Walter, Ph.D.	38,302	0.06%	38,302	0.07%
Cedrik Britten, M.D.	—	—	—	—
Peter Chambré	105,987	0.17%	105,987	0.20%
Michael G. Atieh	—	—	—	—
Paul R. Carter	—	—	—	—
Christof Hettich	—	—	—	—
Heather L. Mason	—	—	—	—
Adam Stone(1)	—	—	—	—
All executive officers and directors as a group (13 persons).	—	—	—	—
Other 5% Shareholders
ARYA Sciences Holdings(2)	3,593,750	5.71%	3,593,750	6.66%
dievini Hopp BioTech holding GmbH & Co. KG(3)	16,476,073	26.19%	16,476,073	30.52%
AT lmpf GmbH(4)	4,911,778	7.81%	4,911,778	9.10%
Wellington Partners(5)	4,721,590	7.51%	4,721,590	8.75%

(1)	Does not include any shares indirectly owned by Adam Stone as a result of his membership interest in ARYA Sponsor.
(2)

Consists of 3,593,750 ordinary shares held by ARYA Sciences Holdings. ARYA Sciences Holdings is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. The business address of ARYA Sciences Holdings is c/o Perceptive Advisors, 51 Astor Place, 10th Floor, New York, New York 10003.

(3)

Consists of 16,476,073 ordinary shares held by dievini Hopp BioTech holding GmbH & Co. KG. The business address of Hopp BioTech holding GmbH & Co. KG is dievini Hopp BioTech holding GmbH & Co. KG, Johann-Jakob-Astor-Strasse 57, 69190 Walldorf, Federal Republic of Germany. Dr. Friedrich von Bohlen und Halbach, Dr. Christof Hettich and Dr. Mathias Hotum are managing directors of dievini Hopp BioTech holding GmbH & Co. KG and have sole representation over such securities, and Dietmar Hopp, also a managing director of dievini Hopp BioTech holding GmbH & Co. KG, has joint power of representation over such securities.

(4)

Consists of 4,911,778 ordinary shares held by AT Impf GmbH. The business address of AT Impf GmbH is c/o Athos Service GmbH, Rosenheimer Platz 6, 81669 Munich, Federal Republic of Germany. Helmut Jeggle is a managing director of AT Impf GmbH and has sole power of representation over such securities, Thomas Maier is a managing director of AT Impf GmbH and has joint power of representation over such securities, and Melissa Simon and Sebastian Beyer are procurists of AT Impf GmbH and have joint power of representation over such securities.
(5)

Consists of 2,740,987 ordinary shares held by Wellington Partners Ventures II GmbH & Co. KG (A), 1,184,440 ordinary shares held by Wellington Partners Nominee Ltd. and 796,163 ordinary shares held by Wellington Partners Ventures IV Life Science Fund L.P. The business address for Wellington Partners Ventures II GmbH & Co. KG (A) is Tuerkenstrasse 5, 80333 Munich, Federal Republic of Germany. Cornelia Huber and Rolf Christof Dienst are managing directors of Wellington Partners Verwaltungs GmbH, the liquidator of Wellington Partners Ventures II GmbH & Co. KG (A), and have ultimate voting authority with respect to the shares held by Wellington Partners Ventures II GmbH & Co. KG (A). The business address for each of Wellington Partners Ventures IV Life Sciences Fund L.P. and Wellington Partners Nominee Ltd. is 11-15 Seaton Place St Helier Jersey JE4 0QH, Channel Island. Matthew Hague and Patrycja Bocianowska are representatives of Wellington Partners Management Limited, the general partner of Wellington Partners Ventures IV Life Science Fund L.P., and have sole power of representation over the securities held by each of Wellington Partners Ventures IV Life Sciences Fund L.P. and Wellington Partners Nominee Ltd.

PRICE RANGE OF SECURITIES AND DIVIDENDS

TopCo

Price Range of TopCo’s Securities

Historical market price information regarding TopCo is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the TopCo Shares or TopCo Public Warrants.

Dividend Policy

TopCo has not paid any cash dividends on the TopCo Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon TopCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the TopCo Board. However, TopCo does not anticipate paying any dividends on the TopCo Shares for the foreseeable future.

ARYA

Price Range of ARYA’s Securities

ARYA Public Units, each of which consists of one Class A Share and one ARYA Public Warrant, began trading on NASDAQ under the symbol “ARYAU” on October 4, 2018. On October 30, 2018, ARYA announced that holders of its public units could elect to separately trade the Class A Shares and ARYA Public Warrants. On November 2, 2018, the Class A Shares and ARYA Public Warrants began trading on NASDAQ under the symbols “ARYA” and “ARYAW,” respectively.

On March 16, 2020, the trading date before the public announcement of the Business Combination, the ARYA Public Units, Class A Shares and ARYA Public Warrants closed at $11.20, $9.84 and $2.12, respectively.

Holders

At                , 2020, there was one holder of record of the ARYA Public Units, one holder of record of the separately traded Class A Shares, and one holder of record of the separately traded ARYA Public Warrants.

Dividend Policy

ARYA has not paid any cash dividends on its Class A Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Immatics

Price Range of Immatics Securities

Historical market price information regarding Immatics’ ordinary shares is not provided because there is no public market for Immatics’ ordinary shares.

Dividend Policy

Immatics has never declared or paid any cash dividends on Immatics’ ordinary shares.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

ARYA is asking its shareholders to adopt the Business Combination Agreement, and approve the Business Combination, the Plan First of Merger, substantially in the form attached to this proxy statement/prospectus as Annex B, and the Plan of Second Merger, substantially in the form attached to this proxy statement/prospectus as Annex C.      ARYA shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. ARYA shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal at the General Meeting.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the Plan of First Merger and the Plan of Second Merger) will be adopted and approved only if the ARYA shareholders approve a special resolution which requires the affirmative vote of the holders of at least two-thirds of the outstanding ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Business Combination Proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the ARYA Initial Shareholders have agreed to vote any ARYA Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, the ARYA Initial Shareholders own 20% of the issued and outstanding ARYA Ordinary Shares and have not purchased any public shares, but may do so at any time.

Recommendation of the ARYA Board

THE ARYA BOARD RECOMMENDS

THAT ARYA SHAREHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

Overview

ARYA is proposing the Adjournment Proposal to allow the ARYA Board to adjourn the General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to ARYA shareholders or, if as of the time for which the General Meeting is scheduled, there are insufficient ARYA Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the General Meeting, (ii) in order to solicit additional proxies from ARYA shareholders in favor of the Business Combination Proposal, or (iii) if ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied. The Adjournment Proposal will only be presented to ARYA shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by ARYA shareholders, the ARYA Board may not be able to adjourn the General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal, or in the event that ARYA shareholders redeem an amount of Class A Shares such that the Aggregate TopCo Transaction Proceeds Condition would not be satisfied.

Vote Required for Approval

The Adjournment Proposal will be adopted and approved only if the ARYA shareholders approve an ordinary resolution which requires the affirmative vote of the holders of not less than the outstanding ARYA Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Adjournment Proposal.

Broker non-votes and abstentions will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the ARYA Board

THE ARYA BOARD RECOMMENDS THAT ARYA SHAREHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED.

LEGAL MATTERS

CMS Derks Star Busmann N.V., Dutch counsel to TopCo, has provided a legal opinion for TopCo regarding the validity of the TopCo Shares offered by this document.

CHANGE IN ACCOUNTANTS

In November of 2018, upon the issuance of its audit report for our consolidated financial statements for the year ended December 31, 2017, we dismissed Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, or EY, as our independent public accounting firm and retained PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, or PwC, as our independent public accounting firm. Our Board of Directors approved the decision to change independent public accounting firms. We had no disagreements with EY on any matter of accounting principles or practices, financial statements disclosure, or auditing scope of procedures during our two most recent fiscal years and the subsequent interim period prior to November 2018, which, if not resolved to the satisfaction of EY, would have caused them to make reference to the matter in their report. EY’s audit reports for our consolidated financial statements for both the years ended December 31, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion. Both opinions included an emphasis of matter concerning the uncertainty about our ability to continue as a going concern. We have provided EY with a copy of this Form F-4 prior to its filing with the SEC and requested that EY furnish a letter addressed to the SEC stating whether it agrees with the statements made in this Item 16F. During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through November 2018, there have been no reportable events (as defined in S-K 304(a)(1)(v)).

EXPERTS

ARYA’s consolidated financial statements as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) to December 31, 2018, have been included in this proxy statement/prospectus in reliance upon the report of WithumSmith+Brown, PC (which report contains an explanatory paragraph regarding the ability of ARYA to continue as a going concern), appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Immatics Biotechnologies GmbH as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

TopCo is organized under the law of the Netherlands, and certain of the individuals who may be directors and executive officers of TopCo, and certain experts named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of TopCo may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or TopCo, or to enforce against such individuals or TopCo in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. TopCo has been advised by counsel that there is doubt as to the enforceability in the Netherlands, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforce claims for punitive damages.

HOUSEHOLDING INFORMATION

Unless ARYA has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if ARYA believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are ARYA shareholders will be “householding” this proxy statement/prospectus. ARYA shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact ARYA at its offices at ARYA Sciences Acquisition Corp., 51 Astor Place, 10th Floor, New York, New York 10003 or by telephone at (212) 284-2300, to inform ARYA of his or her request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for ARYA securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the TopCo Articles of Association, any matter of which the discussion has been requested in writing by one or more persons with meeting rights who, individually or collectively, represent at least three percent of the issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if TopCo has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the general meeting.

WHERE YOU CAN FIND MORE INFORMATION

ARYA files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. ARYA’s public filings are also available to the public from the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or ARYA’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the General Meeting, you should contact ARYA at the following address and telephone number:

ARYA Sciences Acquisition Corp.

51 Astor Place, 10th Floor

New York, New York 10003

(212) 284-2300

Attention: Michael Altman

Email:

michael@perceptivelife.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from ARYA’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: ARYA.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an ARYA shareholder and would like to request documents, please do so by                , 2020, or five business days prior to the General Meeting, in order to receive them before the General Meeting. If you request any documents from ARYA, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of TopCo in addition to being a proxy statement of ARYA for the General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to ARYA has been supplied by ARYA, and all such information relating to Immatics has been supplied by Immatics. Information provided by either ARYA or Immatics does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of ARYA for the General Meeting. ARYA has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including ARYA, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page No.
Audited Financial Statements of ARYA Sciences Acquisition Corp.:

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2019 and 2018	F-3
Statements of Operations for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) to December 31, 2018	F-4
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) to December 31, 2018	F-5
Statements of Cash Flows for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) to December 31, 2018	F-6
Notes to Financial Statements	F-7

Unaudited Condensed Interim Financial Statements of ARYA Sciences Acquisition Corp.

Unaudited Condensed Balance Sheets as of March 31, 2020 and December 31, 2019	F-19
Unaudited Condensed Statements of Operations for the three months ended March 31, 2020 and 2019	F-20
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2020 and 2019	F-21
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2020 and 2019	F-22
Notes to Unaudited Condensed Interim Financial Statements	F-23

Audited Consolidated Financial Statements of Immatics Biotechnologies GmbH:

Report of Independent Registered Public Accounting Firm	F-37
Consolidated Statement of Financial Position as of December 31, 2019 and December 31, 2018	F-38
Consolidated Statement of Loss for the years ended December 31, 2019 and December 31, 2018	F-39
Consolidated Statement of Comprehensive Loss for the years ended December 31, 2019 and December 31, 2018	F-40
Consolidated Statement of Cash Flows for the years ended December 31, 2019 and December 31, 2018	F-41
Consolidated Statement of Changes in Shareholders’ Deficit for the years ended December 31, 2019 and December 31, 2018	F-42
Notes to Financial Statements	F-43

Unaudited Interim Condensed Consolidated Financial Statements of Immatics Biotechnologies GmbH

Unaudited Condensed Consolidated Statement of Financial Position as of March 31, 2020 and December 31, 2019	F-74
Unaudited Condensed Consolidated Statement of Loss for the three months ended March 31, 2020 and 2019	F-75
Unaudited Condensed Consolidated Statement of Comprehensive Loss for the three months ended March 31, 2020 and 2019	F-76
Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2020 and 2019	F-77
Unaudited Condensed Consolidated Statement of Changes in Shareholders Equity	F-78
Notes to the Unaudited Condensed Consolidated Financial Statements	F-79

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

ARYA Sciences Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ARYA Sciences Acquisition Corp. (the “Company”), as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period June 29, 2018 (inception) through December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by October 10, 2020, then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

Whippany, New Jersey

March 6, 2020

ARYA SCIENCES ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2019	2018
Assets:
Current assets:
Cash	$874,326	$1,198,306
Prepaid expenses	60,584	133,966

Total current assets	934,910	1,332,272
Marketable securities held in Trust Account	147,841,513	144,488,284

Total Assets	148,776,423	145,820,556

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	107,245	—
Accrued expenses	275,000	5,000

Total current liabilities	382,245	5,000
Deferred underwriting commissions	4,671,875	4,671,875

Total liabilities	5,054,120	4,676,875

Commitments

Class A ordinary shares, $0.0001 par value; 13,872,230 and 13,614,368 shares subject to possible redemption at redemption value at December 31, 2019 and 2018, respectively	138,722,300	136,143,680

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 502,770 and 760,632 shares issued and outstanding (excluding 13,872,230 and 13,614,368 shares subject to possible redemption) at December 31, 2019, and 2018, respectively	50	76
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding at December 31, 2019, and 2018	359	359
Additional paid-in capital	1,794,372	4,372,966
Retained earnings	3,205,222	626,600

Total shareholders’ equity	5,000,003	5,000,001

Total Liabilities and Shareholders’ Equity	$148,776,423	$145,820,556

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2019	For the Period From June 29, 2018 (inception) Through December 31, 2018
General and administrative costs	$774,607	$111,684

Loss from operations	(774,607)	(111,684)
Investment income on Trust Account	3,353,229	738,284

Net income	$2,578,622	$626,600

Weighted average shares outstanding of Class A ordinary shares	14,375,000	14,375,000

Basic and diluted net income per share, Class A	$0.23	$0.05

Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750

Basic and diluted net loss per share, Class B	$(0.22)	$(0.03)

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares						Total Shareholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Retained Earnings
	Shares	Amount	Shares	Amount
Balance - June 29, 2018 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	3,593,750	359	24,641	—	25,000
Sale of units in initial public offering, gross	14,375,000	1,437			143,748,563		143,750,000
Offering costs					(9,211,044)		(9,211,044)
Sale of private placement warrants to Sponsor in private placement					5,953,125		5,953,125
Ordinary shares subject to possible redemption	(13,614,368)	(1,361)			(136,142,319)		(136,143,680)
Net income	—	—	—	—	—	626,600	626,600

Balance - December 31, 2018	760,632	$76	3,593,750	$359	$4,372,966	$626,600	$5,000,001

Ordinary shares subject to possible redemption	(257,862)	(26)	—	—	(2,578,594)	—	(2,578,620)
Net income	—	—	—	—	—	2,578,622	2,578,622

Balance - December 31, 2019	502,770	$50	3,593,750	$359	$1,794,372	$3,205,222	$5,000,003

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2019	For the Period From June 29, 2018 (inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net income	$2,578,622	$626,600
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investment held in Trust Account	(3,353,229)	(738,284)
Formation and operating costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	2,352
Changes in operating assets and liabilities:
Prepaid expenses	73,382	(133,966)
Accounts payable	107,245	—
Accrued expenses	270,000	5,000

Net cash used in operating activities	(323,980)	(238,298)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(143,750,000)

Net cash used in investing activities	—	(143,750,000)

Cash Flows from Financing Activities:
Repayment of note payable and advances to related parties	—	(149,960)
Proceeds from repayment of advances to related parties	—	1,524
Proceeds received from initial public offering, gross	—	143,750,000
Proceeds received from private placement	—	5,953,125
Payment of offering costs	—	(4,368,085)

Net cash provided by financing activities	—	145,186,604

Net change in cash	(323,980)	1,198,306
Cash - beginning of the period	1,198,306	—

Cash - end of the period	$874,326	$1,198,306

Supplemental disclosure of noncash activities:
Value of Class A ordinary shares subject to possible redemption	$2,578,620	$136,143,680
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$22,648
Deferred underwriting commissions in connection with the initial public offering	$—	$4,671,875
Offering costs paid by Sponsor under note payable	$—	$148,436
Prepaid expenses included in accounts payable	$—	$23,200

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

ARYA Sciences Acquisition Corp. (the “Company”) is a blank check company incorporated on June 29, 2018 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it focuses on industries that complement its management team’s background, and in its search for targets for its Business Combination capitalizes on the ability of its management team to identify and acquire a business, focusing on the healthcare or healthcare related industries. In particular, the Company is targeting North American or European companies in the biotech, pharmaceutical, medical device and therapeutics subsectors where its management has extensive investment experience. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from June 29, 2018 (inception) through December 31, 2019 relates to the Company’s formation, the preparation for its initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.

Sponsor and Initial Public Offering

The Company’s sponsor is ARYA Sciences Holdings, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 4, 2018. On October 10, 2018, the Company consummated the Initial Public Offering, and offered and sold 14,375,000 units (each, a “Unit” and collectively, the “Units”) for $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $143.75 million, and incurring offering costs of approximately $9.2 million, inclusive of approximately $4.672 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 5,953,125 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds of approximately $5.95 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $143.75 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its outstanding Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), sold in the Initial Public Offering (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares acquired by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association that would affect the substance or timing of

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below), unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 10, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only the $10.00 per share initially held in the Trust Account (or less than that in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by third parties, including any vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, including vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On January 22, 2020, the Company received a letter (the “Notification Letter”) from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that it no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year ended December 31, 2018. NASDAQ has granted an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2020, to regain compliance.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Notification Letter does not impact the Company’s listing on NASDAQ at this time, and the Company Class A ordinary shares, units and warrants have continued to trade on NASDAQ under the symbols “ARYA,” “ARYAU” and “ARYAW,” respectively.

The Company does not expect that the Notification Letter will affect its ability to consummate an initial Business Combination. The Company intends to file and mail to its shareholders a definitive proxy statement and to hold an annual meeting prior to June 29, 2020 to regain compliance with the NASDAQ listing rules.

Going Concern Consideration

At December 31, 2019, the Company has approximately $874,000 in its operating bank account, and working capital of approximately $552,000.

Our liquidity needs were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of the Founder Shares to our Sponsor, approximately $148,000 in note payable to related parties, and the net proceeds of the Private Placement not held in the Trust Account for working capital needs. We repaid the note to the Sponsor in October 2018.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 10, 2020.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investments held in Trust Account. Cash is maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on its cash accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s investments held in Trust Account consists entirely of U.S government securities with an original maturity of 180 days or less.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2019, and 2018, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Class A Ordinary Shares subject to possible redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, and 2018, 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement to purchase 13,140,625 Class A ordinary shares of the Company in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operation include a presentation of income per share for Class A ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Public Shares, by the weighted average number of Class B ordinary shares outstanding for the periods.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the year ended December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On October 10, 2018, the Company sold 14,375,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On July 5, 2018, the Sponsor paid $25,000 to cover certain expenses and offering costs on behalf of the Company in consideration of 3,593,750 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”). Prior to the consummation of the Initial Public Offering, the Sponsor transferred 30,000 Founder Shares to each of Kevin Conroy, Dr. Todd Wider and Dr. David Hung, the Company’s independent directors. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 468,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On October 10, 2018, the underwriters exercised the over-allotment option in full; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 5,953,125 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating proceeds of approximately $5.953 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 5, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Sponsor paid an aggregate of approximately $148,000 to cover for expenses on the Company’s behalf under the Note. On October 10, 2018, the Company repaid the Note in full and advanced an additional $1,524 to the Sponsor. The Sponsor repaid this advance back to the Company on October 12, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2019, there were no outstanding Working Capital Loans under this arrangement.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering in October 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The Company recognized $120,000 and $29,000 and in expenses in connection with the aforementioned arrangements with the related parties on the Statements of Operations for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018, respectively. As of December 31, 2019 and 2018, there were no amounts owed to the Sponsor in connection with such services.

Private Placement of Ordinary Shares

The Sponsor has indicated an interest to purchase up to $25 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business Combination. The funds from such private placement would be used as part of the consideration to the sellers in the initial Business Combination, and any excess funds from such private placement would be used for working capital in the post-transaction company. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Note 5 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares into Class A ordinary shares) pursuant to a registration and shareholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration and shareholder rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. The underwriters exercised this option in full on October 10, 2018.

The underwriters were entitled to underwriting discounts of $0.275 per Unit, or approximately $3.953 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.325 per Unit, or approximately $4.672 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share on each matter on which they are entitled to vote. As of December 31, 2019, and 2018, there were 14,375,000 Class A ordinary shares issued or outstanding, including 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to vote, except as required by law. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2019, and 2018, there were 3,593,750 Class B ordinary shares outstanding.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20.0% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any warrants issued to the Sponsor upon conversion of Working Capital Loans), minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the Business Combination.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and 2018, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) twelve months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019, and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$147,841,513	—	—

December 31, 2018

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$144,488,284	—	—

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018. Level 1 instruments include investments U.S. Treasury securities with an original maturity of 180 days or less.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were available to be issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except as disclosed in Note 1.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements (Unaudited)

ARYA SCIENCES ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets:
Cash	$701,650	$874,326
Prepaid expenses	82,969	60,584

Total current assets	784,619	934,910
Marketable securities held in Trust Account	148,698,960	147,841,513

Total Assets	$149,483,579	$148,776,423

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$194,406	$107,245
Accrued expenses	4,164,847	275,000

Total current liabilities	4,359,253	382,245
Deferred underwriting commissions	4,671,875	4,671,875

Total liabilities	9,031,128	5,054,120

Commitments

Class A ordinary shares, $0.0001 par value; 13,545,245 and 13,872,230 shares subject to possible redemption at redemption value at March 31, 2020 and December 31, 2019, respectively	135,452,450	138,722,300

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—

Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 829,755 and 502,770 shares issued and outstanding (excluding 13,545,245 and 13,872,230 shares subject to possible redemption) at March 31, 2020 and December 31, 2019, respectively	83	50

Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding at March 31, 2020 and December 31, 2019	359	359

Additional paid-in capital	5,064,189	1,794,372
(Accumulated deficit) Retained earnings	(64,630)	3,205,222

Total shareholders’ equity	5,000,001	5,000,003

Total Liabilities and Shareholders’ Equity	$149,483,579	$148,776,423

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2020	2019
General and administrative costs	$4,127,299	$153,570

Loss from operations	(4,127,299)	(153,570)
Investment income on Trust Account	857,447	872,335

Net (loss) income	$(3,269,852)	$718,765

Weighted average shares outstanding of Class A ordinary shares	14,375,000	14,375,000

Basic and diluted net income per share, Class A	$0.06	$0.06

Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750

Basic and diluted net loss per share, Class B	$(1.15)	$(0.04)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Months Ended March 31, 2020
	Ordinary Shares					Retained Earnings	Total
	Class A		Class B		Additional Paid-In	(Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance — December 31, 2019	502,770	$50	3,593,750	$359	$1,794,372	$3,205,222	$5,000,003

Ordinary shares subject to possible redemption	326,985	33	—	—	3,269,817	—	3,269,850
Net loss	—	—	—	—	—	(3,269,852)	(3,269,852)

Balance — March 31, 2020 (unaudited)	829,755	$83	3,593,750	$359	$5,064,189	$(64,630)	$5,000,001

	For the three months ended March 31, 2019
	Ordinary Shares						Total
	Class A		Class B		Additional Paid-In	Retained	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance — December 31, 2018	760,632	$76	3,593,750	$359	$4,372,966	$626,600	$5,000,001

Ordinary shares subject to possible redemption	(71,876)	(7)	—	—	(718,753)	—	(718,760)
Net income	—	—	—	—	—	718,765	718,765

Balance — March 31, 2019 (unaudited)	688,756	$69	3,593,750	$359	$3,654,213	$1,345,365	$5,000,006

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(3,269,852)	$718,765
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income earned on investment held in Trust Account	(857,447)	(872,335)
Changes in operating assets and liabilities:
Prepaid expenses	(22,385)	(16,877)
Accounts payable	87,161	10,000
Accrued expenses	3,889,847	38,011

Net cash used in operating activities	(172,676)	(122,436)

Net change in cash	(172,676)	(122,436)

Cash - beginning of the period	874,326	1,198,306

Cash - end of the period	$701,650	$1,075,870

Supplemental disclosure of noncash activities:
Change in value of Class A ordinary shares subject to possible redemption	$(3,269,850)	$718,760

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

ARYA Sciences Acquisition Corp. (the “Company”) is a blank check company incorporated on June 29, 2018 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it focuses on industries that complement its management team’s background, and in its search for targets for its Business Combination capitalizes on the ability of its management team to identify and acquire a business, focusing on the healthcare or healthcare related industries. In particular, the Company is targeting North American or European companies in the biotech, pharmaceutical, medical device and therapeutics subsectors where its management has extensive investment experience. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2020, the Company had not commenced any operations. All activity for the period from June 29, 2018 (inception) through March 31, 2020 relates to the Company’s formation, the preparation for its initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.

Sponsor and Initial Public Offering

The Company’s sponsor is ARYA Sciences Holdings, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 4, 2018. On October 10, 2018, the Company consummated the Initial Public Offering, and offered and sold 14,375,000 units (each, a “Unit” and collectively, the “Units”) for $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $143.75 million, and incurring offering costs of approximately $9.2 million, inclusive of approximately $4.672 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 5,953,125 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds of approximately $5.95 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $143.75 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its outstanding Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), sold in the Initial Public Offering (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares acquired by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a

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Business Combination within the Combination Period (as defined below), unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 10, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only the $10.00 per share initially held in the Trust Account (or less than that in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by third parties, including any vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, including vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NASDAQ Notification Letter

On January 2, 2020, the Company received a letter (the “Notification Letter”) from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that it no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of

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shareholders within twelve months of the end of the Company’s fiscal year ended December 31, 2019. NASDAQ has granted an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2020, to regain compliance.

The Notification Letter does not impact the Company’s listing on NASDAQ at this time, and the Company Class A ordinary shares, units and warrants have continued to trade on NASDAQ under the symbols “ARYA,” “ARYAU” and “ARYAW,” respectively.

The Company does not expect that the Notification Letter will affect its ability to consummate an initial Business Combination. The Company intends to file and mail to its shareholders a definitive proxy statement and to hold an annual meeting prior to June 29, 2020 to regain compliance with the NASDAQ listing rules.

The Immatics Business Combination

On March 17, 2020, the Company entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Immatics B.V., a Netherlands private limited liability company (“TopCo”), Immatics Biotechnologies GmbH, a German limited liability company (“Immatics”), Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Immatics.

The Business Combination Agreement provides for, among other things, the following transactions on the closing date (collectively, the “Immatics Business Combination”):

•

The shareholders of Immatics that have agreed to participate in the transaction will exchange (the “Exchange”) their interests in Immatics for ordinary shares in the share capital of TopCo (the “TopCo Ordinary Shares”);

•

Immediately after the Exchange, the legal form of TopCo shall be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap);

•

ARYA Merger Sub will merge with and into the Company (the “First Merger”), with the Company as the surviving company (the “First Surviving Company”) in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of TopCo;

•

In connection with the First Merger, each issued and outstanding ordinary share of the Company will be converted into one ordinary share of the First Surviving Company, and immediately thereafter, each resulting ordinary shares of the First Surviving Company will be automatically exchanged for one TopCo Ordinary Share;

•

Each outstanding warrant to purchase a Class A ordinary share of the Company will, by its terms, convert into a warrant to purchase one Topco Ordinary Share, on the same contractual terms, other than the warrants held by the Sponsor which shall be forfeited pursuant to the Sponsor Letter Agreement (as defined below); and

•

On the first business day following the closing date of the Immatics Business Combination, the First Surviving Company will merge with and into IB Merger Sub, with IB Merger Sub as the surviving company in the merger, and each issued and outstanding First Surviving Company share will be automatically converted into one ordinary share of IB Merger Sub.

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Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the shareholders of Immatics in connection with the transaction contemplated under the Business Combination Agreement shall be an aggregate number of TopCo Ordinary Shares equal to (a) $350,000,000 (subject to downward adjustments for certain changes in control costs as set forth in the Business Combination Agreement and assuming that all shareholders of Immatics have agreed to participate in the transaction), divided by (b) $10.00. In addition, the holders of Immatics stock appreciation rights may also be entitled to receive a portion of the transaction consideration otherwise payable to Immatics shareholders pursuant to the preceding sentence.

Each shareholder of the Company will receive one TopCo Ordinary Share per ordinary share of the Company, as set forth above. Cash held in the Trust Account net of redemptions and the proceeds of the PIPE Investment (as defined below), less the transaction costs of the Immatics Business Combination, will be received by TopCo and used for general corporate purposes after the Immatics Business Combination.

Sponsor Letter Agreement

Concurrent with the execution of the Business Combination Agreement, the Sponsor, the Company, TopCo and the independent directors of the Company entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which (a) each of the Sponsor and the independent directors of the Company agreed to vote in favor of the Business Combination Agreement and the transactions contemplated hereby, (b) the Sponsor agreed to forfeit the Private Placement Warrants and (c) the Sponsor and the independent directors of the Company have agreed to waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association or any other anti-dilution or similar protection with respect to the Class B ordinary shares held by them.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, the Company and TopCo entered into Subscription Agreements with certain investors (collectively, the “Private Placement Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase and TopCo agreed to issue and sell to such investors, 10,415,000 TopCo Ordinary Shares (the “Private Placement Shares”), for an aggregate of $104,150,000 (the “PIPE Investment”) in proceeds. The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Immatics Business Combination and related transactions.

In connection with the PIPE Investment, TopCo will grant the Private Placement Investors certain customary registration rights. The Private Placement Shares have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

The consummation of the transactions contemplated by the Business Combination Agreement is subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including the approval of the Company’s shareholders.

Going Concern Consideration

At March 31, 2020, the Company has approximately $702,000 in its operating bank account, and working capital deficit of approximately $3.6 million.

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Our liquidity needs were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of the Founder Shares to our Sponsor, approximately $148,000 in note payable to related parties, and the net proceeds of the Private Placement not held in the Trust Account for working capital needs. We repaid the note to the Sponsor in October 2018.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the working capital deficit, the mandatory liquidation and subsequent dissolution if the Company is unable to consummate a business combination raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 10, 2020.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the annual report on Form 10-K/A and Form 10-K and filed by the Company with the SEC on April 17, 2020 and March 6, 2020, respectively.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

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Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investments held in Trust Account. Cash is maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on its cash accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s investments held in Trust Account consists entirely of U.S government securities with an original maturity of 180 days or less.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority

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to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2020 and December 31, 2019, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Class A Ordinary Shares subject to possible redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2020 and December 31, 2019, 13,545,245 and 13,872,230 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement to purchase 13,140,625 Class A ordinary shares of the Company in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed statements of operation include a presentation of income per share for Class A ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, of approximately $857,000 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss, less income attributable to Public Shares, by the weighted average number of Class B ordinary shares outstanding for the periods.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2020 and December 31, 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the three months ended March 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On October 10, 2018, the Company sold 14,375,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On July 5, 2018, the Sponsor paid $25,000 to cover certain expenses and offering costs on behalf of the Company in consideration of 3,593,750 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”). Prior to the consummation of the Initial

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Public Offering, the Sponsor transferred 30,000 Founder Shares to each of Kevin Conroy, Dr. Todd Wider and Dr. David Hung, the Company’s independent directors. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 468,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On October 10, 2018, the underwriters exercised the over-allotment option in full; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 5,953,125 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating proceeds of approximately $5.953 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 5, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Sponsor paid an aggregate of approximately $148,000 to cover for expenses on the Company’s behalf under the Note. On October 10, 2018, the Company repaid the Note in full and advanced an additional $1,524 to the Sponsor. The Sponsor repaid this advance back to the Company on October 12, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, there were no outstanding Working Capital Loans under this arrangement.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering in October 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The Company recognized $30,000 in expenses in connection with the aforementioned arrangements with the related parties on the unaudited condensed statements of operations for each of the three months ended March 31, 2020 and 2019. As of March 31, 2020 and December 31, 2019, the Company owed $30,000 and $0 to the Sponsor in connection with such services, respectively, as recorded in accounts payable in the accompanying unaudited condensed Balance Sheets.

Private Placement of Ordinary Shares

The Sponsor has indicated an interest to purchase up to $25 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business Combination. The funds from such private placement would be used as part of the consideration to the sellers in the initial Business Combination, and any excess funds from such private placement would be used for working capital in the post-transaction company. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Note 5 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares into Class A ordinary shares) pursuant to a registration and shareholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration and shareholder rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. The underwriters exercised this option in full on October 10, 2018.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The underwriters were entitled to underwriting discounts of $0.275 per Unit, or approximately $3.953 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.325 per Unit, or approximately $4.672 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share on each matter on which they are entitled to vote. As of March 31, 2020 and December 31, 2019, there were 14,375,000 Class A ordinary shares issued or outstanding, including 13,545,245 and 13,872,230 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to vote, except as required by law. Holders of Class B ordinary shares are entitled to one vote for each share. As of March 31, 2020 and December 31, 2019, there were 3,593,750 Class B ordinary shares outstanding.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20.0% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any warrants issued to the Sponsor upon conversion of Working Capital Loans), minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the Business Combination.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2020 and December 31, 2019, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) twelve months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

March 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$148,698,960	—	—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$147,841,513	—	—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy for the three months ended March 31, 2020 and 2019. Level 1 instruments include investments U.S. Treasury securities with an original maturity of 180 days or less.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were available to be issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Management Board of Immatics Biotechnologies GmbH

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Immatics Biotechnologies GmbH and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of loss, comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Munich, Germany

April 15, 2020

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Dietmar Eglauer	/s/ ppa. Andreas Schuster
Wirtschaftsprüfer	Wirtschaftsprüfer

(German Public Auditor)	(German Public Auditor)

We have served as the Company’s auditor since 2019.

Consolidated Statement of Financial Position

		As of December 31,
	Notes	2019	2018
		(Euros in thousands)
Assets
Current assets
Cash and cash equivalents		103,353	39,367
Accounts receivable	6	957	393
Other current assets	7	19,690	15,528

Total current assets		124,000	55,288
Non-current assets
Property, plant and equipment	8	4,720	4,007
Intangible assets	9	1,008	1,039
Right-of-use assets	10	3,287	—
Other non-current assets	7	1,262	984

Total non-current assets		10,277	6,030

Total assets		134,277	61,318

Liabilities and shareholders’ deficit
Current liabilities
Provisions		50	—
Accounts payable	11	7,082	4,201
Deferred revenue	12	59,465	21,590
Lease liabilities	10	1,411	—
Other current liabilities	14	1,288	1,047

Total current liabilities		69,296	26,838
Non-current liabilities
Deferred revenue	12	101,909	43,431
Lease liabilities	10	1,823	—
Other non-current liabilities	16	2,084	220

Total non-current liabilities		105,816	43,651
Shareholders’ deficit
Share capital	17	1,164	1,164
Share premium	17	190,945	190,793
Accumulated deficit		(233,194)	(201,623)
Other reserves	17	(770)	(741)

Total (deficit) equity attributable to shareholders of the parent		(41,855)	(10,407)
Non-controlling interest	18	1,020	1,236

Total shareholders’ deficit		(40,835)	(9,171)

Total liabilities and shareholders’ deficit		134,277	61,318

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Loss

		Year ended December 31,
	Notes	2019	2018
		(Euros in thousands, except share and per share data)
Revenue from collaboration agreements	12	18,449	3,770
Research and development expenses		(40,091)	(33,971)
General and administrative expenses		(11,756)	(7,666)
Other income	13	385	3,458

Operating result		(33,013)	(34,409)
Financial income		790	2,215
Financial expenses		(264)	(161)

Financial result	15	526	2,054

Loss before taxes		(32,487)	(32,355)
Taxes on income	20	—	—

Net loss		(32,487)	(32,355)
Attributable to:
Equityholders of the parent		(31,571)	(31,444)
Non-controlling interest	18	(916)	(911)

Net loss		(32,487)	(32,355)

Net loss per share — basic and diluted	25	(27.13)	(27.02)
Weighted average shares outstanding — basic and diluted		1,163,625	1,163,625

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Comprehensive Loss

		Year ended December 31,
	Notes	2019	2018
		(Euros in thousands)
Net Loss		(32,487)	(32,355)
Other comprehensive (loss) income
Items that may be reclassified subsequently to profit or loss, net of tax Currency translation differences from foreign operations		(29)	313

Total comprehensive loss for the period		(32,516)	(32,042)
Attributable to:
Equityholders of the parent		(31,600)	(31,131)
Non-controlling interest	18	(916)	(911)

Total comprehensive loss for the period		(32,516)	(32,042)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Cash flows from operating activities
Loss before taxation	(32,487)	(32,355)
Adjustments for:
Interest income	(790)	(507)
Depreciation and amortization	3,858	2,176
Interest expense	170	16
Equity settled share-based payment	152	118
MD Anderson compensation expense	700	1,360
Increase in other non-current liabilities resulting from share appreciation rights	1,864	220
Changes in working capital
Increase in accounts receivable	(563)	(175)
Increase in other assets	(4,419)	(7,493)
Increase in accounts payable and other current liabilities	98,940	43,732
Interest received	790	507
Interest paid	(170)	(16)

Net cash provided by operating activities	68,045	7,583

Cash flows from investing activities
Payments for property, plant and equipment	(2,143)	(429)
Payments for intangible assets	(91)	(78)
Proceeds from disposal of property, plant and equipment	97	94

Net cash used in investing activities	(2,137)	(413)

Cash flows from financing activities
Proceeds from issuance of shares to equityholders of the parent	—	23,648
Payments for leases	(1,862)	—

Net cash (used in) provided by financing activities	(1,862)	23,648

Net increase in cash and cash equivalents	64,046	30,818

Cash and cash equivalents at beginning of period	39,367	8,415
Effects of exchange rate changes on cash and cash equivalents	(60)	134

Cash and cash equivalents at end of period	103,353	39,367

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Shareholders Deficit

(Euros in thousands)	Share capital	Share premium	Accumulated deficit	Other reserves	Total (deficit) equity attributable to shareholders of the parent	Non-controlling interest	Total share- holders’ (deficit) equity
Balance as of December 31, 2017	1,164	167,027	(168,547)	(1,054)	(1,410)	787	(623)
Adjustment on adoption of IFRS 15	—	—	(1,632)	—	(1,632)	—	(1,632)

Balance as of January 1, 2018, adjusted	1,164	167,027	(170,179)	(1,054)	(3,042)	787	(2,255)
Other comprehensive income	—	—	—	313	313	—	313
Net loss	—	—	(31,444)	—	(31,444)	(911)	(32,355)

Comprehensive loss for the year	—	—	(31,444)	313	(31,131)	(911)	(32,042)
Equity-settled tandem awards	—	118	—	—	118	—	118
Issuance of ordinary shares	—	23,648	—	—	23,648	—	23,648
MD Anderson compensation expense	—	—	—	—	—	1,360	1,360

Balance as of December 31, 2018	1,164	190,793	(201,623)	(741)	(10,407)	1,236	(9,171)
Other comprehensive loss	—	—	—	(29)	(29)	—	(29)
Net loss	—	—	(31,571)	—	(31,571)	(916)	(32,487)

Comprehensive loss for the year	—	—	(31,571)	(29)	(31,600)	(916)	(32,516)
Equity-settled tandem awards	—	152	—	—	152	—	152
MD Anderson compensation expense	—	—	—	—	—	700	700

Balance as of December 31, 2019	1,164	190,945	(233,194)	(770)	(41,855)	1,020	(40,835)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	Group information

Immatics Biotechnologies GmbH (“the Company”), together with its U.S. subsidiary, Immatics US Inc., (together, “Immatics” or “the Group”) is a biotechnology Group that is primarily engaged in the research and development of T cell redirecting immunotherapies for the treatment of cancer. Immatics Biotechnologies GmbH is located at Paul-Ehrlich Str. 15 in 72076 Tübingen, Germany and was founded in September 2000 as a German limited liability company. It is registered with the commercial register at Stuttgart local court under HRB no. 382151.

These consolidated financial statements of the Group for the year ended December 31, 2019 were authorized for issue by the Management Board on April 15, 2020.

2.	Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), taking into account the recommendations of the International Financial Reporting Interpretations Committee (“IFRIC”). The consolidated financial statements are presented in Euro. Amounts are stated in thousands of Euros, unless otherwise indicated.

The Company controls an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. A subsidiary is consolidated from the date on which control commences until the date on which control ceases. The consolidated financial statements include the accounts and results of Immatics Biotechnologies GmbH and its subsidiary Immatics US Inc. Immatics US Inc., located in Houston, Texas, is controlled by the Company, which holds a 96.04% interest.

The Group has a non-controlling interest, representing approximately 3.96% of the Group’s Immatics US, Inc. subsidiary as of December 31, 2019 (2018: 3.96%). See note 18 for further details.

2.1	Going concern

Since inception, the Group’s activities have consisted primarily of raising capital and performing research and development activities to advance its technologies. The Group is still in the development phase and has not yet marketed any products commercially. Immatics’ ongoing success depends on the successful development and regulatory approval of its products and its ability to finance operations. The Group will seek additional funding in order to reach its development and commercialization objectives.

The Group plans to seek funds either through an initial public offering or further private equity financings, debt financings, collaboration agreements and marketing, distribution or licensing arrangements. The Group may not be able to obtain financing or enter into collaboration or other arrangements on acceptable terms. If the Group is unable to obtain funding, it could be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects.

However, Immatics’ cash and cash equivalents will be sufficient to fund operating expenses and capital expenditure requirements for at least twelve months from the issuance date.

The accompanying consolidated financial statements have been prepared on a going concern basis. This contemplates that Immatics will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that would be necessary, was the Group unable to continue as a going concern.

3.	Application of new and revised international financial reporting standards

3.1	Application of new standards

The accounting policies adopted in the preparation of the consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2018, except for the adoption of new standards and interpretations effective as of January 1, 2019. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

New standards and interpretations applied for the first time:

Standard/interpretation	Effective date
IFRS 16 Leases	January 1, 2019
Amendments to IFRS 9: Prepayment Features with Negative Compensation	January 1, 2019
Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures	January 1, 2019
Annual Improvements to IFRS Standards 2015-2017 Cycle	January 1, 2019
Amendments to IAS 19: Plan Amendment, Curtailment or Settlement	January 1, 2019
IFRIC 23: Uncertainty over Income Tax Treatments	January 1, 2019

Except for IFRS 16 as outlined below, the other amendments had no effect on the consolidated financial statements of the Group.

IFRS 16 Leases

The Group adopted IFRS 16 (“Leases”) effective January 1, 2019. In this context, the exception granted by IFRS 16 C5 b) in conjunction with IFRS 16 C7 – C13 is applied for the transition, meaning the Group has applied IFRS 16 using the modified retrospective approach, under which the cumulative effect of initial application is recognized in accumulated deficit as of January 1, 2019. Accordingly, any comparative information presented for 2018 has not been restated.

The new standard specifies how to recognize, measure, present and disclose lease agreements. The standard provides a single lessee accounting model, requiring lessees to recognize right-of-use assets, representing the lessee’s rights to use the underlying assets, and lease liabilities representing the lessee’s obligations to make lease payments. Lessor accounting under IFRS 16 is similar with the previous guidance under IAS 17.

Under the previous standard (IAS 17), Immatics determined at contract inception whether an arrangement was or contained a lease under IFRIC 4 (“Determining Whether an Arrangement contains a Lease”). Under IFRS 16, Immatics now assesses whether a contract is or contains a lease based on the new definition of a lease. This definition states that a contract is or contains a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration.

Transition

Upon transition to IFRS 16, Immatics elected to apply the practical expedient to grandfather the assessment of which transactions are leases. It applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were previously not identified as leases were not reassessed.

As a lessee, Immatics previously classified leases as operating or finance leases based on its assessment of whether the lease transferred substantially all of the risks and rewards of ownership. Under IFRS 16, Immatics recognizes right-of-use assets and lease liabilities for all leases with lease terms greater than 12 months and with a value of the leased asset of more than €5 thousand.

At transition, for leases classified as operating leases under IAS 17, lease liabilities were measured at the present value of the remaining lease payments, discounted by the Group’s incremental borrowing rates for similar assets as of January 1, 2019. The weighted average incremental borrowing rates applied to the lease liabilities on January 1, 2019 were 2.68% for Immatics GmbH and 5.74% for Immatics US Inc. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

In applying IFRS 16 for the first time, the Group applied the following practical expedients permitted by the standard:

1.	applying a single discount rate to a portfolio of leases with reasonably similar characteristics;

2.	accounting for operating leases with a remaining lease term of less than 12 months as of January 1, 2019 as short-term leases;

3.	excluding initial direct costs for the measurement of the right-of-use asset at the date of initial application.

Immatics presents right-of-use assets in a separate line item on the consolidated statement of financial position under non-current assets. Lease liabilities are shown as separate line items on the consolidated statement of financial position and classified as either current or non-current liabilities, depending on the maturity date of the underlying lease payments.

The table below reconciles the Group’s operating lease commitments as of December 31, 2018 to the lease liability recognized as of the transition date.

Measurements of lease liabilities

(Euros in thousands)
Operating lease commitments as of December 31, 2018	4,783
Less: Discounted using the lessee’s incremental borrowing rate of at the date of initial application	(298)
Add: finance lease liabilities recognized as of December 31, 2018	302

Lease liability recognized as of January 1, 2019	4,787

Of which are
Current lease liabilities	1,801
Non-current lease liabilities	2,986

Adjustments recognized in the balance sheet on January 1, 2019

The adoption of IFRS 16 resulted in the following impact to the statement of financial position as of January 1, 2019:

(Euros in thousands)
Property, plant and equipment	(441)
Right-of-use assets	4,927
Lease liabilities	4,486

3.2	Assessment of potential impact of future standards, amendments to existing standards and interpretations

The following standards and interpretations have been issued by the IASB but were not yet mandatory for the year ended December 31, 2019:

Standard/interpretation	Effective date	Material effect expected on Immatics financial statements
IFRS 17 Insurance contracts	January 1, 2021	No
Amendments to IAS 1, IAS 8: Definition of Material	January 1, 2020	No
Amendments to IFRS 3: Definition of a Business	January 1, 2020	No
Amendments to IFRS 9, IAS 39, IFRS 7: Interest Rate Benchmark Reform	January 1, 2020	No
Amendments to IAS 1: Classification of Liabilities as Current or Noncurrent	January 1, 2020	No
Amendments to IFRS 10, IAS 28: Sale or contribution of assets between an investor and its associate or joint venture	n/a	n/a
Amendments to References to the Conceptual Framework in IFRS Standards	January 1, 2020	No

4.	Summary of accounting policies applied by the Group for the annual reporting period ending December 31, 2019

The following are the significant accounting policies applied by the Group in preparing its consolidated financial statements:

4.1	Segment information

The Group manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Group’s focus is on the research and development of T cell redirecting immunotherapies for the treatment of cancer. The Chief Executive Officer is the chief operating decision maker who regularly reviews the consolidated operating results and makes decisions about the allocation of the Group’s resources.

4.2	Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise of cash held at banks (including money market funds) and short-term deposits with an original maturity of three months or less.

4.3	Financial assets

Initial recognition and measurement

Financial assets within the scope of IFRS 9 include cash and cash equivalents, loans, short-term deposits and receivables. Immatics determines the classification of its financial assets at initial recognition. All financial assets are recognized initially at fair value plus transaction costs. Purchases and sales of financial assets are recognized on their trade date on which the Group commits to purchase or sell the asset. The subsequent measurement of financial assets depends on their classification as described below.

Short-term deposits

Immatics has short-term deposits with original maturities between three and nine months which are classified as other current assets. Short-term deposits with an original maturity of three months or less are classified as cash and cash equivalents. Under IFRS 9 short-term deposits are classified within financial assets at fair value.

Receivables

The Group has receivables from collaboration agreements. A receivable must be capitalized at the point in time at which the Group has become a contractual partner and a claim to cash and cash equivalents has arisen. In subsequent reporting periods, a receivable is measured at amortized cost using the effective interest method. Since the receivables are short-term receivables without a fixed interest rate, these receivables are capitalized at the original invoice or contract amount. Receivable balances are classified as current assets, because all of the Group’s receivables have an expected maturity of less than 12 months.

Interest and other finance income

Financial instruments include money market funds and short-term deposits measured at fair value. Interest income is recorded using the effective interest rate (EIR). EIR is the rate that discounts the estimated future cash payments or receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

4.4	Property, plant and equipment

Property, plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. All repair and maintenance costs are recognized as expense when incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are generally within the following ranges:

Category	Estimated useful life
Computer equipment	3 – 5 years
Laboratory equipment	1 – 14 years
Office equipment	2 – 6 years

4.5	Intangible assets

Acquired intangible assets are initially recognized at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any. Intangible assets with finite lives are amortized over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least at the end of each reporting period. Immatics does not have any internally developed intangible assets or intangible assets with indefinite useful lives.

Amortization is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Category	Estimated useful life
Licenses	5 – 20 years
Software	3 – 5 years

4.6	Research and development

Research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. All Research costs are expensed as incurred.

An intangible asset arising from development expenditure on an individual project is recognized only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure during the development. The Group did not recognize any intangible assets from development expenditures in 2019 or 2018 due to the existing uncertainties in connection with its development activities. Research and development expenses include the following types of costs:

1.	salaries, benefits and other related costs, including stock-based compensation, for personnel engaged in research and development functions;

2.

expenses incurred in connection with the preclinical development of our programs and clinical trials of our product candidates, including under agreements with third parties, such as consultants, contractors, academic institutions and contract research organizations;

3.	the cost of manufacturing product candidates for use in clinical trials, including under agreements with third parties, such as, consultants and contractors;

4.	laboratory costs;

5.	leased facility costs, equipment depreciation and other expenses, which include direct and allocated expenses; and

6.	intellectual property costs incurred in connection with filing and prosecuting patent applications as well as third-party license fees.

4.7	Financial liabilities Initial recognition and measurement

Financial liabilities within the scope of IFRS 9 are classified as financial liabilities at fair value through profit or loss or at amortized cost, as appropriate. The Group determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, carried at amortized cost. This includes directly attributable transaction costs. Immatics only recognized accounts payable as other financial liabilities at amortized costs. The Group has not designated any financial liabilities upon initial recognition as fair value through profit or loss.

The Group does not engage in hedging transactions.

4.8	Leases

Application of IAS 17 (“Leases”) until December 31, 2018

Prior to 2019, the Group applied IAS 17 when accounting for leases. As a lessee under IAS 17, leases for which substantially all the risks and rewards of ownership transferred to the Group were classified as finance leases. Finance leases were capitalized at the lease’s inception at the fair value of the leased property or, if lower, the present value of the minimum lease payments. The corresponding rental obligations, net of finance charges, were included in other current liabilities and other non-current liabilities. Each lease payment was allocated between the liability and finance cost. The finance cost was charged as an expense over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The assets associated with the finance leases are depreciated over the shorter of the asset’s useful life or the lease term if there is no reasonable certainty that the Group will obtain ownership at the end of the lease term. Leases in which a significant portion of the risks and rewards of ownership were not transferred to the Group as lessee were classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) were charged as an expense on a straight-line basis over the period of the lease.

Application of IFRS 16 (“Leases”) effective January 1, 2019

The Group adopted IFRS 16 (“Leases”) effective January 1, 2019. The Group leases various offices, equipment and vehicles. Rental contracts are typically made for fixed periods of two to seven years but may have extension options as described in below. Contracts may contain both lease and non-lease components. The Group has elected not to separate lease and non-lease components and instead accounts for these as a single lease component. Lease terms are negotiated on an individual basis. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes. Prior to adopting IFRS 16, leases were classified as either finance leases or operating leases. Under IFRS 16, leases are now recognized as a right-of-use asset with a corresponding liability on the date at which the leased asset is available for use by the Group.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

1.	fixed payments (including in-substance fixed payments), less any lease incentives received;

2.	amounts expected to be payable by the Group under residual value guarantees;

3.	the exercise price of a purchase option if the Group is reasonably certain to exercise that option; and

4.	payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability. The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for the Group’s leases, the lessee’s incremental borrowing rate is used. The incremental borrowing rate is the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

To determine the incremental borrowing rate, the Group:

1.	uses a build-up approach that starts with a risk-free interest rate adjusted for credit risk for leases held by Immatics, and

2.	makes adjustments specific to the lease, including lease term, country, currency and security.

Right-of-use assets are measured at cost comprising the following:

1.	the amount of the initial measurement of lease liability,

2.	any lease payments made at or before the commencement date less any lease incentives received,

3.	any initial direct costs, and

4.	restoration costs.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life or the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases of equipment and vehicles and all leases of low-value assets are recognized on a straight-line basis as an expense. Short-term leases are leases with a lease term of 12 months or less. Low-value assets have a value of less than €5 thousand.

Extension and termination options are included in a number of property and equipment leases across the Group. These are used to maximize operational flexibility in terms of managing the assets used in the Group’s operations. The extension and termination options held are exercisable only by the Group and not by the respective lessor. For relevant leases which include an extension option, Immatics performed an assessment as of January 1, 2019 to determine whether option extensions are reasonably certain.

4.9	Revenue from collaboration agreements

The Group earns revenue through collaboration agreements with third-party pharmaceutical and biotechnology companies. As of December 31, 2019, the Group had four collaboration agreements in place with Amgen Inc., Thousand Oaks/CA/USA (“Amgen”), Genmab A/S, Copenhagen/Denmark (“Genmab”), Celgene Switzerland LLC (“BMS”) and GlaxoSmithKline Intellectual Property Development Limited (“GSK”). Each of the Group’s four collaboration agreements are in the preclinical stage.

To determine the recognition of revenue from arrangements that fall within the scope of IFRS 15, the Group performs the following five steps:

(i)	identify the contract(s) with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when (or as) the Group satisfies a performance obligation.

Under the terms of these agreements, Immatics agrees to collaborate in the development, manufacture, and commercialization of cancer immunotherapy treatments for specified targets identified through the use of Immatics XPRESIDENT technology.

As part of the collaboration arrangements, Immatics grants exclusive licensing rights for the development and commercialization of future product candidates developed for targets defined in the collaboration agreements. Additionally, Immatics agrees to perform certain research activities under the collaboration agreements, including screening of highly specific molecules for reactivity with the specified targets and off-targets using Immatics’ proprietary technology and know-how, participation on steering committees, and preparation of data packages. The research activities are the predominant item in each of the Group’s collaboration agreements.

The Group performs an analysis to identify the performance obligations under the contract, including licenses and rights to future intellectual property developed under the contract and research activities. As these agreements comprise several promises, it must be assessed whether these promises are capable of being distinct and distinct within the context of the contract. Up-front licensing payments and reimbursement for research and development expenses are initially deferred on our statement of financial position and subsequently recognized as costs are incurred using a cost-to-cost method. Milestone payments are generally included in the transaction price at the amount stipulated in the respective agreement and recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, no milestone has been included in the transaction price.

As stated above, the licenses contributed under the collaboration agreements currently in place do not represent distinct performance obligations, because the Group’s collaboration partners would likely be unable to derive significant benefits from their access to these targets without Immatics’ research activities. Identification of a viable product candidate that will bind to the targets specified in the agreements requires use of the Group’s XPRESIDENT technology and database of target and off-target data. These agreements include a non-refundable upfront payment, payments for research and development activities in certain circumstances, and payments based upon the achievement of defined milestones.

Under IFRS 15, the Group applies significant judgement when evaluating whether the obligations under these agreements represent one or more combined performance obligations, the allocation of the transaction price to identified performance obligations, and the determination of whether milestone payments should be included in the transaction price.

Upfront payment

Each of the Group’s collaboration agreements included a non-refundable upfront payment, meant to subsidize research activities. The Group recorded these payments as deferred revenue, which it allocated to the combined performance obligations for each agreement. Such amounts are recognized as revenue over the performance period of the research activities on a cost-to-cost basis.

The cost-to-cost basis using direct costs and directly attributable personal costs was considered the best measure of progress in which control of the combined performance obligations transfers to the Group’s collaboration partners, due to the nature of the work being performed.

Reimbursement for services

Under the collaboration agreement with Genmab, the Group receives reimbursement for employee research and development costs. These employee costs are presented as research and development expenses, while reimbursements of those costs, which is based on an FTE rate defined in the contract, are presented as revenue and not deducted from expenses.

Development and Commercial Milestones

The collaboration agreements include contingent payments related to development and commercial milestone events. These milestone payments represent variable consideration that are not initially recognized within the transaction price, due to the scientific uncertainties and the required commitment from the collaboration partners to develop and commercialize a product candidate. The Group assesses the probability of significant reversals for any amounts that become likely to be realized prior to recognizing the variable consideration associated with these payments within the transaction price.

Sales-based milestones and royalty payments

The collaboration agreements also include sales-based royalty payments upon successful commercialization of a licensed product. In accordance with IFRS 15.B63, the Group recognizes revenue from sales-based milestone and royalty payments at the later of (i) the occurrence of the subsequent sale; or (ii) the performance obligation to which some or all of the sales-based milestone or royalty payments has been allocated has been satisfied. The Group anticipates recognizing these milestones and royalty payments if and when subsequent sales are generated from a licensed product by the collaboration partner.

Cost to fulfill contracts

The Group incurs costs for personnel, supplies and other costs related to its laboratory operations as well as fees from third parties and license expenses in connection with its research and development obligations under the collaboration and licensing agreement. These costs are recognized as research and development expenses over the period in which services are performed.

4.10	Other income

The Group primarily earns other income from government research grants. Government grants are recognized as income when there is reasonable assurance that the grant will be received and all required conditions have been complied with. Grants from governmental agencies for the support of specific research and development projects are recorded as other income to the extent the related expenses have been incurred. Grant agreements include a budget that specifies the amount and nature of expenses allowed during the entire grant term.

Expenses incurred under the grants are calculated according to agreed-upon terms on a quarterly basis, filed with the governmental agencies, and recorded as income. The governmental agencies make payments to the Group based on these calculations of expenses incurred under the grants. If these estimated calculations change, the Group will then adjust grant revenue in the subsequent period. The Group believes that its calculations are based on the agreed-upon terms as stated in the grant agreements. The governmental agencies generally have the right to audit the Group’s calculations. If the governmental agencies disagree with the Group’s calculations the amount of grant revenue recognized could change.

4.11	Foreign currency

Transactions and balances in Germany and in the USA

The consolidated financial statements are presented in Euro, which is the Group’s functional and presentation currency. Assets and liabilities of foreign operations are translated into Euros at the rate of exchange prevailing at the reporting date. The statements of loss is translated at average exchange rates. The currency translation differences are recognized in other comprehensive income.

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. The Group used the following exchange rates to convert the financial statements of its U.S. subsidiary:

	2019		2018
	Year-end rate	Average rate	Year-end rate	Average rate
Euros per U.S. Dollar	0.8902	0.8932	0.8738	0.8468

4.12	Fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	in the principal market for the asset or liability or

•	in the absence of a principal market, in the most advantageous market for the asset or liability that is accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

4.13	Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability.

4.14	Income Tax

Deferred income tax results from temporary differences between the carrying amount of an asset or a liability and its tax base. Deferred income tax is provided in full using the liability method on temporary differences. In accordance with IAS 12 (“Income Taxes”), the deferred tax assets and liabilities reflect all temporary valuation and accounting differences between financial statements prepared for tax purposes and IFRS financial statements. Tax losses carried forward are taken into account in deferred tax assets calculation. The Group offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authority.

5.	Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities, income taxes and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Estimates — Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

Revenue recognition from collaboration agreements

As the collaboration agreements comprise several promises, it must be assessed whether these promises are capable of being distinct within the context of the contract. For the four collaboration agreements the Group assessed that these promises are not capable of being distinct within the context of the contract which results in accounting for all goods and services promised as a single performance obligation with a single measure of progress. The performance obligation is accounted for as a performance obligation satisfied over time using a cost-to-cost method as the customer simultaneously receives and consumes the benefits from Immatics’ performance. Up-front licensing payments are initially deferred on our statement of financial position and subsequently recognized as revenue over time as costs are incurred. Milestone payments are generally included in the transaction price at the amount stipulated in the respective agreement and recognized as revenue to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, no milestone has been included in the transaction price.

Immatics provides development and manufacturing services to customers and recognizes revenue over time using an input-based method to measure progress toward complete satisfaction of the service because the customer simultaneously receives and consumes the benefits provided. Forecast values are used for the calculation of expected future revenue for the remaining term of the contract. These costs estimated as part of the budgeting process must be reviewed and approved before the Group can use them for recognition purposes.

Share-based payments

Determining the fair value of share-based payment transactions requires the most appropriate valuation for the specific program, which depends on the underlying terms and conditions. This estimate also requires the determination of the most appropriate inputs to the valuation model, including the fair value of the share option.

Due to the lack of quoted market prices, the management determined the value of share-based awards with the assistance of a third party valuation specialist using certain assumptions, such as share price volatility, the determination of an appropriate risk-free interest rate, expected dividends and the probability of reaching certain exercisability criteria.

The vested SARs under the 2010 Plan can only be exercised in an event that more than 50% of the shareholdings in the Company will be acquired by a third person (“Change of control”) and the vested SARs of the 2016 Plan may only be exercised upon the occurrence of a change in control or expiration of the applicable lock-up period following completion of an initial public offering (“IPO”).

The fair values of these awards were discounted based on the probability of the awards becoming exercisable. It is necessary to look at different scenarios under which the award would be expected to be realized. Therefore, it was necessary to estimate the probability of each such scenario. The present value of the probability-weighted fair value under all scenarios represents the value of the awards. The difficulty in applying this method is the estimation of the different possible outcomes and the probabilities associated with such outcomes. Management’s assessment is updated at each valuation date.

6.	Accounts receivable

	As of December 31,
	2019	2018
	(Euros in thousands)
Receivables from collaboration agreements	957	393

Accounts receivable	957	393

As of December 31, 2019, and 2018, no receivables were considered impaired.

7.	Other current and non-current assets

Other current assets

	As of December 31,
	2019	2018
	(Euros in thousands)
Grant receivable	998	1,054
Prepaid expenses	1,284	592
Short-term deposits	16,023	13,101
Value added tax receivable	768	371
Other assets	617	410

Other current assets	19,690	15,528

The Group recognizes receivables for government grants when it is reasonably assured that the grant will be received, and all contractual conditions have been complied with. As of December 31, 2019, and 2018, no receivables were considered impaired.

Prepaid expenses include €622 thousand fees paid for the successful arrangement of the BMS and Genmab collaboration agreements as of December 31, 2019 (December 31, 2018: €181 thousand).

Short-term deposits have original maturity dates between three and nine months.

Other non-current assets

	As of December 31,
	2019	2018
	(Euros in thousands)
Prepaid expenses	937	665
Other non-current assets	325	319

Total non-current assets	1,262	984

Prepaid expenses entirely consist of €937 thousand fees paid for the successful arrangement of the BMS and Genmab collaboration agreements as of December 31, 2019 (December 31, 2018: €665 thousand).

8.	Property, plant and equipment

Changes to property, plant and equipment during 2019 and 2018 consisted of the following:

(Euros in thousands)	Laboratory equipment	Computer equipment	Office equipment	Total
Cost as of January 1, 2018	10,849	2,299	1,417	14,565
Additions	348	128	38	514
Disposals	(94)	—	—	(94)
Currency translation differences	119	12	—	131

Cost as of December 31, 2018	11,222	2,439	1,455	15,116
Accumulated depreciation as of January 1, 2018	6,665	1,580	842	9,087
Additions	1,661	207	190	2,058
Disposals	(94)	—	—	(94)
Currency translation differences	47	6	5	58

Accumulated depreciation as of December 31, 2018	8,279	1,793	1,037	11,109

Net book value as of December 31, 2018	2,943	646	418	4,007

Cost as of January 1, 2019	11,222	2,439	1,455	15,116
Impact of IFRS 16 adoption	(441)	—	—	(441)
Cost as of January 1, 2019, adjusted	10,781	2,439	1,455	14,675
Additions	2,204	515	297	3,016
Disposals	(314)	(2)	—	(316)
Currency translation differences	52	4	1	57

Cost as of December 31, 2019	12,723	2,956	1,753	17,432
Accumulated depreciation as of January 1, 2019	8,279	1,793	1,037	11,109
Additions	1,219	256	322	1,797
Disposals	(218)	(1)	—	(219)
Currency translation differences	23	2	—	25

Accumulated depreciation as of December 31, 2019	9,303	2,050	1,359	12,712

Net book value at December 31, 2019	3,420	906	394	4,720

Depreciation expense is included in the following line items of the consolidated statement of loss:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Research and development expenses	1,315	1,757
General and administrative expenses	482	301

Total	1,797	2,058

9.	Intangible assets

Changes to intangible assets during 2019 and 2018 consisted of the following:

(Euros in thousands)	Patents and licenses	Software licenses	Total
Cost as of January 1, 2018	1,156	473	1,629
Additions	—	78	78
Currency translation differences	45	—	45

Cost as of December 31, 2018	1,201	551	1,752
Accumulated amortization as of January 1, 2018	249	340	589
Additions	59	59	118
Currency translation differences	6	—	6

Accumulated amortization as of December 31, 2018	314	399	713

Net book value at December 31, 2018	887	152	1,039

Cost as of January 1, 2019	1,201	551	1,752
Additions	—	91	91
Currency translation differences	19	1	20

Cost as of December 31, 2019	1,220	643	1,863
Accumulated amortization as of January 1, 2019	314	399	713
Additions	24	87	111
Currency translation differences	31	—	31

Accumulated amortization as of December 31, 2019	369	486	855

Net book value at December 31, 2019	851	157	1,008

Amortization expense is classified as follows within the consolidated statement of profit or loss:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Research and development expenses	28	9
General and administrative expenses	83	109

Total	111	118

10.	Leases

Right-of use assets consist of the following:

	As of,
	December 31, 2019	January 1, 2019
	(Euros in thousands)
Buildings	2,799	4,347
IT and telecommunication	349	447
Vehicles	90	75
Others	49	58

Total	3,287	4,927

Lease liabilities consist of the following:

	As of,
	December 31, 2019	January 1, 2019
	(Euros in thousands)
Lease liability — current	1,411	1,801
Lease liability — non-current	1,823	2,986

Total	3,234	4,787

Additions to the right-of-use assets were €261 thousand in 2019.

Currency translation differences included in right-of-use assets were €49 thousand in 2019.

Expenses related to right-of-use assets and lease liabilities consist of the following:

	Year ended December 31,
Depreciation charges of right-of-use asset	2019	2018
	(Euros in thousands)
Buildings	1,804	—
IT and telecommunication	101	—
Vehicles	37	—
Other assets	8	—

Total	1,950	—

Interest expenses from leases	170	15
Expenses related to short-term leases and low-value assets (included in administrative expenses)	27	—

The total cash payments for leases was €2,059 thousand in 2019.

As of December 31, 2019, the Group has committed lease payments of €3,352 thousand, of which €1,482 thousand will occur in the next 12 months. The remaining lease payments will occur between January 1, 2021 and December 31, 2024.

11.	Accounts Payable

	As of December 31,
	2019	2018
	(Euros in thousands)
Accounts payable	4,866	2,653
Other accrued liabilities	2,216	1,548

Total Accounts Payable	7,082	4,201

Other accrued liabilities classified within accounts payable mainly relate to outstanding invoices amounting €1,962 thousand as of December 31, 2019 (December 31, 2018: €1,270 thousand).

12.	Revenue from collaboration agreements and Deferred revenue

The Group earns revenue through collaboration agreements with third party pharmaceutical and biotechnology companies. As of December 31, 2019, the Group had four collaboration agreements in place, each of which is in the preclinical stage.

As part of these collaboration arrangement, Immatics grants exclusive licensing rights or options thereto for the development and commercialization of future product candidates developed for several targets defined in the respective collaboration agreements, in addition to research activities, including screening of highly specific molecules for reactivity with the specified targets and off-targets using Immatics’ proprietary technology and know-how, participation on a joint steering committee, and preparation of data packages. For each collaboration agreement, these promises represent one combined performance obligation, because the research activities are mutually dependent and the respective collaboration partner is unable to derive significant benefits from their access to these targets without Immatics’ research activities, which are highly specialized and cannot be performed by other organizations. Under each agreement, research activities were determined to be the predominant item under the contract.

Amgen Collaboration Agreement

In December 2016, Immatics Biotechnologies GmbH entered into a research collaboration and license agreement with Amgen Inc. (“Amgen”) to develop next-generation, T cell engaging bispecific immunotherapies targeting multiple cancers. Under the terms of the agreement, Immatics contributed its XPRESIDENT target discovery and T cell receptor (TCR) capabilities to the preclinical development of product candidates. Amgen Inc. contributed its validated BiTE (Bispecific T cell Engager) technology and will be responsible for the clinical development, manufacturing and commercialization worldwide.

In the collaboration agreement with Amgen, Immatics is eligible to receive development, regulatory and commercial milestone payments amounting up to $525 million for each program and tiered royalties on net sales for each licensed product at percentages ranging from high-single digits to low teens subject to customary reductions.

The Group received a non-refundable upfront payment of $30 million upon signing of the Amgen agreement. The Group classified the initial receipt of the upfront payment as deferred revenue, which it recognizes into revenue as on a cost-to-cost basis using forecasted costs. A cost-to-cost basis was determined most representative of the transfer of benefits to Amgen. During the years ended December 31, 2019 and 2018, the Group recognized €6,197 thousand and €1,501 thousand of revenue associated with research activities performed under the Amgen collaboration agreement. Total deferred revenue under the agreement was €15,093 thousand and €20,809 thousand as of December 31, 2019 and 2018, respectively.

Genmab Collaboration Agreement

In July 2018, Immatics Biotechnologies GmbH entered into a research collaboration and license agreement with Genmab A/S (“Genmab”) to develop next-generation, T cell engaging bispecific immunotherapies targeting multiple cancer indications. Under the agreement, Immatics and Genmab conduct joint research to combine Immatics’ XPRESIDENT and Bispecific TCR technology platforms with Genmab’s proprietary antibody technologies to develop multiple bispecific immunotherapies in oncology. The two companies plan to develop immunotherapies directed against three proprietary targets. Genmab will be responsible for development, manufacturing and worldwide commercialization. Immatics will have an option to contribute certain promotion efforts at predetermined levels in selected countries in the EU.

The Genmab collaboration agreement contains a maximum of $550 million of milestone payments for each licensed product resulting from the collaboration. In addition, Immatics is entitled to receive royalty payments. Royalty rates are based on aggregate net sales of a licensed product. The agreement provides for higher royalty rates as annual net sales of a licensed product increases. Under the agreement, Immatics is eligible to receive tiered royalties on net sales for each licensed product up to double-digit percentages.

The Group received a non-refundable upfront payment of $54 million upon signing of the agreement. The Group classified the initial receipt of the upfront payment as deferred revenue. The Group recognized €11,191 thousand and €2,269 of revenue for research activities performed under the Genmab collaboration agreement during the years ended December 31, 2019 and 2018, respectively. Revenue for the Genmab collaboration agreement is recognized on a cost-to-cost basis using forecasted costs. A cost-to-cost basis was determined most representative of the transfer of benefits to Genmab. Total deferred revenue under the agreement was €34,767 thousand and €44,212 thousand as of December 31, 2019 and 2018, respectively. Under the agreement, the Group also receives reimbursement for research and development costs performed.

BMS Collaboration Agreement

In August 2019, Immatics Biotechnologies GmbH and BMS entered into a collaboration and option agreement to develop novel adoptive cell therapies targeting multiple cancers. Under the agreement, Immatics may develop T Cell Receptor Engineered T cell Therapy (TCR-T) programs against solid tumor targets discovered with Immatics’ XPRESIDENT technology. Programs would utilize proprietary T Cell Receptors (TCRs) identified by Immatics’ XCEPTOR TCR discovery and engineering platform.

If Immatics develops programs against the TCR-T targets, Immatics will be responsible for the development and validation of these programs through lead candidate stage, at which time BMS may exercise opt-in rights and assume sole responsibility for further worldwide development, manufacturing and commercialization of the TCR-T cell therapies. Immatics would have certain early stage co-development rights or co-funding rights for selected TCR-T cell therapies arising from the collaboration. With respect to this collaboration agreement with BMS, Immatics may be eligible to receive regulatory and sales milestones in aggregate amounts of up to $190 million, and $300 million, respectively. In addition, Immatics is entitled to royalty payments. Royalty rates are based on aggregate net sales of a licensed product resulting from the collaboration. The agreement provides for higher royalty rates as annual net sales of a licensed product increases. Under each contract, the royalty rates begin in the high single-digits, increasing to the teen-digits as a percentage of aggregate annual net sales of a licensed product.

The Group received a non-refundable upfront payment of $75 million upon signing of the agreement. The Group classified the initial receipt of the upfront payment as deferred revenue. The Group recognized €1,061 thousand of revenue associated with the upfront payment during 2019. Revenue for the BMS collaboration agreement is recognized on a cost-to-cost basis using forecasted costs. A cost-to-cost basis was determined most representative of the transfer of benefits to BMS. Total deferred revenue under the agreement was €66,514 thousand as of December 31, 2019.

GSK

In December 2019, Immatics entered into a collaboration agreement with GSK to develop novel adoptive cell therapies targeting multiple cancer indications. Immatics and GSK plan to collaborate on the identification, research and development of next-generation TCR Therapeutics focusing on solid tumors. The collaboration will initially focus on the development of autologous T cell therapies and GSK has an option to develop allogeneic T cell therapies using Immatics ACTallo approach.

Immatics and GSK intend to utilize proprietary TCRs identified by Immatics TCR discovery platform XCEPTOR which are planned to be directed against two proprietary targets. Those proprietary targets were discovered and validated by the respective XPRESIDENT technology. Immatics will be mainly responsible for the development and validation of the TCR-T up to designation of a clinical candidate. GSK will then assume sole responsibility for further development, manufacturing and commercialization of the TCR-T with the option for Immatics to co-develop one or more TCR-Ts upon GSK´s request.

The Group received a non-refundable upfront payment of €45 million for two initial programs upon signing of the GSK agreement and is eligible to receive up to $575 million of development, regulatory and sales milestone payments per program. In addition, Immatics is entitled to royalty payments. Royalty rates are based on aggregate net sales of a licensed product resulting from the collaboration. The agreement provides for higher royalty rates as annual net sales of a licensed product increases.

The Group classified the initial receipt of the upfront payment as deferred revenue. The Group recognized no revenue associated with the upfront payment during 2019. Total deferred revenue under the agreement was €45,000 thousand as of December 31, 2019. The Group has not recognized any royalty or milestone revenue under the collaboration agreements, due to the scientific uncertainty of achieving the milestones or the successful commercialization of a product. As of December 31, 2019, Immatics had not received any milestone or royalty payments in connection with the collaboration agreements.

The Group plans to recognize the remaining deferred revenue balance into revenue as it performs the related performance obligations under each contract.

Deferred revenue related to the collaboration agreements consists of the following:

	As of December 31,
	2019	2018
	(Euros in thousands)
Current	59,465	21,590
Non-current	101,909	43,431

Total	161,374	65,021

Contract Costs

The Group incurs costs from a third party, who assists in identifying collaboration partners. The Group recognizes a contract asset to the extent these costs are directly related to a specific contract. The Group then amortizes the contract cost consistently with the pattern of revenue recognition for the related contracts. Total contract assets recognized were €1,559 thousand and €846 thousand as of December 31, 2019 and 2018, respectively, which are classified in other current assets and other non-current assets. Immatics recognized expenses related to the amortization of capitalized contract costs of €195 thousand and €36 thousand during 2019 and 2018, respectively.

As of December 31, 2019, the Group is potentially liable to pay $2 million to a third-party upon successful completing the milestone of the first clinical lead selection in connection with Immatics’ collaboration agreements. The Group does not recognize a liability for these contingent payments due to the scientific uncertainty of achieving the related milestones.

13.	Other income

Other income includes grant income, in addition to other immaterial sources. The Group receives income through government grants for specific research and development projects. The Group recognizes grant income as it performs research and development activities specified by the grant agreements. Total grant income was €26 thousand and €2,933 thousand during 2019 and 2018, respectively. There are no unfulfilled conditions or contingencies attached to these grants.

The Group had the following deferred income and receivable balances under these agreements:

	As of December 31,
	2019	2018
	(Euros in thousands)
Receivables	998	1,054
Deferred income	164	159

The Group classifies receivables under these agreements within other current assets, while it presents deferred income within other current liabilities.

14.	Other current liabilities

The components of other current liabilities are:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Payroll tax	727	543
Accrued vacation	330	285
Deferred grant income	164	159
Accrued bonuses	52	42
Other	15	18

Total	1,288	1,047

Other current liabilities are non-interest-bearing and are due within one year. The carrying amounts of other current liabilities represent fair value due to their short-term nature.

15.	Financial result

Financial income and financial expenses consist of the following:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Interest income from short-term deposits	790	507
Foreign currency gains	—	1,708

Financial income	790	2,215
Interest expenses on current liabilities	—	(1)
Interest expenses from leases	(170)	(15)
Foreign currency losses	(94)	(145)

Financial expenses	(264)	(161)

Financial result	526	2,054

16.	Share incentive program

As of December 31, 2019, and 2018, the Group had the following share-based payment plans.

Share appreciation rights (“the 2010 Plan”)

Effective January 1, 2005, in addition to performance-related compensation, certain Immatics employees became eligible to participate in a Stock Appreciation Rights (SAR) Program as part of a long-term equity incentive scheme. The aim of this program was to give employees a long-term stake in the success of the Company. The SAR program was adopted by resolutions by the supervisory board in January 2005 and subsequently amended on February 6, 2007 and September 7, 2010.

Under the 2010 Plan, the beneficiaries received SAR awards, which do not require any cash investment into the company. SARs granted under this program carry no dividend or voting rights. The award holders have the right to execute the vested SARs only in a defined exit event. An exit event is defined as the acquisition of more than 50.00% of the outstanding shares by a third party.

SARs granted under the 2010 Plan vest based on the satisfaction of service requirements (time-based vesting). These awards generally have a five-year graded vesting period. Employees leaving the Group are able to retain any vested awards as of their termination date, unless they are terminated for cause. Per the terms of the SAR agreements, employees are not entitled to subscribe to shares in the Group. Therefore, SARs granted under the 2010 Plan may be settled in cash only.

As awards issued under the 2010 Plan are cash settled, the Group applies liability accounting and revalues the outstanding awards at each reporting date. The Group applied a Black Scholes pricing model to estimate the fair value of the SARs as of December 31, 2019 and 2018 based on a company value of $350,000 thousand and $160,000 thousand, respectively.

	December 31,
Amounts in USD	2019	2018
Exercise price	$1.12	$1.12
Underlying share price	$67.87	$27.21
Volatility	73.00%	64.28%
Time period (years)	1.25	5.00
Risk free rate	1.59%	2.77%
Dividend yield	0.00%	0.00%
Combined probability of exit events	80.00%	25.00%

Expected volatility was determined by calculating the historic volatility in share prices of peer companies within the biotechnology industry. The expected life in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability and exercise restrictions. Furthermore, the fair value of SARs issued under the 2010 Plan were discounted based on the probability of the awards becoming exercisable due to either a change in control or an IPO as management expects to settle these awards also in case of an IPO. The Black Scholes model considered for an IPO event a time period of one year and for a trade sale event a time period of five years. Awards issued under the 2010 Plan do not expire.

Set out below are summaries of SARs issued during 2019 and 2018:

	2019		2018
	Weighted average exercise price in USD	Number	Weighted average exercise price in USD	Number
SARs outstanding at January 1,	$1.12	43,675	$1.12	43,978
SARs granted		—		—
SARs forfeited	1.12	220	1.12	303
SARs outstanding at December 31,	1.12	43,455	1.12	43,675
SARs vested	$1.12	117	$1.12	169
SARs exercisable		—		—

There were no awards issued under the 2010 Plan in 2019 or 2018.

As of December 31, 2019, and 2018 Immatics had other non-current liabilities of €2,084 thousand and €220 thousand, respectively, resulting from these awards.

2016 Equity Incentive Plan (“the 2016 Plan”)

On February 8, 2017, the Company established the “2016 Equity Incentive Plan” to provide employees and consultants of the Group the ability to share in the Company’s future success.

Awards issued under the 2016 Plan are tandem awards, which consist of an option to acquire a stated the number of shares at a stated exercise price, or alternatively, the right to receive any appreciation in the value of the stated number of shares (“SAR portion”).

Generally, the tandem awards issued under the 2016 Plan have a five-year vesting period. The first annual tranche vests on the first anniversary of the grant date. Following the first anniversary, the awards continue to vest on a monthly basis. Vesting is contingent on the recipient’s continued service to the Group. Employees leaving the Group are able to retain any awards vested as of their termination date, unless they are terminated for cause. Former employees forfeit their awards if they remain unexercised more than three months after an IPO or change in control. In the event of a change in control, the unvested portion of the Tandem Award shall immediately vest.

The Tandem Award (to the extent vested) may only be exercised after the contribution of all Immatics shares to a holding company for purposes of an indirect IPO, a change in control, or the expiration of a certain lock-up period following the completion of a direct IPO. A change in control is defined as the acquisition of more than 50% of the outstanding shares by a third party.

Under the terms of the 2016 Plan, options must be settled in equity shares of the Group, while SAR portions may be settled in either equity shares or cash, at the Group’s discretion. While the Group does not have a policy or prior history of settling these awards, it intends to settle outstanding awards in equity shares. As a result, the Group is treating awards issued under the 2016 plan as equity-settled. Subsequent settlements of SARs in cash, to the extent they occur, would be recorded via an adjustment to equity. Each option or SAR issued under the plan may be settled for one common share of the Group in the event it is exercisable.

The 2016 Plan may be converted into a regular employee stock option plan if Immatics changes its legal form to a German stock corporation (Aktiengesellschaft). All awards issued under the 2016 Plan have a ten-year contractual life.

Set out below are summaries of tandem awards issued during 2019 and 2018:

	2019		2018
	Weighted average exercise price in USD	Number	Weighted average exercise price in USD	Number
Tandem Awards outstanding at January 1,	$16.65	74,401	$16.65	31,880
Tandem awards granted in June to September	18.30	26,557	16.65	43,964
Tandem awards granted in December	23.82	5,447
Tandem awards forfeited	16.81	2,936	16.65	1,443
Tandem awards outstanding at December 31,	17.45	103,469	16.65	74,401
Tandem awards vested	$16.76	16,238	$16.65	14,350
Tandem awards exercisable		—		—
Weighted average remaining contract life (years)	8.56		9.12
Weighted average fair value of options granted in USD till September	10.27		4.51
Weighted average fair value of options granted in USD for December	53.41		—

The Group used a Black Scholes pricing model to estimate the fair value of equity settled tandem awards issued during 2019 until September 2019 based on a company valuation of $160,000 thousand.

The fair value of tandem awards issued in December 2019 is based on a company valuation of $350,000 thousand.

Amounts in USD	December 2019	June 2019 - September 2019	December 2018
Exercise price in USD	$23.82	$18.30	$16.65
Underlying share price in USD	$67.87	$16.94	$27.21
Volatility	73.00%	78.00%	64.28%
Time period (years)	1.25	2.10	5.00
Risk free rate	1.59%	2.04%	2.77%
Dividend yield	0.00%	0.00%	0.00%
Combined probability of exit events	80.00%	60.00%	25.00%

Expected volatility was determined by calculating the historic volatility in share prices of peer companies within the biotechnology industry. The expected life in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability and exercise restrictions. Furthermore, the fair value of awards issued under the 2016 Plan were discounted based on the probability of the awards becoming exercisable due to either a change in control or an IPO.

In 2019, the Group recognized total share-based compensation as set out below:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Research and development expenses	1,556	238
General and administrative expenses	460	100

Total share-based compensation	2,016	338

17.	Shareholders’ deficit

The total number of ordinary shares issued and outstanding is 1,163,625 as of December 31, 2019 (December 31, 2018: 1,163,625 shares) with a par value of €1.00. All ordinary shares are fully paid and outstanding. Each ordinary share is entitled to one vote. In 2019, there was no capital increase and, hence, no change in share capital or share premium. In 2018, €23,648 thousand were paid into share premium by the shareholders based on the Series E financing round, which closed in 2017. The related Series E share capital was previously paid in full in 2017.

Other reserves is related to accumulated foreign currency translation amounts associated with the Group’s US operations.

Liquidation preferences for ordinary shares

In case of an exit event, such as a sale or dissolution of the Group, the sales proceeds, after deducting for selling costs, and remaining assets of the Group, shall be used for satisfying the liquidation preferences from the shareholders.

a.	E-Round

The Shareholders shall receive with the same rank an amount equal to 1.5x of their invested capital in the Series E Financing which was in 2017. The Investors which participated in the Series E Financing, have two options for full-/partial liquidation preferences. The first option is 1.0x of the Series E purchase price plus 5.00% p.a. IRR (Internal Rate of Return) and an additional participation in the pro rata payout. The second option is 1.5x of the Series E purchase price without a participation in the pro rata payout. In the Series E-Financing round 548,539 shares were issued, which were all outstanding as of December 31, 2019 and 2018.

b.	D-Round

As far as there are remaining proceeds after deduction of the claims pursuant to the Series E-Financing round, the shareholders shall receive with the same rank their invested capital in the Series D Financing (2013/2014) plus an annual interest of 5.00% for the time beginning with the receipt of the respective payment by Immatics until the date of the distribution of the remaining assets. If the remaining assets are not sufficient for the complete payment of the claims of the shareholder, then they shall be entitled with the same rank to a corresponding proportional amount pro rata to all claims of the investors inter se. In D-Round 123,018 shares were issued, which were all outstanding as of December 31, 2019 and 2018.

c.	C-Round

C-Round Investors, which contributed in 2010, shall be satisfied with the remaining proceeds after satisfying the shareholders from the D-Round. The conditions are the identical to D-Round. In C-Round 196,568 shares were issued, which were all outstanding as of December 31, 2019 and 2018.

d.	B-Round

As far as there are still remaining proceeds after deduction of the claims mentioned above, these shall be distributed as follows: all shareholders excluding Amgen Investments Ltd., GBG 1 Corporation, Paul Gerard Kimball, Jens Peter Stein, Kornelius Klobucar, KOR Holding S.à r.l., Peter Murray, Palmetto Partners 2017, LP, Kuwaiti Life Sciences Company (KSCC), OrbiMed Private Investments VI, LP, Leerink Holdings LLC, Leerink Swann Co-Investment Fund, LLC, MIG GmbH & Co. Fonds 11 KG, AT Impf GmbH, MIG GmbH & Co. Fonds 13 geschlossene Investment-KG, Wellington Partners Advisory AG, Wellington Partners Ventures IV Life Science Fund L.P., Paul Higham, Dr. Carsten Reinhardt, Mona Lisa Capital AG, PB Invest (Schweiz) AG,

Grazia Beteiligungen GmbH & Co. KG and SB Vermögensverwaltung KG shall each receive with the same rank their invested capital invested outside the Series C Financing Round (2010) and the Series D Financing Round (2013/2014) and the Series E Financing Round plus an annual interest of 5.00% p.a. IRR (Internal Rate of Return). The number of total shares after B-Round amounts to 295,500, which represents an increase in shares of 175,150. All B-Round shares remained outstanding as of December 31, 2019 and 2018.

e.	Pro-Rata Participation

If there are remaining proceeds after the deduction related to E-Round, D-Round, C-Round and B-Round, the amount shall be allocated to the shareholders proportion in the share capital irrespective of the amount of their invested capital, whereby the E-Shares shall be disregarded in this distribution.

Capital management

Capital includes equity attributable to the equity holders of the parent. The aim of capital management is to ensure that the Group has sufficient financial flexibility to achieve its growth targets and to meet legal requirements. The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may issue new shares.

The Group is not subject to any external minimum capital requirements. No changes were made in the objectives, policies or processes for managing capital for the years ended December 31, 2019 and 2018.

18.	Non-controlling interests

Non-controlling interests represent The University of Texas M.D. Anderson Cancer Center, Houston/Texas/USA’s, (“MD Anderson”) minority interest in Immatics US, Inc. which have been acquired pursuant to the restricted stock acquisition agreement described below.

Loss allocated to the non-controlling interest amounted to €916 thousand in 2019 and €911 thousand in 2018. During 2019 and 2018, income and expenses related to Immatics US, Inc. consisted of the following:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Revenue	—	—
Research and development expenses	(20,044)	(16,912)
General and administrative expenses	(3,199)	(3,285)
Other income	307	3,198

Operating result	(22,936)	(16,999)
Financial (expense)/income	(257)	3

Loss before taxes	(23,193)	(16,996)
Taxes on income	—	—

Net loss	(23,193)	(16,996)

Attributable to:
Non-controlling interest	(916)	(911)
Dividends paid to non-controlling interest holders	—	—
	3.96%	3.96%

Non-controlling interests on equity amounted to €1,020 thousand and €1,236 thousand as of December 31, 2019 and 2018, respectively. During 2019 and 2018, the statement of financial position for Immatics US, Inc. consisted of the following:

	As of December 31,
	2019	2018
	(Euros in thousands)
Current assets	2,956	2,502
Non-current assets	10,610	10,215

Total assets	13,566	12,717
Current liabilities	29,647	6,915
Non-current liabilities	402
Shareholders’ (deficit) equity	(16,483)	5,802
Attributable to:
Equityholders of the parent	(17,503)	4,566
Non-controlling interest	1,020	1,236

Total liabilities and shareholders’ (deficit) equity	13,566	12,717

Net operating cash outflow of Immatics US, Inc. amounted to €(18,990) thousand in 2019 (2018: €(6,882) thousand).

MD Anderson initial and subsequent milestones (“RSAA”)

Restricted Stock Acquisition Agreement with The University of Texas M.D. Anderson Cancer Center

Immatics US Inc. and MD Anderson entered into a Restricted Stock Acquisition Agreement (“RSAA”) on August 14, 2015. Under this agreement, MD Anderson performs research services on behalf of Immatics US Inc. for an initial term of three years. In return, MD Anderson is entitled to receive restricted shares in Immatics US Inc, based on the achievement of specified milestones included in the RSAA. Performance of the milestones specified in the RSAA is monitored by a joint steering committee (“JSC”) consisting of representatives from both Immatics US Inc. and MD Anderson.

Per the terms of the agreement, MD Anderson is entitled to receive, restricted shares in Immatics US Inc., as follows:

Initial shares: Upon signing of the agreement, MD Anderson became entitled to an upfront share payment of $2,900 thousand in exchange for services over the first three years of the agreement. As a result, MD Anderson received 282,620 shares in Immatics US Inc. with a par value of $0.0001. The total expense recognized for the upfront payment in 2019 and 2018 was $0 (€0) and $604 thousand (€512 thousand), respectively.

A-1 milestones: Under the terms of the agreement, MD Anderson was entitled to a certain amount of restricted stock awards based on the completion of certain performance-based milestones (A-1 milestones) specified in the RSAA. The A-1 milestones had an initial aggregate fair value of $2,000 thousand as of the RSAA signing date, representing 201,610 shares with a par value of $0.0001.

Upon signing of the agreement in August 2015, Immatics US Inc. issued one stock certificate for all shares covered by both the upfront payment and the A-1 milestones. Shares contingent on achievement of the A-1 milestones had a claw-back right, whereby the Group was entitled to receive the shares allocated to any non-achieved milestones as of the initial determination date. As of the initial determination date, the JSC determined that milestones in the amount of $66 thousand, representing 6,388 shares, had been satisfactorily completed. As a result, the Group exercised its claw-back right over all shares allocated to the uncompleted milestones, representing 195,222 shares. Following the claw-back, MD Anderson holds a 3.96% voting interest in Immatics US Inc.

A-2 work orders: Under the agreement, MD Anderson is entitled to additional restricted shares in Immatics US Inc, based on performance of certain work orders between August 14, 2018 and August 14, 2020. MD Anderson is entitled to receive a variable number of shares with a fair value of up to €3,700 thousand on August 14, 2020 (“subsequent determination date”), contingent on its performance of the A-2 work orders.

JSC resolutions have been adopted for each of the A-2 work orders, which report value ascribed to each work order, to be paid to MD Anderson in a variable number of shares in August 2020. The Group recognizes expense for the A-2 work orders as they are performed. The Group monitors completion of these work orders as of each reporting period.

As of December 31, 2019 and 2018, the Group assessed MD Anderson’s performance in relation to the A-2 work orders, resulting in expense of €700 thousand and €848 thousand, respectively.

In total, the Group recognized expenses in relation to MD Anderson’s performance under the RSAA of €700 thousand (2018: €1,360 thousand) related to the up-front payment, A-1 milestones, and A-2 work orders. Thereof, a corresponding increase in equity was recognized with an amount of €700 thousand and €1,360 thousand during 2019 and 2018, respectively, for the vested equity-shares under the A-2 milestone.

19.	Personnel expenses

The Group recognized the following personnel expenses:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Wages and salaries
Research and development expenses	11,635	10,485
General and administrative expenses	3,596	2,233

Total wages and salaries	15,231	12,718
Other employee benefits
Research and development expenses	2,035	1,920
General and administrative expenses	728	607

Total other employee benefits	2,763	2,527
Share-based compensation expense
Research and development expenses	1,556	238
General and administrative expenses	460	100

Total share-based compensation expense	2,016	338

Total	20,010	15,583

Other employee benefit expenses include employee retirement fund contributions, health insurance, and statutory social expenses. Immatics US Inc. sponsors a defined contribution retirement plan for employees in the United States. During 2019, total Group contributions to the defined contribution plan amounted to €128 thousand (2018: €116 thousand).

For the year ended December 31, 2019, other employee benefits also include employee health insurance costs amounting to €307 thousand for Immatics US Inc., statutory social expenses amounting to €1,273 thousand for our German operations and other miscellaneous expenses amounting to €74 thousand (2018: €365 thousand, €1,020 thousand and €235 thousand, respectively).

20.	Taxes on income

The Group generates losses in both Germany and the United States.

In 2019, the Group’s German operations were subject to a statutory tax rate of 29.10% (2018: 29.10%).

In the United States, the Group incurred a corporate income tax rate of 21.00% in 2019 (2018: 21.00%).

A reconciliation between taxes on income reflected on the consolidated statement of loss and the expected income tax benefit, based on the Group’s German statutory tax rate, for the years ended December 31, 2019 and 2018 is as follows:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Loss before tax	(32,487)	(32,355)
Expected tax benefit	9,454	9,415
Effects
Difference in tax rates	(1,875)	(1,373)
Non-deductible tax-expenses	(61)	(70)
Government grants exempted from taxes	8	853
Non-recognition of deferred taxes on tax losses and temporary differences	(7,526)	(8,825)

Taxes on income	—	—

Deferred tax assets consist of the following:

(Euros in thousands)	Intangible assets	Right-of-use asset	Deferred revenue	Other liabilities	Lease liabilities	Deferred expenses	Valuation adjustment	Total
As of January 1, 2018, adjusted	2,183	—	475	—	—	—	(2,658)	—
Recognized to profit & loss	(27)	—	(32)	64	—	—	(5)	—

As of December 31, 2018	2,156	—	443	64	—	—	(2,663)	—

As of January 1, 2019	2,156	—	443	64	—	—	(2,663)	—
Recognized to profit & loss	(92)	854	(85)	543	886	14	(2,120)	—

As of December 31, 2019	2,064	854	358	607	886	14	(4,783)	—

As of December 31, 2019, the Group has accumulated tax losses of €223,528 thousand (December 31, 2018: €204,100 thousand) that may be offset against future taxable profits of the Group. As of December 31, 2019 €25,839 thousand of total tax losses is subject to a twenty-year carryforward period (December 31, 2018: €25,839 thousand). All other tax losses have an indefinite carryforward period.

The Group has limited taxable temporary differences and no tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognize deferred tax assets on the tax losses carried forward as well as on temporary differences.

Limitation on tax loss carryforwards in the US Inc. is 80.00% starting with losses generated after January 1, 2018. These have an indefinite carryforward period, but no carryback option. Any losses generated prior to January 1, 2018 still can be utilized at 100.00% and are subject to a twenty-year carry forward expiration period.

Deferred tax assets have not been recognized in respect of these losses due to the uncertainty of the Group’s ability to generate taxable profits in the foreseeable future. The current assessment regarding the usability of deferred tax assets may change depending on the income situation of future years and may result in higher or lower valuation allowances.

21.	Financial Risk Management Objectives and Policies

The Group’s principal financial instruments comprise cash, cash equivalents and fixed-term deposits. The main purpose of these financial instruments is to invest the proceeds of capital contributions and upfront payments from collaboration agreements. The Group has various other financial instruments such as other receivables and trade accounts payable, which arise directly from its operations.

In accordance with the internal guidelines, the Group does not trade in derivatives. The main risks arising from the Group’s financial instruments are interest rate risk, liquidity risk and currency exchange risk. The Board of Management reviews and agrees policies for managing these risks as summarized below. The Group also monitors the market price risk arising from all financial instruments.

Interest rate risk

The exposure of the Group to changes in interest rates relates to investments in deposits and to changes in the interest for overnight deposits. Changes in the general level of interest rates may lead to an increase or decrease in the fair value of these investments.

Regarding the liabilities shown in the statement of financial position, the Group is currently not subject to interest rate risks.

Credit risk

Financial instruments that potentially subject the Group to concentrations of credit and liquidity risk consist primarily of cash and cash equivalents including short-term deposits and accounts receivable. The Group’s cash and cash equivalents are denominated in Euros and US Dollars and maintained with two high-quality financial institutions in Germany and one in the United States.

The Group continually monitors its positions with, and the credit quality of, the financial institutions and corporation, which are counterparts to its financial instruments and does not anticipate non-performance. The maximum default risk corresponds to the carrying amount of the financial assets shown in the statement of financial position. The Group monitors the risk of a liquidity shortage. The main factors considered here are the maturities of financial assets as well as expected cash flows from equity measures.

Currency risk

Currency risk shows the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. In particular, it poses a threat if the value of the currency in which liabilities are priced appreciates relative to the currency of the assets. The business transactions of the Group are generally conducted in Euros and US Dollars. In the finance committee meetings, the Group analyses the currency risks. The Group aims to match U.S. dollar cash inflows with U.S. Dollar cash outflows where possible.

Liquidity risk

The Group continuously monitors its risk to a shortage of funds. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of capital increases. The Group concluded that its liquidity risk is moderate. The current investors have undertaken to provide continuing financial support so that the Group can pay its debts as and when they fall due. All financial liabilities are due within six months.

22.	Financial Instruments

Set out below are the carrying amounts and fair values of the Group’s financial instruments that are carried in the consolidated financial statements.

(Euros in thousands)		Carrying amount		Fair value
	IFRS 9	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Financial assets
Money market fund	At fair value through profit or loss (FVTPL)	103,353	39,367	103,353	39,367
Short-term deposits	At fair value through profit or loss (FVTPL)	16,023	13,101	16,023	13,101
Accounts receivable	other financial assets at amortized cost	957	393	957	393
Other current/non-current assets	other financial assets at amortized cost	1,710	1,102	1,710	1,102

Total financial assets		122,042	53,962	122,042	53,962

Financial liabilities
Accounts payable	other financial liabilities at amortized cost	7,082	4,201	7,082	4,201
Other current liabilities	other financial liabilities at amortized cost	1,288	1,047	1,288	1,047

Total financial liabilities		8,370	5,248	8,370	5,248

The carrying value of financial instruments such as cash and cash equivalents, deposits, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments. The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values: All financial assets are categorized in Level 1 and therefore are valued using quoted (unadjusted) market prices. Except for the Stock Appreciation Rights, which are categorized at Level 2, all other financial liabilities are also categorized at Level 1.

23.	Commitments and contingencies

The following table summarizes contractual obligations as of December 31, 2019:

	Payments due by period
(Euros in thousands)	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
Lease liabilities	1,482	1,823	47	—	3,352
Other lease obligations	172	324	300	300	1,096
In-license agreements	455	200	—	—	655
Contract research organization agreements	1,131	1,466			2,597

Total contractual obligations	3,240	3,813	347	300	7,700

The following table summarizes contractual obligations as of December 31, 2018:

	Payments due by period
(Euros in thousands)	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
Lease obligations	1,807	2,256	720	—	4,783
In-license agreements	184	117	—	—	301
Contract research organization agreements	690	1,368	141	—	2,199

Total contractual obligations	2,681	3,741	861	—	7,283

24.	Related party disclosures

The Group did not enter into transactions with related entities in 2019 or 2018.

Key management personnel have been defined as the members of the Management Board and of the Supervisory Board.

Compensation of key management personnel:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Compensation:
Fixed	1,202	1,088
Variable	521	433
Share-based compensation expense	697	119

Total key management compensation	2,420	1,640

As of December 31, 2019, the company held a receivable of €65 thousand related to key management personnel (December 31, 2018: €0).

Harald F. Stock and Peter Chambré were members of the Supervisory Board of Immatics in 2019 and in 2018. They received a fixed fee as Supervisory Board members and reimbursement for travel expenses.

Total compensation for the Supervisory Board amounted to €416 thousand in 2019:

(Euros in thousands)	Peter Chambré	Harald F. Stock	Total
Supervisory board fee	300	9	309
Travel expenses	87	20	107

Total board expenses	387	29	416

Total compensation for the Supervisory Board amounted to €478 thousand in 2018:

(Euros in thousands)	Peter Chambré	Harald F. Stock	Total
Supervisory board fee	400	10	410
Travel expenses	52	16	68

Total board expenses	452	26	478

25.	Net loss per share

Basic net loss per share is computed by dividing net loss attributable to the equityholders of parent by the weighted average number of common shares outstanding during the period, excluding common stock equivalents. The diluted net loss per share reflects the basic net loss per share, since the effects of potentially dilutive securities are antidilutive given the net loss for each period presented.

Options granted to employees under the 2016 Plan are considered to be potential ordinary shares. They would have been included in the determination of diluted earnings per share if the awards would have been exercisable due to either a change in control or an IPO. The 103,469 options outstanding under the 2016 plan are not included in the calculation of diluted earnings per share because they are antidilutive. These options could potentially dilute basic earnings per share in the future. Details relating to the options are set out in note 16.

26.	Events after the reporting period

The Company evaluated subsequent events for recognition or disclosure through April 15, 2020.

On March 17, 2020, Immatics entered into a definitive merger agreement with Arya Sciences Acquisition Corp. (“ARYA”), a special purpose acquisition company sponsored by Perceptive Advisors. Under the terms of the agreement, the transaction will be structured through Immatics B.V., a Dutch private limited liability company. The merger will be effectuated in three principal steps:

•	The shareholders of Immatics will exchange their interests in Immatics for ordinary shares in the share capital of Immatics B.V., which will be accounted for as a recapitalization.

•

ARYA will merge into a subsidiary of Immatics B.V., with Arya shareholders receiving one ordinary share in Immatics B.V. for each issued and outstanding ordinary share of ARYA. The merger of ARYA constitutes an acquisition by Immatics B.V., which will be accounted for within the scope of IFRS 2 (“Share-based Payment”).

•

In connection with the agreement, Immatics B.V. expects to raise an additional $104 million in equity proceeds through a private placement of ordinary shares with existing shareholders of Immatics and ARYA.

As part of the agreement, awards issued under Immatics’ existing employee equity incentive plans will be converted into an equity incentive plan sponsored by Immatics B.V. This conversion includes an expected cash payout of up to €12 million for SAR and tandem awards currently outstanding and scheduled to vest prior to December 31, 2020, to occur immediately after the merger.

Total expected proceeds from the transaction, including marketable securities held in a trust account by ARYA and the private placement, are $252 million. The transaction is expected to close in the second quarter of 2020. Following the transaction, Immatics shareholders will own a controlling interest in Immatics B.V.

Upon consummation of the transaction, Immatics B.V. will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Immatics and ARYA.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, China. While initially concentrated in China, the outbreak has spread to over 150 countries and every state in the United States. On January 30, 2020, the World Health Organization declared the outbreak a pandemic and a global emergency. In response, many countries and businesses have instituted travel restrictions, quarantines, and office closures. While the pandemic has not yet caused any significant disruptions to the Group’s operations, management continues to monitor the potential impact. Specifically, the extent of the pandemic and governmental responses may impact our ability to obtain raw materials and equipment used for research and development, obtain sufficient additional funds to finance our operations, and conduct clinical trials, any of which could materially and adversely affect our business.

Unaudited Condensed Consolidated Statement of Financial Position

		As of
	Notes	March 31, 2020	December 31, 2019
		(Euros in thousands)
Assets
Current assets
Cash and cash equivalents		72,202	103,353
Accounts receivable		332	957
Other current assets	5	37,203	19,690

Total current assets		109,737	124,000
Non-current assets
Property, plant and equipment	8	5,961	4,720
Intangible assets		1,006	1,008
Right-of-use assets	8	3,914	3,287
Other non-current assets		1,151	1,262

Total non-current assets		12,032	10,277

Total assets		121,769	134,277

Liabilities and shareholders’ deficit
Current liabilities
Provisions	9	715	50
Accounts payable		8,668	7,082
Deferred revenue	6	65,280	59,465
Lease liabilities		1,450	1,411
Other current liabilities		1,150	1,288

Total current liabilities		77,263	69,296
Non-current liabilities
Deferred revenue	6	89,369	101,909
Lease liabilities		2,396	1,823
Other non-current liabilities	10	2,772	2,084

Total non-current liabilities		94,537	105,816
Shareholders’ deficit
Share capital		1,164	1,164
Share premium		190,984	190,945
Accumulated deficit		(241,500)	(233,194)
Other reserves		(1,462)	(770)

Total deficit attributable to shareholders of the parent		(50,814)	(41,855)
Non-controlling interest		783	1,020

Total shareholders’ deficit		(50,031)	(40,835)

Total liabilities and shareholders’ deficit		121,769	134,277

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Loss

		Three months ended March 31,
	Notes	2020	2019
		(Euros in thousands, except share and per share data)
Revenue from collaboration agreements	6	7,040	3,626
Research and development expenses		(12,246)	(7,990)
General and administrative expenses		(6,188)	(2,275)
Other income		113	3

Operating result		(11,281)	(6,636)
Financial income		2,730	825
Financial expenses		(29)	(70)

Financial result		2,701	755

Loss before taxes		(8,580)	(5,881)
Taxes on income		—	—
Net loss		(8,580)	(5,881)

Attributable to:
Equityholders of the parent		(8,306)	(5,684)
Non-controlling interest		(274)	(197)

Net loss		(8,580)	(5,881)

Net loss per share - basic and diluted		(7.14)	(4.89)
Weighted average shares outstanding - basic and diluted		1,163,625	1,163,625

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Comprehensive Loss

		Three months ended March 31,
	Notes	2020	2019
		(Euros in thousands)
Net Loss		(8,580)	(5,881)
Other comprehensive loss
Items that may be reclassified subsequently to profit or loss, net of tax
Currency translation differences from foreign operations		(692)	(157)

Total comprehensive loss for the period		(9,272)	(6,038)

Attributable to:
Equityholders of the parent		(8,998)	(5,841)
Non-controlling interest		(274)	(197)

Total comprehensive loss for the period		(9,272)	(6,038)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three months ended March 31,
	2020	2019
	(Euros in thousands)
Cash flows from operating activities
Loss before taxation	(8,580)	(5,881)
Adjustments for:
Interest income	(319)	(144)
Depreciation and amortization	1,048	948
Interest expense	28	51
Equity settled share-based payment	39	38
MD Anderson compensation expense	37	89
Increase in other non-current liabilities resulting from share appreciation rights	689	168
Changes in working capital
Decrease (increase) in accounts receivable	625	(8)
(Increase) decrease in other assets	(17,209)	8,919
Decrease in accounts payable and other current liabilities	(4,775)	(4,428)
Interest received	159	51
Interest paid	(28)	(51)

Net cash used in operating activities	(28,286)	(248)

Cash flows from investing activities
Payments for property, plant and equipment	(2,382)	(294)
Payments for intangible assets	(5)	(39)

Net cash used in investing activities	(2,387)	(333)

Cash flows from financing activities
Payments for leases	(611)	(446)

Net cash used in by financing activities	(611)	(446)

Net decrease in cash and cash equivalents	(31,284)	(1,027)

Cash and cash equivalents at beginning of period	103,353	39,367
Effects of exchange rate changes on cash and cash equivalents	133	(9)

Cash and cash equivalents at end of period	72,202	38,331

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Deficit

(Euros in thousands)	Share capital	Share premium	Accumulated deficit	Other reserves	Total deficit attributable to shareholders of the parent	Non- controlling interest	Total share- holders’ deficit
Balance as of January 1, 2019	1,164	190,793	(201,623)	(741)	(10,407)	1,236	(9,171)
Other comprehensive income	—	—	—	(157)	(157)	—	(157)
Net loss	—	—	(5,684)	—	(5,684)	(197)	(5,881)

Comprehensive loss for the year	—	—	(5,684)	(157)	(5,841)	(197)	(6,038)
Equity-settled tandem awards	—	38	—	—	38	—	38
MD Anderson compensation expense	—	—	—	—	—	89	89

Balance as of March 31, 2019	1,164	190,831	(207,307)	(898)	(16,210)	1,128	(15,082)

Balance as of January 1, 2020	1,164	190,945	(233,194)	(770)	(41,855)	1,020	(40,835)
Other comprehensive loss	—	—	—	(692)	(692)	—	(692)
Net loss	—	—	(8,306)	—	(8,306)	(274)	(8,580)

Comprehensive loss for the year	—	—	(8,306)	(692)	(8,998)	(274)	(9,272)
Equity-settled tandem awards	—	39	—	—	39	—	39
MD Anderson compensation expense	—	—	—	—	—	37	37

Balance as of March 31, 2020	1,164	190,984	(241,500)	(1,462)	(50,814)	783	(50,031)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	Group information

Immatics Biotechnologies GmbH, together with its U.S. subsidiary, Immatics US Inc., (“Immatics” or “the Group”) is a biotechnology group that is primarily engaged in the research and development of T-cell redirecting immunotherapies for the treatment of cancer. Immatics Biotechnologies GmbH is located at Paul-Ehrlich Str. 15 in 72076 Tübingen, Germany and was founded in September 2000 as a German limited liability company. It is registered with the commercial register at Stuttgart local court under HRB no. 382151.

These interim condensed consolidated financial statements of the Group for the three months ended March 31, 2020 were authorized for issue by the Management Board on May 22, 2020.

2.	Significant events and changes in the current reporting period

The Group was affected by following events or transactions during the three months ended March 31, 2020.

ARYA Merger

On March 17, 2020, Immatics entered into a definitive merger agreement with Arya Sciences Acquisition Corp. (“ARYA”), a special purpose acquisition company sponsored by Perceptive Advisors. Under the terms of the agreement, the transaction will be structured through Immatics B.V., a Dutch private limited liability company. The merger (“ARYA Merger”) will be effectuated in three principal steps:

•	The shareholders of Immatics will exchange their interests in Immatics for ordinary shares in the share capital of Immatics B.V., which will be accounted for as a recapitalization.

•

ARYA will merge into a subsidiary of Immatics B.V., with Arya shareholders receiving one ordinary share in Immatics B.V. for each issued and outstanding ordinary share of ARYA. The merger of ARYA constitutes an acquisition by Immatics B.V., which will be accounted for within the scope of IFRS 2 (“Share-based Payment”).

•

In connection with the agreement, Immatics B.V. expects to raise an additional $104 million in equity proceeds through a private placement of ordinary shares with existing shareholders of Immatics and ARYA.

As part of the agreement, awards issued under Immatics’ existing employee equity incentive plans will be converted into an equity incentive plan sponsored by Immatics B.V. This conversion includes a maximum cash payout of up to €12 million for SAR and tandem awards currently outstanding and scheduled to vest prior to December 31, 2020, to occur immediately after the merger.

Total expected proceeds from the transaction, including marketable securities held in a trust account by ARYA and the private placement, are up to $252 million (€230 million). The transaction is expected to close in the second quarter of 2020. Following the transaction, Immatics shareholders will own a controlling interest in Immatics B.V.

Upon consummation of the transaction, Immatics B.V. will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Immatics and ARYA.

The closing of the Merger is subject to certain closing conditions. As of May 22, 2020, the date these interim consolidated financial statements were issued, the Merger has not closed.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, China. While initially concentrated in China, the outbreak has spread to several other countries. On January 30, 2020, the World Health

Organization declared the outbreak a pandemic and a global emergency. In response, many countries and businesses have instituted travel restrictions, quarantines, and office closures. The extent of the pandemic and governmental responses may impact our ability to obtain raw materials and equipment used for research and development, obtain sufficient additional funds to finance our operations, and conduct clinical trials, any of which could materially and adversely affect our business.

As the pandemic is still evolving, management continues to monitor the situation and has put significant measures in place to protect the Group’s employees, supply chain and the execution of clinical trials. To date, the pandemic has resulted in a slowdown in activities related to the Group’s laboratory operations and at some of its suppliers. The ongoing spread of COVID-19 may also negatively impact the Group’s clinical trials, including potential delays and restrictions on the Group’s ability to recruit and retain patients, principal investigators and healthcare employees. COVID-19 could also affect the operations of contract research organizations (“CROs”), which may also result in delays or disruptions in the supply of product candidates.

Due to COVID-19, the Group has also experienced delays in research activities performed under its collaboration agreements. Consequently, the Group recognized less revenue under these agreements during the first quarter of 2020 than previously planned. Management believes the declines in revenue associated with the delay in research activities is largely temporary, as the revenue is primarily associated with non-refundable upfront payments recognized on a cost-to-cost basis. COVID-19 may continue to impact the timing and amount of revenue recognized under these agreements in the future.

3.	Significant accounting policies

Basis of presentation

The interim condensed consolidated financial statements of the Group as of March 31, 2020 and 2019 and for the three months ended March 31, 2020 and 2019 have been prepared in accordance with International Accounting Standard 34 Interim financial reporting, as issued by the International Accounting Standards Board (“IASB”). The interim condensed consolidated financial statements should be read in conjunction with the annual financial statements for the year ended December 31 2019, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB, taking into account the recommendations of the International Financial Reporting Standards Interpretations Committee (“IFRIC”).

The interim condensed consolidated financial statements are presented in Euro. Amounts are stated in thousands of Euros, unless otherwise indicated.

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2019. The new and amended standards and interpretations applied for the first time as of January 1, 2020, as disclosed in the notes to the consolidated financial statements for the year ended December 31, 2019, had no impact on the interim condensed consolidated financial statements of the Group for the three months ended as of March 31, 2020.

The Group has a non-controlling interest, representing approximately 3.96% of the Group’s Immatics US, Inc. subsidiary as of March 31, 2020 (2019: 3.96%).

Capitalized equity financing costs

Immatics capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as other assets until such financings are consummated. After consummation of the equity financing, these costs are recorded in shareholders’ deficit as a reduction of share premium generated as a result of the financing. Should the equity financing no longer be considered probable of being consummated, the deferred costs would be expensed immediately as a charge to operating expenses.

4.	Segment information

The Group manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Group’s focus is on the research and development of T-cell redirecting immunotherapies for the treatment of cancer. The Chief Executive Officer is the chief operating decision maker who regularly reviews the consolidated operating results and makes decisions about the allocation of the Group’s resources.

5.	Other current assets

	As of
	March 31, 2020	December 31, 2019
	(Euros in thousands)
Grant receivable	1,018	998
Prepaid expenses	1,355	1,236
Short-term deposits	32,859	16,023
Value added tax receivable	821	768
Capitalized transaction costs	511	48
Other assets	639	617

Other current assets	37,203	19,690

The Group recognizes receivables for government grants when it is reasonably assured that the grant will be received, and all contractual conditions have been complied with. As of March 31, 2020, and December 31, 2019, no receivables were considered impaired.

Prepaid expenses include €676 thousand fees paid for the successful arrangement of the BMS and Genmab collaboration agreements as of March 31, 2020 (December 31, 2019: €622 thousand).

As of March 31, 2020, the Group capitalized €511 thousand in costs associated with the ARYA Merger, which the Group plans to deduct from the total proceeds of merger as a reduction in Shareholder Premium. These costs are directly attributed to the ARYA Merger and primarily related to legal and accounting fees.

Short-term deposits have original maturity dates between three and nine months.

6.	Revenue from collaboration agreements

The Group earns revenue through strategic collaboration agreements with third party pharmaceutical and biotechnology companies. As of March 31, 2020, the Group had four collaboration agreements in place. All collaboration agreements are still in the pre-clinical stage. During the three months ended March 31, 2020, the Group did not enter into any new collaboration agreements.

The Group earned revenue from collaboration agreements from the following collaborators during the three months ended March 31, 2020 and 2019:

	Three months ended March 31,
	2020	2019
	(Euros in thousands)
Amgen	2,150	1,171
Genmab	2,015	2,455
BMS	2,422	—
GSK	453	—

Total	7,040	3,626

As of March 31, 2020, the Group has not recognized any royalty or milestone revenue under the collaboration agreements, due to the scientific uncertainty of achieving the milestones or the successful commercialization of a product. As of March 31, 2020, Immatics had not received any milestone or royalty payments in connection with the collaboration agreements.

Deferred revenue related to the collaboration agreements consists of the following as of March 31, 2020 and December 31, 2019:

	As of
	March 31, 2020	December 31, 2019
	(Euros in thousands)
Current	65,280	59,465
Non-current	89,369	101,909

Total	154,649	161,374

7.	Income Tax

During the three months ended March 31, 2020 the Group generated losses in both Germany and the United States. During the three months ended March 31, 2020, the Group’s German operations were subject to a statutory tax rate of 29.1% (2019: 29.1%). In the United States, the Group incurred a corporate income tax rate of 21% during the three months ended March 31, 2020 (2019: 21%).

As of March 31, 2020 and 2019, no deferred tax assets have been recognized in respect of these losses due to the uncertainty of the Group’s ability to generate taxable profits in the foreseeable future. The current assessment regarding the usability of deferred tax assets may change depending on the income situation of future years and may result in higher or lower valuation allowances.

Additionally, due to the planned transaction described in Note 2, limitations on tax loss carryforwards for net operating losses incurred by the Group’s subsidiary Immatics US Inc. might occur after the closing of the transaction in accordance with Section 382 of the United States Tax Code.

8.	Property, plant and equipment and Right-of-use assets

During the three months ended March 31, 2020, the Group acquired property, plant and equipment in the amount of €1,682 thousand (March 31, 2019: €219 thousand). The acquisitions during the three months ended March 31, 2020 were mainly related to laboratory equipment in the amount of €922 thousand and office equipment in the amount of €594 thousand (March 31, 2019: €108 thousand and €15 thousand, respectively).

During the three months ended March 31, 2020, new leases and extensions to existing lease agreements resulted in an increase in right-of-use assets in the amount of €1,197 thousand, mainly due to the commencement of a lease agreement of a new office building in Tübingen. The Group used its incremental borrowing rate (“IBR”) to calculate the initial lease liability.

9.	Provisions

Provisions consisted of the following as of March 31, 2020 and December 31, 2019:

	As of
	March 31, 2020	December 31, 2019
	(Euros in thousands)
Provision for bonuses	665	—
Other provisions	50	50

Total	715	50

These amounts include provisions for the Group’s annual employee bonuses, which are due to be paid each December. These amounts are classified as a provision as of March 31, 2020, because the amount to be paid is uncertain. As of December 31, 2019, the Group had a liability for annual employee bonuses of €52 thousand (classified as other current liabilities) related to amounts paid in January 2020.

10.	Share-based payments

The Group issues share-based awards to its employees under two different plans. Under the 2010 Plan, the Group issues stock appreciation rights (“SARs”), which are treated as cash-settled. The Group applies liability accounting to SAR awards under the 2010 Plan and revalues the outstanding awards at each reporting date. The Group applied a Black Scholes pricing model to estimate the fair value of the 2010 Plan awards as of March 31, 2020 and December 31, 2019 based on a company valuation of $350,000 thousand.

	As of
	March 31, 2020	December 31, 2019
Exercise price in USD	$1.12	$1.12
Underlying share price in USD	$75.02	$67.87
Volatility	93.00%	73.00%
Time period (years)	0.75	1.25
Risk free rate	0.16%	1.59%
Dividend yield	0.00%	0.00%
Combined probability of exit events	95.00%	80.00%

There were no awards issued under the 2010 Plan in 2020 or 2019.

As of March 31, 2020, and December 31, 2019 Immatics had other non-current liabilities of €2,772 thousand and €2,084 thousand, respectively, resulting from these awards.

During the three months ended March 31, 2020, the Group granted 6,000 tandem awards in accordance with the 2016 Plan. These tandem awards have not yet commenced vesting, as the service commencement date has not yet been reached.

The Group recognized total share-based compensation expense during the three months ended March 31, 2020 and 2019 as set out below:

	Three months ended March 31,
	2020	2019
	(Euros in thousands)
Research and development expenses	441	159
General and administrative expenses	287	47

Total share-based compensation	728	206

11.	Related party disclosures

During the three months ended March 31, 2020 the Group did not enter into related-party transactions with its key management personnel and with related entities. There were no significant changes in the compensation arrangements for key management personnel or members of the Management Board and of the Supervisory Board during the three months ended March 31, 2020.

12.	Financial Instruments

Set out below are the carrying amounts and fair values of the Group’s financial instruments that are carried in the interim condensed consolidated financial statements.

Euros in thousands		Carrying amount		Fair value
	IFRS 9	3/31/2020	12/31/2019	3/31/2020	12/31/2019
Financial assets
Money market fund	At fair value through profit or loss (FVTPL)	72,202	103,353	72,202	103,353
Short-term deposits	At fair value through profit or loss (FVTPL)	32,859	16,023	32,859	16,023
Accounts receivable	other financial assets at amortized cost	332	957	332	957
Other current/non-current assets	other financial assets at amortized cost	1,793	1,709	1,793	1,709

Total financial assets		107,186	122,042	107,186	122,042

Financial liabilities
Accounts payable	other financial liabilities at amortized cost	8,668	7,082	8,668	7,082
Other current liabilities	other financial liabilities at amortized cost	1,150	1,288	1,150	1,288

Total financial liabilities		9,818	8,370	9,818	8,370

The carrying value of financial instruments such as cash and cash equivalents, deposits, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments. The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values: All financial assets are categorized in Level 1 and therefore are valued using quoted (unadjusted) market prices. Except for the Stock Appreciation Rights, which are categorized at Level 2, all other financial liabilities are also categorized at Level 1.

13.	Events occurring after the reporting period

The Group evaluated subsequent events for recognition or disclosure through May 22, 2020. Based on its review, the Group determined that there have been no events that have occurred subsequent to the reporting period that would require adjustments to the disclosures in the financial statements.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

IMMATICS B.V.,

IMMATICS BIOTECHNOLOGIES GMBH,

ARYA SCIENCES ACQUISITION CORP.,

IMMATICS MERGER SUB 1,

AND

IMMATICS MERGER SUB 2

DATED AS OF March 17, 2020

EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Warrant Assumption Agreement

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 17, 2020, is made by and among Immatics B.V., a Netherlands private limited liability company (“TopCo”), Immatics Biotechnologies GmbH, a German limited liability company (the “Company”), ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (“ARYA”), Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”) and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”), TopCo, the Company, ARYA and the Merger Subs, shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) ARYA is a blank check company incorporated as a Cayman Islands exempted company on June 29, 2018 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, (b) TopCo is a newly formed entity that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents and (c) each Merger Sub is, as of the date hereof, a wholly owned Subsidiary of TopCo that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of ARYA, ARYA is required to provide an opportunity for its shareholders to have their outstanding ARYA Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the ARYA Shareholder Approval;

WHEREAS, (a) the Pre-Closing ARYA Holders that do not redeem their shares of ARYA Class A Shares for cash pursuant to the ARYA Shareholder Redemption will receive TopCo Ordinary Shares in respect of such ARYA Class A Shares, and (b) the Pre-Closing ARYA Holders that hold Class B Shares will receive TopCo Ordinary Shares in respect of such ARYA Class B Shares, in the case of each of clauses (a) and (b), in connection with the First Merger and pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, as of the date of this Agreement, ARYA Sciences Holdings, a Cayman Islands exempted company (the “Sponsor”), Kevin Conroy, Todd Wider and David Hung collectively own 3,593,750 ARYA Class B Shares, and the Sponsor owns 5,953,125 ARYA Warrants (the “Sponsor Warrants”);

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Kevin Conroy, Todd Wider, David Hung, ARYA and TopCo are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, (a) each of the Sponsor, Kevin Conroy, Todd Wider and David Hung has agreed to vote in favor of this Agreement and the transactions contemplated hereby (including the First Merger), (b) the Sponsor has agreed to forfeit the Sponsor Warrants subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the First Merger Effective Time and (c) the Sponsor, Kevin Conroy, Todd Wider and David Hung have agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of ARYA or any other anti-dilution or similar protection with respect to the ARYA Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Initial Participating Shareholders are entering into an irrevocable shareholder undertaking (the “Shareholder Undertaking”), between the Company, the Initial Participating Shareholders, each other Participating Shareholder and ARYA, pursuant to which, among other things, each Participating Shareholder (a) granted or will grant, as applicable, the Company (or a designee of the Company) with a power of attorney, in substantially the form attached to the Shareholder Undertaking, permitting and directing the Company (or a designee of the Company) (acting on behalf of each Participating Shareholder) to execute (i) the Dutch Deed of Issue, (ii) a German Share Transfer Deed and (iii) any Ancillary

Documents to which such Participating Shareholder is or will be a party, (b) undertook, or will undertake, as applicable, vis-à-vis the Company, ARYA and each other Participating Shareholder to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (c) agreed or will agree, as applicable, to certain covenants to support the transactions contemplated by this Agreement and the Ancillary Documents (including restrictions on the sale, disposition or transfer of the Company Shares held by him, her or it), in each case, on the terms and subject to the conditions set forth in the Shareholder Undertaking;

WHEREAS, at or immediately prior to Closing, in accordance with this Agreement and the Shareholder Undertaking, each Participating Shareholder shall effect the Exchange (as defined herein);

WHEREAS, immediately after the Exchange, the legal form of TopCo shall be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, ARYA Merger Sub will merge with and into ARYA (the “First Merger”), with ARYA as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned Subsidiary of TopCo, and each issued and outstanding ARYA Share will be converted into one ordinary share of the First Surviving Company, and immediately thereafter, each of the resulting ordinary shares of the First Surviving Company will be automatically exchanged for one TopCo Ordinary Share, and each outstanding ARYA Warrant will, by its terms, convert into a Topco Warrant exercisable for one TopCo Ordinary Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the first Business Day following the Closing Date, the First Surviving Company will merge with and into IB Merger Sub (the “Second Merger”), with IB Merger Sub as the surviving company in the merger, and each issued and outstanding First Surviving Company share will be automatically converted into one ordinary share of IB Merger Sub;

WHEREAS, (a) concurrently with the execution of this Agreement, each of TopCo, the Company and ARYA are entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for and purchase, and TopCo has agreed to issue and sell to the Investors, an aggregate number of TopCo Ordinary Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $104,150,000 on the Closing Date immediately after the First Merger Effective Time, on the terms and subject to the conditions set forth therein (such aggregate purchase price, the “PIPE Financing Amount”, and such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, at the Closing, TopCo, the Sponsor and each Company Shareholder that will be an officer or director of TopCo or that holds five percent (5%) or more of the Company Shares immediately prior to the Closing (the “IRA Company Shareholders”) shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit A (the “Investor Rights Agreement”), pursuant to which, among other things, (a) the Sponsor and each such Company Shareholder will agree not to effect any sale or distribution of any Equity Securities of TopCo issued pursuant to this Agreement or the Subscription Agreements during the lock-up period described therein and (b) the Sponsor and each such Company Shareholder will be granted certain registration rights with respect to their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of ARYA has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Mergers) and the approval of this Agreement by the holders of ARYA Shares entitled to vote thereon;

WHEREAS, the supervisory board (Beirat) of the Company has granted the Company Supervisory Board Approval and has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Exchange);

WHEREAS, the board of directors of each of TopCo and each Merger Sub has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, Stichting Immatics, as the sole shareholder of TopCo, has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby;

WHEREAS, TopCo, as the sole shareholder of each Merger Sub, has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Mergers, taken together with the Exchange, the PIPE Financing and the reinvestment of SAR Cash Proceeds pursuant to Section 2.6(b), constitute a transaction that qualifies under Section 351 of the Code and (c) the First Merger, together with the Second Merger, constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Active Employees” means any active employee of a Group Company, other than a Management Member, as of March 31, 2020.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate PIPE Proceeds” means the cash proceeds to be actually received by TopCo or any of its Affiliates in respect of the PIPE Financing.

“Aggregate TopCo Transaction Proceeds” means an amount equal to (a) the sum of (i) the cash proceeds to be received by TopCo or any of its Affiliates (including, for the avoidance of doubt, ARYA) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the ARYA Shareholder Redemption) and (ii) the Aggregate PIPE Proceeds, minus (b) the Unpaid ARYA Expenses on or prior to the Closing Date.

“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, the Subscription Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby (other than the Shareholder Undertaking).

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“ARYA Class A Shares” means ARYA’s Class A ordinary shares.

“ARYA Class B Shares” means ARYA’s Class B ordinary shares.

“ARYA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by ARYA on the date hereof.

“ARYA Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company, TopCo or the Merger Subs pursuant to the terms of this Agreement, ARYA in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of ARYA and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to ARYA pursuant to this Agreement or any Ancillary Document. For the avoidance of doubt, ARYA Expenses shall not include any Change of Control Payments or any Company Expenses.

“ARYA Financial Statements” means all of the financial statements of ARYA included in the ARYA SEC Reports.

“ARYA Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization and Qualification), 5.2 (Authority), 5.4 (Brokers) and 5.6(a) (Capitalization of the ARYA).

“ARYA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of ARYA or (b) the ability of ARYA to consummate either Merger.

“ARYA Shareholder Approval” means, collectively, the Required ARYA Shareholder Approval and the Other ARYA Shareholder Approval.

“ARYA Shareholder Redemption” means the right of the holders of ARYA Class A Shares to redeem all or a portion of their ARYA Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of ARYA.

“ARYA Shares” means, collectively, the ARYA Class A Shares and the ARYA Class B Shares.

“ARYA Warrants” means each warrant to purchase one ARYA Class A Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Base Exchange Value” means (a) $350,000,000, minus (b) the aggregate amount of Change of Control Payments.

“Business” means the business of, directly or indirectly, researching, developing, testing (whether pre-clinical or clinical) or manufacturing, immunotherapeutic substances or other immunotherapies for the treatment of cancers or any activities, services or products incidental or attendant thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Amsterdam, Netherlands and Munich, Germany are open for the general transaction of business.

“Change of Control Payment” means (regardless of whether paid or payable prior to, at or after the Closing) the aggregate amount of, without duplication, (a) any success, change of control, retention, transaction bonus or other similar payments made or required to be made by any Group Company to any directors, managers, officers, employees, individual independent contractors or other service providers of the Group Companies as a result of, in connection with or otherwise related to the transactions contemplated by this Agreement, (b) any payments made or required to be made pursuant to or connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Related Party Transaction and (c) the employer’s portion of any employer, payroll or similar Taxes in respect of any amounts described in clauses (a) and (b) and any amounts paid or payable to gross-up or make-whole any Person for income or excise Taxes imposed with respect to any such amounts. For the avoidance of doubt, none the items set forth in Section 1.1(a) of the Company Disclosure Schedules shall be deemed to be Change of Control Payments.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to ARYA by the Company on the date hereof.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification), 3.2(a) and (b) (Capitalization of the Group Companies), 3.3 (Authority), 3.8(a) (no Company Material Adverse Effect), 3.17 (Brokers), 4.1 (Organization and Qualification), 4.2 (Authority) and 4.3 (Capitalization of TopCo).

“Company Equity Plan” means the Immatics Biotechnologies GmbH Stock Appreciation Program 2010, the Immatics Biotechnologies 2016 Equity Incentive Plan and each other plan that provides for the award of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to ARYA pursuant to the terms this Agreement, any Group Company, TopCo or any Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, TopCo and/or any Merger Sub and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, TopCo and/or any Merger Sub pursuant to this Agreement or any Ancillary Document.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than a Group Company that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of TopCo, either Merger Sub or the Company (whether on behalf of itself or on behalf of the Participating Shareholders (taken as a whole), as applicable) to consummate either Merger or the Exchange, as applicable; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date hereof from or related to (i) general business or economic conditions in or affecting Germany, the United States or the Netherlands, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country or region in the world, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in Germany, the United States, the Netherlands or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned, used, held for use or practiced by the Group Companies.

“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company.

“Company SAR” means a stock appreciation right in respect of Company Shares granted under a Company Equity Plan or otherwise, including any “Tandem Award” (as defined in and issued under any Company Equity Plan).

“Company SAR Holders” means the holders of Company SARs.

“Company Shares” means ordinary shares of the Company.

“Company Shareholders” means the holders of Company Shares as of any determination time.

“Company Shareholders Agreement” means the shareholders agreement relating to the Company dated June 28, 2017 (notarial deed no. 1803W/2017 of notary public Dr. Robert Walz, Munich, Germany).

“Company Supervisory Board Approval” means the approval of the transactions contemplated by this Agreement and the Ancillary Documents, and the other transactions contemplated hereby, by the supervisory board of the Company in accordance with its Governing Documents and the Company Shareholders Agreement.

“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of September 4, 2018 (as amended), by and between the Company and Perceptive Advisors LLC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Consideration” means an aggregate number of TopCo Ordinary Shares equal to (a) the Exchange Value, divided by (b) the TopCo Ordinary Share Value.

“Exchange Value” means (a) the Base Exchange Value, multiplied by (b) a fraction, (i) the numerator of which is the number of TopCo Ordinary Shares that will be issued to the Participating Shareholders in the Exchange as set forth opposite his, her or its name on the Allocation Schedule and (ii) the denominator of which is the Fully Diluted Closing Shares.

“FDA” means the U.S. Food and Drug Administration.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Former Employees” means any former employee of the Company whose service relationship with the Company ended on or before March 31, 2020 and any Active Employee who tendered their resignation on or before March 31, 2020.

“Fully Diluted Closing Shares” means the aggregate amount of TopCo Ordinary Shares that would be issued to all of the Persons set forth on the Allocation Schedule (assuming, for this purpose, that all Company Shareholders are Participating Shareholders, each Management Member, each Active Employee and the Other Founder purchase a number of TopCo Ordinary Shares equal to 50% of the SAR Cash Proceeds (determined on a pre-Tax basis) and all other Persons set forth on the Allocation Schedule receive a number of TopCo Ordinary Shares set forth opposite his or her name).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a German limited liability company are its articles of association (Gesellschaftsvertrag), the “Governing Documents” of a Netherlands company are its articles of association (statuten) and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to, Liability pursuant to any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances or radon.

“IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board.

“Immatics US” means Immatics US, Inc., a Delaware corporation.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Initial Participating Shareholders” means each Company Shareholder that has duly executed and delivered to the Company and ARYA the Shareholder Undertaking as of the date of this Agreement.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Management Members” means the individuals listed in Section 1.1(b) of the Company Disclosure Schedule.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Merger Subs” means, collectively, ARYA Merger Sub and IB Merger Sub.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license, or an ongoing licensee fee of less than $50,000 per year.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other ARYA Shareholder Approval” means the approval, at the ARYA Shareholders Meeting where a quorum is present, in the case of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with ARYA’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued ARYA Shares present in person or represented by proxy at the ARYA Shareholders Meeting and entitled to vote on such matter.

“Other Founder” means a co-founder of Immatics US Inc. affiliated with University of Texas MD Anderson Cancer Center.

“Participating Shareholders” means the Initial Participating Shareholders and each other Company Shareholder that duly executes and delivers to the Company and ARYA the Shareholder Undertaking after the date hereof.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person.

“Pre-Closing ARYA Holders” means the holders of ARYA Shares at any time prior to the First Merger Effective Time, as applicable.

“Privacy Laws” means Laws in any jurisdiction relating to the Processing or protection of Personal Data, including the European Union General Data Protection Regulation 2016/679, the e-Privacy Directive (2002/58/EC) and including any predecessor, successor or implementing legislation of the foregoing, and any amendments or re-enactments of the foregoing.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Public Health Laws” means all applicable Laws relating to the development, pre-clinical testing, clinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, biologic or medical device (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) or similar federal, state, or foreign pharmaceutical Laws, advanced therapy medicinal product Laws, medical devices Laws, Laws on the collection and processing of blood, blood components, tissues and/or cells, genetically engineered products Laws, infection protocol Laws and clinical investigation Laws.

“Public Software” means any Software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of ARYA.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, abbreviated new drug applications, device premarket approval applications, device premarket notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, authorization of tissue establishment, and tissue and cell preparation processes, clinical trial authorizations and ethical reviews, scientific opinions for advanced therapy medicinal product, genetic engineering authorizations, infection protection authorizations or their national or foreign equivalents.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required ARYA Shareholder Approval” means the approval, at the ARYA Shareholders Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with ARYA’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued ARYA Shares present in person or represented by proxy at the ARYA Shareholders Meeting and entitled to vote on such matter, and (b) in the case of the Merger Proposal, by a special resolution in accordance with ARYA’s articles of association requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ARYA Shares present in person or represented by proxy at the ARYA Shareholders Meeting and entitled to vote on such matter.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom.

“SAR Exchange Ratio” means the SAR Value divided by the TopCo Ordinary Share Value.

“SAR Value” means the value of each SAR as set forth on the Allocation Schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the ARYA Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation (including a German GmbH), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“TopCo Ordinary Share” means an ordinary share in the share capital of TopCo.

“TopCo Ordinary Share Value” means $10.00.

“TopCo Warrants” means each warrant to purchase one TopCo Ordinary Share at a price of $11.50, subject to adjustment.

“Unpaid ARYA Expenses” means the ARYA Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company SAR” means, solely with respect to Company SARs held by Active Employees and Management Members, any Company SARs that would vest on or after January 1, 2021.

“Vested Company SAR” means: (a) with respect to Company SARs held by Former Employees and former non-employee service providers, any Company SARs that vested as of such Former Employee’s termination of service relationship with the Company; and (b) with respect to Company SARs held by Active Employees, Members of Management and the Other Founder, any Company SARs that have vested or would vest by December 31, 2020 in accordance with their terms as of the date hereof.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of October 10, 2018, between ARYA and the Trustee.

Section 1.2 Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	Section 6.6(a)
Additional ARYA SEC Reports	Section 5.7
Agreed TopCo Governing Documents	Section 6.17
Agreement	Introduction
Allocation Schedule	Section 2.2(b)
ARYA	Introduction
ARYA Acquisition Proposal	Section 6.6(b)
ARYA D&O Tail Policy	Section 6.17
ARYA Merger Sub	Introduction
ARYA Related Parties	Section 5.9
ARYA Related Party Transactions	Section 5.9
ARYA SEC Reports	Section 5.7
ARYA Shareholders Meeting	Section 6.8
Business Combination Proposal	Section 6.8
Cayman Islands Act	Section 2.1(c)(i)
Cayman Registrar	Section 2.1(c)(ii)
Closing	Section 2.3
CBA	Section 3.14(d)
Closing Date	Section 2.3

Term	Section
Closing Press Release	Section 6.4(b)
Closing Statement	Section 2.2(a)
Company	Introduction
Company SAR Exchange Election	Section 2.6
Converted Warrant	Section 2.5
Creator	Section 3.13(d)
Dutch Deed of Issue	Section 2.1(a)
Electing Company SAR Holder	Section 2.6
Exchange	Section 2.1(a)
Financial Statements	Section 3.4
First Merger	Recitals
First Merger Consideration	Section 2.1(c)(vi)
First Merger Documents	Section 2.1(c)(ii)
First Merger Effective Time	Section 2.1(c)(ii)
First Surviving Company	Section 2.1(c)(i)
German Transfer Deed	Section 2.1(a)
IB Merger Sub	Introduction
Immatics US	Introduction
Intended Tax Treatment	Recitals
Investor Rights Agreement	Recitals
Investors	Recitals
IPO	Section 9.18
IRA Company Shareholders	Recitals
Leased Real Property	Section 3.18(b)
Material Contracts	Section 3.7(a)
Material Permits	Section 3.6
Merger Proposal	Section 6.8
Mergers	Recitals
Participating Shareholder	Recitals
Parties	Introduction
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
Privacy and Data Security Policies	Section 3.20(a)(i)
Prospectus	Section 9.18
Public Shareholders	Section 9.18
Related Parties	Section 3.19
Related Party Transactions	Section 3.19
Related Proceeding	Section 9.16
Required Company Shareholder Approval	Section 6.19
Second Merger	Recitals
Second Merger Documents	Section 2.1(d)(ii)
Second Merger Effective Time	Section 2.1(d)(ii)
Second Merger Surviving Company	Section 2.1(d)(i)
Second Merger Surviving Company	Section 2.1(d)(i)
Shareholder Undertaking	Recitals
Signing Filing	Section 6.4(b)
Signing Press Release	Section 6.4(b)
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Sponsor Warrants	Recitals
Subscription Agreements	Recitals

Term	Section
Surviving Company	Recitals
Termination Date	Section 8.1(d)
TopCo	Introduction
TopCo Executive Committee	Section 6.17(a)
TopCo Management Board	Section 6.17(a)
TopCo Supervisory Board	Section 6.17(a)
Transaction Proposals	Section 6.8
Trust Account	Section 9.18
Trust Account Released Claims	Section 9.18
Trust Agreement	Section 5.8
Trustee	Section 5.8

ARTICLE 2

MERGERS

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Exchange. At the Closing, pursuant to, the Shareholder Undertaking, the Company (on behalf of each Participating Shareholder) shall (i) enter with TopCo into a notarized “deed of issue of shares in TopCo” governed by Dutch law (and notarized by a Dutch civil-law notary), in a form and substance reasonably satisfactory to ARYA (the “Dutch Deed of Issue”), under which TopCo will issue to each such Participating Shareholder the portion of the Exchange Consideration to which he, she or it is entitled as set forth opposite his, her or its name on the Allocation Schedule, and (ii) immediately following the execution of the Dutch Deed of Issue enter with TopCo into a notarized “transfer deed” governed by German law, in a form and substance reasonably satisfactory to ARYA (the “German Transfer Deed”), under which each such Participating Shareholder’s Company Shares will be assigned and transferred to TopCo in fulfilment of each Participating Shareholder’s respective obligations under the Dutch Deed of Issue to pay up the respective shares in TopCo issued to such Participating Shareholder by payment in kind by way of contribution of the Company Shares (the transactions contemplated by this Section 2.1(a), the “Exchange”).

(b) Change in Legal Form of TopCo. Immediately after giving effect to the Exchange, TopCo shall (i) change its legal form to a public limited liability company (naamloze vennootschap) and (ii) amend and restate its Governing Documents to be the Agreed TopCo Governing Documents and, as so amended and restated, shall be the Governing Documents of TopCo until thereafter amended in accordance with the terms thereof and applicable Law.

(c) First Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (2020 Revision) of the Cayman Islands (the “Cayman Islands Act”), ARYA Merger Sub shall merge with and into ARYA at the First Merger Effective Time. Following the First Merger Effective Time, the separate existence of ARYA Merger Sub shall cease and ARYA shall continue as the surviving entity of the First Merger (the “First Surviving Company”) and shall succeed to and assume all the rights and obligations of ARYA Merger Sub in accordance with the Cayman Islands Act.

(ii) On the Closing Date and immediately after giving effect to the Exchange, ARYA and ARYA Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and ARYA (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act), along with all other documentation and declarations required under the Cayman Islands Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the

“Cayman Registrar”), in accordance with the relevant provisions of the Cayman Islands Act (together, the “First Merger Documents”). The First Merger shall become effective on the date and time at which the First Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by ARYA and the Company and specified in the First Merger Documents in accordance with the Cayman Islands Act (the time the First Merger becomes effective being referred to herein as the “First Merger Effective Time”).

(iii) The First Merger shall have the effects as provided in this Agreement, in the First Merger Documents and in the applicable provisions of the Cayman Islands Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of ARYA and AYRA Merger Sub shall vest in the First Surviving Company and all debts, liabilities and duties of each of ARYA, and AYRA Merger Sub shall become the debts, liabilities, obligations and duties of the First Surviving Company.

(iv) At the First Merger Effective Time, the Governing Documents of ARYA as amended pursuant to the First Merger Documents shall be the Governing Documents of the First Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the First Merger Effective Time, the directors and officers of ARYA immediately prior to the First Merger Effective Time shall be the initial directors and officers of the First Surviving Company, each to hold office in accordance with the Governing Documents of First Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each ARYA Share (other than such shares cancelled pursuant to Section 2.1(c)(viii)) issued and outstanding as of immediately prior to the First Merger Effective Time shall be automatically canceled and extinguished and converted into one ordinary share of First Surviving Company that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing ARYA Holders, for further contribution immediately following the First Merger Effective Time as provided in Section 2.1(c)(vii) (the “First Merger Consideration”); provided, that the Sponsor Warrants shall be canceled and extinguished, and no consideration shall be paid with respect thereto, in each case in accordance with the Sponsor Letter Agreement. From and after the First Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of the ARYA Shares or ARYA Shares held in book-entry form issued and outstanding immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(vii) Immediately following the First Merger Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent, acting solely for the account and benefit of the Pre-Closing ARYA Holders (other than the holders of ARYA Shares to be cancelled in accordance with Section 2.1(c)(viii)), shall contribute, for the account and benefit of the Pre-Closing ARYA Holders (other than the holders of ARYA Shares to be cancelled pursuant to Section 2.1(c)(viii)), each of the issued and outstanding ordinary shares of the First Surviving Company that were issued to the Exchange Agent solely for the account and benefit of the Pre-Closing ARYA Holders (other than the holders of ARYA Shares to be cancelled pursuant Section 2.1(c)(viii)) to TopCo, as a contribution in kind (inbreng op aandelen anders dan in geld) and, in consideration of this contribution in kind, TopCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of the Pre-Closing ARYA Holders (other than the holders of ARYA Shares to be cancelled pursuant to Section 2.1(c)(viii)) one TopCo Ordinary Share in respect of each ordinary share of the First Surviving Company so contributed.

(viii) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each ARYA Share held immediately prior to the First Merger Effective Time by ARYA as treasury shares shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix) If after the date hereof and prior to the First Merger Effective Time ARYA pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any ARYA Shares, then the First Merger Consideration will be appropriately adjusted to provide to the holders of the ARYA Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the First Merger Consideration, subject to further adjustment in accordance with this provision.

(d) Second Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Islands Act, First Surviving Company shall merge with and into IB Merger Sub at the Second Merger Effective Time. Following the Second Merger Effective Time, the separate existence of First Surviving Company shall cease and IB Merger Sub shall continue as the surviving entity of the Second Merger (the “Second Merger Surviving Company”) and shall succeed to and assume all the rights and obligations of First Surviving Company in accordance with the Cayman Islands Act.

(ii) On the first (1st) Business Day following the Closing, the First Surviving Company and IB Merger Sub shall cause a plan of merger, a form reasonably satisfactory to the Company and ARYA (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act), along with all other documentation and declarations required under the Cayman Islands Act in connection with such merger, to be duly executed and properly filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Islands Act (together, the “Second Merger Documents”). The Second Merger shall become effective on the date and time at which the Second Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by ARYA and the Company and specified in the Second Merger Documents in accordance with the Cayman Islands Act (the time the Second Merger becomes effective being referred to herein as the “Second Merger Effective Time”).

(iii) The Second Merger shall have the effects as provided in this Agreement, in the Second Merger Documents and in the applicable provisions of the Cayman Islands Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the First Surviving Company and IB Merger Sub shall vest in the Second Merger Surviving Company and all debts, liabilities and duties of each of First Surviving Company and IB Merger Sub shall become the debts, liabilities and duties of the Second Merger Surviving Company.

(iv) At the Second Merger Effective Time, the Governing Documents of IB Merger Sub shall be the Governing Documents of the Second Merger Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Second Merger Effective Time, the directors and officers of IB Merger Sub immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the Second Merger Surviving Company, each to hold office in accordance with the Governing Documents of the Second Merger Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, each issued and outstanding First Surviving Company Share shall be automatically canceled and extinguished and converted into one ordinary share of the Second Merger Surviving Company.

Section 2.2 Determination of Exchange Value.

(a) Exchange Value. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to ARYA a statement (the “Closing Statement”) setting forth the Change of Control

Payments, together with a calculation of the Exchange Value based on such amount. The Closing Statement and the determinations and calculations set forth therein shall be prepared in accordance with this Agreement. ARYA shall be entitled to review and comment on the Closing Statement, and the Company shall provide, or cause to be provided to, ARYA and its Representatives access to information that any of them reasonably requests relating to the Closing Statement and the Company’s preparation of the foregoing. The Company shall consider in good faith any comments ARYA may provide in respect of the Closing Statement prior to the Closing Date and shall revise the Closing Statement to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver a revised Closing Statement to ARYA prior to the Closing Date reflecting any such changes.

(b) Allocation Schedule. The Company acknowledges and agrees that the Exchange Consideration is being allocated among the Participating Shareholders pursuant to Section 2.2(b) of the Company Disclosure Schedule (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholders Agreement and applicable Laws, (ii) does and will set forth the portion of the Exchange Consideration allocated to each Participating Shareholder and each other Company Shareholder (assuming for this purposes that such Company Shareholder becomes a Participating Shareholder as provided in this Agreement) and the portion of the Base Exchange Value allocated to each other Person set forth thereon (including any holders of Vested or Unvested Company SARs) and (iii) is and will otherwise be accurate

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York, New York time, as promptly as practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or at such other place, date and/or time as ARYA and the Company may agree in writing; provided that the Deed of Issue and the notarial deed effecting the change of legal form of TopCo shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed in Germany, in each case at or prior to the time required in Section 2.1.

Section 2.4 Withholding. TopCo shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.5 ARYA Warrants. As a result of the First Merger and without any action of any Party or any other Person (but without limiting the obligations of TopCo pursuant to the last sentence of this Section 2.5), each ARYA Warrant (other than the Sponsor Warrants) that is outstanding immediately prior to the First Merger Effective Time shall automatically cease to represent a right to acquire ARYA Class A Shares and shall automatically represent, immediately following the First Merger Effective Time, a right to acquire TopCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement; provided, that each Converted Warrant: (a) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of ARYA Class A Shares subject to each such ARYA Warrant immediately prior to the Second Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one TopCo Ordinary Share; and (c) shall expire on the five (5) year anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement as of immediately prior the First Merger Effective Time, such assumption agreement to be substantially in the form attached hereto as Exhibit B to this Agreement.

Section 2.6 Treatment of Stock Appreciation Rights. At least ten (10) Business Days prior to the Closing Date, the Company shall take all necessary actions to effect the following treatment of Company SARs.

(a) Effective at the Closing, each Vested Company SAR that is outstanding immediately prior to the Closing will be terminated and cancelled and, in full consideration of such cancellation, converted into, and represent only, the right to receive an amount in cash equal to the excess, if any, of the SAR Value over the applicable exercise price of the Vested Company SAR, multiplied by the number of Company Shares subject to such Vested Company SAR (such cash payment, the “SAR Cash Proceeds”). Prior to the Closing, the Company and TopCo may direct that the applicable transactions set forth in Section 2.6(b), (c) and (d) be deemed to occur simultaneously with the cancellation of the Vested Company SARs, respectively, as set forth in in the preceding sentence, provided, that all such transactions shall occur effective and completed in full at the Closing.

(b) Effective at the Closing, certain recipients of SAR Cash Proceeds shall be permitted or required, as applicable, to re-invest a portion of such SAR Cash Proceeds in TopCo Ordinary Shares as follows: (i) each Management Member shall purchase the number of TopCo Ordinary Shares equal to 50% of the SAR Cash Proceeds to be received by such Management Member (determined on a pre-Tax basis) divided by the TopCo Ordinary Share Value; (ii) each Active Employee shall purchase the number of TopCo Ordinary Shares equal to 25% (and, at their election, provided such election is made no later than 10 days prior to the Closing, shall be permitted to purchase the number of TopCo Ordinary Shares equal to 50%) of the SAR Cash Proceeds to be received by such Active Employee (determined on a pre-Tax basis) divided by the TopCo Ordinary Share Value; and (iii) the Other Founder shall be permitted, at the discretion of the Company, to purchase the number of TopCo Ordinary Shares equal to up to 50% of the SAR Cash Proceeds to be received by such Other Founder (determined on a pre-Tax basis) divided by the TopCo Ordinary Share Value.

(c) Effective at the Closing, for each TopCo Ordinary Share purchased by the re-investment of SAR Cash Proceeds by a Management Member, Active Employee and Other Founder, pursuant to Section 2.6(b), TopCo will grant such individual an option to purchase two TopCo Ordinary Shares under the TopCo Equity Plan (as defined below), with an exercise price equal to the TopCo Ordinary Share Value (or such higher exercise price as is necessary for such option to be exempt from Section 409A of the Code), which will vest in full on July 31, 2021, subject to the grantee’s continuous service through such date and with such additional terms and conditions as the supervisory board of the Company shall approve.

(d) Effective at the Closing, each Unvested Company SAR that is outstanding immediately prior to the Closing shall cease to represent the right to receive Company Shares or a cash payment based on the value of Company Shares and shall be canceled in exchange for a TopCo Option under the TopCo Equity Plan (as such terms are defined below) in an amount, at an exercise price and subject to such terms and conditions determined as set forth below. Each such Unvested Company SAR so converted by TopCo (each, a “Converted Option”) shall be exercisable for, and represent the right to acquire, that number of TopCo Ordinary Shares equal to (A) the number of Company Shares subject to such Unvested Company SAR multiplied by (B) the SAR Exchange Ratio and rounded down to the nearest whole share, and (ii) the exercise price per TopCo Ordinary Share subject to each converted Unvested Company SAR shall be an amount equal to (A) the exercise price per Company Share subject to such Unvested Company SAR divided by (B) the SAR Exchange Ratio and rounded up to the nearest whole cent. The Converted Options shall vest over three years following the vesting commencement date of July 31, 2020, in twelve equal quarterly installments, subject to the grantee’s continuous service as of each vesting date. Notwithstanding anything to the contrary in the foregoing, the actions contemplated by this Section 2.6(d) shall be taken in accordance with Section 409A and, if applicable, Section 422 of the Code.

(e) Effective at the Closing, any Company SAR that is not a Vested Company SAR or Unvested Company SAR will be canceled for no consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to ARYA, in each case, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreement have been made available to ARYA, in each case, as amended and in effect as of the date hereof. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in their respective Governing Documents or in material breach of the Company Shareholders Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedule sets forth, as of the date hereof, and the Allocation Schedule sets forth, as of immediately prior to the Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the legal and beneficial owners thereof and (iii) with respect to any Company SAR, (A) the date of grant, (B) the strike price or participation threshold and (C) any applicable vesting schedule. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Exchange). Except for the Company SARs set forth on Section 3.2(a) of the Company Disclosure Schedule (as in effect as of the date hereof) (which shall be treated as provided in Section 2.6), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b) Section 3.2(b)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, and Schedule 3.2(b)(ii) of the Company Disclosure Schedule sets forth, as of immediately prior to the Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of Immatics US issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company or any of Immatics US to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Immatics US. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of Immatics US.

(c) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Group Companies as of the date hereof, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to ARYA a true and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2017 and the related audited consolidated statements of income and cash flows of the Group Companies for the year then ended and (ii) the most recent draft of the unaudited consolidated balance sheet of the Group Companies as of December 31, 2018 and December 31, 2019 (the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows of the Group Companies for each of the years then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedule and, in the case of clause (i), contains an unqualified report of the Company’s auditors. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) (A) The audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income and cash flows of the Group

Companies for each of the years then ended (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.15, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will have been audited in accordance with the standards of the PCAOB and (iv) will contain an unqualified report of the Company’s auditors.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(d) Since January 1, 2018, no Group Company has received any written complaint, allegation, assertion or claim that there is (A) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (B) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (C) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the First Merger Documents and the Second Merger Documents under the applicable law of the Cayman Islands, (v) the approvals and consents to be obtained by each Merger Sub pursuant to Section 6.9 and Section 6.10, as applicable, or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Group Company Permits, (iii) violate, or constitute breach under, any Order or applicable Law to which any Group Company or any of it properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date hereof that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect TopCo, or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $750,000 annually or (B) $2,500,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or TopCo or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;

(xi) any employment, engagement, services, severance, retention, change of control Contract with any current director, manager, officer, employee, individual independent contractor or other service providers of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date hereof, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or TopCo or any of its Affiliates after the Closing); and

(xiv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparts thereto are not in material breach of, or default under, any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on January 1, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of ARYA if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b)(i), (iv)(A), (v), or (xii).

Section 3.9 Litigation. There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or

Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided ARYA with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened, material Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits).

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. At all relevant times, all material benefit payments under Foreign Benefit Plans have been adjusted regularly, in particular as required by Section 16 of the German Company Pension Act (Betriebsrentengesetz—BetrAVG) and, where applicable, by contractual or other provisions, and no backlog adjustments (nachholende Anpassung) must be made for periods up to the Closing Date.

Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Group Companies have made available to ARYA copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date hereof. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date hereof, (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings, including litigations, interference, re-examination, reissue, opposition, nullity or cancellation proceedings pending, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Company Patents, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual

Property as of the date hereof to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not current exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to ARYA. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Owned Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, all other Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since December 31, 2018 (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by Each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual

Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) Section 3.13(k) of the Company Disclosure Schedules sets forth all Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date hereof. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Labor Matters.

(a) Since January 1, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since January 1, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative (each a “CBA”) or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including any reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialpläne) agreed upon since December 31, 2018, any general commitments (Gesamtzusagen) and material customs and practices (betriebliche Übungen). Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date hereof. All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and true and complete copies of all such policies have been made available to ARYA. As of the date hereof, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) The Latest Balance Sheet is a materially accurate representations of the cash, marketable securities and obligations held by the Group Companies as of the dates indicated on such stand-alone balance sheets and, since such dates, there have been no material increases in the cash, marketable securities and obligations held by the Group Companies, other than any such increases occurring in the ordinary course of business or as a result of any actions taken pursuant to the transactions contemplated by this Agreement.

(m) The Company believes that it was not a “passive foreign investment company” within the meaning of Section 1297 of the Code as of the end of 2019.

(n) Each Group Company is tax resident only in its jurisdiction of formation.

(o) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers or the Exchange from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Mergers or the Exchange from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules and the fees of any broker, finder, investment banker or similar Person pursuant to any Contract entered into after the date hereof that is either expressly permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b) (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to ARYA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by, any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Related Parties”), other than (i) Contracts with respect to a Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) Contracts with respect to Equity Securities of any Group Company, (iii) any Ancillary Document, (iv) Contracts that are immaterial to the Group Companies and (v) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Related Party (A) owns any interest in any material asset used in the Business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented adequate written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) There is no pending, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) (i) Since January 1, 2018, there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Group Company systems, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(d) Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)—(iii) or any country or territory which is or has, since January 1, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ARYA Holders or at the time of the ARYA Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) Section 3.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct their Business. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Company Products.

(b) There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company related to compliance with Public Health Laws. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(c) All Company Products are developed, tested, investigated, manufactured, prepared, packaged, tested, labeled and distributed in compliance in all material respects with the Public Health Laws or any comparable Law.

(d) To the knowledge of the Company, the clinical trials conducted by or on behalf of the Group Companies are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Laws of the FDA and any comparable Governmental Entity.

(e) To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial sponsored by any Group Company, is undergoing any inspection related to any Company Product or any clinical trial sponsored by any Group Company, or any other Governmental Entity investigation.

(f) Since January 1, 2018, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Company Product or (ii) a termination, seizure or suspension of researching, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or threatened against the Group Companies.

(g) Neither the Group Companies nor any of its directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program and/or any other healthcare program or reimbursement regulation or agreement or (ii) have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Group Companies nor any of their officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. No officer and, to the knowledge of the Company, no other employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(h) No event has occurred or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Company Products or any of the Group Company’s services, nor is there any complaint, claim, litigation or other suit pending against any Group Company related to product liability for the Company Products or the Group Company’s services.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of ARYA and TopCo and (ii) it has been furnished with or given access to such documents and information about ARYA and TopCo and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party and no other representations or warranties of ARYA or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party, neither ARYA nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ARYA OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4, THE ANCILLARY DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER THE COMPANY NOR OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ARYA OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ARYA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, ARTICLE 4, THE ANCILLARY DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ARYA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND THE MERGER SUBS

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, each of the Company, TopCo and each Merger Sub hereby represents and warrants to ARYA, in each case, as of the date hereof and as of the Closing, as follows:

Section 4.1 Corporate Organization. Each of TopCo and the Merger Subs is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).

Section 4.2 Authority. Each of TopCo and the Merger Subs has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by each Merger Sub pursuant to Section 6.9 and Section 6.10, as applicable, the execution and delivery of this Agreement, the Ancillary Documents to which TopCo or either Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of TopCo or either Merger Sub, as applicable. This Agreement has been and each Ancillary Document to which TopCo or either Merger Sub is or will be a party, will be, upon execution thereof, duly and validly executed and delivered by TopCo or either Merger Sub, as applicable, and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company and ARYA, a valid, legal and binding agreement of TopCo and the Merger Subs (assuming this Agreement has been and the Ancillary Documents to which TopCo and/or the Merger Subs is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against TopCo and/or the Merger Subs, as applicable, in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Capitalization of TopCo.

(a) On the Closing Date, (i) the authorized share capital of TopCo shall consist of 285,000,000 TopCo Ordinary Shares and 15,000,000 TopCo Financing Preferred Shares, (ii) all of the issued and outstanding TopCo Ordinary Shares (A) shall be duly authorized, validly issued, fully paid and nonassessable, (B) shall have been issued in compliance with applicable Law and (C) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the first sentence of this Section 4.3(a) or on Section 4.3(a) of the Company Disclosure Schedule, immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other shares of TopCo Ordinary Shares or other equity interests of TopCo authorized, reserved, issued or outstanding.

(b) Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or the Equity Securities of any of the Group Company, or any other Contracts to which TopCo or any of its Subsidiaries is a party or by which TopCo or any of its Subsidiaries is bound obligating TopCo or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo or any of its Subsidiaries, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo or any of its Subsidiaries and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares.

(c) The Equity Securities of each Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. All of the outstanding Equity Securities of each Merger Sub are owned directly by the TopCo, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date hereof, TopCo has no Subsidiaries other than the Merger Subs and does not own, directly or indirectly, any Equity Securities in any Person other than the Merger Subs.

Section 4.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of TopCo or either Merger Sub with respect to TopCo and each Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the First Merger Documents and the Second Merger Documents under the applicable law of the Cayman Islands, (v) the approvals and consents to be obtained by each Merger Sub pursuant to Section 6.9 and Section 6.10, as applicable, or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by TopCo and each Merger Sub of this Agreement nor the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo or either Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo or either Merger Sub is a party, (iii) violate, or constitute breach under, any Order or applicable Law to which TopCo or either Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv)  above, as would not have Company Material Adverse Effect.

Section 4.5 Business Activities. Each of TopCo and the Merger Subs was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.6 Investment Company Act. TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

Section 4.7 Tax Matters. Neither TopCo nor the Merger Subs have taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers or the Exchange from qualifying for the Intended Tax Treatment.

Section 4.8 Investigation; No Other Representations.

(a) Each of TopCo and the Merger Subs, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of ARYA and (ii) it has been furnished with or given access to such documents and information about ARYA and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, each of TopCo and the Merger Subs has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party and no other representations or warranties of ARYA or any other Person, either express or implied, and each of TopCo and the Merger Subs, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party, neither ARYA nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.9 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ARYA OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4, THE ANCILLARY DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, NEITHER TOPCO, THE MERGER SUBS NOR OR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND THE MERGER SUBS EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR THE MERGER SUBS THAT HAVE BEEN MADE AVAILABLE TO ARYA OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND THE MERGER SUBS BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ARYA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4, THE ANCILLARY DOCUMENTS OR THE SHAREHOLDER UNDERTAKING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR THE MERGER SUBS ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR THE MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ARYA IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO ARYA

(a) Subject to Section 9.8, except as set forth on the ARYA Disclosure Schedules, or (b) except as set forth in any ARYA SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), ARYA represents and warrants to the Company, TopCo and the Merger Subs, in each case, as of the date hereof and as of the Closing, as follows:

Section 5.1 Organization and Qualification. ARYA is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

Section 5.2 Authority. ARYA has the requisite exempted company power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which ARYA is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the ARYA Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which ARYA is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of ARYA. This Agreement has been and each Ancillary Document to which ARYA is or will be a party will be upon execution thereof, duly and validly executed and delivered by ARYA and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of ARYA (assuming this Agreement has been and the Ancillary Documents to which ARYA is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against ARYA in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3 Consents and Requisite Government Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of ARYA with respect to ARYA’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) filing of the First Merger Documents and the Second Merger Documents under the applicable law of the Cayman Islands, (v) the ARYA Shareholder Approval or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an ARYA Material Adverse Effect.

(b) Neither the execution, delivery or performance by ARYA of this Agreement nor the Ancillary Documents to which ARYA is or will be a party nor the consummation by ARYA of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of ARYA’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which ARYA is a party or by which ARYA or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which ARYA or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of ARYA, except in the case of clauses (ii) and (iii) above, as would not have an ARYA Material Adverse Effect.

Section 5.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 5.4 of the ARYA Disclosure Schedules and the fees of any broker, finder, investment banker or similar Person pursuant to any Contract entered into after the date hereof that is either expressly permitted pursuant to Section 6.11 or entered into in accordance with Section 6.11 (which fees shall be the sole responsibility of the ARYA, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ARYA for which ARYA has any obligation.

Section 5.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of ARYA expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ARYA Holders or at the time of the ARYA Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Capitalization of ARYA.

(a) Section 5.6(a) of the ARYA Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding ARYA Shares and the ARYA Warrants. All outstanding Equity Securities of ARYA (except to the extent such concepts are not applicable under the applicable Law of ARYA’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of ARYA and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of ARYA) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require ARYA, and, except as expressly contemplated by this Agreement or the Ancillary Documents, there is no obligation of ARYA, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of ARYA.

(b) As of the date hereof, ARYA has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 5.7 SEC Filings. ARYA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “ARYA SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional ARYA SEC Reports”). Each of the ARYA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional ARYA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the ARYA SEC Reports or the Additional ARYA SEC Reports. As of their respective dates of filing, the ARYA SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ARYA SEC Reports.

Section 5.8 Trust Account. As of the date hereof, ARYA has an amount in cash in the Trust Account equal to at least $147,800,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated October 10, 2018, between ARYA and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the ARYA SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the ARYA SEC Reports to be inaccurate in any material respect or, to ARYA’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing ARYA Holders who shall have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA or (iii) if ARYA fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, ARYA (in limited amounts to permit ARYA to pay the expenses of the Trust Account’s liquidation and dissolution) and then the Pre-Closing ARYA Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ARYA and the Trust Agreement. ARYA has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of ARYA, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There, as of the date hereof, are no claims or proceedings pending with respect to the Trust Account. Since October 10, 2018, ARYA has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from Trust Account to (A) in respect of deferred underwriting commissions or Taxes, (B) ARYA shall have no further obligation to Pre-Closing ARYA Holders who shall have elected to redeem their ARYA Class A Shares pursuant to the Governing Documents of ARYA and (C) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement, ARYA shall have no further obligation under either the Trust Agreement or the Governing Documents of ARYA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.9 Transactions with Affiliates. Section 5.9 of the ARYA Disclosure Schedules sets forth all Contracts between (a) ARYA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either ARYA or Sponsor, on the other hand (the Persons identified in this clause (b), “ARYA Related Parties”), other than (i) Contracts with respect to an ARYA Related Party’s employment with, or the provision of services to, ARYA (including benefit plans, indemnification arrangements and other ordinary course compensation from) and (ii) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.11 or entered into in accordance with Section 6.11. No ARYA Related Party (A) owns any interest in any material asset used in the business of ARYA, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of ARYA or (C) owes any material amount to, or is owed material any amount by, ARYA. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.9 are referred to herein as “ARYA Related Party Transactions”.

Section 5.10 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to ARYA’s knowledge, threatened against or involving ARYA that, if adversely decided or resolved, would be material to ARYA. Neither ARYA nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by ARYA pending against any other Person.

Section 5.11 Compliance with Applicable Law. ARYA is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have an ARYA Material Adverse Effect.

Section 5.12 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of ARYA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) ARYA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of ARYA’s financial reporting and the preparation of ARYA’s financial statements for external purposes in accordance with GAAP and (ii) ARYA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to ARYA is made known to ARYA’s principal executive officer and principal financial officer by others within ARYA.

(b) ARYA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its incorporation, ARYA has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding ARYA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of ARYA, threatened against ARYA by Nasdaq or the SEC with respect to any intention by such entity to deregister ARYA Class A Shares or prohibit or terminate the listing of ARYA Class A Shares on Nasdaq. ARYA has not taken any action that is designed to terminate the registration of ARYA Class A Shares under the Exchange Act.

(d) The ARYA SEC Reports contain true and complete copies of the applicable ARYA Financial Statements. The ARYA Financial Statements (i) fairly present in all material respects the financial position of ARYA as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited ARYA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) ARYA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ARYA’s and its Subsidiaries’ assets. ARYA maintains and, for all periods covered by the ARYA Financial Statements, has maintained books and records of ARYA in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of ARYA in all material respects.

(f) Since its incorporation, ARYA has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of ARYA, (ii) “material weakness” in the internal controls over financial reporting of ARYA or (iii) fraud, whether or not material, that involves management or other employees of ARYA who have a significant role in the internal controls over financial reporting of ARYA.

Section 5.13 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 5.13 of the ARYA Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the ARYA Financial Statements included in the ARYA SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the ARYA SEC Reports in the ordinary course of business, (e) either permitted to be incurred pursuant to Section 6.11 or incurred in accordance with Section 6.11 or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to ARYA, ARYA has no Liabilities.

Section 5.14 Tax Matters.

(a) ARYA has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and ARYA has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) ARYA has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) ARYA is not currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) ARYA has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to ARYA which agreement or ruling would be effective after the Closing Date.

(f) ARYA is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) ARYA is tax resident only in its jurisdiction of formation.

(h) ARYA has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers or the Exchange from qualifying for the Intended Tax Treatment. To the knowledge of ARYA, no facts or circumstances exist that could reasonably be expected to prevent the Mergers or the Exchange from qualifying for the Intended Tax Treatment.

Section 5.15 Investigation; No Other Representations.

(a) ARYA, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, ARYA has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Article 4, in the Ancillary Documents to which it is a party and the Shareholder Undertaking and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and ARYA, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Article 4, in the Ancillary Documents to which it is a party and the Shareholder Undertaking, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 5.16 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, TOPCO AND/OR THE MERGER SUBS OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS, NEITHER ARYA NOR ANY OTHER PERSON MAKES, AND ARYA EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ARYA THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, TOPCO AND/OR THE MERGER SUBS OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ARYA BY THE MANAGEMENT OF ARYA OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO AND/OR THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE ARTICLE 5 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ARYA ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ARYA, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO AND/OR THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by ARYA (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets and properties of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by ARYA (such consent, other than in the case of Section 6.1(b)(i), (iv)(A), (v), or (xii), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or (B) as otherwise expressly contemplated by this Agreement or the Shareholder Undertaking;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreement (other than to effect the transactions contemplated by this Agreement, the Ancillary Documents and the Shareholder Undertaking);

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien any material assets or properties of the Group Companies (other than Permitted Liens);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(vi) incur, create or assume any Indebtedness, other than (i) ordinary course trade payables and (ii) for borrowed money in an aggregate amount not to exceed $5,000,000;

(vii) (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(iv), (v), (ix) or (x) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders under any

Material Contract), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(iv), (v), (ix) or (x) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(iv), (v), (ix) or (x);

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(ix) except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of the Group Companies or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date hereof, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies or (C) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies;

(x) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) enter into any settlement, conciliation or similar Contract, the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or TopCo or any of its Affiliates after the Closing);

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii) change any member of the Group Companies’ methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(xv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give ARYA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 6.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this

Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document, (ii) using reasonable best efforts to (A) obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (B) in the case of the Company, cause the Company Shareholders representing 92% of issued and outstanding Company Shares, immediately prior to the Closing, to be party to and bound by the Shareholder Undertaking and take all actions necessary or advisable to effect to the Exchange and (iii) the Company taking all actions necessary or advisable to cause the agreements set forth on Schedule 6.2(a) to be, subject to any conditions precedent expressly set forth thereon, terminated effective as of the Closing without any further obligations or liabilities to TopCo or any of its Affiliates (including the Group Companies or ARYA)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. ARYA shall promptly inform the Company of any communication between ARYA, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform ARYA of any communication between the Company, TopCo or either Merger Sub, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, ARYA, on the one hand, and the Company, TopCo and the Merger Subs, on the other hand, shall give counsel for the Company (in the case of ARYA) or ARYA (in the case of the Company, TopCo and/or the Merger Subs) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to any Consent of any Governmental Entity contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with any Consent of any Governmental Entity contemplated by this Agreement unless it consults with, in the case of ARYA, the Company, or, in the case of the Company, TopCo and/or the Merger Subs, ARYA in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of ARYA, the Company, or, in the case of the Company, TopCo and/or the Merger Subs, ARYA, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to ARYA and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies, TopCo and the Merger Subs (in a manner so as to not interfere with the normal business operations of the Group Companies, TopCo or the Merger Subs). Notwithstanding the foregoing, none of the Group Companies, TopCo or the Merger Subs shall be required to disclose to ARYA or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Group Companies, TopCo or either Merger Subs are subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of the Group Companies with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any of the Group Companies under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies, TopCo and/or the Merger Subs to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, TopCo or either Merger Sub, on the one hand, and ARYA or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ARYA shall provide, or cause to be provided, to Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of ARYA (in a manner so as to not interfere with the normal business operations of ARYA). Notwithstanding the foregoing, ARYA shall not be required to disclose to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which ARYA is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of ARYA with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to ARYA under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), ARYA shall use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if ARYA, on the one hand, and any Group Company, TopCo, either Merger Sub or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ARYA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 6.4 Public Announcements.

(a) Subject to Section 6.4(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and ARYA or, after the Closing, TopCo; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company (prior to the Closing) or TopCo (after the Closing), if the disclosing party is ARYA, or ARYA (prior to the Closing) or TopCo (after the Closing), if the disclosing party is the Company, TopCo and/or the Merger Subs, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 6.4 or otherwise in this Agreement, the Parties agree that ARYA, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and ARYA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, ARYA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and ARYA shall consider such comments in good faith. The Company, on the one hand, and ARYA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA, as applicable), prior to the Closing and on the Closing Date, the Parties shall issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four (4) Business Days after the Closing), TopCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws which ARYA shall have the opportunity to review and comment upon prior to filing and TopCo shall consider such comments in good faith. In connection with the preparation of the Signing Press Release and the Signing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that (A) the Mergers, taken together with the Exchange, the PIPE Financing and the reinvestment of the SAR Cash Proceeds pursuant to Section 2.6(b), shall constitute a transaction that qualifies under Section 351 of the Code and (B) the ARYA Merger, together with the Second Merger, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) ARYA, the Company and TopCo hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, ARYA and the Company shall deliver to Kirkland & Ellis and Goodwin Procter LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Mergers and Goodwin Procter LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Exchange.

(b) Certain Covenants and Restrictions. TopCo shall (i) not make any election under Section 336 or 338 of the Code (or similar provision of Law) with respect to the acquisition of any Group Company pursuant to this Agreement, and shall not permit any of its Affiliates to do so, without the express written consent of the Company (which consent may be withheld in its sole discretion), and (ii) ensure that on the Closing Date TopCo’s place of effective management (werkelijke leiding) will be located in Germany for the purposes of the agreement between the Kingdom of the Netherlands and the Federal Republic of Germany for the avoidance of double taxation (Verdrag tussen het Koninkrijk der Nederlanden en de Bondsrepubliek Duitsland tot het vermijden van dubbele belasting en het voorkomen van het ontgaan van belasting met betrekking tot belastingen naar het inkomen).

(c) Gain Recognition Agreements. Upon the written request of a Participating Shareholder or Pre-Closing ARYA Holder (or any direct or indirect owner thereof) that owns five percent (5%) or more of TopCo immediately after the Closing (directly or constructively, as determined under applicable Treasury Regulations), TopCo shall use reasonable best efforts to (i) furnish to such person such information as such person reasonably requests in connection with such persons preparation of any “gain recognition agreement” (in accordance with the rules of Treasury Regulations Section 1.367(a)-8 and (ii) provide such person with the information reasonably requested by such person for purposes of determining whether there has been any “triggering event” (or potential “triggering event”) under the terms of such agreement, in each case at the sole cost and expense of such requesting person, and, as applicable, information reasonably requested by such person in connection with such triggering event to make a substitute gain recognition agreement.

(d) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to Pre-Closing ARYA Holders information reasonably necessary to compute income of any such holder (or its direct or indirect owners) arising as a result of ARYA’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (ii) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period.

(e) ARYA Taxable Year. The Parties agree to treat the taxable year of ARYA as ending on the Closing Date for U.S. federal income tax purposes.

Section 6.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TopCo, the Merger Subs and the Company shall not, and each of them shall cause their Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a substantial portion of any of the assets of any Group Company, TopCo or either Merger Sub, at least 5% of the Equity Securities of any Group Company, TopCo or either Merger Sub or the businesses of any Group Company, TopCo or either Merger Sub (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (B) make an equity or similar investment in any Group Company, TopCo, either Merger Sub or their respective Affiliates (clause (A) or (B), an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 6.6(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company, TopCo or either Merger Sub (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6 or further an Acquisition Proposal. The Company, TopCo and each Merger Sub agrees to (x) notify ARYA promptly upon receipt of any Acquisition Proposal by TopCo, any Merger Sub or any Group Company, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), and (y) keep ARYA fully informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ARYA shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a material portion of any the assets of ARYA, the Equity Securities of ARYA or the businesses of ARYA (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (B) make an equity or similar investment in ARYA or their Affiliates (clause (A) or (B), an “ARYA Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “ARYA Acquisition Proposal” for the purposes of this Section 6.6(b) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an ARYA Acquisition Proposal; (iii) enter into any Contract regarding an ARYA Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 6.6 or further an ARYA Acquisition Proposal. ARYA agrees to (x) notify the Company promptly upon receipt of any ARYA Acquisition Proposal by ARYA, and to describe the terms and conditions of any such ARYA Acquisition Proposal in reasonable detail (including the identity of any person or entity making such ARYA Acquisition Proposal), and (y) keep the Company fully informed on a current basis of any modifications to such offer or information.

Section 6.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable (but in any event no more than ten (10) Business Days following the delivery of the Closing Company Audited Financial Statements in accordance with Section 6.15) following the date of this Agreement, ARYA, TopCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus and which will be used for the ARYA Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by ARYA’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of ARYA, TopCo and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. ARYA, on the one hand, and the Company, TopCo and each Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of ARYA or TopCo to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of ARYA, the Company, or, in the case of the Company, TopCo or either Merger Sub, ARYA thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of ARYA, the Company, or, in the case of the Company, TopCo or either Merger Sub, ARYA (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing ARYA Holders. TopCo shall promptly advise ARYA of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of ARYA and TopCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8 ARYA Shareholder Approval. As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within thirty (30) Business Days of the effectiveness of the Registration Statement / Proxy Statement, ARYA shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting (the “ARYA Shareholders Meeting”) in accordance with the Governing Documents of ARYA, for the purposes of obtaining the ARYA Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an ARYA Shareholder Redemption. ARYA shall, through its board of directors, recommend to its shareholders the (i) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by ARYA, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; (iii) adoption and approval of the First Merger and the Second Merger, along with, in each case, the First Merger Documents and the Second Merger Documents and the transactions contemplated thereby (the “Merger Proposal”); and (iv) the adjournment of the ARYA Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (iv) together, the “Transaction Proposals”); provided, that ARYA may postpone or adjourn the ARYA Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the ARYA Shareholder Approval, (B) for the absence of a quorum or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that ARYA has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing ARYA Holders prior to the ARYA Shareholders Meeting; provided that in no event shall ARYA adjourn the ARYA Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date more than thirty (30) Business Days after the original date of the ARYA Shareholders Meeting or, without the consent of the Company, to a date that is beyond the Termination Date.

Section 6.9 ARYA Merger Sub Shareholder Approval. Immediately following the execution of this Agreement, TopCo shall approve and adopt this Agreement and the First Merger, as the sole shareholder of ARYA Merger Sub.

Section 6.10 IB Merger Sub Shareholder Approval. Immediately following the execution of this Agreement, TopCo shall approve and adopt this Agreement and the Second Merger, as the sole shareholder of IB Merger Sub.

Section 6.11 Conduct of Business of ARYA. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ARYA shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.11 of the ARYA Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of ARYA or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of ARYA or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of ARYA or any of its Affiliates, other than, for the avoidance of doubt, for the ARYA Shareholder Redemption;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ARYA or any of its Subsidiaries;

(f) issue any Equity Securities of ARYA or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of ARYA or any of its wholly owned Subsidiaries;

(g) enter into, renew, modify or revise any ARYA Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a ARYA Related Party Transaction), other than the entry into any ARYA Related Party Contract with respect to the incurrence of Indebtedness permitted by Section 6.11(d);

(h) engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities that are otherwise permitted under this Section 6.11 (including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement, any Ancillary Document or the Shareholders Undertaking) or consented to by the Company pursuant to this Section 6.11;

(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution

(j) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(k) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.11.

Section 6.12 Company Equity Plan. The board of directors and shareholder(s) of TopCo shall, in consultation with the Company and ARYA, approve and adopt an omnibus equity incentive plan (“TopCo Equity Plan”), in the manner prescribed under Section 422 of the Code and other applicable Laws, effective as of the day before the Closing Date, reserving 8,057,779 TopCo Ordinary Shares for grant thereunder and with vesting terms and conditions set forth on Section 6.12 of the Company Disclosure Schedule and such other terms and conditions that are reasonably satisfactory to the Company and ARYA prior to the Closing or the compensation committee of the TopCo Supervisory Board following the Closing. Subject to the immediately subsequent sentence, following the Closing, TopCo will grant options to purchase TopCo Ordinary Shares under the TopCo Equity Plan (“TopCo Options”), in such amounts and allocations as the TopCo Board shall determine, which will vest in accordance with the vesting schedule set forth in Section 6.12 of the Company Disclosure Schedule and have such other terms and conditions that are reasonably satisfactory to the Company and ARYA prior to the Closing or by the TopCo Supervisory Board (or, if there only is one board of directors of TopCo at such time, then such board of directors of TopCo). As promptly as practicable after the date hereof (but in any event prior to the mailing of the Registration Statement / Proxy Statement with the SEC), ARYA and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either ARYA or the Company) to the members of management of the Company that will receive performance-based options out of the TopCo Equity Plan with the vesting schedule described in Section 6.12 of the Company Disclosure Schedule at or promptly following the Closing and the allocation thereof among such management members in an aggregate amount of 3,706,465 performance-based options out of the TopCo Equity Plan, and each of ARYA and the Company shall reasonably cooperate and work in good faith with each other in order to determine the foregoing.

Section 6.13 Nasdaq Listing. The Company shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq (and ARYA, the Company and the Merger Subs shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of Nasdaq.

Section 6.14 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, ARYA shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of ARYA pursuant to the ARYA Shareholder Redemption, (B) pay the amounts due to the underwriters of ARYA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to TopCo in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.15 PCAOB Financials.

(a) As soon as reasonably practicable (and pursuant to the procedures set forth on Section 6.15 of the Company Disclosure Schedules), the Company shall deliver to TopCo and ARYA (i) the Closing Company Audited Financial Statements, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo and/or ARYA with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo and/or ARYA with the SEC in connection with the Transactions, (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, TopCo and ARYA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law.

Section 6.16 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of ARYA, as provided in a ARYA’s Governing Documents or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, TopCo shall advance expenses in connection with such indemnification as provided in ARYA’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the ARYA Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of ARYA (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 6.16 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of ARYA as of the date hereof with respect to matters occurring on or prior to the Closing (the “ARYA D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the ARYA’s directors’ and officers’ liability insurance policies as of the date hereof; provided that TopCo shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by ARYA prior to the date of this Agreement and, in such event, TopCo shall purchase the maximum coverage available for 300% of the most recent annual premium paid by ARYA prior to the date of this Agreement.

(d) If TopCo, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or such Group Company shall assume all of the obligations set forth in this Section 6.16.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.16 are intended to be third-party beneficiaries of this Section 6.16. This Section 6.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo and the Group Companies.

Section 6.17 Post-Closing Directors and Officers.

(a) TopCo shall take all such action within its power as may be necessary or appropriate such that (a) effective immediately after the Closing, (i) the supervisory board of TopCo (the “TopCo Supervisory Board”) shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors; (ii) the management board of TopCo (the “TopCo Management Board”) shall consist of one director; (iii) the initial members of the TopCo Supervisory Board are the individuals determined in accordance with Section 6.17(b) and Section 6.17(c), with each such individual being in the class of directors determined pursuant to Section 6.17(b) or Section 6.17(c), as applicable; (iv) the initial members of the compensation committee, audit committee and nominating committee of the TopCo Supervisory Board are the individuals determined in accordance with Section 6.17(d), (v) the initial member of the TopCo Management Board is the individual determined in accordance with Section 6.17(e); (vi) the members of the executive committee of TopCo (the “TopCo Executive Committee”) are the individuals determined in accordance with Section 6.17(h); and (vii) the Governing Documents of TopCo shall be in a form that reflects the terms set forth on Section 6.17(a) of the Company Disclosure Schedules and such other terms and conditions that are reasonably satisfactory to the Company and ARYA (the “Agreed TopCo Governing Documents”), and each of ARYA and the Company shall reasonably cooperate and work in good faith with each other in order to finalize and agree to other terms and conditions of the Agreed TopCo Governing Documents, and (b) upon the first (1st) anniversary of the Closing Date, the TopCo Board shall be automatically reorganized as a “one-tier” board of directors as set forth in the Agreed TopCo Governing Documents, with nine (9) directors divided into three (3) classes, designated Class I, II and III and with the directors of the TopCo Supervisory Board serving on the “one-tier” board in the same class that such director served immediately prior to such time, unless otherwise agreed by TopCo and the Sponsor.

(b) Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, ARYA shall designate two (2) individuals to serve as Class III directors on the TopCo Supervisory Board immediately after the Closing, with each such designation being subject to the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, the Company shall designate one (1) individual to serve as a Class III director on the TopCo Supervisory Board, two (2) individuals to serve as Class II directors on the TopCo Supervisory Board and two (2) individuals that are Class I directors on the TopCo Supervisory Board, in each case, immediately after the Closing, with each such designation being subject to the prior written consent of ARYA (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, ARYA and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA) to the directors that will serve on the compensation committee, the audit committee and the nominating committee of the TopCo Supervisory Board.

(e) Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, ARYA and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA) to the individual that will serve as a director on the TopCo Management Board immediately after the Closing.

(f) Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, ARYA and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ARYA) to the individuals that will be members of the TopCo Executive Committee and the titles thereof, in each case, immediately after the Closing.

Section 6.18 Conduct of Business of TopCo and the Merger Subs. Except as set forth in Section 6.18 of the Company Disclosure Schedules, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TopCo and each Merger Sub shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by ARYA (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.19 Required Company Board Approval and Required Company Shareholders Consent. As promptly as practicable (and in any event prior to the date that is thirty (30) days) following the date hereof, (a) the supervisory board of the Company shall, if required or appropriate, waive any requirements as to form and notice periods for the convening of a meeting of the supervisory board, resolve on the approval of the transfer of Company Shares as required pursuant to section 16.1.6 and 20.1 of the Company’s articles of association in order to implement the Exchange (the “Required Company Board Approval”), and (b) the Company shall (i) duly give notice, (ii) duly convene and hold the shareholders’ meeting in accordance with section 10.3 of the Company’s articles of association, for the purposes of obtaining the shareholders’ meeting’s approval of the transfer of Company Shares as required in order to implement the Exchange in accordance with section 10.8.10 of the Company’s articles of association (the “Required Company Shareholders’ Consent”) and (iii) the Company shall, through its supervisory board, recommend that the Company Shareholders approve the matters described in clause (b)(ii).

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Required ARYA Shareholder Approval shall have been obtained;

(d) the Required Company Shareholders’ Consent shall have been obtained;

(e) after giving effect to the transactions contemplated hereby (including the PIPE Financing), TopCo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing;

(f) the Aggregate TopCo Transaction Proceeds shall be equal to or greater than $150,000,000; and

(g) the Aggregate PIPE Proceeds shall be equal to or greater than $100,000,000.

Section 7.2 Other Conditions to the Obligations of ARYA. The obligations of ARYA to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by ARYA of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations set forth in Sections 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Sections 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the of the Company set forth in Article 3 and TopCo and the Merger Subs in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company, TopCo and the Merger Subs shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company, TopCo and the Merger Subs under this Agreement or the Shareholder Undertaking at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d) the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting or management board of TopCo and TopCo’s Governing Documents;

(e) the Company Shareholders representing 92% of the issued and outstanding Company Shares immediately prior to the Closing have entered into, and are bound by, the Shareholder Undertaking, and the same has not been revoked, modified, amended, waived or terminated;

(f) TopCo’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and TopCo shall not have received any notice of non-compliance therewith, and the TopCo Ordinary Shares shall have been approved for listing on Nasdaq; and

(g) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to ARYA the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to ARYA; and

(ii) the Investor Rights Agreement duly executed by TopCo and the IRA Company Shareholders.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the ARYA Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of ARYA contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ARYA Material Adverse Effect” or any similar limitation set forth herein) in all respects as the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ARYA Material Adverse Effect;

(b) ARYA shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, ARYA shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of ARYA, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Investor Rights Agreement duly executed by the Sponsor.

Section 7.4 Frustration of Closing Conditions. None of the Company, TopCo or either Merger Sub may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused of the Company, TopCo or either Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement. ARYA may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by ARYA’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of ARYA and the Company;

(b) by ARYA, if any of the representations or warranties set forth in Article 3 or 4 shall not be true and correct or if the Company, TopCo or either Merger Sub has failed to perform any covenant or agreement on the part of the Company, Topco or either Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company, and (ii) the Termination Date; provided, however, that ARYA is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if ARYA has failed to perform any covenant or agreement on the part of ARYA set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ARYA and (ii) the Termination Date; provided, however, that the Company, TopCo or any Merger Sub is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either ARYA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 10, 2020 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any ARYA if ARYA’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either ARYA or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either ARYA or the Company if the ARYA Shareholders Meeting has been held (including any adjournment thereof) has concluded, ARYA’s shareholders have duly voted and the Required ARYA Shareholder Approval was not obtained; or

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 6.3, this Section 8.2, Article 1 and Article 9 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for a willful or material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Second Merger Effective Time, except for Sections 6.4(b) (the Closing Filing), 6.12

(Company Equity Plan), 6.16 (Indemnification; Directors’ and Officers’ Insurance) and 6.17 (Post-Closing Directors and Officers), which by their terms contemplate performance after the Second Merger Effective Time.

Section 9.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of ARYA (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company or TopCo (after the Closing), on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) ARYA on the one hand, and the Company, on the other hand, prior to the Closing and (b) TopCo, on the one hand, and the Company, on the other hand, after the Closing; provided, however, that none of the provisions that survive the Second Merger Effective Time shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to ARYA, to:

c/o ARYA Science Acquisition Corp.

51 Astor Place, 10th Floor

New York, NY 10003

Attention:	Michael Altman
Konstantin Poukalov
Facsimile:	(646) 205-5301
E-mail:	Michael@perceptivelife.com
Konstantin@perceptivelife.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Jonathan L. Davis, P.C.
Christian Nagler
Ryan Brissette
Facsimile:	(212) 446-6460
E-mail:	jonathan.davis@kirkland.com
christian.nagler@kirkland.com
ryan.brissette@kirkland.com

(b) If to the Company or, after the Closing, TopCo to:

Immatics Biotechnologies GmbH

Paul-Ehrlich-Str. 15

72076 Tuebingen

Germany

Attention: CEO

Facsimile: 49 (7071) 5397-900

with a copy (which shall not constitute notice) to:

Immatics Biotechnologies GmbH

Machtlfinger Strasse 11

81379 Munich

Germany

Attention: CBO

E-mail: partnering@immatics.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Jocelyn M. Arel
Mitchell S. Bloom
Michael R. Patrone
Facsimile:	(617) 321-4344
E-mail:	jarel@goodwinlaw.com
mbloom@goodwinlaw.com
mpatrone@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall apply to the Mergers).

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and ARYA shall pay, or cause to be paid, all Unpaid ARYA Expenses and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid ARYA Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ARYA, any documents or other materials posted to the electronic data room located <http://www.live.irooms.net> under the project name “Project Helios” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Shareholder Undertaking, the terms of this Agreement shall prevail.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the ARYA Disclosure Schedules corresponding to any Section or subsection of Article 3 or Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the ARYA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article 3 or Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the ARYA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3, 4 or 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.16, Section 6.17, the last sentence of this Section 9.9 and Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 6.17 and this Section 9.9.

Section 9.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.12 Knowledge of Company; Knowledge of ARYA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to ARYA’s knowledge” and “to the knowledge of ARYA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the ARYA Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the ARYA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of ARYA (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 9.14 Extension; Waiver. The Company may (on behalf of itself, TopCo and/or each Merger Sub) (a) extend the time for the performance of any of the obligations or other acts of ARYA set forth herein, (b) waive any inaccuracies in the representations and warranties of ARYA set forth herein or (c) waive compliance by ARYA with any of the agreements or conditions set forth herein. ARYA may prior to the First Merger Effective Time (i) extend the time for the performance of any of the obligations or other acts of the Company, TopCo and each Merger Sub set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company, TopCo and each Merger Sub set forth herein or (iii) waive compliance by the Company, TopCo and/or each Merger Sub with any of the agreements or conditions set forth herein. Any agreement on the part of ARYA to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of ARYA and any agreement on the part of the Company, TopCo and either Merger Sub to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Company. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “Related Proceeding”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York or the Delaware Court of Chancery and (b) neutral and independent of each Party. The Parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 9.16, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 9.16 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18 Trust Account Waiver. Reference is made to the final prospectus of ARYA, filed with the SEC (File No. 333-227283) on October 4, 2018 (the “Prospectus”). The Company, TopCo and the Merger Subs each acknowledges and agrees and understand that ARYA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ARYA’s public shareholders (including overallotment shares acquired by ARYA’s underwriters, the “Public Shareholders”), and ARYA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ARYA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, TopCo and the Merger Subs each hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, TopCo, either Merger Sub or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ARYA or its Representatives, on the one hand, and the Company, TopCo, either Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, TopCo and each Merger Sub on its own behalf and on behalf of its Representatives hereby irrevocably waives any Trust Account Released Claims that the Company, TopCo, each Merger Sub or any of their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with AYRA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with AYRA or its Affiliates).

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

IMMATICS, B.V.

By:	/s/ Thomas Ulmer
Name:	Thomas Ulmer
Title:	Managing Director

IMMATICS BIOTECHNOLOGIES GMBH,

By:	/s/ Rainer Kramer
Name:	Rainer Kramer
Title:	CBO

By:	/s/ Harpreet Singh
Name:	Harpreet Singh
Title:	CEO

IMMATICS MERGER SUB 1

By:	/s/ Jordan Silverstein
Name:	Jordan Silverstein
Title:	Director

IMMATICS MERGER SUB 2

By:	/s/ Jordan Silverstein
Name:	Jordan Silverstein
Title:	Director

ARYA SCIENCES ACQUISITION CORP.

By:	/s/ Adam Stone
Name:	Adam Stone
Title:	Chief Executive Officer

Annex E

FORM OF INVESTOR RIGHTS AND LOCK-UP AGREEMENT

THIS INVESTOR RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is entered into as of [•], 2020, by and among Immatics B.V., a Dutch private limited liability company (“TopCo”), the parties listed as Investors on Schedule I hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, ARYA Sciences Acquisition Corp., a Cayman Islands exempted limited company (“ARYA”), TopCo, Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”), and Immatics Biotechnologies GmbH, a German limited liability company (the “Company”) have entered into that certain Business Combination Agreement, dated as of March 17, 2020 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things: (i) each Participating Shareholder (as defined in the Business Combination Agreement) of the Company exchanged his, her or its shares of the Company for TopCo Ordinary Shares on the terms and subject to the conditions therein (the “Exchange”) and (ii) ARYA Merger Sub will merge with and into ARYA (the “ARYA Merger”), with ARYA surviving as a wholly owned subsidiary of TopCo;

WHEREAS, ARYA, ARYA Sciences Holdings, a Cayman Islands exempted company (“Sponsor”), Dr. David Hung, Dr. Todd Wider and Kevin Conroy (together with Sponsor, the “ARYA Investors”) are parties to that certain Registration and Shareholder Rights Agreement, dated October 10, 2018 (the “Prior Agreement”);

WHEREAS, the ARYA Investors currently hold (i) Class B ordinary shares, par value $0.0001 per share, of ARYA issued by ARYA prior to the consummation of ARYA’s initial public offering (collectively, the “Founder Shares”) and (ii) warrants to purchase Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of ARYA issued by ARYA simultaneously with the consummation of ARYA’s initial public offering (the “Sponsor’s Warrants”);

WHEREAS, the Founder Shares will automatically convert into Class A Ordinary Shares at the time of the initial Business Combination (as defined in the Prior Agreement) on a one-for-one basis, subject to adjustment, on the terms and conditions provided in ARYA’s amended and restated memorandum and articles of association, as the same may be amended from time, and will be exchanged for TopCo Ordinary Shares in connection with the ARYA Merger;

WHEREAS, Sponsor will forfeit all Sponsor’s Warrants at the consummation of the Business Combination;

WHEREAS, certain Investors (“Company Investors”) hold ownership interests in the Company, consisting of ordinary shares (“Company Ordinary Shares”); shares designated as Series C preferred shares (“Company Series C Preferred Shares”); shares designated as Series D preferred shares (“Company Series D Preferred Shares”), and shares designated as Series E preferred shares (“Company Series E Preferred Shares” and together with Company Ordinary Shares, Company Series C Preferred Shares and Company Series D Preferred Shares, the “Company Shares”);

WHEREAS, the Company Shares will be exchanged for ordinary shares, par value $0.0001 per share, of TopCo (“TopCo Ordinary Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement to provide for the terms and conditions included herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 8.2.

“Agreement” is defined in the preamble to this Agreement.

“ARYA Investors” is defined in the preamble to this Agreement.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” is defined in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Company Investors” is defined in the preamble to this Agreement.

“Company Shares” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Dievini” means dievini Hopp BioTech holding GmbH & Co. KG.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Founder Shares” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Institutional Accredited Investor” means an institutional “accredited” investor as defined in Rule 501(a) of Regulation D under the Securities Act.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-up Period” is defined in Section 6.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“New Registration Statement” is defined in Section 2.1.4.

“New Securities” means all TopCo Ordinary Shares issued in connection with any of the ARYA Merger or the Exchange.

“Notices” is defined in Section 8.3.

“Permitted Transferee” means (i) the members of an Investor’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (ii) any trust for the direct or indirect benefit of an Investor or the immediate family of an Investor; (iii) if an Investor is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (iv) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in an Investor; (v) any affiliate of an Investor or the immediate family of such affiliate or (vi) any affiliate of an immediate family of the Investor.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior Agreement” is defined in the preamble to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“QIB” means “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) New Securities and (ii) all TopCo Ordinary Shares issued to any Investor with respect to such securities referenced in clause (i) by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by TopCo and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by TopCo or its successor with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4, Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Sponsor’s Warrants” is defined in the preamble to this Agreement.

“TopCo” is defined in the preamble to this Agreement.

“TopCo Ordinary Shares” is defined in the preamble to this Agreement.

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any TopCo Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any TopCo Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii), other than a Registration Statement filed pursuant to this Agreement. Notwithstanding the foregoing, a Transfer shall not be deemed to include any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. Provided compliance by the Investors with Section 3.4, TopCo shall prepare and file or cause to be prepared and filed with the Commission, no later than forty five (45) days following the Closing Date, a Registration Statement on Form F-3 or its successor form, or, if the Company is ineligible to use Form F-3, a Registration Statement on Form F-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities then held by such Investors that are not covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). TopCo shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and in no event later than the date that the Lock-up Period expires, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that TopCo files a Form F-1 pursuant to this Section 2.1, TopCo shall use its commercially reasonable efforts to convert the Form F-1 to a Form F-3 as soon as practicable after TopCo is eligible to use Form F-3.

2.1.2 Notification and Distribution of Materials. TopCo shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, TopCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.1.4 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs TopCo that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, TopCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-1, Form F-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, TopCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including, without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that TopCo used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event TopCo amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, TopCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to TopCo or to registrants of securities in general, one or more registration statements on Form F-1, Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5 Notice of Certain Events. TopCo shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). TopCo shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

2.1.6 Underwritten Takedown. If TopCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least $25,000,000 that TopCo effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then TopCo shall promptly give notice of such requested Underwritten Takedown at least seven (7) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the requesting holder has requested such offering under Section 2.1.6, and

(ii) subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities have requested TopCo to offer by request received by TopCo within two (2) Business Days after such holders receive TopCo’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(a) Promptly after the expiration of the two-Business Day-period referred to in Section 2.1.6(ii), TopCo will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.

(b) TopCo shall only be required to effectuate: (i) one Underwritten Takedown by each of (A) the ARYA Investors, collectively, and (B) the Company Investors, collectively within any six-month period; (ii) no more than three Underwritten Takedowns in respect of all Registrable Securities held by ARYA Investors after giving effect to Section 2.2.1(c); and (iii) no more than [three] Underwritten Takedowns in respect of all Registrable Securities held by Company Investors after giving effect to Section 2.2.1(d).

2.1.7 Block Trade. If TopCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least $10,000,000 that TopCo effect the sale of all or any portion of the Registrable Securities in a Block Trade, then TopCo shall, as expeditiously as possible, the offering in such Block Trade of the Registrable Securities for which such requesting holder has requested such offering under Section 2.1.7.

2.1.8 Selection of Underwriters. Selling holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to TopCo. In connection with an Underwritten Takedown, TopCo shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.9 Underwritten Takedowns effected pursuant to this Section 2.1 shall be counted as Demand Registrations effected pursuant to Section 2.2.

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time after the expiration of any lock-up to which an Investor’s shares are subject, if any, provided compliance by the Investors with Section 3.4, and provided further there is not an effective Resale Shelf Registration Statement available for the resale of the Registerable Securities pursuant to Section 2.1 (i) ARYA Investors who hold a majority of the Registrable Securities held by all ARYA Investors, (ii) Dievini or (iii) Company Investors (other than Dievini) who hold [•]1 of the Registrable Securities held by all Company Investors, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 or any similar long-form Registration or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. TopCo will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify TopCo within fifteen (15) days after the receipt by the holder of the notice from TopCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. TopCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; (b) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1; (c) more than three Underwritten Demand Registrations in respect of all Registrable Securities held by ARYA Investors; or (d) more than [three] Underwritten Demand Registrations in respect of all Registrable Securities held by Company Investors.

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and TopCo has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that TopCo shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Demand Registration. If the Demanding Holders so elect and such holders so advise TopCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of TopCo. The parties agree that, in order to be effected, any Underwritten Demand Registration must result in either aggregate proceeds to the selling shareholders of at least $[•] million2.

2.2.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Underwritten Demand Registration that is to be an underwritten offering advises TopCo and the Demanding Holders in writing that, in

[1]	Note to Draft: To be determined based on post-Closing pro forma capitalization.
[2]	Note to Draft: Amount to be determined based on pro forma cap table and anticipated market cap.

such Underwriter’s or Underwriters’ opinion, the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other TopCo Ordinary Shares or other securities which TopCo desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of TopCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then TopCo shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the TopCo Ordinary Shares or other securities that TopCo desires to sell; and (iii) any TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Shares.

2.2.5 Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to TopCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering, then either the Demanding Holders shall reimburse TopCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.1.

2.3 Piggy-Back Registration.

2.3.1 Piggy-Back Rights. If at any time after the expiration of the any lock-up to which an Investor’s shares are subject, if any, provided compliance by the Investors with Section 3.4, TopCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by TopCo for its own account or for shareholders of TopCo for their account (or by TopCo and by shareholders of TopCo including, without limitation, pursuant to Section 2.2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to TopCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of TopCo or (iv) for a dividend reinvestment plan, then TopCo shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The foregoing rights shall not be available to any Investor at such time as (i) there is an effective Resale Shelf Registration Statement available for the resale of the Registerable Securities pursuant to Section 2.1, (ii) such Registration is solely to be used for the offering of securities by TopCo for its own account and (iii) no other shareholder of TopCo is entitled to participate in such Registration. TopCo shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of TopCo and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises TopCo and the holders of Registrable Securities in writing that the dollar amount or number of TopCo Ordinary Shares which TopCo desires to sell, taken together with Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then TopCo shall include in any such registration:

(a) If the registration is undertaken for TopCo’s account: (A) first, the TopCo Ordinary Shares or other securities that TopCo desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the TopCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities or TopCo, (A) first, the TopCo Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the TopCo Ordinary Shares or other securities that TopCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the TopCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to TopCo of such request to withdraw prior to the effectiveness of the Registration Statement, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown. TopCo (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, TopCo shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever TopCo is required to effect the registration of any Registrable Securities pursuant to Section 2, TopCo shall use its commercially reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. TopCo shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which TopCo then qualifies or which counsel for TopCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that TopCo shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if TopCo shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of TopCo stating that, in the good faith judgment of the Board of Directors of TopCo (the “TopCo Board”), it would be materially detrimental to TopCo and its shareholders for such Registration Statement to be effected at such time.

3.1.2 Copies. TopCo shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. TopCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4 Notification. After the filing of a Registration Statement, TopCo shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and TopCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, TopCo shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5 Securities Laws Compliance. TopCo shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of TopCo and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that TopCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. TopCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of TopCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of TopCo.

3.1.7 Comfort Letter. In the event of an Underwritten Takedown or an Underwritten Demand Registration, TopCo shall obtain a “cold comfort” letter from TopCo’s independent registered public accountants in the event of an underwritten offering, and a customary “bring-down” thereof, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders. For the avoidance of doubt, this Section 3.17 shall not apply to Block Trades.

3.1.8 Opinions and Negative Assurance Letters. In the event of an Underwritten Takedown or an Underwritten Demand Registration, on the date the Registrable Securities are delivered for sale pursuant to any Registration, TopCo shall obtain an opinion and negative assurances letter, each dated such date, of one (1) counsel representing TopCo for the purposes of such Registration, including an opinion of local counsel if applicable, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders. For the avoidance of doubt, this Section 3.18 shall not apply to Block Trades.

3.1.9 Cooperation. The principal executive officer of TopCo, the principal financial officer of TopCo, the principal accounting officer of TopCo and all other officers and members of the management of TopCo shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10 Transfer Agent. TopCo shall provide and maintain a transfer agent and registrar for the Registrable Securities.

3.1.11 Records. Upon execution of confidentiality agreements, TopCo shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any

Underwriter, all financial and other records, pertinent corporate documents and properties of TopCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause TopCo’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12 Earnings Statement. TopCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13 Road Show. If an offering pursuant to this Agreement is conducted as an Underwritten Takedown or Underwritten Demand Registration and involves Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) exceeds $[50,000,000], TopCo shall use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such offering.

3.1.14 Listing. TopCo shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by TopCo are then listed or designated.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from TopCo of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by TopCo, pursuant to a written insider trading compliance program adopted by the TopCo Board, of the ability of all “insiders” covered by such program to transact in TopCo’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in TopCo’s securities is removed, as applicable, and, if so directed by TopCo, each such holder will deliver to TopCo all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The foregoing right to delay or suspend may be exercised by TopCo for no longer than 180 days in any consecutive 12-month period.

3.3 Registration Expenses. TopCo shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2.1, any Underwritten Takedown pursuant to Section 2.1.6, any Block Trade pursuant to Section 2.1.7 (other than expenses set forth below in clause (ix) of this Section 3.3), any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) TopCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for TopCo and fees and expenses for independent certified public accountants retained by TopCo; (viii) the fees and expenses of any special experts retained by TopCo in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration not to exceed $62,500. TopCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but TopCo shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

3.4 Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by TopCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with TopCo’s obligation to comply with Federal and applicable state securities laws.

3.5 Other Obligations. At any time and from time to time after the expiration of any lock-up to which such shares are subject, if any, in connection with a sale or transfer of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, TopCo shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, TopCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or transfers.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by TopCo. TopCo agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by TopCo of the Securities Act or any rule or regulation promulgated thereunder applicable to TopCo and relating to action or inaction required of TopCo in connection with any such registration; and TopCo shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that TopCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to TopCo, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless TopCo, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to TopCo by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse TopCo, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. TopCo covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. LOCK-UP AGREEMENTS.

6.1 Investor Lock-Up3. Each Investor agrees that such Investor shall not Transfer any TopCo Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for TopCo Ordinary Shares (including New Securities) for 180-days following the Closing Date (the “Lock-up Period”). The foregoing restriction is expressly agreed to preclude each Investor during such 180-day period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s TopCo Ordinary Shares even if such TopCo Ordinary Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such 180-day period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Investor’s TopCo Ordinary Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Ordinary Shares. The foregoing notwithstanding, each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell TopCo Ordinary Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of TopCo Ordinary Shares during the Lock-up Period. The foregoing restrictions shall not apply to Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an Investor; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (v) in the event of TopCo’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its

[3]

Subject to the Prior Agreement, the ARYA Investors are subject to a lockup for shares of TopCo issued in respect of shares issued prior to the closing date of the Business Combination Agreement, for the period ending on the earlier of (A) one year after the completion of ARYA’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after ARYA’s initial Business Combination or (y) the date on which ARYA completes a liquidation, merger, share exchange or other similar transaction that results in all of ARYA’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

shareholders having the right to exchange their TopCo ordinary shares for cash, securities or other property; provided that in the case of (i) or (iii), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 6.1.

7. BOARD OF DIRECTORS AND CONSENT RIGHT.

7.1 ARYA Directors. Until the fifth (5th) anniversary of the date of this Agreement, at each annual or special meeting of shareholders of TopCo, ARYA Investors who represent a majority in interest of the Registrable Securities held by all ARYA Investors shall have the right, but not the obligation, to designate for election as a director of TopCo, and the TopCo Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to TopCo’s shareholders) two individuals to serve on the TopCo Board (one Class I Director and one Class III Director); provided, however, that if any time during such five-year period, ARYA Investors collectively own less than [•]% of the TopCo Ordinary Shares but more than [•]% of the TopCo Ordinary Shares (in each case, as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the foregoing will apply only to one individual to serve as a Class I Director of TopCo, and if at any time during such five-year period ARYA Investors collectively own less than [•]% of the TopCo Ordinary Shares (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of ARYA Investors and obligations of the TopCo Board under this Section 7.1 shall terminate. The directors designated pursuant to this Section 7.1 may, but do not need to, qualify as “independent” pursuant to the listing standards of Nasdaq. For the avoidance of doubt, the individuals designated by the ARYA Investors to serve on the TopCo Board shall serve on the “supervisory board” of TopCo, at such time as the TopCo Board is structured as a “two-tier” board; on such date as the TopCo Board is reorganized to be structured as a “one-tier” board pursuant to Section [•] of the TopCo Articles of Association in effect on the date hereof (the “Board Structure Provision”) and the individuals designated by the ARYA Investors to serve on the TopCo Board shall continue as directors of TopCo without any further action by the ARYA Investors.

7.2 ARYA Director Vacancies. Each Investor agrees to vote, or cause to be voted, all TopCo Ordinary Shares owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that: (a) no director elected pursuant to Section 7.1 may be removed from office, unless: (i) such removal is directed or approved by the affirmative vote of ARYA Investors entitled under Section 7.1 to designate such director; or (ii) ARYA Investors are no longer entitled to designate TopCo directors pursuant to Section 7.1; and (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 7.1 shall be filled pursuant to the provisions of this Section 7. TopCo and the TopCo Board shall take all actions necessary to fill such vacancy with such replacement director promptly upon written notice to TopCo of the name of such replacement director by ARYA Investors entitled under Section 7.1 to designate such director.

7.3 Dievini Directors. Until the fifth (5th) anniversary of the date of this Agreement, at each annual or special meeting of shareholders of TopCo, Dievini shall have the right, but not the obligation, to designate for election as a director of TopCo, and the TopCo Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to TopCo’s shareholders) two individuals to serve on the TopCo Board (one Class I Director and one Class III Director); provided, however, that if any time during such five-year period, Dievini owns less than [•]% of the TopCo Ordinary Shares but more than [•]% of the TopCo Ordinary Shares (in each case, as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the foregoing will apply only to one individual to serve as a Class I Director of TopCo, and if at any time during such five-year period Dievini owns less than [•]% of the TopCo Ordinary Shares (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event), the rights of Dievini and obligations of the TopCo Board under this Section 7.3 shall terminate. The directors designated pursuant to this Section 7.3 may, but do not need to, qualify as “independent” pursuant to the listing standards of Nasdaq. For the avoidance of doubt, the individuals designated by Dievini to serve on the TopCo

Board shall serve in accordance with the Board Structure Provision and the individuals designated by Dievini to serve on the TopCo Board shall continue as directors of TopCo without any further action by Dievini.

7.4 Dievini Director Vacancies. Each Investor agrees to vote, or cause to be voted, all TopCo Ordinary Shares owned by such Investor, or over which such Investor has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that: (a) no director elected pursuant to Section 7.3 may be removed from office, unless: (i) such removal is directed or approved by the affirmative vote of Dievini entitled under Section 7.3 to designate such director; or (ii)Dievini is no longer entitled to designate TopCo directors pursuant to Section 7.3; and (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 7.3 shall be filled pursuant to the provisions of this Section 7. TopCo and the TopCo Board shall take all actions necessary to fill such vacancy with such replacement director promptly upon written notice to TopCo of the name of such replacement director by Dievini entitled under Section 7.3 to designate such director.

7.5 Indemnification. As promptly as reasonably practicable following the request of any director designated pursuant to Section 7.1 or Section 7.3, TopCo shall enter into an indemnification agreement with the director, in the form entered into with the other members of the TopCo Board or, if not entered into by other members of the TopCo Board, a customary form. TopCo shall pay the reasonable, documented and out-of-pocket expenses incurred by such director related to his or her service to TopCo, including attending meetings of the TopCo Board or any committee or sub-committee thereof or events attended on behalf of TopCo or any of its subsidiaries at TopCo’s request. For so long as a director designated pursuant to Section 7.1 or Section 7.3 serves as a director of TopCo, TopCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any director designated pursuant to Section 7.1 or Section 7.3 as and to the extent consistent with applicable law, including but not limited to under the articles of association of TopCo (except to the extent such amendment or alteration permits TopCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto). TopCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the TopCo Board to be reasonable and customary and (ii) for so long as any director designated pursuant to Section 7.1 or Section 7.3 serves as a director of the TopCo Board, maintain such coverage with respect to such director; provided that upon removal or resignation of such director for any reason, TopCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

7.6 Consent Right. None of TopCo, the TopCo Board or any of the Company Investors shall take any action to amend or repeal the Board Structure Provision without the express written consent of a majority in interest of the ARYA Investors. The right provided for in this Section 7.6 shall be of no further force or effect upon the adoption by TopCo of a “one-tier” board structure on the one-year anniversary of the date of this Agreement.

8. MISCELLANEOUS.

8.1 Other Registration Rights and Arrangements. TopCo represents and warrants that no person, other than a holder of the Registrable Securities has any right to require TopCo to register any of TopCo’s share capital for sale or to include TopCo’s share capital in any registration filed by TopCo for the sale of shares for its own account or for the account of any other person. The parties hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. TopCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

8.2 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of TopCo hereunder may not be assigned or delegated by TopCo in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 8.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to TopCo a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to TopCo no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

8.3 Amendments and Modifications. Upon the written consent of TopCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, which majority shall include ARYA Investors who hold a majority in interest of the Registrable Securities held by all ARYA Investors at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects an Investor, solely in his, her or its capacity as a holder of the shares of capital stock of TopCo, in a manner that is materially different from other Investors (in such capacity) shall require the consent of such Investor so affected. No course of dealing between any Investor or TopCo and any other party hereto or any failure or delay on the part of an Investor or TopCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or TopCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

8.4 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Investor, such Investor will have no rights under this Agreement and all obligations of TopCo to such Investor under this Agreement shall terminate upon the earlier of (x) the date at least one year after the date hereof that such Investor ceases to hold at least 1% of the Registrable Securities outstanding on the date hereof or (y) if such Investor is a director or an executive officer of TopCo, the date such Investor no longer serves as a director or an executive officer of TopCo; provided, however, that such termination as to an Investors shall not apply to the following provisions until such Investor no longer holds any Registrable Securities: Sections 3.1.4, 3.1.5, 3.1.10, 3.1.12, 3.1.14, 3.2, 3.3, 3.4, 3.5, 7.5, 8.3, 8.5 and Articles IV and V.

8.5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to TopCo:

Immatics Biotechnology, GmbH

Attn:
Email:

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Jocelyn Arel

Facsimile: (617) 321-4344

Email: JArel@goodwinprocter.com

If to ARYA:

51 Astor Place, 10th floor

New York, NY 10003

Attn: Secretary

Email: [•]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Jonathan L. Davis

Christian O. Nagler

Peter S. Seligson

Ryan Brissette

Facsimile: (212) 446-4934

Email: jonathan.davis@kirkland.com

cnagler@kirkland.com

peter.seligson@kirkland.com

ryan.brissette@kirkland.com

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in TopCo’s books and records.

8.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

8.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation the Prior Agreement.

IN WITNESS WHEREOF, the parties have caused this Investor Rights and Lock-Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[TOPCO]:

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Investor Rights and Lock Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTORS:

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on                             , 20        , by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights and Lock-Up Agreement dated as of [•], 2020 (the “Agreement”), by and among TopCo and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain ordinary shares of TopCo (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

Print Name:	[TOPCO]

By:	By:

SCHEDULE I

Annex F

Final

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of March 17, 2020, is made by and among ARYA Sciences Holdings, a Cayman Islands exempted limited company (the “Sponsor”), the other holders of ARYA Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (“ARYA”), and Immatics B.V., a Netherlands private limited liability company (“TopCo”). Sponsor, the Other Class B Holders, ARYA and TopCo shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, ARYA, TopCo and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement, pursuant to which (a) the Class B Holders will, among other things, vote, at any duly called meeting of the shareholders of ARYA, in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the First Merger), (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of ARYA or any other anti-dilution or similar protection with respect to the ARYA Class B Shares related to the transactions contemplated by the Business Combination Agreement, and (c) the Sponsor will forfeit the Sponsor Warrants subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the First Merger Effective Time.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Class B Holders, by this Agreement, with respect to their ARYA Class B Shares, hereby agree to vote at any duly called meeting of the shareholders of ARYA (or any adjournment or postponement thereof), and in any action by written resolution of the shareholders of ARYA, all of such Class B Holder’s ARYA Class B Shares: (a) in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, and (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement and considered and voted upon by the shareholders of ARYA.

2. Sponsor Forfeiture. The Sponsor hereby agrees that, subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the First Merger Effective Time, the Sponsor shall automatically be deemed to irrevocably transfer, surrender and forfeit to ARYA for no consideration the Sponsor Warrants and that from and after such time the Sponsor Warrants shall be deemed to be cancelled and no longer outstanding. Each of the Parties shall take all reasonably necessary actions required to reflect the surrender and forfeiture of the Sponsor Warrants as of immediately prior to the First Merger Effective Time in the books and records of ARYA’s transfer agent.

3. Waiver of Anti-dilution Protection. Each Class B Holder hereby subject to, and conditioned upon, the occurrence of the Closing, waives (for himself, herself or itself, for his, her or its, successors, heirs and assigns) to the fullest extent of the law and the Amended and Restated Memorandum and Articles of Association of

F-1

ARYA, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the ARYA Class B Shares held by him, her or it convert into ARYA Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

4. Termination. This Agreement shall terminate, and have no further force and effect, if the Business Combination Agreement is terminated in accordance with its terms prior to the Closing under the Business Combination Agreement.

5. Incorporation by Reference. Sections 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), and 9.17 (Remedies) of the Business Combination Agreement apply to this Agreement mutatis mutandis.

signature page follows

F-2

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ARYA SCIENCES HOLDINGS

By:	/s/ Adam Stone
Name: Adam Stone
Title: Director

ARYA SCIENCES ACQUISITION CORP.

By:	/s/ Adam Stone
Name: Adam Stone
Title: Chief Executive Officer

IMMATICS B.V.

By:	/s/ Thomas Ulmer
Name: Thomas Ulmer
Title: Managing Director

CLASS B HOLDERS:

/s/ Kevin Conroy Kevin Conroy

/s/ Todd Wider Todd Wider

/s/ David Hung David Hung

F-3

SCHEDULE I

Other Class B Holders

1. Kevin Conroy

2. Todd Wider

3. David Hung

F-4

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant is a public limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a public limited liability company (naamloze vennootschap) and its name will be changed to Immatics N.V.

The Registrant’s Articles of Association provide for certain indemnification rights for its (former) directors and other executive officers (each an “indemnified officer”), and the Registrant may enter into indemnification agreements with each of its indemnified officers providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Dutch law or any other applicable laws.

Pursuant to the TopCo Articles of Association, the Registrant shall indemnify and hold harmless each of its indemnified officers against:

(a)

the reasonable costs of conducting a defense against claims, also including claims by the Registrant and its group companies, as a consequence of any acts or omissions in the fulfilment of their duties or any other duties currently or previously performed by them at the Registrant’s request;

(b)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(c)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(d)	the reasonable costs of appearing in other legal proceedings in which they are involved in such capacity, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf; and

(e)	any taxes payable by them as a result of any reimbursements.

No indemnification shall be given to an indemnified officer under the Registrant’s Articles of Association if and to the extent that:

i.

it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

ii.	the costs or financial loss are covered by an insurance and the insurer has paid out the costs or financial loss.

The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the TopCo Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the TopCo Articles of Association or other indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form F-4, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

See page F-1 for an index of the financial statements included in this registration statement on Form F-4.

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Business Combination Agreement, dated as of March 17, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2 (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2**	Amendment to Business Combination Agreement, dated as of June 7, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2.

2.3**	Plan of First Merger (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

2.4**	Plan of Second Merger (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

3.1*	Deed of Conversion of Immatics B.V.

3.2*	Form of Articles of Association of Immatics N.V. (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).

4.1*	Amended and Restated Warrant Agreement, between Continental Stock Transfer & Trust Company, Immatics B.V. and ARYA Sciences Acquisition Corp.

5.1*	Opinion of CMS Derks Star Busmann N.V. regarding the validity of the TopCo Shares.

8.1**	Opinion of Kirkland & Ellis LLP regarding certain U.S. tax matters.

8.2*	Opinion of De Brauw Blackstone Westbroek N.V. regarding certain Dutch tax matters.

8.3*	Opinion of Ogier regarding certain Cayman Islands tax matters.

10.1*	Form of Investor Rights Agreement (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).

10.2*	Form of Subscription Agreement.

10.3*	Form of Sponsor Letter Agreement (included as Annex F to the proxy statement/prospectus forming a part of this Registration Statement).

10.4*	Form of Director & Officer Indemnity Agreement.

10.5*†	Collaboration & License Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Center.

10.6*†	License Royalty Adjustment Agreement, dated as of January 5, 2016, by and between Immatics US, Inc. and The Board of Regents of The University of Texas System on behalf of the University of Texas M.D. Anderson Cancer Center.

10.7*†	Master Clinical Trial Agreement, dated as of December 1, 2016, by and between Immatics US, Inc. and The University of Texas MD Anderson Center.

10.8*†	Restricted Stock Acquisition Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Cancer Center.

10.9*†	Non-Exclusive License Agreement, dated as of August 3, 2015, by and between Immatics Biotechnologies GmbH and Stichting Sanquin Bloedvoorziening.

10.10*†	Facilities/Equipment Use and Services Agreement, dated as of September 1, 2015, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.11*†	Amendment Number 1 — Facilities/Equipment Use and Services Agreement, dated as of February 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

Exhibit No.	Description

10.12*†	Amendment Number 2 — Facilities/Equipment Use and Services Agreement, dated as of August 10, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.13*†	Amendment Number 3 — Facilities/Equipment Use and Services Agreement, dated as of October 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.14*†	Amendment Number 4 — Facilities/Equipment Use and Services Agreement, dated as of April 1, 2017, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.15*†	Amendment Number 5 — Facilities/Equipment Use and Services Agreement, dated as of July 1, 2018, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston.

10.16**	2020 Stock Option Incentive Plan and forms of award agreements thereunder.

21.1*	Subsidiaries of Immatics B.V.

23.1*	Consent of CMS Derks Star Busmann N.V. (included in Exhibit 5.1 to this Registration Statement).

23.2**	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1 to this Registration Statement).

23.3*	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.2 to this Registration Statement).

23.4*	Consent of Ogier (included in Exhibit 8.3 to this Registration Statement).

23.5**	Consent of WithumSmith+Brown, PC, independent registered accounting firm of ARYA Sciences Acquisition Corp.

23.6**	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, independent registered accounting firm for Immatics Biotechnologies GmbH.

23.7*	Letter of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

24.1*	Power of attorney (included on the signature page to this Registration Statement).

99.1*	Form of Proxy Card for General Meeting of ARYA Sciences Acquisition Corp. Shareholders.

99.2*	Consent of Peter Chambré, as a designee to Immatics B.V. board of directors.

99.3*	Consent of Adam Stone, as a designee to Immatics B.V. board of directors.

99.4*	Consent of Christof Hettich, as a designee to Immatics B.V. board of directors.

99.5**	Consent of Michael G. Atieh, as a designee to Immatics B.V. board of directors.

99.6**	Consent of Paul R. Carter, as a designee to Immatics B.V. board of directors.

99.7**	Consent of Heather L. Mason, as a designee to Immatics B.V. board of directors.

*	Previously filed.
**	Filed herewith.
†	Certain information has been excluded from the exhibit because it both (i) is not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tübingen, Germany on June 8, 2020.

Immatics B.V.

By:	/s/ Thomas Ulmer
Name:	Thomas Ulmer
Title:	Managing Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas Ulmer Thomas Ulmer	Managing Director	June 8, 2020

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, Immatics B.V. has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: June 8, 2020

Immatics B.V.

By:	/s/ Jordan Silverstein
Name:	Jordan Silverstein
Title:	Authorized Representative in the United States